As filed with the Securities and Exchange Commission on November 26, 2021

Registration No. 333-260312

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________

AMENDMENT NO. 2
TO
FORM F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________________

ADS-TEC ENERGY PUBLIC LIMITED COMPANY
(Exact Name of Each Registrant as Specified in its Charter)

____________________________________

Ireland	3790	N/A
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

10 Earlsfort Terrace
Dublin 2, D02 T380
Ireland
+353 1 920 1000
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

____________________________________

Pieter Taselaar
Director
73 Arch Street
Greenwich, CT 06830
Telephone: (203) 983-4400
(Name, address, including zip code, and telephone number, including area code, of agent of service)

____________________________________

Copies to:

Ari Edelman, Esq. Michael S. Lee, Esq. Lynwood E. Reinhardt, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 521-5400	Connor Manning, Esq. Arthur Cox LLP 10 Earlsfort Terrace Dublin 2, D02 T380 Ireland Telephone: +353 1 920 1040	Mark McElreath, Esq. Stuart C. Rogers, Esq. Edward Tanenbaum, Esq. Alston & Bird LLP 90 Park Avenue New York, New York 10016 Telephone: (212) 210-9400

____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement, described in the included proxy statement/prospectus, have been satisfied or waived.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark if the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary shares(3)	14,375,000	$9.89	$142,168,750	$13,179.04
Ordinary shares(4)	7,187,500	$9.89	$71,084,375	$6,589.52
Warrants(5)	7,187,500	$1.30	$9,343,750	$866.17
Total			$222,596,875	$20,634.73	(6)

____________

(1)      All securities being registered are issued by ADS-TEC ENERGY PLC, a public limited company incorporated in Ireland (“Parent”), in connection with the proposed business combination by and among Parent, European Sustainable Growth Acquisition Corp., a Cayman Islands exempted company (“EUSG”), ads-tec Energy GmbH, based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 762810 (“ADSE”), EUSG II Corporation, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), and the shareholders of ADSE (“ADSE Shareholders”), as described in the proxy statement/prospectus forming a part of this registration statement. As a result of the transactions described in the proxy statement/prospectus forming a part of this registration statement, Parent will become a publicly-traded company, EUSG will cease to exist upon merging with and into Merger Sub, and ADSE will become a wholly-owned subsidiary of Parent.

(2)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Class A ordinary shares and warrants, respectively, of EUSG on the Capital Market of The Nasdaq Stock Market LLC on October 5, 2021 ($9.89 per Class A ordinary share and $1.30 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.

(3)      Represents ordinary shares of Parent (“Parent Ordinary Shares”) to be issued to the shareholders of EUSG upon consummation of the business combination, as described in the proxy statement/prospectus forming a part of this registration statement.

(4)      Represents Parent Ordinary Shares issuable upon the exercise of warrants currently held by EUSG warrantholders that will be automatically adjusted upon the consummation of the business combination into warrants of Parent (“Parent Warrants”), each Parent Warrant entitling the holder to purchase one Parent Ordinary Share at a price of $11.50 per share as described in the proxy statement/prospectus forming a part of this registration statement.

(5)      Each outstanding warrant of EUSG will be automatically adjusted upon the consummation of the business combination into one Parent Warrant, as described more fully in this proxy statement/prospectus.

(6)      Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2021

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF
EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.

PROSPECTUS FOR UP TO 14,375,000 ORDINARY SHARES
AND 7,187,500 WARRANTS
OF
ADS-TEC ENERGY PUBLIC LIMITED COMPANY

European Sustainable Growth Acquisition Corp., a Cayman Islands exempted company (“EUSG”), has entered into a Business Combination Agreement (as may be amended from time to time, the “Business Combination Agreement”) with ads-tec Energy GmbH, based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 762810 (“ADSE”), ADS-TEC ENERGY PLC, a public limited company incorporated in Ireland (“Parent”), EUSG II Corporation, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), and the shareholders of ADSE (“ADSE Shareholders”). Pursuant to the Business Combination Agreement, (i) EUSG will merge with and into Merger Sub (the “Merger”) with Merger Sub being the surviving entity of the Merger and a wholly-owned subsidiary of Parent, followed immediately by (ii) the transfer by Bosch Thermotechnik GmbH (“Bosch”) to Parent, and Parent’s acquisition from Bosch, of certain shares of ADSE in exchange for the Cash Consideration (as defined below) (the “Bosch Acquisition”), and (iii) concurrently with the Bosch Acquisition, ads-tec Holding GmbH based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 224527 (“ADSH”) and Bosch will transfer as contribution to Parent, and Parent shall assume from ADSH and Bosch, certain shares of ADSE in exchange for Parent Ordinary Shares (the “Share-for-Share Exchange” and, together with the Merger, the Bosch Acquisition and the other transactions contemplated by the Business Combination Agreement, the “Transactions”). As a result of the Transactions, EUSG will cease to exist upon merging with and into Merger Sub, and ADSE will become a wholly-owned subsidiary of Parent and the current security holders of ADSE and EUSG will become the security holders of Parent.

Upon consummation of the Merger, (i) each EUSG ordinary share outstanding on the closing date of the Merger will be automatically cancelled in exchange for ordinary share of Parent (“Parent Ordinary Share”), except that holders of EUSG ordinary shares sold in EUSG’s initial public offering (such shares, the “EUSG Public Shares”) will be entitled to elect instead to receive a pro rata portion of EUSG’s trust account, as provided in EUSG’s amended and restated memorandum and articles of association (“M&A”) and (ii) each outstanding warrant of EUSG will remain outstanding and will be automatically adjusted to entitle the holder to purchase one Parent Ordinary Share at a price of $11.50 per share (“Parent Warrant”).

Upon consummation of the Bosch Acquisition, Bosch will receive €20,000,000, multiplied by the applicable currency exchange rate (the “Cash Consideration”), as described in the Business Combination Agreement and Cash Consideration Transfer Agreement.

Upon consummation of the Share-for-Share Exchange, Bosch and ADSH will receive their respective portions of an aggregate number of Parent Ordinary Shares equal to the quotient determined by dividing (x) the Consideration Value Amount (i.e., $300 million minus (i) the funds borrowed by ADSE under its credit facility as of Closing, to the extent such amount is in excess of €20,000,000, multiplied by the applicable exchange rate minus (ii) the total amount owed to ADSH and Bosch under the loans made to ADSE by ADSH and Bosch on or before the execution of the Business Combination Agreement and which are outstanding as of Closing, multiplied by the applicable exchange rate), minus the Cash Consideration payable to Bosch in the Bosch Acquisition with respect to a portion of Bosch’s shares in ADSE, by (y) $10.00, as described in the Business Combination Agreement and Share Consideration and Loan Transfer Agreement (as defined below).

Accordingly, this prospectus covers an aggregate of 14,375,000 Parent Ordinary Shares and 7,187,500 Parent Warrants issuable to, or to be automatically adjusted in favor of, the security holders of EUSG as a result of the Merger. This prospectus does not register any of the Parent Ordinary Shares to be issued to the PIPE Investors (as defined below) pursuant to the Merger.

We estimate that, as a result of the Transactions, (i) assuming that no public EUSG shareholders elect to redeem their EUSG Public Shares into cash in connection with the Transactions as permitted by EUSG’s M&A, (ii) after giving effect to the sale of 15.6 million EUSG Class A Ordinary Shares by EUSG pursuant to a series of private placement subscription agreements (“Subscription Agreements”) with investors at a price of $10.00 per share for an aggregate purchase price of approximately $156 million, which sale is expected to close the business day immediately prior to the closing of the Merger (“PIPE Investment”), (iii) assuming 24,491,755 Parent Ordinary Shares to be issued to ADSE shareholders in the Share-for-Share Exchange (estimate assuming funds borrowed by ADSE under its credit facility as of Closing is less than €20 million and based on the August 31, 2021 purchased loans balance and exchange rates), and (iv) without taking into effect any Parent Ordinary Shares issuable upon the exercise of Parent Warrants and assuming no additional equity securities of EUSG or Parent are issued, (a) EUSG’s public shareholders (including EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in EUSG’s initial public offering) will hold approximately 25% of the voting power of the Parent Ordinary Shares outstanding, excluding shares to be received in their capacity as PIPE Investors, (b) the ADSE Shareholders will hold approximately 42% of the voting power of the Parent Ordinary Shares outstanding, excluding shares to be received in their capacity as PIPE Investors, (c) the PIPE Investors will hold approximately 27% of the voting power of the Parent Ordinary Shares outstanding, and (d) EUSG’s shareholders prior to its initial public offering (the “initial shareholders”) will hold approximately 6% of the voting power of the Parent Ordinary Shares outstanding. If the maximum redeemable EUSG Public Shares are redeemed for cash, such percentages will be approximately 0%, 56%, 36%, and 8%, respectively.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of EUSG shareholders scheduled to be held on December [__], 2021.

EUSG’s units, Class A ordinary shares, and warrants are currently listed on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “EUSGU,” “EUSG,” and “EUSGW,” respectively. Following the Transactions, all EUSG units, EUSG Public Shares, and warrants will be de-listed from Nasdaq and de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On November 16, 2021, the record date, the closing sale price of EUSG units, EUSG Public Shares, and warrants were $10.98, $10.07, and $2.06, respectively.

Although Parent is not currently subject to the reporting requirements of the Exchange Act, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Transactions, Parent will become subject to the reporting requirements of the Exchange Act. Parent has applied for listing, to be effective at the time of the consummation of the Transactions, of the Parent Ordinary Shares and Parent Warrants on Nasdaq under the symbols “ADSE” and “ADSEW”, respectively, and Parent is expected to be publicly traded on Nasdaq under those symbols following the completion of the Transactions, subject to receipt of Nasdaq’s approval and official notice of issuance. While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Transactions, there can be no assurance that Parent’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” for more information.

Parent will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Parent will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Parent’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Parent will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies with securities registered under the Exchange Act.

This proxy statement/prospectus provides you with detailed information about the Business Combination Agreement, the Transactions, and other matters to be considered at the extraordinary general meeting of EUSG’s shareholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 40 of this proxy statement/prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated             , 2021 and is first being mailed to EUSG’s shareholders on or about [            ], 2021.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.

73 Arch Street
Greenwich, CT 06830
(203) 983-4400

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER [__], 2021

Dear European Sustainable Growth Acquisition Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting of shareholders of European Sustainable Growth Acquisition Corp., a Cayman Islands exempted company (“EUSG”), at 11:00 a.m. local time on December [__], 2021, at the offices of Reed Smith LLP, EUSG’s U.S. counsel, located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022. If you wish to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting our counsel, Reed Smith LLP, at 599 Lexington Avenue, 22nd Floor, New York, New York 10022, telephone (212) 521-5400.

As a matter of Cayman Islands law, there must be a physical location for the meeting. However, given the current global pandemic it is unlikely to be practical for shareholders to attend in person. Therefore, the extraordinary general meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast. EUSG shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting https://www.cstproxy.com/europeansustainablegrowth/2021 and entering their control number. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for EUSG’s shareholders and EUSG, and (ii) to promote social distancing pursuant to guidance provided by the Centers for Disease Control and Prevention (“CDC”) and the U.S. Securities and Exchange Commission (“SEC”) due to the novel coronavirus (COVID-19). The virtual meeting format allows attendance from any location in the world. See “Questions and Answers about the Proposals — How do I attend the extraordinary general meeting in person?” for more information.

As previously disclosed, EUSG entered into the Business Combination Agreement, dated as of August 10, 2021 (as may be amended from time to time, the “Business Combination Agreement”), with ads-tec Energy GmbH, based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 762810 (“ADSE”), ADS-TEC ENERGY PLC, a public limited company incorporated in Ireland (“Parent”), EUSG II Corporation, a Cayman Islands exempted company and wholly-owned subsidiary of Parent (“Merger Sub”), and the shareholders of ADSE (“ADSE Shareholders”) which, among other things, provides for a business combination between EUSG and ADSE through the Transactions.

At the extraordinary general meeting, EUSG’s shareholders will be asked to approve the business combination contemplated by the Business Combination Agreement, a series of related proposals, and any and all other business that may properly come before the extraordinary general meeting or any continuation, postponement, or adjournment thereof, as follows:

(1)    Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including (i) the merger of EUSG with and into Merger Sub, with Merger Sub being the surviving entity of such merger and a wholly-owned subsidiary of Parent and Parent becoming the new public reporting company (the “Merger”) as the first step in the business combination, (ii) the Bosch Acquisition and (iii) the Share-for-Share Exchange — we refer to this proposal as the “business combination proposal”;

(2)    Proposal No. 2 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve the Plan of Merger, a copy of which is attached to the proxy statement/prospectus as Annex B, and to authorize the merger of EUSG with and into Merger Sub, with Merger Sub surviving the merger, as the first step in the business combination — we refer to this proposal as the “merger proposal”;

(3)    Proposal No. 3 — The Director Proposal — to consider and vote upon a proposal to elect five directors to the board of directors of Parent to serve until their successors are duly elected and qualified — we refer to this proposal as the “director proposal”;

(4)    Proposal No. 4 — The Charter Proposals — to approve the following material differences between the amended and restated memorandum and articles of association (“M&A”) of EUSG (“EUSG’s M&A”) and the memorandum and articles of association of Parent (“Parent’s M&A”) to be effective upon the consummation of Transactions, a copy of which is attached to this proxy statement/prospectus as Annex C: (i) the name of the new public entity will be “ADS-TEC ENERGY PLC” as opposed to “European Sustainable Growth Acquisition Corp.”; (ii) Parent’s corporate existence is perpetual as opposed to EUSG’s corporate existence terminating if a business combination is not consummated by EUSG within a specified period of time; (iii) Parent’s M&A provides for only one class of voting ordinary shares and one class of preference shares, as opposed to EUSG’s two classes of ordinary shares and one class of preference shares; (iv) Parent’s M&A provides that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act of 1933 of the United States; and (v) Parent’s M&A does not include the various provisions applicable only to special purpose acquisition corporations that EUSG’s M&A contains — we refer to these proposals as the “charter proposals”;

(5)    Proposal No. 5 — The PIPE Proposal — to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of Nasdaq, a series of subscription agreements with investors (“PIPE Investors”) for the sale of an aggregate of 15.6 million Class A ordinary shares of EUSG at a price of $10.00 per share, for an aggregate purchase price of approximately $156 million in private placements (“PIPE Investment”), which will close at least one business day prior to the consummation of the Transactions. Upon consummation of the Merger, each EUSG Class A ordinary share issued to a PIPE Investor and outstanding on the Closing Date will be automatically cancelled in exchange for one Parent Ordinary Share — we refer to this proposal as the “PIPE proposal”;

(6)    Proposal No. 6 — The Incentive Plan Proposal — to approve ADS-TEC ENERGY PLC’s 2021 Omnibus Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E, including the authorization of the initial share reserve under the Incentive Plan (the “Incentive Plan proposal”); and

(7)    Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, any of the business combination proposal, the merger proposal, the director proposal, the charter proposals, and the PIPE proposal (together the “condition precedent proposals”) would not be duly approved and adopted by our shareholders or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived — we refer to this proposal as the “adjournment proposal”.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of EUSG ordinary shares at the close of business on November 16, 2021 (the “record date”) are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

After careful consideration, EUSG’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of EUSG and its shareholders and recommends that you vote or give instruction to vote “FOR” each proposal. Consummation of the Transactions is conditioned on approval of the business combination proposal, the merger proposal, the director proposal, the charter proposals, and the PIPE proposal, among other closing conditions described herein.

The approval of each of the business combination proposal, the director proposal, the charter proposals, the PIPE proposal, the Incentive Plan proposal and the adjournment proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by EUSG’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Under EUSG’s M&A, prior to the closing of a business combination (as defined therein) only the holders of Class B ordinary shares are entitled to vote on the director election proposal.

The approval of the merger proposal requires a special resolution, being the affirmative vote of at least two-thirds of the votes cast by EUSG’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

In connection with the initial public offering, each of EUSG’s shareholders prior to its initial public offering (the “initial shareholders”), and each officer and director of EUSG, agreed to vote the Class B ordinary shares (“initial shares”) that were issued prior to EUSG’s initial public offering, as well as any EUSG Class A ordinary shares acquired in the aftermarket, in favor of the business combination proposal. The EUSG initial shareholders, officers, and directors have also indicated that they intend to vote their ordinary shares of EUSG in favor of all other proposals being presented by EUSG management at the meeting. As of November 16, the record date for the extraordinary general meeting of shareholders, EUSG’s initial shareholders, officers, and directors beneficially owned and were entitled to vote an aggregate of 3,593,750 initial shares. The initial shares currently constitute approximately 19.93% of the outstanding EUSG ordinary shares. Accordingly, we would need approval from the holders of (i) 5,420,626 shares, or approximately 30.07% of the outstanding EUSG ordinary shares, to approve the business combination proposal and (ii) 8,425,418 shares, or approximately 46.73% of the outstanding EUSG ordinary shares, to approve the merger proposal.

The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Merger so qualifies, U.S. Holders (as defined in “Certain Material U.S. Federal Income Tax Considerations”) should not generally recognize gain or loss for U.S. federal income tax purposes on the Merger. However, there is no assurance that the Merger will qualify as intended, and such qualification is not a condition of the Merger or the Transactions. Further, the parties did not and will not seek a ruling from the U.S. Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Merger. If the Merger fails to qualify as a Section 368(a)(1)(F) reorganization, it may constitute a taxable transaction, and in such case, a U.S. Holder that exchanges its EUSG ordinary shares or EUSG warrants for the consideration pursuant to the Merger would generally recognize gain or loss equal to the difference between (i) the fair market value of the Parent Ordinary Shares and Parent Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the EUSG ordinary shares and EUSG warrants exchanged therefor. For a more detailed discussion of certain material U.S. federal income tax considerations of the Merger to U.S. Holders, see the section titled “Certain Material U.S. Federal Income Tax Considerations.”

Non-Irish Holders (as defined in “Certain Material Irish Tax Consequences To Non-Irish Holders”) are not anticipated to be within the charge to Irish tax on chargeable gains on the automatic conversion of their EUSG ordinary shares into Parent Ordinary Shares, or the automatic adjustment of their EUSG warrants into Parent Warrants, pursuant to the Merger, unless the EUSG ordinary shares or EUSG warrants were used in or for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, or were used, held or acquired for use by or for the purposes of an Irish branch or agency. For a more detailed description of the anticipated material Irish tax consequences of acquiring, holding and disposing of Parent Ordinary Shares and Parent Warrants, see the section of this proxy statement/prospectus titled “Certain Material Irish Tax Consequences To Non-Irish Holders”.

All EUSG shareholders are cordially invited to attend the extraordinary general meeting in person or remotely via live webcast. To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of EUSG ordinary shares, you may also cast your vote in person at the extraordinary general meeting (which would include voting at the virtual extraordinary general meeting). If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person or virtually, obtain a proxy from your broker or bank.

A complete list of EUSG shareholders of record entitled to vote at the extraordinary general meeting will be available for 10 days before the extraordinary general meeting at the principal executive offices of EUSG, for inspection by shareholders during ordinary business hours for any purpose germane to the extraordinary general meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

By Order of the Board of Directors
/s/ Lars Thunell
Lars Thunell
Chairman of the Board of Directors

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.    PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR AT ALL OR TO BE A HOLDER OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. ANY PUBLIC SHAREHOLDER HOLDING EUSG CLASS A ORDINARY SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY VOTE ON THE BUSINESS COMBINATION PROPOSAL OR IF THEY ARE A HOLDER OF RECORD ON THE RECORD DATE. TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, EUSG’s TRANSFER AGENT, NO LATER THAN TWO BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE(S) TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING CONTINENTAL STOCK TRANSFER & TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE TRANSACTIONS ARE NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF EUSG SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated [•], 2021 and is first being mailed to EUSG’s shareholders on or about [            ], 2021.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on December [__], 2021: EUSG’s proxy statement/prospectus is available at https://www.cstproxy.com/europeansustainablegrowth/2021.

i

You should rely only on the information contained in this proxy statement/prospectus in determining whether to vote in favor of the business combination proposal and the other proposals presented. No one has been authorized to provide you with information that is different from the information contained in this proxy statement/prospectus. The information in this proxy statement/prospectus speaks only as of the date hereof, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date. Neither the mailing of this proxy statement/prospectus to EUSG shareholders nor the issuance by Parent of securities in connection with the Transactions will create any implication to the contrary.

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

General

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by ADS-TEC ENERGY PLC (“Parent”), constitutes a prospectus of Parent under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Parent Ordinary Shares, Parent Warrants, and Parent Ordinary Shares issuable upon the exercise of the Parent Warrants, to be issued to, or automatically adjusted in favor of, security holders of European Sustainable Growth Acquisition Corp. (“EUSG”) if the business combination transactions described herein are consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to EUSG’s extraordinary general meeting, at which EUSG shareholders will be asked to consider and vote upon a proposal to approve the business combination transactions, among other matters.

Financial Statement Presentation

The historical financial statements of EUSG were prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars (“USD” or “$”).

The historical financial statements of ads-tec Energy GmbH, based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 762810 (“ADSE”), were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and are denominated in Euros (“EUR” or “€”). Following the Transactions, Parent will qualify as a Foreign Private Issuer under the Exchange Act and will prepare its financial statements in accordance with IFRS, with transactions denominated in EUR. Accordingly, the unaudited pro forma condensed combined financial information and the comparative per share information presented in this proxy statement/prospectus has been prepared in accordance with IFRS and denominated in EUR.

Exchange Rate Information

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•        “$”, “USD” and “U.S. dollar” each refer to the United States dollar; and

•        “€”, “EUR” and “Euro” each refer to Euro.

Except to the extent otherwise provided herein, the exchange rate used for conversion between U.S. dollars and Euros is based on ECB euro reference exchange rate published by European Central Bank.

Industry and Marketing Data

In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which ADSE competes as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with ADSE’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and ADSE’s management’s judgment where information is not publicly available. This information appears in “Summary of the Proxy Statement/Prospectus,” “ADSE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business of ADSE” and other sections of this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “EUSG” refer to European Sustainable Growth Acquisition Corp.

“ADSH” means ads-tec Holding GmbH, based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 224527.

“Bosch” means Bosch Thermotechnik GmbH, based in Wetzlar and entered in the commercial register of the Wetzlar Local Court under HRB 13.

“Bosch Acquisition” means Parent’s acquisition from Bosch of certain shares of ADSE in exchange for the Cash Consideration.

“Business Combination Agreement” means the Business Combination Agreement, dated as of August 10, 2021, as it may be amended, by and among EUSG, Parent, Merger Sub, Bosch, ADSH and ASDE.

“Cash Consideration” means €20,000,000, multiplied by the applicable currency exchange rate.

“Cash Consideration Transfer Agreement” means the Form Cash Consideration Transfer Agreement, to be entered into by and between Bosch Thermotechnik GmbH and ADS-TEC ENERGY PLC.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as may be amended from time to time.

“Closing” means the closing of the Transactions (other than the PIPE Investment).

“Closing Date” means the date on which the Closing occurs.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“Company” or “EUSG” means European Sustainable Growth Acquisition Corp., a blank check company incorporated as a Cayman Islands exempted company.

“EUSG Class A Ordinary Shares” means Class A ordinary shares, par value of US$0.0001 per share, in the share capital of EUSG.

“EUSG Class B Ordinary Shares” means Class B ordinary shares, par value of US$0.0001 per share, in the share capital of EUSG.

“EUSG Founder Shares” means the Class B ordinary shares, par value $0.0001 per share, held by the initial shareholders of EUSG.

“EUSG Private Warrants” means whole redeemable warrants to purchase EUSG Class A Ordinary Shares issued pursuant to (i) that certain Private Placement Warrants Purchase Agreement, dated as of January 26, 2021, by and between EUSG and Sponsor, (ii) that certain Private Placement Warrants Purchase Agreement, dated as of January 26, 2021 by and between EUSG and EBC, and (iii) that certain Private Placement Warrants Purchase Agreement, dated as of January 26, 2021, by and between EUSG and ABN AMRO Securities (USA) LLC.

“EUSG Public Warrants” means the warrants to purchase EUSG Class A Ordinary Shares issued as part of the EUSG units in the IPO.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Incentive Plan” means ADS-TEC ENERGY PLC’s 2021 Omnibus Incentive Plan attached to this proxy statement/prospectus as Annex E.

“IPO” means EUSG’s initial public offering of EUSG units, consummated on January 26, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the merger of EUSG with and into Merger Sub, as a result of which the separate corporate existence of EUSG will cease and Merger Sub will continue as the surviving company and as a wholly-owned subsidiary of Parent, and the security holders of EUSG (other than shareholders of EUSG electing to redeem their EUSG ordinary shares) will become security holders of Parent.

“merger proposal” means a proposal to approve and authorize the Plan of Merger and to authorize the Merger.

“Merger Sub” means EUSG II Corporation, an exempted company incorporated in the Cayman Islands with limited liability under company number 379118 and a wholly owned subsidiary of Parent.

“Parent” means ADS-TEC ENERGY PLC, an Irish public limited company duly incorporated under the laws of Ireland and a wholly-owned subsidiary of EUSG.

“Parent Private Warrants” means the Parent Warrants that come into existence on the automatic adjustment of the for EUSG Private Warrants upon consummation of the business combination contemplated in the Business Combination Agreement.

“Parent Public Warrants” means the Parent Warrants that come into existence on the automatic adjustment of the for the EUSG Public Warrants upon consummation of the business combination contemplated in the Business Combination Agreement.

“Parent Ordinary Shares” means the ordinary shares, with $0.0001 par value per share, of Parent.

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE Investment” means the private placement of 15,600,000 EUSG ordinary shares to the PIPE Investors for gross proceeds of $156,000,000, pursuant to the Subscription Agreements.

“proxy statement/prospectus” means the prospectus included in this registration statement on Form F-4 (Registration No. 333-260312) filed with the SEC.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share-for-Share Exchange” means the transaction by which ADSH and Bosch will transfer as contribution to Parent, and Parent shall assume from ADSH and Bosch, certain shares of ADSE in exchange for Parent Ordinary Shares.

“Sponsor” means LRT Capital1 LLC, a Delaware limited liability company.

“Subscription Agreements” means those certain subscription agreements entered into on August 10, 2021, among EUSG, Parent and the PIPE Investors named therein relating to the PIPE Investment.

“Transactions” means the transactions contemplated by the Business Combination Agreement which, among other things, provides for the Merger, the Bosch Acquisition and the Share-for-Share Exchange.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the EUSG private placement warrants.

“Underwriters” means EarlyBirdCapital, Inc. and ABN AMRO Securities (USA) LLC, the underwriters in the IPO.

“$”, “US$” and “U.S. dollar” means the United States dollar.

“€”, “EUR” and “Euro” means the Euro.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

•        EUSG, Parent, Merger Sub, ADSE, and the ADSE Shareholders are parties to the Business Combination Agreement.

•        ADSE develops, manufactures and supplies integrated technology platforms (ecosystem platforms) comprising of a combination of hardware, software and value-added services to enable its business customers to run their current and future EV charging and energy business models on those platforms and those platforms are active in the end-market of ultra-fast charging for electric vehicles as well as energy management and storage solutions for commercial, industrial and residential applications. See the section of this proxy statement/prospectus titled “Business of ADSE.”

•        Following consummation of the Transactions, EUSG will have ceased to have a separate legal existence and Merger Sub will remain, and ADSE will become a wholly-owned subsidiary of Parent. Merger Sub was formed solely as a vehicle for consummating the Transactions, and currently is a direct wholly-owned subsidiary of Parent. See the section of this proxy statement/prospectus titled “Summary of the Proxy Statement/Prospectus — The Parties”.

•        Pursuant to the Business Combination Agreement, (i) the Merger will occur, pursuant to which EUSG will merge with and into Merger Sub, with Merger Sub being the surviving entity of the Merger and a wholly-owned subsidiary of Parent and Parent becoming the new public reporting company, (ii) following the Merger, Bosch Thermotechnik GmbH (“Bosch”) will transfer to Parent, and Parent will acquire from Bosch certain shares of ADSE in exchange for the Cash Consideration (the “Bosch Acquisition”), and (iii) concurrently with the Bosch Acquisition, ads-tec Holding GmbH based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 224527 (“ADSH”) and Bosch will transfer as contribution to Parent, and Parent shall assume from ADSH and Bosch, certain shares of ADSE in exchange for Parent Ordinary Shares (the “Share-for-Share Exchange” and, together with the Merger, the Bosch Acquisition and the other transactions contemplated by the Business Combination Agreement, the “Transactions”). See the section of this proxy statement/prospectus titled “The Business Combination Proposal — General — Structure of the Transactions.”

•        Upon consummation of the Merger, (i) each EUSG ordinary share outstanding on the Closing Date will be automatically cancelled in exchange for one Parent Ordinary Share, except that holders of EUSG Public Shares will be entitled to elect instead to receive a pro rata portion of EUSG’s trust account, as provided in EUSG’s M&A and (ii) each outstanding warrant of EUSG will remain outstanding and will automatically be adjusted to become a Parent Warrant. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — General — The Merger: Consideration to EUSG Security holders”.

•        Upon consummation of the Bosch Acquisition, Bosch will receive €20,000,000, multiplied by the applicable currency exchange rate, as described in the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — General — The Bosch Acquisition and Share-for-Share Exchange: Consideration to ADSE Shareholders”.

•        Upon consummation of the Share-for-Share Exchange, Bosch and ADSH will receive their respective portions of an aggregate number of Parent Ordinary Shares equal to the quotient determined by dividing (x) the Consideration Value Amount (i.e., $300 million minus (i) the funds borrowed by ADSE under its credit facility as of Closing, to the extent such amount is in excess of €20,000,000, multiplied by the applicable exchange rate minus (ii) the total amount owed to ADSH and Bosch on or before the execution of the Business Combination Agreement and which are outstanding as of Closing, multiplied by the applicable exchange rate), minus the Cash Consideration payable to Bosch in the Bosch Acquisition with respect to a portion of Bosch’s shares in ADSE, by (y) $10.00. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — General — The Share-for-Share Exchange: Consideration to ADSE Shareholders”.

•        Prior to the Closing, Parent will enter into a registration rights agreement (“Registration Rights Agreement”) with the EUSG initial shareholders, the ADSE Shareholders and the Underwriters, which provides certain rights to have registered, in certain circumstances, the resale under the Securities Act of 1933, as amended (“Securities Act”), of the Parent securities to be received by them in connection with the transactions contemplated by the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — Related Agreements or Arrangements — Registration Rights Agreement”.

•        Prior to the Closing, Parent will enter into lock-up agreements (each, a “Lock-Up Agreement”) with the EUSG initial shareholders, the ADSE Shareholders and the Underwriters (each, a “Lock-Up Party”), pursuant to which each Lock-Up Party will agree, from the Closing Date until (i) in the case of Parent Private Warrants (including Parent Ordinary Shares issuable upon exercise thereof) issued to the Sponsor or its affiliates and Parent Ordinary Shares, six months after the Closing Date and (ii) in the case of Parent Private Warrants (including Parent Ordinary Shares issuable upon exercise thereof) issued to the Underwriters, thirty days after the Closing Date, not to sell, transfer or otherwise dispose of certain securities of the Parent other than Parent Ordinary Shares acquired in the public market after the Closing Date and any Parent Ordinary Shares acquired by the ADSE Shareholders or any of their affiliates as a result of their participation in the PIPE Investment. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — Related Agreements or Arrangements — Lock-Up Agreements”.

•        In connection with their entry into the Business Combination Agreement, EUSG and ADSE entered into an agreement (the “Sponsor Support Agreement”) with the Sponsor and LHT Invest AB (together, the Sponsor Parties”), pursuant to which the Sponsor Parties agreed (i) to vote the EUSG Class B Ordinary Shares held by them in favor of the approval and adoption of the Business Combination Agreement and approval of the business combination proposal, (ii) to waive their redemption rights with respect to the EUSG Class B Ordinary Shares held by them and (iii) to waive any adjustment to the conversion ratio set forth in the EUSG’s amended and restated memorandum and articles of association or any other anti-dilution or similar protection with respect to the EUSG Class B Ordinary Shares held by them. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — Related Agreements or Arrangements — Sponsor Support Agreement”.

•        In addition to voting on a proposal to adopt the Business Combination Agreement and approve the Transactions contemplated thereby as described in this proxy statement/prospectus (the “business combination proposal”), the shareholders of EUSG will also vote on proposals to approve the Merger (the “merger proposal”), to elect five directors to the board of directors of Parent (the “director proposal”), approve various material differences between EUSG’s M&A and Parent’s M&A to be effective upon the consummation of the Transactions (the “charter proposals”), approve the PIPE Investment (the “PIPE proposal”), approve the Incentive Plan (the “Incentive Plan proposal”) and, if necessary, an adjournment of the extraordinary general meeting to solicit additional proxies in the event there are not sufficient votes at the time of the extraordinary general meeting to approve the other condition precedent proposals described in this proxy statement/prospectus and thereby approve the Business Combination (the “adjournment proposal”). See the sections of this proxy statement/prospectus titled “The Merger Proposal”, “The Director Proposal,” “The Charter Proposals,” “The PIPE Proposal,” and “The Adjournment Proposal.”

•        Upon completion of the Transactions, assuming their election by the shareholders of EUSG, the directors of Parent will be Joseph Brancato, Bazmi Husain, Kurt Lauk, PhD, (Chairman), Salina Love, and Thomas Speidel. The executive officers of Parent will be Thomas Speidel as the chief executive officer, Hakan Konyar as the chief production officer, Thorsten Ochs as the chief technology officer, John Neville as the chief sales officer, and Elaine Grunewald as the chief marketing officer. See the section of this proxy statement/prospectus titled “The Director Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement/prospectus?	A.

EUSG and ADSE have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and EUSG encourages its shareholders to read it in its entirety. We refer to the business combination contemplated by the Business Combination Agreement as the “Transactions.”

EUSG’s shareholders are being asked to consider and vote upon a series of proposals to adopt the Business Combination Agreement, which, among other things, provides for (i) the Merger, whereby EUSG will merge with and into Merger Sub, with Merger Sub being the surviving entity of such merger and a wholly-owned subsidiary of Parent and Parent becoming the new public reporting company, (ii) the Bosch Acquisition, whereby Bosch will transfer certain shares of ADSE to Parent in exchange for Cash Consideration, and (iii) the Share-for-Share Exchange, whereby Bosch and ADSH will transfer as contribution to Parent certain shares of ADSE in exchange for Parent Ordinary Shares. Immediately after the Transactions, EUSG will have ceased to have a separate legal existence and Merger Sub will remain, and ADSE will become, a wholly-owned subsidiary of Parent.

In addition to voting on the Transactions, the shareholders of EUSG will also consider and vote on the following matters:

•   the merger of EUSG with and into Merger Sub, with Merger Sub surviving the merger pursuant to the Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex B. See the section of this proxy statement/prospectus titled “The Merger Proposal.”

•   a proposal to elect five directors to the board of directors of Parent to serve until their successors are duly elected and qualified. See the section of this proxy statement/prospectus titled “The Director Proposal.”

•   a proposal to approve the following material differences between EUSG’s M&A and Parent’s M&A to be effective upon the consummation of the business combination, a copy of which is attached to this proxy statement/prospectus as Annex C: (i) the name of the new public entity will be “ADS-TEC ENERGY PLC” as opposed to “European Sustainable Growth Acquisition Corp.”; (ii) Parent’s corporate existence is perpetual as opposed to EUSG’s corporate existence terminating if a business combination is not consummated by EUSG within a specified period of time; (iii) Parent’s M&A provides for only one class of voting ordinary shares and one class of preference shares, as opposed to EUSG’s two classes of voting ordinary shares and one class of preference shares; (iv) Parent’s M&A provides that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act of 1933 of the United States; and (v) Parent’s M&A does not include the various provisions applicable only to special purpose acquisition corporations that EUSG’s M&A contains. See the section of this proxy statement/prospectus titled “The Charter Proposals.”

•   a proposal to approve a series of subscription agreements with the PIPE Investors for the sale of an aggregate of 15.6 million EUSG Class A ordinary shares at a price of $10.00 per share, for an aggregate purchase price of approximately $156 million in private placements, which will close at least one business day prior to the consummation of the Transactions. Upon consummation of the Merger, each EUSG Class A ordinary share issued to a PIPE Investor and outstanding on the Closing Date will be automatically cancelled in exchange for one Parent Ordinary Share. See the section of this proxy statement/prospectus titled “The PIPE Proposal.”

•   a proposal to approve the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E. See the section of this proxy statement/prospectus titled “The Incentive Plan Proposal.”

•   a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, any of the condition precedent proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. See the section of this proxy statement/prospectus titled “The Adjournment Proposal.”

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Why is EUSG proposing the business combination?	A.

EUSG was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. On January 26, 2021, EUSG completed its initial public offering of 14,375,000 units, including 1,875,000 units which were subject to the over-allotment option granted to the underwriters, with each unit consisting of one Class A ordinary share and one-half of one warrant to purchase one Class A ordinary share at a price of $11.50 per share. Simultaneously with the closing of the initial public offering and the over-allotment option, EUSG consummated the private placement of an aggregate of 4,375,000 warrants to EUSG’s sponsor, LRT Capital1 LLC, a Delaware limited liability company (the “Sponsor”), and EBC at a purchase price of $1.00 per warrant. A total of $143,750,000 of the net proceeds of the sale of the units in the initial public offering, over-allotment, and the sale of the warrants in the private placement, was placed in a trust account for the benefit of the purchasers of the units in EUSG’s initial public offering. Also in January 2021, EUSG issued to the designees of EBC 60,000 Class A ordinary shares of EUSG (the “Representative Shares”). EUSG accounted for the Representative Shares as an offering cost of the initial public offering, with a corresponding credit to shareholders’ equity. Since the completion of the initial public offering, EUSG’s activity has been limited to the evaluation of business combination candidates.

Like most blank check companies, EUSG’s M&A provided for the return of the proceeds of EUSG’s initial public offering held in the trust account to the holders of EUSG Public Shares if there is no qualifying business combination(s) consummated on or before a certain date (in EUSG’s case, January 26, 2023). EUSG intends to consummate the Transactions as soon as practicable and will not use the full amount of time through January 26, 2023 to consummate the Transactions unless necessary.

ADSE’s vision is to accelerate the transition from a primarily fossil-based to majority “all-electric”, carbon (CO2) neutral economy by supplying intelligent and scalable ecosystem platforms consisting of hardware, software and services, upon which its customers can operate their individual energy-related business models in the areas of electric vehicle (“EV”) charging, residential sector coupling for commercial and industrial applications.

Based on its due diligence investigations of ADSE, including the financial and other information provided by ADSE in the course of their negotiations, EUSG believes that a business combination with ADSE will provide several significant benefits to both EUSG and ADSE. However, there is no assurance of this. See the section of this proxy statement/prospectus titled “Proposal No. 1 — The Business Combination Proposal — EUSG’s Board of Directors’ Reasons for Approval of the Transactions.”

Q.	Did the EUSG board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

No. The EUSG board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. The officers and directors of EUSG have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of EUSG’s financial advisors, current landscape and growth plans of ADSE, enabled them to perform the necessary analysis and make determinations regarding the business combination. As a result, EUSG shareholders will be relying solely on the judgment of the EUSG board of directors, taking into account the information and advice received from EUSG management, in valuing ADSE’s business, and assuming the risk that the EUSG board of directors may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead to an increased number of EUSG shareholders to vote against the proposed Business Combination or demand redemption of their shares for cash. See the sections titled “Proposal No. 1 — The Business Combination Proposal — Background of the Transactions” and “Proposal No. 1 — The Business Combination Proposal — EUSG’s Board of Directors’ Reasons for Approval of the Transactions” commencing on page 93 for further information.

Q.	I am an EUSG warrantholder. Why am I receiving this proxy statement/prospectus?	A.

As a holder of EUSG warrants, upon consummation of the Transactions, you will be entitled to purchase one Parent Ordinary Share in lieu of one ordinary share of EUSG at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Parent and the business of Parent and ADSE following consummation of the Transactions. Since holders of EUSG warrants may exercise these warrants and become holders of Parent Ordinary Shares after the consummation of the Transactions, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	I am an EUSG shareholder. Do I have redemption rights?	A.

If you are a holder of EUSG’s public Class A ordinary shares (“EUSG Public Shares”), you have the right to demand that EUSG redeem such shares for cash, notwithstanding whether you vote for or against the business combination proposal or do not vote at all or whether you are a shareholder of record on the record date. We sometimes refer to these rights to demand redemption of the EUSG Public Shares for a pro rata portion of the cash held in EUSG’s trust account as “redemption rights.”

Under EUSG’s M&A, the Transactions may only be consummated if EUSG has at least $5,000,001 of net tangible assets immediately prior to, or upon the consummation of, the Transactions after taking into account holders of EUSG Public Shares that have properly demanded redemption of their EUSG Public Shares for cash. If the PIPE Investment closes, then the proceeds received by EUSG in the sale of EUSG Class A ordinary shares to the PIPE Investors will ensure that this $5,000,001 net tangible asset requirement is met.

Q.	How do I exercise my redemption rights as an EUSG shareholder?	A.

If you are a holder of EUSG Public Shares and wish to exercise your redemption rights, you must demand that EUSG redeem your EUSG Public Shares for cash no later than two business days prior to the close of the vote on the business combination proposal and deliver your shares to EUSG’s transfer agent, Continental Stock Transfer & Trust Company physically or electronically using the Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System no later than two business days prior to the vote at the meeting. Any holders of EUSG Public Shares will be entitled to demand that their EUSG Public Shares be redeemed for a full pro rata portion of the amount then in the trust account (which was approximately $[•] million, or approximately $[•] per share, as of November 16, 2021, the record date), regardless of whether such holder votes in connection with the business combination proposal or is a holder of record on the record date. Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly after consummation of the Transactions.

Any request for redemption, once made by a holder of EUSG Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the business combination proposal at the extraordinary general meeting. If you deliver your EUSG Public Shares for redemption to EUSG’s transfer agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that EUSG’s transfer agent return to you the EUSG Public Shares (physically or electronically). You may make such request by contacting EUSG’s transfer agent at the address listed at the end of this section.

If a holder of EUSG Public Shares properly demands redemption as described above, then, if the Transactions are consummated, EUSG will redeem those EUSG Public Shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your EUSG Public Shares for cash and will not be entitled to receive Parent Ordinary Shares upon consummation of the Transactions.

If you are a holder of EUSG Public Shares and you exercise your redemption rights, it will not result in the loss of any EUSG warrants that you may hold. Your whole warrants will become exercisable to purchase one-half of a Parent Ordinary Share following consummation of the proposed business combination; provided, however, that such warrants are out of the money when the Parent Ordinary Shares trade below $11.50. Please see “Questions and Answers about the Proposals — Q. What percentage of Parent will be owned by EUSG shareholders who elect not to redeem their shares?” on page 15 for additional information with respect to the effect of redemptions under the no redemption and maximum redemption scenarios as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If you have any additional questions, please contact:
Continental Stock Transfer & Trust Company One State Street Plaza, 30th Floor New York, NY 10004 Attn: Mark Zimkind E-mail: mzimkind@continentalstock.com

Q.	What happens to the funds deposited in the trust account after consummation of the Transactions?	A.

After consummation of the Transactions, the funds then held in the trust account will be released and used to pay holders of the EUSG Public Shares who exercise redemption rights, to repay loans made to EUSG by the Sponsor, EUSG’s officers and directors, and others, to pay fees and expenses incurred in connection with the business combination (including fees of an aggregate of approximately $5,031,250 to the Underwriters pursuant to the Business Combination Marketing Agreement, dated January 21, 2021, by and between EUSG and the Underwriters), and for working capital and general corporate purposes of the ADSE business.

Q.	What happens if a substantial number of public shareholders vote in favor of the business combination proposal and exercise their redemption rights?	A.

EUSG’s public shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders.

If an EUSG public shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that 100% or 14,375,000 EUSG Class A Ordinary Shares held by EUSG’s public shareholders were redeemed, the 7,187,500 retained outstanding EUSG Public Warrants would have had an aggregate value of $8,768,750 on July 31, 2021. If a substantial number of, but not all, EUSG public shareholders exercise their redemption rights, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional Parent Ordinary Shares are issued.

In no event will EUSG redeem its EUSG Class A Ordinary Shares in an amount that would cause its (or Parent’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in EUSG’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.

With fewer public shares and public shareholders, the trading market for the Parent Ordinary Shares may be less liquid than the market for EUSG Public Shares was prior to the Transactions and Parent may not be able to meet the listing standards for Nasdaq. If Parent’s securities are not listed on Nasdaq and certain other conditions are not met, the PIPE Investment will not close and any monies paid by the applicable subscriber to EUSG pursuant to the subscription agreement shall promptly (but not later than two business days after termination) be returned to the subscriber without any deduction for or on account of any tax, withholding, charges, or set-off. In addition, with fewer funds available from the trust account, the working capital infusion from the trust account into ADSE’s business will be reduced. See “Risk Factors” for more details.

The below table shows the anticipated share ownership of various holders of Parent upon closing of the Business Combination in the no redemption, 33% redemption (which assumes that 33% of EUSG Class A Ordinary Shares held by public shareholders are redeemed), 66% redemption (which assumes that 66% of EUSG Class A Ordinary Shares held by public shareholders are redeemed), and maximum redemption scenarios and is based on the following assumptions: (A) 15,600,000 EUSG Class A Ordinary Shares are issued in the PIPE Investment, (B) 24,491,755 Parent Ordinary Shares are issued to ADSE shareholders in the Share-for-Share Exchange (estimate assuming funds borrowed by ADSE under its credit facility as of Closing is less than €20 million and based on the August 31, 2021 purchased loans balance and exchange rates), (C) none of the Parent Warrants are exercised, and (D) no additional equity securities of EUSG or Parent are issued. The residual equity value owned by non-redeeming shareholders will remain $10.00 per share as illustrated in the sensitivity table below.

	No Redemptions	33% Redemptions	66% Redemptions	Maximum Redemptions(1)
Percentage Share Ownership in Parent
EUSG Public Shareholders (including EBC)	25%	18%	10%	0%
ADSE Shareholders (excluding PIPE)	42%	46%	50%	56%
PIPE Investors	27%	29%	32%	36%
EUSG Initial Shareholders(2)	6%	7%	7%	8%
Value of the Shares Owned by Non-Redeeming Shareholders
Total Shares Outstanding Excluding Warrants	58,120,505	53,376,755	48,633,005	43,745,505
Total Equity Value Post-Redemptions	$581,205,050	$533,767,550	$486,330,050	$437,455,050
Per Share Value	$10.00	$10.00	$10.00	$10.00

____________

(1)      Assumes that EUSG’s public shareholders exercise redemption rights with respect to 14,375,000 EUSG Class A Ordinary, which represents redemption of approximately 100% of EUSG Public Shares, for an aggregate redemption payment of approximately €119.0 million (14,375,000 Class A ordinary shares at €8.28 ($10.00) per share, based on a USD/EUR exchange rate of 0.8277 as of April 30, 2021).

(2)      In each of the redemption scenarios, the Sponsor and its affiliates will hold (i) 3,523,750 EUSG Class B Ordinary Shares, which will be cancelled and exchanged on a one-for-one basis for Parent Ordinary Shares upon consummation of the proposed business combination, and (ii) 750,000 Parent Ordinary Shares purchased in the PIPE Investment, for an aggregate of 4,273,500 Parent Ordinary Shares. The Sponsor paid $25,000 for the EUSG founder shares, or approximately $0.007 per EUSG founder share, and the Sponsor and its affiliates will pay $10.00 per share for shares purchased in the PIPE Investment, or an average price of approximately $1.76 per share for the 4,273,500 total Parent Ordinary Shares to be held by the Sponsor and its affiliates. Assuming a value of $10.00 per Parent Ordinary Share, based on the deemed value of $10.00 per Parent Ordinary Share in the proposed business combination, this represents an appreciation in value of approximately $8.24 per Parent Ordinary Share. Assuming a value of $9.89 per Parent Ordinary Share, the closing price of an EUSG Class A Ordinary Share on October 5, 2021, this represents an appreciation in value of approximately $8.13 per Parent Ordinary Share.

Q.	What happens if the Transactions are not consummated?	A.

If EUSG does not complete the Transactions with ADSE or consummate another business combination by January 26, 2023 (or such other date as approved by EUSG shareholders through approval of an amendment to the M&A), it will trigger EUSG’s automatic winding up, dissolution and liquidation pursuant to the terms of its M&A. There is no limit on the number of extensions of time to complete a business combination that EUSG may take. (Although the ADSE Shareholders would have the right to terminate the Business Combination Agreement if the Transactions are not consummated on or before February 10, 2022).

Q.	Do I have dissenter’s rights if I object to the proposed Transactions?	A.

The Cayman Islands Companies Act prescribes when shareholder dissent rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, EUSG’s board of directors has determined that the terms of the Merger satisfy the requirements of 239(1) of the Cayman Islands Companies Act for an exemption from the availability of appraisal rights in respect of the Merger. Regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and EUSG’s board of directors is of the view that the redemption proceeds payable to shareholders who exercise such redemption rights represent the fair value of those shares.

Q.

What are the material differences, if any, in the terms and price of securities issued at the time of the EUSG IPO as compared to the securities that will be issued as part of the PIPE Investment at the closing of the proposed business combination? Will Sponsor or any of its directors, officers or affiliates participate in the PIPE Investment?

A.

EUSG units were issued at the time of the EUSG IPO, with each unit consisting of one EUSG Class A Ordinary Share and one-half of one EUSG Public Warrant, at an offering price per unit of $10.00. At the closing of the proposed business combination, the EUSG Class A Ordinary Shares will convert into Parent Ordinary Shares and the EUSG Public Warrants will convert into Parent Public Warrants. The PIPE Investors will receive EUSG Class A Ordinary Shares at a price per share of $10.00 as part of the PIPE Investment, which will close at least one business day prior to the consummation of the proposed business combination. No PIPE Investor will receive any EUSG Public Warrants in its capacity as such. Upon consummation of the Merger, each EUSG Class A Ordinary Share issued to a PIPE Investor and outstanding on the Closing Date will be automatically cancelled in exchange for one Parent Ordinary Share.

The PIPE Investors include affiliates of EUSG’s sponsor, ADSH, Bosch, EBC and certain officers and directors of EUSG (Messrs. Thunell, Trehan and Rothfeldt). No other director, officer or affiliate of the Sponsor will participate in the PIPE Investment.

Q.	What percentage of Parent will be owned by EUSG shareholders who elect not to redeem their shares?	A.

We estimate that, as a result of the Transactions, (i) assuming that no public EUSG shareholders elect to redeem their EUSG Public Shares into cash in connection with the Transactions as permitted by EUSG’s M&A, (ii) after giving effect to the sale of 15.6 million EUSG Class A Ordinary Shares by EUSG pursuant to a series of private placement subscription agreements (“Subscription Agreements”) with investors at a price of $10.00 per share for an aggregate purchase price of approximately $156 million, which sale is expected to close the business day immediately prior to the closing of the Merger (“PIPE Investment”), (iii) assuming 24,491,755 Parent Ordinary Shares to be issued to ADSE shareholders in the Share-for-Share Exchange (estimate assuming funds borrowed by ADSE under its credit facility as of Closing is less than €20 million and based on the August 31, 2021 purchased loans balance and exchange rates), and (iv) without taking into effect any Parent Ordinary Shares issuable upon the exercise of Parent Warrants and assuming no additional equity securities of EUSG or Parent are issued, (a) EUSG’s public shareholders (including EBC) will hold approximately 25% of the voting power of the Parent Ordinary Shares outstanding, excluding shares to be received in their capacity as PIPE Investors, (b) the ADSE Shareholders will hold approximately 42% of the voting power of the Parent Ordinary Shares outstanding, excluding shares to be received in their capacity as PIPE Investors, (c) the PIPE Investors will hold approximately 27% of the voting power of the Parent Ordinary Shares outstanding, and (d) EUSG’s shareholders prior to its initial public offering (the “initial shareholders”) will hold approximately 6% of the voting power of the Parent Ordinary Shares outstanding. If the maximum redeemable EUSG Public Shares are redeemed for cash, such percentages will be approximately 0%, 56%, 36%, and 8%, respectively.

Q.	How do the EUSG Public Warrants differ from the EUSG Private Warrants and what are the related risks for any holders of EUSG Public Warrants following the proposed business combination?	A.

The EUSG Private Warrants are identical to the EUSG Public Warrants in all material respects, except that, so long as the EUSG Private Warrants are held by the Sponsor, the Underwriters, or their respective permitted transferees: (i) they will not be redeemable by EUSG; (ii) they (including the ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the ordinary shares issuable upon exercise of these warrants) are entitled to registration rights. If the EUSG Private Warrants are held by holders other than the Sponsor, the Underwriters, or their respective permitted transferees, the EUSG Private Warrants will be redeemable by EUSG and exercisable by the holders on the same basis as the EUSG Public Warrants.

As a result, following the proposed business combination, Parent may redeem your Parent Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. Parent will have the ability to redeem outstanding Parent Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last sales price of the Parent Ordinary Shares reported has been at least $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within the 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. Parent will not redeem the warrants as described above unless (i) a registration statement under the Securities Act covering the Parent Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Parent Ordinary Shares is available throughout the 30-day redemption period or (ii) Parent has elected to require the exercise of the Parent Public Warrants on a cashless basis; provided, however, that if and when the Parent Public Warrants become redeemable by Parent, Parent may not exercise such redemption right if the issuance of Parent Ordinary Shares upon exercise of the Parent Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or Parent is unable to effect such registration or qualification. Redemption of the outstanding Parent Public Warrants could force you (i) to exercise your Parent Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Parent Public Warrants at the then-current market price when you might otherwise wish to hold your Parent Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Parent Public Warrants are called for redemption, is likely to be substantially less than the market value of your Parent Public Warrants.

Recent trading prices for the Parent Ordinary Shares have not met the $18.00 per share threshold at which the Parent Public Warrants would become redeemable. In such a case, the holders will be able to exercise their Parent Public Warrants prior to redemption for a number of Parent Ordinary Shares determined based on the fair market value of the Parent Ordinary Shares. The value received upon exercise of the Parent Public Warrants (1) may be less than the value the holders would have received if they had exercised their Parent Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Parent Public Warrants.

Parent may only call the Parent Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their Parent Public Warrants prior to the time of redemption and, at Parent’s election, any such exercise may be required to be on a cashless basis.

Q.	When do you expect the Transactions to be completed?	A.

It is currently anticipated that the Transactions will be consummated promptly following the completion of the extraordinary general meeting of shareholders, which is scheduled for December [__], 2021, and any postponements or adjournments thereof. For a description of the conditions for the completion of the Transactions, see the section of this proxy statement/prospectus titled “The Business Combination Agreement — Conditions to Closing.”

Q.	Why is EUSG proposing the director proposal?

We are asking our shareholders to elect five directors who will be the directors of Parent upon consummation of the Transactions. For additional information please see the section entitled “Proposal No. 3 — The Director Proposal.”

Q.	Why is EUSG proposing the charter proposals?

We are asking our shareholders to approve the material differences between Parent’s M&A to be in effect following the business combination and EUSG’s current M&A. Under the Business Combination Agreement, the approval of the charter proposals is a condition to the adoption of the business combination proposal and vice versa. Accordingly, if the business combination proposal is not approved, the charter proposals will not be presented at the extraordinary general meeting of shareholders. For additional information please see the section entitled “Proposal No. 4 — The Charter Proposals.”

Q.	Why is EUSG proposing the PIPE proposal?	A.

EUSG is seeking shareholder approval of the PIPE proposal in order to comply with Nasdaq Listing Rule 5635(a), which requires shareholder approval of the issuance of ordinary shares or shares convertible into or exercisable for ordinary shares in certain issuances undertaken in connection with the acquisition of the stock or assets of another company that result in the issuance of 20% or more of the ordinary shares or voting power outstanding before such issuance, and Rule 5635(d), which requires shareholder approval for a transaction other than a public offering involving the sale, issuance, or potential issuance of ordinary shares or shares convertible into or exercisable for ordinary shares at a price that is less than the lower of the official closing price as reflected on Nasdaq.com immediately before the signing of the binding agreement or the average official closing price for the five trading days before the signing of the binding agreement, that results in the issuance of 20% or more of the ordinary shares or voting power outstanding before such issuance. See the section of this proxy statement/prospectus titled “Proposal No. 5 — The PIPE Proposal” for more information.

Q.	Why is EUSG proposing the Incentive Plan proposal?	A.

The purpose of the Incentive Plan proposal is to further align the interests of the eligible participants with those of shareholders by providing long- term incentive compensation opportunities tied to the performance of the post-combination company. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal” for additional information.

Q.	Why is EUSG proposing the adjournment proposal?	A.

We are proposing the adjournment proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, any of the condition precedent proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the business combination agreement is not satisfied or waived. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal” for additional information.

Q.	What do I need to do now?	A.

EUSG urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Transactions will affect you as a shareholder of EUSG. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy cards.

Q.	How do I vote?	A.

If you are a holder of record of EUSG ordinary shares on the record date, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. The extraordinary general meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting https://www.cstproxy.com/europeansustainablegrowth/2021 and entering the control number on your proxy card. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person or virtually, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.

Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Each of the business combination proposal, merger proposal, director proposal, charter proposals, PIPE proposal and Incentive Plan proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

The adjournment proposal is considered a routine proposal. Accordingly, your broker, bank or nominee may vote your shares with respect to the adjournment proposal without receiving voting instructions.

Q.	May I change my vote after I have mailed my signed proxy card or given instructions to my broker, bank or other nominee?	A.

Yes. Shareholders of record may send a later-dated, signed proxy card to Morrow Sodali LLC, at EUSG.info@investor.morrowsodali.com prior to the vote at the extraordinary general meeting or attend the extraordinary general meeting and vote virtually. Shareholders of record also may revoke their proxy by sending a notice of revocation to EUSG’s secretary at the address listed below, which must be received by EUSG’s secretary prior to the vote at the extraordinary general meeting. Shareholders who hold their shares in “street name” must follow the instructions provided by their broker, bank or other nominee in order to change or revoke their voting instructions.

Q.	How do I attend the extraordinary general meeting?	A.

If you would like to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting our U.S. counsel, Reed Smith LLP, at 599 Lexington Avenue, 22nd Floor, New York, NY 10022, telephone (212) 521-5400. Reservations will be accepted in the order in which they are received.

For security reasons, be prepared to show a form of government-issued photo identification upon arrival. If you do not reserve your attendance in advance, you will be admitted only if space is available and you provide photo identification and satisfactory evidence that you were a shareholder as of the record date.

As a matter of Cayman Islands law, there must be a physical location for the meeting. However, given the current global pandemic it is unlikely to be practical for shareholders to attend in person. Therefore, the extraordinary general meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast. EUSG shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting https://www.cstproxy.com/europeansustainablegrowth/2021 and entering their control number found on their proxy card, voting instruction form or notice included in their proxy materials.

As a registered shareholder, you received a proxy card from Continental Stock Transfer. The form contains instructions on how to attend the virtual annual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, please contact Continental Stock Transfer at the phone number or email address below. Continental Stock Transfer support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental Stock Transfer to receive a control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing 1-877-770-3647 (toll-free within the United States and Canada) or +1 312-780-0854 (outside of the United States and Canada, standard rates apply) (standard rates apply) when prompted enter the pin number 80456717#. This is listen- only, you will not be able to vote or enter questions during the meeting.

Q.	What happens if I fail to take any action with respect to the meeting?	A.

If you are a shareholder and you fail to take any action with respect to the extraordinary general meeting and the Transactions are approved by shareholders and consummated, you will become a shareholder of Parent. If you fail to take any action with respect to the extraordinary general meeting and the Transactions are not approved, you will continue to be a shareholder of EUSG.

Q.	What should I do with my share, and warrant certificates?	A.

EUSG shareholders and warrantholders should not submit their certificates now, unless you are a shareholder exercising your redemption rights. After the consummation of the Transactions, Parent will send instructions to EUSG shareholders and warrantholders regarding the delivery of their share and warrant certificates in return for securities of Parent.

Q.	What should I do if I receive more than one set of voting materials?	A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus. For example, if you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you will receive voting materials for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card you receive and provide instructions on how to vote your shares with respect to each brokerage account for which you receive proxy materials, in order to be sure you cast a vote with respect to all of your ordinary shares.

Q.	What are the material U.S. federal income tax consequences of the Merger to me?	A.

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. Assuming the Merger so qualifies, U.S. Holders should not generally recognize gain or loss for U.S. federal income tax purposes on the Merger. For a more detailed discussion of certain material U.S. federal income tax considerations that may be relevant to a U.S. Holder in respect of the Merger, please see the section titled “Certain Material U.S. Federal Income Tax Considerations.”

Q.	What are the material U.S. federal income tax consequences of exercising my redemption rights?	A.

The exercise of redemption rights will be a taxable transaction for U.S. federal income tax purposes for U.S. Holders. For a more detailed discussion of certain material U.S. federal income tax considerations that may be relevant to a U.S. Holder in respect of the exercise of redemption rights, please see the section titled “Certain Material U.S. Federal Income Tax Considerations.”

Q.	Who can help answer my questions?	A.	If you have questions about the Transactions or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
European Sustainable Growth Acquisition Corp. 73 Arch Street Greenwich, CT 06830 Attn: Patrick Moroney, Chief Financial Officer Tel: (203) 983 -4400
Morrow Sodali LLC 470 West Avenue Stamford, CT 06902 Individuals call toll-free (800) 662-5200 Banks and brokers call (203) 658-9400 Email: EUSG.info@investor.morrowsodali.com or:
Continental Stock Transfer & Trust Company One State Street Plaza, 30th Floor New York, NY 10004 Attn: Mark Zimkind E-mail: mzimkind@continentalstock.com

You may also obtain additional information about EUSG from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

If you are a holder of EUSG Public Shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to EUSG’s transfer agent at the address below at least two business days prior to the vote at the extraordinary general meeting.

If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company Attn: Shareholder Services Tel: (800) 509-5586 E-mail: cstmail@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting of shareholders, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Transactions that will be undertaken. It is also described in detail in this proxy statement/prospectus in the section titled “The Business Combination Agreement.”

The Parties

EUSG

EUSG is a blank check company formed in the Cayman Islands on November 10, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

On January 26, 2021, EUSG completed its initial public offering of 14,375,000 units, including 1,875,000 units which were subject to the over-allotment option granted to the underwriters, with each unit consisting of one Class A ordinary share (“EUSG Class A Ordinary Share”), one-half of one warrant to purchase one EUSG Class A Ordinary Share at a price of $11.50 per share. Simultaneously with the closing of the initial public offering and the over-allotment option, EUSG consummated the private placement of an aggregate of 4,375,000 warrants to the Sponsor and EBC at a purchase price of $1.00 per warrant. A total of $143,750,000 of the net proceeds of the sale of the units in the initial public offering, over-allotment, and the sale of the warrants in the private placement, was placed in a trust account for the benefit of the purchasers of the units in EUSG’s initial public offering. Also in January 2021, EUSG issued to the designees of EBC 60,000 Class A ordinary shares of EUSG (the “Representative Shares”). EUSG accounted for the Representative Shares as an offering cost of the initial public offering, with a corresponding credit to shareholders’ equity. Since the completion of the initial public offering, EUSG’s activity has been limited to the evaluation of business combination candidates.

Like most blank check companies, EUSG’s M&A provided for the return of the proceeds of EUSG’s initial public offering held in the trust account to the holders of public shares if there is no qualifying business combination(s) consummated on or before a certain date (in EUSG’s case, January 26, 2023). EUSG intends to consummate the Transactions as soon as practicable and will not use the full amount of time through January 26, 2023 to consummate the Transactions unless necessary

EUSG’s units, Class A ordinary shares, and warrants are listed on Nasdaq under the symbols “EUSGU,” “EUSG,” and “EUSGW,” respectively.

EUSG’s principal executive office is located at 79 Arch Street, Greenwich, CT 06840 and its telephone number is (203) 983-4400. After the consummation of the Transactions, EUSG will cease to exist because it will have merged with and into Merger Sub in the Merger.

ADSE

ADSE’s vision is to accelerate the transition from a primarily fossil-based to a majority “all-electric”, carbon (CO2) neutral economy by supplying intelligent and scalable ecosystem platforms consisting of hardware, software and services, upon which its customers can operate their individual energy-related business models in the areas of electric vehicle (EV) charging, residential sector coupling and commercial and industrial applications.

ADSE is a German limited liability company (Gesellschaft mit beschränkter Haftung) domiciled in Germany. ADSE was incorporated on 2 November 2017 and became existent by registration in the competent commercial register of the local court of Stuttgart on 13 November 2017. ADSE’s principal executive office is located at Heinrich-Hertz-Str. 1, D-72622 Nürtingen, Germany. ADSE’s telephone number is +49 7022 2522-0. After the consummation of the Transactions, ADSE will become a wholly-owned subsidiary of Parent.

Parent

Parent will serve as a holding company for ADSE and Merger Sub (the surviving entity of the merger with EUSG) after consummation of the Transactions. Parent’s current sole shareholder is EUSG. Parent was formed on July 26, 2021 as a public limited company under the name ADS-TEC ENERGY PLC, incorporated in Ireland. Parent is an inactive, wholly owned subsidiary of EUSG with no operational activities and only has nominal assets consisting of cash and cash equivalents and no liabilities. Parent was created for purposes of becoming a holding company following the merger of EUSG with and into Merger Sub. Accordingly, no financial statements of Parent are required or included in this proxy statement/prospectus. Parent’s principal executive office is located at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland. Parent’s telephone number is +353 1 920 1000. After the consummation of the Transactions, Parent will become the continuing public company.

Merger Sub

Merger Sub was formed solely as a vehicle for consummating the Merger, and is a wholly-owned subsidiary of Parent.

Merger Sub, a Cayman Islands exempted company, was formed on July 30, 2021. Merger Sub’s registered office is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. After the consummation of the Transactions, it is intended that Merger Sub will be dissolved.

Emerging Growth Company

Each of EUSG and Parent is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). As an emerging growth company, each of EUSG and Parent is eligible, and has elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation (to the extent applicable to a foreign private issuer in Parent’s case).

Parent could remain an emerging growth company until the last day of Parent’s fiscal year following the fifth anniversary of EUSG’s initial public offering. However, if Parent’s annual gross revenue is $1.07 billion or more, if its non-convertible debt issued within a three-year period exceeds $1 billion, or the market value of its Class A ordinary shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, Parent would cease to be an emerging growth company as of the following fiscal year.

Foreign Private Issuer

Parent will be a “foreign private issuer” as defined under the Exchange Act. As a foreign private issuer under the Exchange Act, Parent will be exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, Parent will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and Parent will not be required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, Parent’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Parent Ordinary Shares.

As a foreign private issuer, Parent will also be permitted to follow certain home country corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers. In order to rely on this exception, Parent is required to disclose each Nasdaq rule that it does not intend to follow and describe the home country practice that Parent will follow in lieu thereof. Parent does not currently intend to follow any Irish corporate governance practices in lieu of Nasdaq corporate governance rules.

The Business Combination Proposal

The Business Combination Agreement provides for (i) the Merger, pursuant to which EUSG will merge with and into Merger Sub, with Merger Sub being the surviving entity of the Merger and a wholly-owned subsidiary of Parent and Parent becoming the new public reporting company, and (ii) immediately after the consummation of the Merger, the Bosch Acquisition and Share-for-Share Exchange will occur, pursuant to which Parent will purchase from the ADSE Shareholders all of the issued and outstanding shares of ADSE.

Upon consummation of the Merger, (i) each EUSG ordinary share outstanding on the Closing Date will be automatically cancelled in exchange for one Parent Ordinary Share, except that holders of EUSG Class A Ordinary Shares sold in EUSG’s initial public offering will be entitled to elect instead to receive a pro rata portion of EUSG’s trust account, as provided in EUSG’s M&A and (ii) each outstanding warrant of EUSG will automatically be adjusted to become a Parent Warrant and will entitle the holder to purchase one Parent Ordinary Share at a price of $11.50 per share.

Upon consummation of the Bosch Acquisition, Bosch will receive €20,000,000, multiplied by the applicable currency exchange rate (the “Cash Consideration”), as described in the Business Combination Agreement and Cash Consideration Transfer. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — General — The Bosch Acquisition and Share-for-Share Exchange: Consideration to ADSE Shareholders”.

Upon consummation of the Share-for-Share Exchange, Bosch and ADSH will receive their respective portions of an aggregate number of Parent Ordinary Shares equal to the quotient determined by dividing (x) the Consideration Value Amount (i.e., $300 million minus (i) the funds borrowed by ADSE under its credit facility as of Closing, to the extent such amount is in excess of €20,000,000, multiplied by the applicable exchange rate minus (ii) the total amount owed to ADSH and Bosch under the loans made to ADSE by ADSH and Bosch on or before the execution of the Business Combination Agreement and which are outstanding as of Closing, multiplied by the applicable exchange rate), minus the Cash Consideration payable to Bosch in the Bosch Acquisition with respect to a portion of Bosch’s shares in ADSE, by (y) $10.00, as described in the Business Combination Agreement and Share Consideration and Loan Transfer Agreement (as defined below). See the section of this proxy statement/prospectus titled “The Business Combination Proposal — General — The Share-for-Share Exchange: Consideration to ADSE Shareholders”.

As a result of the Transactions, EUSG will cease to exist upon merging with and into Merger Sub, ADSE will become a wholly-owned subsidiary of Parent and the current security holders of ADSE and EUSG (to the extent that they elect not to redeem their public shares for cash) will become the security holders of Parent. We estimate that, as a result of the Transactions, and (i) assuming that no EUSG shareholders elect to redeem their EUSG Public Shares for cash in connection with the Transactions as permitted by EUSG’s M&A, (ii) after giving effect to the 15,600,000 EUSG Class A Ordinary Shares to be issued in the PIPE Investment, (iii) assuming 24,491,755 Parent Ordinary Shares to be issued to ADSE shareholders in the Share-for-Share Exchange (estimate assuming funds borrowed by ADSE under its credit facility as of Closing is less than €20 million and based on the August 31, 2021 purchased loans balance and exchange rates) and (iv) without taking into effect any Parent Ordinary Shares issuable upon the exercise of Parent Warrants and assuming no additional equity securities of EUSG or Parent are issued, (a) EUSG’s public shareholders (including EBC, the representative of the underwriters in EUSG’s initial public offering) will hold approximately 25% of the voting power of the Parent Ordinary Shares outstanding, excluding shares to be received in their capacity as PIPE Investors, (b) the ADSE Shareholders will hold approximately 42% of the voting power of the Parent Ordinary Shares outstanding, excluding shares to be received in their capacity as PIPE Investors, (c) the PIPE Investors will hold approximately 27% of the voting power of the Parent Ordinary Shares outstanding, and (d) the initial shareholders will hold approximately 6% of the voting power of the Parent Ordinary Shares outstanding. If the maximum redeemable EUSG Public Shares are redeemed for cash, such percentages will be approximately 0%, 56%, 36%, and 8%, respectively.

EUSG and ADSE plan to complete the Transactions promptly after the EUSG extraordinary general meeting, provided that:

•        EUSG shareholders have approved the business combination proposal, merger proposal, director proposal, charter proposals, and the PIPE proposal;

•        Parent shall have entered into a composition agreement with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities with The Depository Trust Company with respect to the Parent Ordinary Shares and Parent Warrants;

•        EUSG has entered into subscription agreements with accredited investors for the private placement of no less than 15.6 million EUSG Class A Ordinary Shares, the proceeds of which will be used to fund a portion of the cash consideration required to effect the business combination. The PIPE Investment is expected to be consummated at least one (1) Business Day prior to the consummation of the Transactions. Pursuant to the Subscription Agreements, Parent agreed that, within thirty (30) calendar days after the consummation of the Transactions, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the ordinary shares of Parent purchased by such investors, and that Parent shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, subject to certain terms and conditions as described in the subscription agreements;

•        EUSG has net tangible assets of at least $5,000,001 immediately prior to, or upon the consummation of, the Transactions after taking into account holders of EUSG Public Shares that have properly demanded redemption of their EUSG Public Shares into cash. EUSG shareholders should note that if the PIPE Investment closes, then the proceeds received by EUSG in the sale of EUSG Class A Ordinary Shares to the PIPE Investors will ensure that this $5,000,001 net tangible asset requirement is met;

•        Parent has received confirmation from Nasdaq that it meets all of the requirements for listing of the Parent Ordinary Shares on such exchange, subject to official notice thereof;

•        the execution and delivery of the Registration Rights Agreement, and the other ancillary agreements and documents (including, without limitation, Parent’s M&A) required by the Business Combination Agreement; and

•        the other conditions specified in the Business Combination Agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the section of this proxy statement/prospectus titled “The Business Combination Proposal — EUSG’s Board of Directors’ Reasons for Approval of the Transactions,” EUSG’s board of directors concluded that the Transactions are in the best interests of the EUSG shareholders.

If the business combination proposal is not approved by EUSG’s shareholders at the extraordinary general meeting, the director proposal, charter proposals, PIPE proposal and Incentive Plan proposal will not be presented at the extraordinary general meeting for a vote of shareholders.

The Merger Proposal

The shareholders of EUSG will vote on a proposal to approve the Merger pursuant to which EUSG will merge with and into Merger Sub, with Merger Sub being the surviving entity of the Merger and a wholly-owned subsidiary of Parent and Parent becoming the new public reporting company,

The Director Proposal

The shareholders of EUSG will vote on a proposal to elect five directors to Parent’s board of directors until their successors are duly elected and qualified. If management’s nominees are elected, the directors of Parent will be Joseph Brancato, Bazmi Husain, Kurt Lauk, PhD, (Chairman), Salina Love, and Thomas Speidel. The executive officers of Parent will be Thomas Speidel as the chief executive officer, Hakan Konyar as the chief production officer, Thorsten Ochs as the chief technology officer, John Neville as the chief sales officer, and Elaine Grunewald as the chief marketing officer.

The Charter Proposals

The shareholders of EUSG will vote on separate proposals to approve the following material differences between Parent’s M&A and EUSG’s current M&A: (i) the name of the new public entity will be “ADS-TEC ENERGY PLC” as opposed to “European Sustainable Growth Acquisition Corp.”; (ii) Parent’s corporate existence is perpetual as opposed to EUSG’s corporate existence terminating if a business combination is not consummated by EUSG within a specified period of time; (iii) Parent’s M&A provides for only one class of voting ordinary shares and one class of preference shares, as opposed to EUSG’s two classes of voting ordinary shares and one class of preference shares; (iv) Parent’s M&A provides that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act of 1933 of the United States; and (v) Parent’s M&A does not include the various provisions applicable only to special purpose acquisition corporations that EUSG’s M&A contains. Parent’s M&A to be in effect upon consummation of the Transactions is attached as Annex C to this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “The Charter Proposals.”

The PIPE Proposal

The shareholders of EUSG will vote upon a proposal to approve, for purposes of complying with the applicable listing rules of Nasdaq, the issuance of an aggregate of 15.6 million EUSG Class A Ordinary Shares at a price of $10.00 per share, for an aggregate purchase price of approximately $156 million in private placements, of which $13.5 million will be funded by affiliates of EUSG (the “EUSG PIPE Investors”), pursuant to a series of subscription agreements with the PIPE Investors which PIPE Investment will close at least one business day prior to the consummation of the Transactions. Upon consummation of the Merger, each EUSG Class A Ordinary Share issued to a PIPE Investor and outstanding on the Closing Date will be automatically cancelled in exchange for one Parent Ordinary Share. See the section of this proxy statement/prospectus titled “The PIPE Proposal.”

The Incentive Plan Proposal

The shareholders of EUSG will vote upon a proposal to approve the Parent’s Incentive Plan. See the section of this proxy statement/prospectus titled “The Incentive Plan Proposal.”

The Adjournment Proposal

If, based upon the tabulated vote at the time of the extraordinary general meeting, any of the condition precedent proposals would not be duly approved and adopted by EUSG’s shareholders or EUSG determines that one or more of the closing conditions under the business combination agreement is not satisfied or waived, then the Chairman presiding over the extraordinary general meeting may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies. See the section of this proxy statement/prospectus titled “The Adjournment Proposal.”

EUSG Initial Shareholders

As of November 16, 2021, the record date for the extraordinary general meeting of shareholders, EUSG’s initial shareholders beneficially owned and were entitled to vote an aggregate of 3,593,750 initial shares. The initial shares currently constitute approximately 19.93% of the outstanding EUSG ordinary shares. In connection with the initial public offering, each EUSG initial shareholder, officer, and director, agreed to vote the initial shares, as well as any EUSG ordinary shares acquired in the aftermarket, in favor of the business combination proposal. Accordingly, we would need approval from the holders of (i) 5,420,626 shares, or approximately 30.07% of the outstanding EUSG ordinary shares, to approve the business combination proposal and (ii) 8,425,418 shares, or approximately 46.73% of the outstanding EUSG ordinary shares, to approve the merger proposal.

In connection with EUSG’s initial public offering, each EUSG initial shareholder, officer, and director, agreed to vote the initial shares, as well as any EUSG ordinary shares acquired in the aftermarket, in favor of the business combination proposal. The EUSG initial shareholders, officers, and directors have also indicated that they intend to vote their ordinary shares of EUSG in favor of all other proposals being presented by EUSG management at the meeting. The initial shares have no redemption rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by EUSG. In connection with the initial public offering, the initial shareholders entered into a lock-up agreement pursuant to which their initial shares of EUSG may not be transferred, assigned or sold (subject to limited exceptions) until 180 days after the consummation of EUSG’s initial business combination, or earlier, in either case, if, subsequent to such initial business combination, EUSG consummates a liquidation, merger, share exchange or other similar transaction that results in all of EUSG’s shareholders having the right to exchange their shares for cash, securities or other property. The Parent Ordinary Shares that the initial shareholders will receive upon consummation of the Transactions will be subject to an amended and restated lock up agreement under which the initial shareholders may not transfer, assign, or sell such Parent Ordinary Shares until six months after Closing, subject to certain limited exceptions.

Date, Time and Place of Extraordinary General Meeting of EUSG’s Shareholders

The extraordinary general meeting of the shareholders of EUSG will be held at 11:00 a.m., local time, on December [__], 2021, at the offices of Reed Smith LLP, EUSG’s U.S. counsel, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, or such other date, time and place to which such meeting may be adjourned or postponed. If you wish to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting our counsel, Reed Smith LLP, at 599 Lexington Avenue, 22nd Floor, New York, NY 10022, telephone (212) 521-5400. As a matter of Cayman Islands law there must be a physical location for the meeting. However, given the current global pandemic it is unlikely to be practical for shareholders to attend in person. Therefore, the extraordinary general meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast. EUSG shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting https://www.cstproxy.com/europeansustainablegrowth/2021 and entering their control number. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for EUSG’s shareholders and EUSG, and (ii) to promote social distancing pursuant to guidance provided by the CDC and the SEC due to COVID-19. The virtual meeting format allows attendance from any location in the world. See “Questions and Answers about the Proposals — How do I attend the extraordinary general meeting?” for more information.

Voting Power; Record Date

EUSG has fixed the close of business on November 16, 2021 as the “record date” for determining EUSG shareholders entitled to notice of and to attend and vote at the extraordinary general meeting. As of the close of business on the record date, there were 14,435,000 EUSG Class A Ordinary Shares outstanding and entitled to vote. Each EUSG Class A Ordinary Share is entitled to one vote per share at the extraordinary general meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Quorum and Vote Required

A quorum of EUSG shareholders is necessary to hold a valid meeting of shareholders. The presence in person or by proxy of the holders of at least 50% of the ordinary shares entitled to vote constitutes a quorum.

The approval of each of the business combination proposal, the director proposal, the charter proposals, the PIPE proposal, the Incentive Plan proposal and the adjournment proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by EUSG’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted). Under EUSG’s M&A, prior to the closing of a business combination (as defined therein) only the holders of Class B ordinary shares are entitled to vote on the director election proposal.

The approval of the merger proposal requires a special resolution, being the affirmative vote of at least two-thirds of the votes cast by EUSG’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted).

Redemption Rights

Pursuant to EUSG’s M&A, a holder of EUSG Public Shares may demand that EUSG redeem such shares for cash if the Transactions are consummated. EUSG is allowing all holders of EUSG Public Shares to exercise redemption rights regardless of whether such holders vote in favor or against the Transactions or do not vote at all or are not holders of record on the record date. Holders of EUSG Public Shares will be entitled to receive cash for their EUSG Public Shares if they demand that EUSG redeem their EUSG Public Shares for cash no later than two business days prior to the close of the vote on the business combination proposal and deliver their EUSG Public Shares to EUSG’s transfer agent no later than two business days prior to the vote at the meeting. If the Transactions are not completed, these EUSG Public Shares will not be redeemed for cash. If a holder of EUSG Public Shares properly demands redemption, EUSG will redeem each EUSG Public Share for a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Transactions. As of November 16, 2021, the record date, this would amount to approximately $[•] per share. If a holder of EUSG Public Shares exercises its redemption rights, then it will be exchanging its EUSG Public Shares for cash and will no longer own the shares. See the section of this proxy statement/prospectus titled “Extraordinary general meeting of EUSG Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

The Transactions will only be consummated if EUSG has net tangible assets of at least $5,000,001 immediately prior to, or upon the consummation of, the Transactions after taking into account holders of public shares that have properly demanded redemption of their public shares into cash. EUSG shareholders should note that if the PIPE Investment closes, then the proceeds received by EUSG in the sale of EUSG Class A Ordinary Shares to the PIPE Investors will ensure that this $5,000,001 net tangible asset requirement is met.

Holders of EUSG warrants will not have redemption rights with respect to such securities.

Dissenter’s Rights

The Cayman Islands Companies Act prescribes when shareholder dissent rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, EUSG’s board of directors has determined that the terms of the Merger satisfy the requirements of 239(1) of the Cayman Islands Companies Act for an exemption from the availability of appraisal rights in respect of the Merger. Regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and EUSG’s board of directors’ is of the view that the redemption proceeds payable to shareholders who exercise such redemption rights represent the fair value of those shares. See the section of this proxy statement/prospectus titled “Extraordinary general meeting of EUSG Shareholders — Dissenter’s Rights” for more information.

Proxy Solicitation

EUSG is soliciting proxies on behalf of its board of directors. EUSG will bear all of the costs of the solicitation. Proxies may be solicited by mail, telephone or in person. EUSG has engaged Morrow Sodali LLC to assist in the solicitation of proxies and will pay that firm a $25,000 fee plus disbursements for such services at the closing of the proposed business combination.

If you grant a proxy, you may still vote your EUSG ordinary shares in person at the extraordinary general meeting. You may also change your vote by submitting a later-dated proxy or by revoking your proxy as described in the sections of this proxy statement/prospectus titled “Extraordinary general meeting of EUSG Shareholders — Revoking Your Proxy”.

Interests of EUSG’s Directors, Officers, and Others in the Transactions

When you consider the recommendation of EUSG’s board of directors in favor of approval of the proposals included in this proxy statement/prospectus, you should keep in mind that the Sponsor and certain of EUSG’s directors and executive officers have interests in such proposal that are different from, or in addition to, your interests as an EUSG shareholder. These interests include, among other things:

•        On November 16, 2020, the Sponsor purchased an aggregate of 3,593,750 EUSG Class B Ordinary Shares (the “EUSG Founder Shares”) in exchange for a capital contribution of $25,000, or approximately $0.007 per share. On December 15, 2020, the Sponsor transferred 70,000 of the EUSG Founder Shares to an entity controlled by Dr. Thunell, chairman of EUSG’s board of directors, up to 35,000 of which are subject to repurchase by the Sponsor based on the achievement of certain milestones. Because the Underwriters fully exercised their over-allotment option in January 2021, the Sponsor retained the 468,750 EUSG Founder Shares that were subject to forfeiture, and all 3,593,750 EUSG Founder Shares remain outstanding as of the date hereof. If the business combination with ADSE or another business combination is not consummated by January 26, 2023 (or such other date as approved by EUSG shareholders through approval of an amendment to the M&A), EUSG will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, the EUSG Class B Ordinary Shares held by the initial shareholders, including EUSG’s directors and officers would be worthless, because the initial shareholders are not entitled to participate in any redemption or distribution with respect to such shares. Such EUSG Class B Ordinary Shares had an aggregate market value of $36,189,062.50 based upon the closing price of $10.07 per EUSG Class A Ordinary Share on Nasdaq on the record date. As a result of the low initial purchase price, the Sponsor, its affiliates and our management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as EUSG’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, officers and directors and their respective affiliates and associates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by January 26, 2023, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their EUSG Founder Shares.

•        Simultaneously with the consummation of the initial public offering, EUSG consummated the private placement of an aggregate of 4,375,000 EUSG Private Warrants to the Sponsor, EBC and ABN AMRO Securities (USA) LLC, at a purchase price of $1.00 per warrant (or $4,375,000 in the aggregate). All of the proceeds EUSG received from these sales were placed in the Trust Account. Such EUSG Private Warrants had an aggregate market value of $9,012,500 based upon the closing price of $2.06 per EUSG Public Warrant on Nasdaq on the record date. The EUSG Private Warrants will become worthless if EUSG does not consummate a business combination by January 26, 2023 (or such other date as approved by EUSG shareholders through approval of an amendment to the M&A). There will be no redemption rights or liquidating distributions from the Trust Account with respect to the EUSG Private Warrants.

•        To protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below (1) $10.00 per share or (2) such lesser amount per share as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, by the claims of target businesses or claims of vendors or other entities that are owed money by EUSG for services rendered or contracted for or products sold to EUSG. The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: the Sponsor will have no liability (a) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with EUSG waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (b) as to any claims for indemnification by the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Neither Marcum LLP, EUSG’s independent registered public accounting firm, nor EBC, executed agreements with EUSG waiving such claims to the monies held in the Trust Account. EUSG did not require the Sponsor to reserve for such indemnification obligations, nor did EUSG independently verify whether the Sponsor has sufficient funds to satisfy its indemnity obligations. EUSG believes that the Sponsor’s only assets are securities of EUSG. Therefore, EUSG believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

•        If EUSG does not complete an initial business combination by January 26, 2023, EUSG may use a portion of its working capital held outside the Trust Account to repay any working capital loans, but no proceeds held in the Trust Account would be used to repay any working capital loans. As of September 30, 2021, there was approximately $143,770,000 in investments and cash held in the Trust Account and approximately $276,000 of cash held outside the Trust Account available for working capital purposes.

•        It is contemplated that Elaine Grunewald, Director of EUSG, will be the chief marketing officer of Parent after the closing of the Transactions. As a result, Ms. Grunewald may receive cash fees, stock options or stock awards that Parent’s board of directors determines to pay to its executive officers.

•        It is contemplated that Bazmi Husain, Advisor to EUSG, will be a director of Parent after the closing of the Transactions. As a result, Mr. Husain may receive cash fees, stock options or stock awards that Parent’s board of directors determines to pay to its directors.

•        If EUSG is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Sponsor has agreed to advance the funds necessary to pay such costs and complete such liquidation and not to seek repayment for such expenses.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, EUSG’s officers and directors and their respective affiliates and associates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by EUSG from time to time, made by the Sponsor or certain of EUSG’s officers and directors to finance transaction costs in connection with an intended initial business combination.

•        Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to EUSG and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to EUSG for working capital expenses, and there are no outstanding fees or out-of-pocket expenses for which the Sponsor and its affiliates are waiting reimbursement. As of the date of this proxy statement/prospectus, there are no outstanding loans, fees or out-of-pocket expenses for which EUSG’s officers or directors are awaiting reimbursement.

•        The Sponsor will be party to the Registration Rights Agreement, which will come into effect at the Closing Date.

•        Affiliates of the Sponsor, including certain of EUSG’s officers and directors, will fund $14.5 million in the PIPE Investment.

•        Dr. Thunell, EUSG’s Chairman of the Board, will be eligible to receive a one-time payment in exchange for the transfer of up to 35,000 EUSG Founder Shares to the Sponsor, 180 days after the completion of the Transactions, with the amount of such payment depending on the achievement of certain milestones.

•        EUSG’s obligation to pay up to $5 million aggregate amount in fees to Raymond James in consideration for Raymond James’s services as M&A advisor for the business combination and placement agent for the PIPE Investment is contingent upon the closing of the business combination.

See “Risk Factors — The Sponsor and EUSG’s directors and executive officers may have financial interests in the business combination that are different from or are in addition to those of EUSG shareholders generally” for additional information on the interests of EUSG’s directors and executive officers.

These financial interests of the Sponsor, EUSG’s officers and directors, and their respective affiliates and associates may have influenced their motivation in identifying and selecting ADSE as a business combination target, and their decision to approve the Transactions. In considering the recommendations of the board of EUSG to vote for the Proposals, EUSG public shareholders should consider these interests.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding EUSG or its securities, EUSG, the initial shareholders, ADSE, the ADSE Shareholders and/or their respective affiliates may purchase EUSG Class A Ordinary Shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire EUSG Class A Ordinary Shares or vote their EUSG Class A Ordinary Shares in favor of the business combination proposal. The purpose of ordinary share purchases and other transactions would be to increase the likelihood of approval of the business combination proposal by the holders of a majority of the EUSG ordinary shares present and entitled to vote at the extraordinary general meeting and that EUSG have in excess of the required amount of closing cash to consummate the Transactions under the Business Combination Agreement, where it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on EUSG Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase EUSG Class A Ordinary Shares at a price lower than market and may therefore be more likely to sell the EUSG Class A Ordinary Shares he owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the Transactions to be approved in circumstances where such approval could not otherwise be obtained. Purchases of EUSG Class A Ordinary Shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and other proposals to be presented at the meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that EUSG will have in excess of the required amount of cash available to consummate the Transactions as described above.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor. EUSG will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Shareholders

EUSG’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of EUSG and its shareholders and recommended that EUSG shareholders vote “FOR” the business combination proposal, “FOR” the merger proposal, “FOR” the election of all of the persons nominated by management for election as directors, “FOR” each of the charter proposals, “FOR” the PIPE proposal, “FOR” the Incentive Plan proposal, and “FOR” the adjournment proposal, if presented.

Conditions to Closing the Transactions

General Conditions

Consummation of the Transactions is conditioned on approval of the Business Combination Agreement and contemplated transactions by EUSG’s shareholders. In addition, the consummation of the transactions is conditioned upon, among other things:

•        no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Transactions;

•        EUSG having at least $5,000,001 of net tangible assets remaining immediately prior to or upon the consummation of the Transactions, after taking into account payments to holders of EUSG’s Class A Ordinary Shares that properly demanded that EUSG redeem their Class A Ordinary Shares for their pro rata share of the trust account. EUSG shareholders should note that if the PIPE Investment closes, then the proceeds received by EUSG in the sale of EUSG Class A Ordinary Shares to the PIPE Investors will ensure that this $5,000,001 net tangible asset requirement is met;

•        no material adverse effect with respect to EUSG or ADSE shall have occurred between the date of the Business Combination Agreement and the closing;

•        the Registration Statement shall have become effective in accordance with the provisions of the Securities Act;

•        the Parent Ordinary Shares and Parent Warrants shall have been approved for listing on Nasdaq, subject to official notice thereof; and

•        Parent shall have entered into a composition agreement with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities with The Depository Trust Company with respect to the Parent Ordinary Shares and Parent Warrants.

ADSE’s and ADSE Shareholders’ Conditions to Closing

The obligations of ADSE and the ADSE Shareholders to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of EUSG, Merger Sub, and Parent (subject to certain bring-down standards);

•        performance of the covenants of EUSG, Merger Sub, and Parent required by the Business Combination Agreement to be performed on or prior to the closing;

•        the officers of EUSG and members of EUSG’s board of directors shall have executed written resignations effective as of the consummation of the Merger;

•        Parent and the holders of EUSG’s ordinary shares prior to the closing of the Transactions shall have delivered to the ADSE Shareholders executed copies of the Registration Rights Agreement and Lock-Up Agreement; and

•        The amount of the Available Cash (as defined in the Business Combination Agreement) shall not be less than $150,000,000.

EUSG’s, Merger Sub’s and Parent’s Conditions to Closing

The obligations of EUSG, Merger Sub, and Parent to consummate the business combination are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of ADSE and each ADSE Shareholder (subject to certain bring-down standards);

•        performance of the covenants of ADSE and each ADSE Shareholder required by the Business Combination Agreement to be performed on or prior to the closing; and

•        no material adverse effect shall have occurred since the signing of the Business Combination Agreement.

Waivers

Each party may extend the time for the performance of any obligations for the benefit of such party, waive any inaccuracies in the representations and warranties made to such party contained in the Business Combination Agreement or in any document delivered pursuant to the Business Combination Agreement, and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Business Combination Agreement or in any document delivered pursuant to the Business Combination Agreement. Notwithstanding the foregoing, pursuant to EUSG’s current M&A, EUSG will not consummate the Transactions if it has less than $5,000,001 of net tangible assets remaining immediately prior to or upon the consummation of the Transactions after taking into account payments to holders of EUSG Public Shares that properly demanded that EUSG redeem their EUSG Public Shares for their pro rata share of the trust account.

Termination

The Business Combination Agreement may be terminated as follows:

•        by mutual written consent of EUSG and the ADSE Shareholders;

•        by either EUSG or the ADSE Shareholders if (i) the Transactions have not been consummated prior to the 6-month anniversary of the date of the Business Combination Agreement (the “Outside Date”), provided that the Business Combination Agreement may not be terminated by or on behalf of any party that directly or indirectly through its affiliates is in breach or violation of any representation, warrant, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a closing condition set forth in the Business Combination Agreement on or prior to the Outside Date, (ii) any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making the consummation of the Transactions illegal or otherwise preventing or prohibiting the consummation of the Transactions, and (iii) the business combination proposal fails to receive the requisite vote for approval at the extraordinary general meeting;

•        by EUSG if the ADSE Shareholders or ADSE have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement or if any representation or warranty of the ADSE Shareholders or ADSE have become untrue, in each case such that the closing conditions with respect to the representations, warranties, covenants and agreements set forth in the Business Combination Agreement would not be satisfied (“Terminating Company Breach”); provided that EUSG has not waived such Terminating Company Breach and Merger Sub is not in material breach of its representations, warrants, covenants or agreements in the Business Combination Agreement; provided further if such Terminating Company Breach is curable by the ADSE Shareholders or ADSE, EUSG may not terminate the Business Combination Agreement pursuant to this termination right for so long as the ADSE Shareholders and ADSE continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty days after notice of such breach is provided by EUSG to the ADSE Shareholders and (y) the Outside Date; or

•        by either of the ADSE Shareholders upon a breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement by EUSG, Parent or Merger Sub, or if any representation or warranty of EUSG, Parent or Merger Sub have become untrue, in either case such that the closing conditions with respect to the representations, warranties, covenants and agreements set forth in the Business Combination Agreement would not be satisfied (“Terminating SPAC Breach”); provided that such ADSE Shareholder has not waived such Terminating SPAC Breach and the ADSE Shareholders and ADSE are not in material breach of their representations, warrants, covenants or agreements in the Business Combination Agreement; provided, however if such Terminating SPAC Breach is curable by EUSG, Parent and Merger Sub, the ADSE Shareholders may not terminate the Business Combination Agreement pursuant to this termination right for so long as EUSG, Parent and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty days after notice of such breach is provided by the ADSE Shareholders to EUSG and (y) the Outside Date.

Material U.S. Federal Income Tax Consequences of the Merger

The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. Assuming the Merger so qualifies, U.S. Holders (as defined in “Certain Material U.S. Federal Income Tax Considerations”) should not generally recognize gain or loss for U.S. federal income tax purposes on the Merger. However, there is no assurance that the Merger will qualify as intended, and such qualification is not a condition of the Merger or the Transactions. Further, the parties did not and will not seek a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. If the Merger fails to qualify as a Section 368(a)(1)(F) reorganization, it may constitute a taxable transaction, and in such case, a U.S. Holder that exchanges its EUSG ordinary shares or EUSG warrants for the consideration pursuant to the Merger would generally recognize gain or loss equal to the difference between (i) the fair market value of the Parent Ordinary Shares and Parent Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the EUSG ordinary shares and EUSG warrants exchanged therefor. For a more detailed discussion of certain material U.S. federal income tax considerations of the Merger to U.S. Holders, see the section titled “Certain Material U.S. Federal Income Tax Considerations.”

Material Irish Tax Consequences of the Transactions

Non-Irish Holders (as defined in “Certain Material Irish Tax Consequences To Non-Irish Holders”) are not anticipated to be within the charge to Irish tax on chargeable gains on the automatic conversion of their EUSG ordinary shares into Parent Ordinary Shares, or the automatic adjustment of their EUSG warrants into Parent Warrants, pursuant to the Merger, unless the EUSG ordinary shares or EUSG warrants were used in or for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, or were used, held or acquired for use by or for the purposes of an Irish branch or agency. For a more detailed description of the anticipated material Irish tax consequences of acquiring, holding and disposing of Parent Ordinary Shares and Parent Warrants, see the section of this proxy statement/prospectus titled “Certain Material Irish Tax Consequences To Non-Irish Holders”.

Anticipated Accounting Treatment of the Transactions

The business combination is made up of the series of transactions within the Business Combination Agreement (“Transactions”) as described elsewhere within this proxy statement/prospectus. For accounting and financial reporting purposes, the Share-for-Share Exchange will be accounted for as a recapitalization under IFRS, while the other transactions will be accounted for based on International Accounting Standards Board (“IASB”) International Financial Reporting Standard (“IFRS”) 2, Share-based Payment (“IFRS 2”).

Regulatory Matters

The Transactions are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Companies in the Cayman Islands (“Registrar”) necessary to effectuate the Merger.

Risk Factors Summary

In evaluating the proposals to be presented at the extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

Some of the risks related to the business combination, Parent’s capital structure, EUSG’s business and ADSE’s business and industry are summarized below. References in the summary below to “ADSE” generally refer to ads-tec Energy GmbH in the present tense or the post-combination company from and after the Transactions.

•        The business combination remains subject to conditions that EUSG cannot control and if such conditions are not satisfied or waived, the business combination may not be consummated.

•        The trading market in the Parent Ordinary Shares and Parent Warrants may become substantially less liquid than the average trading market for a stock quoted on Nasdaq following the consummation of the business combination, and this low trading volume may adversely affect the price of the Parent Ordinary Shares and Parent Warrants.

•        There will be material differences between your current rights as a holder of EUSG securities and the rights one can expect as a holder of Parent securities, some of which may adversely affect you.

•        The Sponsor and certain directors and officers of EUSG have interests in the business combination that are different from or are in addition to those of EUSG shareholders generally.

•        The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Parent’s future results.

•        Anticipated benefits of the business combination may be reduced by delays in completing the business combination or failure to effectively retain, attract and motivate key employees.

•        Parent faces certain risks relating to Irish law.

•        ADSE is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the near term.

•        ADSE is expanding operations internationally, which will expose it to additional tax, compliance, market and other risks.

•        Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for ADSE’s products and services.

•        ADSE may face significant costs relating to existing and future environmental health and safety laws and regulations, including those for the storage and shipment of our lithium-ion battery packs.

•        ADSE’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

•        ADSE uses lithium-ion battery cells in the production of battery modules which have been reported to catch fire or vent smoke and flame, and such events have raised concerns over the use of such battery cells.

•        ADSE faces risks associated to natural disaster and health pandemics, including the recent coronavirus (“COVID-19”) pandemic, which could have a material adverse effect on its business and results of operations, in particular due to the disruption of supply chains and availability of components required for ADSE’s products.

•        The current lack of international standards may lead to uncertainty, additional competition and further unexpected costs.

•        ADSE’s business relies on a limited number of suppliers and manufacturers for its products and a highly concentrated customer base.

•        Operating in a market characterized by rapid technological change, ADSE expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce its profitability and may never result in revenue to ADSE.

•        The ability of ADSE to utilize net operating loss and tax credit carryforwards following the business combination is conditioned upon ADSE attaining profitability and generating taxable income. ADSE has incurred significant net losses since inception and it is anticipated that ADSE will continue to incur significant losses. Additionally, ADSE’s ability to utilize net operating loss and tax credit carryforwards to offset future taxable income may be limited.

SELECTED HISTORICAL FINANCIAL INFORMATION

ADSE and EUSG are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Transactions.

EUSG

EUSG balance sheet data as of November 16, 2020, April 30, 2021, and July 31, 2021, and income statement data for the periods from November 10, 2020 (inception) through November 16, 2020, from November 10, 2020 (inception) through April 30, 2021, and November 10, 2020 (inception) through July 31, 2021 are derived from EUSG’s audited and unaudited financial statements included elsewhere in this proxy statement/prospectus.

Balance Sheet Data:	November 16, 2020	April 30, 2021 Restated	July 31, 2021 Restated
Cash	$—	$751,925	$553,931
Prepaid expenses and other current assets	$—	$327,327	$190,327
Note receivable – related party	$—	$—	$—
Marketable securities held in Trust Account	$—	$143,763,697	$143,767,321
Promissory notes – related party	$—	$—	$—
Convertible promissory notes – related party	$—	$—	$—
Warrant Liabilities	$—	$2,668,750	$5,906,250
Total liabilities	$30,000	$2,796,510	$7,140,503
Ordinary shares subject to possible redemption	$—	$143,763,697	$143,767,321
Total shareholders’ equity (deficit)	$20,000	$(1,717,258)	$(6,321,130)
Total liabilities and shareholders’ equity (deficit)	$50,000	$144,842,949	$144,586,694
Income Statement Data:	For the Period from November 10, 2020 (inception) through November 16, 2020	Three Months Ended April 30, 2021	For the Period from November 10, 2020 (inception) through April 30, 2021	For the Period from November 10, 2020 (inception) through July 31, 2021
Loss from operations	$5,000	$199,420	$213,499	$1,579,871
Change in fair value of warrant liability	$—	$743,750	$743,750	$2,493,750
Transaction costs allocable to warrant liability	$—	$—	$23,219	$23,219
Interest income on marketable securities held in trust	$—	$13,496	$13,697	$17,321
Unrealized gain (loss) on marketable securities held in trust	$—	$(920)	$—	$—
Net income (loss)	$(5,000)	$556,906	$520,729	$(4,079,519)
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.00	$0.03	$0.04	$(0.29)
Basic and diluted weighted average shares outstanding, Class B ordinary shares	3,125,000	3,593,750	3,389,205	3,462,427

ADSE

ADSE’s balance sheet data as of December 31, 2020 and December 31, 2019 and income statement data for the years ended December 31, 2020 and December 31, 2019 are derived from ADSE’s audited annual financial statements included elsewhere in this proxy statement/prospectus. ADSE’s balance sheet data as of June 30, 2021 and June 30, 2020 and income statement data for the six months ended June 30, 2021 and June 30, 2020 are derived from ADSE’s unaudited condensed interim financial statements included elsewhere in this proxy statement/prospectus.

Balance Sheet Data:	As of June 30,		As of December 31,
	2021	2020	2020	2019
	(unaudited)		(audited)
	in kEUR	in kEUR	in kEUR	in kEUR
Cash and cash equivalents	0	8.888	18	9.325
Property, plant and equipment	2.104	1.599	2.019	1.581
Other current assets	19.352	36.718	25.307	40.010
Current liabilities	21.830	48.898	23.467	44.097
Total liabilities	53.397	73.215	53.917	61.304
Total shareholders’ equity (deficit)	(13.766)	(10.942)	(8.589)	1.691
Total shareholders’ equity and liabilities	39.630	62.273	45.328	62.995
Income Statement Data:	For the six months ended June 30,		For the fiscal year ended December 31,
	2021	2020	2020	2019
	(unaudited)		(audited)
	in kEUR	in kEUR	in kEUR	in kEUR
Operating Result	(4.069)	(12.180)	(8.190)	(9.676)
Total comprehensive result for the period	(5.177)	(12.633)	(10.280)	(12.050)
	For the six months ended June 30,		For the fiscal year ended December 31,
	2021	2020	2020	2020
	(unaudited)		(audited)
Basis and diluted loss per share	k€(0,16)	k€(0,39)	k€(0,32)	k€(0,38)
Weighted-average number of shares	32.039	32.039	32.039	32.039

The conventions of presenting numbers in ADSE’s historical financial statements included in this registration statement/prospectus are different from those used in the U.S. in terms of the usages of “ . “ and “ , “ in numbers whose usages are inverted, e.g. kEUR 1.000 in ADSE’s historical financial statements carries the same meaning as kEUR 1,000 or €1,000 thousand in the U.S.

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The selected pro forma data has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information appearing elsewhere in this proxy statement/prospectus and the accompanying notes to that pro forma financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the audited and unaudited financial statements and related notes of ADSE and EUSG for the applicable periods included elsewhere in this proxy statement/prospectus. The selected pro forma data has been presented for informational purposes only and are not necessarily indicative of what Parent’s actual financial position or results of operations would have been had the Business Combination been completed as of the dates indicated. In addition, the selected pro forma data does not purport to project the future financial position or operating results of Parent.

The selected unaudited pro forma condensed combined statement of financial position has been prepared using the following:

•        EUSG’s unaudited condensed financial statements and notes as of April 30, 2021 and for the period from November 10, 2020 (inception) through April 30, 2021.

•        ADSE’s unaudited condensed financial statements and notes as of and for the six months period ended June 30, 2021.

The selected unaudited pro forma condensed combined statement of profit or loss for the twelve months period has been prepared using the following:

•        EUSG’s audited financial statements for the period from inception date November 10, 2020 to November 16, 2020.

•        EUSG’s unaudited condensed financial statements and notes as of and for the three months period ended April 30, 2021.

•        ADSE’s audited financial statements and notes for the year ended December 31, 2020.

The selected unaudited pro forma condensed combined statement of profit or loss for the six months period has been prepared using the following:

•        EUSG’s unaudited condensed financial statements and notes as of April 30, 2021 and for the period from November 10, 2020 (inception) through April 30, 2021.

•        ADSE’s unaudited condensed financial statements and notes for the six months period ended June 30, 2021.

Further, the historical financial statements of EUSG are presented in USD and for pro forma purposes, have been converted to EUR by using an USD/EUR exchange rate of 0.8277 for the balance sheet, and an USD/EUR exchange rate of 0.8473 and 0.8310 for profit or loss for the twelve months ended December 31, 2020 and six months ended June 30, 2021, respectively.

The financial statements of EUSG were prepared in accordance with U.S. GAAP. The financial statements of ADSE were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Following the Transactions, Parent will qualify as a Foreign Private Issuer under the Exchange Act and will prepare its financial statements in accordance with IFRS. Accordingly, the unaudited pro forma condensed combined financial information has been prepared in accordance with IFRS.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative scenarios of redemptions of EUSG’s Class A ordinary shares by their holders:

•        Assuming No Additional Redemptions: This scenario assumes that no Class A ordinary shares are redeemed subsequent to June 30, 2021 or otherwise in connection with the Business Combination; and

•        Assuming Maximum Redemptions: This scenario assumes that a maximum redemption of 14,375,000 Class A ordinary shares permitted under the Business Combination Agreement is exercised with redemption payments of approximately €119.0 million (14,375,000 Class A ordinary shares at €8.28 ($10.00) per share, based on a USD/EUR exchange rate of 0.8277 as of April 30, 2021), under the assumption that the PIPE Closing Condition is satisfied and that EUSG will meet the requirement to have at least $5,000,001 in net tangible assets as of the Closing (the “Net Assets Condition”) by virtue of the proceeds from the PIPE Investment.

Euros in thousands, except of share and per share data	No Redemptions	Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Profit or Loss – Year Ended December 31, 2020
Net sales	47,370	47,370
Net (loss)	(84,098)	(82,745)
(Loss) per share	(1.45)	(1.89)
Weighted average shares outstanding – basic and diluted	58,120,505	43,745,505

Selected Unaudited Pro Forma Condensed Combined Statement of Profit or Loss – Six Months Period Ended June 30, 2021
Net sales	20,947	20,947
Net (loss)	(6,971)	(6,971)
(Loss) per share	(0.12)	(0.16)
Weighted average shares outstanding – basic and diluted	58,120,505	43,745,505

Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position – As of June 30, 2021
Total current assets	201,000	82,007
Total assets	221,279	102,286
Total current liabilities	20,499	20,499
Total liabilities	37,269	37,269
Total shareholders’ equity	184,010	65,017

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the per share data for EUSG and ADSE on a stand-alone basis and the unaudited pro forma condensed combined per share data for the twelve months ended December 31, 2020 and the six months ended June 30, 2021, after giving effect to the Transactions, (1) assuming that no shareholders of EUSG will exercise their right to redeem their EUSG ordinary shares; and (2) assuming that shareholders of EUSG will elect to redeem a total of 14,375,000 ordinary shares, which is all of the EUSG Public Shares that could be redeemed in connection with the Transactions with respect to the unaudited pro forma condensed combined per share information for the six months ended June 30, 2021 and for the twelve months ended December 31, 2020.

The information in the following table should be read in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of EUSG and ADSE and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined net loss per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined shareholder’s equity (deficit) per share information below does not purport to represent what the value of EUSG and ADSE would have been had the companies been combined during the periods presented.

			Pro Forma Condensed Combined
Euros in thousands, except of share and per share data	EUSG(1) (Historical) (Restated)(2)	ADSE (Historical)	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario
Six months ended June 30, 2021
Numerator
Net income (loss)	433	(5,177)	(6,971)	(6,971)
Shareholders’ equity (deficit)	(1,422)	(13,766)	184,010	65,017
Denominator
Weighted average shares outstanding basic and diluted	3,389,205	32,039	58,120,505	43,745,505
Net income (loss) per share basic and diluted	0.03	(161.58)	(0.12)	(0.16)
Shareholders’ equity (deficit) per share basic and diluted	(0.42)	(429.66)	3.17	1.49
Twelve months ended December 31, 2020
Numerator
Net (loss)	(4)	(10,280)	(84,098)	(82,745)
Denominator
Weighted average shares outstanding basic and diluted	3,125,000	32,039	58,120,505	43,745,505
Net (loss) per share basic and diluted	(0.00)	(320.86)	(1.45)	(1.89)

____________

(1)      Net income or net losses of EUSG have been converted to an average USD/EUR exchange rate of 0.8310 for the period from November 10, 2020 to April 30, 2021 for the six months ended June 30, 2021 and an average USD/EUR exchange rate of 0.8473 for the period from November 10, 2020 to November 16, 2020 for the twelve months ended December 31, 2020. Shareholders’ equity has been converted to a USD/EUR exchange rate of 0.8277 as at April 30, 2021.

(2)      The calculation of Net loss per share basic and diluted excludes interest income and unrealized gains attributable to shares subject to possible redemption of 14,375,000 for the six months ended June 30, 2021 and the twelve months ended December 31, 2020.

RISK FACTORS

You should carefully consider the following risk factors and all of the information contained in this proxy statement/prospectus, including but not limited to, the matters addressed in the “Forward-Looking Statements”, and the financial information with respect to EUSG, ADSE, and Parent before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. The value of your investment in Parent following consummation of the business combination will be subject to the significant risks affecting Parent and the electric industry, including vehicle charging and battery storage systems, as well as the market in general. Any of the following risks could materially adversely affect Parent’s business, financial condition or results of operations. This could cause the trading price of the Parent Ordinary Shares and/or Parent Warrants to decline, perhaps significantly, and you could lose all or a part of your investment. Additional risks and uncertainties not currently known to EUSG, ADSE, or Parent or that EUSG, ADSE, and Parent currently do not consider to be material may also materially and adversely affect Parent’s business, financial condition or results of operations.

Risks Related to the Business Combination and Parent’s Capital Structure

EUSG may not have sufficient funds to consummate the business combination.

As of [•], 2021, EUSG had approximately $[•] available to it outside the trust account to fund its working capital requirements and a working capital deficiency of $[•]. If EUSG is required to seek additional capital, it would need to borrow funds from its sponsors, initial shareholders, management team or other third parties to operate or may be forced to liquidate. None of EUSG’s sponsor, initial shareholders, members of its management team, nor any of their affiliates is under any obligation to advance funds to EUSG in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to EUSG upon completion of the business combination. If EUSG is unable to consummate the business combination because it does not have sufficient funds available, EUSG will be forced to cease operations and liquidate the trust account. Consequently, EUSG’s public shareholders may only receive $[•] per share and their warrants and rights will expire worthless.

If EUSG’s shareholders fail to properly demand redemption rights, they will not be entitled to redeem their EUSG Class A Ordinary Shares for a pro rata portion of the trust account.

EUSG shareholders holding EUSG Public Shares may demand that EUSG redeem their EUSG Public Shares for a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the business combination. To demand redemption rights, EUSG shareholders must deliver their EUSG Public Shares (either physically or electronically) to EUSG’s transfer agent no later than two business days prior to the meeting. Any shareholders who fail to properly demand redemption rights by delivering their EUSG Public Shares will not be entitled to redeem their EUSG Public Shares for a pro rata portion of the trust account for redemption of their EUSG Public Shares. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your EUSG Public Shares for cash.

The business combination remains subject to conditions that EUSG cannot control and if such conditions are not satisfied or waived, the business combination may not be consummated.

The business combination is subject to a number of conditions, including the condition that there is no legal prohibition against consummation of the business combination, that EUSG’s securities remain listed on Nasdaq through the closing, approval for registration on Nasdaq of the Parent Ordinary Shares and Parent Warrants, approval by the EUSG shareholders of the business combination proposal, the merger proposal, the director proposal, the charter proposals, and the PIPE proposal, continued effectiveness of the registration statement on Form F-4, of which this proxy statement/prospectus is a part, the truth and accuracy of EUSG’s and ADSE’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement, Parent entering into the composition agreement with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities with DTC, and EUSG having at least $5,000,001 of net tangible assets immediately prior to, or upon the consummation of, the Transactions after taking into account holders of EUSG Public Shares that have properly demanded redemption of their EUSG Public Shares for cash. There are no assurances that all conditions to the business combination will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the business combination are not met (and are not waived, to the extent waivable), then either EUSG or ADSE may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement or amend the Termination Date. See the section of this proxy statement/prospectus titled “The Business Combination Agreement — Waivers” and “— Termination.”

The Parent Ordinary Shares and Parent Warrants may not be listed on a national securities exchange after the business combination, which could limit investors’ ability to make transactions in such securities, subject Parent to additional trading restrictions, and subject Parent’s security holders to Irish stamp tax upon securities transfers.

Parent has applied to have the Parent Ordinary Shares and Parent Warrants listed on Nasdaq after the consummation of the business combination. Parent will be required to meet Nasdaq’s initial listing requirements to be listed, including having a minimum number of round lot shareholders. Parent may not be able to meet those initial listing requirements. Even if the Parent Ordinary Shares and Parent Warrants are so listed, Parent may be unable to maintain the listing of such securities in the future. If Parent fails to meet the initial listing requirements and Nasdaq does not list the Parent Ordinary Shares or Parent Warrants (and the related closing condition with respect to the listing of the Parent Ordinary Shares and Parent Warrants is waived by the parties), Parent could face significant material adverse consequences, including:

•        a limited availability of market quotations for the Parent Ordinary Shares and Parent Warrants;

•        a reduced level of trading activity in the secondary trading market for the Parent Ordinary Shares and Parent Warrants;

•        a limited amount of news and analyst coverage for Parent;

•        a decreased ability to issue additional securities or obtain additional financing in the future;

•        stamp duty may be chargeable on transfers of Parent Ordinary Shares and Parent Warrants at a rate of 1% of the greater of the price paid or market value of the Parent Ordinary Shares and Parent Warrants transferred; and

•        Parent’s securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, which is a federal statute that prevents or pre-empts the states from regulating the sale of certain securities, including securities listed on Nasdaq, in which case Parent’s securities would be subject to regulation in each state where Parent offers and sells securities.

The stock price of the Parent Ordinary Shares and/or Parent Warrants may be volatile.

The market price of the Parent Ordinary Shares and/or Parent Warrants may be volatile. In addition to factors discussed elsewhere in this Risk Factors section, the market price of the Parent Ordinary Shares and/or Parent Warrants may fluctuate significantly in response to numerous factors, many of which are beyond Parent’s control, including:

•        overall performance of the equity markets;

•        actual or anticipated fluctuations in Parent’s revenue and other operating results;

•        changes in the financial projections Parent may provide to the public or the failure to meet these projections;

•        failure of securities analysts to initiate or maintain coverage of Parent, changes in financial estimates by any securities analysts who follow Parent or Parent’s failure to meet these estimates or the expectations of investors;

•        the issuance of reports from short sellers that may negatively impact the trading price of the Parent Ordinary Shares and/or Parent Warrants;

•        recruitment or departure of key personnel;

•        the economy as a whole and market conditions in Parent’s industry;

•        new laws, regulations, subsidies, or credits or new interpretations of them applicable to Parent’s business;

•        negative publicity related to problems in Parent’s manufacturing or the real or perceived quality of Parent’s products;

•        rumors and market speculation involving Parent or other companies in Parent’s industry;

•        announcements by Parent or its competitors of significant technical innovations, acquisitions, strategic partnerships, or capital commitments;

•        lawsuits threatened or filed against Parent;

•        other events or factors including those resulting from war, incidents of terrorism or responses to these events;

•        the expiration of contractual lock-up or market standoff agreements; and

•        sales or anticipated sales of the Parent Ordinary Shares and/or Parent Warrants by Parent or Parent’s shareholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility.

Although publicly traded, the trading market in the Parent Ordinary Shares and Parent Warrants may become substantially less liquid than the average trading market for a stock quoted on Nasdaq following the consummation of the business combination, and this low trading volume may adversely affect the price of the Parent Ordinary Shares and Parent Warrants.

EUSG’s ordinary shares, units, rights, and warrants currently trade on Nasdaq, and Parent has applied to have the Parent Ordinary Shares and Parent Warrants trade on Nasdaq. Because EUSG’s public shareholders have the option to redeem their EUSG Public Shares for cash in connection with the business combination, the trading volume of the Parent Ordinary Shares after consummation of the business combination may substantially decrease compared to other companies listed on Nasdaq. Limited trading volume in the Parent Ordinary Shares will subject both the Parent Ordinary Shares and the Parent Warrants to greater price volatility and may make it difficult for you to sell your Parent Ordinary Shares and Parent Warrants at a price that is attractive to you. Limited trading volume in the Parent Ordinary Shares and Parent Warrants may also result in Parent’s failure to continue to meet the listing standards for Nasdaq.

Parent’s staggered board will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Parent Ordinary Shares may view as beneficial.

Parent’s M&A will provide that Parent’s board of directors shall have three classes of directors with staggered terms of up to three years until his or her successor is designated and qualified. During such term, Parent shareholders will have no power to remove directors without cause. Parent’s staggered board will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of Parent Ordinary Shares and Parent Warrants of the opportunity to sell their Parent Ordinary Shares at a premium over the prevailing market price. Additionally, Parent’s staggered board may discourage proxy contests for the election of directors and purchases of substantial blocks of Parent Ordinary Shares by making it more difficult for a potential acquirer to gain control of Parent’s board of directors.

No individual, group or other company will hold in excess of 50% of the voting power for the election of directors of Parent. Accordingly, Parent will not be a “controlled company” under the rules of the Nasdaq Stock Market.

Parent may issue additional Parent Ordinary Shares or other equity securities without seeking approval of the Parent shareholders, which would dilute your ownership interests and may depress the market price of the Parent Ordinary Shares.

Upon consummation of the business combination, Parent will have warrants outstanding to purchase up to an aggregate of 11,562,500 Parent Ordinary Shares. In addition to the PIPE Investment, EUSG and ADSE may choose to seek third-party financing to provide additional working capital for the ADSE business, in which event Parent may issue additional equity securities. Following the consummation of the business combination, Parent may also issue additional Parent Ordinary Shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants, or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

Parent’s issuance of additional Parent Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•        Parent’s existing shareholders’ proportionate ownership interest in Parent will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Parent Ordinary Share may be diminished; and

•        the market price of the Parent Ordinary Shares may decline.

Future resales of the Parent Ordinary Shares issued in connection with the Transactions may cause the market price of the Parent Ordinary Shares to drop significantly, even if ADSE’s business is doing well.

The ADSE Shareholders have agreed not to transfer any Parent Ordinary Shares received in the Share-for-Share Exchange except to certain permitted transferees, until 180 days after the consummation of the Transactions, or earlier upon the subsequent completion of a liquidation, merger, stock exchange, or similar transaction. The EUSG initial shareholders will be subject to the same transfer restrictions with respect to the Parent Ordinary Shares and Parent Warrants to be received by them in the Merger. See the section of this proxy statement/prospectus titled “The Business Combination Proposal.”

At the closing of the Transactions, Parent will enter into the Registration Rights Agreement providing the EUSG initial shareholders, ADSE Shareholders, and the Underwriters with certain demand registration rights and piggy-back registration rights with respect to registration statements filed by Parent after the closing. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — Related Agreements or Arrangements — Registration Rights Agreement.”

Upon expiration of the applicable lock-up periods and upon the effectiveness of any registration statement Parent files pursuant to the above-referenced Registration Rights Agreement, or as required under the subscription agreements with the PIPE Investors (including ADSH and Bosch), in a registered offering of securities pursuant to the Securities Act, or otherwise in accordance with Rule 144 under the Securities Act, the ADSE Shareholders and the PIPE Investors (including ADSH and Bosch) may sell large amounts of Parent Ordinary Shares (with respect to the PIPE Investors, after their EUSG Class A Ordinary Shares have been automatically cancelled in exchange for Parent Ordinary Shares pursuant to the Business Combination Agreement) in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Parent Ordinary Shares and/or the Parent Warrants or putting significant downward pressure on the price of the Parent Ordinary Shares and/or the Parent Warrants.

Downward pressure on the market price of the Parent Ordinary Shares and/or the Parent Warrants that likely will result from sales of Parent Ordinary Shares issued in connection with exercise of warrants or sales of warrants upon expiration of any applicable lockup periods could encourage short sales of Parent Ordinary Shares and/or the Parent Warrants by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of Parent Ordinary Shares and/or Parent Warrants could have a tendency to depress the price of the Parent Ordinary Shares and/or the Parent Warrants, respectively, which could increase the potential for short sales.

We cannot predict the size of future issuances of Parent Ordinary Shares or warrants to subscribe for Parent Ordinary Shares or the effect, if any, that future issuances and sales of Parent Ordinary Shares and/or warrants to subscribe for Parent Ordinary Shares will have on the market price of the Parent Ordinary Shares or the Parent Warrants. Sales of substantial amounts of Parent Ordinary Shares (including those issued in connection with the business combination), or the perception that such sales could occur, may adversely affect prevailing market prices of Parent Ordinary Shares and/or Parent Warrants.

EUSG shareholders may decide to sell their EUSG securities, Parent Ordinary Shares, or Parent Warrants, which could cause a decline in their market prices and the value of the Parent Ordinary Shares or Parent Warrants after consummation of the Transactions.

Some EUSG shareholders may decide they do not want to own shares of a company that has all of its business and opportunities outside the United States or decide they do not want to hold Parent Ordinary Shares or Parent Warrants for other reasons. This could result in the sale of EUSG ordinary shares prior to the completion of the business combination or in the exercise of redemption rights, or the sale of the Parent Ordinary Shares or Parent Warrants received in the business combination after the completion of the business combination. These sales, or the prospects of such sales in the future, could adversely affect the market price for EUSG ordinary shares, Parent Ordinary Shares and Parent Warrants respectively, and the ability to sell the EUSG ordinary shares in the market before the business combination is completed as well as the Parent Ordinary Shares and/or Parent Warrants after the business combination is completed. This could, in turn adversely affect the dollar value of the Parent Ordinary Shares and Parent Warrants that the EUSG shareholders will receive upon completion of the business combination.

Because the market price of Parent Ordinary Shares and/or Parent Warrants may fluctuate, EUSG shareholders cannot be sure of the value of the Parent Ordinary Shares and/or Parent Warrants they will receive in the Transactions.

Upon completion of the business combination, each EUSG ordinary share will be automatically cancelled in exchange for one Parent Ordinary Share, subject to the right of EUSG’s public shareholders to redeem their EUSG ordinary shares for a pro rata portion of EUSG’s trust account, and each EUSG warrant will automatically be adjusted to become a Parent Warrant. The value of the Parent Ordinary Shares and Parent Warrants upon completion of the business combination may differ from the value of the EUSG ordinary shares and EUSG warrants, respectively, at the signing of the Business Combination Agreement due to changes in the market value of the Parent Ordinary Shares and/or Parent Warrants which may be caused by, among other things, market volatility. If the value of the Parent Ordinary Shares and/or Parent Warrants decreases relative to the value of EUSG ordinary shares and/or EUSG warrants, respectively, between the date of the Business Combination Agreement and the closing of the Transactions, the implied value and premium paid to EUSG shareholders pursuant to the business combination will be lower than the implied value and premium as of the time the parties executed the Business Combination Agreement.

The EUSG board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Transactions.

EUSG’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Transactions. Accordingly, investors will be relying solely on the judgment of the EUSG board of directors in valuing ADSE and assuming the risk that the EUSG board of directors may not have properly valued the business. In analyzing the business combination, EUSG’s board and management conducted due diligence on ADSE, researched the industry in which ADSE operates, consulted with third party advisors and concluded that the business combination was fair to and in the best interest of EUSG and its shareholders. The lack of a third-party valuation or fairness opinion may lead an increased number of shareholders to vote against the proposed Transactions or demand redemption of their EUSG Public Shares for cash, which could potentially impact EUSG’s ability to consummate the Transactions or adversely affect Parent’s liquidity following the consummation of the Transactions.

There will be material differences between your current rights as a holder of EUSG securities and the rights one can expect as a holder of Parent securities, some of which may adversely affect you.

Upon completion of the business combination, EUSG shareholders will no longer be shareholders of EUSG, a Cayman Islands exempted company, but will be shareholders of Parent, a corporation incorporated under the laws of Ireland. There will be material differences between the current rights of EUSG shareholders and the rights you can expect to have as a holder of the Parent Ordinary Shares and Parent Warrants, some of which may adversely affect you.

For a more detailed discussion of the differences in the rights of EUSG shareholders and the Parent shareholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights”.

There are risks to shareholders who are not affiliates of the Sponsor of becoming shareholders of Parent through the Transactions rather than through an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

There are risks associated with Parent becoming publicly traded through the Transactions instead of through an underwritten offering, including that investors will not receive the benefit of any independent review by an underwriter of ADSE’s business, finances and operations, including its projections.

Underwritten public offerings of securities are typically subject to a due diligence review of the issuer by the underwriters to satisfy duties under the Securities Act, the rules of the Financial Industry Regulatory Authority, Inc. (FINRA) and the rules of the national securities exchange on which such securities will be listed. Additionally, underwriters conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering and undertake a due diligence review process in order to establish a due diligence defense against liability for claims under the federal securities laws. Shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type typically performed by underwriters in a public securities offering. EUSG cannot assure you that due diligence conducted in connection with the Transactions has identified all material issues that may be present in ADSE’s business prior to the completion of the Transactions during the course of due diligence, that it would be possible to uncover all material issues through a customary due diligence process (whether undertaken by an underwriter or by EUSG), or that factors outside of Parent’s, ADSE’s, and EUSG’s control will not later arise.

In addition, the Sponsor and certain of EUSG’s executive officers and directors have interests in the Transactions that may be different from, or in addition to, the interests of shareholders generally. Such interests may have influenced the directors of EUSG in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Interests of Certain Persons in the Transaction — Interests of EUSG Directors and Executive Officers in the Transaction” for additional information on the interests of EUSG’s directors and executive officers.

There may be less publicly available information concerning Parent than there is for issuers that are not foreign private issuers because it is anticipated that Parent will be considered a foreign private issuer and will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than issuers that are not foreign private issuers and Parent, as a foreign private issuer, will be permitted to follow home country practice in lieu of the listing requirements of Nasdaq, subject to certain exceptions.

A foreign private issuer under the Exchange Act is exempt from certain rules under the Exchange Act, and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. It is anticipated that Parent will be exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act. The members of Parent’s board of directors, officers and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Accordingly, there may be less publicly available information concerning Parent than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies.

In addition, certain information may be provided by Parent in accordance with Irish law, which may differ in substance or timing from such disclosure requirements under the Exchange Act. As a foreign private issuer, under Nasdaq rules Parent will be subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of Nasdaq permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of Nasdaq, including, for example, certain internal controls as well as board, committee and director independence requirements. Parent does not currently intend to follow any Irish corporate governance practices in lieu of Nasdaq corporate governance rules, but we cannot assure you that this will not change after consummation of the Transactions. If Parent determines to follow Irish corporate governance practices in lieu of Nasdaq corporate governance standards, Parent will disclose each Nasdaq rule that Parent does not intend to follow and describe the Irish practice that Parent will follow in lieu thereof.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about Parent’s business, the market price of the Parent Ordinary Shares and/or Parent Warrants and trading volume could decline.

The market price for the Parent Ordinary Shares and Parent Warrants depends in part on the research and reports that securities or industry analysts publish about Parent or Parent’s business. If industry analysts cease coverage of Parent, the trading price for the Parent Ordinary Shares and/or Parent Warrants would be negatively affected. In addition, if one or more of the analysts who cover Parent downgrade the Parent Ordinary Shares and/or Parent Warrants or publish inaccurate or unfavorable research about Parent’s business, the Parent Ordinary Share and/or Parent Warrant price would likely decline. If one or more of these analysts cease coverage of Parent or fail to publish reports on Parent regularly, demand for the Parent Ordinary Shares and/or Parent Warrants could decrease, which might cause the Parent Ordinary Share and/or Parent Warrant price and trading volume to decline.

Future changes in U.S. and foreign tax laws could adversely affect Parent.

The U.S. Congress, the Organisation for Economic Co-operation and Development, and government agencies in jurisdictions where Parent and its affiliates do business have focused on issues related to the taxation of multinational corporations. In particular, specific attention has been paid to “base erosion and profit shifting”, where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result the tax laws in Ireland, Germany, the U.S. and other countries in which Parent and its affiliates do business could change, on a prospective or retroactive basis, and any such change could adversely affect Parent.

Upon completion of the business combination, EUSG shareholders will become Parent shareholders, EUSG warrantholders will become holders of Parent Warrants, and the market price for the Parent Ordinary Shares and Parent Warrants may be affected by factors different from those that historically have affected EUSG.

Upon completion of the business combination, EUSG shareholders will become Parent shareholders and EUSG warrantholders will become holders of Parent Warrants. Parent’s business differs for that of EUSG, and, accordingly, the results of operations of Parent will be affected by some factors that are different from those currently affecting the results of operations of EUSG. EUSG is a Cayman Islands exempt company that is not engaged in any operating activity, directly or indirectly. Parent is a holding company and its subsidiary ADSE is engaged in the business of providing infrastructure to the electric vehicle charging market. Parent’s business and results of operations will be affected by regional, country, and industry risks and operating risks to which EUSG was not exposed. For a discussion of the business of Parent, including the business currently conducted and proposed to be conducted by ADSE, see the section of this proxy statement/prospectus titled “Business of ADSE”.

EUSG’s current directors and executive officers and their affiliates own EUSG ordinary shares and Private Warrants that will be worthless if the business combination is not approved. Such interests may have influenced their decision to approve the business combination with ADSE.

EUSG’s officers and directors and/or their affiliates beneficially own EUSG ordinary shares and Private Warrants that they purchased prior to, or simultaneously with, EUSG’s initial public offering. EUSG’s executive officers, directors and their affiliates have no redemption rights with respect to their EUSG ordinary shares and their Private Warrants will expire worthless in the event a business combination with ADSE or another target is not effected in the required time period. These financial interests may have influenced the decision of EUSG’s directors and officers to approve the business combination with ADSE and to continue to pursue such business combination. In considering the recommendations of EUSG’s board of directors to vote for the business combination proposal and other proposal, its shareholders should consider these interests. See the section of this proxy statement titled “Proposal No. 1 — The Business Combination Proposal — Interests of EUSG’s Directors, Officers, and Others in the Transactions.”

The Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the business combination is not consummated. Such liability may have influenced the decision to pursue the business combination with ADSE and the board’s decision to approve it.

If the business combination with ADSE or another business combination is not consummated by ADSE on or before January 26, 2023, the Sponsor will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by EUSG for services rendered or contracted for or products sold to EUSG, but only if such a vendor or target business has not executed a waiver agreement. If EUSG consummates a business combination, on the other hand, EUSG will be liable for all such claims. Neither EUSG nor the Sponsor has any reason to believe that Sponsor will not be able to fulfill its indemnity obligations to EUSG.

These obligations of the Sponsor may have influenced EUSG’s board of director’s decision to approve the business combination. In considering the recommendations of EUSG’s board of directors to vote for the business combination proposal and other proposals, EUSG’s shareholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal No. 1 — The Business Combination Proposal — Interests of EUSG’s Directors, Officers, and Others in the Transactions.”

EUSG’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to EUSG’s public shareholders.

If proceeds in the trust account are reduced below $10.00 per EUSG Public Share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, EUSG’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While EUSG currently expects that its independent directors would take legal action on EUSG’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations to EUSG, it is possible that EUSG’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If EUSG’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to EUSG’s public shareholders may be reduced below $10.00 per share.

The Sponsor and EUSG’s directors and executive officers may have financial interests in the business combination that are different from or are in addition to those of EUSG shareholders generally.

The Sponsor, EUSG’s directors and executive officers, and their respective affiliates and associates have interests in and arising from the business combination that are different from, or in addition to (and which may conflict with), the interests of the Public Shareholders, which could result in a real or perceived conflict of interest. These interests include, among other things, the interests listed below:

•        On November 16, 2020, the Sponsor purchased an aggregate of 3,593,750 EUSG Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.007 per share. On December 15, 2020, the Sponsor transferred 70,000 of the EUSG Founder Shares to an entity controlled by Dr. Thunell, chairman of EUSG’s board of directors, up to 35,000 of which are subject to repurchase by the Sponsor based on the achievement of certain milestones. Because the underwriters of the initial public offering fully exercised their over-allotment option in January 2021, the Sponsor retained the 468,750 EUSG Founder Shares that were subject to forfeiture, and all 3,593,750 EUSG Founder Shares remain outstanding as of the date hereof. If the business combination with ADSE or another business combination is not consummated by January 26, 2023 (or such other date as approved by EUSG shareholders through approval of an amendment to the M&A), EUSG will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, the EUSG Class B Ordinary Shares held by the initial shareholders, including EUSG’s directors and officers would be worthless, because the initial shareholders are not entitled to participate in any redemption or distribution with respect to such shares. Such EUSG Class B Ordinary Shares had an aggregate market value of $36,189,062.50 based upon the closing price of $10.07 per EUSG Class A Ordinary Share on Nasdaq on the record date. As a result of the low initial purchase price, the Sponsor, its affiliates and our management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as EUSG’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, officers and directors and their respective affiliates and associates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by January 26, 2023, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their EUSG Founder Shares.

•        Simultaneously with the consummation of the IPO, EUSG consummated the private placement of an aggregate of 4,375,000 EUSG Private Warrants to the Sponsor, EBC and ABN AMRO Securities (USA) LLC, at a purchase price of $1.00 per warrant (or $4,375,000 in the aggregate). All of the proceeds EUSG received from these sales were placed in the Trust Account. Such EUSG Private Warrants had an aggregate market value of $9,012,500 based upon the closing price of $2.06 per EUSG Public Warrant on Nasdaq on the record date. The EUSG Private Warrants will become worthless if EUSG does not consummate a business combination by January 26, 2023 (or such other date as approved by EUSG shareholders through approval of an amendment to the M&A). There will be no redemption rights or liquidating distributions from the Trust Account with respect to the EUSG Private Warrants.

•        To protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below (1) $10.00 per share or (2) such lesser amount per share as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, by the claims of target businesses or claims of vendors or other entities that are owed money by EUSG for services rendered or contracted for or products sold to EUSG. The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: the Sponsor will have no liability (a) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with EUSG waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (b) as to any claims for indemnification by the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Neither Marcum LLP, EUSG’s independent registered public accounting firm, nor EBC, executed agreements with EUSG waiving such claims to the monies held in the Trust Account. EUSG did not require the Sponsor to reserve for such indemnification obligations, nor did EUSG independently verify whether the Sponsor has sufficient funds to satisfy its indemnity obligations. EUSG believes that the Sponsor’s only assets are securities of EUSG. Therefore, EUSG believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

•        If EUSG does not complete an initial business combination by January 26, 2023, EUSG may use a portion of its working capital held outside the Trust Account to repay any working capital loans, but no proceeds held in the Trust Account would be used to repay any working capital loans. As of September 30, 2021, there was approximately $143,770,000 in investments and cash held in the Trust Account and approximately $276,000 of cash held outside the Trust Account available for working capital purposes.

•        It is contemplated that Elaine Grunewald, Director of EUSG, will be the chief marketing officer of Parent after the closing of the Transactions. As a result, Ms. Grunewald may receive cash fees, stock options or stock awards that Parent’s board of directors determines to pay to its executive officers.

•        It is contemplated that Bazmi Husain, Advisor to EUSG, will be a director of Parent after the closing of the Transactions. As a result, Mr. Husain may receive cash fees, stock options or stock awards that Parent’s board of directors determines to pay to its directors.

•        If EUSG is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Sponsor has agreed to advance the funds necessary to pay such costs and complete such liquidation and not to seek repayment for such expenses.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, EUSG’s officers and directors and their respective affiliates and associates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by EUSG from time to time, made by the Sponsor or certain of EUSG’s officers and directors to finance transaction costs in connection with an intended initial business combination.

•        Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to EUSG and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to EUSG for working capital expenses, and there are no outstanding fees or out-of-pocket expenses for which the Sponsor and its affiliates are waiting reimbursement. As of the date of this proxy statement/prospectus, there are no outstanding loans, fees or out-of-pocket expenses for which EUSG’s officers or directors are awaiting reimbursement.

•        The Sponsor will be party to the Registration Rights Agreement, which will come into effect at the Closing Date.

•        Affiliates of the Sponsor, including certain of EUSG’s officers and directors, will fund $14.5 million in the PIPE Investment.

•        Dr. Thunell, EUSG’s Chairman of the Board, will be eligible to receive a one-time payment in exchange for the transfer of up to 35,000 Founder Shares to EUSG’s Sponsor, 180 days after the completion of the Transactions, with the amount of such payment depending on the achievement of certain milestones.

•        EUSG’s obligation to pay up to $5 million aggregate amount in fees to Raymond James in consideration for Raymond James’s services as M&A advisor for the business combination and placement agent for the PIPE Investment is contingent upon the closing of the business combination.

See “Proposal No. 1 — The Business Combination Proposal — Interests of EUSG’s Directors, Officers, and Others in the Transactions” for additional information on the interests of EUSG’s directors and executive officers.

These financial interests of the Sponsor, EUSG’s officers and directors, and their respective affiliates and associates may have influenced their motivation in identifying and selecting ADSE as a business combination target, and their decision to approve the Transactions. In considering the recommendations of the board of EUSG to vote for the Proposals, EUSG public shareholders should consider these interests.

Activities taken by existing EUSG shareholders to increase the likelihood of approval of the business combination proposal and other proposals could have a depressive effect on EUSG’s ordinary shares.

At any time prior to the extraordinary general meeting during a period when they are not then aware of any material non-public information regarding EUSG or its securities, EUSG, the Sponsors, the initial shareholders, ADSE, the ADSE Shareholders and/or their respective affiliates may purchase EUSG ordinary shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of EUSG or vote their EUSG ordinary shares in favor of the business combination proposal. The purpose of ordinary share purchases and other transactions would be to increase the likelihood of approval of the business combination proposal by the holders of a majority of the EUSG ordinary shares present and entitled to vote at the extraordinary general meeting and that EUSG have in excess of the required amount of closing cash to consummate the Transactions under the Business Combination Agreement, where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on EUSG’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase EUSG ordinary shares at a price lower than market and may therefore be more likely to sell the EUSG ordinary shares that he owns, either prior to or immediately after the extraordinary general meeting.

The business combination may be completed even though material adverse effects may result from the announcement of the business combination, industry-wide changes and other causes.

In general, EUSG can refuse to complete the business combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the business combination, even if such change could be said to have a material adverse effect on ADSE or EUSG, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

•        any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets;

•        any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, and other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such effect first arises after the date of the Business Combination Agreement);

•        events or conditions generally affective the industry in which the party operates;

•        changes in GAAP or IFRS, the authoritative interpretation of GAAP or IFRS, or law;

•        changes attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with any federal, state, or local government authorities); or

•        any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position.

Furthermore, EUSG or ADSE may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the business combination, EUSG’s stock price may suffer.

Delays in completing the business combination may substantially reduce the expected benefits of the business combination.

Satisfying the conditions to, and completion of, the business combination may take longer than, and could cost more than, EUSG expects. Any delay in completing or any additional conditions imposed in order to complete the business combination may materially adversely affect the benefits that EUSG expects to achieve from the acquisition of ADSE’s business.

Parent has no operating history. The unaudited pro forma condensed combined financial information may not be an indication of Parent’s financial condition or results of operations following the business combination, and accordingly, you have limited financial information on which to evaluate Parent and your investment decision.

Parent has no operating history, and ADSE and EUSG have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the historical financial statements of EUSG and ADSE, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of Parent following the business combination. Certain adjustments and assumptions have been made regarding Parent after giving effect to the business combination. ADSE and EUSG believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect Parent’s results of operations or financial condition following the business combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect Parent’s results of operations and financial condition and the actual financial condition and results of operations of Parent following the business combination may not be consistent with, or evident from, this pro forma financial information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Parent’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by ADSE. Parent and EUSG do not endorse any of the forecasts, projections or estimates prepared by ADSE of the business and financial performance of ADSE that may be included in the proxy statement/prospectus.

None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the business combination or toward complying with SEC guidelines or generally accepted accounting principles. ADSE’s auditors did not audit, review or perform any procedures on these forecasts or projections. The projections and forecasts were based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of EUSG and Parent and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of ADSE’s operations, or could lead to such projections and forecasts not being achieved include, but are not limited to: client demand for ADSE’s solutions, expectations as to ADSE’s customer pipeline, successful and timely construction and commissioning of green hydrogen production facilities, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the business combination.

The success of the acquisition of ADSE will depend in part on the attraction, retention and motivation of executive personnel critical to the business and operations of Parent. Executives may experience uncertainty about their future roles with Parent and ADSE during the pendency of the business combination or after its completion. In addition, competitors may recruit ADSE management. If Parent and ADSE are unable to attract, retain and motivate executive personnel that are critical to the successful operations of the combined business, they could face disruptions in operations, strategic relationships, key information, expertise or know-how and unanticipated recruitment and onboarding costs. In addition, the loss of key personnel could diminish the anticipated benefits of the acquisition of ADSE by EUSG.

Parent is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Parent Ordinary Shares less attractive to investors.

Parent is an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, Parent is only required to provide two years of audited financial statements and only two years of related selected financial data and management discussion and analysis of financial condition and results of operations disclosure. In addition, Parent is not required to obtain auditor attestation of its reporting on internal control over financial reporting, has reduced disclosure obligations regarding executive compensation and is not required to hold non-binding advisory votes on executive compensation. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Parent has elected to take advantage of such extended transition period. Parent cannot predict whether investors will find the Parent Ordinary Shares to be less attractive as a result of its reliance on these exemptions. If some investors find the Parent Ordinary Shares to be less attractive as a result, there may be a less active trading market for the Parent Ordinary Shares and the price of the Parent Ordinary Shares may be more volatile.

Parent will remain an emerging growth company until the earliest of: (i) the end of the fiscal year in which Parent has total annual gross revenue of $1.07 billion; (ii) the last day of Parent’s fiscal year following the fifth anniversary of the date on which EUSG consummated its initial public offering; (iii) the date on which Parent issues more than $1.0 billion in non-convertible debt during the preceding three-year period; or (iv) the end of the fiscal year in which the market value of the Parent Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter.

Further, there is no guarantee that the exemptions available to Parent under the JOBS Act will result in significant savings. To the extent that Parent chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact Parent’s financial condition.

Parent may need additional capital in the future to meet its financial obligations and to pursue its business objectives. Additional capital may not be available on favorable terms, or at all, which could compromise Parent’s ability to meet its financial obligations and grow its business.

While EUSG’s management anticipates that the funds made available from the PIPE Investment and EUSG’s trust fund following the completion of the business combination will be sufficient to fund Parent’s operations for at least the next 36 to 48 months, Parent may need to raise additional capital to fund operations in the future or finance future acquisitions.

If Parent seeks to raise additional capital in order to meet various objectives, including developing existing or future technologies and solutions, increasing working capital, acquiring new clients, expanding geographically and responding to competitive pressures, capital may not be available on favorable terms or may not be available at all. Lack of sufficient capital resources could significantly limit Parent’s ability to take advantage of business and strategic opportunities. Any additional capital raised through the sale of equity or debt securities with an equity component would dilute stock ownership. If adequate additional funds are not available, Parent may be required to delay, reduce the scope of, or eliminate material part of its business strategy, including acquiring potential new clients or the continued development of new or existing technologies or solutions and geographic expansion.

Parent will incur significant costs and devote substantial management time as a result of being subject to reporting requirements in the United States, which may adversely affect the operating results of Parent in the future.

As a company subject to reporting requirements in the United States, Parent will incur significant legal, accounting and other expenses that Parent would not have incurred as a private Irish company. For example, Parent will be subject to the reporting requirements of the Exchange Act and is required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements will increase Parent’s legal and financial compliance costs and will make some activities more time consuming and costly, while also diverting management attention. In particular, Parent expects to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when it is no longer an emerging growth company as defined by the JOBS Act.

Because Parent currently does not have plans to pay cash dividends on the Parent Ordinary Shares, you may not receive any return on investment unless you sell your Parent Ordinary Shares for a price greater than that which you paid for EUSG ordinary shares.

Parent currently does not expect to pay any cash dividends on Parent Ordinary Shares. Any future determination to pay cash dividends or other distributions on Parent Ordinary Shares will be at the discretion of the board of directors and will be dependent on Parent’s earnings, financial condition, operating results, capital requirements, and contractual, regulatory and other restrictions, including restrictions contained in the agreements governing any existing and future outstanding indebtedness Parent or Parent’s subsidiaries incur, on the payment of dividends by Parent or by Parent’s subsidiaries to Parent, and other factors that Parent’s board of directors deems relevant. As a result, you may not receive any return on an investment in the Parent Ordinary Shares unless you sell the Parent Ordinary Shares for a price greater than that which you paid for the EUSG ordinary shares.

An active trading market of the Parent Ordinary Shares and Parent Warrants may not be sustained and investors may not be able to resell their Parent Ordinary Shares and Parent Warrants at or above the price for which they purchased the EUSG securities.

An active trading market for the Parent Ordinary Shares and Parent Warrants may not be sustained. In the absence of an active trading market for the Parent Ordinary Shares and/or Parent Warrants, investors may not be able to sell their Parent Ordinary Shares or Parent Warrants, respectively, at or above the price they paid at the time that they would like to sell. In addition, an inactive market may impair Parent’s ability to raise capital by selling shares or equity securities and may impair its ability to acquire business partners by using the Parent Ordinary Shares as consideration, which, in turn, could harm Parent’s business.

The trading price of the Parent Ordinary Shares or Parent Warrants may be volatile, and holders of the Parent Ordinary Shares or Parent Warrants could incur substantial losses.

The stock market in general has experienced extreme volatility in the wake of the COVID-19 pandemic that has often been unrelated to the operating performance of particular companies. As a result of this volatility, EUSG’s shareholders may not be able to sell their Parent Ordinary Shares or Parent Warrants at or above the price paid for EUSG securities. The market price for the Parent Ordinary Shares and Parent Warrants may be influenced by many factors, including:

•        The continued impact of COVID-19 or other adverse public health developments;

•        Actual or anticipated variations in operating results;

•        Changes in financial estimates by Parent or by any securities analysts who might cover Parent;

•        Conditions or trends in Parent’s industry;

•        Stock market price and volume fluctuations of other publicly traded companies and, in particular, those that operate in the electric vehicle charging infrastructure industry;

•        Announcements by Parent or its competitors of new product or service offerings, significant acquisitions, strategic partnerships or divestitures;

•        Announcements of investigations or regulatory scrutiny of Parent or lawsuits against Parent;

•        Capital commitments;

•        Political and country risks in the geographical areas in which Parent is operating;

•        Business disruption and costs related to shareholder activism;

•        Additions or departure of key personnel;

•        Sales of Parent Ordinary Shares and Parent Warrants, including sales by Parent’s directors and officers or significant shareholders; and

•        Expectations of future cash dividend declarations and payments.

If EUSG is unable to complete the business combination with ADSE or another business combination by January 26, 2023 (or such other date as approved by EUSG shareholders through approval of an amendment to the M&A), EUSG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding EUSG Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against EUSG and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by shareholders could be less than $[•] per share.

Under the terms of EUSG’s M&A, EUSG must complete the business combination with ADSE or another business combination by January 26, 2023 (unless such date is extended by EUSG’s shareholders) or EUSG must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding EUSG Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against EUSG. Although EUSG has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of EUSG’s public shareholders. If EUSG is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to EUSG if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the trust account to below $10.00 per public share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under EUSG’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Furthermore, the Sponsor will not be liable to public shareholders and instead will only have liability to EUSG. EUSG has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. EUSG has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the trust account in such a situation may be less than the approximately $[•] estimated to be in the trust as of two business days prior to the meeting date, due to such claims.

Additionally, if EUSG is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if EUSG otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, EUSG may not be able to return to its public shareholders the estimated $[•] per public share.

EUSG’s shareholders may be held liable for claims by third parties against EUSG to the extent of distributions received by them.

If EUSG is unable to complete the business combination with ADSE or another business combination within the required time period, EUSG will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding EUSG Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to EUSG to pay EUSG’s income taxes and to pay dissolution expenses, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. EUSG cannot assure you that it will properly assess all claims that may be potentially brought against EUSG. As such, EUSG’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, EUSG cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by EUSG.

EUSG and Parent may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Transaction from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Parent’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, neither Parent nor EUSG is aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transaction.

If the Merger does not qualify as a reorganization for U.S. federal income tax consequences, there may be adverse tax consequences to EUSG security holders.

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. If the Merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, then the Merger may constitute a fully taxable transaction, and in such case, a U.S. Holder (as defined below) that exchanges its EUSG ordinary shares or EUSG warrants for the consideration pursuant to the Merger would generally recognize gain or loss equal to the difference between (i) the fair market value of the Parent Ordinary Shares and Parent Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the EUSG ordinary shares and EUSG warrants exchanged therefor. For a more detailed discussion of certain material U.S. federal income tax considerations of the Merger to U.S. Holders, see the section titled “Certain Material U.S. Federal Income Tax Considerations.”

Following the proposed business combination, Parent may redeem your Parent Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless.

Following the proposed business combination, Parent may redeem your Parent Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. Parent will have the ability to redeem outstanding Parent Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last sales price of the Parent Ordinary Shares reported has been at least $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within the 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. Parent will not redeem the warrants as described above unless (i) a registration statement under the Securities Act covering the Parent Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Parent Ordinary Shares is available throughout the 30-day redemption period or (ii) Parent has elected to require the exercise of the Parent Public Warrants on a cashless basis; provided, however, that if and when the Parent Public Warrants become redeemable by Parent, Parent may not exercise such redemption right if the issuance of Parent Ordinary Shares upon exercise of the Parent Public

Warrants is not exempt from registration or qualification under applicable state blue sky laws or Parent is unable to effect such registration or qualification. Redemption of the outstanding Parent Public Warrants could force you (i) to exercise your Parent Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Parent Public Warrants at the then-current market price when you might otherwise wish to hold your Parent Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Parent Public Warrants are called for redemption, is likely to be substantially less than the market value of your Parent Public Warrants.

Recent trading prices for the EUSG Ordinary Shares have not met the $18.00 per share threshold at which the EUSG Public Warrants would become redeemable. In such a case, the holders will be able to exercise their Parent Public Warrants prior to redemption for a number of Parent Ordinary Shares determined based on the fair market value of the Parent Ordinary Shares.

The value received upon exercise of the Parent Public Warrants (1) may be less than the value the holders would have received if they had exercised their Parent Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Parent Public Warrants.

If EUSG or Parent is as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.

If EUSG or Parent is a PFIC during any period that is included in the holding period of a U.S. Holder of EUSG or Parent securities, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and additional reporting requirements. For a more detailed discussion of certain material U.S. federal income tax considerations that may be relevant to a U.S. Holder in respect of EUSG’s or Parent’s PFIC classification, please see the section titled “Certain Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Regime.”

Other Risks Associated with the Business of Parent

Investors may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited, because Parent is formed under Irish law.

Parent is a company formed under the laws of Ireland, all of its properties are located outside of the United States, a majority of Parent’s directors and officers reside outside of the United States and all of Parent’s assets are and are likely in the future to be located outside of the United States. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights against Parent, to effect service of process upon Parent’s directors or officers or to enforce judgements of United States courts predicated upon civil liabilities and criminal penalties on Parent’s directors under United States laws.

Parent’s corporate affairs will be governed by Parent’s M&A, the Irish Companies Act and the common law of Ireland. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Parent’s directors under Irish law are governed by the Irish Companies Act and the common law of Ireland. The rights of the Parent shareholders and the fiduciary responsibilities of Parent’s directors under Irish law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, Ireland has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. See “Comparison of Corporate Governance and Shareholder Rights” for a discussion of certain differences between Irish and Cayman Islands corporate law.

The jurisdiction and choice of law clauses set forth in the Amended and Restated Warrant Agreement, and Parent’s status as an Irish company, may have the effect of limiting a warrantholder’s ability to effectively pursue its legal rights against Parent in any United States court.

The Amended and Restated Warrant Agreement provides that disputes arising under the Amended and Restated Warrant Agreement are governed by New York law and that Parent consents to jurisdiction in courts of the State of New York or the United States District Court for the Southern District of New York. This provision may limit the ability of warrantholders to bring a claim against Parent other than in courts of the State of New York or the United States District Court for the Southern District of New York and may limit a warrantholder’s ability to bring a claim in a judicial forum that it finds more favorable for disputes under the Amended Warrant Agreement. The Amended and Restated Warrant Agreement, however, also expressly makes clear that this choice of law and forum provision shall not restrict a warrantholder from bringing a claim under the Exchange Act in any federal or state court having jurisdiction over such claim. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Irrespective of the ability of a warrantholder to bring an action in any such forum, due to the fact that Parent is an Irish company with all of its properties located outside of the United States, if a warrantholder brings a claim against Parent under the Amended Warrant Agreement, the Securities Act or Exchange Act, or otherwise, such warrantholder may have difficulty pursuing its legal rights against Parent in any United States courts having jurisdiction over any such claims.

Risks Relating to Irish Law

Following completion of the Transactions, a transfer of Parent Ordinary Shares or Parent Warrants, other than one effected by means of the transfer of book-entry interests in the Depositary Trust Company, may be subject to Irish stamp duty.

Submission has been made to the Irish Revenue Commissioners to confirm that transfers of Parent Ordinary Shares and Parent Warrants effected by means of the transfer of book entry interests in the Depositary Trust Company (“DTC”) will not be subject to Irish stamp duty. It is expected that this confirmation should be granted. It is anticipated that the majority of Parent Ordinary Shares and Parent Warrants will be traded through DTC by brokers who hold such shares on behalf of customers.

However, if you hold your Parent Ordinary Shares and/or Parent Warrants directly rather than beneficially through DTC, any transfer of your Parent Ordinary Shares and/or Parent Warrants could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the Parent Ordinary Shares or Parent Warrants acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your Parent Ordinary Shares.

If the Parent Ordinary Shares or Parent Warrants are not eligible for deposit and clearing within the facilities of DTC, then transactions in the Parent Ordinary Shares and/or Parent Warrants may be disrupted.

The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms.

Upon the completion of the Transactions, the Parent Ordinary Shares and the Parent Warrants will be eligible for deposit and clearing within the DTC system. We expect to enter into arrangements with DTC whereby we will agree to indemnify DTC for any Irish stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the Parent Ordinary Shares and such Parent Warrants. We expect these actions, among others, will result in DTC agreeing to accept the Parent Ordinary Shares and Parent Warrants for deposit and clearing within its facilities upon the completion of the Transactions.

DTC is not obligated to accept the Parent Ordinary Shares or Parent Warrants for deposit and clearing within its facilities upon the completion of the Transactions and, even if DTC does initially accept the Parent Ordinary Shares and/or Parent Warrants, it generally will have discretion to cease to act as a depository and clearing agency for the Parent Ordinary Shares and/or Parent Warrants. If DTC determined prior to the completion of the Transactions that the Parent Ordinary Shares and/or Parent Warrants are not eligible for clearance within its facilities, then we would not expect to complete the Transactions in their current form. However, if DTC determined at any time after the completion of the Transactions that the Parent Ordinary Shares and/or Parent Warrants were not eligible for continued deposit and clearance within its facilities, then we believe the Parent Ordinary Shares and/or Parent Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the Parent Ordinary Shares and/or Parent Warrants would be disrupted. While we would pursue alternative arrangements to preserve Parent’s listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the Parent Ordinary Shares and/or Parent Warrants.

In certain limited circumstances, dividends paid by Parent may be subject to Irish dividend withholding tax.

Parent does not intend to pay dividends on its capital stock in the foreseeable future. If Parent were to declare and pay dividends, in certain limited circumstances, dividend withholding tax (currently at a rate of 25%) may arise in respect of dividends paid on the Parent Ordinary Shares. A number of exemptions from dividend withholding tax exist such that shareholders resident in the U.S. and other exempt countries may be entitled to exemptions from dividend withholding tax.

Submission has been made to the Irish Revenue Commissioners to confirm that shareholders resident in the U.S. that hold their Parent Ordinary Shares through DTC will not be subject to dividend withholding tax, provided the addressees of the beneficial owners of such Parent Ordinary Shares in the records of the brokers holding such Parent Ordinary Shares are recorded as being in the U.S. (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by Parent). It is expected that this confirmation should be granted. However, other holders of Parent Ordinary Shares may be subject to dividend withholding tax, which could adversely affect the price of their Parent Ordinary Shares.

After the Transactions, dividends received by Irish residents and certain other shareholders may be subject to Irish income tax.

Shareholders entitled to an exemption from Irish dividend withholding tax on dividends received from Parent will not be subject to Irish income tax in respect of those dividends unless they have some connection with Ireland other than their shareholding in Parent (for example, they are resident in Ireland). Shareholders who receive dividends subject to Irish dividend withholding tax will generally have no further liability to Irish income tax on those dividends.

Parent Ordinary Shares or Parent Warrants received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (“CAT”) could apply to a gift or inheritance of Parent Ordinary Shares or Parent Warrants irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Parent Ordinary Shares and Parent Warrants will be regarded as property situated in Ireland. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents.

It is recommended that each shareholder consult his or her own tax advisor as to the tax consequences of holding Parent Ordinary Shares and Parent Warrants in, and receiving distributions from, Parent.

Provisions in Parent’s M&A and under Irish law could make an acquisition of Parent more difficult, may limit attempts by Parent shareholders to replace or remove Parent’s management, may limit shareholders’ ability to obtain a favorable judicial forum for disputes with Parent or Parent’s directors, officers, or employees, and may limit the market price of the Parent Ordinary Shares and/or Parent Warrants.

Provisions in Parent’s M&A may have the effect of delaying or preventing a change of control or changes in Parent’s management. Parent’s M&A include provisions that:

•        require that Parent’s board of directors is classified into three classes of directors with staggered three-year terms;

•        permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships; and

•        prohibit shareholder action by written consent without unanimous approval of all holders of Parent Ordinary Shares.

Parent’s M&A contains exclusive forum provisions for certain claims, which could limit Parent’s shareholders’ ability to obtain a favorable judicial forum for disputes with Parent or Parent’s directors, officers or employees.

Parent’s M&A provides that unless Parent consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act 1933 of the United States (the “Federal Forum Provision”). Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Parent’s decision to adopt the Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by Parent’s shareholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Parent’s M&A confirms that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Exchange Act. Accordingly, actions by Parent’s shareholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of Parent’s securities shall be deemed to have notice of and consented to Parent’s exclusive forum provisions, including the Federal Forum Provision. Additionally, Parent’s shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. These provisions may lead to Parent’s shareholders incurring increased costs if they were to bring a claim against Parent, and may limit Parent’s shareholders’ ability to bring a claim in a judicial forum they find favorable for disputes with Parent or Parent’s directors, officers, or other employees, which may discourage lawsuits against Parent and Parent’s directors, officers, and other employees and agents. Alternatively, if a court were to find the choice of forum provision contained in Parent’s M&A to be inapplicable or unenforceable in an action, Parent may incur additional costs associated with resolving such action in other jurisdictions, which may have an adverse effect on Parent’s business, financial condition and results of operations.

As a matter of Irish law, Parent’s shareholders are bound by the provisions of Parent’s M&A. An Irish court would be expected to recognise the exclusive jurisdiction of the federal district courts of the United States of America in respect of causes of action arising under the Exchange Act or the Securities Act 1933.

As an Irish public limited company, certain capital structure decisions regarding Parent will require the approval of the shareholders of Parent, which may limit Parent’s flexibility to manage its capital structure.

Irish law generally provides that a board of directors may allot and issue shares (or rights to subscribe for or convert into shares) if authorized to do so by a company’s constitution or by an ordinary resolution. Such authorization may be granted for up to the maximum of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution. Parent’s M&A authorizes the Board of Directors of Parent to allot shares up to the maximum of Parent’s authorized but unissued share capital until October 1, 2026. This authorization will need to be renewed by ordinary resolution upon its expiration and at periodic intervals thereafter. Under Irish law, an allotment authority may be given for up to five years at each renewal, but governance considerations may result in renewals for shorter periods or for less than the maximum permitted number of shares being sought or approved.

While Irish law also generally provides shareholders with pre-emptive rights when new shares are issued for cash, it is possible for Parent’s M&A, or for shareholders of Parent in a general meeting, to exclude such pre-emptive rights. Parent’s M&A excludes pre-emptive rights until October 1, 2026. This exclusion will need to be renewed by special resolution upon its expiration and at periodic intervals thereafter. Under Irish law, a disapplication of pre-emption rights may be authorized for up to five years at each renewal, but governance considerations may result in renewals for shorter periods or for less than the maximum permitted number of unissued shares being sought or approved.

Attempted takeovers of Parent will be subject to the Irish Takeover Rules and will be under the supervisory jurisdiction of the Irish Takeover Panel.

Parent will be subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish public limited companies listed on certain stock exchanges, including Nasdaq. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field. For example, pursuant to the Irish Takeover Rules, the Board of Directors of Parent will not be permitted, without shareholder approval, to take certain actions which might frustrate an offer for Parent Ordinary Shares once the Board of Directors of Parent has received an approach that might lead to an offer or has reason to believe that an offer is, or may be, imminent.

Under the Irish Takeover Rules, if an acquisition of Parent Ordinary Shares were to increase the aggregate holdings of the acquirer (together with its concert parties) to 30% or more of the voting rights of Parent, such acquirer and, in certain circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make an offer for the outstanding Parent Ordinary Shares at a price not less than the highest price paid by such acquirer or its concert parties for Parent Ordinary Shares during the previous 12 months. This requirement would also be triggered by the acquisition of Parent Ordinary Shares by any person holding (together with its concert parties) between 30% and 50% of the voting rights of Parent if the effect of such acquisition were to increase that person’s voting rights by 0.05% within a 12-month period.

Anti-takeover provisions in Parent’s M&A could make an acquisition of Parent more difficult. Parent’s M&A contains provisions that may delay or prevent a change of control, discourage bids at a premium over the market price of Parent Ordinary Shares, adversely affect the market price of Parent Ordinary Shares, and adversely affect the voting and other rights of shareholders of Parent. These provisions include: (i) permitting the Board of Directors of Parent to issue preference shares without the approval of Parent Shareholders, with such rights, preferences and privileges as they may designate; and (ii) allowing the Board of Directors of Parent to adopt a shareholder rights plan upon such terms and conditions as it deems expedient in the interests of Parent.

Risks Related to ADSE’s Business

ADSE is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the near term.

ADSE incurred a net loss of EUR 10.3 million for the year ended December 31, 2020, and had an accumulated deficit of approximately EUR 29.6 million at that time. ADSE believes it will continue to incur operating and net losses each quarter for the near term. ADSE’s ability to continue as a going concern will depend on the completion of the transaction contemplated by the Business Combination Agreement or ADSE’s ability to obtain sufficient funding from other sources. ADSE’s annual financial statements for the year ended December 31, 2020, do not include any adjustments that might result from the outcome of this uncertainty and have been prepared on a basis that assumes ADSE will continue as a going concern. Even if it achieves profitability, there can be no assurance that it will be able maintain profitability in the future.

ADSE’s potential profitability of the revenue stream “Charging” is particularly dependent upon the continued adoption of EVs by consumers and fleet operators, the widespread adoption of electric trucks and other vehicles and other electric transportation modalities, which may not occur. ADSE’s potential profitability of the revenue stream “Commercial and Industrial” depends on expansion of decentralized power supply systems and the need of commercial and industrial customer for the battery storage systems. Our potential profitability of the revenue stream “Residential” depends on expansion of residential photovoltaic systems and the adoption of residential coupling (connecting PV system with heating and residential EV charging by using battery storage systems).

ADSE has experienced rapid growth and expects to invest in growth for the foreseeable future. If it fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

ADSE has experienced rapid growth in recent periods. For example, the number of employees has grown from an average of 46 in 2018 to 104 in 2021. The growth and expansion of our business has placed and continues to place a significant strain on management, engineering, operations, financial infrastructure and corporate culture. ADSE relies on its sales and marketing teams to expand its commercial footprint and obtain new customers and partners, respectively, in order to grow its EV charger, commercial and residential business, and ADSE relies on its engineering, operations and project management personnel to build out and serve new customers. ADSE also relies on its technology team, which is currently being scaled, to continue to develop improvements, enhancements and new functionality in its EV charging products and battery storage systems. ADSE plans to continue to expand in these functional areas but it may not be able to recruit and hire a sufficient number of competent personnel with the requisite skills, technical expertise and experience, which may adversely affect its ability to expand such capabilities.

In the event of further growth, ADSE’s information technology systems and ADSE’s internal control over financial reporting and procedures may not be adequate to support its operations and may introduce opportunities for data security incidents that may interrupt business operations and permit bad actors to obtain unauthorized access to business information or misappropriate funds. ADSE may also face risks to the extent such bad actors infiltrate the information technology infrastructure of its contractors.

To manage growth in operations and personnel, ADSE will need to continue to improve its operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in development and introduction of new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect its business performance and operating results.

Failure to expand ADSE’s geographic footprint and to build scalable and robust processes could harm its prospects for growth and profitability, and ADSE may never successfully do so or achieve or sustain profitability.

ADSE’s ability to achieve significant revenue growth and profitability in the future will depend, in large part, on its success in expanding its product portfolio and business both within its existing markets and to additional markets and geographies and building scalable and robust processes to manage its business and operations. If prospective customers and business partners in such existing and new markets and geographies do not perceive ADSE’s product and service offerings to be of value to them or ADSE’s EV charging products, battery storage systems and services are not favorably received by them in such markets, ADSE may not be able to attract and retain such customer and business partners and successfully expand in its existing markets and to new markets and geographies.

In addition, if ADSE is not able to build scalable and robust processes to manage its existing business operations and prospective growth and expansion, it may fail to satisfy and retain its existing customers and business partners and may not be able to attract new customers and business partners in additional markets and, as a result, ADSE’s ability to maintain and/or grow its business and achieve or sustain profitability will be adversely affected.

ADSE currently faces competition from a number of companies, particularly in commercial and industrial battery-based energy-storage market in Europe, and expects to face significant competition in the future as the market for the EV High-Power-Charger develops.

The EV charging market is relatively new and competition is still developing. ADSE primarily competes with providers of battery-buffered and non-battery-buffered ultra-fast EV charging platforms. Large early-stage markets, such as Europe, require early engagement across verticals and customers to gain market share, and ongoing effort to scale channels, installers, teams and processes. In addition, there are multiple competitors in Europe and the United States with limited funding, which could cause poor experiences, hampering overall EV adoption or trust in any particular provider.

In addition, there are other means for charging EVs, which could affect the level of demand for onsite charging capabilities at businesses. For example, Tesla Inc. continues to build out its supercharger network across the United States and Europe for its vehicles and announced it will open its network for other brands in Europe, which could reduce overall demand for EV charging at other sites. Also, third-party contractors can provide basic electric charging capabilities to potential customers seeking to have on premise EV charging capability as well as for home charging. In addition, many EV charging manufacturers are offering home charging equipment, which could reduce demand for fast charging capabilities of potential customers and reduce the demand for onsite charging capabilities if EV owners who find charging at home to be sufficient.

The commercial and industrial battery-based energy-storage market is growing rapidly and ADSE competitors are mainly specialized platform providers for residential or commercial and industrial applications. Within Europe, large markets such as Germany, Austria and Switzerland, ask for long-term serviceability, high quality and reliability of battery-storage systems to scale channels and to gain market share. Within Europe, there are multiple competitors, many of them new to the market, which could cause poor experience and aggravate the usage and implementation of battery-based energy storage systems. Further there are other means for means for energy storage systems, which could affect the level of demand for battery-based storage systems. For example, hydrogen-based energy storage systems could become an additional possibility to store energy, which could reduce the overall demand for battery-based energy storage systems. Also, energy suppliers and grid service providers can provide centralized energy storage system or extend significantly the grid itself, which could decrease the overall demand of decentralized systems.

Further for EV charging and commercial battery storage system market, ADSE’s current or potential competitors may be acquired by third parties with greater available resources. As a result, competitors may be able to respond more quickly and effectively than ADSE to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. This competition may also materialize in the form of costly intellectual property disputes or litigation.

New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put ADSE at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of ADSE’s current or future target markets, which could create price pressure. In light of these factors, even if ADSE’s offerings are more effective and higher quality than those of its competitors, current or potential customers may accept competitive solutions. If ADSE fails to adapt to changing market conditions or continue to compete successfully with current charging platform providers or new competitors, its growth will be limited which would adversely affect its business and results of operations.

ADSE faces risks related to natural disaster and health pandemics, including the recent coronavirus (“COVID-19”) pandemic, which could have a material adverse effect on its business and results of operations.

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and has led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle and photovoltaic manufacturers and suppliers around the world. Any sustained downturn in demand for EVs or photovoltaic or battery storage system would harm ADSE’s business.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders and business shutdowns. These measures may adversely impact ADSE’s employees and operations and the operations of its customers, suppliers, vendors and business partners, and may negatively impact demand for ADSE products. These measures by government authorities may remain in place for a significant period of time and may adversely affect manufacturing and building plans, sales and marketing activities, business and results of operations.

ADSE has modified its business practices by recommending that all non-essential personnel work from home and cancelling or reducing physical participation in sales activities, meetings, events and conferences. ADSE has also implemented additional safety protocols for essential workers, has implemented cost cutting measures in order to reduce its operating costs, and may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of ADSE’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, its operations will be negatively impacted. Furthermore, if significant portions of its customers’ or potential customers’ workforces are subject to stay-at-home orders or otherwise have substantial numbers of their employees working remotely for sustained periods of time, user demand for High-Power-Charger and services will decline.

The extent to which the COVID-19 pandemic impacts ADSE’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in High-Power-Chargers and battery storage systems or in providing installation or maintenance services. Even after the COVID-19 pandemic has subsided, ADSE may continue to experience an adverse impact to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for ADSE’s products and services.

ADSE relies on a limited number of suppliers and manufacturers for its products. A loss of any of these partners could negatively affect its business.

ADSE relies on a limited number of suppliers to manufacture its High-Power-Charger and battery storage systems, including in some cases only a single supplier for some products and components. This reliance on a limited number of manufacturers increases ADSE’s risks, since it does not currently have proven reliable alternative or replacement manufacturers beyond these key parties. In the event of interruption, it may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Thus, ADSE’s business could be adversely affected if one or more of its suppliers is impacted by any interruption at a particular location.

If ADSE experiences a significant increase in demand for its products, or if it needs to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine its ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to assemble circuit board or battery cells and submodules in sufficient volume. Identifying suitable suppliers and manufacturers could be an extensive process that requires ADSE to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers could have an adverse effect on ADSE’s business, financial condition and operating results.

Increases in costs, disruption of supply, or shortage of materials, could harm our business.

ADSE may experience increases in the cost or a sustained interruption in the supply or shortage of materials necessary for the production, maintenance and service of our systems and related technologies. Any such increase in cost, supply interruption, or materials shortage could adversely impact its business, prospects, financial condition, and operating results. ADSE’s suppliers use various materials. The prices and supply of these materials may fluctuate, depending on market conditions and global demand for these materials, including increased production of electric vehicles and other energy storage applications by our competitors and companies in adjacent markets such as passenger cars and stationary storage.

Substantial increases in the prices for our materials or prices charged to us could reduce our margins if ADSE cannot recoup the increased costs through increased sale prices on its systems. Furthermore, fluctuations in fuel costs, or other economic conditions, may cause ADSE to experience significant increases in freight charges and material costs. Moreover, any attempts to increase prices in response to increased material costs could increase the difficulty of selling at attractive prices to new and existing customers and lead to cancellations of customer orders. If ADSE is unable to effectively manage its supply chain and respond to disruptions to its supply chain in a cost-efficient manner, ADSE may fail to achieve the financial results it expects or that financial analysts and investors expect, and its business, prospects, financial condition, and operating results may be adversely affected.

ADSE’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future.

ADSE does not typically install High-Power-Charger or residential and commercial battery storage systems at customer sites. The installations are typically performed by ADSE partners, customers or electrical contractors with an existing relationship with the customer and/or knowledge of the site. For industrial customer project the installation is typically performed by ADSE or by a partner of ADSE. The installation of High-Power-Charger and battery storage systems at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder EV charger and battery storage installation because they end up costing the developer or installer more in order to meet the code requirements. Meaningful delays or cost overruns may impact ADSE’s recognition of revenue in certain cases and/or impact customer relationships, either of which could impact ADSE’s business and profitability.

Furthermore, ADSE may in the future elect to install its products at customer sites or manage contractors, likely as part of offering customers a turnkey solution. Working with contractors may require ADSE to obtain licenses or require it or its customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. In addition, if these contractors are unable to provide timely, thorough and quality installation-related services, customers could fall behind their construction schedules leading to liability to ADSE or cause customers to become dissatisfied with the solutions ADSE offers.

While ADSE to date has not made material acquisitions, should it pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

ADSE may acquire additional assets, products, technologies or businesses that are complementary to its existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into ADSE’s own business would require attention from management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

If ADSE is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business would be harmed.

ADSE’s success depends, in part, on its continuing ability to identify, hire, attract, train and develop and retain highly qualified personnel. The inability to do so effectively would adversely affect its business.

Competition for employees can be intense, particularly in area of Stuttgart, Germany, where ADSE is headquartered, and the ability to attract, hire and retain them depends on ADSE’s ability to provide competitive compensation. ADSE may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so could adversely affect its business, including the execution of its global business strategy.

ADSE is expanding operations internationally, which will expose it to additional tax, compliance, market and other risks.

ADSE’s primary operations are in Germany and it maintains contractual relationships with parts and manufacturing suppliers in Asia, the United States, Europe and other locations. Also, ADSE is continuing to invest to increase its presence in the United States. Managing this expansion requires additional resources and controls, and could subject ADSE to risks associated with international operations, including:

•        conformity with applicable business customs, including translation into foreign languages and associated expenses;

•        lack of availability of government incentives and subsidies;

•        challenges in arranging, and availability of, financing for customers;

•        potential changes to its established business model;

•        cost of alternative power sources, which could vary meaningfully outside of Germany;

•        difficulties in staffing and managing foreign operations in an environment of diverse culture, laws, and customers, and the increased travel, infrastructure, and legal and compliance costs associated with international operations;

•        installation challenges, including those associated with local licensing and permitting requirements;

•        differing driving habits and transportation modalities in other markets;

•        different levels of demand among commercial, industrial and residential customers;

•        compliance with multiple, potentially conflicting and changing governmental laws, regulations, certifications, and permitting processes including environmental, banking, employment, tax, information security, privacy, and data protection laws and regulations such as the European Union (the “EU”) General Data Protection Regulation (“GDPR”), national legislation implementing the same and changing requirements for legally transferring data out of the European Economic Area;

•        compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act (“FCPA”) and the United Kingdom Anti-Bribery Act;

•        conforming products to various international regulatory and safety requirements;

•        difficulty in establishing, staffing and managing foreign operations;

•        difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

•        restrictions on repatriation of earnings;

•        compliance with potentially conflicting and changing laws of taxing jurisdictions and compliance with applicable German tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws; and

•        challenges in obtaining intellectual property protection, policing the unauthorized use of intellectual property or pursuing enforcement of intellectual property rights outside of Germany;

•        regional economic and political conditions.

In addition, any continued expansion is likely to involve the incurrence of significant upfront capital expenditures. As a result of these risks, ADSE’s current expansion efforts and any potential future international expansion efforts may not be successful.

ADSE’s management has limited experience in operating in the consolidated group of a U.S. public company.

ADSE’s management will have limited experience in the management of a company that is a significant part of a U.S. public company. ADSE’s management team may not successfully or effectively manage its transition to this structure that will be subject to significant regulatory oversight and reporting obligations under relevant securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the newly combined company. ADSE may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of U.S. public companies. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that ADSE will be required to expand our employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

ADSE may need to raise additional funds and these funds may not be available when needed.

ADSE may need to raise additional capital in the future to further scale its business and expand to additional markets. ADSE may raise additional funds through the issuance of equity, equity-related or debt securities, or through obtaining credit from government or financial institutions. ADSE cannot be certain that additional funds will be available on favorable terms when required, or at all. If ADSE cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially and adversely affected. If ADSE raises funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict ADSE’s business, or other unfavorable terms.

Computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruption in service, which could harm ADSE’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in ADSE’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on ADSE’s systems in the future. Any attempts by cyber attackers to disrupt ADSE’s services or systems, if successful, could harm its business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage its reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and ADSE may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm ADSE’s reputation, brand and ability to attract customers.

ADSE may in the future experience, service and production disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If ADSE’s services are unavailable when users attempt to access them, they may seek other services, which could reduce demand for its solutions from target customers.

ADSE has processes and procedures in place designed to enable it to quickly recover from a disaster or catastrophe and continue business operations. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which could adversely affect its business and financial results.

Risk Relating to EV Market

Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for ADSE’s products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs and other alternative vehicles has been increasing. If fuel efficiency of non-electric vehicles continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, the demand for electric and high energy vehicles could diminish. In addition, the EV fueling model is different than gas or other fuel models, requiring behavior change and education of influencers, consumers and others such as regulatory bodies. Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect demand for EVs and EV charging stations. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. This may impose additional obstacles to the purchase of EVs or the development of a more ubiquitous EV market.

If any of the above cause or contribute to consumers or businesses to no longer purchase EVs or purchase them at a lower rate, it would materially and adversely affect ADSE’s business, operating results, financial condition and prospects.

ADSE’s future growth and success is partly correlated with and thus dependent upon the continuing rapid adoption of EVs for passenger and fleet applications.

ADSE’s growth in the upcoming years is highly dependent upon the adoption of EVs by businesses and consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand. If the market for EVs develops more slowly than expected, or if demand for EVs decreases, ADSE’s business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

•        perceptions about EV features, quality, safety, performance and cost;

•        perceptions about the limited range over which EVs may be driven on a single battery charge;

•        competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•        volatility in the cost of oil and gasoline;

•        concerns regarding the stability of the electrical grid;

•        the decline of an EV battery’s ability to hold a charge over time;

•        availability of service for EVs;

•        consumers’ perception about the convenience and cost of charging EVs;

•        increases in fuel efficiency;

•        government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

•        relaxation of government mandates or quotas regarding the sale of EVs; and

•        concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and ADSE’s products and services in particular.

Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect ADSE’s business, financial condition and operating results.

Risks Relating to Battery Storage System Market

Lithium-ion battery modules in the marketplace have been observed to catch fire or vent smoke and flame, and such events have raised concerns over the use of such batteries.

ADSE uses lithium-ion battery cells in the production of battery modules for industrial and consumer equipment. Historically, lithium-ion batteries in laptops and cell phones have been reported to catch fire or vent smoke and flames, and more recently, news reports have indicated that several electric vehicles that use high-power lithium-ion batteries have caught on fire. As such, any adverse publicity and issues as to the use of high-power batteries in automotive or other applications will affect ADSE’s business and prospects. In addition, any failure of the battery cells used in our products may cause damage to the industrial or consumer equipment or lead to personal injury or death and may subject us to lawsuits. ADSE may have to recall our products using battery cells, which would be time-consuming and expensive. Further, product liability claims, injuries, defects, or other problems experienced by other companies in the lithium-ion battery market could lead to unfavorable market conditions for the industry as a whole, and may have an adverse effect on our ability to attract new customers, thus harming our growth and financial performance.

Changes to battery energy storage standards or the success of alternative energy storage technologies may negatively impact the battery-energy storage market and thus the demand for ADSE’s products and services.

As regulatory initiatives and consumer behaviors have required an increase in the renewable energy, the demand for energy storage systems has been increasing. If renewable energy requirements can be replaced by nuclear power stations, for example, or if grid extension or centralized energy storage systems can be developed, whether as the result of regulations or otherwise, the demand of decentralized energy storage systems could diminish. In addition, the usage of renewable energy and decentralized systems is different than the usage of fossil energy and centralized energy systems which because it requires behavior change and education of influencers, consumers and others such as regulatory bodies. Developments in alternative technologies, such as hydrogen adversely affect demand for battery-energy storage stations. Regulatory bodies may also adopt rules that substantially favor certain alternatives to battery-based storage system over others. This may impose additional obstacles to the purchase of battery-based systems.

If any of the above cause or contribute to consumers or businesses to no longer purchase decentralized renewable energy and battery energy storage systems or purchase them at a lower rate, it would materially and adversely affect ads-Energy´s business, operating results, financial condition and prospects.

ADSE may face significant costs relating to environmental regulations for the storage and shipment of its lithium-ion battery packs.

Federal, state, and local regulations impose significant environmental requirements on the manufacture, storage, transportation, and disposal of various components of advanced energy storage systems. Although ADSE believes that its operations are in material compliance with applicable environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Moreover, Federal, state, and local governments may enact additional regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy storage systems. Compliance with such additional regulations could require us to devote significant time and resources and could adversely affect demand for our products. There can be no assurance that additional or modified regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy systems will not be imposed.

ADSE’s future growth and success is partly correlated with and thus dependent upon the continuing rapid adoption of decentralized renewable energy.

ADSE’s growth in the upcoming years is partly dependent upon the adoption of individual renewable energy by businesses and consumers. The market for individual installed renewable energy is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. Although demand for battery-energy storage systems has grown in recent years, there is no guarantee of continuing future demand. If the market for battery-energy storage systems develops more slowly than expected, or if demand for it decreases, ADSE’s business, prospects, financial condition and operating results would be harmed. The market for battery-energy storage systems could be affected by numerous factors, such as:

•        perceptions about features, quality, safety, performance and cost;

•        perceptions about the limited capacity over the usage of battery systems or renewable energy source

•        competition, including from other types of alternative storage systems

•        volatility in the cost of energy;

•        concerns regarding the stability of the electrical grid;

•        availability of service;

•        consumers’ perception about the convenience and cost of battery energy system;

•        decrease of cost for general energy supply;

•        government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to battery-energy systems or decarbonization generally; and

•        concerns about the future viability of battery-energy systems manufacturers.

In addition, sales of battery energy storage systems can be cyclical, which may affect growth in acceptance of it. It is uncertain how macroeconomic factors will impact demand for individual energy storage systems, particular as it is investment to the future. Any significant decline in demand from customers could reduce demand for battery-energy storage systems and ADSE’s products and services in particular.

The EV and battery energy storage market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs, EV charging stations and battery storage systems. The reduction, modification, or elimination of such benefits, or any delay in payment could cause reduced demand for ADSE’s products or delay their purchase or production, which would adversely affect its financial results.

The U.S. and German federal governments, foreign governments and some state and local governments provide incentives to end users and purchasers of EVs, EV charging stations and battery energy storage systems in the form of rebates, tax credits and other financial incentives, such as payments for regulatory credits. The EV and battery energy storage market relies on these governmental rebates, tax credits and other financial incentives to significantly lower the effective price to customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. In addition, there may be delays in the payment of rebates, or in the recognition of tax credits, which could affect the timing of purchases by customers and also result in a delay or reduction in the production cycle. All of these events could result in an adverse effect on ADSE’s financial results.

The EV charging and battery-energy storage markets are characterized by rapid technological change, which requires ADSE to continue to develop new products and product innovations and maintain and expand its intellectual property portfolio. Any delays in such development could adversely affect market adoption of its products and ADSE’s business, financial condition and operational result.

Continuing technological changes in battery, battery energy storage systems and other technologies could adversely affect adoption of current EV charging and energy storage technology and/or ADSE’s products and services. ADSE’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the market and business models. As new products are introduced, gross margins tend to decline in the near term and improves as the product become more mature and with a more efficient manufacturing process.

As EV and battery energy storage technologies change, ADSE may need to upgrade or adapt its platform technology and introduce new products and services in order to serve its customers that have the latest technology, which could involve substantial costs. In addition, changes in federal and state regulatory requirements, such as German charging station decree, which regulates for example contact less payment functionality on EV charging stations, could require ADSE to develop and adopt technologies for its charging stations that ADSE would otherwise not adopt, in order to ensure it remains in compliance with applicable law. Even if ADSE is able to keep pace with changes in technology, and develop new products and services, its research and development expenses could increase, its gross margins could be adversely affected in some periods and its prior products could become obsolete more quickly than expected.

ADSE cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage ADSE’s relationships with customers and lead them to seek alternative providers. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to purchase ADSE’s competitors’ products or services.

If ADSE is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products and services could lose market share, its revenue will decline, it may experience higher operating losses and its business and prospects will be adversely affected.

Certain estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate.

This prospectus includes estimates of the addressable market for ADSE’s solutions and the EV and battery storage market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this prospectus relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasted, ADSE’s business could fail to grow at similar rates.

Risks Related to ADSE’s Technology, Intellectual Property and Infrastructure

ADSE may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive.

From time to time, the holders of intellectual property rights may assert their rights and urge ADSE to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that ADSE will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, ADSE may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase ADSE’s operating expenses. In addition, if ADSE is determined to have or believes there is a high likelihood that it has infringed upon or misappropriated a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services, and/or to establish and maintain alternative branding. In addition, to the extent that ADSE’s customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to ADSE’s products and services, ADSE may be required to indemnify such customers and business partners. If ADSE were required to take one or more such actions, its business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

ADSE’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

ADSE’s success depends, at least in part, on ADSE’s ability to protect its core technology and intellectual property. To accomplish this, ADSE relies on, and plans to continue relying on, a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology. Failure to adequately protect its technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of ADSE’s competitive advantage and a decrease in revenue which would adversely affect its business, prospects, financial condition and operating results.

The measures ADSE takes to protect its technology intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•        any patent applications ADSE submits may not result in the issuance of patents;

•        the scope of issued patents may not be broad enough to protect proprietary rights;

•        any issued patents may be challenged by competitors and/or invalidated by courts or governmental authorities;

•        the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

•        current and future competitors may circumvent patents or independently develop similar trade secrets or works of authorship, such as software;

•        know-how and other proprietary information ADSE purports to hold as a trade secret may not qualify as a trade secret under applicable laws; and

•        proprietary designs and technology embodied in ADSE’s products may be discoverable by third-parties through means that do not constitute violations of applicable laws.

Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the Germany. Further, policing the unauthorized use of its intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, ADSE’s intellectual property rights may not be as strong or as easily enforced outside of the Germany.

Certain patents in the EV and battery storage space may come to be considered “standards essential.” If this is the case with respect to any of ADSE’s patents, it may be required to license certain technology on “fair, reasonable and non-discriminatory” terms, decreasing revenue. Further, competitors, vendors, or customers may, in certain instances, be free to create variations or derivative works of ADSE technology and intellectual property, and those derivative works may become directly competitive with ADSE’s offerings.

The current lack of international standards may lead to uncertainty, additional competition and further unexpected costs.

Lack of industry standards for EV High-Power-Charger and battery storage system management and, coupled with utilities, photovoltaic installation companies and other large organizations mandating their own adoption of specifications that have not become widely adopted in the industry, may hinder innovation or slow new product or new feature introduction.

In addition, automobile manufacturers may choose to utilize their own proprietary systems, which could lock out competition for EV charger, or to use their size and market position to influence the market, which could limit ADSE’s market and reach to customers, negatively impacting its business.

ADSE’s technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.

ADSE could be subject to claims that High-Power-Charger and battery storage systems are defective or have malfunctioned, or even that persons were injured or purported to be injured as a result of such defects, and ADSE’s customers may bring legal claims against ADSE to attempt to hold it liable. Any insurance that ADSE carries may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. Any of these events could adversely affect ADSE’s brand, relationships with customers and vendors, operating results or financial condition.

Furthermore, ADSE’s software platform is complex, developed for over a decade by many developers, and includes a number of licensed third-party commercial and open-source software libraries. ADSE’s software has contained defects and errors and may in the future contain undetected defects or errors. ADSE is continuing to evolve the features and functionality of its platform through updates and enhancements, and as it does, it may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if ADSE’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect ADSE’s business and results of its operations:

•        expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•        loss of existing or potential customers or partners;

•        interruptions or delays in sales;

•        delayed or lost revenue;

•        delay or failure to attain market acceptance;

•        delay in the development or release of new functionality or improvements;

•        negative publicity and reputational harm;

•        sales credits or refunds;

•        exposure of confidential or proprietary information;

•        diversion of development and customer service resources;

•        breach of warranty claims;

•        legal claims under applicable laws, rules and regulations; and

•        an increase in collection cycles for accounts receivable or the expense and risk of litigation.

Although ADSE has contractual protections, such as warranty disclaimers and limitation of liability provisions, in many of its agreements with customers, resellers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on ADSE’s business, operating results and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

In addition, ADSE relies on some open-source software and libraries issued under the General Public License (or similar “copyleft” licenses) for development of its products and may continue to rely on similar copyleft licenses. Third-parties may assert a copyright claim against ADSE regarding its use of such software or libraries, which could lead to the adverse results listed above. Use of such software or libraries may also force ADSE to provide third parties, at no cost, the source code to its proprietary software, which may decrease revenue and lessen any competitive advantage ADSE’s has due to the secrecy of its source code.

ADSE expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce its profitability and may never result in revenue to ADSE.

ADSE’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. ADSE plans to incur significant research and development costs in the future as part of its efforts to design, develop, manufacture and introduce new products and enhance existing products. ADSE’s research and not capitalized development expenses were kEUR 473 in 2019 and kEUR 749 during the fiscal years ended December 31, 2020, and are likely to grow in the future. Further, ADSE’s research and development program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

Customer-Related Risks

If ADSE fails to offer high-quality support to customers, battery energy storage and charging station owners and users, its business and reputation will suffer.

Once a customer has installed ADSE platforms and subscribed to ADSE’s products and services, customers will rely on ADSE to provide support services to resolve any issues that might arise in the future. Rapid and high-quality customer support is important so owners can provide services and end use customers can receive reliable service. The importance of high-quality customer support will increase as ADSE seeks to expand its business and pursue new customers and geographies. If ADSE does not quickly resolve issues and provide effective support, its ability to retain customers or sell additional products and services to existing customers could suffer and its brand and reputation could be harmed.

Failure to effectively expand ADSE’s sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its solutions.

ADSE’s ability to grow its customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on its ability to effectively expand its sales and marketing operations and activities. Sales and marketing expenses represent a significant percentage of its total revenue, and its operating results will suffer if sales and marketing expenditures do not contribute significantly to increasing revenue.

ADSE is substantially dependent on its direct sales force to obtain new customers. ADSE plans to continue to expand its direct sales force both domestically and internationally but it may not be able to recruit and hire a sufficient number of sales personnel, which may adversely affect its ability to expand its sales capabilities. New hires require significant training and time before they achieve full productivity, particularly in new sales territories. Recent hires and planned hires may not become as productive as quickly as anticipated, and ADSE may be unable to hire or retain sufficient numbers of qualified individuals. Furthermore, hiring sales personnel in new countries can be costly, complex and time-consuming, and requires additional set up and upfront costs that may be disproportionate to the initial revenue expected from those countries. There is significant competition for direct sales personnel with the strong sales skills and technical knowledge.

ADSE’s ability to achieve significant revenue growth in the future will depend, in large part, on its success in recruiting, training, incentivizing and retaining a sufficient number of qualified direct sales personnel and on such personnel attaining desired productivity levels within a reasonable amount of time. ADSE’s business will be harmed if continuing investment in its sales and marketing capabilities does not generate a significant increase in revenue.

We have a concentration of sales with a key customer and any substantial reduction in sales to such customer would have a material adverse effect on our results of operations and financial condition.

While we expect to significantly diversify our customer basis in the next twelve months, historically we have had one major customer that comprised approximately 87% and 77% of our revenues in 2020 and 2019, respectively. There were no other customers that comprised greater than 10% of our total revenues during these years. If we are not able to sufficiently diversify our customer base, we will remain subject to significant risks associated with a highly concentrated customer base.

This concentration exposes our business, financial condition and operating results to a number of risks, including the following:

•        In a highly concentrated business environment, if a particular customer does not place an order, or if they delay or cancel orders, we may not be able to replace the business.

•        As a result of this concentrated customer base, single customers represent a greater portion of our sales and, consequently, have greater commercial negotiating leverage. Customers may have aggressive policies regarding engaging alternative, second-source suppliers for the products we offer and, in addition, may seek and, on occasion, receive pricing, payment, intellectual property-related or other commercial terms that may have an adverse impact on our business. Any of these changes could negatively impact our prices, customer orders, revenues, and gross margins.

•        The highly concentrated business environment also increases our exposure to risks related to the financial condition of each of our customers. To the extent our customers experience liquidity issues in the future, we may be required to incur additional credit losses with respect to receivables owed to us by those customers. In addition, customers with liquidity issues may be forced to reduce purchases of our equipment, delay deliveries of our products, discontinue operations or may be acquired by one of our customers, and in either case such event would have the effect of further consolidating our customer base.

Any of these factors could have a material adverse effect on our business, financial condition and operating results.

Financial, Tax and Accounting-Related Risks

ADSE’s financial condition and results of operations are likely to fluctuate in future periods, which could cause its results for a particular period to fall below expectations, resulting in a decline in the price of Parent’s Ordinary Shares.

ADSE’s financial condition and results of operations have fluctuated in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond its control.

In addition to the other risks described herein, the following factors could also cause ADSE’s financial condition and results of operations to fluctuate:

•        the timing and volume of new sales;

•        fluctuations in service costs, particularly due to unexpected costs of servicing and maintaining chargers;

•        the timing of new product introductions, which can initially have lower gross margins;

•        weaker than anticipated demand for Higher-Power-Charger and battery storage system, whether due to changes in government incentives and policies or due to other conditions;

•        fluctuations in sales and marketing or research and development expenses;

•        supply chain interruptions and manufacturing or delivery delays;

•        the timing and availability of new products relative to ADSE’s customers’ and business partners’ expectations;

•        the length of the sales and installation cycle for a particular customer;

•        the impact of COVID-19 on ADSE’s workforce, or those of its customers, suppliers, vendors or business partners;

•        to attract and retain qualified personnel; and

•        unanticipated changes in federal, state, local or foreign government incentive programs, which can affect demand for EVs and battery storage systems.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue, and other operating results may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of the common stock.

ADSE’s reported financial results may be negatively impacted by changes in IFRS.

IFRS is subject to the requirements of IFRS as issued by the IASB, the interpretation by the International Financial Reporting Standards Interpretation Committee (“IFRS IC”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change.

The ability of ADSE to utilize net operating loss and tax credit carryforwards following the business combination is conditioned upon ADSE attaining profitability and generating taxable income. ADSE has incurred significant net losses since inception and it is anticipated that ADSE will continue to incur significant losses. Additionally, ADSE’s ability to utilize net operating loss and tax credit carryforwards to offset future taxable income may be limited.

ADSE generated a loss carryforward in its development phase in an amount of EUR 32,936,000 as of its financial year ended December 31, 2020 which may be used to off-set taxes in Germany on future profits. As a matter of German tax law, loss carryforwards will be disregarded for tax purposes in case of a change of control unless certain exemptions are met (e.g. valuation issues of hidden reserves). While currently management is optimistic that these criteria can be met in whole or in part and thus loss carryforwards will continue to be available for the future, there is no certainty that the German Tax Authorities will recognize this assessment as it has a certain discretionary scope to evaluate hidden reserves and company values.

ADSE will need to improve the operational and financial systems to support continuous growth, increasingly complex business arrangements, and rules governing revenue and expense recognition and any inability to do so will adversely affect our billing and reporting.

To manage the continuous growth of our operations and increasing complexity, ADSE will need to improve the operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect ADSE’s manufacturing operations, customer billing and reporting. ADSE’s current and planned systems, procedures and controls may not be adequate to support new complex arrangements it enters into and the rules governing revenue and expense recognition for its future operations and expected growth. Delays or problems associated with any improvement or expansion of its operational and financial systems and controls could adversely affect ADSE’s relationships with its customers, cause harm to its reputation and brand and could also result in errors in our financial and other reporting. ADSE expects that complying with these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. ADSE cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements.

Being a private company, ADSE has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future. Failure to remediate such material weaknesses in the future or to maintain an effective system of internal control could impair its ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

ADSE is, prior to the transaction, a private company preparing separate financials statements only. ADSE has limited accounting and financial reporting personnel and other resources with which to address the internal controls and procedures required for public companies. So far, no consolidated financial statements in accordance with IFRS as issued by the IASB have been prepared. Becoming a U.S.-listed public company, Parent will operate in an increasingly demanding regulatory environment, which requires us, as a wholly-owned subsidiary, to comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Nasdaq regulations, SEC rules and regulations, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls in accordance with the Sarbanes-Oxley Act are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.

ADSE identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to (i) lack of consistent and proper application of accounting processes and procedures, defined control processes and segregation of duties, (ii) insufficient design, implementation and operating effectiveness of information technology general controls for information systems that are significant to the preparation of our financial statements, (iii) lack of review and supervision and (iv) insufficient resources with an appropriate level of technical accounting and SEC reporting expertise.

ADSE is in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the material weaknesses, including by implementing new information technology and systems for the preparation of the financial statements, implementing additional review procedures within our accounting and finance department, hiring additional staff and engaging external accounting experts to support improving its accounting processes and procedures and supplement its internal resources in its computation processes. While ADSE is designing and implementing measures to remediate the material weaknesses, it cannot predict the success of such measures or the outcome of its assessment of these measures at this time. These measures may not remediate the deficiencies in internal control or prevent additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future. ADSE’s failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that may lead to a restatement of its financial statements or cause ADSE to fail to meet its reporting obligations.

ADSE anticipates that the process of building our accounting and financial functions and infrastructure will result in substantial costs, including significant additional professional fees and internal costs. Any disruptions or difficulties in implementing or using such a system could adversely affect our controls and harm our business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention.

If ADSE is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if it is unable to maintain proper and effective internal controls, ADSE may not be able to produce timely and accurate financial statements. If ADSE cannot provide reliable financial reports or prevent fraud, its business and results of operations could be harmed, investors could lose confidence in its reported financial information and ADSE could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

Risks Relating to Legal Matters and Regulations

As used herein, “we”, “us”, “our”, and similar words and phrases refer collectively to Parent and its subsidiaries following the Transactions, unless the context clearly indicates otherwise.

Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact ADSE’s financial results or results of operation.

ADSE and its operations, as well as those of ADSE’s contractors, suppliers and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require ADSE or others in ADSE’s value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on ADSE’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for ADSE’s operations or on a timeline that meets ADSE’s commercial obligations, it may adversely impact its business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on ADSE’s business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste or batteries, could cause additional expenditures, restrictions and delays in connection with ADSE’s operations as well as other future projects, the extent of which cannot be predicted.

Further, ADSE currently relies on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes. Any failure to properly handle or dispose of such wastes, regardless of whether such failure is ADSE’s or its contractors, may result in liability under environmental laws, under which liability may be imposed without regard to fault or degree of contribution for the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. Additionally, ADSE may not be able to secure contracts with third parties to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

Risks If the Transactions Are Not Approved

If the Transactions are not approved, EUSG will not be permitted to issue the EUSG Class A Ordinary Shares sold to the PIPE Investors and, to the extent any subscription amounts have been paid, will be required to return the subscription amounts to the PIPE Investors.

EUSG is seeking shareholder approval of the PIPE proposal in order to comply with Nasdaq Listing Rule 5635(a), which requires shareholder approval of the issuance of EUSG’s ordinary shares or shares convertible into or exercisable for EUSG’s ordinary shares in certain issuances undertaken in connection with the acquisition of the stock or assets of another company that result in the issuance of 20% or more of EUSG’s ordinary shares or voting power outstanding before such issuance, and Rule 5635(d), which requires shareholder approval for a transaction other than a public offering involving the sale, issuance, or potential issuance of EUSG’s ordinary shares or shares convertible into or exercisable for ordinary shares at a price that is less than the lower of the official closing price as reflected on

Nasdaq.com immediately before the signing of the binding agreement or the average official closing price for the five trading days before the signing of the binding agreement, that results in the issuance of 20% or more of the ordinary shares or voting power outstanding before such issuance. If EUSG’s shareholders do not approve the Transactions, EUSG will not be permitted to issue the EUSG Class A Ordinary Shares to be sold to the PIPE Investors and will be required to return any subscription amounts held in escrow to the PIPE Investors. If this occurs, EUSG may be required to seek additional sources of funding to support its business operations and future plans. See the section of this proxy statement/prospectus titled “The PIPE Proposal” for more information.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, EUSG’s board of directors will not have the ability to adjourn the extraordinary general meeting to a later date.

If, at the extraordinary general meeting, the chairman presiding over the extraordinary general meeting determines that it would be in the best interests of EUSG to adjourn the extraordinary general meeting because there are insufficient votes for the approval of the business combination proposal, the merger proposal, the director proposal, the charter proposals, or the PIPE proposal, or holders of EUSG Class A ordinary shares have elected to redeem an amount of EUSG Class A ordinary shares such that EUSG would have less than $5,000,001 of net tangible assets, the chairman presiding over the extraordinary general meeting will seek approval to adjourn the extraordinary general meeting to a later date or dates. If the adjournment proposal is not approved, the chairman will not have the ability to adjourn the extraordinary general meeting to a later date. In such event, if the business combination is not completed and, another business combination is not consummated within the time period set forth in EUSG’s M&A or as permitted by a vote of EUSG’s shareholders, EUSG will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating.

FORWARD-LOOKING STATEMENTS

Some of the information in this proxy statement/prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. However, because EUSG is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. All statements, other than statements of historical facts, included in or incorporated by reference into this proxy statement/prospectus regarding strategy, future operations, future mergers, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “forecast,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projections of future results of operations or financial condition; or

•        otherwise include “forward-looking” information.

There may be events in the future that EUSG, Parent and ADSE are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by EUSG, Parent or ADSE in such forward-looking statements, including among other things:’

•        the number of EUSG shareholders voting against the business combination proposal and/or seeking redemption;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the ability to maintain the listing of Parent Ordinary Shares and Parent Warrants on a national securities exchange following the business combination;

•        changes adversely affecting the businesses in which ADSE is engaged;

•        management of growth;

•        general economic conditions, including changes in the credit, debit, securities, financial or capital markets;

•        the impact of COVID-19 or other adverse public health developments on ADSE’s business and operations;

•        ADSE’s business strategy and plans; and

•        the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of ADSE, EUSG, Parent or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and the risks and uncertainties set forth in the “Risk Factors” section. Except to the extent required by applicable laws and regulations, ADSE, EUSG and Parent undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a shareholder grants its proxy or instructs how its vote should be cast, it should be aware that the occurrence of the events described in the “Risk Factors” section and in the risks and uncertainties set forth elsewhere in this proxy statement/prospectus may adversely affect ADSE, EUSG and/or Parent.

EXTRAORDINARY GENERAL MEETING OF EUSG SHAREHOLDERS

General

EUSG is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of EUSG shareholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting of the shareholders of EUSG will be held at 11:00 a.m., local time, on December [__], 2021, at the offices of Reed Smith LLP, EUSG’s U.S. counsel, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, or such other date, time and place to which such meeting may be adjourned or postponed. If you wish to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting our counsel, Reed Smith LLP, at 599 Lexington Avenue, 22nd Floor, New York, NY 10022, telephone (212) 521-5400. As a matter of Cayman Islands law there must be a physical location for the meeting. However, given the current global pandemic it is unlikely to be practical for shareholders to attend in person. Therefore, the extraordinary general meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast. EUSG shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting https://www.cstproxy.com/europeansustainablegrowth/2021 and entering their control number. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for EUSG’s shareholders and EUSG, and (ii) to promote social distancing pursuant to guidance provided by the CDC and the SEC due to COVID-19. The virtual meeting format allows attendance from any location in the world. See “Questions and Answers about the Proposals — How do I attend the extraordinary general meeting?” for more information.

Purpose of the extraordinary general meeting of Shareholders

At the extraordinary general meeting, EUSG is asking holders of its ordinary shares:

•        to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Transactions (the business combination proposal);

•        to consider and vote upon a proposal to adopt the Plan of Merger and approve the Merger (the merger proposal);

•        to elect five directors to the board of directors of Parent, to serve until their successors are duly elected and qualified (the director proposal);

•        to approve the following material differences between EUSG’s M&A and Parent’s M&A to be effective upon the consummation of the business combination: (i) the name of the new public entity will be “ADS-TEC ENERGY PLC” as opposed to “European Sustainable Growth Acquisition Corp.”; (ii) Parent’s corporate existence is perpetual as opposed to EUSG’s corporate existence terminating if a business combination is not consummated by EUSG within a specified period of time; (iii) Parent’s M&A provides for only one class of voting ordinary shares and one class of preference shares, as opposed to EUSG’s class of ordinary shares and class of preference shares; (iv) Parent’s M&A provides that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act of 1933 of the United States; and (v) Parent’s M&A does not include the various provisions applicable only to special purpose acquisition corporations that EUSG’s M&A contains (the charter proposals);

•        to approve the PIPE Investment (the PIPE proposal);

•        to approve the Incentive Plan (the Incentive Plan proposal); and

•        to consider and vote upon a proposal to approve, if necessary, an adjournment of the extraordinary general meeting to permit further solicitation and vote of proxies or to otherwise permit EUSG to consummate the business combination contemplated by the Business Combination Agreement (the adjournment proposal).

Recommendation of EUSG’s Board of Directors

EUSG’s board of directors has determined that the Transactions are fair to and in the best interests of EUSG and its shareholders, approved the Business Combination Agreement and recommended that shareholders vote “FOR” the business combination proposal, “FOR” the merger proposal, “FOR” the director proposal, “FOR” each of the charter proposals, “FOR” the PIPE proposal, “FOR” the Incentive Plan proposal, and “FOR” an adjournment proposal, if presented.

Voting Power; Record Date

EUSG has fixed the close of business on November 16, 2021, as the “record date” for determining EUSG shareholders entitled to notice of and to attend and vote at the extraordinary general meeting. As of the close of business on the record date, there were 18,028,750 EUSG ordinary shares outstanding. Each share of EUSG ordinary shares is entitled to one vote per share at the extraordinary general meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Quorum; Vote Required

A quorum of EUSG shareholders is necessary to hold a valid meeting of shareholders. The presence of the holders of at least 50% of the EUSG ordinary shares entitled to vote constitutes a quorum.

The approval of each of the business combination proposal, the director proposal, the charter proposals, the PIPE proposal, the Incentive Plan proposal and the adjournment proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by EUSG’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted). Under EUSG’s M&A, prior to the closing of a business combination (as defined therein) only the holder of Class B ordinary shares are entitled to vote on the director election proposal.

The approval of the merger proposal requires a special resolution, being the affirmative vote of at least two-thirds of the votes cast by EUSG’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted).

As of November 16, 2021, the record date for the extraordinary general meeting of shareholders, EUSG’s initial shareholders, officers, and directors beneficially owned and were entitled to vote an aggregate of 3,593,750 initial shares. The initial shares currently constitute approximately 19.93% of the outstanding EUSG ordinary shares and the holders of the initial shares have agreed to vote in favor of the proposals. Accordingly, we would need approval from the holders of (i) 5,420,626 shares, or approximately 30.07% of the outstanding EUSG ordinary shares, to approve the business combination proposal and (ii) 8,425,418 shares, or approximately 46.73% of the outstanding EUSG ordinary shares, to approve the merger proposal.

Voting Your Shares

If you are a holder of record of EUSG ordinary shares, there are two ways to vote your EUSG shares at the extraordinary general meeting:

•        By Mail.    You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by EUSG’s board, “FOR” all of the proposals in accordance with the recommendation of the EUSG board of directors. Proxy cards received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•        In Person or Virtually.    You may attend the extraordinary general meeting and vote in person using the ballot provided to you at the extraordinary general meeting or virtually. However, if your EUSG ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your EUSG ordinary shares. See “Questions and Answers about the Proposals — How do I attend the extraordinary general meeting?” for more information.

If you hold your EUSG ordinary shares in “street name,” you should follow the instructions sent to you by your bank, broker or other nominee in order to vote your shares. If you wish to vote shares held in “street name” in person at the extraordinary general meeting, you must contact their bank, broker or other nominee and request a document called a “legal proxy.” Requesting a legal proxy will automatically cancel any voting directions previously given to such bank, broker or other nominee.

If you do not give instructions to such bank, broker or other nominee, such bank, broker or other nominee can vote your EUSG ordinary shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the Nasdaq for which your broker or other agent may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker or other agent instructions, the EUSG ordinary shares will be treated as broker non-votes. It is anticipated that all proposals other than the adjournment proposal will be non-discretionary items.

You may receive more than one set of voting materials. For example, if you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in “street name” in more than one brokerage account, you will receive voting materials for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card you receive and provide instructions on how to vote your shares with respect to each brokerage account for which you receive proxy materials, in order to be sure you cast a vote with respect to all of your EUSG ordinary shares.

Revoking Your Proxy

If you are a holder of record of EUSG ordinary shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card to Morrow Sodali LLC, EUSG’s proxy solicitor, with a later date so that it is received prior to the vote at the extraordinary general meeting or attend the extraordinary general meeting in person and vote;

•        you may notify EUSG’s secretary in writing, prior to the vote at the extraordinary general meeting, that you have revoked your proxy; or

•        you may attend the extraordinary general meeting and vote in person or revoke your proxy in person (which would include voting at the virtual extraordinary general meeting), although your attendance alone will not revoke any proxy that you have previously given.

If you hold your EUSG ordinary shares in in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions about Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your shares, you may call Morrow Sodali LLC, EUSG’s proxy solicitor, at (800) 662-5200 (for individuals) or (203) 658-9400 (for banks and brokers).

Redemption Rights

Pursuant to EUSG’s M&A, a holder of public shares may demand that EUSG redeem such shares for cash if the Transactions are consummated. EUSG is allowing all holders of EUSG Public Shares to exercise redemption rights regardless of whether such holders vote in favor or against the Transactions or do not vote at all or are not holders of record on the record date. Holders of EUSG Public Shares will be entitled to receive for these shares an amount, in cash, equal to their pro rata share of the aggregate amount then on deposit on the trust account less any taxes then due but not yet paid, if they demand that EUSG redeem their shares for cash no later than two business days prior to the close of the vote on the business combination proposal and deliver their shares to EUSG’s transfer agent no later than two business days prior to the vote at the meeting.

In connection with EUSG’s IPO and in order to induce EUSG and the Underwriters to enter into the Underwriting Agreement, EUSG’s initial shareholders, officers and directors agreed to waive their redemption rights with respect to any EUSG ordinary shares owned by them, directly or indirectly.

EUSG requires EUSG Public Shareholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to EUSG’s transfer agent no later than two business days prior to the vote on the business combination or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the redeeming holder.

Any request to redeem such shares once made, may be withdrawn at any time up to the vote on the proposed business combination. Furthermore, if a holder of an EUSG Public Share delivered his certificate in connection with a redemption request and subsequently decides prior to the vote on the business combination not to elect to exercise redemption rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the Transactions are not approved or completed for any reason, then holders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the trust account. In such case, EUSG will promptly return any shares delivered by public holders.

Dissenter’s Rights

The Cayman Islands Companies Act prescribes when shareholder dissent rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, EUSG’s board of directors has determined that the terms of the Merger satisfy the requirements of 239(1) of the Cayman Islands Companies Act for an exemption from the availability of appraisal rights in respect of the Merger. Regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and EUSG’s board of directors’ is of the view that the redemption proceeds payable to shareholders who exercise such redemption rights represent the fair value of those shares. Extracts of relevant sections of the Cayman Islands Companies Act follow:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Proxy Solicitation

EUSG is soliciting proxies on behalf of its board of directors. EUSG will bear all of the costs of the solicitation.

This solicitation is being made by mail but also may be made by telephone or in person. EUSG and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. EUSG also has engaged Morrow Sodali LLC to assist in the proxy solicitation process. EUSG will pay that firm a fee of $25,000 for such services at the closing of the proposed business combination.

EUSG will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. EUSG will reimburse them for their reasonable expenses.

Other Matters

As of the date of this proxy statement/prospectus, the EUSG board of directors does not know of any business to be presented at the extraordinary general meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the extraordinary general meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Transactions and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

General

Structure of the Transactions

Pursuant to the Business Combination Agreement, ADSE and EUSG will enter into a business combination transaction by means of (i) the Merger, pursuant to which EUSG will merge with and into Merger Sub, with Merger Sub being the surviving entity of such merger and a wholly-owned subsidiary of Parent and Parent becoming the new public reporting company, followed immediately by (ii) the Bosch Acquisition, pursuant to which the Bosch will transfer to Parent, and Parent will acquire from Bosch, certain shares of ADSE in exchange for the Cash Consideration, and (iii) concurrently with the Bosch Acquisition, the Share-for-Share Exchange, pursuant to which ADSH and Bosch will transfer as contribution to Parent, and Parent will assume from ADSH and Bosch, certain shares of ADSE in exchange for Parent Ordinary Shares. As a result of the Transactions, EUSG will cease to exist upon merging with and into Merger Sub, ADSE will become a wholly-owned subsidiary of Parent and the current security holders of ADSE and EUSG will become the security holders of Parent.

The Merger: Consideration to EUSG Security Holders

The first in the series of Transactions that comprises the business combination is the Merger, pursuant to which EUSG will merge with and into Merger Sub, with Merger Sub surviving and being a wholly-owned subsidiary of Parent.

Upon consummation of the Merger, (i) each EUSG ordinary share outstanding on the Closing Date will be automatically cancelled in exchange for one Parent Ordinary Share, except that holders of EUSG ordinary shares sold in EUSG’s initial public offering will be entitled to elect instead to receive a pro rata portion of EUSG’s trust account, as provided in EUSG’s M&A and (ii) each outstanding warrant of EUSG will remain outstanding and will automatically be adjusted to become a Parent Warrant, entitling the holder to purchase one Parent Ordinary Share at a price of $11.50 per share.

As a result of the Merger and the conversion or automatic adjustment (as applicable) of EUSG securities into securities of Parent, the rights of EUSG security holders will change in material ways. See the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights” for a description of the differences between the provisions of the Cayman Islands Companies Act applicable to EUSG and the Irish Companies Act applicable to Parent.

The Bosch Acquisition and Share-for-Share Exchange: Consideration to ADSE Shareholders

Immediately after the consummation of the Merger, Parent will conduct the Bosch Acquisition and the Share-for-Share Exchange.

Upon consummation of the Bosch Acquisition, Bosch will receive €20,000,000, multiplied by the applicable currency exchange rate, as described in the Business Combination Agreement and Cash Consideration Transfer Agreement.

Upon consummation of the Share-for-Share Exchange, the ADSE Shareholders, comprised of Bosch and ADSH, will receive their respective portions of an aggregate number of Parent Ordinary Shares equal to the quotient determined by dividing (x) the Consideration Value Amount (i.e., $300 million minus (i) the funds borrowed by ADSE under its credit facility as of Closing, to the extent such amount is in excess of €20,000,000, multiplied by the applicable exchange rate minus (ii) the amount owed to ADSH and Bosch under the loans (the “purchased loans”) made to ADSE by ADSH and Bosch on or before the execution of the Business Combination Agreement and which are outstanding as of Closing, multiplied by the applicable exchange rate), minus the Cash Consideration payable to Bosch in the Bosch Acquisition with respect to a portion of Bosch’s shares in ADSE, by (y) $10.00, as described in the

Business Combination Agreement and Share Consideration and Loan Transfer Agreement. Pursuant to the Business Combination Agreement, the number of Parent Ordinary Shares issued to ADSE Shareholders are subject to changes on the Closing Date based on Euro to USD exchange rate, the purchased loans balance including interest at the Closing Date and whether the amount outstanding under ADSE’s credit facility as of Closing exceeds €20,000,000.

Pro Forma Ownership

We estimate that, as a result of the Transactions, and (i) assuming that no EUSG shareholders elect to redeem their EUSG Public Shares for cash in connection with the Transactions as permitted by EUSG’s M&A, (ii) after giving effect to the 15,600,000 EUSG Class A Ordinary Shares to be issued in the PIPE Investment, (iii) assuming 24,491,755 Parent Ordinary Shares to be issued to ADSE shareholders in the Share-for-Share Exchange (estimate assuming funds borrowed by ADSE under its credit facility as of Closing is less than €20 million and based on the August 31, 2021 purchased loans balance and exchange rates), and (iv) without taking into effect any Parent Ordinary Shares issuable upon the exercise of Parent Warrants and assuming no additional equity securities of EUSG or Parent are issued, (a) EUSG’s public shareholders (including EBC, the representative of the underwriters in EUSG’s initial public offering) will hold approximately 25% of the voting power of the Parent Ordinary Shares outstanding, excluding shares to be received in their capacity as PIPE Investors, (b) the ADSE Shareholders will hold approximately 42% of the voting power of the Parent Ordinary Shares outstanding, excluding shares to be received in their capacity as PIPE Investors, (c) the PIPE Investors will hold approximately 27% of the voting power of the Parent Ordinary Shares outstanding, and (d) the initial shareholders will hold approximately 6% of the voting power of the Parent Ordinary Shares outstanding. If the maximum redeemable EUSG Public Shares are redeemed for cash, such percentages will be approximately 0%, 56%, 36%, and 8%, respectively.

Related Agreements or Arrangements

Registration Rights Agreement

Concurrently with Closing, Parent will enter into the Registration Rights Agreement with the EUSG initial shareholders, the ADSE Shareholders and the Underwriters, pursuant to which Parent will be obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act of 1933, as amended (“Securities Act”), all or any portion of the Parent Ordinary Shares held by the holders as of the date of the Registration Rights Agreement, and that they may acquire thereafter, including upon the conversion, exchange or redemption of any other security therefor (the “Registrable Securities”). Parent has agreed to file and cause to become effective a registration statement covering the Registrable Securities held by such holder making a demand for registration. Under the Registration Rights Agreement, the holders will also have “piggyback” registration rights that allow them to include their Parent Ordinary Shares in certain registrations initiated by Parent. Subject to the terms of the Registration Rights Agreement, Parent also agreed that it will prepare and file or cause to be prepared and filed with the SEC, no later than thirty (30) days following Closing, a registration statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by each holder of all of the Registrable Securities held by such holder (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement will be on Form F-3 (or if Form F-3 is not available to be used by Parent at such time, on Form F-1 or another appropriate form permitting registration of such Registrable Securities for resale). Parent shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in no event later than 180 days following closing. Once effective, Parent shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, to ensure that another registration statement is available, under the Securities Act at all times until all Registrable Securities covered by such Resale Shelf Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Resale Shelf Registration Statement or have ceased to be Registrable Securities.

Lock-Up Agreements

Concurrently with the Closing, Parent will enter into lock-up agreements with the EUSG initial shareholders, the ADSE Shareholders and the Underwriters (each, a “Lock-Up Party”), pursuant to which each Lock-Up Party will agree, from the Closing Date until, (i) in the case of Parent Private Warrants (including Parent Ordinary Shares issuable upon exercise thereof) issued to the Sponsor or its affiliates and Parent Ordinary Shares, six months after the Closing Date and (ii) in the case of Parent Private Warrants (including Parent Ordinary Shares issuable upon exercise thereof) issued to the Underwriters, thirty days after the Closing Date, not to (A) sell, offer to sell, contract or agree to sell, hypothecate pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Parent Ordinary Shares and Parent Warrants, other than any Parent Ordinary Shares acquired in the public market after the Closing Date and any Parent Ordinary Shares acquired by the ADSE Shareholders or their affiliates as a result of their participation in the PIPE Investment (such securities, the “Lock-up Securities”), (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Securities whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Sponsor Support Agreement

In connection with their entry into the Business Combination Agreement, EUSG and ADSE entered into the Sponsor Support Agreement with the Sponsor and LHT Invest AB (together, the Sponsor Parties”), pursuant to which the Sponsor Parties agreed (i) to vote the EUSG Class B Ordinary Shares held by them in favor of the approval and adoption of the Business Combination Agreement and approval of the business combination proposal, (ii) to waive their redemption rights with respect to the EUSG Class B Ordinary Shares held by them and (iii) to waive any adjustment to the conversion ratio set forth in the EUSG’s amended and restated memorandum and articles of association or any other anti-dilution or similar protection with respect to the EUSG Class B Ordinary Shares held by them.

Amended and Restated Warrant Agreement

Prior to the closing, Parent, EUSG, and Continental will enter into an amended and restated warrant agreement (the “Amended and Restated Warrant Agreement”), pursuant to which (i) Parent will assume all of the liabilities, duties, and obligations of EUSG under and in respect of the warrant agreement; (ii) all references to EUSG warrants will be revised to become references to Parent Warrants; and (iii) the outstanding warrants will be adjusted pursuant to the terms of the existing warrant agreement, such that the warrants will be exercisable for Parent Ordinary Shares, in lieu of the EUSG class A ordinary shares previously issuable and receivable upon the exercise of rights under the existing warrant agreement.

Headquarters; Trading Symbol

After completion of the Transactions:

•        the corporate headquarters and principal executive offices of Parent will be located at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland; and

•        if Parent’s application for listing is approved, the Parent Ordinary Shares and Parent Warrants will be traded on Nasdaq under the symbols “ADSE” and “ADSEW”, respectively.

Ownership of Parent

The following table illustrates varying ownership levels in Parent Ordinary Shares following the consummation of the proposed business combination based on no redemptions, 33% redemptions, 66% redemptions or maximum redemptions by EUSG’s public shareholders and the following additional assumptions: (A) 15,600,000 EUSG Class A Ordinary Shares are issued in the PIPE Investment, (B) 24,491,755 Parent Ordinary Shares are issued to ADSE shareholders in the Share-for-Share Exchange (estimate assuming funds borrowed by ADSE under its credit facility as of Closing is less than €20 million and based on the August 31, 2021 purchased loans balance and exchange rates),

(C) none of the Parent Warrants are exercised, and (D) no additional equity securities of EUSG or Parent are issued. In the no redemptions, 33% redemptions, 66% redemptions or maximum redemptions scenarios, the residual equity value owned by non-redeeming stockholders will remain $10.00 per share as illustrated in the sensitivity table below.

	No Redemptions	33% Redemptions	66% Redemptions	Maximum Redemptions(1)
Percentage Share Ownership in Parent
EUSG Public Shareholders (including EBC)	25%	18%	10%	0%
ADSE Shareholders (excluding PIPE)	42%	46%	50%	56%
PIPE Investors	27%	29%	32%	36%
EUSG Initial Shareholders(2)	6%	7%	7%	8%

Value of the Shares Owned by Non-Redeeming Shareholders
Total Shares Outstanding Excluding Warrants	58,120,505	53,376,755	48,633,005	43,745,505
Total Equity Value Post-Redemptions	$581,205,050	$533,767,550	$486,330,050	$437,455,050
Per Share Value	$10.00	$10.00	$10.00	$10.00

____________

(1)      Assumes that EUSG’s public shareholders exercise redemption rights with respect to 14,375,000 EUSG Class A Ordinary, which represents redemption of approximately 100% of EUSG Public Shares, for an aggregate redemption payment of approximately €119.0 million (14,375,000 Class A ordinary shares at €8.28 ($10.00) per share, based on a USD/EUR exchange rate of 0.8277 as of April 30, 2021).

(2)     In each of the redemption scenarios, the Sponsor and its affiliates will hold (i) 3,523,750 EUSG Class B Ordinary Shares, which will be cancelled and exchanged on a one-for-one basis for Parent Ordinary Shares upon consummation of the proposed business combination, and (ii) 750,000 Parent Ordinary Shares purchased in the PIPE Investment, for an aggregate of 4,273,500 Parent Ordinary Shares. The Sponsor paid $25,000 for the EUSG founder shares, or approximately $0.007 per EUSG founder share, and the Sponsor and its affiliates will pay $10.00 per share for shares purchased in the PIPE Investment, or an average price of approximately $1.76 per share for the 4,273,500 total Parent Ordinary Shares to be held by the Sponsor and its affiliates. Assuming a value of $10.00 per Parent Ordinary Share, based on the deemed value of $10.00 per Parent Ordinary Share in the proposed business combination, this represents an appreciation in value of approximately $8.24 per Parent Ordinary Share. Assuming a value of $9.89 per Parent Ordinary Share, the closing price of an EUSG Class A Ordinary Share on October 5, 2021, this represents an appreciation in value of approximately $8.13 per Parent Ordinary Share.

EUSG’s public shareholders that do not elect to redeem their EUSG Public Shares will experience significant dilution as a result of the proposed business combination. The EUSG public shareholders currently own 80% of EUSG’s ordinary shares. As noted in the above table, if no EUSG public shareholders redeem their EUSG Public Shares in the proposed business combination, the EUSG public shareholders will go from owning 80% of EUSG’s ordinary shares prior to the Business Combination to owning 25% of Parent’s ordinary shares, and EUSG’s public shareholders will own 15%, 14% and 0% respectively, assuming 33%, 66% and the maximum number of the EUSG Public Shares are redeemed in connection with the proposed business combination, respectively. The table below shows the further dilution that will be experienced by EUSG’s public shareholders assuming no new issuances of securities by Parent after the proposed business combination in the following scenarios:

	Percentage of Outstanding Parent Ordinary Shares
	No Redemptions	33% Redemptions	66% Redemptions	Maximum Redemptions(1)
Assuming all of the Parent Public Warrants are exercised for cash after the proposed business combination	21%	15%	8%	0%

____________

(1)      Assumes that EUSG’s public shareholders exercise redemption rights with respect to 14,375,000 EUSG Class A Ordinary Shares, which represents redemption of approximately 100% of the EUSG Public Shares, for an aggregate redemption payment of approximately €119.0 million (14,375,000 Class A ordinary shares at €8.28 ($10.00) per share, based on a USD/EUR exchange rate of 0.8277 as of April 30, 2021).

EUSG entered into a business combination marketing agreement with the Underwriters, pursuant to which the Underwriters agreed to serve as advisors in connection with EUSG’s business combination to assist EUSG in holding meetings with EUSG’s shareholders to discuss the potential business combination and the target business’ attributes, introduce EUSG to potential investors that are interested in purchasing EUSG securities in connection with its initial business combination, assist EUSG in obtaining shareholder approval for the business combination and assist EUSG with its press releases and public filings in connection with the business combination. EUSG agreed to pay the Underwriters a cash fee for such services in an amount equal to 3.5% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable), which will be payable upon consummation of the business combination. The Underwriters have agreed to waive their rights to the deferred cash fee in the event we do not complete an initial business combination. If an initial business combination is consummated, the deferred cash fee will not be adjusted for any shares that are redeemed in connection with the initial business combination. In addition, EUSG agreed to pay either of the Underwriters a cash fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if either introduces us to the target business with whom we complete our initial business combination, which fee the Underwriters have agreed to waive. The following table presents the deferred cash fee to the Underwriters as a percentage of the aggregate proceeds from the IPO across varying redemption scenarios:

Assuming No Redemptions		Assuming 33% Redemptions		Assuming 66% Redemptions		Assuming Maximum Redemptions(1)
Amount of Deferred Cash Fee	Fee as a % of EUSG IPO Proceeds (net of Redemption)	Amount of Deferred Cash Fee	Fee as a % of EUSG IPO Proceeds (net of Redemption)	Amount of Deferred Cash Fee	Fee as a % of EUSG IPO Proceeds (net of Redemption)	Amount of Deferred Cash Fee	Fee as a % of EUSG IPO Proceeds (net of Redemption)
$5,031,250	3.5%	$5,031,250	5.2%	$5,031,250	10.3%	$5,031,250	n/a	(2)

____________

(1)      Assumes that EUSG Public Shareholders exercise redemption rights with respect to 14,375,000 Class A Ordinary Shares, which represents redemption of approximately 100% of the EUSG Public Shares, for an aggregate redemption payment of approximately €119.0 million (14,375,000 Class A ordinary shares at €8.28 ($10.00) per share, based on a USD/EUR exchange rate of 0.8277 as of April 30, 2021).

(2)      If approximately 100% of the EUSG Public Shares are redeemed, then there would be no EUSG IPO proceeds and the fee as a percentage of EUSG IPO proceeds would be undefined.

Background of the Transactions

Background of the Business Combination

The proposed Business Combination is the result of an extensive search for a potential transaction utilizing the broad network of contacts and corporate relationships developed by EUSG management. The terms of the Business Combination are the result of negotiations between the representatives of EUSG, ADSE, ADSH and Bosch. The following is a brief description of the material background of these negotiations, the resulting business combination agreement (the “Business Combination Agreement”) and the transactions contemplated thereby (the “Transactions”).

EUSG is a blank check company incorporated as a Cayman Islands exempted company on November 10, 2020, and formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. It was EUSG’s business strategy to capitalize on the diverse skills of its management team to identify and acquire a European company with leading edge technology in sustainable industries and compelling growth trajectories, while bringing public company experience in leadership, strategy, operations and ESG considerations. The ultimate goal of EUSG’s business strategy was to maximize shareholder value.

On January 26, 2021, EUSG consummated its initial public offering (“IPO”) of 12,500,000 units, with each unit consisting of one Class A ordinary share and one-half of one redeemable warrant, generating total gross proceeds of $125,000,000. Prior to the consummation of the IPO, the Sponsor purchased 3,593,750 Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.007 per share. Simultaneously with the closing of the IPO, EUSG sold 4,000,000 warrants to the Sponsor and the underwriters in the IPO (the “Underwriters”) (3,800,000 warrants to the Sponsor and 200,000 warrants to the Underwriters) at a price of $1.00 per warrant, generating gross proceeds to EUSG of $4,000,000. On January 27, 2021, the Underwriters fully exercised their over-allotment option, resulting in an additional 1,875,000 Units issued for an aggregate amount of $18,750,000. In connection with the Underwriters’ full exercise of their over-allotment option, EUSG also consummated the sale of an additional 375,000 warrants (356,250 warrants to the Sponsor and 18,750 warrants to the Underwriters) at $1.00 per warrant, generating total proceeds of $375,000.

Prior to the consummation of the IPO, neither EUSG, nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with EUSG. After the IPO, EUSG conducted an active search for potential target companies, with the objective of consummating a business combination. Management and board members of EUSG contacted, and were contacted by, individuals and entities with respect to acquisition and merger opportunities, including but not limited to companies and financial advisors in industries such as clean-tech, energy storage solutions, renewable energy solutions and vertical farming. EUSG compiled a pipeline of high priority potential targets and continuously updated this pipeline to reflect new information as it emerged. This pipeline was shared with the EUSG board of directors on a periodic basis. Approximately twenty board meetings were held among EUSG’s board members and advisors of EUSG to discuss the pipeline, negotiations, and eventually deal terms.

Specifically, the management of EUSG:

•        identified, evaluated and contacted approximately twenty potential acquisition and merger targets, including ADSE; and

•        conducted extensive business and financial due diligence or had meaningful engagements with management, board members, advisers and representatives, including meetings and conference calls to discuss potential business combinations, of seven potential acquisition targets, including ADSE.

EUSG analyzed the potential acquisition targets using the criteria discussed below. The potential acquisition targets included established businesses with proven track records, experienced management teams and strong competitive positions with, or with the potential for, revenue and earnings growth and attractive free cash flow generation, as well as disruptive or emerging businesses with significant potential for long-term growth. EUSG focused on sectors and companies that its management believed would benefit from being a publicly traded company. Specifically, EUSG gave priority to the following three criteria when selecting a target:

•        A proven, clean technology that can be scaled with the capital raised through EUSG;

•        A company that has the potential to make a positive sustainability impact, for example as outlined by one or more of the United Nations Sustainable Development Goals; and

•        A company that brings an attractive valuation to shareholders of EUSG when comparing to peers within such company’s industry and across various related industries.

At the end of January 2021, EUSG held its first board meeting after EUSG’s successful IPO on January 26, 2021. In this meeting via video conference, EUSG’s board of directors identified an initial list of four potential companies to reach out to, none of which were ADSE. These companies were in battery technology, energy storage solutions, clean-tech, and vertical farming. The meeting concluded with the decision to reach out to each of the four companies, conduct due diligence and generate additional potential targets for future board discussions.

In February 2021, EUSG held several board meetings via video conference, in which at least ten potential targets were identified, including the four from the previous board meeting. EUSG’s board of directors believed there were many attractive targets in Europe, but noted that speed would be important given the large number of new special purpose acquisition companies (“SPACs”) entering the public markets. Of the targets considered, EUSG entered into an exclusivity agreement with Company A, a recycled plastics technology company.

During the following two weeks, EUSG met with management of Company A several times to engage in extensive due diligence on the business and assets of Company A. EUSG also analyzed the sustainability potential of the Company A. EUSG determined that Company A met several of EUSG’s criteria for a SPAC target, but ultimately EUSG believed that Company A’s requested valuation was less compelling in comparison to other targets on EUSG’s list and diminished the economic outlook of a potential transaction. The exclusivity was terminated in early March 2021 and discussions continued with all other targets.

In March 2021, the SPAC market softened significantly, primarily due to a shift in investor focus from growth to value. EUSG determined that speed was not as important as believed in February, but rather the board of directors needed to take its time to find a company with strong fundamentals that could withstand market pressures. Factors taking additional priority, in conjunction with the original criteria set out by the board of directors, included near-term profitability, a blue-chip customer base, strong operating leverage and the ability to execute the business plan without the need for additional financing beyond the SPAC merger.

In late March 2021, EUSG’s board of directors identified two companies as the leading candidates for a business combination based on the aforementioned criteria. Four EUSG board members had a pre-existing relationship with Company B, and EUSG approached Company B to analyze the structure or terms of a potential business combination. Company C was an EV charging company that was introduced from within the network of EUSG’s management team. No one within EUSG had a pre-existing relationship with Company C. EUSG conducted extensive due diligence regarding both Company B and Company C, covering areas such as technology, ESG considerations and financials. In March 2021, EUSG met ADSE in conjunction with ongoing discussions with Company C.

Company C presented a specific solution for mobile operating fast chargers, a complimentary feature to ADSE’s technology, which EUSG desired to bring to market in coordination with ADSE. The proposed transaction proposed involved a triangular reverse merger among EUSG, Company C and ADSE. Near the end of March 2021, members of EUSG’s management team, including the Co-CEOs of EUSG Mr. Taselaar and Mr. Hovers, met with Mr. Speidel, Founder and CEO of ADSE, to further understand the technology behind the ultra-fast chargers. At the time, EUSG’s management team believed that the two companies brought not only a defensible technology with a strong barrier to entry, but also a go-to-market strategy through Company C. On March 30, 2021, EUSG entered into a letter of intent with Company C, contingent on a triangular reverse merger being agreed on with ADSE. The terms included the following:

•        A 21-day exclusivity agreement, with the ability to continue discussions with both Company C and ADSE;

•        A termination of the exclusivity agreement if Bosch (39% shareholder in ADSE) had not given written approval of the proposed transaction within 15 days of the letter of intent being signed;

•        Other terms customary for a transaction of the type being proposed including terms as to board governance and restrictions on the transfer of shares held by certain existing shareholders; and

•        An obligation that each party bear its own costs and expenses in connection with the proposed transaction unless the parties mutually agree otherwise.

At the next board meeting, held via video conference in early April 2021, EUSG’s board of directors proposed two members of EUSG travel to Germany to conduct a physical site visit and conduct further due diligence in connection with the letter of intent. Mr. Bazmi Husain, who has had a 40-year career at ABB Group, a European technology leader for industry, most recently as chief technology officer, led the site visit to explain the technology and its limitations.

On April 13 and April 14, 2021, the site visit was conducted in the German cities of Nürtingen and Klipphausen. The production facility is located in Klipphausen, and ADSE’s headquarters are located in Nürtingen. During the site visit, representatives of EUSG met the following ADSE employees: Robert Vogt (CFO), Hakan Konyar (COO), Dr. Thorsten Ochs (CTO), Olaf Weichsel (Head of Manufacturing), Dag Rippel (Head of Logistics/Fulfillment), and Steffen Greiner (Director F&A). At the same time, EUSG met the CEO and CFO of Company C to further understand Company C’s operating and go-to-market strategy.

The various presentations and discussions were led by the responsible member of the ADSE team in a professional and integrated manner. Many of his first and second line people that EUSG met had employment experience at Bosch, which comforted EUSG about the competence and experience of ADSE’s team. In the site visit, two clear differentiators came across. First, ADSE modularized the storage units and power electronics, combining them in various configurations for storage system verticals — grid, industrial and EV chargers. Second, ADSE had a high degree of vertical integration. For example, ADSE purchases cells from manufacturers and independently designs the module, packs and battery management system (“BMS”), among other parts of the product line. EUSG believed this gave ADSE an advantage over competitors who rely on third parties to manufacture and supply such parts. The internal design of the technology clearly evidenced the decade-long R&D process to get ADSE where they are today.

Regarding EV-charging, the 320kW power DC charger ADSE developed is designed as a battery supported, grid connected charger which can provide a high rate of charging while presenting a lower load to the grid. As such, the chargers work very well with weak and/or unreliable grids. EUSG was unable to identify another company that uses a battery supported solution and able to reach 320kW of power. EUSG believed two advantages of ADSE’s ChargePost (ETA 2H22) product were compelling: it can be moved easily, and it does not require a lot of construction and therefore avoids most construction costs and requires less regulatory permit approvals.

While it is not meant to be a fully mobile charger in the long-term, the mobility of the unit allows for more strategic opportunities and use-cases compared to many other EV-charging products on the market. The current EV-charging products available for sale (the CBX with HPC dispensers) are certified for use in approximately thirty countries, including the US and EU.

The current EV-charging products available for sale (the CBX with HPC dispensers) are certified for use in approximately thirty countries, including the US and EU. EUSG believed that this could be a strong selling point for potential customers, and also a potential differentiator given the difficulties in obtaining certifications for these types of high voltage products.

The manufacturing site in Dresden had an experienced and competent team, with many having been previously associated with Bosch. The manufacturing processes appeared to be robust, and the ADSE team demonstrated their adherence to such processes. Given that the manufacturing site was approximately six months old at the time of EUSG’s visit in April 2021, the site appeared to have abundant excess capacity, with significant opportunity for growth and ample opportunity to bring the business model to fruition.

EUSG’s board of directors met shortly after the site visit to discuss EUSG’s findings, including the potential benefits of a business combination with both Company C and ADSE. EUSG’s management worked diligently in the month of April 2021 to continue their due diligence and evaluation of both companies. Several video conference calls took place amongst EUSG, Company C, ADSE, and Bosch during this time.

On May 3, 2021, at a board meeting via video conference, EUSG decided to terminate further consideration of a potential business combination with Company C. Following additional due diligence conducted over the previous month, EUSG came to the conclusion that the inclusion of Company C in the proposed transaction would not likely be accretive to the business plan in light of the valuation sought by Company C. EUSG also had concerns over the asset-heavy business model and amount of capital necessary to execute Company C’s business plan. After further consideration and discussion, EUSG’s board decided to continue pursuing a business combination with ADSE as a stand-alone target.

In the following two weeks, EUSG conducted a substantial amount of due diligence on ADSE and engaged Raymond James & Associates, Inc. (together with its affiliates that assisted in providing the services, “Raymond James”) as sole M&A financial advisor to assist in the transaction. On June 3, 2021, EUSG engaged Raymond James as its sole and exclusive investment banking advisor regarding a potential Acquisition (the “Engagement”). Pursuant to this Engagement, Raymond James agreed to assist EUSG as reasonably requested to (i) analyze the business and financial condition of ADSE, (ii) formulate strategy and evaluate structural alternatives for a possible Transaction, (iii) manage communications with ADSE, (iv) assist in the due diligence process, (v) assist EUSG in analyzing the business and financial condition of ADSE, and (vi) negotiate and consummate a Transaction. In consideration for such advisory services, EUSG has agreed to pay Raymond James a fixed fee of $3.5 million, the full amount of which is contingent upon the closing of the Business Combination. In addition, in connection with its role as a placement agent for the PIPE Investment, EUSG has agreed to pay Raymond James a placement fee, the full amount of which is contingent upon the closing of the Business Combination. Raymond James conducted a physical site visit on May 4 and May 5, 2021 to meet with ADSE’s management and visit the production facility. Mr. Taselaar, Co-CEO and Director of EUSG joined Raymond James and met with ADSE management in Nürtingen on May 5, 2021. Overall, Raymond James and EUSG had positive impressions from the site visit.

On May 18, 2021, EUSG’s board of directors convened a meeting via video conference attended by EUSG’s financial advisors to evaluate the progress on due diligence of ADSE. Consistent with the terms of the Engagement (described above), Raymond James presented to the board regarding the opportunity, including its analysis of the business and financial condition of ADSE. Based on this and other information available to it that EUSG’s board took into account, EUSG’s board concluded that ADSE possessed:

•        Best-in-class technology that was materially differentiated from the competition;

•        A platform of scale with real revenues;

•        A blue-chip investor and customer base;

•        An opportunity to accelerate sales in Europe through current customer pipeline;

•        A sustainable value proposition;

•        A credible business plan largely underpinned by customer order pipeline;

•        No material ESG risks and the potential to have a positive sustainability impact; and

•        A highly-knowledgeable management team.

After lengthy discussions, EUSG’s board of directors voted unanimously to proceed to negotiate a letter of intent with ADSE and Bosch regarding a potential business combination.

On May 18 and May 19, 2021, representatives of ADSE and EUSG participated in a video conference to discuss ADSE’s business and valuation. Taking into account a variety of considerations, including but not limited to the enterprise value/EBITDA and enterprise value/revenues of ADSE’s peers, current market conditions, ADSE’s need for quick liquidity to scale the operations in the U.S., and the ability of EUSG to bring resources such as executives and potential customers to ADSE, ADSE and its shareholders lowered its initial value expectations and the parties agreed upon a proposed enterprise value of $300-325 million.

On May 20, 2021, EUSG entered into a letter of intent with ADSE for the proposed transaction, including the following terms:

•        a proposed enterprise value of $300-$325 million, with the final valuation being determined before entering the roadshow for the PIPE Investment;

•        a 45-day exclusivity period, allowing for both ADSE and EUSG to work towards a definitive business combination agreement;

•        other terms customary for a transaction of the type being proposed including as to board governance and restrictions on the transfer of shares held by certain existing shareholders; and

•        each party would bear its own costs and expenses in connection with the proposed transaction unless otherwise mutually agreed.

On June 4, 2021, Reed Smith LLP (“Reed Smith”), counsel for EUSG circulated the first draft of the Business Combination Agreement to ADSE, its shareholders (ads-tec Holdings Gmbh (“ADSH”) and Bosch Thermotechnik GmbH (“Bosch”)) and their advisors, which initially contemplated a merger between ADSE and a newly-created subsidiary of EUSG. On June 8, 2021, a video conference was held between senior members of Bosch, ADSE and EUSG, as well as their respective representatives to discuss the Business Combination Agreement and the structure of the Transactions. At the advice of Arthur Cox LLP, Irish legal counsel to EUSG, and CMS, German legal counsel to ADSE, and considering certain German tax implications, the transaction structure was changed from a merger to a share exchange, wherein Parent, EUSG’s newly formed Irish subsidiary, would exchange its shares for ADSE shares held by ADSH and Bosch. Reed Smith circulated a revised Business Combination Agreement on June 13, 2021 reflecting the change in structure.

On June 9, 2021, EUSG conducted a board meeting via video conference to discuss the timeline to the signing of a Business Combination Agreement. At the meeting, it was determined that pre-marketing of the PIPE Investment would happen in Sweden on June 21 and June 22, 2021 to precede summer vacations. A syndicate of investment banks was in the process of being fully engaged to assist EUSG in executing the PIPE Investment: ABN Amro, Carnegie, EarlyBirdCapital, and Raymond James. The PIPE roadshow would begin at the end of June with a target of $156 million.

From June 15 to June 18, 2021, EUSG conducted a third physical site visit in Nürtingen, with a representative from Raymond James’s M&A financial advisory team. In this site visit, EUSG and Raymond James focused on the go-to-market strategy and preparation for the PIPE Investment roadshow. In addition, ADSE, Bosch, and EUSG participated in discussions in regard to the valuation of ADSE, and following further negotiation and on the condition that ADSE would receive more favorable treatment of certain debt items in the Business Combination Agreement, the parties agreed that ADSE would receive a pre-money enterprise value of $300 million. The Parties further agreed not to deduct from the base value in the transaction the outstanding balance of the €20 million credit line from its local bank in Germany, and, subject to limits to be reflected in the transaction agreement, credit to be made available from each of Bosch and ADSH to support the business plan prior to closing.

On June 28, 2021, ADSE, ADSH and Bosch, circulated a revised draft of the Business Combination Agreement, reflecting discussions between the parties, in particular (1) adjusting the available cash and minimum cash obligations, and creating a minimum cash closing condition to the obligations of Sellers and ADSE (as opposed to a joint condition to closing), (2) confirming the Consideration Value Amount (i.e., $300 million minus (i) the funds borrowed by ADSE under its credit facility as of Closing, to the extent such amount is in excess of €20,000,000, multiplied by the applicable exchange rate minus (ii) the total amount owed to ADSH and Bosch under the loans made to ADSE by ADSH and Bosch on or before the date of the Business Combination Agreement, and which are outstanding as of Closing, multiplied by the applicable exchange rate), (3) adjusting the representations and warranties of EUSG, including representations related to EUSG’s compliance with laws and the PIPE Investment, (4) limiting the obligations of ADSE and its shareholders related to the preservation of the organization and the conduct of the business of ADSE, and (5) restricting Parent from relocating out of the European Union or disposing of ADSE shares for seven years.

On June 29 and June 30, 2021, ADSE, ADSH, Bosch, EUSG and certain of their representatives held video conferences to discuss open items of the Business Combination Agreement and the ancillary Transactions. Reed Smith commenced drafting further revisions to the Business Combination Agreement based on the content of the call.

On June 30, 2021, representatives of Reed Smith delivered to EUSG a preliminary due diligence report summarizing the results of due diligence conducted up to that date. Additionally, the exclusivity between ADSE and EUSG was extended 11:59 p.m. EST on August 15, 2021.

On July 1, 2021, Reed Smith provided an initial draft of the subscription agreement for the PIPE Investment to Greenberg Traurig, LLP (“Greenberg Traurig”), counsel to EarlyBirdCapital, Inc. and ABN AMRO Securities (USA) LLC, placement agents for the PIPE Investment. During the period from July 1, 2021 to August 8, 2021, Reed Smith and Greenberg Traurig exchanged updated drafts of the PIPE subscription agreement.

On July 4, 2021 Reed Smith circulated to the parties a revised draft of the Business Combination Agreement, reflecting discussions between the parties and advice from German, Irish and tax counsel, including: (1) the addition of shareholder loans in the definition of Additional Financing, which allowed for further financial support to be provided to ADSE by ADSH and Bosch; (2) the confirmation that EUSG will be the issuer under the subscription agreements and the PIPE Investment will close at least one (1) Business Day before the SPAC Merger Effective Time (as defined in the Business Combination Agreement); (3) revisions to the Sellers’ and ADSE’s representations and warranties related to the organization and qualification of the parties, interim financial reports, IP, security, product liability, and (4) Parent may leave the EU in its sole discretion if it reimburses Sellers for all documented taxes that may be owed by Sellers as a result of its departure.

On July 5, 2021, an investor presentation relating to ADSE and its business was made available to investors interested in participating in the PIPE Investment. Between July 5, 2021 and August 4, 2021, a number of the prospective investors participated in discussions with representatives of EUSG and ADSE and were provided the investor presentation as well as access to an electronic data room containing supporting information. Any projections included in such materials were projections developed and prepared exclusively by ADSE, and are not the responsibility of any of EUSG’s professional advisors.

On July 11, 2021, ADSE, ADSH and Bosch provided a revised draft of the Business Combination Agreement, reflecting further discussions and decisions between the Parties, including: (1) two separate minimum cash closing conditions, such that Available Cash (as defined in the Business Combination Agreement) cannot be less than (a) an amount equal to the sum of Cash Consideration, Purchased Loan Amount, Additional Financing Consideration and unpaid Transaction Expenses (each as defined in the Business Combination Agreement) as a joint condition to closing of the Business Combination (the “Closing”) and (b) $150 million as a condition to ADSH, Bosch and ADSE’s closing obligations; (2) revision to the starting date for Sellers’ representations and warranties look-back term from January 1, 2018 to January 1, 2019; (3) revision of Sellers’ obligations related to ADSE’s conduct of business before Closing; (4) addition of a post- Closing obligation for Parent to fund ADSE with at least €50 million; and (5) revision to Parent’s restriction from leaving the EU to extend until 2025.

On July 18, 2021, the board of EUSG met via video conference to discuss progress of the PIPE roadshow and steps towards the Business Combination Agreement signing. Reed Smith joined the call to first highlight the summary of the Business Combination Agreement negotiations. In addition, Reed Smith determined there were no “high risk” items in the legal due diligence, and that EUSG could be comfortable with the transaction from a legal perspective. The board concluded to vote on the Business Combination Agreement on July 25, 2021.

During the period of July 12 to July 23, 2021, Reed Smith and counsel for ADSE, ADSH and Bosch circulated responsive drafts of the Business Combination Agreement. Among other changes, key changes to the revised drafts included: (1) the establishment of a jointly-controlled account which will contain €10 million from which the Sellers may draw for reimbursement if Parent takes any action before January 1, 2025 that results in the Sellers owing certain taxes; and (2) a requirement that ADSE use its reasonable best efforts to deliver its interim financials as of and for the six months ended June 30, 2021 on or before November 15, 2021.

On July 16, 2021, representatives of Reed Smith delivered to EUSG an updated legal due diligence report summarizing the results of due diligence conducted up to that date.

On August 9, 2021, the EUSG board of directors unanimously approved the Business Combination Agreement and the other transaction documents related thereto and the PIPE Investment.

On August 10, 2021, the Parties entered into the Business Combination Agreement and EUSG entered into subscription agreements for the PIPE Investment with certain investors. On August 11, 2021, EUSG and ADSE issued a joint press release announcing the Business Combination, their entry into the Business Combination Agreement, and the PIPE Investment and EUSG filed a Current Report on Form 8-K disclosing the Business Combination, its entry into the Business Combination Agreement, and the PIPE Investment.

EUSG’s Board of Directors’ Reasons for Approval of the Transactions

In evaluating the business combination, EUSG’s board of directors consulted with EUSG’s management and legal and financial advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreement, including the proposed Transactions, are advisable, fair to, and in the best interests of EUSG and its shareholders and (ii) to recommend that shareholders adopt and approve the Business Combination Agreement and approve the Transactions, EUSG’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, the EUSG board did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The EUSG board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

The EUSG board determined not to obtain a fairness opinion. The officers and directors of EUSG have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, and concluded that their experience and backgrounds, together with the experience and sector expertise of EUSG’s board of directors and financial advisors, including Raymond James, enabled them to make the necessary analyses and determinations regarding the business combination with ADSE. In addition, EUSG’s officers and directors and EUSG’s advisors have substantial M&A experience.

Before reaching its decision on July 25, 2021, EUSG’s board of directors considered the views of EUSG’s management regarding the opportunity represented by the proposed transaction and the report from management and the Company’s legal counsel on the results of their due diligence of ADSE. The diligence investigation included:

•        Research on the charging technology and EV industry and their prospects and review of ADSE’s historical financial performance and forecasts;

•        Conference call meetings with ADSE’s management and representatives regarding operations, company services, intellectual property, major suppliers, partners and customers, and growth prospects, both organic and through possible acquisitions, among other customary due diligence matters;

•        Review of ADSE’s material business contracts and certain other legal and intellectual property due diligence; and

•        Financial and accounting due diligence.

In the prospectus for EUSG’s IPO, EUSG identified general criteria and guidelines that EUSG believed would be considered in evaluating prospective target businesses, although EUSG indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. EUSG’s board was of the view that ADSE appeared to meet such criteria of having:

•        a large addressable market with long-term tailwinds, low risk of obsolescence, and can grow rapidly organically;

•        a defensible market position with differentiated product offerings, technology, assets, distribution channels, supply chain capabilities or other sustainable competitive advantages; and

•        an experienced management team with a proven track record and complementary capabilities.

In considering the business combination, EUSG’s board of directors considered a number of factors, including but not limited to, the above and following material factors:

•        EUSG’s Unique Technology and Potential Market Share.    EUSG believes that ADSE possesses a unique technology that is ahead of the competition. EUSG believes that ADSE’s ultra-fast charging solution on limited grids allows for a total addressable market that was far greater than other 300+ KW power non-battery based charging solutions.

•        Growth Opportunity.    EUSG’s capital injection through proceeds from its IPO held in a trust account and PIPE will allow for ADSE’s technology platform to be scaled both in the US and EU, especially given the fact that ADSE’s production facility is already in place. EUSG believes that the high operating leverage and substantial total addressable market allows for ADSE to have the potential to be profitable within the next two years.

•        Environmental Impact.    EUSG believes that ADSE provides a sustainable impact to the environment, with the move from internal combustion engine (ICE) cars to EVs having the potential to be further accelerated with the integration of ultra-fast ADSE chargers where grids are limited.

•        Compelling Valuation.    EUSG was able to obtain a highly attractive valuation for ADSE when comparing EV/Revenues and EV/EBITDA of ADSE to EV-charging peers. EUSG’s valuation of ADSE was roughly 1.5x revenues in 2023 and 0.9x revenues in 2024, with a 95% estimated sales CAGR.

•        Established, Well-Recognized Customers and Commercial Partners.    ADSE has both blue chip customers and a blue chip partner (Bosch), cementing the EUSG board’s trust in the business.

•        Strong Industry Tailwinds.    EUSG believes that the strong long-term growth in EVs will drive substantial investment in fast charging infrastructure and government infrastructure plans in the US and EU will support build-out of EV charging infrastructure.

•        Vertical Integration.    EUSG believes that ADSE’s high degree of vertical integration, with the capability to manufacture, install and service its technology platforms, provides ADSE with a competitive advantage over its competitors who rely on third-party manufacturers and suppliers.

•        Committed and Capable Management Team.    EUSG believes that ADSE has built an experienced and professional management team within Germany.

•        PIPE Equity Commitment.    A group of institutional and accredited investors, including certain existing ADSE shareholders, and an affiliate of EUSG’s sponsor has committed approximately $156 million in PIPE subscriptions, $108 million of which are from investors not associated with EUSG’s sponsor. This was viewed as support from institutional investors for the opportunities represented by the transaction, and provides for additional capital for the execution by ADSE of its business plan after the transaction is completed.

The EUSG board also considered a variety of uncertainties and risks and other potentially negative factors concerning the business combination, including, but not limited to, the following:

•        Customer Risk.    ADSE has mostly sold its ultra-fast chargers to a large OEM, exposing it to the risk of a lack of customer diversification.

•        Launch Timeline for Residential Segment of ADSE’s Business.    ADSE’s home unit is not expected to launch until 2023, but presents material revenues to the business plan from 2023-2025.

•        Early State Company Risk.    ADSE is an early stage company with a history of losses, and ADSE expects to incur significant expenses and continuing losses for the near term.

•        Public Company Risk.    The risks that are associated with being a publicly traded company that is in its early, developmental stage, particularly given the many EV-charging-related companies going public in the previous twelve months, leading to the additional risk that ADSE could get lost in the public markets.

•        Benefits May Not Be Achieved Risk.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Redemption Risk.    The risk that a significant number of EUSG’s shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to EUSG’s existing memorandum and articles of association, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to the post-combination company to accelerate its business plan following the closing of the Business Combination.

•        Shareholder Vote Risk.    The risk that EUSG’s shareholders may fail to provide the votes necessary to effect the Business Combination.

•        Litigation Risk.    The risk of the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        No Third-Party Valuation Risk.    The risk that EUSG did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within EUSG’s control.

•        Interests of Certain Persons.    The Sponsor, the members of the EUSG Board and certain officers of EUSG have interests in the business combination proposal, the other proposals described in this proxy statement/prospectus and the proposed business combination that are different from, or in addition to, those of EUSG’s shareholders generally (see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of EUSG’s Directors, Officers, and Others in the Transactions” of this proxy statement/prospectus). EUSG’s directors reviewed and considered these interests during the negotiation of the proposed business combination and in evaluating and unanimously approving, as members of the EUSG Board, the Business Combination Agreement and the transactions contemplated therein, including the Merger. However, the EUSG Board concluded that the potentially disparate interests would be mitigated because these interests were disclosed in the prospectus for the IPO and EUSG’s publicly filed documents and would be disclosed in this proxy statement/prospectus, and the proposed business combination was structured so that it may be completed even if EUSG’s public shareholders redeem a substantial portion of EUSG’s Public Shares, and the EUSG Board concluded, in light of all of the factors considered by it and described in this proxy statement/prospectus, the Business Combination Agreement, the ancillary documents to which EUSG is or will be a party and the transactions contemplated thereby (including the proposed business combination) were advisable, fair to, and in the best interests of, EUSG and its shareholders.

•        Other Risks.    Various other risk factors associated with ADSE’s business, as described in the section entitled “Risk Factors.” The EUSG board concluded that the potential benefits that it expected EUSG and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. Accordingly, on July 25, 2021, EUSG’s board of directors determined that the Business Combination Agreement and the Transactions, were advisable, fair to, and in the best interests of EUSG and its shareholders.

EUSG management, with assistance from Raymond James, considered an estimate of the valuation of ADSE based on a comparable listed company analysis in order to assess the value that the public markets would likely ascribe to EUSG following a business combination with ADSE, and this analysis was presented to EUSG’s board of directors. The relative valuation analysis was based on selected public companies with businesses similar to or operating in adjacent sectors to ADSE. The selected companies were chosen because they were determined by EUSG, with assistance from Raymond James, to be the most relevant in their particular sector.

Certain Financial Analysis

EUSG, with assistance from Raymond James, analyzed potential comparable companies for ADSE in the five sectors listed below in order of relevance:

1)      Pure-play EV charging businesses that have gone/are going through a de-SPAC process

2)      Other listed pure-play EV charging businesses that have not gone through a de-SPAC process

3)      EV focused energy storage solutions

4)      Stationary clean-tech

5)      EV OEMs

The comparable public companies for ADSE that EUSG’s management presented to the EUSG board of directors were:

•        Pure-play EV charging businesses that have gone/are going through a de-SPAC process:

•        ChargePoint Holdings, Inc., an EV charging solutions company;

•        EVBox, B.V., an EV charger manufacturer;

•        EVgo, Inc., an EV charging network provider;

•        Tritium Pty Ltd., an EV charger manufacturer;

•        Volta Industries, Inc., an EV charging solutions company;

•        Wallbox Chargers, S.L., an EV charging solutions company; and

•        Other listed pure-play EV charging businesses that have not gone through a de-SPAC process:

•        Beam Global, an EV charging product manufacturer;

•        Blink Charging Co., an EV charging manufacturer and network provider;

•        Compleo Charging Solutions AG, an EV charging station manufacturer;

•        Fastned, B.V., an EV charging manufacturer and operator company;

•        Zaptec AS, an EV charger manufacturer; and

•        EV focused energy storage solutions:

•        Akasol AG, a battery systems manufacturer;

•        Alfen N.V., a manufacturer of electricity-grid related products;

•        AMTE Power plc, a battery manufacturer;

•        Ballard Power Systems Inc., a proton exchange membrane fuel cell product manufacturer;

•        Contemporary Amperex Technology Co., Ltd., an EV and energy storage battery manufacturer;

•        Electrovaya, Inc., a battery manufacturer;

•        EVE Energy Co., Ltd., a battery manufacturer;

•        Leclanché SA, an energy storage solutions manufacturer;

•        Plug Power Inc., a hydrogen fuel cell solutions provider;

•        PowerCell Sweden AB, a fuel cell systems manufacturer; and

•        Stationary clean-tech:

•        Array Technologies, Inc., a solar tracking systems manufacturer;

•        Bloom Energy Corporation, a solid-oxide fuel cell systems manufacturer;

•        Enphase Energy, Inc., a solar photovoltaic energy solutions company;

•        Sunnova Energy International, Inc., a residential solar and energy storage service provider;

•        SolarEdge Technologies, Inc., developer of inverter systems for solar installations; and

•        EV OEMs:

•        Canoo, Inc., an EV manufacturer;

•        NIO, Inc., an EV manufacturer;

•        Tesla, Inc., an EV and battery manufacturer;

•        Workhorse Group, Inc., an EV and electric aircraft manufacturer.

These companies were identified by EUSG, with assistance from Raymond James, as public companies having businesses with similar end markets, business models, go-to-market strategies and financial profiles. While these companies may share certain characteristics that are similar to those of ADSE, the EUSG board of directors recognized that no public company was identical in nature to ADSE.

Using publicly available information, EUSG, with assistance from Raymond James, reviewed among other things, operational and financial metrics of each of the comparable companies and benchmarked this against ADSE. The median of the operational and financial metrics for the selected comparable companies was based on market data as of July 29, 2021 and summarized in the table below.

		ADSE	SPAC Merger EV Charging	Other Listed EV Charging	EV-Focused Energy Storage Solutions	Stationary Clean-Tech	EV OEMs
Operational Metrics	2021E – 2024E Revenue CAGR	110%	104%	74%	41%	22%	46%
	2025E Gross Margin(1)	33%	43%	35%	26%	24%	19%
	2025E EBITDA Margin	21%	23%	17%	18%	23%	16%
Financial Metrics	Enterprise Value/2023E Revenue	1.5x	4.4x	5.8x	6.3x	4.7x	4.1x
	Enterprise Value/2024E Revenue	0.9x	3.0x	4.1x	4.6x	4.6x	2.7x
	Enterprise Value/2024E EBITDA(2)	6.3x	28.1x	15.3x	31.4x	17.1x	32.0x
	Enterprise Value/2025E EBITDA(3)	2.7x	9.1x	13.6x	30.4x	13.5x	25.3x

Note: Median figures displayed for operational and financial metrics

____________

(1)      FY24E margin used for other listed EV charging and FY23E margin used for EV focused energy storage solutions as business in the peer sets demonstrate more mature characteristics than SPAC Merger EV Charging players (which are earlier in the cycle).

(2)      ChargePoint excluded from the SPAC merger EV charging peers for FY24E EV/EBITDA multiple calculation due to extreme outlier based on broker consensus; FY23E multiple for EV focused energy storage solutions as businesses in the peer set demonstrate more mature characteristics than EV charging players.

(3)      Other EV listed charging peers excluding Blink Charging, while FY24E multiples taken for Compleo and Fastned due to unavailability of broker estimates in FY25E at the time; median FY24E multiples used for EV focused storage solutions as businesses in the peer set demonstrate more mature characteristics than EV charging players.

For the purposes of forming a view on valuation for ADSE, EUSG focused on FY23E and FY24E (as opposed to FY25E) revenue-based market multiples, given the reduced risk profile around deliverability. In addition, EUSG analyzed EV/EBITDA multiples for FY24E and FY25E, however, these metrics were deemed less relevant due to the majority of comparable companies only breaking even in the longer term (i.e. FY24E and FY25E), hence distorting the significance and reliance of this metric.

Based on a post-transaction enterprise value of $356 million, ADSE’s expected enterprise value to revenue multiple for FY23E is 1.5x, while EV charging de-SPAC peers enterprise value to revenue multiple was 4.4x and other listed EV charging peers was 5.8x. Therefore, ADSE’s EV/FY23E enterprise value to revenue represented a 66% and 74% discount to EV charging de-SPAC peers and other listed EV charging peers multiples, respectively.

ADSE’s expected enterprise value to revenue multiple for FY24E is 0.9x, while EV charging de-SPAC peers enterprise value to revenue multiple was 3.0x and other listed EV charging peers was 4.1x. Therefore, ADSE’s EV/FY24E revenue represented a 70% and 78% discount to EV charging de-SPAC peers and other listed EV charging peers multiples, respectively.

The analysis was prepared by EUSG management based on its judgment and with assistance from its financial advisors, to the extent described above. The analysis above should not be deemed determinative of fact and of future results. This analysis reflects the best currently available estimates and presents to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of ADSE.

Certain Unaudited ADSE Projected Financial Information

Neither EUSG nor ADSE, as a matter of course, makes public projections as to future projected sales, earnings, or other results. However, ADSE prepared and provided to their financial advisors, EUSG and potential PIPE investors certain internal, unaudited projected financial information in connection with the evaluation of the Business Combination. ADSE prepared such projected financial information based on their judgment and assumptions regarding the future financial performance of ADSE as of June 2021. The inclusion of the below information should not be regarded as an indication that EUSG, ADSE, and any of their respective financial advisors or any other recipient of this information, considered — or now considers — it to be predictive of actual future results.

The unaudited projected financial information is subjective in many respects. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited projected financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

The forecasts are based on information as of their respective dates and reflect numerous assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond ADSE’s control including, among other things, the matters described in the sections entitled “Forward-Looking Statements; and “Risk Factors.”. ADSE believes the assumptions in the projected financial information were reasonable at the time the financial information was prepared, given the information ADSE had at the time. However, important factors that may affect actual results and cause the results reflected in the projected financial information not to be achieved include, among other things, risks and uncertainties relating to the ADSE business, industry performance, the regulatory environment, and general business and economic conditions. The projected financial information also reflects assumptions as to certain business decisions that may be subject to change. The projected financial information does not consider the possible financial and other effects of the Business Combination and does not attempt to predict or suggest future results of the resulting company after giving effect to the Business Combination.

The unaudited projected financial information was not prepared with a view toward public disclosure, or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but, in the view of ADSE management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of ADSE management’s knowledge and belief, the expected course of action and the expected future financial performance of ADSE.

The projected financial information was prepared exclusively by ADSE. Neither EUSG nor ADSE’s independent auditors, independent accountants nor any other financial advisers of EUSG or ADSE, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion, representation or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the projected financial information and should not be read to do so. The summary of the unaudited projected financial information included below is not being included to influence your decision whether to vote to approve the Business Combination, but is being provided solely because it was made available by ADSE in connection with the Business Combination as described below.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, ADSE DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROJECTED FINANCIAL INFORMATION. THE PROJECTED FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROJECTED FINANCIAL INFORMATION SET FORTH BELOW. NONE OF ADSE, EUSG NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY ADSE SHAREHOLDER, EUSG SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTED FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain measures included in the projected financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by ADSE may not be comparable to similarly titled amounts used by other companies. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding ADSE for the years FY21E, FY22E, F23E, FY24E and FY25E that was included in the projected financial information:

(USD in millions)	FY21E	FY22E	FY23E	FY24E	FY25E
Revenue	$44	$85	$233	$403	$629
Gross Profit	$4	$13	$59	$116	$205
EBITDA	$(6)	$(12)	$18	$56	$131

Projected revenue is based on the sum of ADSE EV Charging, Residential, Commercial & Industrial and Services activities, scaling with accelerating deployment of its products. Projected gross profit margin improvements are driven by reduced components costs and economies of scale. ADSE believes that “EBITDA,” a non-GAAP measure, is a good measure of the cash generating capabilities of the Company over time. ADSE’s management team has prepared these projections based on a variety of sources, including inputs and market data from third-party data providers and management’s experience in the EV and technology sectors. In preparing its forecasts, ADSE management incorporated a number of assumptions, including the following assumptions that ADSE’s management believes to be material:

With respect to Revenue:

•        Overall, forecasted revenue for FY21E and FY22E was prepared on a bottom-up basis including management’s expectations derived from their current sales pipeline as well as from their understanding and views of the market using inter alia publicly available market studies (see below);

•        EV Charging revenue is expected to grow from $30 million in FY21E to $439 million in FY25E (CAGR of 95%), with the launch of the ChargePost and the anticipated new business activity in the U.S. expected in FY22E being main drivers;

For the existing product ChargeBox, ADSE has derived projected revenues for the EU market based on unit sales forecasts received from potential customers and distribution partners. These are frequently evaluated and monitored by the ADSE sales team. ADSE then applies a discount designed to account for the risk that an order may not materialize and includes the resulting estimated financial data in ADSE’s revenue projections. The unit projections for the FY21E to FY22E are based on the expected demand for individual customers and sales partners. For FY23E, FY24E and FY25E, the projections are prepared by using a combination of ADSE’s customer pipeline and industry projections for public and commercial ultra-fast charging infrastructure from Bloomberg New Energy Finance (“BNEF”). The forecast reflects modest initial sales in the US in the range of 15-25 units for FY22E, with revenues in the US market for FY23E and beyond expected to show the same unit sales volumes by year as the EU market but with a one-year delay.

The projections reflect ADSE’s anticipated introduction of its ChargePost product to the European market in 2022. Projected revenues for the European market are based on expected unit demand provided by potential customers for actual requests for information (RFI) or quotation (RFQ). On those accumulated projections from several potential customers significant downward adjustments in excess of 40% varying by year were applied resulting in annual unit sales of approximately 200 to 250 in FY22E growing to unit sales of 1,200 to 1,400 in FY25E. respectively. For the US market, it has been assumed that the same potential in terms of unit sales equals that of the European market however with a one-year delay leading to annual unit sales of approximately 800-900 for the period FY25E.

The total projected unit sales for EV Charging are equivalent to a share of the total anticipated public and commercial charging infrastructure (connectors) segment in the US and Europe according to BloombergNEF growing from below to 2% in FY23E to approx. 4% in FY25E.

•        Residential revenue is expected to grow from $19 million in FY23E to $137 million in FY25E (CAGR of 166%), mainly driven by the launch of the MyPowerPlant in FY23E and the market entry in the U.S. expected in FY24E; With the envisaged launch of MyPowerPlant in Europe in 2023, ADSE’s revenue in the residential segment is projected to increase over the business plan period. ADSE expects an energy transition will also take place in residential homes leading to residential heating systems being complemented by electrical heat pumps, or fuel cells, PV gensets on rooftops or other equipment to enhance the use of renewable energy at home. ADSE revenue growth is based on industry projections, namely in the “European Market Outlook” from Solar Power Europe which expects the European market for installed residential battery storage capacities to increase between FY21E and FY24E to grow with a CAGR of approximately 21% p.a. to a market size of more than 2 GWh in 2024. Due to benefits of ADSE’s MyPowerPlant and its expected technological positioning, ADSE expects that the Company’s solution will achieve a market share of approximately 2% in Europe in FY23E. Following the launch, the market share is expected to increase to almost 7% in FY25E. For the US market, management has planned the market entry in 2024. Due to the similar market size and conditions, the expectations with regard to revenue and market shares are the same as for the European market, but with a time lag of one year.

•        Commercial and Industrial revenue is expected to grow from $11 million in FY21E to $32 million in FY25E (CAGR of 31%), primarily driven by the launch of new PowerBooster in FY23E which is expected to replace certain of the Company’s existing products offering additional functions at lower costs for the customer. For the sales forecast in FY21E and FY22E, ADSE has primarily considered individual customer and project level realized sales, the actual order book and the sales pipeline of projects under negotiation. For the sales pipeline certain probabilities reflecting the respective stage of negotiation and likelihood of success were applied. From FY23E and beyond, the projections are prepared by using a combination of ADSE’s customer pipeline and industry projections for commercial and industrial battery storage systems. The market size and growth rate is based on the energy storage installation outlook according to the market study “Global renewable energy trends” from Deloitte Insights showing an overall market size of approximately $250 million and market growth (CAGR) of 17.4% (FY21E – FY25E) in ADSE’s focus market, the DACH region, leading to a market size in excess of $450 million in 2025.

With respect to Gross Profit:

•        An increase in Gross Profit after COGS is driven mainly by the projected volume increase and resulting economies of scale and average gross margin increasing from 9% in FY21E to 33% in FY25E;

•        Projected gross margin is driven by a multitude of factors including, among others, efficiencies gained through increasing volumes and production capacity, cost reductions of components (including but not limited to batteries) and other economies of scale. Main costs efficiencies are planned in a reduction of battery cell prices by 3.8% p.a. (based on Bloomberg NEF market forecast for cell prices per KWh), as batteries are a significant portion of the current cost of the ChargeBox and the future ChargePost.

With respect to EBITDA:

•        EBITDA is expected to increase to $131 million in FY25E as ADSE scales up; and

•        EBITDA margin is forecast to increase to 21% in FY25E as ADSE benefits from operational leverage mainly due to ADSE having its own assembly plant.

Satisfaction of 80% Test

It is a requirement under EUSG’s M&A that any business acquired by EUSG has a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of ADSE generally used to approve the business combination described herein, the EUSG board of directors determined that this requirement was met. In reaching this determination, the EUSG board of directors concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, and business model as well as quantitative factors such as ADSE’s potential for future growth in revenues and profits.

The EUSG board of directors reviewed ADSE’s financial business model and qualitative factors as previously described throughout the due diligence process. After consideration of these factors, EUSG’s board of directors determined that the value of ADSE was substantially in excess of the 80% threshold. EUSG’s board of directors believed that the financial skills and background of its members qualified it to conclude that the acquisition of ADSE met this requirement.

Interests of EUSG’s Directors, Officers, and Others in the Transactions

When you consider the recommendation of EUSG’s board of directors in favor of approval of the business combination proposal, you should keep in mind that the Sponsor and certain of EUSG’s directors and executive officers have interests in such proposal that are different from, or in addition to, your interests as an EUSG shareholder. These interests include, among other things:

•        On November 16, 2020, the Sponsor purchased an aggregate of 3,593,750 EUSG Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.007 per share. On December 15, 2020, the Sponsor transferred 70,000 of the EUSG Founder Shares to an entity controlled by Dr. Thunell, chairman of EUSG’s board of directors, up to 35,000 of which are subject to repurchase by the Sponsor based on the achievement of certain milestones. Because the Underwriters fully exercised their over-allotment option in January 2021, the Sponsor retained the 468,750 EUSG Founder Shares that were subject to forfeiture, and all 3,593,750 EUSG Founder Shares remain outstanding as of the date hereof. If the business combination with ADSE or another business combination is not consummated by January 26, 2023 (or such other date as approved by EUSG shareholders through approval of an amendment to the M&A), EUSG will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, the EUSG Class B Ordinary Shares held by the initial shareholders, including EUSG’s directors and officers would be worthless, because EUSG’s initial shareholders are not entitled to participate in any redemption or distribution with respect to such shares. Such EUSG Class B Ordinary Shares had an aggregate market value of $36,189,062.50 based upon the closing price of $10.07 per EUSG Class A Ordinary Share on Nasdaq on the record date. As a result of the low initial purchase price, the Sponsor, its affiliates and our management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as EUSG’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, officers and directors and their respective affiliates and associates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by January 26, 2023, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their EUSG Founder Shares.

•        Simultaneously with the consummation of the IPO, EUSG consummated the private placement of an aggregate of 4,375,000 EUSG Private Warrants to the Sponsor, EBC and ABN AMRO Securities (USA)

LLC, at a purchase price of $1.00 per warrant (or $4,375,000 in the aggregate). All of the proceeds EUSG received from these sales were placed in the Trust Account. Such EUSG Private Warrants had an aggregate market value of $9,012,500 based upon the closing price of $2.06 per EUSG Public Warrant on Nasdaq on the record date. The EUSG Private Warrants will become worthless if EUSG does not consummate a business combination by January 26, 2023 (or such other date as approved by EUSG shareholders through approval of an amendment to the M&A). There will be no redemption rights or liquidating distributions from the Trust Account with respect to the EUSG Private Warrants.

•        To protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below (1) $10.00 per share or (2) such lesser amount per share as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, by the claims of target businesses or claims of vendors or other entities that are owed money by EUSG for services rendered or contracted for or products sold to EUSG. The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: the Sponsor will have no liability (a) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with EUSG waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (b) as to any claims for indemnification by the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Neither Marcum LLP, EUSG’s independent registered public accounting firm, nor EBC, executed agreements with EUSG waiving such claims to the monies held in the Trust Account. EUSG did not require the Sponsor to reserve for such indemnification obligations, nor did EUSG independently verify whether the Sponsor has sufficient funds to satisfy its indemnity obligations. EUSG believes that the Sponsor’s only assets are securities of EUSG. Therefore, EUSG believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

•        If EUSG does not complete an initial business combination by January 26, 2023, EUSG may use a portion of its working capital held outside the Trust Account to repay any working capital loans, but no proceeds held in the Trust Account would be used to repay any working capital loans. As of September 30, 2021, there was approximately $143,770,000 in investments and cash held in the Trust Account and approximately $276,000 of cash held outside the Trust Account available for working capital purposes.

•        It is contemplated that Elaine Grunewald, Director of EUSG, will be the chief marketing officer of Parent after the closing of the Transactions. As a result, Ms. Grunewald may receive cash fees, stock options or stock awards that Parent’s board of directors determines to pay to its executive officers.

•        It is contemplated that Bazmi Husain, Advisor to EUSG, will be a director of Parent after the closing of the Transactions. As a result, Mr. Husain may receive cash fees, stock options or stock awards that Parent’s board of directors determines to pay to its directors.

•        If EUSG is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Sponsor has agreed to advance the funds necessary to pay such costs and complete such liquidation and not to seek repayment for such expenses.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, EUSG’s officers and directors and their respective affiliates and associates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by EUSG from time to time, made by the Sponsor or certain of EUSG’s officers and directors to finance transaction costs in connection with an intended initial business combination.

•        Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to EUSG and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to EUSG for working capital expenses, and there are no outstanding fees or out-of-pocket expenses for which the Sponsor and its affiliates are waiting reimbursement. As of the date of this proxy statement/prospectus, there are no outstanding loans, fees or out-of-pocket expenses for which EUSG’s officers or directors are awaiting reimbursement.

•        The Sponsor will be party to the Registration Rights Agreement, which will come into effect at the Closing Date.

•        Affiliates of the Sponsor, including certain of EUSG’s officers and directors, will fund $14.5 million in the PIPE Investment.

•        Dr. Thunell, EUSG’s Chairman of the Board, will be eligible to receive a one-time payment in exchange for the transfer of up to 35,000 Founder Shares to EUSG’s Sponsor, 180 days after the completion of the Transactions, with the amount of such payment depending on the achievement of certain milestones.

•        EUSG’s obligation to pay up to $5 million aggregate amount in fees to Raymond James in consideration for Raymond James’s services as M&A advisor for the business combination and placement agent for the PIPE Investment is contingent upon the closing of the business combination.

Anticipated Accounting Treatment of the Transactions

The business combination is made up of the series of transactions within the Business Combination Agreement (“Transactions”) as described elsewhere within this proxy statement/prospectus. For accounting and financial reporting purposes, the Share-for-Share Exchange will be accounted for as a recapitalization under IFRS, while the other transactions will be accounted for based on International Accounting Standards Board (“IASB”) International Financial Reporting Standard (“IFRS”) 2, Share-based Payment (“IFRS 2”).

Regulatory Matters

The Transactions are not subject to any additional federal or state regulatory requirement or approval necessary to effectuate the Transactions, except for filings with the Registrar of Companies in the Cayman Islands to effectuate the Merger.

Required Vote

The approval of the business combination proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by EUSG’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted).

As of November 16, 2021, the record date for the extraordinary general meeting of shareholders, EUSG’s initial shareholders (including EBC), officers, and directors beneficially owned and were entitled to vote an aggregate of 3,593,750 initial shares. The initial shares currently constitute approximately 19.93% of the outstanding EUSG ordinary shares. Accordingly, we would need approval from the holders of (i) 5,420,626 shares, or approximately 30.07% of the outstanding EUSG ordinary shares, to approve the business combination proposal and (ii) 8,425,418 shares, or approximately 46.73% of the outstanding EUSG ordinary shares, to approve the merger proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that EUSG’s entry into the business combination agreement, dated August 10, 2021, and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”

Recommendation of EUSG’s Board of Directors

After careful consideration of the matters described above, EUSG’s board of directors determined that the business combination proposal is fair to and in the best interests of EUSG and its shareholders. EUSG’s board of directors has approved and declared advisable and recommends that you vote or give instructions to vote “FOR” the business combination proposal.

The foregoing discussion of the information and factors considered by the EUSG board of directors is not meant to be exhaustive, but includes the material information and factors considered by the EUSG board of directors.

PROPOSAL NO. 2 — THE MERGER PROPOSAL

The Merger Proposal

The merger proposal, if approved, will authorize the Plan of Merger and the Merger. The approval of the Merger Proposal is a condition to the adoption of the business combination proposal and vice versa. Accordingly, if the business combination proposal is not approved, the merger proposal will not be presented at the extraordinary general meeting. A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B. See also the section of this proxy statement/prospectus titled “The Business Combination Proposal — General — The Merger: Consideration to EUSG Security holders”.

Required Vote

The approval of the merger proposal requires a special resolution, being the affirmative vote of at least two-thirds of the votes cast by EUSG’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted).

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the plan of merger (attached to this proxy statement/prospectus as Annex B) be authorised, approved and confirmed in all respects, that European Strategic Growth Acquisition Corp. be and is hereby authorised to enter into the Plan of Merger, and that the merger of European Strategic Growth Acquisition Corp. with and into Merger Sub, with Merger Sub surviving the merger be authorised, approved and confirmed in all respects.”

Recommendation of EUSG’s Board of Directors

After careful consideration of the matters described above, EUSG’s board of directors determined that the merger proposal is fair to and in the best interests of EUSG and its shareholders. EUSG’s board of directors has approved and declared advisable and recommends that you vote or give instructions to vote “FOR” the merger proposal.

The foregoing discussion of the information and factors considered by the EUSG board of directors is not meant to be exhaustive, but includes the material information and factors considered by the EUSG board of directors. The existence of financial and personal interests of one or more of EUSG’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of EUSG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of EUSG’s Directors, Officers, and Others in the Transactions” for a further discussion.

PROPOSAL NO. 3 — THE DIRECTOR PROPOSAL

Election of Directors

At the extraordinary general meeting, five directors will be elected who will be the directors of Parent upon consummation of the Transactions. If management’s nominees are elected, the directors of Parent will be Joseph Brancato, Bazmi Husain, Kurt Lauk, PhD, (Chairman), Salina Love, and Thomas Speidel.

Required Vote

The approval of the director proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by EUSG’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent members, members who are present but do not vote, blanks and abstentions are not counted). Under EUSG’s M&A, prior to the closing of a business combination (as defined therein) only the holders of Class B ordinary shares are entitled to vote on the director election proposal.

If the business combination proposal is not approved, the director proposal will not be presented at the meeting.

Following consummation of the Transactions, the election of directors of Parent will be governed by Parent’s M&A and the laws of Ireland.

Information about Executive Officers, Directors and Nominees

At the effective time of the Transactions, in accordance with the terms of the Business Combination Agreement, and assuming the election of the nominees set forth above, the board of directors and executive officers of Parent will be as follows:

Name	Age	Position
Joseph Brancato(1)(3)	63	Director
Elaine Grunewald	54	Chief Marketing Officer
Bazmi Husain(2)(3)	63	Director
Hakan Konyar	52	Chief Production Officer
Kurt Lauk, PhD(1)(2)(3)	75	Director (Chairman)
Salina Love(1)(2)	59	Director
John Neville	62	Chief Sales Officer
Thorsten Ochs	49	Chief Technology Officer
Thomas Gerhart Speidel	54	Chief Executive Officer and Director

____________

(1)      Member of the Audit Committee

(2)      Member of the Nominating Committee

(3)      Member of the Compensation Committee

Joseph Brancato will serve as a director of Parent. Mr. Brancato serves as co-chairman of the board of directors for Gensler, a global design and architecture firm. In addition, he is managing principal for Gensler’s Northeast and Latin regions, so he works with offices in New York, Boston, Morristown, NJ, Toronto, San Jose, CA, Mexico City, and Bogotá. He provides thought leadership and regularly speaks on topics such as the impact of driverless cars and ride-sharing on urban planning and development, shaping the future of cities, the urbanization of suburbia, and design of post-pandemic office buildings. Engaged in professional outreach, he is an active member of the American Institute of Architects, Urban Land Institute, Urban Design Forum, and CoreNet Global and serves on the board of the New York Chapter of the Commercial Real Estate Development Association (NAIOP). Mr. Brancato is a registered architect in 23 U.S. states and three Canadian provinces. He holds Bachelor’s degrees in architecture and urban studies from the University of Maryland. We believe Mr. Brancato is well-qualified to serve as a director due to his expertise in architecture, urban planning, and market leadership.

Elaine Grunewald will serve as chief marketing officer of Parent and chief executive officer of ads-tec Energy Inc., Parent’s wholly-owned U.S. subsidiary (“ADSE US”). Ms. Grunewald has served as a director of EUSG since January 2021. She has more than two decades of international executive experience with an emphasis on technology, sustainable development, public affairs, and corporate development. Ms. Grunewald focuses on scaling sustainable technologies and bringing them to market. She co-founded and led the operations of the AI Sustainability Center of Stockholm, a multidisciplinary hub focused developing software solutions and tools to govern the scaling of AI in broader ethical and societal contexts, before exiting in 2020. Ms. Grunewald has advised numerous start-up companies on corporate business development, including Steller, a technology start-up owned by ETA Holdings Inc., since 2018, and Zunum Aero, a technology start-up focused on electric aviation, from 2018 to 2021. Since 2017, Ms. Grunewald has served on the board of directors of Sweco AB, a civil engineering company designing sustainable cities of the future, which is based in Stockholm, and since 2021, she has served on the board of directors of Azelio AB, a Swedish company focused on storage of renewable energy. She held several executive positions during her 20 years at Ericsson, from 1998 to 2018. Ms. Grunewald’s last position at Ericsson was Senior Vice President and Chief Sustainability and Public Affairs Officer, a position she held from 2016 to 2018. Ms. Grunewald also operates a private management, scientific, and technical consulting business Emphco AB, which she co-founded in 2018. She holds a double Master’s degree in International Relations and Resource & Environmental Management from Boston University’s Center for Energy and Environmental Studies and she is the co-author of Sustainability Leadership, A Swedish Approach to Transforming your Company, Your Industry and the World (Palgrave MacMillan 2020) a book about corporate sustainability leadership in Sweden. Ms. Grunewald is active in the International Women’s Forum and she serves on the board of the Whitaker Peace and Development Initiative.

Bazmi Husain will serve as a director of Parent. Mr. Husain retired recently, after a 40 year career with ABB, a global engineering company focused on the transformation of society and industry to achieve a more productive, sustainable future. From 2016-2020, Mr. Husain served as the Chief Technology Officer for ABB, where he was responsible for the company’s technology strategy and ownership and for ABB Technology Ventures, ATV. During his tenure, ABB was recognized as a top corporate venture capital firm. Concurrently, Mr. Husain was also the Chairman of ABB Technology, an ABB entity that develops and own all its technology. From 2011-2015, he served as the Managing Director of ABB India Ltd, a subsidiary of ABB that is based in Bangalore, India, and listed on the National Stock Exchange of India. Under Mr. Husain’s direction, profit grew by 350% with a 25% growth in revenue. From 2006-2010, he served in various roles at ABB, including the Head of ABB Smart Grid Initiative and Head of Research in Automation. Mr. Husain also served as Chairman of the Board for PROGRESS, a center for software engineering at Malarden University in Sweden, from 2006-2009. From 2016-2020, Mr. Husain was the Director of the Jurgen Dormann Foundation, a non-profit organization that focuses on engineering education. Mr. Husain has a B.E. in Electrical Engineering and a M.S. in Physics from the Birla Institute of Technology and Science located in Pilani, India. We believe Mr. Husain is well-qualified to serve as a director due to his extensive engineering background and his experience as an executive a global company, including as chief executive officer of its listed subsidiary.

Hakan Konyar will be the chief production officer of Parent. Mr. Konyar has served as the chief operating officer of ADSE since September 2019. He is responsible for the entire supply chain, including project management, quality, and service. During his time as chief operating officer, Mr. Konyar played a significant role in bringing ADSE’s ChargeBox product to market. Prior to his current position, Mr. Konyar served as a technical plant manager from March 2017 to August 2019 and as vice president for production planning and execution of starters and generators from October 2015 to February 2017. He holds a Dipl. Ing (FH) in mechanical and automotive engineering from the University of Applied Sciences Esslingen.

Kurt J. Lauk, PhD will serve as the chairman of the board of directors Parent. Dr. Lauk is the founder of Globe CP GmbH and has served as its chief executive officer since July 2000. He sits on the boards of directors of Magna International Inc. and Fortemedia and has done so since 2011 and 2001, respectively. Dr. Lauk also served as a member of the Solera Holdings Supervisory Board from 2013 to 2019. He currently sits on several advisory boards, including those of Nomura Investment Bank (as Chairman since 2018), Guardknox Cyber Technologies Ltd (since 2018), and Visby (since 2017). Dr. Lauk holds a PhD in International Politics from the University of Kiel, an Master’s of business administration from Stanford University, and a degree in theology and European history from the University of Tuebingen and the University of Munich. We believe Dr. Lauk is well-qualified to serve as a director due to extensive experience as a board member and strong understanding of technology/innovation.

Salina Love will serve as a director of Parent. Since 2013, Ms. Love has served as the chief financial officer and chief operating officer for Ophir Holdings LLC, a private investment company that invests in various industries including natural resources, agriculture, bio-IT, medical devices and life sciences. During her tenure, she has served as a board member for some of Ophir’s portfolio companies and often works closely with their audit committees. In addition, Ms. Love has three decades of experience in investment banking and asset management, including with hedge funds, private equities, venture capital funds and special purpose acquisition company sponsors. From 1997 to 2002, Ms. Love was a senior managing director and chief operating officer of the equity and investment banking division of ABN AMRO in the Americas and held various global management positions at Bear Stearns, Kidder Peabody and Salomon Brothers in New York, London, Tokyo and Hong Kong from 1987 to 1997. She is a fellowship member of the Chartered Association of Certified Accountants (U.K.) and the Hong Kong Institute of Certified Accountants. Ms. Love graduated from the Hong Kong Polytechnic University with a B.S. in Finance and Accounting. We believe Ms. Love is well qualified to serve as a director due to her extensive asset management background and her experience in global management positions.

John Neville will be the chief sales officer of Parent. Mr. Neville serves as chief sales officer of ADSE US and is responsible for all Global Sales and Service functions for the Company and ADSE. He joined ADSE US in October 2021. Mr. Neville has a wealth of experience, including corporate strategy and executive sales roles, through which he has led the deployment of emerging market infrastructure. He has worked extensively with some of the world’s largest service providers, leading cable operators and innovative technology companies. Prior to joining ADSE US, Mr. Neville served in senior management roles at Adtran, Ericsson, Verizon, Nortel, Terremark Worldwide, Honeywell-Bull/Cox Cable and Digital Equipment Corporation. He also served on the commercial advisory boards of Fortress Solutions and ICOMM. Mr. Neville holds a B.A. in Business Administration from Southern Methodist University. He was also a member of the Columbia University advanced telecommunications executive program in New York and the University of Virginia executive program in business management, marketing, and related support services.

Thorsten Ochs, PhD will serve as chief technology officer of Parent. Dr. Ochs has served as the chief technology officer of ADSE since October 2019. He is responsible for ADSE’s development of stationary battery storage systems and battery-supported fast charging systems. Prior to joining ADSE, he held several positions at Robert Bosch GmbH, including vice president of the “high energy battery technology” strategic program from January 2014 to October 2018 and vice president of the battery business unit from July 2019 to September 2019. In addition, Dr. Ochs served as chief executive officer and president of Seeo Inc. from January 2017 to June 2019. He has won multiple awards, including a spot on the Handelsblatt’s list of top 100 innovators in Germany in 2017, and he serves as a working group member regarding the reassignment of vehicle batteries for stationary use for DKE, Germany’s nationally and internationally recognized platform for electrotechnical standards. He holds a PhD from the Max-Planck Institute for Metal Research and a Master’s in Physics from the Justus Lieben University Giessen.

Thomas Gerhart Speidel will be the chief executive officer and a director of Parent. Mr. Speidel founded ADSE in 2017 and serves as its chief executive officer. Prior to that, he served as chief executive officer and managing director of ads-tec, which was founded by his father, Hans-Herman Speidel, and ads-tec Group. He is also a member of several boards and committees, including the Fraunhofer ISE Board of Trustees (since 2018) and the Expo Energy Storage Europe exhibition advisory committee (since 2019). Mr. Speidel has served as the president of the German Energy Storage Systems Association since 2016. He holds a degree in electrical engineering from the University of Stuttgart. We believe Mr. Speidel is well-qualified to serve as a director due to his broad and deep technical know-how and knowledge of ADSE’s products.

Parent’s board of directors is focused on adding two new directors, after the closing of the Transactions but before the end of 2022, with relevant industry and public company experience and expertise, and the Board intends to increase its size concurrent with the appointment of such directors.

Parent’s board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office for the first class of directors, consisting of Joseph Brancato, will expire at Parent’s annual meeting of shareholders in 2022. The term of office for the second class of directors, consisting of Bazmi Husain and Salina Love, will expire at Parent’s annual meeting of shareholders in 2023. The term of office for the third class of directors, consisting of Kurt Lauk, PhD (Chairman), and Thomas Speidel, will expire at Parent’s annual meeting of shareholders in 2024.

Family Relationships

There are no family relationships between any of Parent’s executive officers and directors or director nominees.

Independence of Directors

As a result of its securities being listed on Nasdaq following consummation of the Transactions, Parent will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of Parent has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of Nasdaq define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Joseph Brancato, Bazmi Husain, Kurt Lauk, PhD, (Chairman), and Salina Love will be considered independent directors. Parent’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Risk Oversight

Parent’s board of directors will oversee the risk management activities designed and implemented by Parent’s management. Parent’s board of directors will execute its oversight responsibility both directly and through its committees. Parent’s board of directors will also consider specific risk topics, including risks associated with Parent’s strategic initiatives, business plans and capital structure. Parent’s management, including its executive officers, will be primarily responsible for managing the risks associated with operation and business of Parent and its subsidiaries and will provide appropriate updates to the board of directors and the audit committee. Parent’s board of directors will delegate to the audit committee oversight of its risk management process, and its other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to Parent’s board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Meetings and Committees of the Board of Directors

Upon consummation of the Transactions, Parent will establish a separately standing audit committee, nominating committee and compensation committee.

Audit Committee Information

Effective upon consummation of the Transactions, Parent will establish an audit committee comprised of independent directors of Parent. It is expected that the audit committee will initially consist of Salina Love, Kurt Lauk, PhD, and Joseph Brancato. Ms. Love will chair the audit committee. Each of the members of the audit committee will be independent under the applicable Nasdaq listing standards. The audit committee will have a written charter. The purpose of the audit committee will be, among other things, to assist the Board in its oversight responsibilities relating to appointing, retaining, setting compensation of, and supervising Parent’s independent accountants, reviewing the results and scope of the audit and other accounting related services and reviewing Parent’s accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the exchange listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Parent will be required to certify to Nasdaq that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Salina Love will serve as a financial expert on the audit committee.

Nominating Committee Information

Effective upon consummation of the Transactions, Parent will establish a nominating committee of the board of directors comprised of Kurt Lauk, PhD, Salina Love, and Bazmi Husain. Dr. Lauk will chair the nominating committee. Each member of the nominating committee will be independent under the applicable listing standards. The nominating committee will have a written charter. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on Parent’s board of directors.

Guidelines for Selecting Director Nominees

The nominating committee will consider persons identified by its members, management, shareholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to Parent’s board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on Parent’s board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee Information

Effective upon consummation of the Transactions, the board of directors of Parent will establish a compensation committee. It is expected that the compensation committee will initially consist of Kurt Lauk, PhD, Bazmi Husain, and Joseph Brancato. Dr. Lauk will chair the compensation committee. The compensation committee will have a written charter. The purpose of the compensation committee will be to facilitate the Board’s discharge of its responsibilities relating to reviewing and approving compensation paid to Parent’s officers and directors and administering Parent’s incentive compensation plans, including authority to make and modify awards under such plans.

Code of Ethics

Parent will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes Parent’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of Parent’s Code of Ethics will be posted on its website at [•]. Parent intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or Parent’s directors from provisions in the Code of Ethics. Information disclosed on Parent’s website is not a part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of Parent’s officers or employees. None of Parent’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Parent’s board of directors or compensation committee.

Shareholder and Interested Party Communications

Prior to the consummation of the Transactions, Parent’s board of directors did not provide a process for shareholders or other interested parties to send communications to the board of directors of Parent because management believed that it was premature to develop such processes given the limited liquidity of the Parent Ordinary Shares at that time. However, management of Parent following the consummation of the Transactions may establish a process for shareholder and interested party communications in the future.

Indemnification Agreements

Parent intends to enter into separate indemnification agreements with its directors and executive officers. These agreements, among other things, require Parent and ADSE to jointly and severally indemnify Parent’s directors and executive officers as well as ADSE’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such director or executive officer in any action or proceeding arising out of their services as one of Parent’s or ADSE’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at Parent’s or ADSE’s request. ADSE believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the removal of Lars Thunell, Pieter Taselaar, Karan Trehan, Elaine Grunewald, and Wilco Jiskoot and the appointment of Joseph Brancato, Bazmi Husain, Kurt Lauk (Chairman), Salina Love, and Thomas Speidel, in each case as directors of Parent be authorised, approved and confirmed in all respects.”

Recommendation of EUSG’s Board of Directors

After careful consideration of the matters described above, EUSG’s board of directors determined that the director proposal is fair to and in the best interests of EUSG and its shareholders. EUSG’s board of directors has approved and declared advisable and recommends that you vote or give instructions to vote “FOR” the director proposal.

The foregoing discussion of the information and factors considered by the EUSG board of directors is not meant to be exhaustive, but includes the material information and factors considered by the EUSG board of directors. The existence of financial and personal interests of one or more of EUSG’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of EUSG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of EUSG’s Directors, Officers, and Others in the Transactions” for a further discussion.

PROPOSAL NO. 4 — THE CHARTER PROPOSALS

The charter proposals, if approved, will approve the following material differences between Parent’s M&A to be in effect following the business combination and EUSG’s current M&A:

•        the name of the new public entity will be “ADS-TEC ENERGY PLC” as opposed to “European Sustainable Growth Acquisition Corp.”;

•        Parent’s corporate existence is perpetual as opposed to EUSG’s corporate existence terminating if a business combination is not consummated by EUSG within a specified period of time;

•        Parent’s M&A provides for only one class of voting ordinary shares and one class of preference shares, as opposed to EUSG’s two classes of voting ordinary shares and one class of preference shares;

•        Parent’s M&A provides that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act of 1933 of the United States; and

•        Parent’s M&A does not include the various provisions applicable only to special purpose acquisition corporations that EUSG’s M&A contains.

In the judgment of EUSG’s board of directors, the charter proposals are desirable for the following reasons:

•        The name of the new public entity is desirable to reflect the business combination with ADSE and the combined business going forward; and

•        The provisions that relate to the operation of EUSG as a blank check company prior to the consummation of its initial business combination would not be applicable after the business combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Under the Business Combination Agreement, the approval of the charter proposals is a condition to the adoption of the business combination proposal and vice versa. Accordingly, if the business combination proposal is not approved, the charter proposals will not be presented at the extraordinary general meeting.

A copy of Parent’s M&A, as will be in effect assuming approval of all of the charter proposals and upon consummation of the Transactions, is attached to this proxy statement/prospectus as Annex C.

Required Vote

The approval of each of the charter proposals requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by EUSG’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent members, members who are present but do not vote, blanks and abstentions are not counted).

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the material differences between Parent’s M&A to be in effect following the business combination and EUSG’s current M&A be authorised, approved and confirmed in all respects.”

Recommendation of EUSG’s Board of Directors

After careful consideration of the matters described above, EUSG’s board of directors determined that the charter proposals are fair to and in the best interests of EUSG and its shareholders. EUSG’s board of directors has approved and declared advisable and recommends that you vote or give instructions to vote “FOR” the charter proposals.

The foregoing discussion of the information and factors considered by the EUSG board of directors is not meant to be exhaustive, but includes the material information and factors considered by the EUSG board of directors. The existence of financial and personal interests of one or more of EUSG’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of EUSG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of EUSG’s Directors, Officers, and Others in the Transactions” for a further discussion.

PROPOSAL NO. 5 — THE PIPE PROPOSAL

On August 10, 2021, EUSG entered into a series of securities purchase agreements with the PIPE Investors, pursuant to which EUSG will, at least one business day prior to Closing, issue an aggregate of 15,600,000 EUSG Class A Ordinary Shares to the PIPE Investors at a price of $10.00 per share, for aggregate gross proceeds to EUSG of $156,000,000, of which $13,500,000 will be funded by the EUSG PIPE Investors. Upon consummation of the Merger, each EUSG Class A Ordinary Share issued to a PIPE Investor and outstanding on the Closing Date will be automatically cancelled in exchange for one Parent Ordinary Share. Pursuant to the Subscription Agreements, Parent agreed that, within thirty (30) calendar days after the consummation of the Transactions, Parent will file with the SEC (at Parent’s sole cost and expense) a registration statement registering the resale of the Parent Ordinary Shares purchased by the PIPE Investors, and that Parent shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, subject to certain terms and conditions as described in the Subscription Agreements. The Subscription Agreements also provide that they will terminate, notwithstanding that the closing of PIPE Investment has not occurred, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) the mutual written agreement of each of the parties thereto to terminate the applicable Subscription Agreement, (iii) if, upon Closing Date, any of the conditions set forth in Section 3 of the Subscription Agreement have not been satisfied or waived by the party entitled to grant such waiver, (iv) the date that is six (6) months after the date of the execution of the Business Combination Agreement and (v) the date that is six (6) months after the date of the applicable Subscription Agreement. Upon the closing of the PIPE Investment, EUSG will pay aggregate commissions and fees of approximately $4,640,000 with respect to the sale of securities thereunder. Parent has agreed that, as soon as reasonably practicable, but in no event later than 30 days following the closing of the Transactions, it shall file a registration statement with the Securities and Exchange Commission covering the resale by the PIPE Investors of the Parent Ordinary Shares received by them pursuant to the Merger and use its best efforts to have such registration statement declared effective as promptly as practicable thereafter.

We estimate that the PIPE Investors will hold approximately 27% of the outstanding Parent Ordinary Shares, assuming (i) that no EUSG shareholders elect to redeem their EUSG Public Shares for cash in connection with the Transactions as permitted EUSG’s M&A, (ii) assuming 24,491,755 Parent Ordinary Shares to be issued to ADSE shareholders in the Share-for-Share Exchange (estimate assuming funds borrowed by ADSE under its credit facility as of Closing is less than €20 million and based on the August 31, 2021 purchased loans balance and exchange rates), and (iii) without taking into effect any Parent Ordinary Shares issuable upon the exercise of Parent Warrants and assuming no additional equity securities of EUSG or Parent are issued. If all of the EUSG Public Shares are redeemed for cash, such percentages will be approximately 36%.

If approved by EUSG’s shareholders at the extraordinary general meeting, the PIPE Investment will close at least one business day prior to the consummation of the Transactions.

Nasdaq Listing Requirements and the Necessity of Shareholder Approval

Nasdaq Listing Rule 5635(a) requires shareholder approval prior to the issuance of securities in connection with the acquisition of stock or assets of another company if: (a) where, due to the present or potential issuance of ordinary shares, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for ordinary shares, other than a public offering for cash: (i) the ordinary shares have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares or securities convertible into or exercisable for ordinary shares; or (ii) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the ordinary shares or securities convertible into or exercisable for ordinary shares; or (b) any director, officer or Substantial Shareholder (as defined by Nasdaq Listing Rule 5635(e)(3)) of the issuer has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the issuer or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of ordinary shares, or securities convertible into or exercisable for ordinary shares, could result in an increase in outstanding ordinary shares or voting power of 5% or more.

The EUSG Class A Ordinary Shares to be issued in the PIPE Investment, upon conversion to Parent Ordinary Shares in the Merger, will likely exceed 20% of the number of Parent Ordinary Shares outstanding immediately after consummation of the Transactions. Further, the PIPE Investment will be used to fund the ongoing operations of ADSE. Therefore, the PIPE Investment may be deemed to be an issuance of securities in connection with the acquisition of the equity of ADSE for which shareholder approval is required under Nasdaq Listing Rule 5635(a).

Nasdaq Listing Rule 5635(d) requires shareholder approval prior to the issuance of securities in a transaction other than a public offering involving the sale, issuance, or potential issuance of ordinary shares or shares convertible into or exercisable for ordinary shares at a price that is less than the lower of the official closing price as reflected on Nasdaq.com immediately before the signing of the binding agreement or the average official closing price for the five trading days before the signing of the binding agreement (the “Minimum Price”), which alone or together with sales by officers, directors or Substantial Shareholders, equals 20% or more of the ordinary shares or 20% or more of the voting power outstanding before the issuance.

The EUSG Class A Ordinary Shares to be issued in the PIPE Investment, upon conversion to Parent Ordinary Shares in the Merger, will likely exceed 20% of the number of Parent Ordinary Shares outstanding immediately after consummation of the Transactions. Further, the Parent Ordinary Shares to be held by the PIPE Investors in connection with the PIPE Investment may be issued at a price that is less than the Minimum Price. Therefore, the PIPE Investment may require shareholder approval under Nasdaq Listing Rule 5635(d).

Required Vote

The approval of the PIPE proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by EUSG’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent members, members who are present but do not vote, blanks and abstentions are not counted).

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the issue of class A ordinary shares, par value $0.0001 to the various subscribers under subscription agreements with the Company be authorised, approved and confirmed in all respects.”

Recommendation of EUSG’s Board of Directors

After careful consideration of the matters described above, EUSG’s board of directors determined that the PIPE proposal is fair to and in the best interests of EUSG and its shareholders. EUSG’s board of directors has approved and declared advisable and recommends that you vote or give instructions to vote “FOR” the PIPE proposal.

The foregoing discussion of the information and factors considered by the EUSG board of directors is not meant to be exhaustive, but includes the material information and factors considered by the EUSG board of directors. The existence of financial and personal interests of one or more of EUSG’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of EUSG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of EUSG’s Directors, Officers, and Others in the Transactions” for a further discussion.

PROPOSAL NO. 6 — The Incentive Plan Proposal

Overview

The following is a summary description of the Incentive Plan as proposed to be adopted by the Parent in connection with the Business Combination. This summary is not a complete statement of the Incentive Plan and is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached hereto as Annex E. The Parent’s shareholder should refer to the Incentive Plan for more complete and detailed information regarding the terms and conditions of the Incentive Plan. Unless the context otherwise requires, references in this summary to “we”, “us” and “our” generally refer to EUSG or European Sustainable Growth Acquisition Corp. in the present tense or the post-combination company from and after the Business Combination. The Incentive Plan will become effective as of the Closing Date, if it is approved by our shareholders.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities, equity-linked compensatory opportunities or cash-based incentive awards. Equity awards, equity-linked compensatory opportunities and cash-based incentive awards are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. Our board of directors believes that equity and equity-based and cash incentive awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified persons who help us meet our goals.

Summary of the Incentive Plan

The following summarizes the material terms of the Incentive Plan. This summary is qualified in its entirety to the full text of the Incentive Plan.

Administration.    The Incentive Plan will be administered as determined by the post-combination company’s board or a committee thereof duly authorized to administer the Incentive Plan. For purposes of this discussion, the body that administers the Incentive Plan is referred to as the “Administrator.” The Administrator is authorized to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the Incentive Plan, any sub-plan or award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the Incentive Plan as it deems necessary or proper. The Administrator has authority to administer and interpret the Incentive Plan, to grant discretionary awards under the Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the Incentive Plan and the awards thereunder as the Administrator deems necessary or desirable, to adopt, alter, and repeal administrative rules, guidelines and practices governing the Incentive Plan, to delegate authority under the Incentive Plan to the post-combination company’s executive officers and to otherwise supervise administration of the Incentive Plan. The Administrator also has the authority to establish, adopt, interpret or revise any rules and regulations including adopting sub-plans to the Incentive Plan and award agreements for the purposes of complying with securities, exchange control or tax laws outside of the United States or Ireland, and/or for the purposes of taking advantage of tax favorable treatment for awards granted to participants as it may deem necessary or advisable to administer the Incentive Plan, including the adoption of separate share schemes under the umbrella of the Incentive Plan in order to qualify for special tax or other treatment anywhere in the world; provided such rules, regulations or sub-plans, including the interpretation thereof are consistent with the terms and conditions of the Incentive Plan. To the extent the combined company seeks to obtain the benefit of exemptions available under Rule 16b-3 under the Exchange Act, it is expected that the entity acting as the Administrator will comprise “non-employee directors.”

Available Shares.    The aggregate number of shares of post-combination company common stock that may be issued or used for reference purposes under the Incentive Plan or with respect to which awards may be granted shall not exceed 6,450,000 shares. In addition, the number of shares of post-combination company common stock available for issuance under the Incentive Plan will be annually increased on the first day of each fiscal year, for a period of not more than 10 years, beginning on January 1, 2022, and ending on (and including) January 1, 2031, in an amount equal to (i) five percent (5)% of the outstanding shares on the last day of the immediately preceding fiscal year or (ii) such lesser amount (including zero) that the compensation committee determines for purposes of the annual increase for that fiscal year. The maximum number of shares of the post-combination company common stock with respect to which incentive stock options may be granted under the Incentive Plan will be 6,450,000 shares, and will not be subject to the annual adjustment provision described above. The number of shares available for issuance under the Incentive Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, the post-combination company may make any adjustments it considers appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the Incentive Plan or covered by grants previously made under the Incentive Plan. The shares available for issuance under the Incentive Plan may be, in whole or in part, either authorized and unissued shares of post-combination company common stock or shares of common stock held in or acquired for the post-combination company’s treasury. If an award under the Incentive Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Incentive Plan. In addition, the following shares may also be used again for grant under the Incentive Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; and (2) shares purchased on the open market with the cash proceeds from the exercise of options.

Annual Non-Employee Director Compensation Limitation.    Under the Incentive Plan, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all compensation (inclusive of awards granted under the Incentive Plan) to any individual non-employee director in any fiscal year will not exceed $750,000 or $1,000,000 in the first year of service.

Eligibility for Participation.    Members of the post-combination company’s board of directors, as well as employees of, and consultants to, the post-combination company or its subsidiary and affiliates, are eligible to receive awards under the Incentive Plan.

Award Agreement.    Awards granted under the Incentive Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Administrator.

Stock Options.    The Administrator may grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Administrator will determine the number of shares of post-combination company common stock subject to each option, the term of each option, which may not exceed 10 years, or five years in the case of an incentive stock option granted to a 10 percent shareholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of post-combination company common stock at the time of grant or, in the case of an incentive stock option granted to a 10 percent shareholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Administrator at grant, and the exercisability of such options may be accelerated by the Administrator.

Stock Appreciation Rights.    The Administrator may grant stock appreciation rights (“SARs”) either with a stock option, which may be exercised only at such times and to the extent the related stock option is exercisable (a “Tandem SAR”), or independent of a stock option (a “Non-Tandem SAR”). A SAR is a right to receive a payment in shares of post-combination company common stock or cash, as determined by the Administrator, equal in value to the excess of the fair market value of one share of post-combination company common stock on the date of exercise over the exercise price per share as of the date of grant of the SAR. The term of each SAR may not exceed 10 years. The exercise price per share covered by a SAR will be the exercise price per share of the related stock option in the case of a Tandem SAR and will be the fair market value of post-combination company common stock on the date of grant in the case of a Non-Tandem SAR. The Administrator may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the Incentive Plan, or such other event as the Administrator may designate at the time of grant or thereafter.

Restricted Stock.    The Administrator may award shares of restricted stock. Except as otherwise provided by the Administrator upon the award of restricted stock, the recipient generally has the rights of a shareholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Administrator may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Recipients of restricted stock will be required to enter into an award agreement with the post-combination company that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

Other Stock-Based Awards.    The Administrator may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, dividend equivalent units, stock equivalent units, restricted stock units (“RSUs”) and deferred stock units under the Incentive Plan that are payable in cash or denominated or payable in or valued by shares of post-combination company ordinary shares or factors that influence the value of such shares. The Administrator may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and/or a minimum vesting period.

Other Cash-Based Awards.    The Administrator may grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the Administrator will determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Administrator may accelerate the vesting of such award in its discretion.

Performance Awards.    The Administrator may grant a performance award to a participant payable upon the attainment of specific performance goals. A performance award generally is due upon the attainment of the relevant performance goals, and is payable either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Administrator. Based on service, performance and/or other factors or criteria, the Administrator may, at or after grant, accelerate the vesting of all or any part of any performance award.

Change in Control.    In connection with a change in control, as defined in the Incentive Plan, the Administrator may accelerate vesting of outstanding awards under the Incentive Plan, and certain award agreements may also provide for such accelerated vesting. In addition, such awards may be, in the discretion of the Administrator: (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by the post-combination company for an amount equal to the excess of the price of a share of post-combination company common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of Parent common stock paid in a change in control is less than the exercise price of the award. The Administrator may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Certain Transactions.    In connection with certain transactions and events affecting post-combination company common stock, including, without limitation, any extraordinary dividend, conversion, adjustment, split, recapitalization, reorganization, merger, consolidation, or similar corporate transaction or event, the Administrator has broad discretion to take action under the Incentive Plan to provide for adjustments to prevent the dilution or enlargement of intended benefits, facilitate such transaction or event.

Shareholder Rights.    Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a shareholder with respect to shares of post-combination company common stock covered by any award until the participant becomes the record holder of such shares, and thereafter may still have restrictions on their rights as a shareholder, including but not limited to, the right to vote such shares.

Repricing.    The post-combination company’s board of directors may not, without the approval of the shareholders, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR that has an exercise price in excess of fair market value in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Amendment and Termination.    Notwithstanding any other provision of the Incentive Plan, the post-combination company’s board of directors may at any time amend any or all of the provisions of the Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to shareholder approval in certain instances;

provided, however, that, unless otherwise required by law or specifically provided in the Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant. In no event may the Incentive Plan be amended without the approval of the post-combination company to increase the aggregate number of shares of common stock that may be issued under the Incentive Plan, decrease the minimum exercise price of any award, or make any other amendment that would require shareholder approval under applicable law, rules and regulations of any exchange on which the post-combination company’s securities are listed, except as provided under the Incentive Plan.

Transferability.    Awards granted under the Incentive Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the Administrator may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards.    The Incentive Plan provides that awards granted under the Incentive Plan are subject to any recoupment policy that the post-combination company may have in place or any obligation that the post-combination company may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

Effective Date; Term.    The Incentive Plan is expected to be adopted by the post-combination company’s board of directors and Parent shareholders in connection with the Closing of the Business Combination. No award will be granted under the Incentive Plan on or after the 10-year anniversary of the effective date of the Incentive Plan, which is the date the plan is approved by the shareholders. Any award outstanding under the Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Material U.S. Federal Income Tax Consequences

The material federal income tax consequences of the Incentive Plan under current federal income tax law are summarized in the following discussion, which deals with the general U.S. federal income tax principles applicable to the Incentive Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Non-U.S. state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.

Stock Options and SARs.    An Incentive Plan participant generally will not recognize taxable income and the post-combination company generally will not be entitled to a tax deduction upon the grant of a stock option or SAR. The tax consequences of exercising a stock option and the subsequent disposition of the shares received upon exercise will depend upon whether the option qualifies as an incentive stock option or a nonqualified stock option. Upon exercising a nonqualified stock option when the fair market value of post-combination company common stock is higher than the exercise price of the option, an Incentive Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and the post-combination company (or its subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Upon exercising an incentive stock option, an Incentive Plan participant generally will not recognize taxable income, and the post-combination company will not be entitled to a tax deduction for compensation expense. However, upon exercise, the amount by which the fair market value of the shares purchased exceeds the purchase price will be an item of adjustment for alternative minimum tax purposes. The participant will recognize taxable income upon a sale or other taxable disposition of the option shares. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

Upon a qualifying disposition of incentive stock option shares, the participant will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the shares over their purchase price. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or, if less, the price at which the shares are sold) over their purchase price will be taxable as ordinary income to the participant. If there is a disqualifying disposition in the same year of exercise, it eliminates the item of adjustment for alternative minimum tax purposes. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant.

The post-combination company will not be entitled to any tax deduction if the participant makes a qualifying disposition of incentive stock option shares. If the participant makes a disqualifying disposition of the shares, the post-combination company should be entitled to a tax deduction for compensation expense in the amount of the ordinary income recognized by the participant.

Upon exercising or settling a SAR, an Incentive Plan participant will recognize taxable income at ordinary income tax rates, and the post-combination company should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Restricted Stock and RSUs.    An Incentive Plan participant generally will not recognize taxable income at ordinary income tax rates and the post-combination company generally will not be entitled to a tax deduction upon the grant of restricted stock or RSUs. Upon the termination of restrictions on restricted stock or the payment of RSUs, the participant will recognize taxable income at ordinary income tax rates, and the post-combination company should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares. However, an Incentive Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a risk of forfeiture (as defined in Section 83 of the Code) may make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of common stock on the date of grant, less the amount paid, if any, for the shares. The post-combination company will be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and the post-combination company will not be entitled to any additional tax deduction.

Other Stock-Based Awards, Other Cash-Based Awards, or Performance Awards.    An Incentive Plan participant will not recognize taxable income and the post-combination company will not be entitled to a tax deduction upon the grant of a performance award, other stock or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and the post-combination company should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment. Upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Limitation on the Employer’s Compensation Deduction

Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

Excess Parachute Payments

Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Incentive Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Application of Section 409A of the Code

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and RSU programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted nonqualified stock options and stock appreciation rights if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the Incentive Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the Incentive Plan are not exempt from coverage. However, if the Incentive Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

State, local and foreign tax consequences may in some cases differ from the United States federal income tax consequences described above. The foregoing summary of the United States federal income tax consequences in respect of the Incentive Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

The Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

New Plan Benefits

Grants under the Incentive Plan will be made at the discretion of the Administrator and are not currently determinable. The value of the awards granted under the Incentive Plan will depend on a number of factors, including the fair market value of post-combination company common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Persons Residing Outside of Ireland or the United States

Notwithstanding any provision of the Incentive Plan to the contrary, in order to comply with the laws in other countries in which the Parent or any of its affiliates operates or has employees, the Administrator, in its sole discretion, shall have the power and authority to determine which affiliates shall be covered by the Incentive Plan; determine which persons employed, or providing services, outside the United States are eligible to participate in the Incentive Plan; amend or vary the terms and provisions of the Incentive Plan and the terms and conditions of any award granted to persons who reside or provide services outside Ireland or the United States; establish sub-plans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable for legal, tax or administrative reasons; and take any action, before or after an award is made, that it deems advisable to obtain or comply with any necessary local government regulatory or tax exemptions or approvals. Notwithstanding the above, the Administrator may not take any actions hereunder, and no awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute.

Vote Required for Approval

The approval of the Incentive Plan proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our common stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Parent shareholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Incentive Plan proposal will have no effect on the Incentive Plan proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adoption of the Incentive Plan, a copy of which is attached hereto as Annex E be authorised, approved and confirmed in all respects.”

Recommendation of the Board of Directors

After careful consideration of the matters described above, EUSG’s board of directors determined that the Incentive Plan proposal is fair to and in the best interests of EUSG and its shareholders. EUSG’s board of directors has approved and declared advisable and recommends that you vote or give instructions to vote “FOR” the Incentive Plan proposal.

The foregoing discussion of the information and factors considered by the EUSG board of directors is not meant to be exhaustive, but includes the material information and factors considered by the EUSG board of directors. The existence of financial and personal interests of one or more of EUSG’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of EUSG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of EUSG’s Directors, Officers, and Others in the Transactions” for a further discussion.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The adjournment proposal, if adopted, will allow EUSG’s board of directors to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the business combination proposal, the merger proposal, the director proposal, the charter proposals, or the PIPE proposal, or holders of EUSG Class A ordinary shares have elected to redeem an amount of EUSG Class A ordinary shares such that EUSG would have less than $5,000,001 of net tangible assets. In no event will EUSG solicit proxies to adjourn the extraordinary general meeting or consummate the Transactions beyond the date by which it may properly do so under its M&A and Cayman Islands law. The purpose of the adjournment proposal is to provide more time for the EUSG officers, directors, initial shareholders, ADSE, and the ADSE Shareholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the business combination proposal, the merger proposal, the director proposal, the charter proposals, and/or the PIPE proposal and to meet the requirements that are necessary to consummate the Transactions. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of EUSG’s Directors, Officers, and Others in the Transactions.”

Consequences If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved by EUSG’s shareholders, EUSG’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that there are insufficient votes for the approval of the business combination proposal, the merger proposal, the director proposal, the charter proposals, or the PIPE proposal, or holders of EUSG Class A ordinary shares have elected to redeem an amount of EUSG Class A ordinary shares such that EUSG would have less than $5,000,001 of net tangible assets. If we do not consummate the Business Combination and fail to complete an initial business combination by January 26, 2023 (subject to the requirements of law), EUSG will be required to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding EUSG Public Shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of EUSG’s remaining shareholders and EUSG’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to EUSG’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Business Combination is not conditioned upon the approval of the adjournment proposal.

Required Vote

The approval of the adjournment proposal requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by EUSG’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent members, members who are present but do not vote, blanks and abstentions are not counted).

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to EUSG shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient EUSG ordinary shares represented (either virtually or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from EUSG shareholders in favor of one or more of the proposals at the extraordinary general meeting.”

Recommendation of EUSG’s Board of Directors

After careful consideration of the matters described above, EUSG’s board of directors determined that the adjournment proposal is fair to and in the best interests of EUSG and its shareholders. EUSG’s board of directors has approved and declared advisable and recommends that you vote or give instructions to vote “FOR” the adjournment proposal.

The foregoing discussion of the information and factors considered by the EUSG board of directors is not meant to be exhaustive, but includes the material information and factors considered by the EUSG board of directors. The existence of financial and personal interests of one or more of EUSG’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of EUSG and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of EUSG’s Directors, Officers, and Others in the Transactions” for a further discussion.

THE BUSINESS COMBINATION AGREEMENT

For a discussion of the structure of the Transactions and the consideration to be paid, see the section titled “The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Business Combination Agreement is qualified by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All shareholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the Transactions.

Closing of the Transactions

The closing of the Transactions will take place on the third business day following the satisfaction or waiver of the conditions described below under the subsection titled “— Conditions to Closing” (other than conditions that by their nature are to be satisfied at the closing), unless EUSG and ADSE agree in writing to another time. The Transactions are expected to be consummated as soon as practicable after the extraordinary general meeting of EUSG’s shareholders described in this proxy statement/prospectus, assuming the other conditions to the Transactions have been satisfied or waived.

Representations and Warranties; Survival

Except as limited below, the Business Combination Agreement contains representations and warranties of each of EUSG, ADSE, the ADSE Shareholders, Parent and Merger Sub, generally relating, among other things, to:

•        proper organization and qualification;

•        subsidiaries;

•        capital structure of each company;

•        in the case of the ADSE Shareholders, ownership of ADSE securities and investment intent;

•        the authorization, performance and enforceability of the Business Combination Agreement;

•        required filings and consents and absence of conflicts;

•        compliance with laws and other legal requirements;

•        the existence of required permits;

•        financial statements and, in the case of EUSG, filings with the SEC;

•        condition and sufficiency of assets;

•        absence of certain changes or events;

•        litigation;

•        employment matters;

•        restrictions on business activities;

•        real property, leases and personal property;

•        taxes;

•        environmental matters;

•        brokerage and similar fees;

•        intellectual property;

•        products liability;

•        COVID-19 relief;

•        material agreements, contracts and commitments;

•        insurance;

•        interested party transactions;

•        in the case of EUSG, listing of securities;

•        truthfulness of information provided to be included in this proxy statement/prospectus

•        in the case of EUSG, the existence, composition, and uses of the trust fund;

•        absence of illegal or improper transactions.

The representations and warranties of the parties will not survive the closing of the Transactions.

Covenants

General Covenants

EUSG, ADSE, the ADSE Shareholders, Parent, and Merger Sub have each agreed to take such actions as are necessary, proper or advisable to consummate the Transactions. They have also generally agreed to continue to operate their respective businesses in the ordinary course consistent with past practices prior to the closing and not to take the following actions, among others, except as permitted by the Business Combination Agreement, without the prior written consent of the other parties:

•        Waive any share repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

•        Grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements, or equity incentive or policies, or in the case of ADSE and its subsidiary except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

•        Abandon, allow to lapse, transfer, sell, assign, or license to any person or otherwise extend, amend or modify any material intellectual property rights or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practice;

•        Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any equity interest, or split, combine or reclassify any capital stock (other than any such dividend or distribution by a subsidiary of ADSE to ADSE or another such subsidiary) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity interest;

•        Purchase, redeem or otherwise acquire, directly or indirectly, any equity interest of ADSE or EUSG (except with respect to shareholders of EUSG that elect to receive a pro rata portion of EUSG’s trust account, as provided in EUSG’s M&A);

•        Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities (except as set forth in a schedule to the Business Combination Agreement);

•        Amend its organizational documents (except, with respect to Parent, as set forth in a schedule to the Business Combination Agreement);

•        Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of EUSG or ADSE, taken as a whole, as applicable, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict such person’s ability to compete or to offer or sell any products or services to other persons;

•        Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the ordinary course of business, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such person;

•        Except incurrences of indebtedness under ADSE’s existing credit facilities (and, in the case of the ADSE and its subsidiary, extensions of credit in the ordinary course with employees and among ADSE and its subsidiary), incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of EUSG or ADSE, as applicable, or enter into any arrangement having the economic effect of any of the foregoing;

•        Except as contemplated by the Business Combination Agreement, or as otherwise required by applicable law or pursuant to an existing incentive plan, policy or contract, (i) adopt or materially amend any incentive plan (including any plan that provides for severance), or enter into any employment contract or collective bargaining agreement (other than in the ordinary course of business consistent with past practice), (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices

•        Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in such person’s financial statements, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which ADSE or its subsidiary is a party or of which ADSE or its subsidiary is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which EUSG is a party or a beneficiary, as applicable;

•        Except in the ordinary course of business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) certain material contracts, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

•        In the case of ADSE, except in the ordinary course of business consistent with past practices, incur or enter into any contractual obligation requiring such party to pay in excess of €500,000, in the aggregate, in any 12-month period;

•        Make, revoke, amend, or rescind any tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect the tax liability or tax attributes of such party, settle or compromise any income tax liability outside the ordinary course of business or, except as required by applicable law, change any method of accounting for tax purposes or prepare or file any tax return in a manner inconsistent with past practice;

•        Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by the Business Combination Agreement;

•        Permit any person to exercise any of its discretionary rights under any incentive plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

•        Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders, managers, members or other affiliates other than (A) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (B) such distributions or advancements by a subsidiary of ADSE to ADSE or another subsidiary; or

•        agree in writing or otherwise agree to commit to take any of the foregoing actions.

Additional Covenants

The Business Combination Agreement also contains additional covenants of the parties, including covenants generally providing for:

•        Parent, EUSG, and ADSE to prepare and Parent to file this proxy statement/prospectus to be used for the purpose of soliciting proxies from the EUSG shareholders for the matters to be acted upon at the extraordinary general meeting of EUSG shareholders;

•        the preparation and filing by EUSG of all such forms, reports and documents required to be filed by EUSG with the SEC subsequent to the date of the Business Combination Agreement through the closing;

•        the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information. See the section titled “The Business Combination Agreement — Confidentiality; Access to Information”;

•        ADSE to waive its rights to make claims against EUSG to collect from the trust fund established for the benefit of the holders of public shares for any monies that may be owed to them by EUSG;

•        EUSG and Parent to use commercially reasonable best efforts to cause the Parent Ordinary Shares and Parent Warrants to be approved for listing on Nasdaq;

•        EUSG and ADSE ceasing discussions with respect to alternative transactions;

•        ADSE to provide periodic financial information to EUSG through the closing, including audited financial statements which are not materially different from the unaudited financial statements for the same period which were previously provided to EUSG;

•        Parent to enter into the Registration Rights Agreement with the parties thereto;

•        ADSE to enter into employment agreements with certain key employees;

•        Parties to agree to adopt an equity incentive plan for Parent that contains customary terms and covers a customary number of shares for a US publicly traded company, taking into consideration the size and industry of Parent which shall be effective as of the Closing;

•        EUSG to disburse the funds in its trust account at the closing in accordance with a disbursement schedule to be agreed to by the parties; and

•        EUSG and Parent to enter into an amended and restated warrant agreement that amends and restates EUSG’s existing warrant agreement to add Parent as a party and change all references to EUSG securities to Parent securities.

Confidentiality; Access to Information

During the period prior to closing, EUSG and ADSE will each (i) afford to the other and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of its respective properties, books, records and personnel to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as reasonably required for the purposes of the Business Combination Agreement, and (ii) furnish promptly to the other such information concerning the business, contacts, assets, liabilities and personnel and other aspects of such party as the other may reasonably request. EUSG and ADSE will maintain in confidence any non-public information received from each other, and use such non-public information only for purposes of consummating the Transactions.

Conditions to Closing

General Conditions

Consummation of the Transactions is conditioned on approval of the Business Combination Agreement and contemplated transactions by EUSG’s shareholders. In addition, the consummation of the Transactions is conditioned upon, among other things:

•        no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Transactions;

•        EUSG having at least $5,000,001 of net tangible assets remaining immediately prior to or upon the consummation of the Transactions, after taking into account payments to holders of EUSG’s ordinary shares that properly demanded that EUSG redeem their ordinary shares for their pro rata share of the trust account. EUSG shareholders should note that if the PIPE Investment closes, then the proceeds received by EUSG in the sale of EUSG Class A Ordinary Shares to the PIPE Investors will ensure that this $5,000,001 net tangible asset requirement is met;

•        no material adverse effect with respect to EUSG or ADSE shall have occurred between the date of the Business Combination Agreement and the closing;

•        this registration statement shall have become effective in accordance with the provisions of the Securities Act;

•        the Parent Ordinary Shares and the Parent Warrants shall have been approved for listing on Nasdaq or another national securities exchange mutually agreed to by the Parties in writing, subject to official notice thereof; and

•        Parent shall have entered into a composition agreement with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities with The Depository Trust Company with respect to the Parent Ordinary Shares and Parent Warrants.

ADSE’s and ADSE Shareholders’ Conditions to Closing

The obligations of ADSE and the ADSE Shareholders to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of EUSG, Merger Sub, and Parent (subject to certain bring-down standards);

•        performance of the covenants of EUSG, Merger Sub, and Parent required by the Business Combination Agreement to be performed on or prior to the closing;

•        EUSG shall have delivered to the ADSE Shareholders a certificate dated as of the Closing, certifying that the representations and warranties of EUSG (subject to certain bring-down standards) remain accurate as of the Closing and that on or prior to the Closing, EUSG has each performed the covenants required to be performed by it pursuant to the Business Combination Agreement;

•        the officers of the EUSG and members of EUSG’s board of directors shall have executed written resignations effective as of the consummation of the Merger;

•        Parent and certain holders of EUSG’s ordinary shares prior to the closing of the Transactions shall have delivered to the ADSE Shareholders executed copies of the Registration Rights Agreement and Lock-Up Agreement; and

•        the amount of the Available Cash (as defined in the Business Combination Agreement) shall not be less than $150,000,000.

EUSG’s, Parent’s, and Merger Sub’s, Conditions to Closing

The obligations of EUSG, Parent and Merger Sub to consummate the business combination are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of ADSE and each ADSE Shareholder (subject to certain bring-down standards);

•        performance of the covenants of ADSE and each ADSE Shareholder required by the Business Combination Agreement to be performed on or prior to the closing;

•        each ADSE Shareholder shall have delivered to EUSG a certificate dated as of the Closing, certifying that the representations and warranties of ADSE and each ADSE Shareholder (subject to certain bring-down standards) remain accurate as of the Closing and that on or prior to the Closing, ADSE and each ADSE Shareholder have each performed the covenants required to be performed by it pursuant to the Business Combination Agreement;

•        no material adverse effect shall have occurred since the signing of the Business Combination Agreement; and

•        all parties to the Registration Rights Agreement and Lock-Up Agreement (other than Parent and the holders of equity securities of EUSG prior to the closing contemplated to be party thereto) shall have delivered to EUSG a copy of the Registration Rights Agreement and the Lock-Up Agreement.

Waivers

Each party may extend the time for performance of any obligation or other act for the benefit of itself or such party, waive any inaccuracies in the representations and warranties made to such party contained in the Business Combination Agreement or in any document delivered pursuant to the Business Combination Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Business Combination Agreement or in any document delivered pursuant to the Business Combination Agreement. Notwithstanding the foregoing, pursuant to EUSG’s current M&A, EUSG will not consummate the Transactions if it has less than $5,000,001 of net tangible assets remaining immediately prior to or upon the consummation of the Transactions after taking into account payments to holders of EUSG ordinary shares that properly demanded that EUSG redeem their EUSG Public Shares for their pro rata share of the trust account.

Termination

The Business Combination Agreement may be terminated as follows:

•        by mutual written consent of EUSG and the ADSE Shareholders;

•        by either EUSG or the ADSE Shareholders if (i) the Transactions have not been consummated prior to the 6-month anniversary of the date of the Business Combination Agreement (the “Outside Date”), provided that the Business Combination Agreement may not be terminated by or on behalf of any party that directly or indirectly through its affiliates is in breach or violation of any representation, warrant, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a closing condition set forth in the Business Combination Agreement on or prior to the Outside Date, (ii) any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making the consummation of the Transactions illegal or otherwise preventing or prohibiting the consummation of the Transactions, and (iii) any of the business combination proposal fails to receive the requisite vote for approval at the extraordinary general meeting;

•        by EUSG if the ADSE Shareholders or ADSE have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement or if any representation or warranty of the ADSE Shareholders or ADSE have become untrue, in each case such that the closing conditions with respect to the representations, warranties, covenants and agreements set forth in the Business Combination Agreement would not be satisfied (“Terminating Company Breach”);

provided that EUSG has not waived such Terminating Company Breach and Merger Sub is not in material breach of its representations, warrants, covenants or agreements in the Business Combination Agreement; provided further if such Terminating Company Breach is curable by the ADSE Shareholders or ADSE, EUSG may not terminate the Business Combination Agreement pursuant to this termination right for so long as the ADSE Shareholders and ADSE continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty days after notice of such breach is provided by EUSG to the ADSE Shareholders and (y) the Outside Date; or

•        by either of the ADSE Shareholders upon a breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement by EUSG, Parent or Merger Sub, or if any representation or warranty of EUSG, Parent or Merger Sub have become untrue, in either case such that the closing conditions with respect to the representations, warranties, covenants and agreements set forth in the Business Combination Agreement would not be satisfied (“Terminating SPAC Breach”); provided that such ADSE Shareholder has not waived such Terminating SPAC Breach and the ADSE Shareholders and ADSE are not in material breach of their representations, warrants, covenants or agreements in the Business Combination Agreement; provided, however if such Terminating SPAC Breach is curable by EUSG, Parent and Merger Sub, the ADSE Shareholders may not terminate the Business Combination Agreement pursuant to this termination right for so long as EUSG, Parent and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty days after notice of such breach is provided by the ADSE Shareholders to EUSG and (y) the Outside Date.

Fees and Expenses

Unless otherwise provided in the Business Combination Agreement, all fees and expenses incurred in connection with the Transactions will be paid by the Party incurring such expenses; provided, ADSE shall be solely responsible for all (i) SEC and other regulatory filing or approval fees incurred in connection with the Transactions, including filings fees related to the registration statement and proxy statement, (ii) filing fees and other approval fees or costs from the Nasdaq Capital Markets in connection with the Transactions and (iii) filing fees and other approval fees or costs in connection with the filings and approvals under the German Act against Restraints of Competition in connection with the Transactions. In addition, if the Closing occurs, Parent shall pay or cause to be paid certain transaction expenses of EUSG, and ADSE shall pay certain transaction expenses of ADSE’s subsidiaries and the ADSE Shareholders.

Amendments

The Business Combination Agreement may be amended by the parties thereto at any time prior to the closing of the Transactions by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by and interpreted and construed in accordance with the laws of the State of Delaware to contracts executed in and to be performed in that State with the exception of (and to the extent mandatorily required) any provisions relating to the shares issuances and governance and administration of Parent, which shall be governed as to their validity, interpretation and performance by the laws of Ireland and provisions relating to the transfer of the shares of ADSE and governance and administration of the ADSE Shareholders or ADSE that are required to be governed by German Law, or any provisions relating to the Merger or the governance of EUSG or Merger Sub that are required to be governed by Cayman law. Each party irrevocably submitted itself to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom, in respect of any action, suit or proceeding arising in connection with the Business Combination Agreement and the Transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information is based on ADSE’s historical financial statements prepared in accordance with International Financial Reporting Standards as issued by the IASB (“IFRS”) and EUSG’s historical financial statements and gives effect to all of the Transactions contemplated by the Business Combination Agreement including the PIPE Financing (together, the “Transactions”). EUSG historically prepared its financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) with the U.S. dollar as its reporting currency. The unaudited pro forma condensed combined financial information gives effect to adjustments required to convert EUSG’s historical financial information to IFRS and its reporting currency to Euros.

ADSE and EUSG have different fiscal years. ADSE prepares its financial statements on the basis of a fiscal year ending on December 31. EUSG has selected October 31 as its fiscal year end and its most recent audited financial statements are as of and for the period ended November 16, 2020. The unaudited pro forma condensed combined financial information has been prepared utilizing period ends for ADSE and EUSG that differ by fewer than 93 days, as permitted by Article 11 of Regulation S-X. The following unaudited pro forma condensed combined statement of financial position as of June 30, 2021 combines the unaudited historical statement of financial position of EUSG as of April 30, 2021 with the unaudited historical statement of financial position of ADSE as of June 30, 2021, giving effect to the Transactions as if it had occurred on June 30, 2021. The following unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 combines the unaudited historical statement of profit or loss of ADSE for such period and the unaudited historical statement of profit or loss of EUSG for the period from November 10, 2020 (inception) to April 30, 2021, giving effect to the Transactions as if it had occurred on January 1, 2020. The following unaudited pro forma condensed combined statement of profit or loss for the twelve months ended December 31, 2020 combines the audited historical statement of profit or loss of ADSE for such period and the audited historical statement of profit or loss of EUSG for the period from November 10, 2020 (inception) to November 16, 2020, giving effect to the Transaction as if it had occurred on January 1, 2020.

This unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what Parent’s actual financial position or results of operations would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma financial information does not purport to project the future financial position or operating results of Parent. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the notes to the accompanying unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. Management of ADSE and EUSG have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information has been derived from and should be read together with:

•        ADSE’s audited financial statements and related notes as of and for the fiscal year ended December 31, 2020 prepared based on IFRS and included in this proxy statement/prospectus,

•        ADSE’s unaudited condensed interim financial statements and related notes as of and for the six months period ended June 30, 2021, prepared on the basis of IFRS applicable for interim financial reporting (IAS 34) and included in this proxy statement/prospectus,

•        EUSG’s audited financial statements and related notes as of November 16, 2020 and for the period from November 10, 2020 (inception) through November 16, 2020, prepared in accordance with U.S. GAAP and included in this proxy statement/prospectus,

•        EUSG’s unaudited condensed financial statements and notes as of April 30, 2021 and for the period from November 10, 2020 (inception) through April 30, 2021, prepared in accordance with U.S. GAAP and included in this proxy statement/prospectus,

•        the sections entitled “the Business Combination Agreement”, “ADSE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “EUSG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and

•        other financial information relating to ADSE and EUSG included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Pursuant to the Business Combination Agreement, EUSG shall merge with and into Parent’s wholly owned subsidiary Merger Sub (the “SPAC Merger”). The separate existence of EUSG shall cease and Merger Sub shall continue as the surviving entity of the SPAC Merger and a wholly owned subsidiary of the Parent. In connection with the SPAC Merger, each EUSG ordinary share including Class A ordinary share and Class B ordinary share will be automatically cancelled in exchange for a Parent Ordinary Share. Holders of Class A ordinary shares have the right to redeem all or a portion of their Class A ordinary shares and not exchange their Class A ordinary shares for Parent Ordinary Shares. Pursuant to the Business Combination Agreement, each EUSG Public Warrant and Private Placement Warrant will remain outstanding but shall be automatically adjusted to become one Parent Public Warrant or Private Placement Warrant, respectively, on the same contractual terms. Immediately after giving effect to the SPAC Merger, the ADSE Shareholders, comprised of ADSH and Bosch, agreed to sell, transfer, assign and deliver to Parent all of his, her or its equity interest in ADSE in exchange for an aggregate Cash Consideration of €20.0 million to Bosch and a number of Parent Ordinary Shares to ADSH and Bosch with their respective portions equal to the Consideration Value Amount (i.e., $300 million minus (i) the funds borrowed by ADSE under its credit facility as of Closing, to the extent such amount is in excess of €20,000,000, multiplied by the applicable exchange rate minus (ii) the total amount owed to ADSH and Bosch under the loans made to ADSE by ADSH and Bosch on or before the date of the Business Combination Agreement, and which are outstanding as of Closing, multiplied by the applicable exchange rate), minus the Cash Consideration of €20.0 million payable to Bosch with respect to the portion of Bosch’s shares in ADSE, divided by $10.00.

Concurrently with the execution of the Business Combination Agreement, EUSG entered into Subscription Agreements with PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and EUSG has agreed to issue and sell to the PIPE Investors, an aggregate number of EUSG Class A ordinary shares set forth in the Subscription Agreements one business day prior to the consummation of the Transactions in exchange for an aggregate purchase price of €129.1 million ($156.0 million). Upon consummation of the SPAC Merger, each PIPE investor’s share in EUSG shall be exchanged for a Parent Ordinary Share.

In accordance with the Business Combination Agreement, EUSG and ADSE shall use reasonable best efforts to cause the Parent Ordinary Shares to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of the Business Combination Agreement.

For more information about the Transactions, please see the section entitled “The Business Combination Proposal”. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

Initial Public Offering of EUSG

EUSG completed its IPO in January 2021, pursuant to which it issued and sold 14,375,000 units, including 1,875,000 units purchased by the underwriters pursuant to the over-allotment option one day after its IPO. Each unit consists of one share of EUSG common stock, par value $0.0001 per share, and one-half of one EUSG public warrant, with each whole warrant entitling the holder to purchase one share of EUSG common stock for $11.50 per share (“Public Warrant”). The units were sold at a price of $10.00 per unit, generating gross proceeds of $143,750,000.

Simultaneously with the closing of the IPO, EUSG completed the private sale of an aggregate of 4,000,000 EUSG warrants to the Sponsor at a purchase price of $1.00 per warrant (“Private Placement Warrants”), generating gross proceeds of $4,000,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 375,000 Private Placement Warrants at $1.00 per warrant, generating total proceeds of $375,000.

The total of $143,750,000 from the net proceeds of the sale of the units in the IPO, the exercise of the over-allotment option by the underwriters and the sale of 4,375,000 Private Placement Warrants was placed into a trust account (the “Trust Account”).

Adjustments to reflect the completion of EUSG’s IPO and private sale of warrants have been presented in a separate column “EUSG IPO Adjustments” on the unaudited pro forma condensed combined statement of profit or loss for the twelve-month period ended December 31, 2020. As EUSG’s IPO and private sales of warrants have been directly included in EUSG’s historical financial information as of and for the period ended April 30, 2021 which have been used for the unaudited pro forma condensed combined statement of financial position as of June 30, 2021 and unaudited pro forma condensed combined statement of profit or loss for the six-month period ended June 30, 2021, no extra adjustments were needed for the interim pro forma financial information.

Accounting for the Transactions

The Transactions are comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transactions effectuated three main steps:

1)      The exchange of shares held by ADSE’s Shareholders, which is accounted for as a capital reorganization.

2)      The merger of EUSG and Merger Sub, which is not within the scope of IFRS 3 Business Combinations since EUSG does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2 Share-based Payment. Any excess of the fair value of Parent Ordinary Shares issued to EUSG shareholders over the fair value of EUSG’s identifiable net assets acquired represents compensation for services and is expensed as incurred. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Parent Ordinary Share issued to EUSG shareholders is equal to the fair value of each individual EUSG Public Share measured with the stock price of EUSG ($9.89 per share) at September 14, 2021 using USD to EUR exchange rate of 0.8465 on September 14, 2021. Ultimately, the expense recognized in accordance with IFRS 2 will be based on the difference between the fair value of the Parent Ordinary Shares issued to EUSG shareholders and the fair value of EUSG’s identifiable net assets at consummation, and may differ materially based on the fluctuation in the share price of EUSG’s shares, due to, among other things, developments occurring prior to the date of the consummation of the Business Combination. No goodwill or other intangible assets will be recorded by ADSE in connection with the Transactions.

3)      The Subscription Agreements related to the PIPE Financing, which were executed one day before the Business Combination closing date, and the exchange to Parent’s shares, which will be executed concurrently with the first EUSG Merger, will result in the issuance of Parent Ordinary Shares, leading to an increase in subscribed capital and capital reserves.

Within the Transactions, ADSE has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•        ADSE’s shareholders will have the largest minority voting rights in Parent under the minimum redemption scenario;

•        ADSE’s shareholders will have the controlling voting rights in Parent under the maximum redemption scenario;

•        the majority of the PIPE investors are independent investors who do not influence and are not influenced by EUSG or ADSE shareholders, respectively, and the PIPE investors will not participate in the selection process of the members of the board of directors of Parent;

•        the board of directors of Parent will initially have five members and has been selected unanimously by a nominating committee including two members from ADSE and two members from EUSG and chaired by ADSE’s current chief executive officer on November 5, 2021 that will take effect on the closing of the Transactions. One of the five members is ADSE’s current CEO and the remaining four members are independent third parties;

•        ADSE’s existing senior management team will dominate the management of Parent with ADSE’s current CEO as the CEO of Parent;

•        ADSE represents the larger entity, in terms of revenues; and

•        the operations of Parent will primarily represent operations of ADSE.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2021

	June 30, 2021	April 30, 2021					Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
Euros in thousands	ADSE Historical	EUSG Historical (restated)	Note	EUSG IFRS Adjustments	Note	EUSG Adjusted Historical	Pro Forma Adjustments	Note 5	Pro Forma Combined	Additional Pro Forma Adjustments	Note 5	Pro Forma Combined
Assets
Intangible assets	€15,725	€—		€—		€—	€—		€15,725	€—		€15,725
Right-Of-Use Asset	2,293					—			2,293			2,293
Property, plant and equipment	2,104					—			2,104			2,104
Other receivables	17					—			17			17
Other investments	140					—			140			140
Deferred offering costs	—					—			—			—
Cash and marketable securities held in Trust Account	—	118,993				118,993	(118,993)	C	—			—
Non-current assets	20,279	118,993		—		118,993	(118,993)		20,279	—		20,279
Inventories	16,061					—			16,061			16,061
Trade and other receivables	2,050					—			2,050			2,050
Contract assets	1,241					—			1,241			1,241
Due from sponsor	—					—			—			—
Prepaid expenses	—	271				271			271			271
Cash and cash equivalents	—	622				622	(20,000)	A	181,377	(118,993)	D	62,384
							129,121	B
							118,993	C
							(19,757)	H
							(26,165)	I
							(1,365)	I
							(72)	I
Current assets	19,352	893		—		893	180,755		201,000	(118,993)		82,007
Total assets	39,630	119,886		—		119,886	61,762		221,279	(118,993)		102,286
Equity
Subscribed capital	32	0.0	1)			0.0	(32)	A	4.8	(1.2)	D	3.6
							2.0	A
							1.3	B
							1.2	D
							0.3	E
Class B ordinary shares	—	0.3				0.3	(0.3)	E	—			—
Capital reserves	20,950	—	2)	(4,558)	4.2	(3,244)	(19,970)	A	283,140	(118,992)	D	162,795
				1,314	4.3		129,120	B		(1,353)	G
							117,570	D
							52,294	G
							(13,580)	H
Retained earnings	(29,571)	(1,422)	3)	1,853	4.3	431	(1,422)	D	(91,742)	1,353	G	(90,389)
							(52,294)	G
							(6,177)	H
							(5,553)	F
Result	(5,177)	—		951	4.2	(2,215)			(7,392)			(7,392)
				(3,166)	4.3
Equity attributable to owners of the company	(13,766)	(1,422)		(3,607)		(5,029)	202,804		184,010	(118,993)		65,017
Total equity	(13,766)	(1,422)		(3,607)		(5,029)	202,804		184,010	(118,993)		65,017

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2021 — (Continued)

	June 30, 2021	April 30, 2021					Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
Euros in thousands	ADSE Historical	EUSG Historical (restated)	Note	EUSG IFRS Adjustments	Note	EUSG Adjusted Historical	Pro Forma Adjustments	Note 5	Pro Forma Combined	Additional Pro Forma Adjustments	Note 5	Pro Forma Combined
Liabilities
Class A ordinary shares subject to possible redemption	—	118,933	4)			118,993	(118,993)	D	—			—
Lease Liabilities	1,824					—			1,824			1,824
Other payables	26,291					—	(26,165)	I	126			126
Warrant liability	—	2,209		3,607	4.2	5,816	5,553	F	11,369			11,369
Other provisions	2,006					—			2,006			2,006
Deferred tax liabilities	1,446					—			1,446			1,446
Non-current liabilities	31,566	121,202		3,607		124,809	(139,605)		16,770	—		16,770
Lease Liabilities	540					—			540			540
Loans and borrowings	4,730					—			4,730			4,730
Trade and other payables	12,496	106	5)			106	(1,365)	I	11,165			11,165
							(72)	I
Contract liabilities	2,034					—			2,034			2,034
Other provisions	2,030					—			2,030			2,030
Current liabilities	21,830	106		—		106	(1,437)		20,499	—		20,499
Total liabilities	53,397	121,308		3,607		124,915	(141,042)		37,269	—		37,269
Total equity and liabilities	39,630	119,886		—		119,886	61,762		221,279	(118,993)		102,286

Due to rounding, the sum of the numbers presented in the table above might not precisely equal the totals we provide.

____________

1)                          Subscribed capital includes Class A ordinary shares of EUSG.

2)                          Amount presented as Additional paid-in capital in EUSG’s historical financial statements.

3)                          Amount presented as Accumulated deficit in EUSG’s historical financial statements.

4)                          Amount presented as Commitments and Contingencies in EUSG’s historical financial statements.

5)                          Amount presented as Accrued expenses and Accrued offering costs in EUSG’s historical financial statements.

See Note 5 for descriptions of the adjustments to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE TWELVE-MONTH PERIOD ENDED DECEMBER 31, 2020

	January 1, 2020 – December 31, 2020	November 10, 2020 – November 16, 2020								Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
Euros in thousands, except of share and per share data	ADSE Historical	EUSG Historical	Note	EUSG IPO Adjustments	Note		EUSG IFRS Adjustments	Note	EUSG Adjusted Historical	Pro Forma Adjustments	Note 5	Pro Forma Combined	Additional Pro Forma Adjustments	Note 5	Pro Forma Combined
Continuing Operations
Revenue	€47,370	€—		€—			€—		€—	€—		€47,370	€—		€47,370
Cost of sales	(45,548)								—			(45,548)			(45,548)
Gross result	1,822	—		—			—		—			1,822			1,822
Research and development expenses	(749)								—			(749)			(749)
Selling and general administrative expenses	(7,570)	(4)	6)						(4)	(52,294)	CC	(59,868)	1,353	CC	(58,515)
Impairment losses on trade receivables and contract assets	(9)	—							—			(9)			(9)
Other expenses	(2,224)	—							—	(15,947)	BB	(18,171)			(18,171)
Other income	541	—							—			541			541
Operating result	(8,190)	(4)		—			—		(4)	(68,241)		(76,435)	1,353		(75,082)
Finance income	—								—			—			—
Finance expenses	(2,135)	—		(20)	aa	)			(20)	(5,553)	AA	(7,708)			(7,708)
Net finance costs	(2,135)	—		(20)			—		(20)	(5,553)		(7,708)			(7,708)
Result before tax	(10,325)	(4)		(20)			—		(24)	(73,794)		(84,143)	1,353		(82,790)
Income tax benefits/(expenses)	45								—			45			45
Result from continuing operations	(10,280)	(4)		(20)			—		(24)	(73,794)		(84,098)	1,353		(82,745)
Result for the period	(10,280)	(4)		(20)			—		(24)	(73,794)		(84,098)	1,353		(82,745)
Other comprehensive income for the period, net of tax	—	—							—			—			—
Total comprehensive income for the period	(10,280)	(4)		(20)			—		(24)	(73,794)		(84,098)	1,353		(82,745)
Result attributable to:
Owners of the Company	(10,280)	(4)		(20)			—		(24)	(73,794)		(84,098)	1,353		(82,745)
Total comprehensive income attributable to:
Owners of the Company	(10,280)	(4)		(20)			—		(24)	(73,794)		(84,098)	1,353		(82,745)
Weighted average shares outstanding – basic and diluted	—	—							—			58,120,505			43,745,505
Net loss per share – basic and diluted	—	—							—			(1.45)			(1.89)

Due to rounding, the sum of the numbers presented in the table above might not precisely equal the totals we provide.

____________

6)       Amount presented as Formation and operational costs in EUSG’s historical financial statements.

See Note 5 for descriptions of the adjustments to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2021

	January 1, 2021 – June 30, 2021	November 10, 2020 – April 30, 2021					Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
Euros in thousands, except of share and per share data	ADSE Historical	EUSG Historical	Note	EUSG IFRS Adjustments	Note	EUSG Adjusted Historical	Pro Forma Adjustments	Note 5	Pro Forma Combined	Additional Pro Forma Adjustments	Note 5	Pro Forma Combined
Continuing Operations
Revenue	€20,947	€—		€—		€—	€—		€20,947	€—		€20,947
Cost of sales	(19,433)	—		—		—	—		(19,433)	—		(19,433)
Gross result	1,514	—		—		—	—		1,514	—		1,514
Research and development expenses	(1,583)	—		—		—	—		(1,583)	—		(1,583)
Selling and general administrative expenses	(4,083)	(177)	7)	—		(177)	—		(4,260)	—		(4,260)
Impairment losses on trade receivables and contract assets	—	—		—		—	—		—	—		—
Other expenses	(467)	—		—		—	—		(467)	—		(467)
Other income	549	—		—		—	—		549	—		549
Operating result	(4,069)	(177)		—		(177)	—		(4,246)	—		(4,246)
Finance income	—	629	8)	951	4.2	1,580	(11)	DD	1,569			1,569
Finance expenses	(1,108)	(19)	9)	(3,166)	4.3	(3,185)	—		(4,293)	—		(4,293)
Net finance costs	(1,108)	610		(2,215)		(1,605)	(11)		(2,725)	—		(2,725)
Result before tax	(5,177)	433		(2,215)		(1,783)	(11)		(6,971)	—		(6,971)
Income tax benefits/(expenses)	—	—		—		—	—		—	—		—
Result from continuing operations	(5,177)	433		(2,215)		(1,783)	(11)		(6,971)	—		(6,971)
Result for the period	(5,177)	433		(2,215)		(1,783)	(11)		(6,971)	—		(6,971)
Other comprehensive income for the period, net of tax	—	—		—		—	—		—	—		—
Total comprehensive income for the period	(5,177)	433		(2,215)		(1,783)	(11)		(6,971)	—		(6,971)
Result attributable to:
Owners of the Company	(5,177)	433		(2,215)		(1,783)	(11)		(6,971)	—		(6,971)
Total comprehensive income attributable to:
Owners of the Company	(5,177)	433		(2,215)		(1,783)	(11)		(6,971)	—		(6,971)
Weighted average shares outstanding – basic and diluted									58,120,505	—		43,745,505
Net loss per share – basic and diluted									(0.12)	—		(0.16)

Due to rounding, the sum of the numbers presented in the table above might not precisely equal the totals we provide.

____________

7)       Presented as Formation and operational costs in EUSG’s historical financial statements.

8)       Presented as Change in fair value of warrant liability and Interest earned on marketable securities held in Trust Account under Other income (expense) in EUSG’s historical financial statements.

9)       Presented as Transaction costs allocable to warrant liability under Other income (expense) in EUSG’s historical financial statements.

See Note 5 for descriptions of the adjustments to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Basis of preparation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Business”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Management has elected only to present Transaction Accounting Adjustments. The adjustments presented in the unaudited pro forma condensed combined financial information are based on currently available information and certain information that management of ADSE and EUSG believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments may be revised as additional information becomes available.

The unaudited pro forma condensed combined financial information does not necessarily reflect what Parent’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of Parent. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors, including those discussed in the section entitled “Risk Factors”. The unaudited pro forma condensed combined statement of financial position as of June 30, 2021, assumes that the Transactions were consummated on June 30, 2021. The unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended December 31, 2020 and the six-month period ended June 30, 2021 assumes that the Transactions were consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information is presented in Euro (€). Amounts are stated in € thousands (€ thousand) except if otherwise stated. The figures presented in the tables of the unaudited pro forma condensed combined financial information were rounded according to established commercial principles. Additions of the figures can thus lead to amounts that deviate from those shown in the tables.

ADSE and EUSG did not have any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the two companies.

2.      Redemption scenarios

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for Class A ordinary shares.

•        Scenario 1 — Assuming No Redemptions:    This presentation assumes that no holders of Class A ordinary shares exercise their redemption rights upon consummation of the Transactions.

•        Scenario 2 — Assuming Maximum Redemptions of Class A Ordinary Shares for Cash:    The Business Combination Agreement provides that ADSE’s obligation to consummate the Transactions is conditioned on the amount of cash in the Trust Account as of the Closing (net of the Cash Redemption Amount) together with the cash proceeds from the PIPE Financing being at least $150.0 million. The cash proceeds from PIPE Financing of €129.1 million ($156.0 million) can satisfy this Minimum Available Cash requirement without any cash balance from the Trust Account. Pursuant to Business Combination Agreement, Cash Consideration of €20.0 million to Bosch and all other payments at Closing will be paid out using the required Available Cash of at least $150.0 million and thus will not impact the funds available for EUSG shareholders to exercise their redemption rights. Under these circumstances, EUSG shareholders may exercise their redemption rights with respect to a maximum of 14,375,000 redeemable Class A ordinary shares, which is the total number of Class A ordinary shares subject to redemption, upon consummation of the Transactions, at a redemption price of approximately €8.28 ($10.00) per share. This leads to a total maximum redemption value of €119.0 million ($143,763,697), resulting in a Trust Account balance of €0.0 after the Transactions.

The foregoing scenarios are for illustrative purposes only, as the actual number of redemptions by EUSG’s public shareholders is unknowable prior to the EUSG shareholder vote with respect to the Business Combination Agreement. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma information presented herein.

The following table summarizes the number of Parent Ordinary Shares outstanding under the two redemption scenarios:

	Scenario 1 Assuming No Redemptions into Cash		Scenario 2 Assuming Maximum Redemptions into Cash
	Ownership in shares	Equity %	Ownership in shares	Equity %
ADSE Shareholders	24,491,755	42%	24,491,755	56%
EUSG public shareholders*	14,435,000	25%	60,000	0%
EUSG initial shareholders	3,593,750	6%	3,593,750	8%
PIPE Investors	15,600,000	27%	15,600,000	36%
	58,120,505	100%	43,745,505	100%

____________

*        including 60,000 Class A ordinary shares (the “Representative Shares”) EUSG issued to EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in EUSG’s IPO, as an offering cost

3.      Foreign Currency Alignment

The historical financial statements of EUSG are presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Euros and the pro forma adjustments including EUSG IPO adjustments and EUSG IFRS adjustments are presented in Euros using the following historical exchange rates, except specially mentioned in this section:

Euros per U.S. Dollar
Average exchange rate for 7 days period from November 10, 2020 to November 16, 2020	0.8473
Average exchange rate for the period from November 10, 2020 to April 30, 2021	0.8310
Period end exchange rate as of April 30, 2021	0.8277

4.      Accounting policy conformity changes

4.1 Presentation alignment

The historical financial information of EUSG was prepared in accordance with U.S. GAAP. As EUSG’s historical financial information is presented in accordance with the presentation of ADSE’s historical financial information, certain reclassifications of EUSG’s historical financial information are required, which are disclosed on the unaudited condensed combined statement of financial position and statements of profit or loss.

4.2 IFRS conversion adjustment for Public Warrants

One adjustment to adjust EUSG’s Public Warrants from equity classified financial instruments to liability classified financial instruments was required to convert EUSG’s historical financial information from U.S. GAAP to IFRS or to align EUSG’s accounting policies to those applied by ADSE. This adjustment was made due to Public Warrants not satisfying the fixed-for-fixed criteria for classifying as equity instruments in accordance with IAS 32 and was disclosed as EUSG IFRS Adjustment on the unaudited condensed combined statement of financial position. The Public Warrants were initially measured at a fair value of €4,558 thousand ($5,534 thousand) (€0.63 ($0.77) per warrant using the binomial lattice model incorporating the Cox-Ross-Rubenstein methodology. The liability classified financial instruments are subject to remeasurement at each balance sheet date until exercised, and any changes in fair value is recognized in EUSG’s statement of profit or loss. As of April 30, 2021, Public Warrants were remeasured at a fair value of €3,607 thousand ($4,384 thousand) (€0.50 ($0.61) per warrant using the market price and exchange rate on the date) and change of fair value in the amount of €951 thousand ($1,148 thousand) was recognized in EUSG’s statement of profit or loss.

4.3 IFRS conversion adjustment for redeemable Class A Shares

This adjustment is made in order to reclassify the “accretion for Class A ordinary shares to redemption amount” in the amount of €3,166 thousand ($3,825 thousand) initially recorded in equity ($1,587 thousand in additional paid-in capital and $2,238 thousand in accumulated deficit) in EUSG’s historical financial statements as of April 30, 2021 to profit or loss to convert EUSG’s historical financial information from U.S. GAAP to IFRS. Due to the redemption rights, under IFRS EUSG’s redeemable Class A ordinary shares are classified as financial liabilities in accordance with IAS 32 and measured at the present value of the redemption, which have been presented in liabilities included in the presentation alignment described under 4.1 above. The redeemable Class A ordinary shares are subsequently measured at amortized cost applying the effective interest method. The accretion of interest as well as the impact of changes in estimated contractual cashflows are recognized in profit or loss as income or expense in accordance with IFRS 9.

5.      Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change.

Adjustments to the unaudited pro forma condensed combined statement of financial position

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of financial position:

Pro forma Transactions Accounting Adjustments — the Transactions

A.     To reflect the adjustments to subscribed capital and capital reserves after the contribution of ADSE’s shares outstanding to Parent in exchange for 24,491,755 Parent Ordinary Shares (subject to changes as of Closing based on the exchange rate, the outstanding balance of the shareholder loans ADSE owes to ADSE Shareholders and funds borrowed by ADSE under its credit facility on the Closing Date; for more information about the assumptions, please see the section entitled “The Business Combination Proposal”), and cash consideration of €20.0 million to one of ADSE’s shareholders, resulting in a total subscribed capital of €2 thousand and a decrease in capital reserves of €19,970 thousand, respectively. ADSE’s historical subscribed capital of €32 thousand is eliminated.

B.      To reflect proceeds from the PIPE Financing, increasing cash and cash equivalents by €129,121 thousand ($156.0 million), with corresponding increases to subscribed capital and capital reserves of €1 thousand and €129,120 thousand, respectively.

C.     To reclassify cash and marketable securities held in the EUSG Trust Account of €118,993 thousand to Cash that becomes available upon closing of the Transactions.

D.     Under Scenario 1, which assumes no holders of EUSG Class A ordinary shares exercise their redemption rights, adjustments to reflect (i) the exchange of 14,375,000 shares of EUSG Class A ordinary shares subject to redemption and 60,000 shares of EUSG Class A ordinary shares for an aggregate of 14,435,000 Parent Ordinary Shares, (ii) the reclassification of €118,993 thousand carrying amount of EUSG Class A Ordinary Shares subject to redemption (liability) and €5 carrying amount of EUSG Class A ordinary shares to Parent subscribed capital and capital reserves, (iii) the elimination of the historical accumulated deficit of EUSG of €1,422 thousand.

Under Scenario 2, which assumes maximum redemption from holders of EUSG Class A ordinary shares exercise their redemption rights, resulting in reductions of subscribed shares of €1 thousand, capital reserves of €118,992 thousand and cash of €118,993 thousand compared to Scenario 1.

E.      To reflect the contribution of EUSG Class B ordinary shares to Parent and the issuance of Parent Ordinary Shares in exchange.

F.      The warrants issued in connection with EUSG’s IPO (Public Warrants) and issued in the private placement (Private Placement Warrants) are considered as part of EUSG’s net assets acquired by ADSE in the Transactions. This adjustment is to adjust EUSG Public Warrants and Private Placement Warrants’ fair value to the most recent date based on the available information. The fair value of Public Warrants was remeasured at a fair value of €0.89 ($1.05) using the market price on September 14, 2021 and USD to EUR exchange rate of 0.8465 on September 14, 2021. The fair value of the Private Placement Warrants was remeasured at a fair value of €1.14 ($1.35) using the available information included in EUSG’s unaudited condensed financial statements and related notes as of July 31, 2021 and for the third quarter ended July 31, 2021 and USD to EUR exchange rate of 0.8410 on July 30, 2021 (July 31, 2021 was a Saturday). The fair value of Private Placement Warrants was calculated using a binominal lattice model incorporating the Cox-Russ-Rubenstein methodology.

G.     To record the fair value of share consideration of €150.9 million and €30.6 million and a €52.3 million and €50.9 million excess of the fair value of the shares issued by Parent to EUSG shareholders over the fair value of EUSG net assets acquired in the Transactions under the “Assuming No Redemptions” and “Assuming Maximum Redemptions” scenarios, respectively. The fair value of EUSG’s net assets was calculated using EUSG’s adjusted historical total equity balance, adjusted by pro forma adjustment D for reclassifying the Class A shares from liabilities to equity as of Closing after redemptions and pro forma adjustment F to reflect warrants fair value to the most recent date using the available information, as described above, and pro forma adjustment H (i) estimated transaction costs to be paid by EUSG from April 30, 2021 to as of Closing. The number of shares used in the consideration fair value is the number of shares deemed to have been issued to EUSG by ADSE as of Closing, which equals to the total number of shares of EUSG’s Class A ordinary shares after redemptions under the two assumed scenarios respectively and Class B ordinary shares, which will be exchanged to Parent Public Shares as of Closing. The share price used in the consideration fair value was determined using the share price of EUSG’s Public Shares on September 14, 2021 of €8.37 ($9.89) and USD to EUR exchange rate of 0.8465 on September 14, 2021.

The detail calculations of the above amounts are as follows (amounts in thousands, except per share amounts):

		Assuming No Redemptions		Assuming Maximum Redemptions
Euros in thousands, except of share and per share data	Per Share Value	Shares	Fair Value	Shares	Fair Value
Class A	€8.37	14,435,000	€120,848	14,435,000	€120,848
Class B	€8.37	3,593,750	30,086	3,593,750	30,086
Redemptions		—	—	(14,375,000)	(120,346)
Fair value of consideration		18,028,750	150,934	3,653,750	30,588
Fair value of EUSG’s net assets			98,640		(20,353)
Excess of fair value of consideration over fair value of EUSG’s net assets			52,294		50,941

The asset and liability balances used in the calculation for EUSG’s net assets in the above table are as follows:

	Scenario 1 Assuming No Redemptions				Scenario 2 Assuming Maximum Redemptions
	EUSG Adjusted Historical	Pro forma adjustments	Note	Pro forma adjusted balance	Additional Pro Forma Adjustments	Note	Pro forma adjusted balance
Assets
Cash and marketable securities held in Trust Account	118,993	(118,993)	C	—			—
Prepaid expenses	271	—		271			271
Cash and cash equivalents	622	118,993	C	109,844	(118,993)	D	(9,149)
		(9,771)	H (i)
Total assets	119,886	(9,771)		110,115	(118,993)		(8,878)
Liabilities
Class A ordinary shares subject to possible redemption	118,993	(118,993)	D	—			—
Warrant liability	5,816	5,553	F	11,369			11,369
Trade and other payables	106			106			106
Total liabilities	124,915	(113,440)		11,475	—		11,475
EUSG’s net assets				98,640			(20,353)

H.     To reflect the payment of approximately €19.8 million ($23.5 million converted using USD to EUR exchange rate of 0.8415 as of June 30, 2021) of estimated and incremental transaction costs incurred in connection with the Transactions by ADSE and EUSG, out of which

(i)     €9.8 million transaction costs, comprised primarily of deferred underwriting fee, legal and other advisor fees, will be paid by EUSG and recorded in EUSG’s statement of profit or loss subsequent to April 30, 2021 and will be reclassified to capital reserves on the unaudited pro forma condensed combined statement of profit or loss, resulting in decreases in cash and cash equivalents and capital reserves of €9.8 million, respectively. To finance the payments of the transaction costs before the Closing, the Sponsor provided EUSG a working capital loan amounted to $500 thousand in the form that EUSG issued promissory notes to the Sponsor and in return received cash from the Sponsor on October 30, 2021. For the purposes of preparing the Unaudited Pro Forma Condensed Combined Financial Information, it is assumed that this working capital loan will be settled in cash on the Closing, which is consistent with and has been reflected in our assumptions in preparing this pro forma adjustment that all transaction costs are going to be paid out with cash as of the Closing; and

(ii)    €10.0 million transaction costs, comprised primarily of underwriting fees, legal, accounting advisory and audit fees, will be paid by ADSE subsequent to June 30, 2021, resulting in decrease in cash and cash equivalents by €10.0 million. Equity issuance costs (namely, costs directly attributable to the PIPE Financing) of €3.8 million are offset to capital reserve and the remaining balance of €6.2 million is accounted for through retained earnings.

         In total this pro forma adjustment resulted in decreases of cash and cash equivalents of €19.8 million, capital reserves of €13.6 million and retained earnings of €6.2 million.

I.       To reflect the settlement of ADSE’s shareholder loans in the amount of approximately €26,237 thousand as of June 30, 2021 with €26,165 thousand historically recognized in “Other payables” within non-current liabilities and €72 thousand historically recognized in “Trade and other payables” within current liabilities in the historical statement of financial position of ADSE. In addition, this adjustment includes the settlement of a liability of €1,365 thousand as of June 30, 2021 historically recognized in “Trade and other payables” within current liabilities in the historical statement of financial position of ADSE which has been subsequently converted to shareholder loan in the course of additional funding from one of ADSE Shareholders.

Adjustments to the unaudited condensed combined statement of profit or loss

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of profit or loss:

Pro forma Transactions Accounting Adjustments — Initial Public Offering of EUSG

aa)    To reflect the transaction costs allocable to warrant liability related to EUSG’s private sales of warrants in EUSG’s statement of profit or loss for the period from November 10, 2020 to November 16, 2020 which has been used for the unaudited pro forma condensed combined statement of profit or loss for the twelve months ended December 31, 2020.

Pro forma Transactions Accounting Adjustments — the Transactions

AA.  To reflect the change in fair value of 7,187,500 Public Warrants and 4,375,000 Private Warrants to the most recent date based on available information.

The fair value of EUSG Public Warrants was remeasured using the market price of EUSG’s Public Shares on September 14, 2021, resulting in a fair value increase of €2,781 thousand compared to their fair value as of April 30, 2021 included in EUSG’s adjusted historical statement of financial position as an IFRS adjustment. The fair value of EUSG Private Warrants was remeasured using the available information included in EUSG’s unaudited financial statements as of July 31, 2021, resulting in a fair value increase of €2,772 thousand compared to their fair value as of April 30, 2021 included in EUSG’s historical statement of financial position.

In total this pro forma adjustment resulted in an increase in finance expenses of €5,553 thousand in the twelve months unaudited pro forma condensed combined statement of profit or loss as of December 31, 2020. As this pro forma adjustment is presented only for the purpose of pro forma adjustments G and CC, it will not be repeated in the six months unaudited pro forma condensed combined statement of profit or loss as of June 30, 2021, but the fair value change of EUSG’s Public Warrants and Private Placement Warrants will have continuing impact on the Parent’s consolidated statement of profit or loss after the closing of the Transactions until exercised.

BB.   To reflect the payment of approximately €15.9 million (for simplification both the amounts to be paid by EUSG and ADSE were converted using USD to EUR exchange rate of 0.8415 as of June 30, 2021) of estimated and incremental transaction costs incurred in connection with the Transactions by ADSE and EUSG. These costs will not affect Parent’s consolidated statement of profit or loss beyond 12 months after the closing of the Transactions.

CC.   To reflect the excess of the fair value of shares issued by Parent to EUSG shareholders over the fair value of EUSG’s identifiable net assets acquired in the Transactions recognized in selling and administrative expenses in the amount of (1) €52.3 million under scenario 1; and (ii) €1.4 million less selling and administrative expenses under scenario 2 in comparison to scenario 1. This expense will not affect Parent’s consolidated statement of profit or loss beyond 12 months after the closing of the Transactions.

DD.   To reflect the elimination of the interest income earned on EUSG’s investments held in Trust account of €11 thousand. This adjustment only applies to the unaudited pro forma condensed combined statement of profit or loss for the six-month period ended June 30, 2021.

6.      Net loss per share

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of profit or loss are based upon the number of the Parent Ordinary Shares outstanding as of June 30, 2021 and December 31, 2020, assuming the Transactions occurred on January 1, 2020, respectively. As the unaudited pro forma condensed combined statements of profit or loss are in a loss position, anti-dilutive instruments are excluded in the calculation of diluted weighted average number of ordinary shares outstanding, including 7,187,500 Public Warrants and 4,375,000 Private Placement Warrants to acquire Parent Ordinary Shares, which are held by former holders of EUSG Public Warrants and Private Placement Warrants, respectively.

As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average Parent Ordinary Shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire period presented.

Euros in thousands, except of share and per share data	Scenario 1 Assuming No Redemptions into Cash	Scenario 2 Assuming Maximum Redemptions into Cash
Pro forma weighted average number of Parent Ordinary Shares outstanding
Parent Ordinary Shares issued to ADSE Shareholders	24,491,755	24,491,755
Parent Ordinary Shares issued to EUSG Class A and Class B shareholders	18,028,750	3,653,750
Parent Ordinary Shares issued to PIPE Investors	15,600,000	15,600,000
Pro forma weighted average number of Parent Ordinary Shares outstanding – basic and diluted	58,120,505	43,745,505

Six months ended June 30, 2021
Pro forma net loss attributable to equityholders of the Parent	€(6,971)	€(6,971)
Pro forma net loss per share – basic and diluted	€(0.12)	€(0.16)

Year ended December 31, 2020
Pro forma net loss attributable to equityholders of the Parent	€(84,098)	€(82,745)
Pro forma net loss per share – basic and diluted	€(1.45)	€(1.89)

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

EUSG is an exempted company incorporated in the Cayman Islands and EUSG’s M&A and the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”), governs the rights of the EUSG shareholders. Parent is a public limited company organized and existing under the laws of Ireland and Parent’s M&A and the Irish Companies Act (the “Irish Companies Act”) govern the rights of Parent’s shareholders. The Irish Companies Act differs in some material respects from the Companies Act. In addition, the M&A of EUSG differs in certain material respects from Parent’s M&A. As a result, when you become a shareholder of Parent, your rights will differ in some regards as compared to when you were a shareholder of EUSG. Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of EUSG and Parent according to applicable law and/or the organizational documents of EUSG and Parent. You also should review Parent’s M&A (as the same will be in effect assuming approval of all of the charter proposals and upon consummation of the Transactions) attached as Annex C to this proxy statement/prospectus, as well as the corporate law of Ireland, including the Irish Companies Act, to understand how these laws apply to Parent.

Corporate Law Differences

Cayman Islands	Ireland
Shareholder Meetings
Held at a time and place as determined by the directors.	Held at a time and place as determined by the directors subject to at least one shareholder meeting being held in each year, being the company’s annual general meeting.
Shareholders holding not less than 10% of the paid up share capital in Parent may also require the directors to convene a shareholder meeting.
May be held within or outside the Cayman Islands.	May be held within or outside Ireland.
Notice:	Notice:

A copy of the notice of any meeting shall be given not fewer than five clear days before the date of the proposed meeting to those persons whose names appear in the register of members on the record date of the proposed meeting.

A copy of the notice of any meeting shall be given at least 21 days before the date of the proposed meeting to the members, directors and auditors.

In certain limited circumstances, a meeting may be called by 14 days’ notice, but this shorter notice period shall not apply to the annual general meeting.

Shareholders’ Voting Rights
Any person authorized to vote may be represented at a meeting by a proxy who may vote on behalf of the shareholder.	Every shareholder entitled to attend, speak, ask questions and vote at a general meeting may appoint a proxy or proxies to attend, speak, ask questions and vote on behalf of the shareholder.
Quorum is fixed by EUSG’s M&A, to consist of the holder or holders of a majority of EUSG’s shares present in person or by proxy.	Quorum is fixed by Parent’s M&A, to consist of at least two shareholders present in person or by proxy entitled to exercise more than fifty percent (50%) of the voting rights of the shares.

Resolutions put to the vote of a meeting shall be decided on a poll, which shall be taken in such manner as the chairperson of the meeting directs. Subject to the provisions of EUSG’s M&A and any rights or restrictions attached to any shares, every shareholder of record present in person or by proxy shall have one vote for each share registered in his or her name.

Resolutions put to the vote of a meeting shall be decided on a poll, which shall be taken in such manner as the chairperson of the meeting directs. Subject to the provisions of Parent’s M&A and any rights or restrictions attached to any shares, every shareholder of record present in person or by proxy shall have one vote for each share registered in his or her name.

Cayman Islands	Ireland

Where the rights attaching to shares are set out in EUSG’s M&A, any changes to these rights will need to be effected by way of special resolution (passed by at least two-thirds of the votes cast by shareholders attending and voting at the meeting in person or by proxy) amending the M&A. Additionally, the rights attaching to a particular class of shares may only be varied with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of shares of that class.

Where the rights attaching to shares are set out in Parent’s M&A, any changes to these rights will need to be effected by way of a special resolution (passed by 75% of the votes cast by shareholders attending and voting at the meeting) amending the M&A. Additionally, the rights attaching to a particular class of shares may only be varied if (a) the holders of 75% of the nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation.

The directors may issue preference shares from time to time and may fix the rights attaching to such preference shares. The rights attaching to the preference shares may (once such shares are in issue) be changed by way of a resolution passed by a majority of not less than two-thirds of the votes attending and voting at the relevant meeting or class meeting.

The board is empowered to cause preferred shares to be issued from time to time and may fix the rights attaching to such preferred shares. The board may change the rights of any series of preferred shares that has been created but not yet issued. Once issued, the rights attaching to a series of preferred shares may only be varied with the consent in writing of 75% of the holders of those shares or by a special resolution passed by that class.

The creation, designation or issue of preference shares with rights and privileges ranking in priority to an existing class of shares shall be deemed not to be a variation of the rights of such existing class.

The creation, issue and allotment of preferred shares shall not constitute a variation of rights of any existing class of shares.
Cumulative voting in the election of directors is not provided for.	Cumulative voting in the election of directors is not provided for.

Shareholder approval in respect of the consummation of EUSG’s initial business combination requires a majority vote of the EUSG shareholders who, being so entitled, attend and vote at the general meeting (whether in person or by proxy).

Parent’s board of directors have approved entry into and consummation of the business combination. Shareholder approval is not required.

All other matters to be decided upon by the shareholders require a majority vote of shareholders who, being so entitled, attend and vote at the general meeting, unless the Cayman Islands Companies Act or the EUSG M&A requires a higher majority.

All other matters to be decided upon by the shareholders require a majority vote of shareholders who, being so entitled, attend and vote at the general meeting, unless the Irish Companies Act or Parent’s constitution requires a higher majority, in which case a special resolution must be passed by not less than 75% of those attending and voting. By way of example only, matters that require a special resolution include any amendments to Parent’s M&A, the acquisition by Parent of its own shares, the variation of class rights attaching to classes of shares, and the re-registration of Parent.

Parent’s M&A may not be amended by resolution of directors, but the directors when issuing preference shares may fix the rights attaching to such shares.
Directors
Board must consist of at least one director.	Board must consist of at least two directors.
Maximum and minimum number of directors can be changed by an ordinary resolution of shareholders being a majority vote of shareholders who, being so entitled, attend and vote at the general meeting.

Maximum and minimum number of directors can be changed by an amendment to Parent’s M&A, with such amendment being passed by a special resolution of shareholders (75% of those attending and voting) but not a resolution of the directors.

Cayman Islands	Ireland
The directors shall be divided into three classes, designated Class I, Class II and Class III.	The directors shall be divided into three classes, designated Class I, Class II and Class III.

The term of the initial Class I directors shall terminate at EUSG’s first annual general meeting; the term of the initial Class II directors shall terminate at EUSG’s second annual general meeting; and the term of the initial Class III directors shall terminate at EUSG’s third annual general meeting.

The term of the initial Class I directors shall terminate at the conclusion of Parent’s 2022 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of Parent’s 2023 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of Parent’s 2024 annual general meeting.

Directors are eligible to stand for re-election at the relevant annual general meeting. Directors shall be re-elected for a three-year term.

The directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.

Any vacancy on the board shall be deemed a casual vacancy, which shall be filled by the decision of a majority of the board then in office. The replacement director will hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.

Directors do not have to be independent under EUSG’s M&A.	Directors do not have to be independent under Parent’s M&A.
Under EUSG’s M&A, a director may be removed from office by a resolution of the holders of EUSG’s class B shares only prior to the consummation of EUSG’s initial business combination.

Under Section 146 of the Cayman Islands Companies Act, a director may be removed before the expiration of his or her period of office by way of ordinary resolution of the shareholders (i.e. a simple majority of the members attending and voting).

There are no share ownership qualifications for directors.	There are no share ownership qualifications for directors.

Meetings of EUSG’s board of directors may be convened at any time by any of EUSG’s directors. A quorum will be present at a meeting of EUSG’s board of directors if at least a majority of the directors are present or represented by an alternate director. At any meeting of EUSG’s directors, each director, whether by his or her presence or by his or her alternate, is entitled to one vote. Questions arising at a meeting of EUSG’s board of directors shall be decided by a majority vote. In the case of a tie vote, the chairman of the meeting shall have a second or casting vote.

Meetings of Parent’s board of directors may be convened at such time and place as the directors determine. The quorum may be fixed by the directors and unless so fixed shall be a majority of the directors in office. The directors are not entitled to appoint alternates. Questions arising at a meeting of Parent’s board of directors are required to be decided by a simple majority of the directors present, with each director entitled to one vote. In the case of a tie vote, the chairperson of the meeting shall not have a second or casting vote.

EUSG’s board of directors may pass resolutions without a meeting by unanimous written consent.	Parent’s board of directors may pass resolutions without a meeting where such resolution is signed by all the directors.
Fiduciary Duties of Directors

Under Cayman Islands law, all of directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. Cayman Islands law imposes a number of fiduciary duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties:

(a)     a duty to act in what the director bona fide considers to be in the best interests of the company;

Directors and officers owe fiduciary duties at both common law and under statute. These duties include those listed below. A director shall:

(a)     act in good faith in what the director considers to be the best interests of the company;

(b)    act honestly and responsibly in relation to the conduct of the affairs of the company;

(c)     act in accordance with the company’s constitution and exercise his or her powers only for the purposes allowed by law;

Cayman Islands	Ireland

(b)    a duty to exercise their powers for the purposes they were conferred;

(c)     a duty to avoid fettering his or her discretion in the future;

(d)    a duty to exercise powers fairly as between different sections of shareholders;

(e)     a duty to exercise independent judgment; and

(f)     a duty to avoid conflicts of interest.

The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills.

Under EUSG’s M&A, so long as a director has disclosed any interests in a transaction entered into or to be entered into by the company to the board, he/she may:

(i)     vote on a matter relating to the transaction;

(ii)    attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(iii)   sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.

Under the laws of the Cayman Islands, a transaction entered into by the company in respect of which a director is interested will not be voidable by the company where the members have approved or ratified the transaction in knowledge of the material facts of the interest of the director in the transaction, or if the company received fair value for the transaction.

(d)    not use the company’s property, information or opportunities for his or her own or anyone else’s benefit unless expressly permitted by the company’s constitution or approved by a resolution of the company in general meeting;

(e)     not agree to restrict the director’s power to exercise an independent judgement, unless expressly permitted by the company’s constitution or approved by a resolution of the company in general meeting;

(f)     avoid any conflict between the director’s duties to the company and the director’s other (including personal) interests unless released from this duty by the company’s constitution or by resolution of the company in general meeting;

(g)    exercise the care, skill and diligence which would be exercised in the same circumstances by a reasonable person having both the knowledge and experience that may reasonably be expected of a person in the same position as the director and the knowledge and experiences that the director has; and

(h)    in addition to having a general duty to have regard to the interests of the company’s employees, have regard to the interests of its members.

Under the laws of Ireland, a transaction entered into by Parent in respect of which a director is interested will not be voidable by Parent where Parent’s shareholders have approved or ratified the transaction in knowledge of the material facts of the interest of the director in the transaction. Shareholder approval will be required even where Parent receives fair value for the transaction. There is a de minimis threshold in terms of transaction value that needs to be reached before shareholder approval is required.

Indemnification of Directors

EUSG’s M&A provides that, subject to certain limitations, EUSG shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity does not apply in respect of any incurred by reason of such person’s own actual fraud, willful neglect or willful default.

Parent’s M&A provides that, subject to certain limitations and so far as may be permitted by the Irish Companies Act, each director and officer shall be entitled to be indemnified by Parent against all costs and expenses incurred in the execution and discharge of his or her duties, including any liability incurred in defending any proceedings relating to his or her office where judgment is given in his or her favor or the proceedings disposed of without any finding against him or her. It is expected that Parent will purchase and maintain directors and officers insurance on behalf of its directors, secretary and employees. A director shall not be indemnified in respect of any claim where he or she has been adjudged to be liable for fraud or dishonesty, unless otherwise directed by the court.

Cayman Islands	Ireland
Dissenters’ Rights

The Cayman Islands Companies Act prescribes that:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as Parent and a company incorporated in the European Economic Area, a shareholder (i) who voted against the special resolution approving a merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

Under the Irish Companies Act, which governs the merger of Irish companies limited by shares, such as Parent, a shareholder of either of the merging companies who voted against the special resolution approving the merger, or any shareholder, other than the successor company, where the successor company held 90% or more of the voting shares in the transferor company, may, not later than 15 days after the shareholder meeting of the relevant merging company at which the merger was approved, request in writing that the successor company acquire his, her or its shares for cash.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by the company’s M&A.

Share Repurchases and Redemptions

A Cayman Islands company may, if authorized to do so in its articles of association, issue shares which are to be redeemed at the option of the holder thereof, or purchase its own shares, whether issued as redeemable or not. Shares may be purchased in the manner set out in the articles of association. If no such manner is provided for, approval of the members in general meeting must be obtained.

Shares may be redeemed by Parent. Any share in Parent shall be deemed to be a redeemable share as and from the time of existence of an agreement or transaction between Parent and any person pursuant to which Parent will acquire a share or shares. Any acquisition by Parent of shares in Parent other than a surrender for nil value shall constitute a redemption. Any redemption must be funded out of Parent’s distributable reserves or from the proceeds of a fresh issue of shares. Redemptions are governed by the applicable provisions of the Irish Companies Act and Parent’s M&A.

Cayman Islands	Ireland
Dividends

Subject to the Cayman Islands Companies Act and EUSG’s M&A, EUSG’s directors may declare dividends at a time and amount they think fit if they are satisfied, on reasonable grounds, that, immediately after distribution of the dividend, the value of its assets will exceed its liabilities and EUSG will be able to pay its debts as they fall due. No dividend shall carry interest against EUSG.

The directors may from time to time pay such dividends as appear justified by the profits of Parent, provided that dividends may only be made out of Parent’s distributable reserves and if the dividend will not cause Parent’s net assets to fall below the aggregate of its called up share capital and undistributable reserves (as such terms are calculated in accordance with the Irish Companies Act). No dividend shall bear interest against Parent.

Rights of Non-resident or Foreign Shareholders and Disclosure of Substantial Shareholdings

There are no limitations imposed by EUSG’s M&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on EUSG’s shares. There are no provisions in EUSG’s M&A governing the ownership threshold above which shareholder ownership must be disclosed.

There are no limitations imposed by Parent’s M&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Parent’s shares. Under the Irish Companies Act, shareholders must notify Parent if, as a result of a transaction, the shareholder will become interested in 3% or more of Parent’s voting shares, or if as a result of a transaction a shareholder who was interested in 3% or more of Parent’s voting shares ceases to be so interested. Where a shareholder is interested in 3% or more of Parent’s voting shares, the shareholder must notify Parent of any alteration to his or her interest that brings his or her total through the nearest whole percentage number, whether an increase or a reduction.

Shareholder Inspection of Books and Records

Under Cayman Islands law, shareholders have no right to inspect the books of the company but are entitled to an up-to-date copy of the memorandum and articles of association. Standard articles provide that directors may determine whether and to what extent the books of the company shall be open to inspection.

Under Irish law, Parent’s shareholders have the rights to:

(i)    receive a copy of the M&A;

(ii)    inspect and obtain copies of the minutes of general meetings and resolutions of Parent;

(iii)   inspect and receive a copy of Parent’s register of members, register of directors and secretaries, register of directors’ interests, register of directors’ service contracts and memoranda and other statutory registers maintained by Parent;

(iv)   receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to Parent’s shareholders prior to an annual general meeting; and

(v)    receive balance sheets of any subsidiary of Parent that have previously been sent to Parent’s shareholders prior to an annual general meeting for the preceding 10 years.

Cayman Islands	Ireland
Anti-Money Laundering Laws

In order to comply with legislation or regulations aimed at the prevention of money laundering, EUSG is required to adopt and maintain anti-money laundering procedures, and may require investors to provide evidence to verify their identity.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (2020 Revision) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (2018 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Under Irish law, the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 (as amended) (the “2010 Act”) sets down the law in relation to money laundering and the proceeds of crime and its application to Parent.

Parent does not fall within the definition of a “designated person” under the 2010 Act and is therefore not obliged to report suspicious transactions in the same manner as a “designated person” but it can make a voluntary disclosure.

Parent is required to hold “adequate, accurate and current” information on its beneficial owners. Parent must set up a beneficial ownership register, where a beneficial owner is a corporate or individual that directly (or indirectly through other companies) holds over 25% of the shares in Parent or otherwise directly (or indirectly through other companies) controls over 25% of Parent.

Governing Law and Jurisdiction

Unless the Parent consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act 1933 of the United States.

Enforceability of Civil Liabilities

Cayman Islands

EUSG is a Cayman Islands exempted company incorporated in the Cayman Islands and therefore, located outside of the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S.; however, the courts of the Cayman Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•        the judgment given by the U.S. court is final and for a liquidated sum.

•        the judgment given by the U.S. court was not in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter.

The judgment given by the U.S. court must not be impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy).

The Cayman Islands courts are unlikely:

•        to recognize or enforce against EUSG, judgments of courts of the U.S. predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and

•        to impose liabilities against EUSG, predicated upon the certain civil liability provisions of the federal securities laws of the United States or any state so far as the liabilities imposed by those provisions are penal in nature.

Under the provisions of the Cayman Islands Companies Act, the memorandum and articles of association of a company are binding as between the company and its members and between the members.

The Cayman Islands Companies Act provides for a series of remedies available to members. Where a company incorporated under the Cayman Islands Companies Act conducts some activity which breaches the Cayman Islands Companies Act or the company’s memorandum and articles of association, the Cayman Islands Court can issue a restraining or compliance order. Members can now also bring derivative, personal and Representative Actions under certain circumstances.

Generally any other claims against a company by its members must be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as members as established by the company’s memorandum and articles of association.

Ireland

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the U.S. judgment will be deemed to be enforceable in Ireland:

•        the U.S. judgment must be for a definite sum;

•        the U.S. judgment is not directly or indirectly for the payment of taxes or other charges of a like nature or a fine or other penalty, for example, punitive or exemplary damage;

•        the U.S. judgment must be final and conclusive;

•        the Irish proceedings were commenced within the relevant limitation period;

•        the U.S. judgment must be provided by a court of competent jurisdiction, as determined by Irish law; and

•        the U.S. judgment remains valid and enforceable in the U.S. court in which it was obtained.

An Irish court will also exercise its right to refuse judgment if the U.S. judgment was obtained by fraud, violated Irish public policy, is in breach of natural justice or irreconcilable with an earlier foreign judgment.

In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of Parent if a wrong committed against Parent would otherwise go unredressed. The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (1) that a company is entitled to the relief claimed and (2) that the action falls within one of the five exceptions derived from case law, as follows:

•        where an ultra vires or illegal act is perpetrated;

•        where more than a bar majority is required to ratify the “wrong” complained of;

•        where the shareholders’ personal rights are infringed;

•        where a fraud has been perpetrated upon a minority by those in control; and

•        where the justice of the case required a minority to be permitted to institute proceedings.

Irish law also permits shareholders of a company to bring proceedings against that company where its affairs are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests.

The court can grant any relief it sees fit and the usual remedy is the purchase or transfer of the shares of any shareholder.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax considerations to U.S. Holders (as defined below) of (i) the Merger, (ii) the exercise of the redemption rights to have EUSG Public Shares redeemed for cash, and (iii) the ownership and disposition of Parent Ordinary Shares following the Merger. The information set forth in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, final, temporary and proposed U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and court decisions, all as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, in a manner that could adversely affect the tax considerations discussed below.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of EUSG ordinary shares or EUSG warrants (and Parent Ordinary Shares or Parent Warrants received in the Merger in exchange therefor) that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular U.S. Holder based on such U.S. Holder’s individual circumstances. In particular, this discussion considers only U.S. Holders that hold EUSG ordinary shares or EUSG warrants as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including, without limitation:

•        banks or certain other financial institutions or financial services entities;

•        brokers, dealers or traders in securities;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        tax-qualified retirement plans;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired EUSG ordinary shares or EUSG warrants pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold EUSG ordinary shares or EUSG warrants, or who will hold Parent Ordinary Shares or Parent Warrants, as part of a straddle, constructive sale, hedging, redemption, or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        the Sponsor or persons who purchase EUSG ordinary shares or EUSG warrants as part of a private placement;

•        persons whose functional currency is not the U.S. dollar;

•        corporations that accumulate earnings to avoid U.S. federal income tax (and their shareholders);

•        S corporations, partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes, or shareholders, partners or members of such S corporations, partnerships or other pass-through entities;

•        persons required to accelerate the recognition of any item of gross income with respect to EUSG ordinary shares as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5% (measured by vote or value) or more of the EUSG ordinary shares, or, following the Merger, Parent Ordinary Shares (except as specifically provided below); and

•        holders who are not U.S. Holders.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as U.S. federal gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of EUSG ordinary shares or EUSG warrants.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of EUSG ordinary shares or EUSG warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors with regard to the U.S. federal income tax consequences of the Merger, the exercise of the redemption rights to have EUSG Public Shares redeemed for cash, and the ownership and disposition of Parent Ordinary Shares and Parent Warrants received in connection with the Merger.

Additionally, except as specifically discussed herein, this discussion does not address the holding, exercising or disposing of EUSG warrants or Parent Warrants. Holders of EUSG warrants should consult with their tax advisors regarding the particular tax consequences to them of holding, exercising or disposing of the EUSG warrants and any Parents Warrants received in connection with the Merger.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger or any other related matter or other matter discussed herein. There can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

EACH HOLDER OF EUSG ORDINARY SHARES OR EUSG WARRANTS SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDERS OF THE MERGER, EXERCISE OF REDEMPTION RIGHTS, AND OWNERSHIP AND DISPOSITION OF PARENT ORDINARY SHARES AND PARENT WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

Certain U.S. Federal Income Tax Considerations of the Merger

This section is subject in its entirety to the discussion in the section below titled “— Passive Foreign Investment Company Regime.”

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Reed Smith LLP has delivered an opinion that the Merger will qualify as an F Reorganization, filed by amendment as Exhibit 8.1 to the registration statement on Form F-4, of which this proxy statement/prospectus is a part. The obligations of the parties to complete the Transactions are not conditioned on the receipt of an opinion from Reed Smith LLP or any other counsel regarding the Merger’s qualification as an F Reorganization. The opinion of Reed Smith LLP described above is based on facts and representations contained in representation letters provided by EUSG and on customary factual assumptions, and further assumes that the Merger is completed in the manner set forth in the Business Combination Agreement and of the registration statement on Form F-4, of which this proxy statement/prospectus is a part. If any such assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the Merger could be adversely affected. A tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the IRS or any court, and no party has or intends to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Merger. Accordingly, there can be no assurance that the IRS will not successfully challenge this position, and if so, then the exchange of EUSG ordinary shares and/or EUSG warrants for Parent Ordinary Shares and/or Parent Warrants pursuant to the Merger may be a taxable exchange, and the tax consequences described herein may be materially different from those described below.

Assuming the Merger qualifies as an F Reorganization, a U.S. Holder who exchanges EUSG ordinary shares and/or EUSG warrants for Parent Ordinary Shares and/or Parent Warrants in the Merger generally should not recognize gain or loss on the exchange. The aggregate tax basis for U.S. federal income tax purposes of the Parent Ordinary Shares received by such U.S. Holder in the Merger will be the same as such U.S. Holder’s aggregate adjusted tax basis of the EUSG ordinary shares surrendered in exchange therefor. The aggregate tax basis for U.S. federal income tax purposes of the Parent Warrants received by such U.S. Holder in the Merger will be the same as such U.S. Holder’s aggregate adjusted tax basis of the EUSG warrants surrendered in exchange therefor. The holding period of the Parent Ordinary Shares and/or Parent Warrants received in the Merger by such U.S. Holder will include the period during which the EUSG ordinary shares and/or EUSG warrants exchanged therefor were held by such U.S. Holder.

If the Merger fails to qualify as an F Reorganization, then it may qualify as a taxable transaction, and in such case, a U.S. Holder of EUSG ordinary shares and/or EUSG warrants generally would recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the Parent Ordinary Shares and/or Parent Warrants which such U.S. Holder received in the Merger and (ii) such U.S. Holder’s adjusted tax basis in the EUSG ordinary shares and/or EUSG warrants surrendered in exchange therefor.

Certain U.S. Federal Income Tax Considerations of Exercising Redemption Rights

This section is addressed to U.S. Holders of EUSG Public Shares that elect to have their shares redeemed for cash (we refer to these U.S. Holders as “Redeeming U.S. Holders”). Subject to the passive foreign investment company (“PFIC”) rules discussed in the section below titled “— Passive Foreign Investment Company Regime,” if a Redeeming U.S. Holder’s ownership of EUSG ordinary shares is completely terminated or if the redemption meets certain other tests described below, such Redeeming U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the cash received upon the redemption and such holder’s adjusted basis in the EUSG Public Shares exchanged therefor. Such gain or loss will be long-term capital gain or loss if the Redeeming U.S. Holder’s holding period of such EUSG Public Shares is more than one year at the time of the redemption. Long-term capital gains of non-corporate U.S. Holders may be taxable at preferential rates. The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of EUSG Public Shares (generally, shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of EUSG Public Shares is treated as completely terminated.

Cash received upon a redemption that does not completely terminate a Redeeming U.S. Holder’s interest may still give rise to capital gain or loss if the redemption is either (i) “substantially disproportionate” with respect to the holder or (ii) “not essentially equivalent to a dividend.” In determining whether a redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, such Redeeming U.S. Holder is deemed to own not just stock actually owned but also any stock underlying a right to acquire stock, such as warrants, and also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain affiliated entities.

Generally, a redemption will be “substantially disproportionate” with respect to a Redeeming U.S. Holder if (i) such Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of EUSG is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the redemption; (ii) such Redeeming U.S. Holder’s percentage ownership of the outstanding stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) such Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of EUSG entitled to vote.

Whether a redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of such Redeeming U.S. Holder. At a minimum, however, such redemption must result in a meaningful reduction in such Redeeming U.S. Holder’s actual or constructive percentage ownership of EUSG. Whether the redemption results in a meaningful reduction of a Redeeming U.S. Holder’s ownership of EUSG will depend on the facts and circumstances. However, the IRS has ruled that even a small reduction in a small minority shareholder’s proportionate interest in a publicly held corporation is a “meaningful reduction” if the shareholder exercises no control over the corporate affairs of the corporation.

If none of the redemption tests described above is satisfied, the consideration paid to a Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of EUSG’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any distribution in excess of EUSG’s earnings and profits will reduce (but not below zero) a Redeeming U.S. Holder’s basis in its EUSG Public Shares, and any remaining excess will be treated as gain realized on the sale or other disposition of its EUSG Public Shares.

As these rules are complex, U.S. Holders of EUSG Public Shares considering exercising their redemption rights should consult their tax advisors as to whether a redemption of their EUSG Public Shares will be treated as a sale or as a distribution under the Code.

Certain U.S. Federal Income Tax Considerations of Owning Parent Ordinary Shares

Taxation of Dividends and Other Distributions on Parent Ordinary Shares

Subject to the PFIC rules discussed in the section below titled “— Passive Foreign Investment Company Regime,” if Parent makes a distribution of cash or other property to a U.S. Holder of Parent Ordinary Shares, such distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Parent’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will be applied against and reduce (but not below zero) a U.S. Holder’s basis in its Parent Ordinary Shares, and any remaining excess will be treated as gain from the sale or exchange of such Parent Ordinary Shares. Unless Parent determines its earnings and profits on the basis of U.S. federal income tax principles, any distribution paid by Parent generally will be reported as a dividend.

With respect to corporate U.S. Holders, dividends with respect to Parent Ordinary Shares generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, Parent dividends generally will be taxed as “qualified dividend income” at preferential long-term capital gains rates if (i) Parent Ordinary Shares are readily tradable on an established securities market in the United States or Parent is eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (ii) certain holding period and at-risk requirements are met, and (iii) Parent is not treated as a PFIC in the taxable year in which the dividend is paid or the preceding taxable year, and (iv) certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the preferential rate for any dividends paid with respect to Parent Ordinary Shares.

Taxation on the Sale or Other Disposition of Parent Ordinary Shares

Subject to the PFIC rules discussed in the section below titled “— Passive Foreign Investment Company Regime,” upon a sale or other taxable disposition of Parent Ordinary Shares, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale or other taxable disposition, and (ii) such U.S. Holder’s adjusted tax basis in the Parent Ordinary Shares sold.

Capital gain or loss will generally constitute long-term capital gain or loss if a U.S. Holder’s holding period for the Parent Ordinary Shares exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be taxable at preferential rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Regime

Definition of a PFIC

A non-U.S. corporation will be classified as a PFIC if either: (a) at least 75% of its gross income is “passive income” for purposes of the PFIC rules, or (b) at least 50% of the value of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, and net gains from the disposition of assets which produce passive income. For purposes of these rules, interest income earned by a corporation would be considered to be passive income and cash or cash equivalents held by a corporation would be considered to be a passive asset. A corporation will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of another corporation if the first-mentioned corporation owns, directly or indirectly, 25% or more (by value) of the stock of the other corporation. Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the foreign corporation was a PFIC; (2) the corporation satisfies to the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those two years.

PFIC Status of EUSG and Parent

EUSG is a blank check company, with no current active business, and may be classified as a PFIC for the current initial taxable year ending on October 31, 2021, as a result of the application of the PFIC income or asset test described above. Assuming the Merger qualifies as an F Reorganization, Parent would be treated as EUSG’s successor for U.S. federal income tax purposes after the Merger, and EUSG’s current taxable year would not close and would continue under Parent. Following the Transactions, the PFIC income and asset tests in respect of Parent would be applied based on the assets and activities of the combined business. Based on the timing of the Transactions and the income and assets of the combined company, it is possible that Parent would not meet the PFIC asset or income test in the taxable year in which the Merger occurs. However, because the timing of the Transactions and the revenue production of the combined business is uncertain and PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of Parent for any taxable year until after the close of the taxable year. Accordingly, there can be no assurance that EUSG or, after the Merger, Parent will not meet the PFIC income or asset test for the current taxable year or any future taxable year.

The PFIC determination is made annually. Nevertheless, under the “once a PFIC, always a PFIC” rule, EUSG ordinary shares or, after the Merger, Parent Ordinary Shares will be treated as stock of a PFIC in a taxable year even if EUSG or Parent is not a PFIC in such taxable year, provided that EUSG (or Parent) was a PFIC at any time during a U.S. Holder’s holding period of EUSG ordinary shares or Parent Ordinary Shares (including Parent Ordinary Shares received in the Merger, if the Merger qualifies as an F Reorganization), unless such U.S. Holder makes a valid qualified electing fund election or mark-to-market election (each described below) for such U.S. Holder’s First PFIC Holding Year (defined below).

Application of PFIC Rules to EUSG Securities and Parent Securities

If (i) EUSG or, after the Merger, Parent is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder, and (ii) in the case of EUSG ordinary shares or Parent Ordinary Shares, such U.S. Holder did not make a timely and effective qualified electing fund election for EUSG’s or Parent’s (as the case may be) first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) EUSG ordinary shares or Parent Ordinary Shares (as the case may be) (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”) or a mark-to-market election (each described below), then such U.S. Holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:

•        any gain recognized by such U.S. Holder on the sale, redemption or other disposition of its EUSG ordinary shares or EUSG warrants or, after the merger, its Parent Ordinary Shares or Parent Warrants; and

•        any “excess distribution” made to a U.S. Holder (generally, any distributions to a U.S. Holder during a taxable year of such U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of EUSG securities or Parent securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under the Default PFIC Regime:

•        a U.S. Holder’s gain or excess distribution will be allocated ratably over such U.S. Holder’s holding period for its EUSG securities or Parent securities (taking into account the relevant holding period of the EUSG ordinary shares or EUSG warrants exchanged therefor in the Merger, if the Merger qualifies as an F Reorganization);

•        the amount of gain allocated to such U.S. Holder’s taxable year in which such U.S. Holder recognized the gain or received the excess distribution, or to the period in such U.S. Holder’s holding period before the first day of such U.S. Holder’s First PFIC Holding Year, will be taxed as ordinary income; and

•        the amount of gain allocated to other taxable years (or portions thereof) of such U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest marginal tax rate in effect for that year and applicable to such U.S. Holder, and an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year (or portion thereof) of such U.S. Holder’s holding period.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If EUSG securities constitute shares in a PFIC with respect to any U.S. Holder and the Merger qualifies as an F Reorganization, those proposed Treasury Regulations, if finalized in their current form, would provide an exception to gain recognition otherwise required under the PFIC rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

QEF Election and Mark-to-Market Election

In general, if EUSG or, after the Merger, Parent is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its EUSG ordinary shares or Parent Ordinary Shares (but not its EUSG warrants or Parent Warrants) by making a timely and effective “qualified electing fund” election (a “QEF election”) for such U.S. Holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF election with respect to EUSG ordinary shares or Parent Ordinary Shares, a U.S. Holder must receive certain information from EUSG or Parent (as applicable). If EUSG and/or Parent is determined to be a PFIC for any taxable year, upon written request, Parent will endeavor to provide a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable such U.S. Holder to make and maintain a QEF election, but there is no assurance that Parent will timely provide such required information. There is also no assurance that Parent will have timely knowledge of EUSG’s or its own status as a PFIC or of the required information to be provided.

If a U.S. Holder of EUSG ordinary shares or Parent Ordinary Shares is making a QEF election with respect to EUSG or, after the Merger, Parent for such U.S. Holder’s First PFIC Holding Year, such U.S. Holder will be required to include in income its pro rata share of EUSG’s or Parent’s (as applicable) net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income) on a current basis, in each case whether or not distributed, in the taxable year of such U.S. Holder in which or with which EUSG’s or Parent’s taxable year ends if EUSG or Parent is treated as a PFIC for that taxable year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF election has been made will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF election rules, but if deferred, any such taxes will be subject to an interest charge. A U.S. Holder will not be subject to the QEF election inclusion regime for any taxable year of EUSG or Parent that ends within or with a taxable year of such U.S. Holder and in which EUSG or Parent is not a PFIC.

It is not entirely clear how various aspects of the PFIC rules apply to the EUSG warrants or Parent Warrants. However, a U.S. Holder may not make a QEF election with respect to EUSG warrants or Parent Warrants. As a result, after the Merger, if a U.S. Holder sells or otherwise disposes of Parent Warrants (other than upon exercise of Parent Warrants), any gain recognized generally will be subject to the Default PFIC Regime if EUSG or Parent was a PFIC at any time during the U.S. Holder’s holding period for the Parent Warrants (or EUSG warrants exchanged therefor).

If a U.S. Holder that exercises Parent Warrants properly makes a QEF election with respect to the newly acquired Parent Ordinary Shares (or has previously made a QEF election with respect to Parent Ordinary Shares), the QEF election will apply to the newly acquired Parent Ordinary Shares, but the Default PFIC Regime, adjusted to take into account the current income inclusions resulting from the QEF election, may continue to apply with respect to such newly acquired Parent Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the exercised warrants), unless Parent ceases to be a PFIC and such U.S. Holder makes a “purging election” under the PFIC rules. One type of purging election would create a deemed sale of such shares at their fair market value on the last day of the last taxable year in which EUSG or Parent is classified as a PFIC. The gain recognized by such purging election would be subject to the Default PFIC Regime described above. As a result of such purging election, the U.S. Holder would increase the adjusted basis in the Parent Ordinary Shares acquired upon the exercise of the Parent Warrants by the gain recognized and would have a new holding period in such shares that begins the day after the deemed sale for purposes of the PFIC rules. U.S. Holders should consult their tax advisors regarding the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met, or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

The Default PFIC Regime may also be avoided if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares and the U.S. Holder makes an election to mark such shares to their market value for the taxable year (a “mark-to-market election”). If the U.S. Holder makes a valid mark-to-market election for such U.S. holder’s First PFIC Holding Year, such U.S. Holder generally will not be subject to the Default PFIC Regime in respect to its EUSG ordinary shares or Parent Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, the electing U.S. Holder generally will include as ordinary income for each year that EUSG or Parent is treated as a PFIC the excess, if any, of the fair market value of its EUSG ordinary shares or Parent Ordinary Shares at the end of its taxable year over the U.S. Holder’s adjusted basis in its EUSG ordinary shares or Parent Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of its adjusted basis of its EUSG ordinary shares or Parent Ordinary Shares over the fair market value of its EUSG ordinary shares or Parent Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to- market election). The U.S. Holder’s basis in its EUSG ordinary shares or Parent Ordinary Shares will be adjusted to reflect any such income or loss recognized. Gain recognized on a sale or other taxable disposition of the EUSG ordinary shares or Parent Ordinary Shares in a taxable year in which EUSG or Parent is a PFIC will be treated as ordinary income, and any loss will be ordinary to the extent of the net amount of previously included income as a result of the mark-to-market election (and thereafter will be capital loss, the deductibility of which is subject to limitations). Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such U.S. Holder’s First PFIC Holding Year. Currently, a mark-to-market election may not be made with respect to EUSG warrants or Parent Warrants.

The mark-to-market election is available for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in their particular circumstances.

Parent is expected to be a holding company which conducts its business activities through subsidiaries. If Parent is a PFIC and, at any time, any non-U.S. subsidiary is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability under the Default PFIC Regime described above if Parent receives a distribution from, or disposes of all or part of Parent’s interest in, the lower-tier PFIC or if such U.S. Holders otherwise are deemed to have disposed of an interest in the lower-tier PFIC. A mark-to- market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of such U.S. Holder may be required to file IRS Form 8621 (whether or not a QEF or mark-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the Treasury Regulations or other IRS guidance.

The rules dealing with PFICs, including the Default PFIC Regime, QEF elections, purging elections, and mark-to-market elections are very complex and affected by various factors in addition to those described above. U.S. Holders should consult their tax advisors concerning the application of the PFIC rules to EUSG and Parent securities under their particular circumstances.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds an applicable threshold based on whether the U.S. Holder is an entity or an individual (and in the case of an individual, the threshold depends upon such individual’s filing status and whether the individual resides in the United States), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). Generally, EUSG securities and Parent securities would constitute “specified foreign financial assets.” Penalties may apply if a U.S. Holder is required to submit such information to the IRS and fails to do so.

Distributions with respect to Parent Ordinary Shares and proceeds from the sale, exchange, or redemption of Parent Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

U.S. backup withholding is not an additional tax. Amounts withheld as U.S. backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules, if the required information is timely furnished to the IRS. Transactions effected through certain brokers or other intermediaries may be subject to U.S. backup withholding, and such brokers or intermediaries may be required by law to do U.S. backup withholding.

U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

EACH HOLDER OF EUSG ORDINARY SHARES OR EUSG WARRANTS SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDERS OF THE MERGER, EXERCISE OF REDEMPTION RIGHTS, AND OWNERSHIP AND DISPOSITION OF PARENT ORDINARY SHARES AND PARENT WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

CERTAIN MATERIAL IRISH TAX CONSEQUENCES TO NON-IRISH HOLDERS

Scope

The following is a summary of the anticipated material Irish tax consequences of the Merger to certain Non-Irish Holders of EUSG ordinary shares, EUSG warrants and EUSG rights and the acquisition, ownership and disposal of Parent Ordinary Shares and Parent Warrants received by such holders pursuant to the Merger. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this proxy statement/prospectus and submissions which have been made to the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in a change in the tax consequences described below, possibly with retrospective effect.

A “Non-Irish Holder” is an individual who beneficially owns their EUSG ordinary shares, EUSG warrants and/or EUSG rights, and who will beneficially own their Parent Ordinary Shares and/or Parent Warrants, that is neither a resident nor ordinarily resident in Ireland for Irish tax purposes and does not hold their EUSG ordinary shares, EUSG warrants and/or EUSG rights, and will not hold their Parent Ordinary Shares and/or Parent Warrants, in connection with a trade carried on by such person through an Irish branch or agency.

This summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and security holders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the business combination and of the acquisition, ownership and disposal of Parent Ordinary Shares and Parent Warrants. The summary applies only to Non-Irish Holders who hold their EUSG ordinary shares, EUSG warrants and/or EUSG rights, and will own their Parent Ordinary Shares and/or Parent Warrants, as capital assets and does not apply to other categories of Non-Irish Holders, such as dealers in securities, trustees, insurance companies, collective investment schemes and Non-Irish Holders who acquired, or are deemed to have acquired, their EUSG ordinary shares, EUSG warrants and/or EUSG rights or who will, or who will be deemed to, acquire their Parent Ordinary Shares and/or Parent Warrants by virtue of an Irish office or employment (performed or carried on to any extent in Ireland).

The summary does not, except where expressly stated, consider the position of Non-Irish Holders who hold their Parent Ordinary Shares and/or Parent Warrants directly (and not beneficially through a broker or custodian (through DTC)). The Irish tax consequences of transactions in Parent Ordinary Shares and/or Parent Warrants held directly are generally negative when compared with Parent Ordinary Shares and/or Parent Warrants held through DTC. Any Non-Irish Holder contemplating holding their Parent Ordinary Shares and/or Parent Warrants directly should consult their personal tax advisors as to the Irish tax consequences of acquiring, owning and disposing of such Parent Ordinary Shares and/or Parent Warrants.

Irish Tax on Chargeable Gains (Irish CGT)

The following, to the extent it constitutes matters of Irish law and legal conclusions, is the opinion of Arthur Cox LLP regarding the anticipated material Irish CGT consequences of the Merger to certain Non-Irish Holders of EUSG ordinary shares, EUSG warrants and EUSG rights.

The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.

Non-Irish Holders of EUSG ordinary shares and EUSG warrants will not be subject to Irish CGT in respect of any gain realized on the automatic conversion of their EUSG ordinary shares into Parent Ordinary Shares, or on the automatic adjustment of their EUSG warrants into Parent Warrants, in each case by virtue of the Merger, provided that the EUSG ordinary shares and/or EUSG warrants neither (a) were used in or for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, nor (b) were used, held or acquired for use by or for the purposes of an Irish branch or agency.

Non-Irish Holders further will not be within the territorial scope of a charge to Irish CGT on a subsequent disposal of their Parent Ordinary Shares and/or Parent Warrants, provided that such Parent Ordinary Shares and/or Parent Warrants neither (a) were used in or for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, nor (b) were used, held or acquired for use by or for the purposes of an Irish branch or agency.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares or warrants of Irish incorporated companies is 1% of the greater of the price paid or market value of the shares or warrants acquired. Where Irish stamp duty arises it is generally a liability of the transferee. However, in the case of a gift or transfer at less than fair market value, all parties to the transfer are jointly and severally liable.

No stamp duty is expected to be payable on the automatic conversion of the EUSG ordinary shares into Parent Ordinary Shares, or the automatic adjustment of the EUSG warrants into Parent Warrants, pursuant to the business combination.

Irish stamp duty may be payable in respect of transfers of Parent Ordinary Shares and Parent Warrants, depending on the manner in which the Parent Ordinary Shares and Parent Warrants are held. Parent expects to enter into arrangements with DTC to allow the Parent Ordinary Shares and Parent Warrants to be settled through the facilities of DTC. As such, the discussion below discusses separately the EUSG security holders who hold their shares through DTC and those who do not.

Parent Ordinary Shares or Parent Warrants Held Through DTC

Submission has been made to the Irish Revenue Commissioners to confirm that transfers of Parent Ordinary Shares and Parent Warrants effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. It is expected that this confirmation should be granted, in which case a transfer of Parent Ordinary Shares and/or Parent Warrants effected by means of the transfer of book-entry interests in DTC will not be subject to Irish stamp duty.

Parent Ordinary Shares or Parent Warrants Held Outside of DTC or Transferred Into or Out of DTC

A transfer of Parent Ordinary Shares or Parent Warrants where any party to the transfer holds such Parent Ordinary Shares or Parent Warrants outside of DTC may be subject to Irish stamp duty.

Should the confirmation from the Irish Revenue Commissioners be granted, holders of Parent Ordinary Shares or Parent Warrants wishing to transfer their Parent Ordinary Shares or Parent Warrants into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

•        there is no change in the beneficial ownership of such shares as a result of the transfer; and

•        the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares or warrants by a beneficial owner to a third party.

Due to the potential Irish stamp charge on transfers of Parent Ordinary Shares and Parent Warrants held outside of DTC, it is strongly recommended that those EUSG security holders who do not hold their EUSG ordinary shares or EUSG warrants through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their EUSG ordinary shares and EUSG warrants as soon as possible and before the business combination is consummated.

Withholding Tax on Dividends (DWT)

Distributions made by Parent will, in the absence of one of many exemptions, be subject to DWT, currently at a rate of 25%.

For DWT and Irish income tax purposes, a distribution includes any distribution that may be made by Parent to holders of Parent Ordinary Shares, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption from DWT does not apply in respect of a distribution made to a holder of Parent Ordinary Shares, Parent is responsible for withholding DWT prior to making such distribution.

General Exemptions

Irish domestic law provides that a non-Irish resident holder of Parent Ordinary Shares is not subject to DWT on distributions received from Parent if such holder of Parent Ordinary Shares is beneficially entitled to the distribution and is either:

•        a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland (for a list of Relevant Territories for DWT purposes, please see Annex D to this proxy statement/prospectus);

•        a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•        a company that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

•        a company whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange either in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

•        a company that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance and provided, in all cases noted above (but subject to “— Shares Held by U.S. Resident Shareholders” below), Parent or, in respect of Parent Ordinary Shares held through DTC, any qualifying intermediary appointed by Parent, has received from the holder of such Parent Ordinary Shares, where required, the relevant DWT Forms prior to the payment of the distribution. In practice, in order to ensure sufficient time to process the receipt of relevant DWT Forms, the holders of Parent Ordinary Shares, where required, should furnish the relevant DWT Form to:

•        its broker (and the relevant information is further transmitted to any qualifying intermediary appointed by Parent) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of Parent Ordinary Shares by the broker) if its Parent Ordinary Shares are held through DTC; or

•        Parent’s transfer agent before the record date for the distribution if its Parent Ordinary Shares are held outside of DTC.

Links to the various DWT Forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html. The information on such website does not constitute a part of, and is not incorporated by reference into, this proxy statement/prospectus.

For non-Irish resident holders of Parent Ordinary Shares that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such holder of Parent Ordinary Shares to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Parent Ordinary Shares Held by U.S. Resident Shareholders

Distributions paid in respect of Parent Ordinary Shares that are owned by a U.S. resident and held through DTC will not be subject to DWT provided the address of the beneficial owner of such Parent Ordinary Shares in the records of the broker holding such Parent Ordinary Shares is in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Parent). It is strongly recommended that such holders of Parent Ordinary Shares, including EUSG security holders who are U.S. residents and who receive Parent Ordinary Shares pursuant to the business combination, ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Parent).

Distributions paid in respect of Parent Ordinary Shares that are held outside of DTC and are owned by a former EUSG security holder who is a resident of the United States will not be subject to DWT if such holder of Parent Ordinary Shares provides a completed IRS Form 6166 or a valid DWT Form to Parent’s transfer agent to confirm its U.S. residence and claim an exemption. It is strongly recommended that EUSG security holders who are U.S. residents and who receive Parent Ordinary Shares pursuant to the business combination (which are to be held outside of DTC) provide the appropriate completed IRS Form 6166 or DWT Form to Parent’s transfer agent as soon as possible after receiving their Parent Ordinary Shares.

If any holder of Parent Ordinary Shares that is resident in the United States receives a distribution from which DWT has been withheld, the holder of Parent Ordinary Shares should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the holder of Parent Ordinary Shares is beneficially entitled to the distribution.

Parent Ordinary Shares Held by Residents of Relevant Territories Other than the United States

Holders of Parent Ordinary Shares who are residents of Relevant Territories, other than the United States, must satisfy the conditions of one of the exemptions referred to above under the heading “— General Exemptions”, including the requirement to furnish valid DWT Forms, in order to receive distributions without suffering DWT. If such holders of Parent Ordinary Shares hold their Parent Ordinary Shares through DTC, they must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Parent) before the record date for the distribution (or such later date before the distribution payment date as may be notified to holder of Parent Ordinary Shares by the broker). If such holders of Parent Ordinary Shares hold their Parent Ordinary Shares outside of DTC, they must provide the appropriate DWT Forms to Parent’s transfer agent before the record date for the distribution. It is strongly recommended that such holders of Parent Ordinary Shares including EUSG security holders who are residents of Relevant Territories other than the United States and who receive Parent Ordinary Shares pursuant to the business combination complete the appropriate DWT Forms and provide them to their brokers or Parent’s transfer agent, as the case may be, as soon as possible after receiving their Parent Ordinary Shares.

If any holder of Parent Ordinary Shares who is resident in a Relevant Territory receives a distribution from which DWT has been withheld, the holder of Parent Ordinary Shares may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the holder of Parent Ordinary Shares is beneficially entitled to the distribution.

Shares Held by Other Persons

Holders of Parent Ordinary Shares that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any holders of Parent Ordinary Shares are exempt from DWT, but receive distributions subject to DWT, such holders of Parent Ordinary Shares may apply for refunds of such DWT from the Irish Revenue Commissioners.

Distributions paid in respect of Parent Ordinary Shares held through DTC that are owned by a partnership formed under the laws of a Relevant Territory and where all the underlying partners are resident in a Relevant Territory will be entitled to exemption from DWT if all of the partners complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Parent) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of Parent Ordinary Shares by the broker). If any partner is not a resident of a Relevant Territory, no part of the partnership’s position is entitled to exemption from DWT.

Qualifying Intermediary

Prior to paying any distribution, Parent will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of Parent Ordinary Shares that are held through DTC, which are referred to as the “Deposited Securities.” The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities after Parent delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

Parent will rely on information received directly or indirectly from its qualifying intermediary, brokers and its transfer agent in determining where holders of Parent Ordinary Shares reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT Forms. Holders of Parent Ordinary Shares that are required to file DWT Forms in order to receive distributions free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

Income Tax on Dividends Paid on Parent Ordinary Shares

Irish income tax may arise for certain persons in respect of distributions received from Irish resident companies.

A Non-Irish Holder that is entitled to an exemption from DWT will generally have no Irish income tax or universal social charge liability on a distribution from Parent. A Non-Irish Holder that is not entitled to an exemption from DWT, and therefore is subject to DWT, generally will have no additional Irish income tax liability or liability to universal social charge. The DWT deducted by Parent discharges the Irish income tax liability and liability to universal social charge.

Capital Acquisitions Tax (CAT)

CAT comprises principally gift tax and inheritance tax on property situated in Ireland for CAT purposes or otherwise within the territorial scope of CAT. CAT could apply to a gift or inheritance of Parent Ordinary Shares and Parent Warrants because Parent Ordinary Shares and Parent Warrants are regarded as property situated in Ireland for CAT purposes. The person who receives the gift or inheritance has primary liability for CAT.

CAT is currently levied at a rate of 33% on the value of any taxable gift or inheritance above certain tax-free thresholds. The appropriate tax-free threshold depends upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous taxable gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT, as are gifts to certain charities. Children have a lifetime tax-free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents. There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY AND ARE NOT INTENDED TO PROVIDE ANY DEFINITIVE TAX REPRESENTATIONS TO HOLDERS. EACH EUSG SECURITY HOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SECURITY HOLDER.

INFORMATION RELATED TO EUSG

Unless expressly indicated or the context requires otherwise, as used in this section, the terms “we,” “us,” and “our” refer to EUSG.

Introduction

EUSG is a blank check company incorporated in the Cayman Islands on November 10, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business are not limited to a particular industry or geographic region, although we have historically focused our search for a target business in European companies with leading edge technology in sustainable industries and compelling growth trajectories in a variety of areas such as renewable energy, food/agri-tech, water conservation, energy storage, recycling, ed-tech/online learning, fintech and data/cloud.

Formation

On November 16, 2020, the Sponsor paid $25,000, or $0.007 per share, to cover certain offering and formation costs of our company in exchange for 3,593,750 EUSG Class B Ordinary Shares. On December 15, 2020, our sponsor transferred 70,000 founder shares to our chairman of the board, Lars Thunell, up to 35,000 of which are subject to repurchase by the Sponsor based on the achievement of certain milestones. The Sponsor’s Shares included an aggregate of 468,750 EUSG Class B Ordinary Shares that were subject to forfeiture if the underwriters’ over-allotment option was not exercised in full in our initial public offering.

Initial Public Offering

On January 26, 2021, we consummated our initial public offering of 14,375,000 units, including 1,875,000 units which were subject to the over-allotment option granted to the underwriters of the initial public offering, with each unit consisting of one ordinary share and one-half of one redeemable warrant. Each warrant is exercisable for one ordinary share, with an exercise price of $11.50 per share, and will expire on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation. Simultaneously with the consummation of the initial public offering, EUSG consummated the private placement of an aggregate of 4,375,000 warrants (the “Private Warrants”) to the Sponsor and EBC, at a purchase price of $1.00 per Private Warrant (or $4,375,000 in the aggregate). The Private Warrants were purchased by the Sponsor and EBC pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Private Warrants are identical to the warrants included in the units sold in the initial public offering except that the warrants issued in the private placement: (i) are not redeemable by us and (ii) are exercisable for cash or on a cashless basis, in each case so long as they are held by the initial purchasers or any of their permitted transferees. Additionally, the purchasers of the Private Warrants have agreed not to transfer, assign, or sell any of the warrants (except to certain permitted transferees) until 30 days after the completion of EUSG’s initial business combination.

Nasdaq Listing

Our units, ordinary shares, and warrants are listed on Nasdaq under the symbols “EUSGU”, “EUSG”, and “EUSGW”, respectively. The units commenced public trading on January 22, 2021 and the ordinary shares and warrants commenced separate public trading on March 10, 2021. Following the Transactions, all EUSG units, EUSG Public Shares, and warrants will be de-listed from Nasdaq and de-registered under the Exchange Act.

Net Proceeds Held in Trust

Of the gross proceeds received from the initial public offering (including the over-allotment option) and private placement of warrants, 145,375,000 (or $10.00 per EUSG Public Share) was placed in a trust account maintained by Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for EUSG’s initial public offering and in the section titled “EUSG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and EUSG’s winding up, dissolving and liquidating upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. As described elsewhere in this proxy statement/prospectus, EUSG’s board of directors determined that this test was met in connection with the proposed business combination with ADSE.

Redemption Rights

Pursuant to EUSG’s M&A, a holder of EUSG Public Shares may demand that EUSG redeem such EUSG Public Shares for cash if the Transactions are consummated. EUSG is allowing all holders of EUSG Public Shares to exercise redemption rights regardless of whether such holders vote in favor or against the Transactions or do not vote at all or are not holders of record on the record date. Holders of EUSG Public Shares will be entitled to receive for these shares an amount, in cash, equal to their pro rata share of the aggregate amount then on deposit on the trust account less any taxes then due but not yet paid, if they demand that EUSG redeem their EUSG Public Shares for cash no later than two business days prior to the close of the vote on the business combination proposal and deliver their EUSG Public Shares to EUSG’s transfer agent no later than two business days prior to the vote at the meeting.

In connection with EUSG’s IPO and in order to induce EUSG and the Underwriters to enter into the Underwriting Agreement, EUSG’s initial shareholders, officers and directors agreed to waive their redemption rights with respect to any EUSG ordinary shares owned by them, directly or indirectly.

We require public shareholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to our transfer agent or to deliver their EUSG Public Shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, no later than two business days prior to the vote on the business combination. There is a nominal cost associated with this tendering process and the act of certificating the EUSG Public Shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the redeeming holder.

Any request to redeem such EUSG Public Shares once made, may be withdrawn at any time up to the vote on the proposed business combination. Furthermore, if a holder of an EUSG Public Share delivered a share certificate in connection with a redemption request and subsequently decides prior to the vote on the business combination not to elect to exercise redemption rights, the holder may simply request that the transfer agent return the certificate (physically or electronically).

If the Transactions are not approved or completed for any reason, then our public shareholders who elected to exercise their redemption rights would not be entitled to redeem their EUSG Public Shares for the applicable pro rata share of the trust account. In such case, we will promptly return any shares delivered by public holders.

Liquidation if No Business Combination

Our M&A provides that we will have only until January 26, 2023 to complete our initial business combination (unless such time period is extended by our shareholders, as provided in the M&A). If we do not complete a business combination by the required time period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding EUSG Public Shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. This redemption of EUSG Public Shares from the trust account shall be effected as required by function of our M&A and prior to any voluntary winding up, although at all times subject to the Cayman Islands Companies Act.

Following the redemption of EUSG Public Shares, we intend to enter “voluntary liquidation” which is the statutory process for formally closing and dissolving a company under the laws of the Cayman Islands. Given that we intend to enter voluntary liquidation following the redemption of public shareholders from the trust account, we do not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from our trust account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the Cayman Islands and in at least one newspaper circulating in the location where we have our principal place of business, and taking any other steps the liquidator considers appropriate to identify our creditors, after which our remaining assets would be distributed. As soon as our affairs are fully wound-up, the liquidator must complete his statement of account and make a notificational filing with the Registrar. We would be dissolved once the Registrar issues a Certificate of Dissolution.

Our initial shareholders, which include the Sponsor, officers, and directors, have entered into agreements with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their initial shares if we fail to complete our initial business combination January 26, 2023. However, if our initial shareholders or management team acquire EUSG Public Shares, they will be entitled to liquidating distributions from the trust account with respect to such EUSG Public Shares if we fail to complete our initial business combination by such date.

Our executive officers and directors have agreed, pursuant to written agreements with us, that they will not propose any amendment to our M&A that would affect the substance or timing of our obligation to redeem 100% of our EUSG Public Shares if we do not complete our initial business combination by January 26, 2023, unless we provide our public shareholders with the opportunity to redeem their EUSG Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account (which interest shall be net of taxes payable), divided by the number of then outstanding EUSG Public Shares. However, we may not redeem the EUSG Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 immediately prior to, or upon the consummation of, the Transactions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to a number of EUSG Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our EUSG Public Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our initial shareholders, any executive officer, director or director nominee, or any other person.

There will be no redemption rights or liquidating distributions with respect to our warrants which will expire worthless if we fail to complete our initial business combination by January 26, 2023. We will pay the costs of our liquidation from our remaining assets outside of the trust account. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the Cayman Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our remaining assets.

If we were to expend all of the net proceeds of the initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In order to protect the amounts held in the trust account, the Sponsor has contractually agreed pursuant to a written agreement with us that, if we liquidate the trust account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. We believe the Sponsor has sufficient net worth to satisfy its indemnity obligation should it arise, however we cannot assure you it will have sufficient liquid assets to satisfy such obligations if it is required to do so. Additionally, the agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims for indemnification by the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. As a result, we cannot assure you that the per-share distribution from the trust account, if we liquidate the trust account because we have not completed a business combination within the required time period, will not be less than $10.00.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per EUSG Public Share and (ii) the actual amount per EUSG Public Share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf to enforce these indemnification obligations, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

If we are deemed insolvent for the purposes of the Insolvency Act (i.e., (i) we fail to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree or order of a Cayman Islands court in favor of a creditor of ours is returned wholly or partly unsatisfied; or (iii) either the value of our liabilities exceeds its assets, or EUSG is unable to pay its debts as they fall due), then there are very limited circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would include, for these purposes, a payment made as “unfair preferences” or a “transaction at an undervalue”. A liquidator appointed over an insolvent company who considers that a particular transaction or payment is a voidable transaction under the Insolvency Act could apply to a Cayman Islands courts for an order setting aside that payment or transaction in whole or in part. See the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights — Enforceability of Civil Liabilities” for more information.

Additionally, if we enter insolvent liquidation under the Insolvency Act, the funds held in our trust account will likely be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any insolvency claims deplete the trust account you may not be able to return to our public shareholders the liquidation amounts due them. Our public shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our EUSG Public Shares if we do not complete our initial business combination within the required time period, (ii) in connection with a shareholder vote to amend our M&A prior to the consummation of an initial business combination or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights and followed the procedures described above and as detailed in the applicable proxy or tender offer materials.

Voting Restrictions

In connection with the initial public offering, each EUSG initial shareholder, officer, and director, agreed to vote the initial shares, as well as any EUSG ordinary shares acquired in the aftermarket, in favor of the business combination proposal. The EUSG initial shareholders, officers, and directors have also indicated that they intend to vote their ordinary shares of EUSG in favor of all other proposals being presented by EUSG management at the meeting.

However, at any time prior to the extraordinary general meeting during a period when they are not then aware of any material non-public information regarding EUSG or its securities, EUSG, the initial shareholders, ADSE, the ADSE Shareholders and/or their respective affiliates may purchase EUSG ordinary shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of EUSG or vote their EUSG ordinary shares in favor of the business combination proposal. The purpose of ordinary share purchases and other transactions would be to increase the likelihood of approval of the business combination proposal by the holders of a majority of the EUSG ordinary shares present and entitled to vote at the extraordinary general meeting and that EUSG have in excess of the required amount of closing cash to consummate the Transactions under the Business Combination Agreement, where it appears that such requirements would otherwise not be met.

Facilities

We currently maintain our executive offices at 73 Arch Street, Greenwich, CT 06830. The cost for the space is included in the up to $10,000 monthly fee that we will pay our sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.

Employees

We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our affairs but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the consummation of our initial business combination.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Lars Thunell	72	Chairman of the Board
Pieter Taselaar	58	Co-Chief Executive Officer and Director
Matheus Hovers	46	Co-Chief Executive Officer
Karan Trehan	67	President and Director
Marc Rothfeldt	60	Senior Advisor
Patrick Moroney	56	Chief Financial Officer
Elaine Grunewald	53	Director
Wilco Jiskoot	70	Director

Lars Thunell has served as our chairman of our board of directors since January 2021. Since 2016, Dr. Thunell has been an independent investor focused on green initiatives, who has held numerous leadership positions. He has also served as chairman of a family-owned real estate company in Åre, Sweden, since 2008. During his professional career, he has served on the boards of many public and private companies including Statoil ASA, an energy company that is now known as Equinor, Elekta, a company making precision radiation medicine, Castellum, a Swedish real estate corporation, SCA, a company in the personal care and tissue product industry, Astra, a pharmaceutical company, and Azelio, a green energy company. Dr. Thunell started his career in the treasury department of American Express in 1975. He then joined ASEA AB, a Swedish electrical engineering company, and in 1988 he was part of the team that created ABB, a global technology company, including ABB Financial Services. In 1991, he joined Nordbanken, a Swedish bank, as deputy Chief Executive Officer. He became Chief Executive Officer of Securum, the bank that the Swedish government set up during the financial crisis of the early 1990s to unwind bad debt from Nordbanken. From 1997 to 2005, Dr. Thunell served as the Chief Executive Officer of Trygg Hansa, an insurance company that merged with Skandinaviska Enskilda Banken, or SEB, in 1998. In 2006, Dr. Thunell became the Chief Executive Officer of International Finance Corporation, or IFC, a member of the World Bank focused on the private sector in developing countries. After leaving IFC in 2012, he became a Senior Advisor to Blackstone until 2016. Dr. Thunell also served as chairman of the board of Africa Risk Capacity Insurance Company Limited, a mutual insurance company for African states, from 2013 to 2017. He has also served a member of the board of directors of both Kosmos Energy Ltd., a deep-water exploration and production company and British bank Standard Chartered PLC, for which he headed the risk committee. Dr. Thunell has a Ph.D. in political science from the University of Stockholm. We believe that Dr. Thunell is qualified to serve as a director because of having held leadership positions in companies and organizations around the world and for having served on the boards of directors of various public companies and non-profit organizations.

Pieter Taselaar has served as our Co-Chief Executive Officer since November 2020, and has served as member of our board of directors since January 2021. Mr. Taselaar is the Founding Partner and Portfolio Manager of Lucerne, which he founded in 2000 under the name Reach Capital Management, LLC. Prior to founding Lucerne, he was a Senior Managing Director at the New York office of ABN AMRO, and Head of European Equities from 1995 to 2000. From 1988 until 1994, Mr. Taselaar was a Corporate Finance Analyst at ABN AMRO in Amsterdam. Mr. Taselaar holds a law degree from Leiden University, the Netherlands, and an MBA from Columbia University. We believe that Mr. Taselaar is qualified to serve as a director because of his extensive investment experience in analyzing European companies and his broad familiarity with the economics of the region.

Matheus Hovers has served as our Co-Chief Executive Officer since January 2021. Mr. Hovers has served as a Partner and Portfolio Manager for Lucerne, since 2007. Prior to joining Lucerne, Mr. Hovers was Head of Pan European Small and Mid-Cap Equity Research at ABN AMRO. He also held a position as Head of Benelux Equity Research, and prior to that was a Senior Equity Analyst while at ABN AMRO. Mr. Hovers’ career began as an equity analyst at Rabobank. He received a graduate degree in Economics and a master’s degree in International Finance from the University of Amsterdam, the Netherlands.

Karan Trehan has served as our President and a member of our board of directors since November 2020. Since 2019, he has served as the chairman of the board of directors of Esoterica Capital LLC, an asset management company that invests in the 5G-enabled digital economy public equities. From 2016 to 2018, Mr. Trehan was an angel investor and served as chairman of RUH LLC. From 2010 to 2015, he was the Founder and Managing Partner of Emerging Managers Group, an offshore fund platform, which later sold to a U.S. mutual fund complex. In 2000, he founded Ankar Capital Management L.P., to invest private equity in Asian financial institutions, and served as its Managing Partner until 2010. From 1990 to 2000, Mr. Trehan served as president and Chief Executive Officer of Alliance Bernstein International. From 1980 to 1989, he was a vice president at Goldman Sachs. From 1977 to 1980, he was a vice president at American Express Company. From 1974 to 1975, Mr. Trehan served as a research associate at The World Bank. Mr. Trehan studied economics at Delhi University, India, and received an M.B.A. from IMD, Switzerland. He has served on the boards of several US-based and international investment funds and has been a trustee of the United World Colleges. We believe that Mr. Trehan is qualified to serve as a director because of his extensive investment background and experience as a c-suite executive, in addition to his global network of business contacts.

Elaine Grunewald has served as a member of our board of directors since January 2021. Ms. Grunewald has more than two decades of international executive experience with a focus on technology, sustainable development, public affairs and corporate development. Ms. Grunewald is the Co-Founder of AI Sustainability Center of Stockholm and has been an advisor of corporate development to Steller, a technology start-up owned by ETA Holdings Inc., since 2018. She has also served on the board of directors of Sweco, a civil engineering company based in Stockholm, since 2017. She was senior advisor of corporate development at Zunum Aero, a technology start-up, from 2018 to 2020 and held multiple roles during her years at Ericsson starting in 1998 to 2018. Her last position at Ericsson was Senior Vice President and Chief Sustainability and Public Affairs Officer, a position she held from 2016 to 2018. Ms. Grunewald also operates a private management, scientific and technical consulting business, Emphco AB, which she co-founded in 2018. Ms. Grunewald holds a double Master’s degree in International Relations and Resource & Environmental Management from Boston University’s Center for Energy and Environmental Studies and she is the co-author of “Sustainability Leadership, A Swedish Approach to Transforming your Company, Your Industry and the World” a book about corporate sustainability leadership in Sweden. We believe that Ms. Grunewald is qualified to serve as a director because of her extensive corporate and sustainability experience and her global network and business contacts.

Wilco Jiskoot has served as a member of our board of directors since January 2021. Mr. Jiskoot was at ABN AMRO from 1976 to 2008, where he was an executive board member from 1996 to 2008 and responsible for the Corporate and Investment Bank. He was a former advisor to CVC and started his own advisory business and has been involved in many transactions around the world. Since 2008 he has been involved as a non-executive board member for a number of privately owned companies. He is presently the Chairman of numerous supervisory boards, including, Hema BV, a retail company, Constellation Netherlands Holdings BV, a software provider, and Five Degrees, a software company. He also serves as a board member of Jumbo Supermarkten. Mr. Jiskoot holds an MBA of Erasmus University in Rotterdam. We believe that Mr. Jiskoot is qualified to serve as a director because of his extensive corporate finance experience and his global network of business contacts.

Marc Rothfeldt has served as our Senior Advisor since November 2020. He has been a private investor since the sale of Emerging Managers Group LP, or EMG, where he was a partner from 2011 to 2015. EMG was engaged in offshore fund asset management and distribution. From 2000 until 2010, Mr. Rothfeldt was the Chairman of Selector Advisors Ltd. and the Chief Executive Officer of Selector Capital Management, both of which were involved in offshore fund management and distribution services. From 1998 to 2000, Mr. Rothfeldt served as Head of Equities for the Americas at ABN AMRO. During his tenure there, he established the bank’s stock exchange presence in Brazil and Mexico and was a board member of the bank’s Argentine broker dealer. In 1997, Mr. Rothfeldt was appointed Global Co-Head of equity sales for ABN AMRO. From 1992 to 1996, he served as President and Director of Alfred Berg Inc., or Alfred Berg. Prior to that he was the President of Carnegie Inc., or Carnegie. Carnegie and Alfred Berg were both engaged in the research and trading of European equities, on behalf of US institutional clients. Prior to Carnegie’s entrance into the United States, Mr. Rothfeldt led Carnegie’s research operations in Sweden and took part in the establishment of the Swedish derivatives exchange OMX, now part of Nasdaq OMX. Mr. Rothfeldt is a graduate of the Stockholm School of Economics and the author of several books on financial derivatives, published throughout Europe and used in higher education.

Patrick Moroney has served as our Chief Financial Officer since November 2020. He has served as Chief Operating Officer and Chief Compliance Officer of Lucerne since 2014. From 2011 to 2013, he was Chief Financial Officer and Chief Compliance Officer at Sankofa Capital, L.P. a long-short equity hedge fund. From 2004 to 2011, he was Chief Financial Officer and Chief Compliance Officer at Cura Capital, an investment advisory firm. Prior to that, Mr. Moroney was a director at the international investment bank UBS from 1996 to 2004. He received his BBA and MBA from Iona College.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Wilco Jiskoot will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Lars Thunell and Elaine Grunewald, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Karan Trehan and Pieter Taselaar, will expire at the third annual meeting.

Director Independence

Our board has determined that each of Dr. Thunell, Ms. Grunewald, and Mr. Jiskoot, is an “independent director” under the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors reviews and approves all affiliated transactions with any interested director abstaining from such review and approval.

Audit Committee

Effective January 26, 2021, we established an audit committee of the board of directors, in accordance with Section 3(a)(58)(A) of the Exchange Act, which consists of Dr. Thunell, Ms. Grunewald, and Mr. Jiskoot, each of whom is an independent director under Nasdaq’s listing standards. Dr. Thunell chairs the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq’s listing standards. In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Dr. Thunell qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Dr. Thunell, Ms. Grunewald, and Mr. Jiskoot. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for appointment to our board of directors should follow the procedures set forth in our memorandum and articles of association.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

Compensation Committee

Effective January 26, 2021, we established a compensation committee of the board of directors, which consists of Dr. Thunell, Ms. Grunewald, and Mr. Jiskoot, each of whom is an independent director under Nasdaq’s listing standards. Dr. Thunell chairs the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

Code of Ethics

Effective January 26, 2021, we adopted a code of ethics that applies to all of our executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against EUSG or any members of EUSG’s management team in their capacity as such, and EUSG and the members of EUSG’s management team have not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

EUSG has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, EUSG’s annual reports contain financial statements audited and reported on by EUSG’s independent registered public accounting firm. EUSG has filed with the SEC its Quarterly Report on Form 10-Q covering the fiscal quarters ended January 31, 2021 and April 30, 2021.

EUSG’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of EUSG’s financial condition and results of operations should be read in conjunction with EUSG’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See the sections titled “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless expressly indicated or the context requires otherwise, as used in this section, the terms “we,” “us,” and “our” refer to EUSG, and references to the “Sponsor” refer to LRT Capital1 LLC.

Overview

We are a blank check company incorporated in the Cayman Islands on November 10, 2020 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses. We intend to effectuate our Business Combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through July 31, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the three months ended July 31, 2021, we had a net loss of $4,600,248, which consisted of interest earned on marketable securities held in Trust Account of $3,624, offset by a change in fair value of warrant liability of $3,237,500 and formation and operational costs of $1,366,372.

For the period from November 10, 2020 (inception) through July 31, 2021, we had a net loss of $4,079,519, which consisted of interest earned on marketable securities held in Trust Account of $17,321, offset by a change in fair value of warrant liability of $2,493,750, formation and operational costs of $1,579,871 and transaction costs allocable to warrant liability of $23,219.

Liquidity and Capital Resources

On January 26, 2021, we consummated the Initial Public Offering of 12,500,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $125,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 4,000,000 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant generating gross proceeds of $4,000,000.

On January 27, 2021, EUSG sold an additional 1,875,000 Units for total gross proceeds of $18,750,000 in connection with the underwriters’ full exercise of their over-allotment option. Simultaneously with the closing of the over-allotment option, we also consummated the sale of an additional 375,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total proceeds of $375,000.

Following the Initial Public Offering, the full exercise of the over-allotment option, and the sale of the Private Placement Warrants, a total of $143,750,000 was placed in the Trust Account. We incurred $3,835,009 in transaction costs, including $2,875,000 of underwriting fees and $960,009 of other offering costs.

For the period from November 10, 2020 (inception) through July 31, 2021, net cash used in operating activities was $581,060. Net loss of $4,079,519 was impacted by formation costs paid by Sponsor in exchange for issuance of Founder Shares of $5,000, interest earned on marketable securities held in Trust Account of $17,321, a change in fair value of warrant liability of $2,493,750, transaction costs associated with the warrant liability of $23,219, and changes in operating assets and liabilities, which used $993,811 of cash from operating activities.

As of July 31, 2021, we had cash and marketable securities held in the Trust Account of $143,767,321. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable, to complete our Business Combination. We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of July 31, 2021, we had cash of $553,931. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.

EUSG will need to raise additional capital through loans or additional investments from our initial shareholders, officers or directors. If EUSG is unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. EUSG cannot provide any assurance that new financing will be available to EUSG on commercially acceptable terms, if at all. These conditions raise substantial doubt about EUSG’s ability to continue as a going concern through one year and one day from the issuance of this report.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of July 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, administrative and support services. We began incurring these fees on January 26, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

We engaged the underwriters in the Initial Public Offering as advisors in connection with its Business Combination to assist in holding meetings with our shareholders to discuss the potential Business Combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing its securities in connection with its initial Business Combination, assist in obtaining shareholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. We will pay the underwriters a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). In addition, we will pay the underwriters a cash fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if either introduces us to the target business with whom we complete our initial business combination; provided that the foregoing fee will not be paid prior to the date that is 60 days from the effective date of the registration statement of which this prospectus forms a part, unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with this offering pursuant to FINRA Rule 5110.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

We account for the Private Placement Warrants in accordance with the guidance contained in ASC 815-40, under which the Private Placement Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Private Placement Warrants as liabilities at their fair value and adjust the Private Placement Warrants to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations.

Class A Ordinary Shares Subject to Possible Redemption

EUSG accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within EUSG’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. EUSG’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the EUSG’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of EUSG’s condensed balance sheet.

Net Income (Loss) per Ordinary Share

We apply the two-class method in calculating earnings per share. Net income (loss) per ordinary share, basic and diluted, for Class A ordinary shares subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of Class A ordinary shares subject to possible redemption outstanding for the period. Net income (loss) per ordinary share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing net income (loss) less income attributable to Class A ordinary shares subject to possible redemption, by the weighted average number of shares of non-redeemable ordinary shares outstanding for the period presented.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact of the adoption of ASU 2020-06, but do not believe it will have a material impact on our financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

BUSINESS OF ADSE

Unless the context indicates otherwise, the terms “Company”, “firm”, “ADSE,” “we,” “our” or “us” as used herein refers to ads-tec Energy GmbH and its subsidiary.

ADSE’s vision

ADSE’s vision is to accelerate the transition from a primarily fossil-based economy to a majority all-electric, carbon (CO2) neutral economy by supplying intelligent and scalable battery-based ecosystem platforms consisting of hardware, software and services upon which its customers can operate their individual energy-related business models in the areas of electric vehicle (EV) ultra-fast charging on power limited grids, residential sector coupling, and a wide range of commercial and industrial applications.

Business Strategy

ADSE is a supplier of integrated technology platforms (ecosystem platforms) that enable customers to run their EV charging and energy business models on those decentralized platforms. ADSE’s ecosystem platforms consist of hardware, software and services and are designed to provide key functions such as flexibility (energy storage with a battery), intelligent energy- and data management, as well as a wide range of related and recurring digital and physical services. ADSE believes that these decentralized ecosystem platforms will play a significant role. These decentralized systems are getting more and more complex as the level of integration increases. Development must follow continuous changes in regulatory requirements and component improvements. Batteries, power inverters and all the software and security involved must be serviceable and maintained over a long period of time. For the leading players in the future energy market such as utilities and operators, in ADSE’s opinion, the question of which platforms to invest in and run their business on will be based on success and total cost of ownership. ADSE’s core business is providing and servicing these ecosystem platforms to, ideally, all of the future power companies, in principle, striving to reach a CO2 neutral world. Due to the high development depth and ability to act across all technical levels and over a very long-term period of time, ADSE positions itself as partner of choice for their customers running their business and serving their end-customers on these platforms. ADSE strives to penetrate three main domains of the decentralized energy market: Ultra-fast Charging on power limited grids; Residential sector coupling; and Commercial & Industrial applications.

The High Power Charging opportunity

EVs are expected to play a significant role in mobility. Bloomberg NEF (in the following “BNEF”) expects that yearly sales of electric vehicles globally will reach double digit millions per year between 2026 and 2030. This will lead to a strong increase of EVs in the vehicle population, requiring increasingly quick, reliable, and comfortable charging. Consumers expect at least a comparable convenience and freedom of mobility they are used to with internal combustion vehicles (ICV) today. Charging within hours might be acceptable if the car is not needed (for example, at night or at the workplace). With an upcoming mobility mass-market, ADSE expects that vehicle owners will want to recharge their vehicles to gain meaningful additional range quickly not only during long-distance travel, but also within the local area they are situated. It cannot be expected that people will be willing to plan a journey like people did 100 years ago. Sudden events, spontaneous rides and unexpected travel must be covered. Hence, ultra-high-power chargers must be widely available in a wide-area network, not only on the highway. The ADSE equipment, which allows the driver to add 100 miles of range in less than 10 minutes (if the car allows sufficient power input), addresses this need of ultra-fast charging everywhere.

Charging electric vehicles in minutes typically requires DC fast charging with charging power in excess of 100kW. We believe that power grids are generally not designed to provide this amount of power at all locations without an upgrade of the grid. We believe, from an economic perspective, that it will not likely be considered reasonable to expand and upgrade the grids everywhere to provide this amount of power just for temporary charging. ADSE has developed a solution to provide a quick charge within minutes with up to 320KW, which ADSE believes will perform ultra-high charging power on a lower power grid connection starting from 30/50 KW subject to local regulation. The ADSE charger works with an internal battery buffer. The buffer will be filled from the existing grid at a lower power rate. As soon as the car shows up to get recharged, the available grid power can be boosted up to 320KW by using the buffered energy in the charger.

These decentralized chargers must be small and quiet. Installations at gas stations, condominiums, apartment houses, and in major downtown metropolitan areas, must comply with the given limitations of space, grid access and noise acceptance. ADSE is focused on ultra-high-power chargers on power-limited grids. ADSE intends to provide these platforms to all types of charging companies so they can enhance their existing product portfolio.

The Energy transition opportunity

ADSE is convinced that the global objective of a CO2 neutral energy system requires a more or less “majority-electric energy system”. The transition will be driven by regenerative energy generation, such as solar, wind and water energy generation, which leads to two central challenges in energy production. First, the production of energy from regenerative sources fluctuates as wind is not constant but is part of changing weather conditions, and solar energy fluctuates with day and night, yearly seasons, and the current weather. Due to this and the fact that the regenerative sources need to follow the natural conditions and cannot be located everywhere, regenerative energy is best produced in decentralized and scalable units. Therefore, some of the centralized power plants are going to be substituted by decentralized systems capable of coping with volatile power generation. We believe that the demand on the energy system will further increase with the roll-out of electric vehicles being a large contributor. We believe the asynchronous power generation and consumption patterns need to be balanced, and a temporary energy and power surplus needs to be provided flexibly on demand.

In ADSE’s view, the only way to manage this transition will be based on millions of distributed intelligent ecosystem platforms. These ecosystem platforms are an integrated combination of energy-buffers, power-electronics, controls, and state of the art security. In the future, energy providers are expected to operate and manage these decentralized ecosystem platforms by connecting them to “virtual powerplants”. Driven by IT-based and very intelligent systems and algorithms, the future power companies will find and manage the operational balance of such decentralized systems in order to ensure reliable energy supply and local peak power to the economy. Energy companies will in the future be not only the traditional power/electricity companies but also other utility, oil and gas companies, and automotive original equipment manufacturers, as well as new players such as start-ups with new digital business models. It is ADSE’s mission to provide such future energy providers with the best and most reliable decentralized ecosystem platforms accompanied by services over long-term periods to run their own complex business models and serve the end-customers.

ADSE’s customers need to make significant long-term investments in the build-out of the energy infrastructure be it for a charging infrastructure for electro-mobility, energy storage systems for industrial or utility applications or residential solutions for sector coupling at the end-customer. It is the core business of ADSE to provide these ecosystem platforms to all kinds of future power companies in flexible contractual set-ups including long term services. The market in which ADSE operates is characterized by strong growth, new market entrants among its customers, and constantly evolving customer preferences, technology and regulations. Due to ADSE’s strategy to have the core technology and know-how in-house, and its resulting ability to continuously adapt its portfolio to new regulatory or market requirements, it is able to offer solutions for the long-term.

The conditions of national, regional and even local energy systems may vary significantly and may require individual solutions. This is not only due to local regulations and governmental strategies, but also because of individual combinations and use cases. Local generators provide power when the sun is shining, or the wind is blowing, but not always when the power is needed, or when people want to charge their cars.

ADSE is not selling to the private end customer. ADSE is not a utility company or a charge point operator. ADSE aims to be the partner of choice for the future power companies and to provide highly integrated ecosystem platforms and services so they can run and optimize their businesses. ADSE is offering a range of digital services to the partners which enables them to optimize their individual business model.

ADSE believes its products will often be considered as part of the “critical infrastructure” when this transition happens. It is very important that these assets can be maintained and operated safely and securely over a long period of time. It is a question of total cost of ownership and reliability. ADSE helps to reduce the risk for its customers by taking care of these decentralized complex assets. This is possible because ADSE has the ability to develop and service these products in-house, which minimizes the dependency on component suppliers such as battery-systems or power-electronics providers. ADSE can even provide in house the relevant software and firmware.

Products and Services

ADSE’s portfolio of ecosystem platforms target the market in three areas: (i) DC-based ultra-fast charging for EVs on power limited grids, (ii) energy storage and management solutions for commercial & industrial applications, and (iii) energy storage and management solutions for residential sector coupling applications.

Charging

The ADSE charging product portfolio offers battery-supported fast charging solutions for electromobility with up to 320 KW charging power. The combination with energy storage enables applications in areas where the grid performance is insufficient to directly provide ultra-fast charging. ADSE offers stationary (ChargeBox), semi-mobile (ChargePost) and mobile solutions (ChargeTrailer, a mobile ultra-high-power charging park with 10 DC outlets per trailer).

The portfolio comprises three platforms:

ChargeBox.    This is the existing system which is certified in Europe (CE) and the US (UL). The product is in full production and we currently have capacity to produce up to 5,000 systems per year. The ChargeBox is perfect for separated installations of up to two dispensers and the ChargeBox which contains the battery and power inverters. Based on a very small footprint (approx. 1.2 x 1.2 meters), the ChargeBox can be installed almost anywhere where space is scarce. Up to two dispensers (charging cable outlets) can be installed separated up to 100m with a small footprint of approximately 400 x 400mm.

ChargePost.    The ChargePost is a product currently in final development. It can be connected to existing low power grids and requires virtually no additional construction work in most situations, starting with approximately 20kW at 400 V. Furthermore, the ChargePost can have advertisement screens allowing our partners and customers an additional revenue stream out of the investment. Grid services such as bidirectional operations and physical services such as frequency regulation or reactive power supply will be able to be operated on this system. The ChargePost is a semi-mobile ultra-high-power charger which can easily follow the demand by providing up to 300KW charging power even on low powered grids.

The ChargePost can be placed in space-restricting locations, such as city centres, gas stations, shopping malls, residential areas and in companies for permanent or temporary use. One advantage for network operators is that they can be relocated if certain sites develop more strongly than others. Operators may optimize their investment in case the location shows a weaker utilization than expected.

ChargeTrailer.    The ChargeTrailer is, to our knowledge, the world’s most powerful mobile high power charging system in the form of a standard truck trailer size and weight. Ten electric vehicles can be charged simultaneously with up to 320 kW each. The battery modules currently have a storage capacity of 2.1MWh. It is effectively a mobile ultra-high power charge park. The charging technology is suitable to a variety of use cases including the installation on high-traffic routes during holiday periods, for marketing or press events, for driving events of electrified vehicles and as a charging facility at festivals. The trailers are planned by ADSE’s customers to travel all over Europe providing temporary charging power.

The truck has several integrated inverters, air-conditioning, an energy management unit, a security firewall, as well as a communication unit via mobile radio and DC-charging technology. The ChargeTrailer offers a scalable AC connection to the 400 V distribution grid. The ChargeTrailer is designed for outdoor use.

Source: Bloomberg NEF

Commercial & Industrial

The energy transition will also take place on commercial and industrial sites. ADSE has a broad range of experience in this area. Potential uses for these products include peak shaving, black start, grid services, and self-optimization. Today, ADSE is using standard inverters from the market. In the future, ADSE intends to use its own inverter system which allows a better control of the margin, stable ability to act, and independency from suppliers. The C&I market is expected to grow significantly.

The company’s product offerings in C&I include the PowerBooster, the Container-Systems and the Rack systems.

PowerBooster

The PowerBooster is a battery energy system with an integrated inverter, security, and communication unit. It provides, for example, boosting capacity for the charging process. Power and capacity may vary due to inverter and battery cell types.

Potential uses for the PowerBooster are, among others, peak load capping, as a buffer-storage for self-consumption of solar power, and for emergency power supply.

In addition to the storage function of the PowerBooster, the decentralised battery system can be installed as grid service stations directly at the site and can be connected to the 400 V distribution networks. Additional functions such as voltage stability, delay for optimum bandwidth utilisation of the network, frequency regulation, and reactive power supply are possible. It is for these distribution networks, which might be temporarily overloaded due to renewable supply, that smart grids are in high demand in order to better utilize existing networks.

Container-System

For large-scale applications, ADSE supplies custom battery systems as complete 20- or 40-foot container solutions with up to the MW and MWh capacity. The modular design and the comprehensive IT management system allow virtually unlimited scalability of the container solution. The Container-Systems are built with power electronics and inverters from various manufacturers.

Rack-System

StoraXe Rack Systems address the area of larger systems and infrastructures, providing power and storage capacities that range between 50kW/50kWh, and multiple MW/MWh with nearly unlimited scaling options. The Rack systems can be supplied as storage components or as a complete system with power electronics (inverter from third party suppliers), allowing for peak-shaving, and swarm operation.

MultiScale

The PowerBooster with an ADSE integrated MultiScale inverter is a pipeline product under development and will be rolled-out in the future. The MultiScale will be a scalable AC/DC power inverter with its own control system and will extend the PowerBooster as well as the rack systems to create a fully integrated energy storage solution. ADSE’s MultiScale system will offer emergency power supply in cases of power outages and stands out with its compatibility with the ADSE scalable battery. Integrating their own power electronics will lead to a higher efficiency, lower costs and extended service capabilities for the strong growing market in the area of C&I.

Digital Services

The energy management product portfolio ranges from offline versions of a decentralized individual system to complex connected systems. ADSE’s current portfolio includes their own BMS with a Digital Twin, Big-LinX Energy and the Energy Management System.

The integrated BMS is an in-house solution that facilitates monitoring of battery cells during the operation. Big-LinX Energy is the cloud-based solution for monitoring the system from anywhere and enables the administration and remote management of the installed systems. In addition, the Energy Management system enables the operator to locally control the systems. Since ADSE has access to the software, it is possible to provide interfaces and customized adaptions which allows operators and power companies to interconnect with ADSE platforms and integrate these into their own energy management systems.

Residential

The product portfolio Residential is designed for the huge market of single and multi-family houses. In these applications, areas are often available for PV generators, and the task of energy management goes beyond mere day/night shifts. Individual optimization options are available in a combination of different operating modes. The goal is to synchronize production and consumption with the given boundary conditions and dynamic behaviour in the best possible way.

MyPowerplant

The energy transition will take place in residential homes as well. We already have markets, such as Germany, with regulation and incentive schemes to accelerate the use of renewable energy-operated systems. In the future, it is expected that residential heating systems will be expanded by electrical heat pumps or fuel cells, PV gensets on rooftops, and electric vehicles in garages, which will be integral elements of the residential energy system. Today we see early adopters, enthusiasts and people investing due to the subsidies they get from government installing PV, but soon we expect the market of renewable energy technology for single and multi-family homes to become a mass-market, which will require easy to install and preferably maintenance free solutions. Instead of many different suppliers of individual sub-systems (PV Inverter, Battery-System and a Wallbox) with different interfaces, software, and controllers, we believe “all-in-one” platforms from one supplier with a bespoke set of services will be needed.

ADSE is developing such an all-in-one platform. It is called MyPowerplant. The system can be connected to 1/3 phase low powered grids, has a scalable battery, direct PV module inputs and a DC/DC wallbox providing up to 20KW even at home.

ADSE’s ownership of this technology allows for a long-term supply and service offering to its partners. They will be able integrate MyPowerplant in their own environment and energy management and benefit from two sides: First, they can optimize their own energy management by connecting thousands of these platforms to a virtual powerplant; and secondly, they can offer the end customer a perfect and reliable service package up to an offer for an energy flat rate.

Market Opportunity

Charging

The EV charging market is profiting from the recent increase in the global demand. Based on stringent emission regulations and an increasing customer acceptance of EVs, including the associated increase in the number of EV models offered by OEMs, the demand has accelerated strongly. Going forward, ADSE expects that the EV market, accompanied by an increasing demand for chargers, will continue to show strong growth, and expects prices for EVs to fall, partly due to lower battery costs, stronger performance of new EVs and the availability of a charging infrastructure supported by public investments, incentives and regulations. According to BNEF, the demand for EVs in ADSE’s target markets will increase between 2020 and 2025 by almost 30% per annum.

As the EV penetration is steadily increasing, new vehicle models with a greater charging capacity, voltage (400V and 800V) and battery — such as the Porsche Taycan are in demand. Based on the continuous evolution of the EV’s performance, ADSE expects an increasing demand for the ultra-fast charging infrastructure to make use of the technological advancement. This trend is fueled by a low consumer acceptance for long charging periods of greater than 30 minutes. Therefore, ultra-fast charging (>150kW) has gained significant importance and will experience significant growth rates within the charging market.

However, we believe most of the existing power grids in Europe and the US are not designed for providing area-wide ultra-fast charging anywhere. As of today, the low power from the grid is limiting the electro mobility. With ADSE’s charging systems, solutions are available which allow ultra-fast charging despite the limitations of the grid. Profiting from the integrated battery buffer, the power received from the standard low power grid connection (30 – 110 kW) will be used for continuously charging the integrated battery and allowing power output to the vehicle of up to 320 kW.

Battery-buffered DC charging

Standard low power grid connection (30-110kW)
Continuous battery charging
Integrated battery buffer
Up to 320 kW power Output to car

The accompanying expansion of the EV infrastructure is supported by government funds. According to eurelectric, investments of ~€400 billion in the EV infrastructure are needed through 2030 in Europe, and the latest infrastructure proposal in the US includes up to $7.5 billion for charging platforms.

Battery storage solutions

Going forward, renewable energy will likely become the essential energy source by receiving broad political support and experiencing tailwinds from rising environmental awareness. Up to 40% of world electricity in 2040 will come from renewable sources.

However, a main constraint is that renewable energy sources aggravate the load of the electricity network as they strongly depend on weather conditions, which leads to a fluctuating energy output. To provide the necessary flexibility, an intelligent network with local energy storage solutions and management systems is required to accommodate changing electricity demand patterns of consumers, daily peaks in electricity consumption (e.g. through EV charging) and the trend towards self-sufficient off-grid energy supply. Using electricity generated by renewable energy sources universally requires the ability to couple energy consumers and producers with the use of intelligent energy management and battery systems.

Therefore, the strong growth in these volatile energy sources requires high investments into smart grid technology and energy storage solutions in order to ensure the requested power supply. According to BNEF, the expected boom in the energy storage market will draw $662 billion in investment over the next two decades. The demand for storage will increase to balance higher proportion of variable, renewable generation and consumption in the electricity systems.

In addition, the strong market demand is expected to be supported by an expected price drop in lithium-ion batteries (there was already an 85% reduction from 2010-2018) mainly driven by increased supply chain efficiencies, enabling a cheaper production of the batteries coupled with incremental improvements in energy density.

ADSE has a product portfolio available and in the pipeline well-suited to address key challenges for the transition to a majority-electric world. Besides the energy storage solutions for the commercial and industrial use, ADSE’s intelligent energy management system, MyPowerplant, promises to generate high market demand based on the opportunity of sector coupling at home with the integration of PV, battery storage, DC charging and energy management in one platform.

Distribution, Marketing and Strategic Relationships

ADSE has a product and eco-system-platform and a development pipeline which will allow it to diversify in the three end-market segments: “Charging”, “Commercial & Industrial” and “Residential”. All three markets have already been served by ADSE. In general, ADSE applies a B2B market approach serving all kinds of the Future Power Companies.

ADSE sells to leading companies operating the ADSE products and platforms. This can be a direct sales and support approach or by utilizing value-added resellers as distribution partners. The decentralized energy market is changing rapidly, and ADSE is enabling its partners to follow this fast change. The marketing, distribution and sales strategy follows the business strategy: ADSE is the company and partner serving the “Future Power Companies” with best-in-class technology and long-term services to optimize the operation and TCO (total cost of ownership).

Direct sales relationships are preferred for large and strategic long-term partners with strong regional and/or thematical market access. These customers are taking advantage and benefit from a high level of integration of the ADSE platforms in their own business models, backend systems and decentralized service concepts. These partners and ADSE customers are operating the infrastructure by themselves and optimize the offerings to a wide range of end-customers. Examples for this type of partners are utility companies, oil & gas companies, charge-point operators, etc.

Value-added resellers act as multipliers for ADSE into the distributed local wide area networks for individual needs and business models. They have a strong existing network and a highly skilled partner base, as well as the ability to ensure long-term customer satisfaction through a complete service offering. The value-added reseller is running an established logistic and service network and helps its partners and customers to benefit from adapting the products, platforms and services to their local and individual use. These can sometimes be niches with special but important use cases.

In addition to the outright sales of products, platforms and services, ADSE may enter into partnership agreements with either direct sales customers or resellers to pursue certain projects. These projects may include the acquisition of a financial interest in joint ventures or other project-related forms of partnership. These partnerships would pursue specific market opportunities for selected products or in certain regions. Such partnerships may also include ADSE entering into some form of limited exclusivity. If this is the case, the terms of the exclusivity may limit other sales opportunities which could have been pursued without such an agreement. ADSE will only enter into such limited exclusive relationships if it expects that the benefit from such a partnership would outweigh the potential disadvantages of any limitations which might result from such partnership.

In October 2021, ADS-TEC Energy, Inc., a Delaware corporation and wholly owned subsidiary of ADSE (“ADSE US”), entered into a channel partner agreement with Smart City Capital, LLC, a Florida limited liability company that seeks to invest in and manage a diverse range of smart city projects to support sustainable economic development (“Smart City”). The channel partner agreement provides among other things for certain reselling, marketing and distribution activities by Smart City for ADSE products and services in the U.S. The channel partner agreement has a one-year term (subject to renewal) and includes certain non-circumvention provisions providing that Smart City will not pursue certain business activities in the U.S., Canada or the U.K. with certain specified entities with products that are competitive to ADSE products and ADSE US will not pursue certain business activities in the U.S., Canada or the U.K. with one or more specified entities.

ADSE pursues a B2B business model and offers its products to preferred highly skilled and long-term oriented customers and partners. While ADSE provides technical services, customized product adaption, and training, as well as customized support, spare parts, service agreements and digital services to its customers and partners, the customer or partner maintains the direct contact and relationships with the end-users. ADSE believes this business model creates a long-term partnership that is beneficial not only to ADSE, its customers/partners, but also the end-customer who sees “one face to the customer”.

ADSE believes this approach best suits a quick expansion of its market presence and long-term growth, and it also provides incentive for its customers and partners to grow their business as well. If the customers and partners do not actively support ADSE’s products, they will not achieve the full benefit of the ADSE platform integration in their business models. In addition, they may not qualify for local subsidies (for example grid expansion or other solutions that are made more attractive due to such subsidies) or will not be as competitive in the markets they serve. ADSE’s markets are very distinct and volatile in terms of how to address the existing and potential customers, hence ADSE has developed and will further develop an individual go-to market strategy for each end-market and region. Market development will be a strategic and ongoing important focus.

Charging

The market for charging services, or selling electric energy to drivers of electrified vehicles, is characterized by dynamic growth and the entrance of new market participants. ADSE’s flexible go-to-market strategy — providing platforms and services to many owners and operators — allows it to directly or indirectly serve all incumbent and future operators of charging equipment. ADSE serves the charging market either through direct sales or resellers as distribution partners. Orders may be generated through any one of the market participants fulfilling crucial functions in setting-up and operating charge points, including project developers, the charge point operator (CPO) itself, installation and infrastructure service companies, energy companies, and site owners. Usually, ADSE’s customers or distribution partners fulfill several of the above functions.

In order to further improve market penetration, ADSE has approached a large number of potential customers through a central mailing initiative. This generates leads which are then shared with the distribution partners.

Commercial & Industrial

In the Commercial & Industrial segment, ADSE sees a trend from individual customer specific storage containers to flexible scalable solutions.

For Commercial customers with energy storage requirements of just some hundred kW/kWh, ADSE utilizes both a direct sales approach and resellers. Resellers as distribution partners have access to a large number of customers and can serve the entire market, such as specialized wholesalers, large installation service companies, or companies who offer ADSE’s products as part of a complete product offering to their customers. Direct customers are typically commercial companies with an individual energy storage need and the capability to operate it.

The Industrial segment today mainly comprises energy storage containers and the ADSE products “PowerBooster”. Storage sizes typically range from 100kWh to single digit MWh. Customers require a specific solution for a certain energy management need and operate the systems by themselves. Those customers are mainly served through direct sales. Besides the delivery of the product ADSE typically designs the required system according to individual customer specifications in cooperation with the customer. In addition, ADSE sometimes participates in tenders for larger projects. It is expected that the “commercial & industrial” segment will benefit from the need that companies will be measured according to their contribution to a CO2 neutral operation. Renewables, EV-Charging and local energy management will get a higher priority and therefore flexibility such as decentralized energy management and storage will be needed.

Residential

Today, the market is mainly characterized by small battery packs which are connected to the local PV-generator on the rooftop. In the future, there is a need for a more intelligent sector coupling at the home in order to combine the power generation through PV and cogeneration of heat and power, as well as with EV charging and providing grid services. Here, ADSE expects to be well-positioned with its future platform MyPowerplant. Due to the general business model and the highly fragmented market, ADSE uses mostly resellers as distribution partners. Typically, ADSE will sell to a value-added reseller who may be an energy utility, a wholesaler of home energy equipment, or a vendor of other complementary home energy equipment with a network of their own, or independent electricians and installation and service companies who will undertake the installation at the individual site and ensure the maintenance service. ADSE sees itself as the ideal partner to provide support along the whole technology chain over many years to provide physical and digital services and interfaces. Those resellers have access to a larger number of customers and can cover entire regions or product segments. In selected cases, ADSE may also serve customers directly who operate the equipment by themselves as part of a network (swarm operation).

Environmental Issues

ADSE and its operations, as well as those of ADSE’s contractors, suppliers and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require ADSE or others in ADSE’s value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on ADSE’s operations. The installation of high power charger and battery storage systems at a particular site is generally subject to oversight and regulation in accordance with provincial, state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits that may vary by jurisdiction.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national and/or local level or new or modified regulations that may be implemented under existing law. Future legislation and regulations relating to hardware manufacturing, electronic waste or batteries, could cause additional expenditures, restrictions and delays in connection with ADSE’s operations as well as other future projects.

Further, ADSE currently relies on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes. Any failure to properly handle or dispose of such wastes, regardless of whether such failure is ADSE’s or its contractors, may result in liability under environmental laws, under which liability may be imposed without regard to fault or degree of contribution to the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. Additionally, ADSE may not be able to secure contracts with third parties to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations. See also “Risk Factors — Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact ADSE’s financial results or results of operation.

Competition

ADSE is diversified across the areas of charging for e-mobility, commercial & industrial and residential applications and considers itself well-positioned in the event of a market change or competitive dynamics in any of those segments individually.

In the EV infrastructure charging market (non-residential), ADSE focusses on battery-buffered ultra-fast charging systems. This comprises charging systems with a charging power above 150kW. Due to its ability to provide ultra-fast charging even at power limited grids and hence its specific use cases, ADSE regards battery-buffered ultra-fast chargers as a distinct market segment of ultra-fast chargers.

ADSE believes there are several potential competitors still in the prototyping phase and may offer battery-based products similar to ADSE’s products in the future. In terms of technical specifications in particular, due to the combination of high available charging power with a small footprint and low noise emission, ADSE believes it is well-positioned compared to current and future competitors. A particular advantage of the HPC Booster is that it can be located very flexibly at a broad range of potential customer sites due to the battery and charging pole being separated (up to 100m apart from the ChargeBox). By continued R&D efforts, ADSE strives to incorporate new technical developments in battery technology, into its products.

While ADSE sees battery-buffered ultra-fast chargers as a separated market segment, non-battery buffered grid connected ultra-fast chargers do in principle compete with battery-based ultra-fast chargers in those cases in which enough power at the current grid connection is available, or an upgrade of the grid is economically reasonable or preferred by the investor for some reason. This may often be the case in typical applications such as central charge parks or super chargers on near highway locations. ADSE sees compact and ultra-fast chargers with an integrated battery buffers in many cases still as the more economic and more suitable solution, especially when high power rates are not requested continuously or at least for the majority of the time.

As the number of EVs continues to grow, so will the need for a charging infrastructure, including ultra-fast chargers. Solutions that do not have an integrated energy storage capability rely on the available grid capacity, or need expensive and long-term expansion of the grid network to offer ultra-fast charging. Solutions may also require a separate energy storage system with related investment costs and space requirements. Therefore, ADSE sees itself in a good competitive position for the necessary extension of the EV-charging infrastructure based on existing grid conditions.

With the increasing EV population, the number of wallboxes sold for home charging will likely increase as well. While home charging in principle may reduce the usage of public charging, ADSE sees a strong market opportunity for public charging driven by the higher number of EVs in the market. Overall, due to the different use cases and technology, ADSE does not see AC-wallboxes as separate and not directly competing market. In contrast, ADSE sees a potential of DC charging at home or at company sites as a potential market opportunity in future.

In addition to the incumbent market participants the possibility persists of new players entering a still developing market and gaining market share with innovative products. However, due to the advanced expertise and knowledge as well as the ecosystem platform technology and long-term services, ADSE expects to be able to effectively compete even with such new potential market entrants.

In the Commercial & Industrial segment, ADSE focuses on applications in which it believes it has a competitive advantage due to the overall platform integration accompanied by digital and physical services. With the Multi-Scale based PowerBooster, ADSE will be able to offer an innovative product with an integrated scalable power inverter providing a fully integrated energy storage solution to the market.

In the Residential segment, ADSE intends to offer a highly integrated eco-platform that specially addresses the needs of single and multifamily homes who would like to integrate renewable energy generation at the site through PV or power-heat cogeneration units, DC-Charging at home, scalable energy storage and a connection to the electricity grid.

In addition, with an increasing market size for residential energy storage and management systems, competition from existing and new competitors may increase. Given a fragmented end-customer base and the need to install those products at the individual site of use, ADSE relies on distribution partnerships. For example, ADSE relies on heating systems manufacturers or installation companies and networks, depending on the individual market in which ADSE operates. While ADSE believes that its current and future products are an attractive complement to the offering of its current and potential future distribution partners, ADSE may have difficulties to attract distribution partners in the future, or such distribution partners may not yield the revenues anticipated by ADSE for such partnerships which may limit our growth.

ADSE currently offers its products mainly in Germany but intends to internationalize its business. In the ultra-fast charging segment, it expects to initiate the marketing of its products in the US soon and also offer its products in other markets in Europe depending on the EV adoption rate in such countries. While ADSE strives to develop and market its products on contractual terms and conditions in such way that its products comply with the necessary regulation in those markets. Consequently, the competition in such markets may change over time significantly, and other factors including but not limited to governmental or local regulation and subsidies may create obstacles for ADSE to compete in such markets and may create limiting factors to its growth.

Raw Materials and Suppliers

ADSE sources a number of key raw materials, parts and supplies for the assembly of its products including but not limited to semiconductors, power modules, battery cells, HVAC components, mechanical systems, electrical components, electronic components, such as conductors, switches, fuses and DC-meters. While ADSE strives to source standard components where possible, many components are sourced from single suppliers for which it may not be possible to find an alternative source in a short period of time or even at all. In addition, supplier changes may have impact on certification and customer acceptances. Due to ADSE competencies in design and manufacturing, it expects that in principle almost any supplier can be replaced over time. However, such replacements may require additional development work, which may have negative impact on the ADSE’s ability to deliver products and its profitability.

Raw materials, parts and supplies obtained from third-party vendors may contain defects resulting in the malfunction of ADSE’s products. ADSE could be subject to claims that its products are defective or have malfunctioned, or even that persons were injured or purported to be injured as a result of such defects, and ADSE’s customers may bring legal claims against ADSE to attempt to hold it liable. Any insurance that ADSE carries may not be sufficient or it may not apply to all situations. To the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. See “Risk Factors — ADSE’s technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.”

Employees and Human Capital Management

As of August 1, 2021, ADSE had 104 employees. These employees include 21 in sales, 45 in operations, 33 in product development, and 5 in general and administrative positions. ADSE currently also relies, and may continue to rely, on professional employer organizations and staffing organizations for the employment to complement our workforce. Additionally, ADSE has retained a number of expert advisors and consultants that help navigate it through different aspects of its business. ADSE considers its relations with its employees to be good and has not experienced any work stoppages, slowdowns or other serious labor problems that have materially impeded ADSE’s business operations.

ADSE’s human capital management objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating ADSE’s new and existing employees.

Manufacturing

ADSE has also decided to final assemble its products in-house to ensure the constant high quality of its products and the scalability to meet the future demand. It is the Company’s strong conviction that the demand for technology enabling the transition into the energy market will grow strongly across all product segments quickly growing into a regulated mass market of energy infrastructure. ADSE has therefore consequently targeted flexible but scalable assembly facilities. ADSE has also designed its facilities with a system based on principles developed and applied in the leading industry sectors, and applies a rigorous discipline in all processes and continuous improvement principles. An important aspect of ADSE’s facility design and digitized processes is that it can be cloned easily and quickly within a few months to expand its capacities in line with market growth and its expansion in new markets.

ADSE benefits from its highly developed production process which combines the advantages from assembly and in-house engineering. The production facilities are located around Dresden, Germany.

Government, Regulation and Incentives

ADSE is subject to many forms of government regulation in its current markets, primarily the European Union, but also in new markets like the United States. There is not a primary agency that oversees the industry, but instead ADSE must comply with various federal, state and local rules and regulations. The regulatory overlay relates to many areas of ADSE’s operations, but primarily to safety concerns surrounding the manufacture and implementation of its products and systems. Violations of the applicable regulations may result in substantial civil and criminal fines, penalties and/or orders to cease operations or to conduct or pay for corrective work. Customer demand for ADSE’s products is and is expected to remain influenced by government regulations and economic incentives promoting fuel efficiency and alternate forms of energy, and the availability of tax and other governmental incentives to purchase and operate electric vehicles.

Facilities

ADSE’s headquarters are located in Nürtingen, Germany. The company also maintains three further facilities, all of which are located in Germany (Klipphausen, Wilsdruff and Köngen). These sites are used for production, as warehouses, as laboratories, and for prototyping (Köngen).

ADSE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which ADSE’s management believes is relevant to an assessment and understanding of ADSE’s results of operations and financial condition. The following discussion is based on ADSE’s financial information prepared in accordance with the International Financial Reporting Standards as issued by the IASB (“IFRS”), which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. GAAP. The discussion should be read together with the historical audited financial statements as of and for the year ended December 31, 2020 and 2019 and unaudited condensed interim financial statements as of and for the six months ended June 30, 2021 and 2020. The discussion and analysis should also be read together with the pro forma financial information as of June 30, 2021. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. The discussion and analysis should also be read together with the pro forma financial information for the year ended December 31, 2020 and for the six months ended June 30, 2021. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to ADSE’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. ADSE’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus/consent solicitation statement.

Overview

ADSE produces, develops, and markets battery-buffered EV charging systems infrastructure, battery storage systems and cloud-based services which enable the customer to control and manage the system, for example via Big-LinX®, based on real-time information. As part of the ADSE ecosystem, it enables 24/7 access to the platform, over the air updates, prediction-based services, and data analytics.

ADSE generates revenue primarily through the sale of its products, services and Big-LinX®. Big-LinX® with its control and monitoring functions enables also proactive monitoring, fast response time, parts, and performance warranty. ADSE targets two key markets: battery storage systems for residential, commercial, and industrial customers, and battery buffered high-power charging infrastructure.

Since ADSE’s inception in 2008, it has been engaged in producing, developing, and marketing its battery-buffered energy systems, subscriptions, and other offerings, establish a production and recruiting personnel. ADSE has incurred net operating losses and negative cash flows from operations in every year since its inception.

As of December 31, 2020, ADSE had an accumulated deficit of EUR 29.5 million. ADSE has funded its operations mainly with capital contributions, sustained shareholder loans, borrowings under its loan facilities and customer payments.

Key Factors Affecting Operating Results

ADSE believes its performance and future success depend on several factors that present significant opportunities for it. However, risks and challenges are also posed, including those discussed below and in the section of this proxy statement/prospectus/consent solicitation statement titled “Risk Factors.”

Battery Buffered EV Charging Systems

Growth in EV Adoption

ADSE’s revenue growth is directly tied to the continued acceptance of passenger and commercial EVs sold, which it believes drives the demand for charging infrastructure. The market for EVs is still rapidly evolving and, although demand for EVs has grown in recent years, there is no guarantee of such future demand. Factors impacting the adoption of EVs include, but are not limited to, perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; volatility in the cost of oil and gasoline; availability of services for EVs; consumers’ perception about the convenience and cost of charging EVs; and increases in fuel efficiency. In addition, macroeconomic factors could impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles when the automotive industry globally has been experiencing a recent decline in sales. If the market for EVs does not develop as expected or if there is any slow-down or delay in overall EV adoption rates, this would impact ADSE’s ability to increase its revenue or grow its business.

Competition

ADSE is currently a market leader within the EU in battery-buffered ultra-high-power chargers. ADSE intends to expand its market share over time in its product categories. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, ADSE’s competition includes other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy gasoline powered vehicles. If ADSE’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.

United States Expansion

ADSE operates in Europe and recently established a subsidiary in the United States. The United States is expected to be a significant contributor to ADSE’s revenue in future years. ADSE plans to use at least EUR 50 million of the proceeds from the Business Combination to initiate and later expand its sales and marketing activities, as well as to potentially pursue strategic acquisitions in North America. ADSE believes it is also well positioned to grow its US business, both through new potential business relationships and the expansion of existing multinational OEM and O&G business relationships. However, ADSE primarily competes with larger providers of non-battery buffered EV charger producers, particularly in Europe. Many of these competitors have no ultra-high-power charger, which could cause poor experiences and have a negative impact on overall EV adoption in the US and Europe. ADSE’s growth in Europe requires differentiating itself as compared to the potential newcomers and existing competitors with AC and DC chargers. If ADSE is unable to penetrate the market in US, its future revenue growth and profits may be impacted.

Impact of New Product Releases

As ADSE introduces new products, its gross margins may be temporarily impacted by launch costs, until its supply chain achieves targeted cost reductions, such as the market introduction of its semi-mobile battery buffered ultra-high-power charger in fiscal year 2022. In addition, ADSE may accelerate its operating expenditures where it sees growth opportunities which may impact gross margin until upfront costs and inefficiencies are absorbed and normalized operations are achieved. ADSE also continuously evaluates and may adjust its operating expenditures based on its launch plans for its new products, as well as other factors including the pace and prioritization of current projects under development and the addition of new projects. As ADSE attains higher revenue, it expects operating expenses as a percentage of total revenue to continue to decrease in the future as it focuses on increasing operational efficiency and process automation.

Government Mandates, Incentives and Programs

The European Union, the German federal government, the U.S. federal government, foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives. These governmental rebates, tax credits and other financial incentives significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on specified dates, end when the allocated funding is no longer available, or be reduced or terminated as a matter of regulatory or legislative policy. Any reduction in rebates, tax credits or other financial incentives could reduce the demand for EVs and for charging infrastructure, including infrastructure offered by ADSE.

Battery Storage Systems

Growth in all-electric-world adaption Adoption

ADSE’s battery storage systems revenue growth is linked to the transition to an all-electric world by using renewable energy in both the “Commercial & Industrial” and “Residential” end-market segments. ADSE is convinced they are needed to achieve the global objective of CO2 neutral energy systems. The market for battery storage systems is still evolving and although demand for systems has grown in recent years significantly, there is no guarantee of such future demand. Factors impacting the demand for battery storage systems include but are not limited to: perceptions about battery storage systems features and advantages, quality, safety, performance and cost; volatility in the cost of oil, gas and energy from finite and renewable resources; availability of services; consumers’ perception about the convenience; and cost of installing and using a battery storage system. In addition, macroeconomic factors could impact demand for renewable energy, particularly since they can be more expensive than energy from finite resources. If the market for battery storage systems does not develop as expected or if there is any slow-down or delay in overall CO2 neutral adoption rates, this would impact ADSE´s ability to increase its revenue or grow its business.

Competition

ADSE is currently offering its battery storage systems mainly within the EU. ADSE intends to expand its market share over time in its product categories. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, ADSE’s competition includes other types of alternative energy storage solutions such as hydrogen and compressed air storage solutions. If ADSE’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.

Impact of New Product Releases

As ADSE introduces new products, its gross margins may be temporarily impacted by launch costs until its supply chain achieves targeted cost reductions, such as the market introduction of its new PowerBooster generation in fiscal year 2023. In addition, ADSE may accelerate its operating expenditures where it sees growth opportunities which may impact gross margin until upfront costs and inefficiencies are absorbed and normalized operations are achieved. ADSE also continuously evaluates and may adjust its operating expenditures based on its launch plans for its new products, as well as other factors including the pace and prioritization of current projects under development and the addition of new projects. As ADSE attains higher revenue, it expects operating expenses as a percentage of total revenue to continue to decrease in the future as it focuses on increasing operational efficiency and process automation.

Government Mandates, Incentives and Programs

The European Union, the German federal government, the U.S. federal government, foreign governments and some state and local governments provide incentives to end users and purchasers of renewable energy sources and battery storage systems in the form of rebates, tax credits and other financial incentives. These governmental rebates, tax credits and other financial incentives significantly lower the effective price of renewable energy sources and battery storage systems to customers. However, these incentives may expire on specified dates, end when the allocated funding is no longer available, or be reduced or terminated as a matter of regulatory or legislative policy. Any reduction in rebates, tax credits or other financial incentives could reduce the demand for renewable energy sources and for battery storage systems offered by ADSE.

Components of Results of Operations

Revenue

ADSE develops, produces, and distributes battery storage solutions for different areas of applications (“multi-use-case”). The product portfolio ranges from the field “residential” which includes small storage solutions, to the field “industrial” including power ranges up to multiple MW/MWh, as well as to the field “charging” which provides charging solutions for the expansion of the eMobility infrastructure at power-limited network points. Additionally, ADSE provides its customers with software solutions regarding intelligent controlling and monitoring of battery storage solutions. Other revenues include, for example, separately acquirable service contracts or maintenance services.

For the fiscal year 2019 and 2020 the revenue stream mainly includes the production and delivery of ChargeBoxes (CBX). Revenue for the ChargeBoxes are recognized once the product is transferred to the customer. Included in the revenue for the ChargeBoxes are also development cost contributions made by the customer. These cost contributions are also recognized in accordance with the delivery of the ChargeBoxes. Additionally, the revenue stream “Charging” includes the delivery of ChargeTrailer system in the form of a truck trailer. The revenue for the truck trailer is recognized over time. The percentage of completion is based on the incurred costs.

For the fiscal year 2021, ADSE expects revenue to decline year-over-year given the challenges associated with the COVID-19 pandemic and the fact that a major order of approximately EUR 45 million, of which approximately

EUR 32 million was fulfilled in 2020. While ADSE cannot predict the ultimate extent or duration of the impact of the COVID-19 pandemic on its financial condition and operating results, in fiscal year 2022 and beyond, it expects revenue to return to and exceed levels pre-existing the COVID-19 pandemic as it increases its sales to new and existing customers, expands its operations in the United States, and broadens its product offerings, particularly for charging and residential customers.

Cost of Revenue

ADSE used a sister company ads-tec Dresden GmbH as contract manufacturer to assemble the ChargeBox and to produce battery storage systems. On July 1, 2021, the production was transferred to ADSE. ADSE’s cost of revenue systems includes raw material costs used by contract manufacturer and the contract manufacturer’s cost of finished goods. For ADSE’s limited in-house production, cost of revenue includes raw material, parts, labor, manufacturing costs, and allocated facilities, related salaries and personnel expenses and information technology expenses. It also consists of depreciation of manufacturing related equipment and facilities, amortization of capitalized development costs, and allocated facilities and information technology expenses.

It also includes cost of field maintenance cost, spare parts, license cost for BigLinX, allocated facilities and information technology expenses, salaries, and related personnel expenses for providing 3rd level service and third-party support costs to perform installations, maintenance and repair service.

Gross Profit and Gross Margin

Gross profit is revenue less cost of revenue and gross margin is gross profit as a percentage of revenue. ADSE offers a range of products which vary widely in price and associated margin. Accordingly, ADSE’s gross profit and gross margin have varied and are expected to continue to vary from period to period due to revenue levels; geographic, vertical and product mix; new product introductions, and its efforts to optimize its operations and supply chain.

In the long term, ADSE expects its gross profit to increase on an absolute basis and gross margin to increase over time as it expands its revenue and continues to optimize its operations and supply chain. However, in the short term, as ADSE launches new charging systems and battery storage products, and grows its presence in Europe and United States, it expects gross margin to experience variability from period to period.

Research and Development Expenses

Research and not capitalized development expenses consist primarily of salaries and related personnel expenses for personnel related to the development of improvements, quality assurance, testing, product management, and cost for samples, allocated facilities, and information technology expenses. Information technology research and not capitalized development costs are expensed as incurred.

ADSE expects its research and development expenses to increase on an absolute basis and they may increase as a percentage of total revenue for the foreseeable future as it continues to invest in research and development activities to achieve its technology and product roadmap.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses primarily consist of personnel-related expenses, external storage, packaging, marketing cost, professional or legal fees, cost allocation within the ads-tec Group and other expenses. ADSE expects to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. ADSE also expects to increase the size of its selling, general and administrative function to support the growth of its business especially with the expansion to the United States.

Depreciation and Amortization

Depreciation and amortization primarily relate to the depreciation of ADSE manufacturing and technology equipment, other tools and to capitalized development expenses. ADSE anticipates these expenses will continue to increase over time as it continues to develop new products and may establish a production facility in the United States.

Other Operating Expenses

Other operating expenses primarily relate to write offs of expenses from special warranties, disposal of assets and compensation.

Other Income

Other income consists mainly income from reversal and utilization of provisions, cost refunds and insurance compensation.

Finance Costs

Finance costs primarily relates to interest expenses for bank loans and sustained shareholder loans.

Income Tax Benefits/(Expenses)

The tax benefits/(expenses) include current and deferred taxes. Current taxes and deferred taxes are reported in profit or loss, except to the extent to which they are reported directly in equity or in the other operating income.

The tax loss carry forwards amounted to EUR 32.9 million at December 31, 2020.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2020

The results of operations for the six months ended June 30, 2021 and 2020 presented below should be reviewed in conjunction with ADSE’s unaudited condensed interim financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

The following table summarizes ADSE’s historical results of operations for the periods indicated:

	(Unaudited) Six Months Ended June 30,
in kEUR	2021	2020	Change	Change (%)
Continuing Operations
Revenue	20,947	2,216	18,731	845%
Cost of sales	(19,433)	(10,062)	(9,371)	93%
Gross profit/(loss)	1,514	(7,845)	9,360
Research and development	(1,583)	(458)	(1,125)	246%
Selling and general administrative	(4,083)	(3,773)	(310)	8%
Impairment losses on trade receivables and contract assets	(0)	(5)	5	(106)%
Other expenses	(467)	(264)	(203)	77%
Other income	549	165	384	233%
Operating Result	(4,069)	(12,180)	8,111	(67)%
Finance income	0	0	(0)	*
Finance expenses	(1,108)	(398)	(710)	178%
Net finance costs	(1,108)	(398)	(710)	178%
Result before tax	(5,177)	(12,578)	7,401	(59)%
Income tax benefits/(expenses)	0	(55)	55	*
Result from continuing operations	(5,177)	(12,633)	7,456	(59)%
Result for the period	(5,177)	(12,633)	7,456	(59)%
Other comprehensive income for the period, net of tax	0	0	0	*
Total comprehensive result for the period	(5,177)	(12,633)	7,456	(59)%

Comparison of the Twelve Months Ended December 31, 2020 and 2019

The results of operations for the twelve months ended December 31, 2020 and 2019 presented below should be reviewed in conjunction with ADSE’s audited financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

The following table summarizes ADSE’s historical results of operations for the periods indicated:

	(Audited) Year Ended December 31,
in kEUR	2020	2019	Change	Change (%)
Continuing Operations
Revenue	47,370	19,087	28,283	148%
Cost of sales	(45,548)	(22,219)	(23,329)	105%
Gross profit/(loss)	1,822	(3,132)	4,954
Research and development	(749)	(473)	(276)	58%
Selling and general administrative	(7,570)	(5,924)	(1,646)	28%
Impairment losses on trade receivables and contract assets	(9)	(63)	54	(86)%
Other expenses	(2,224)	(1,110)	(1,114)	100%
Other income	541	1,026	(485)	(47)%
Operating Result	(8,190)	(9,676)	1,486	(15)%
Finance income	0	1	(1)	*
Finance expenses	(2,135)	(885)	(1,250)	141%
Net finance costs	(2,135)	(884)	(1,251)	142%
Result before tax	(10,325)	(10,559)	234	(2)%
Income tax benefits / (expenses)	45	(1,490)	1,535	(103)%
Result from continuing operations	(10,280)	(12,050)	1,770	(15)%
Result for the period	(10,280)	(12,050)	1,770	(15)%
Other comprehensive income for the period, net of tax	0	0	0	*
Total comprehensive result for the period	(10,280)	(12,050)	1,770	(15)%

Revenue

The following table summarizes the changes in revenue from the six months ended June 30, 2020 to 2021.

	(Unaudited) Six Months Ended June 30,
In kEUR	2021	2020	Change	Change (%)
Charging	18,276	602	17,674	2936%
Commercial & Industry	1,324	978	346	35%
Residential	191	89	102	115%
Service & Other	1,156	547	609	111%
Total	20,947	2,216	18,731	845%

Total revenue increased by EUR 18.7 million or 845%, from the six months ended June 30, 2020 to June 30, 2021, primarily due to an increase of EUR 17.7 million of revenue of Charging attributable to sold ChargeBoxes primarily due to one major customer order.

The Company generated 87% and 24% of total revenue from one customer for the six months ended June 30, 2021 and 2020, respectively.

The following table summarizes the changes in revenue from the twelve months ended December 31, 2019 to 2020.

	(Audited) Year Ended December 31
In kEUR	2020	2019	Change	Change (%)
Charging	40,514	14,163	26,351	186%
Commercial & Industry	5,472	2,964	2,508	85%
Residential	153	418	(265)	(63)%
Service & Other	1,231	1,542	(311)	(20)%
Total	47,370	19,087	28,283	148%

Total revenue increased by EUR 28.3 million or 148%, from the year ended December 31, 2019 to December 31, 2020, primarily due to an increase of EUR 26.4 million of revenue of Charging attributable to sold ChargeBoxes primarily due to one major customer order. Further, the revenue for commercial and industry increased by EUR 2.5 million mainly due to two major industrial customer projects for battery storage systems. Residential revenue declined by EUR 0.3 million. Service & Others declined by EUR 0.3 million primarily due to lower amount of events with the ChargeTrailer.

The Company generated 87% and 77% of total revenue from one customer for the fiscal year ended December 31, 2020 and 2019, respectively.

Cost of Sales

Cost of sales increased by EUR 9.4 million or 93%, from the six months ended June 30, 2020 to June 30, 2021, primarily due to the increase of sold ChargeBoxes. The cost of sales increase in percentage was lower compared to the year-over-year revenue increase due to economies of scale for personnel cost, personnel related costs and other costs beyond dedicated cost of goods manufactured.

Cost of sales increased by EUR 23.3 million or 105%, from the year ended December 31, 2019 to December 31, 2020, primarily due to the increase of sold ChargeBoxes for the year ended December 31, 2020. The cost of sales increase in percentage was lower compared to the year-over-year revenue increase due to economies of scale for personnel cost, personnel related costs and other costs beyond dedicated cost of goods manufactured.

Gross Profit

Gross profit increased by EUR 9.4 million, from the six months ended June 30, 2020 to June 30, 2021, which was primarily due to the increased revenue mainly related to Charging and as the cost of sales decreased due to continuously scaling the cost of operations.

Gross profit increased by EUR 5.0 million, from the year ended December 31, 2019 to December 31, 2020, and was positive for the first time since inception. The increase was primarily due to the increased revenue mainly related to Charging and as the cost of sales decreased due to the efficient use of our indirect manufacturing structure and other non-manufacturing cost of sales.

Research and Development

Research and Development expenses increased by EUR 1.1 million or 246%, from the six months ended June 30, 2020 to June 30, 2021 as the development activities in 2020 were primarily driven by the capitalized development of the ChargeBox.

Research and Development expenses increased by EUR 0.3 million or 58%, from the year ended December 31, 2019 to December 31, 2020 as the development activities in 2020 were primarily driven by the capitalized development of the ChargeBox.

Selling and General Administrative

Sales and general administrative expenses increased by EUR 0.3 million or 8%, from the six months ended June 30, 2020 to June 30, 2021 primarily due to an increase in personnel and personnel related and marketing expenses as well as advisory fees.

Sales and general administrative expenses increased by EUR 1.6 million or 28%, from the year ended December 31, 2019 to December 31, 2020 primarily due to an increase in personnel and personnel related and marketing expenses as well as advisory fees.

Impairment Losses on Trade Receivable and Contract Assets

Impairment losses on trade receivables and contract assets decreased by kEUR 5, from the six months ended June 30, 2020 to June 30, 2021 due to lower impairment on trade receivables.

Impairment losses on trade receivable and contract assets decreased by kEUR 54, from the year ended December 31, 2019 to December 31, 2020 due to lower impairment on trade receivables.

Other Expenses

Other expenses increased by EUR 0.2 million from the six months ended June 30, 2020 to June 30, 2021 primarily due to an increase of renting facilities.

Other expenses increased by EUR 1.1 million from the year ended December 31, 2019 to December 31, 2020 primarily due to an increase of warranty expense of EUR 2.0 million due to a potential aging issue of a circuit board and a process related serial defect on part placed at disposal. Further a decrease of other costs by EUR 0.7 million related to other compensations.

Other Income

Other income increased by EUR 0.4 million from the six months ended June 30, 2020 to June 30, 2021 primarily due to reversal of provision for warranties.

Other income decreased by EUR 0.5 million from the year ended December 31, 2019 to December 31, 2020 primarily due to income from utilization of provisions EUR 0.3 million.

Net Finance Costs

Net finance costs increased by EUR 0.7 million or 178%, from the six months ended June 30, 2020 to June 30, 2021 primarily due to interest expense for bank loans.

Net finance costs increased by EUR 1.3 million or 141%, from the year ended December 31, 2019 to December 31, 2020 primarily due to interest expense for bank loans of EUR 1.0 million and interest expense for sustained shareholder loans of EUR 0.1 million.

Income Tax Benefits/(Expenses)

Income tax expenses decreased by kEUR 55 from the six months ended June 30, 2020 to June 30, 2021 primarily due to deferred tax expense which was recognized.

Income tax expenses decreased by EUR 1.5 million from the year ended December 31, 2019 to December 31, 2020 primarily due to deferred tax expense which was recognized.

Liquidity and Capital Resources

Sources of Liquidity

ADSE has incurred net losses and negative cash flows from operations since its inception which it anticipates will continue for the foreseeable future. To date, ADSE has funded its operations primarily with proceeds from its operations, capital contributions, sustained shareholder loans, borrowings under its loan facilities and customer payments.

As of June 30, 2021, ADSE had EUR 26.2 million of the sustained shareholder loans and EUR 4.7 million of short term secured bank loans.

Management has considered conditions and events which provide substantial doubt about ADSE’s ability to continue as a going concern (i.e., the COVID-19 pandemic and the closing of the Business Combination) over the 12 months following the issuance of the financial statements. ADSE’s cash on hand following the consummation of the Business Combination and the proceeds of the PIPE Financing, together with cash generated from sales to customers, should satisfy its working capital and capital requirements for at least the next twelve months from August 10, 2021, the date on which ADSE’s audited financial statements were issued. However, no assurances can be provided that the Business Combination will be completed or that additional funding will be available at terms acceptable to ADSE, if at all. If the Business Combination is not completed and ADSE is unable to raise additional capital it may significantly curtail its operations, modify existing strategic plans and/or dispose of certain operations or assets. See also ADSE’s audited financial statements for the years ended December 31, 2020 and 2019, respectively, included elsewhere in this proxy statement/prospectus for more information.

Liquidity Policy

As an early-stage company, ADSE maintains a strong focus on liquidity and defines its liquidity risk tolerance based on sources and uses to maintain a sufficient liquidity position to meet its obligations under both normal and stressed conditions. ADSE manages its liquidity to provide access to sufficient funding to meet its business needs and financial obligations, as well as capital allocation and growth objectives.

Debt Profile

	As of June 30, 2021	As of December 31,
In kEUR		2020	2019
	(Unaudited)	(Audited)
ads-tec holding GmbH shareholder loan 1	6,169	6,109	5,990
ads-tec holding GmbH shareholder loan 2	1,600	1,600	1,458
Robert Bosch GmbH shareholder loan 1	7,343	7,087	6,568
Robert Bosch GmbH shareholder loan 2	11,053	10,550	0
Secured bank loan	4.730	354	0
Total	30.895	25.700	14,016

ads-tec Holding GmbH shareholder loan 1 carries an interest rate of 2% p.a., and ads-tec Holding GmbH shareholder loan 2 carries an interest rate of 10 % p.a. in total, 2 % p.a. in kind. Both ads-tec Holding GmbH shareholder loans have the maturity of December 31, 2023.

Robert Bosch GmbH shareholder loan 1 has an interest rate of 8 % p.a., whereas the Robert Bosch shareholder loan 2 has an interest rate of 10 % p.a. in total, with 2 % p.a. in kind. Both Robert Bosch shareholder loans have the maturity of December 29, 2023.

Secured bank loan has an interest rate of 4.5% p.a. added to the 3-months EURIBOR as of December 31, 2020 and an interest rate of 6.5% p.a. added to the 3-months EURIBOR as of June 30, 2021.

Cash Flow Summary

In kEUR	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)		(audited)
Cash Flow from operating activities	(3,558)	(4,096)	(12,584)	(19,890)
Cash Flow from investing activities	(1,895)	(3,184)	(6,623)	(5,850)
Cash Flow from financing activities	5,435	6,844	9,900	13,517
Net decrease in cash and cash equivalents	(18)	(436)	(9,307)	(12,223)
Net cash and cash equivalents at the end of the period	0	8,888	18	9,325

Operating Activities

The negative Cash Flow from operating activities decreased by EUR 0.5 million from the six months ended June 30, 2020 to June 30, 2021 primarily due to reduced contract liabilities and reduction of inventories.

The negative Cash Flow from operating activities decreased by EUR 7.3 million from the year ended December 31, 2019 to December 31, 2020 primarily due to reduced contract liabilities and reduction of inventories.

Investing Activities

The negative Cash Flow from investing activities decreased by EUR 1.3 million from the six months ended June 30, 2020 to June 30, 2021 primarily due to reduced capitalization of development expenses.

The negative Cash Flow from investing activities increased by EUR 0.8 million from the year ended December 31, 2019 to December 31, 2020 primarily due to increased capitalization of development expenses

Financing Activities

The Cash Flow from financing activities decreased by EUR 1.4 million from the six months ended June 30, 2020 to June 30, 2021 primarily due to reduced proceeds from borrowings and shareholder contribution and loans.

The Cash Flow from financing activities decreased by EUR 3.6 million from the year ended December 31, 2019 to December 31, 2020 primarily due to reduced proceeds from borrowings and shareholder contribution and loans.

Commitments and Contractual Obligations

From the six months ended June 30, 2021 commitments from master purchase agreements for materials exist of kEUR 5,329. For contracted long-term cost allocation agreements and rents with affiliated companies, commitments exist of kEUR 3,400 per year.

For the year ended December 31, 2020 commitments from master purchase agreements for materials exist of kEUR 9,146. For contracted long-term cost allocation agreements and rents with affiliated companies, commitments exist of kEUR 3,400 per year.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K as of June 30, 2021 and December 31, 2020.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of ADSE’s financial condition and results of operations is based on its financial statements, which have been prepared in accordance with IFRS as issued by the IASB. The preparation of these annual financial statements requires ADSE to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. ADSE’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While ADSE’s significant accounting policies are described in more detail in Note 2 to its financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement, it believes the following accounting policies and estimates to be most critical to the preparation of its annual financial statements.

Revenue Recognition

Contracts where ADSE provides services to customers and which are realized over time usually require an estimate with regard to future costs to be incurred until completion of the contract. The resulting margin is thus estimated by management based on historical data and current forecasting and reviewed at least annually.

Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the weighted average cost principle. In the case of manufactured inventories, cost includes an appropriate share of production overheads based on normal operating capacity.

The subsequent valuation of cost of raw materials and supplies within ADSE is assigned using the weighted average cost method. In order to ensure an appropriate measurement of inventories, the Company performs a continuous evaluation of the lifecycle of inventories, i.e. whether inventories have not been sold or used for a long period of time and are not be expected to be sold in the future. For the determination of the net realisable value of inventories, we determine a write-off percentage based on historical and forecasted usage and sales. Based on our continuous observation of inventory trends, a write-off for obsolete inventory is applied.

Recent Accounting Pronouncements

See Note 2 of ADSE’s financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement for more information regarding recently issued accounting pronouncements.

Related Party Transactions

Refer to Note 6, “Related parties” of ADSE audited financial statements included elsewhere in this proxy statement/prospectus for more information for related party transactions.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Market risk is the risk that changes in market prices — e.g. foreign exchange rates, interest rates and equity prices — will affect ADSE’s income or the value of its holdings of financial instruments. The financial instruments affected by market risk essentially comprise of financial liabilities. Market risk can be seen as a subordinated risk for ADSE.

Interest Rate Risk

Currency Risk

ADSE is not exposed to currency risk since 99.18% (2019: 97.01%) of revenues are generated in Germany.

Other Market Risks

ADSE is not significantly exposed to other market risks.

Internal Control Over Financial Reporting

ADSE is, prior to the transaction, a private company preparing separate financials statements only. We have limited accounting and financial reporting personnel and other resources with which to address our internal controls and procedures required for public companies. So far, no consolidated financial statements in accordance with IFRS as issued by the IASB have been prepared. Becoming a U.S. public company, Parent will operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Nasdaq regulations, SEC rules and regulations, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls in accordance with the Sarbanes-Oxley Act are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.

We identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to (i) lack of consistent and proper application of accounting processes and procedures, defined control processes and segregation of duties, (ii) insufficient design, implementation and operating effectiveness of information technology general controls for information systems that are significant to the preparation of our financial statements, (iii) lack of review and supervision and (iv) insufficient resources with an appropriate level of technical accounting and SEC reporting expertise.

We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the material weaknesses, including by implementing new information technology and systems for the preparation of the financial statements, implementing additional review procedures within our accounting and finance department, hiring additional staff and engaging external accounting experts to support improving our accounting processes and procedures and supplement our internal resources in our computation processes. While we are designing and implementing measures to remediate the material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. These measures may not remediate the deficiencies in internal control or prevent additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.

We anticipate that the process of building our accounting and financial functions and infrastructure will result in substantial costs, including significant additional professional fees and internal costs. Any disruptions or difficulties in implementing or using such a system could adversely affect our controls and harm our business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements as part of the consolidated group. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, investors could lose confidence in our reported financial information and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

JOBS Act

After completion of the Transactions, Parent will qualify as an “emerging growth company” and, under the JOBS Act, will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Parent has elected to delay the adoption of new or revised accounting standards, and as a result, Parent may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, the consolidated financial statements for Parent may not be comparable to companies that comply with public company effective dates.

Parent could remain an emerging growth company until the last day of Parent’s fiscal year following the fifth anniversary of EUSG’s initial public offering. However, if Parent’s annual gross revenue is $1.07 billion or more, if its non-convertible debt issued within a three year period exceeds $1 billion or the market value of its ordinary shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, Parent would cease to be an emerging growth company as of the following fiscal year.

EXECUTIVE COMPENSATION

EUSG Executive Officer and Director Compensation

EUSG is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of EUSG has received any compensation for services rendered to EUSG. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of EUSG’s existing shareholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the Transactions. Since its formation, EUSG has not granted any stock options, stock appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.

No compensation of any kind, including finders, consulting or other similar fees, will be paid to EUSG’s sponsor, EUSG’s officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on EUSG’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. While no reimbursable expenses have been incurred to date, there can be no guarantee that we will not be required to reimburse our sponsors, officers, directors, or affiliates, and there is no limit on the amount of these reimbursable out-of-pocket expenses.

ADSE Executive Officer and Director Compensation

During 2020, ADSE had just one executive officer, Mr. Robert Vogt, the chief financial officer, who earned approximately 209,000 Euros for the year. The services of a chief executive officer were secured through a shared services agreement described below under “Certain Relationships and Related Party Transactions — ADSE’s Related Party Transactions”. No members of the board of directors received compensation during 2020.

Parent Executive Officer and Director Compensation Following the Transactions

Executive Compensation

As a newly formed entity, Parent has not yet completed the establishment of its management and executive compensation. The anticipated parameters of the executive compensation program will be disclosed in future filings by the Parent. Based on discussions between Parent and Pearl Meyer & Partners, a third party independent compensation consultant, it is expected that the executive compensation program will include:

•        annual base salaries;

•        performance bonus opportunities (and for executives directly involved with oversight of salespersons, a sales commission “override”), potentially in cash and/or equity awards;

•        long term incentive compensation in the form of stock options, restricted stock and stock appreciation awards, among others, as set forth in Parent’s Incentive Plan;

•        a one-time equity award relating to the consummation of the Transactions to establish meaningful retention and alignment of interests between Parent’s leadership team and Parent’s shareholders in an amount equal to $250,000 for C-level employees (other than Parent’s CEO), which award will be granted at the time of execution of an employment agreement and vest 25% on the second anniversary, 25% on the third anniversary and 50% on the fourth anniversary of the grant date, subject to the accelerated vesting in certain circumstances as described further below; and

•        with regard to key executive officers, formal employment arrangements to include change of control provisions.

The exception to this is Mr. Thomas Speidel, who will become the Chief Executive Officer of Parent. Mr. Speidel’s compensation has not yet been finalized; however, its general parameters are as follows:

•        an annual base salary of €400,000;

•        a discretionary bonus of up to €300,000 based on the achievement of individual and company goals, all as determined and approved by the Parent board of directors;

•        equity awards under the Parent Omnibus Incentive Plan, solely at the discretion of the Parent board of directors; and

•        a one-time equity award relating to the consummation of the Transactions to establish meaningful retention and alignment of interests between Parent’s leadership team and Parent’s shareholders in an amount equal to $750,000, which award will be granted at the time of execution of the employment agreement and vest 25% on the second anniversary, 25% on the third anniversary and 50% on the fourth anniversary of the grant date, subject to the accelerated vesting in certain circumstances as described further below.

If a C-level employee’s employment is terminated without cause or for good reason during the first four years of such employee’s employment, then 50% of the unvested portion of such employee’s one-time equity award will vest upon such termination.

Director Compensation

Each of the non-executive directors of Parent has negotiated a contract with Parent that provides for annual cash compensation of $50,000. In addition, each non-executive member of the board of directors of Parent will be granted annual equity awards with a total value of $100,000 for each year of service on the board of directors.

The chairman of the audit committee will receive an additional $20,000 annual cash compensation for such service, the chairman of the nominating committee will receive an additional $10,000 annual cash compensation for such service, and the chairman of the compensation committee will receive an additional $15,000 annual cash compensation for such service. The cash compensation will be payable quarterly in advance to Parent’s non-executive directors, who will also be eligible for equity compensation through an equity incentive plan to be adopted by Parent following the closing of the Transactions; provided that, while any member of the board of directors is also an executive officer, such individual is not eligible for any such compensation.

The chairman of the board of directors will receive a total of $200,000 in annual compensation for service on the board of directors, comprised of (i) annual cash compensation of $50,000 (identical to cash compensation granted to all non-executive board members as described above), (ii) annual equity awards with a total value of $100,000 (identical to the equity awards granted to all non-executive board members as described above, except such equity award grant will be in the form of stock options) and (iii) an additional $50,000 in annual equity awards for service as chairman of the board of directors, which will be paid in the form of stock options.

All equity awards granted to the directors of Parent, including the chairman, have a one-year vesting term (i.e., they will vest on the first anniversary of the grant).

MANAGEMENT

Parent was formed on July 26, 2021 as a public company under the name ADS-TEC ENERGY PUBLIC LIMITED COMPANY, incorporated in Ireland. As a newly formed entity, Parent has yet to complete the establishment of its management and board of directors, but intends to do so prior to the effective date of the registration statement of which this proxy statement/prospectus form a part. Through future amendments to the registration statement, a full description of the management, board of directors and corporate governance of Parent will be disclosed.

The corporate governance of Parent is expected to include:

•        the range in size of the board of directors;

•        expectations on the compensation of the directors;

•        independence and diversity standards of the board of directors;

•        the establishment of an audit and compensation committee of the board of directors, and, potentially a corporate governance and nominating committee, and committee charters for each;

•        corporate governance guidelines; and

•        a code of business conduct.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Parent

The following table sets forth information regarding the beneficial ownership of Parent Ordinary Shares as of the record date:

•        each person known by EUSG to be the beneficial owner of more than 5% of EUSG’s outstanding ordinary shares either on the record date or after the consummation of the Transactions (including the PIPE Investment);

•        each of EUSG’s current executive officers and directors and all of EUSG’s executive officers and directors as a group; and

•        each person who will become an executive officer or director of Parent upon consummation of the Transactions (including the PIPE Investment) and all of Parent’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

			After the Transactions and PIPE Investment
	Prior to the Transactions(2)		Assuming No Redemption(3)		Assuming Maximum Redemption(4)
Name and Address of Beneficial Owners (1)	Number of Shares	Percentage	Number of Ordinary Shares	Percentage of Total Voting Power	Number of Ordinary Shares	Percentage of Total Voting Power
Officers and Directors prior to the Transactions
Lars Thunell(5)	70,000	* %	170,000	* %	170,000	* %
Pieter Taselaar(6)(7)	3,523,750	19.55%	4,273,750	7.35%	4,273,750	9.77%
Karan Trehan(6)(8)	3,523,750	19.55%	3,923,750	6.75%	3,923,750	8.97%
Marc Rothfeldt(6)(9)	3,523,750	19.55%	3,723,750	6.41%	3,723,750	8.51%
Matheus Hovers(7)	—	—	750,000	1.29%	750,000	1.71%
Patrick Moroney	—	—	—	—	—	—
Wilco Jiskoot	—	—	—	—	—	—
Aaron Greenberg	—	—	—	—	—	—
Elaine Grunewald(10)	3,700	* %	3,700	* %	3,700	* %
All	3,597,450	19.95%	4,447,450	7.65%	4,447,450	10.17%

Officers and Directors after the Transactions
Joseph Brancato	—	—	—	—	—	—
Elaine Grunewald(10)	3,700	* %	3,700	* %	3,700	* %
Bazmi Husain	—	—	—	—	—	—
Hakan Konyar	—	—	—	—	—	—
Kurt Lauk(11)	10,000	* %	10,000	* %
Salina Love(12)	100	* %	100	* %	—	—
John Neville	—	—	—	—	—	—
Thorsten Ochs	—
Thomas Speidel(13)	—	—%	17,570,109	30.23%	17,570,109	40.16%
All (9 individuals)	3,800	* %	17,573,909	30.24%	17,573,809	40.17%

Greater than 5% Holders
LRT Capital1 LLC(6)(14)	3,523,750	19.55%	4,273,750	7.35%	4,273,750	9.77%
ADSH(15)	—	—	17,570,109	30.23%	17,570,109	40.16%
Bosch(16)	—	—	7,921,646	13.63%	7,921,646	18.11%
Robert Bosch GmbH(17)	—	—	2,400,000	4.13%	2,400,000	5.49%

____________

*        Less than 1 percent

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o European Sustainable Growth Acquisition Corp., 73 Arch Street, Greenwich, CT 06830.

(2)      The pre-business combination percentage of beneficial ownership in the table above is calculated based on 14,435,000 EUSG Class A ordinary shares and 3,593,750 EUSG Class B ordinary shares outstanding as of the record date. The amount of beneficial ownership does not reflect the ordinary shares issuable as a result of EUSG’s warrants as such securities may not be exercisable within 60 days. Unless otherwise indicated, EUSG believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them prior to the business combination.

(3)      The post-business combination percentage of beneficial ownership is calculated based on 58,120,505 Parent Ordinary Shares outstanding immediately after the consummation of the Transactions (including the PIPE Investment). The number of Parent Ordinary Shares (i) assumes that no EUSG public shareholders properly elect to redeem their shares into cash and (ii) assumes that all 15,600,000 EUSG Class A Ordinary Shares will be issued to the PIPE Investors. The denominator used for any shareholder who owns warrants exercisable for Parent Ordinary Shares includes such number of Parent Ordinary Shares issuable upon the exercise of such warrants. Unless otherwise indicated, EUSG believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them upon consummation of the business combination.

(4)      The post-business combination percentage of beneficial ownership is calculated based on 43,745,505 Parent Ordinary Shares outstanding immediately after the consummation of the Transactions (including the PIPE Investment). The number of Parent Ordinary Shares (i) assumes that all 14,375,000 EUSG public shares outstanding on the record date are redeemed and (ii) assumes that all 15,600,000 EUSG Class A Ordinary Shares will be issued to the PIPE Investors. The denominator used for any shareholder who owns warrants exercisable for Parent Ordinary Shares includes such number of Parent Ordinary Shares issuable upon the exercise of such warrants. Unless otherwise indicated, EUSG believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them upon consummation of the business combination.

(5)      On December 15, 2020, the Sponsor transferred 70,000 EUSG Class B Ordinary Shares to an entity controlled by Dr. Thunell, up to 35,000 of which are subject to repurchase by our sponsor based on the achievement of certain milestones. Shares disclosed under “After the Transactions and PIPE Investment” include (i) 70,000 EUSG Class B Ordinary Shares held by Dr. Thunell and (ii) 100,000 shares to be issued to LHT Invest AB in the PIPE Investment. Dr. Thunell has investment and voting power over the shares held by LHT Invest AB.

(6)      The Sponsor is the record holder of such shares disclosed under “Prior to the Transactions”. LRT Capital LLC (“LRT”), is the managing member of the Sponsor and Messrs. Taselaar, Rothfeldt, and Trehan are the managers of LRT. Accordingly, Messrs. Taselaar, Rothfeldt, and Trehan share voting and investment discretion with respect to the securities held by our sponsor and as such may be deemed to have shared beneficial ownership of the securities held directly by our sponsor. Messrs. Taselaar, Rothfeldt, and Trehan each disclaims beneficial ownership of any securities held by our sponsor other than to the extent of their respective pecuniary interests therein, directly or indirectly. Each of Messrs. Hovers, Moroney, and Jiskoot and Ms. Grunewald is a member of our sponsor. In each of the redemption scenarios, the Sponsor and its affiliates will hold (i) 3,523,750 EUSG Class B Ordinary Shares, which will be cancelled and exchanged on a one-for-one basis for Parent Ordinary Shares upon consummation of the proposed business combination, and (ii) 750,000 Parent Ordinary Shares purchased in the PIPE Investment, for an aggregate of 4,273,500 Parent Ordinary Shares. The Sponsor paid $25,000 for the EUSG Founder Shares, or approximately $0.007 per EUSG Founder Share, and the Sponsor and its affiliates will pay $10.00 per share for shares purchased in the PIPE Investment, or an average price of approximately $1.76 per share for the 4,273,500 total Parent Ordinary Shares to be held by the Sponsor and its Affiliates. Assuming a value of $10.00 per Parent Ordinary Share, based on the deemed value of $10.00 per Parent Ordinary Share in the proposed business combination, this represents an appreciation in value of approximately $8.24 per Parent Ordinary Share. Assuming a value of $9.89 per Parent Ordinary Share, the closing price of an EUSG Class A Ordinary Share on October 5, 2021, this represents an appreciation in value of approximately $8.13 per Parent Ordinary Share.

(7)      Shares disclosed under “After the Transactions and PIPE Investment” include 600,000 shares and 150,000 shares to be issued in the PIPE Investment to The Lucerne Capital Special Opportunity Fund and The Lucerne Nordic Fund, respectively. The shares may be deemed to be indirectly beneficially owned by Pieter Taselaar and Matheus Hovers, who are directors of The Lucerne Capital Special Opportunity Fund and The Lucerne Nordic Fund and share voting and investment discretion with respect to securities held by such entities and as such may be deemed to have shared beneficial ownership of the securities held directly by such entities. Messrs. Taselaar and Hovers each disclaims beneficial ownership of any securities held by The Lucerne Capital Special Opportunity Fund and The Lucerne Nordic Fund other than to the extent of their respective pecuniary interests therein, directly or indirectly.

(8)      Shares disclosed under “After the Transactions and PIPE Investment” include 400,000 shares to be issued to Mr. Trehan in the PIPE Investment.

(9)      Shares disclosed under “After the Transactions and PIPE Investment” include 200,000 shares to be issued to Mr. Rothfeldt in the PIPE Investment.

(10)    Ms. Grunewald purchased 3,700 units of EUSG in the IPO. Pursuant to that certain Letter Agreement, dated January 26, 2021, by and among EUSG, its officers, its directors, and the Sponsor, Ms. Grunewald agreed not to redeem any Shares held by her in connection with EUSG shareholder approval of EUSG’s business combination.

(11)    Consists of 10,000 EUSG public shares purchased in open market transactions. Shares disclosed under “After the Transactions and PIPE Investment — Assuming Maximum Redemptions” assumes Mr. Lauk redeems all 10,000 of his EUSG public shares in connection with the Transactions.

(12)    Consists of 100 EUSG public shares purchased in open market transactions. Shares disclosed under “After the Transactions and PIPE Investment — Assuming Maximum Redemptions” assumes Ms. Love redeems all 100 of her EUSG public shares in connection with the Transactions.

(13)    ADSH is the record holder of such shares disclosed under “After the Transactions and PIPE Investment” include 16,570,109 Parent Ordinary Shares to be issued to ADSH in the Share-for-Share Exchange and 1,000,000 shares to be issued to ADSH in the PIPE Investment. The amount of Parent Ordinary Shares issued to ADSH in the Share-for-Share Exchange assumes a Purchased Loan Consideration (as defined in the Business Combination Agreement) of $31,414,441 as of August 31,

2021, a Company Facility Amount (as defined in the Business Combination Agreement) of $0, and no other adjustments to the Consideration Value Amount. The business address of ADSH is Heinrich-Hertz-Str. 1, 72622 Nürtingen, Germany. Mr. Thomas Speidel, the chief executive officer (or its equivalent role in a German company) of ADSE, has a majority of the voting power in the capital stock of ADSH, a private German corporation. As such, Mr. Speidel may be deemed to have beneficial ownership of the securities held directly by ADSH. Mr. Speidel disclaims beneficial ownership of any securities held by ADSH other than to the extent of his pecuniary interests therein, directly or indirectly.

(14)    Shares disclosed under “After the Transactions and PIPE Investment” include (i) 3,523,750 shares held by LRT, (ii) 600,000 shares to be issued to The Lucerne Capital Special Opportunity Fund in the PIPE Investment and (iii) 150,000 shares to be issued to The Lucerne Nordic Fund in the PIPE Investment. LRT, The Lucerne Capital Special Opportunity Fund and The Lucerne Nordic Fund are under common control and share certain policies, personnel and resources.

(15)    Shares disclosed under “After the Transactions and PIPE Investment” include 16,570,109 Parent Ordinary Shares to be issued to ADSH in the Share-for-Share Exchange and 1,000,000 shares to be issued to ADSH in the PIPE Investment. The amount of Parent Ordinary Shares issued to ADSH in the Share-for-Share Exchange assumes a Purchased Loan Consideration (as defined in the Business Combination Agreement) of $31,414,441 as of August 31, 2021, a Company Facility Amount (as defined in the Business Combination Agreement) of $0, and no other adjustments to the Consideration Value Amount. The business address of ADSH is Heinrich-Hertz-Str. 1, 72622 Nürtingen, Germany. Mr. Thomas Speidel, the chief executive officer (or its equivalent role in a German company) of ADSE, has a majority of the voting power in the capital stock of ADSH, a private German corporation.

(16)    Shares disclosed under “After the Transactions and PIPE Investment” include 7,921,646 Parent Ordinary Shares to be issued to Bosch in the Share-for-Share Exchange. The amount of Parent Ordinary Shares issued to Bosch in the Share-for-Share Exchange assumes a Purchased Loan Consideration (as defined in the Business Combination Agreement) of $31,414,441 as of August 31, 2021, a Company Facility Amount (as defined in the Business Combination Agreement) of $0, no other adjustments to the Consideration Value Amount, and Cash Consideration (as defined in the Business Combination Agreement) of $23,668,000 based on applicable exchange rates as of August 31, 2021. Bosch Thermotechnik GmbH is 100% owned by Robert Bosch GmbH. Robert Bosch Industrietreuhand KG (equivalent to an LP) has a 93% voting interest in Robert Bosch GmbH (CEO: Volkmar Denner). Robert Bosch Industrietreuhand KG has two general partners: Franz Fehrenbach and Wolfgang Malchow who share voting and investment power. The business address of Bosch is Junkersstraße 20-24, 73249 Wernau (Neckar), Germany.

(17)   Shares disclosed under “After the Transactions and PIPE Investment” include 2,400,000 shares to be issued to Robert Bosch GmbH in the PIPE Investment. Robert Bosch Industrietreuhand KG (equivalent to an LP) has a 93% voting interest in Robert Bosch GmbH (CEO: Volkmar Denner). Robert Bosch Industrietreuhand KG has two general partners: Franz Fehrenbach and Wolfgang Malchow who share voting and investment power. The business address of Robert Bosch GmbH is Robert-Bosch-Platz 1, 70839 Gerlingen-Schillerhöhe, Germany.

After the consummation of the Business Combination, the Sponsor and its affiliates are also expected to own warrants to purchase an additional 4,156,250 Parent Ordinary Shares. The warrants will not be exercisable until 30 days following the consummation of the contemplated business combination. Assuming the exercise of all of the Sponsor’s warrants (and none of the public warrants), the Sponsor and its affiliates would be deemed to own 8,430,000 Parent Ordinary Shares, which constitutes 13.54% of the Parent Ordinary Shares outstanding assuming no redemptions, or 17.60% of the Parent Ordinary Shares outstanding assuming maximum redemptions, in each case on a fully diluted basis.

EUSG’s initial shareholders, including its officers and directors, beneficially own 19.95% of the issued and outstanding EUSG ordinary shares as of the record date. Because of the ownership block held by EUSG’s initial shareholders, such individuals may be able to significantly influence matters requiring approval by EUSG’s shareholders, including approval of an initial business combination, the election of directors and approval of other significant corporate transactions.

In connection with the initial public offering, each EUSG initial shareholder, officer, and director, agreed to vote the initial shares, as well as any EUSG ordinary shares acquired in the aftermarket, in favor of the business combination proposal. The EUSG initial shareholders, officers, and directors have also indicated that they intend to vote their ordinary shares of EUSG in favor of all other proposals being presented by EUSG management at the meeting. The initial shares have no redemption rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by EUSG. In connection with the initial public offering, the initial shareholders entered into a lock-up agreement pursuant to which their initial shares of EUSG may not be transferred, assigned or sold (subject to limited exceptions) until 180 days after the consummation of EUSG’s initial business combination, or earlier, in either case, if, subsequent to such initial business combination, EUSG consummates a liquidation, merger, share exchange or other similar transaction that results in all of EUSG’s shareholders having the right to exchange their shares for cash, securities or other property. The Parent Ordinary Shares that the initial shareholders will receive upon consummation of the Transactions will be subject to an amended and restated lock up agreement with the same terms as described above.

During the lock-up period, the holders of the initial shares will not be able to sell or transfer their securities except for transfers, assignments or sales (i) to our or our sponsor’s officers, directors, consultants or their affiliates, (ii) to an entity’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial business combination, or (vii) in connection with the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi) or with our prior consent) where the transferee agrees to be bound by these transfer restrictions. If EUSG is unable to effect a business combination and liquidates, there will be no liquidation distribution with respect to the EUSG ordinary shares that the Sponsor holds.

The Sponsor, EUSG’s officers, and EUSG’s directors are deemed to be EUSG’s “promoters” as such term is defined under the federal securities laws.

At any time prior to the extraordinary general meeting during a period when they are not then aware of any material non-public information regarding EUSG or its securities, EUSG, the initial shareholders, ADSE, the ADSE Shareholders and/or their respective affiliates may purchase EUSG ordinary shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of EUSG or vote their EUSG ordinary shares in favor of the business combination proposal. The purpose of ordinary share purchases and other transactions would be to increase the likelihood of approval of the business combination proposal by the holders of a majority of the EUSG ordinary shares present and entitled to vote at the extraordinary general meeting and that EUSG have in excess of the required amount of closing cash to consummate the Transactions under the Business Combination Agreement, where it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on EUSG’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of EUSG at a price lower than market and may therefore be more likely to sell the EUSG ordinary shares he owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the Transactions to be approved in circumstances where such approval could not otherwise be obtained. Purchases of EUSG ordinary shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and other proposals to be presented at the meetings and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that EUSG will have in excess of the required amount of cash available to consummate the Transactions as described above.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. EUSG will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

EUSG Related Person Transactions

On November 16, 2020, EUSG’s sponsor paid $25,000, or $0.007 per share, to cover certain offering and formation costs of EUSG in exchange for 3,593,750 founder shares. On December 15, 2020, EUSG’s sponsor transferred 70,000 founder shares to Dr. Thunell, up to 35,000 of which are subject to repurchase by EUSG’s sponsor based on the achievement of certain milestones.

Simultaneously with the closing of EUSG’s IPO on January 26, 2021, EUSG consummated the sale of an aggregate of 4,000,000 warrants at a price of $1.00 per warrant in a private placement with EUSG’s sponsor and the underwriters for its IPO, generating gross proceeds of $4 million.

Also on January 26, 2021, EUSG entered into an administrative services agreement pursuant to which EUSG agreed to pay its sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of EUSG’s initial business combination or its liquidation, EUSG will cease paying these monthly fees. Accordingly, in the event the consummation of EUSG initial business combination takes the maximum 24 months, EUSG’s sponsor will be paid up to $10,000 per month ($240,000 in the aggregate) for office space, administrative and support services and is entitled to reimbursement for any out-of-pocket expenses.

On January 27, 2021, in connection with the full exercise of the over-allotment option by the underwriters in EUSG’s IPO, EUSG consummation the sale of an additional 375,000 warrants at $1.00 per warrant, generating total proceeds of $375,000. Each whole private warrant may be exercised for one Class A ordinary share of EUSG at a price of $11.50 per share, subject to adjustment as provided therein.

EUSG’s sponsor, officers and directors, or any of their respective affiliates, are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, EUSG’s sponsor or an affiliate of EUSG’s sponsor or certain of EUSG’s officers and directors may, but are not obligated to, loan EUSG funds as may be required. Any such loans would be on an interest-free basis and would be repaid only from funds held outside the trust account or from funds released to EUSG upon completion of EUSG’s initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the private warrants issued to EUSG’s sponsor. EUSG does not expect to seek loans from parties other than EUSG’s sponsor or an affiliate of EUSG’s sponsor as EUSG does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in EUSG’s trust account.

EUSG has entered into a registration rights agreement with respect to the founder shares, representative shares, shares issued in the private placement to close one business day prior to the closing of the contemplated business combination, private warrants, and warrants issued upon conversion of working capital loans (if any).

Concurrently with the execution of the Business Combination Agreement on August 10, 2021, EUSG and Parent entered into subscription agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and EUSG agreed to issue and sell to such PIPE Investors, an aggregate of 15.6 million EUSG ordinary shares at $10.00 per share for gross proceeds of $156 million on the business day immediately prior to the Closing. The PIPE Investors include affiliates of EUSG’s sponsor, ADSH, Bosch, EBC and certain officers and directors of EUSG (Messrs. Thunell, Trehan and Rothfeldt). Affiliates of EUSG’s sponsor (of which Messrs. Taselaar and Hovers are directors), ADSH, Bosch, EBC, Dr. Thunell, Mr. Trehan and Mr. Rothfeldt agreed to invest $7.5 million, $10 million, $24 million, $2.8 million, $1 million, $4 million and $2 million, respectively, in the PIPE Investment.

On October 30, 2021, EUSG issued unsecured convertible promissory notes to the Sponsor, pursuant to which EUSG borrowed an aggregate principal amount of $500,000 for working capital. The promissory notes are non-interest bearing and payable upon the earlier of the consummation of the Business Combination or the winding up of EUSG. The Sponsor may covert up to the principal amount of the promissory notes into warrants exercisable for EUSG Class A ordinary shares at a price of $1.00 per warrant. The terms of the warrants will be identical to the EUSG Private Warrants. If we consummate the Transactions and such warrants are issued, then upon Closing each such warrant would remain outstanding and will be automatically adjusted to entitle the holder to purchase one Parent Ordinary Share at $11.50 per share, subject to adjustment.

EUSG’s Related Party Policy

EUSG’s Code of Ethics, which was adopted upon consummation of EUSG’s initial public offering, requires EUSG to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by EUSG’s board of directors (or the appropriate committee of EUSG’s board) or as disclosed in our public filings with the SEC. Under EUSG’s Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, EUSG’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that EUSG enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. EUSG’s audit committee will review on a quarterly basis all payments that were made to EUSG’s sponsor, officers or directors, or EUSG’s or any of their affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, EUSG has agreed not to consummate an initial business combination with an entity that is affiliated with any of EUSG’s sponsor, officers or directors unless EUSG, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that EUSG’s initial business combination is fair to EUSG from a financial point of view.

Furthermore, no finder’s fees, reimbursements or cash payments will be made by EUSG to EUSG’s sponsor, officers or directors, or EUSG’s or any of their affiliates, for services rendered to EUSG prior to or in connection with the completion of EUSG’s initial business combination, other than the following payments, none of which will be made from the proceeds of EUSG’s IPO and the sale of the private warrants held in the trust account prior to the completion of EUSG initial business combination:

•        Repayment of an aggregate of up to $300,000 in loans that may be made to us by our sponsor to cover offering-related and organizational expenses;

•        Payment to EUSG’s sponsor of up to $10,000 per month for office space, administrative and support services;

•        Payment of consulting, success or finder fees to EUSG’s sponsor, officers, directors, initial shareholders or their affiliates in connection with the consummation of EUSG’s initial business combination;

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•        Repayment of loans which may be made by EUSG’s sponsor or an affiliate of EUSG’s sponsor or certain of EUSG’s officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender.

The above payments may be funded using the net proceeds of EUSG’s IPO and the sale of the private warrants not held in the trust account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the trust account released to EUSG in connection therewith.

ADSE’s Related Person Transactions

Other than compensation arrangements for the ADSE directors and executive officers, which are described elsewhere in this proxy statement/prospectus, below is a description of existing transactions in which ADSE was a party or will be a party, and in which:

•        the amounts involved exceeded or will exceed $120,000; and

•        any of the ADSE directors, executive officers or holders of more than 5% of the ADSE capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Services Agreements

ADSE’s services arrangements with its affiliates are not provided under services contracts, but instead ADSE is invoiced on a regular basis for the cost of the services provided.

ADSE pays administrative services fees to ads-tec Administration GmbH, an affiliate of ADSE, for finance, human resources, marketing, purchasing indirect material and general administration services and in the fiscal year ended December 31, 2020, incurred kEUR 2,474 in such fees.

ADSE pays management fees to ads-tec Holding GmbH, a shareholder of ADSE, a portion of which is for the services of Thomas Speidel as the Chief Executive Officer of ADSE. In the fiscal year ended December 31, 2020, ADSE paid kEUR 450 in such fees. These fees are invoiced to ADSE based on the services provided.

ADSE also paid kEUR 262 in development fees to ads-tec Engineering GmbH, and rent of kEUR 261 to ads-tec Immobilien GmbH & Co. KG., each for the fiscal year ended December 31, 2020.

Bosch Thermotechnik GmbH and ADSE have a framework contract under which Bosch Thermotechnik GmbH, Robert Bosch GmbH and their affiliates can procure commercial energy storage solutions from ADSE. Furthermore, based on a separate arrangement between ADSE and Robert Bosch GmbH, Robert Bosch GmbH has ordered an industrial energy storage solution from ADSE with a contract value of approximately EUR 1.7 million, which is still in process. Also, Bosch Thermotechnik GmbH, Robert Bosch GmbH and their affiliates and ADSE have supply and service arrangements with respect to which Bosch Thermotechnik GmbH, Robert Bosch GmbH and their affiliates provide products and services to ADSE, mainly relating to engineering, power electronics, software and systems development, project management, supplier management and quality management services. The contracts currently consist of one-time fees paid in 2019 to 2021 of approximately EUR 2.7 million and a variable annual fee of up to approximately EUR 0.2 million.

Indebtedness

ADSE has a subordinated loan from ads-tec Holding GmbH in the amount of kEUR 7,709 as of December 31, 2020 due on December 31, 2023. An interest rate of 2% per year applies to kEUR 5,970 of the loan, and an interest rate of 10% applies to the remainder, with 2% allowed to be paid in kind with regard to a partial amount of kEUR 1,400. The interest is payable at the end of the term.

ADSE also has liabilities payable to two affiliate as of December 31, 2020, ads-tec Administration GmbH of kEUR 846 and to ads-tec Dresden GmbH of kEUR 450 for shared and production services which are due on a regular basis.

ADSE has two outstanding loans to Robert Bosch GmbH. The first is a loan in the amount of kEUR 10,550 due on December 31, 2023, which has an interest rate of 10%, with the option of capitalizing 2% of the interest per year in kind. The second is a subordinated loan in the amount of kEUR 7,087 due on December 31, 2023, which has an interest rate of 8%.

ADSE has a loan agreement with Robert Bosch GmbH under which it can borrow up to EUR 13.2 million. The agreement was entered into in August 2021, carries an interest rate of 6% per annum and terminates in January 2023. As of November 22, 2021, there is EUR 8.6 million, plus accumulated interest, outstanding under the Bosch loan.

ADSE also has a loan agreement with ADSH in the amount of EUR 4.4 million, entered into in August 2021, that carries an interest rate of 6% per annum and terminates in January 2023. As of November 22, 2021, there is EUR 4.4 million, plus accumulated interest, outstanding under the ADSH loan.

DESCRIPTION OF PARENT SECURITIES

The following description of the material terms of the share capital of Parent following the Transactions includes a summary of specified provisions of Parent’s M&A that will be in effect upon completion of the Transactions. This description is qualified by reference to Parent’s M&A as will be in effect upon consummation of the Transactions, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

Parent is a public limited company organized and existing under the laws of Ireland. Parent was formed on 26 July 2021 as a public limited company under the name ADS-TEC ENERGY PLC. Parent’s affairs are governed by Parent’s M&A, the Irish Companies Act and the corporate law of Ireland.

The following are summaries of material provisions of Parent’s M&A to be in effect assuming approval of all of the charter proposals and upon consummation of the Transactions, and the Irish Companies Act insofar as they relate to the material terms of the Parent Ordinary Shares.

Ordinary Shares

General.    The issued and paid up share capital of Parent is €25,000 representing 25,000 ordinary shares.

Dividends.    The holders of Parent Ordinary Shares are entitled to such dividends as may be declared by Parent’s board of directors. Dividends may be declared and paid out of the funds legally available therefor. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Irish Companies Act.

Voting Rights.    Each Parent Ordinary Share shall be entitled to one vote on all matters subject to the vote at general meetings of Parent. Voting at any meeting of shareholders is by way of a poll, which shall be taken in such manner as the chairperson of the meeting directs.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Parent Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than 75% of the votes cast attaching to the outstanding ordinary shares at a meeting. Where the shareholders wish to act by way of written resolution in lieu of holding a meeting, unanimous consent of the holders of the Parent Ordinary Shares shall be required. A special resolution will be required for important matters such as a change of name, reducing the share capital or making changes to Parent’s M&A to be in effect, assuming approval of all of the charter proposals and upon consummation of the Transactions.

Transfer of Ordinary Shares.    Subject to the restrictions contained in the Business Combination Agreement with respect to the Parent securities to be issued to the ADSE Shareholders in the Share-for-Share Exchange, and subject to any further restrictions contained in Parent’s M&A, any Parent shareholder may transfer all or any of his or her Parent Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by Parent’s board of directors.

Liquidation.    On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of Parent Ordinary Shares shall be distributed among the holders thereof on a pro rata basis. If Parent’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by Parent’s shareholders proportionately.

General Meetings of Shareholders.    Shareholders’ meetings may be convened by the board of directors, by the board of directors on the requisition of the shareholders or, if the board of directors fails to so convene a meeting, such extraordinary general meeting may be convened by the requisitioning shareholders where the requisitioning shareholders hold not less than 10% of the paid up share capital of Parent. Any action required or permitted to be taken at any annual or extraordinary general meetings may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with Parent’s M&A and the Irish Companies Act. Unanimous consent of the holders of the Parent Ordinary Shares shall be required before the shareholders may act by way of written resolution without a meeting.

Warrants

General.    No warrants to purchase Parent Ordinary Shares are currently outstanding. Upon completion of the Transactions, each outstanding warrant of EUSG will remain outstanding and will automatically be adjusted to become a Parent Warrant. Certain “private warrants”, being warrants initially issued by EUSG to the Sponsor and the Underwriters rather than those issued to the public, (i) will not be redeemable by Parent, (ii) may be exercised for cash or on a cashless basis at the holder’s option as long as such warrants are held by the initial holders or their affiliates or permitted transferees, and (iii) are subject to a lockup for a period of 30 days from the closing of the Transactions.

Exercisability.    Each Parent Warrant entitles the registered holder to purchase one Parent Ordinary Share.

Exercise Price.    $11.50 per share, subject to adjustment.

The exercise price and number of Parent Ordinary Shares issuable on exercise of the Parent Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Parent Warrants will not be adjusted for issuances of Parent Ordinary Shares at a price below the Parent Warrant exercise price.

Exercise Period.    The Parent Warrants will become exercisable upon the completion of the Transactions. The Parent Warrants will expire five years after the completion of the Transactions, at 5:00 p.m., New York City time, or earlier upon their redemption.

No Parent Warrants will be exercisable for cash unless Parent has an effective and current registration statement covering the offer and sale of the Parent Ordinary Shares issuable upon exercise of the Parent Warrants and a current prospectus relating to such Parent Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of Parent Ordinary Shares issuable upon exercise of the Parent Warrants is not effective within a specified period following the consummation of the Transactions, warrant holders may, until such time as there is an effective registration statement and during any period when Parent shall have failed to maintain an effective registration statement, exercise Parent Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Parent Warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the Parent Warrants for that number of Parent Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Parent Ordinary Shares underlying the Parent Warrants, multiplied by the difference between the exercise price of the Parent Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Parent Ordinary Shares for the five trading days ending on the trading day prior to the date of exercise.

Parent has agreed to use its best efforts to file and have an effective registration statement covering the offer and sale of the Parent Ordinary Shares issuable upon exercise of the Parent Warrants, to maintain a current prospectus relating to those Parent Ordinary Shares until the earlier of the date the Parent Warrants expire or are redeemed and the date on which all of the Parent Warrants have been exercised, and to qualify the resale of such shares under U.S. state blue sky laws, to the extent an exemption is not available. However, there is no assurance that Parent will be able to do so and, if Parent does not maintain a current prospectus relating to the offer and sale of the Parent Ordinary Shares issuable upon exercise of the Parent Warrants, holders will be unable to exercise their Parent Warrants for cash and Parent will not be required to net cash settle or cash settle the Parent Warrant exercise.

Redemption of Warrants.    Parent may call the Parent Warrants for redemption (excluding certain Parent Warrants initially issued to EUSG’s initial shareholders, so long as such Warrants are held by the EUSG initial shareholders or their respective affiliates and certain permitted transferees), in whole and not in part, at a price of $0.01 per Warrant:

•        at any time after the Warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

•        if, and only if, the reported last sale price of the Parent Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the Parent Warrants become exercisable and ending three business days prior to the date the notice of redemption was sent to Parent Warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to offer and sale of the Parent Ordinary Shares underlying such Parent Warrants.

The right to exercise will be forfeited unless the Parent Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Parent Warrant will have no further rights except to receive the redemption price for such holder’s Parent Warrant upon surrender of such Parent Warrant.

The redemption criteria for the Parent Warrants have been established at a price which is intended to provide Parent Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Parent Warrant exercise price so that if the share price declines as a result of the redemption call, the redemption will not cause the share price to drop below the exercise price of the Parent Warrants.

If Parent calls the Parent Warrants for redemption as described above, Parent’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Parent Warrants for that number of Parent Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Parent Ordinary Shares underlying the Parent Warrants, multiplied by the difference between the exercise price of the Parent Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Parent Ordinary Shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

Registered Form.    The Parent Warrants will be issued in registered form under the Amended and Restated Warrant Agreement among Parent, EUSG, and Continental Stock Transfer & Trust Company, as warrant agent. The Amended and Restated Warrant Agreement provides that the terms of the Parent Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Parent Warrants in order to make any change that adversely affects the interests of the registered holders.

Manner of Exercise.    The Parent Warrants may be exercised upon surrender of the holder’s Parent Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Parent Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Parent, for the number of Parent Warrants being exercised.

Parent Warrant holders may elect to be subject to a restriction on the exercise of their Parent Warrants such that an electing Parent Warrant holders would not be able to exercise their Parent Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Parent Ordinary Shares outstanding.

No Rights as a Shareholder.    The Parent Warrant holders have neither the rights nor the privileges of holders of Parent Ordinary Shares, nor do they have any voting rights until they exercise their Parent Warrants and receive Parent Ordinary Shares. After the issuance of Parent Ordinary Shares upon exercise of the Parent Warrants, each holder will be entitled to one vote for each Parent Ordinary Share held of record on all matters to be voted on by holders of Parent Ordinary Shares.

No Fractional Shares.    No fractional shares will be issued upon exercise of the Parent Warrants. If, upon exercise of the Parent Warrants, a holder would be entitled to receive a fractional interest in a share, Parent will, upon exercise, round up to the nearest whole number the number of Parent Ordinary Shares to be issued to the warrant holder.

History of Security Issuances

Upon its formation, Parent issued 25,000 fully paid ordinary shares of €1.00 each to Enceladus Holding Limited (as nominee for EUSG) at a price of €1.00 per share. On July 30, 2021, Enceladus Holding Limited transferred the legal interest in these 25,000 shares to EUSG, with the result that EUSG is now the sole legal and beneficial holder of the shares in Parent. The paid up capital of Parent is €25,000.

Transfer Agent

Upon the completion of the Transactions, the transfer agent for the Parent Ordinary Shares will be Continental Stock Transfer & Trust Company.

Listing

Parent has applied for the listing of the Parent Ordinary Shares and Parent Warrants on Nasdaq under the symbols “ADSE” and “ADSEW”, respectively.

DISSENTER’S RIGHTS

The Cayman Islands Companies Act prescribes when shareholder dissent rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, EUSG’s board of directors has determined that the terms of the Merger satisfy the requirements of 239(1) of the Cayman Islands Companies Act for an exemption from the availability of appraisal rights in respect of the Merger. Regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and EUSG’s board of directors’ is of the view that the redemption proceeds payable to shareholders who exercise such redemption rights represent the fair value of those shares. Extracts of relevant sections of the Cayman Islands Companies Act follow:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

SHAREHOLDER PROPOSALS

Parent anticipates that its 2022 annual general meeting will be held on or about September 8, 2022, unless changed by Parent’s board of directors.

If you are a shareholder and you want to present a matter of business to be considered or nominate a director to be elected at the 2022 annual general meeting, under Parent’s M&A, you must give timely notice of the matter or the nomination, in writing, to Parent’s secretary. To be timely, the notice must be delivered not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting. However, in the event that the date of the annual general meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, notice must be delivered not earlier than the 90th day prior to such annual general meeting and not later than close of business on the later of (i) the 60th day prior to such annual general meeting or (ii) the 10th day following the date on which notice of the date of the annual general meeting was mailed or public disclosure thereof was made by Parent, whichever event in this clause (ii) first occurs.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with EUSG’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of European Sustainable Growth Acquisition Corp., 73 Arch Street Greenwich, CT 06830. Following the Transactions, such communications should be sent in care of Parent at its principal executive office, which will be located at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of ADSE as of December 31, 2020, December 31, 2019, and January 1, 2019, and for the years ended December 31, 2020 and 2019, included in this Proxy Statement/Prospectus and in the Registration Statement have been so included in reliance on the report of BDO AG Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the ADSE’s ability to continue as a going concern.

The financial statements of European Sustainable Growth Acquisition Corp. as of November 16, 2020, and for the period from November 10, 2020, (inception) through November 16, 2020, appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of European Sustainable Growth Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, EUSG and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of EUSG’s proxy statement. Upon written or oral request, EUSG will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy was delivered and who wishes to receive separate copies. Shareholders receiving multiple copies of the proxy statement may likewise request that EUSG deliver single copies of such documents in the future. Shareholders may notify EUSG of their requests by writing EUSG at its principal executive offices at 73 Arch Street Greenwich, CT 06830 or calling (212) 983-4400. Following the Transactions, such requests should be made by writing Parent at its principal executive office, which will be located at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

WHERE YOU CAN FIND MORE INFORMATION

EUSG files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on EUSG at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

This proxy statement/prospectus incorporates important business and financial information about the parties that is not included in or delivered with the proxy statement/prospectus. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

All information contained in this document relating to EUSG has been supplied by EUSG, and all such information relating to ADSE has been supplied by ADSE. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Transactions, you should contact via phone or in writing:

European Sustainable Growth Acquisition Corp.
73 Arch Street
Greenwich, CT 06830
Attn: Patrick Moroney, Chief Financial Officer
Telephone: (203) 983-4400

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

EUSG has been advised by Maples and Calder (Cayman) LLP, its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against EUSG judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (2) in original actions brought in the Cayman Islands, to impose liabilities against EUSG predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Condensed Financial Statements of European Sustainable Growth Acquisition Corp. as of July 31, 2021
Condensed Balance Sheet as of July 31, 2021 (Unaudited) (as restated)	F-2
Unaudited Condensed Statement of Operations for the three months ended July 31, 2021 and for the period from November 10, 2020 (inception) through July 31, 2021	F-3
Condensed Statement of Changes in Shareholders’ Deficit for the three months ended July 31, 2021 and for the period from November 10, 2020 (inception) through July 31, 2021 (Unaudited) (as restated)	F-4
Condensed Statement of Cash Flows for the period from November 10, 2020 (inception) through July 31, 2021 (Unaudited)	F-5
Notes to Condensed Financial Statements (Unaudited)	F-6

Unaudited Condensed Financial Statements of European Sustainable Growth Acquisition Corp. as of April 30, 2021
Condensed Balance Sheet as of April 30, 2021 (unaudited) (as restated)	F-24
Unaudited Condensed Statement of Operations for the three months ended April 30, 2021 and for the period from November 10, 2020 (inception) through April 30, 2021	F-25
Unaudited Condensed Statement of Changes in Shareholders’ Deficit for the three months ended April 30, 2021 and for the period from November 10, 2020 (inception) through April 30, 2021 (as restated)	F-26
Unaudited Condensed Statement of Cash Flows for the period from November 10, 2020 (inception) through April 30, 2021	F-27
Notes to Condensed Financial Statements (Unaudited)	F-28

Audited Financial Statements of European Sustainable Growth Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-44
Balance Sheet as of November 16, 2020	F-45
Statement of Operations for the period from November 10, 2020 (inception) through November 16, 2020	F-46
Statement of Changes in Shareholders’ Equity for the period from November 10, 2020 (inception) through November 16, 2020	F-47
Statement of Cash Flows for the period from November 10, 2020 (inception) through November 16, 2020	F-48
Notes to Financial Statements	F-49

Unaudited Condensed Financial Statements of ads-tec Energy GmbH as of June 30, 2021
Unaudited Condensed Statements of Profit or Loss and Other Comprehensive Income for the six months ended June 30, 2021 and June 30, 2020	F-59
Unaudited Condensed Statements of Financial Position as of June 30, 2021 and December 31, 2020	F-60
Unaudited Condensed Statements of Changes in Shareholders’ Equity for the six months ended June 30, 2021 and June 30, 2020	F-61
Unaudited Condensed Statements of Cash Flow for the six months ended June 30, 2021 and June 30, 2020	F-62
Notes to Condensed Interim Financial Statements (Unaudited)	F-63

Audited Financial Statements of ads-tec Energy GmbH
Report of Independent Registered Public Accounting Firm	F-74
Statements of Profit and Loss and Other Comprehensive Income for the years ended December 31, 2020 and December 31, 2019	F-75
Statements of Financial Position as of December 31, 2020, December 31, 2019, and January 1, 2019	F-76
Statements of Changes in Equity for the years ended December 31, 2020 and December 31, 2019	F-77
Statements of Cash Flow for the years ended December 31, 2020 and December 31, 2019	F-78
Notes to the financial statements	F-79

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
CONDENSED BALANCE SHEET
JULY 31, 2021
(Unaudited)

ASSETS
Current assets
Cash	$553,931
Prepaid expenses	190,327
Total Current Assets	744,258

Non-current assets
Prepaid expenses	$75,115
Total Non-Current Assets	75,115

Cash and marketable securities held in Trust Account	143,767,321
Total Assets	$144,586,694

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$1,234,253
Total Current Liabilities	1,234,253

Warrant liability	5,906,250
Total Liabilities	7,140,503

Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 14,375,000 shares at redemption value	143,767,321

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 100,000,000 shares authorized; 60,000 issued and outstanding (excluding 14,375,000 shares subject to possible redemption)	6
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 3,593,750 issued and outstanding	359
Additional paid-in capital	—
Accumulated deficit	(6,321,495)
Total Shareholders’ Deficit	(6,321,130)
Total Liabilities and Shareholders’ Deficit	$144,586,694

The accompanying notes are an integral part of the unaudited condensed financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended July 31, 2021	For the Period from November 10, 2020 (Inception) Through July 31, 2021
Formation and operational costs	$1,366,372	$1,579,871
Loss from operations	(1,366,372)	(1,579,871)

Other income (expense):
Change in fair value of warrant liability	(3,237,500)	(2,493,750)
Transaction costs allocable to warrant liability	—	(23,219)
Interest earned on marketable securities held in Trust Account	3,624	17,321
Other loss, net	(3,233,876)	(2,499,648)

Net loss	$(4,600,248)	$(4,079,519)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	14,435,000	10,439,825

Basic and diluted net loss per share, Class A ordinary shares	$(0.26)	$(0.29)

Basic and diluted weighted average shares outstanding, Class B ordinary shares	3,593,750	3,462,427

Basic and diluted net loss per share, Class B ordinary shares	$(0.26)	$(0.29)

The accompanying notes are an integral part of the unaudited condensed financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FROM NOVEMBER 10, 2020 (INCEPTION) THROUGH JULY 31, 2021
(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total Shareholder’s Deficit
	Shares	Amount	Shares	Amount
Balance – November 10, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	3,593,750	359	24,641	—	25,000
Remeasurement adjustment for Class A ordinary shares to redemption amount	—	—	—	—	(1,587,135)	(2,224,655)	(3,811,790)
Proceeds received in excess of fair value of Private Placement Warrants, net of warrant liability	—	—	—	—	962,500	—	962,500
Issuance of Representative Shares	60,000	6	—	—	599,994	—	600,000
Change in Remeasurement for Class A ordinary shares to redemption amount	—	—	—	—		(1,121)	(1,121)
Net loss	—	—	—	—	—	(36,177)	(36,177)
Balance – January 31, 2021	60,000	$6	3,593,750	$359	$—	$(2,261,953)	$(2,261,588)
Change in Remeasurement for Class A ordinary shares to redemption amount	—	—	—	—	—	(12,576)	(12,576)
Net income	—	—	—	—	—	556,906	556,906
Balance – April 30, 2021	60,000	$6	3,593,750	$359	$—	$(1,717,623)	$(1,717,258)
Change in Remeasurement for Class A ordinary shares to redemption amount	—	—	—	—	—	(3,624)	(3,624)
Net loss	—	—	—	—	—	(4,600,248)	(4,600,248)
Balance – July 31, 2021	60,000	$6	3,593,750	$359	$—	$(6,321,495)	$(6,321,130)

The accompanying notes are an integral part of the unaudited condensed financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 10, 2020 (INCEPTION) THROUGH JULY 31, 2021
(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(4,079,519)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	5,000
Interest earned on marketable securities held in Trust Account	(17,321)
Change in fair value of warrant liability	2,493,750
Transaction costs allocable to warrant liability	23,219
Changes in operating assets and liabilities:
Prepaid expenses	(240,442)
Accrued expenses	1,234,253
Net cash used in operating activities	(581,060)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(143,750,000)
Net cash used in investing activities	(143,750,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	140,875,000
Proceeds from sale of Private Placement Warrants	4,375,000
Proceeds from promissory note – related party	134,914
Repayment of promissory note – related party	(159,914)
Payment of offering costs	(340,009)
Net cash provided by financing activities	144,884,991

Net Change in Cash	553,931
Cash – Beginning	—
Cash – Ending	$553,931

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$25,000
Issuance of Representative Shares	$600,000
Initial classification of Class A ordinary shares subject to possible redemption	$143,750,000
Remeasurement adjustment of Class A ordinary shares subject to possible redemption	$17,321
Offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$20,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

European Sustainable Growth Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 10, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of July 31, 2021, the Company had not commenced any operations. All activity for the period from November 10, 2020 (inception) through July 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering became effective on January 21, 2021. On January 26, 2021, the Company consummated the Initial Public Offering of 12,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $125,000,000 which is described in Note 5.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 4,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to LRT Capital1 LLC (the “Sponsor”) and the underwriters of the Initial Public Offering, generating gross proceeds of $4,000,000, which is described in Note 6.

Following the closing of the Initial Public Offering on January 26, 2021, an amount of $125,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds investing solely in U.S. Treasuries meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

On January 27, 2021, the underwriters fully exercised their over-allotment option, resulting in an additional 1,875,000 Units issued for an aggregate amount of $18,750,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 375,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total proceeds of $375,000. A total of $18,750,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $143,750,000.

Transaction costs amounted to $3,835,009, consisting of $2,875,000 of underwriting fees and $960,009 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such Business Combination and, if the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s directors and officers have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets of at least $5,000,001 either immediately prior to or upon such Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor and EarlyBirdCapital have agreed (a) to waive their redemption rights with respect to any Founder Shares, Representative Shares and Public Shares held by them in connection with the completion of a Business Combination (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Representative Shares if the Company fails to consummate a Business Combination within the Combination Period (as defined below) and (c) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Company will have until January 26, 2023 (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern Consideration

As of July 31, 2021, the Company had $553,931 in its operating bank accounts and working capital deficit of $489,995.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover for certain formation and offering costs in exchange for the issuance of the Founder Shares, the loan of up to $300,000 from the Sponsor pursuant to the Note (see Note 6). The Note was repaid on January 5, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 6). As of July 31, 2021, there were no amounts outstanding under any Working Capital Loan.

The Company will need to raise additional capital through loans or additional investments from our initial stockholders, officers or directors. If the Company is unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to the company on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year and one day from the issuance of these financial statements.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s financial statements as of July 31, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly valued its Class A ordinary shares subject to possible redemption. The Company previously determined the Class A ordinary shares subject to possible redemption to be equal to the redemption value of $10.00 per Class A ordinary share while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Class A ordinary shares issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all Class A ordinary shares subject to possible redemption, resulting in the Class A ordinary shares subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification error related to temporary equity and permanent equity. This resulted in a restatement of the initial carrying value of the Class A ordinary shares subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A ordinary shares.

In connection with the change in presentation for the Class A ordinary shares subject to redemption, the Company also restated its income (loss) per ordinary share calculated to allocate net income (loss) pro rata to Class A and Class B ordinary shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of the Company. There is no impact to the reported amounts for total assets, total liabilities, cash flows, or net income (loss).

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The impact of the restatement on the Company’s financial statements is reflected in the following table:

	As Previously Reported	Adjustment	As Restated
Balance Sheet as of July 31, 2021 (unaudited)
Class A ordinary shares subject to possible redemption	$132,446,190	$11,321,131	$143,767,321
Class A ordinary shares	$119	$(113)	$6
Additional paid-in capital	$9,079,042	$(9,079,042)	$—
Accumulated deficit	$(4,079,519)	$(2,241,976)	$(6,321,495)
Total shareholders’ equity (deficit)	$5,000,001	$(11,321,131)	$(6,321,130)
Number of shares subject to redemption	13,243,023	1,131,977	14,375,000

Condensed Consolidated Statement of Changes in Shareholders’ Equity (Deficit) as of July 31, 2021 (unaudited)
Change in value of Class A ordinary shares subject to redemption	$(4,600,247)	$4,600,247	$—
Change in Remeasurement adjustment for Class A ordinary shares to redemption amount	$—	$(3,624)	$(3,624)

Statement of Cash Flows for The Period from November 10, 2020 (Inception) Through July 31, 2021
Initial classification of Class A ordinary shares subject to possible redemption	$136,497,490	$7,252,510	$143,750,000
Change in Remeasurement adjustment for Class A ordinary shares to redemption amount	$(4,051,300)	$4,068,621	$17,321

Statement of Operations for the three months ended July 31, 2021 (unaudited)
Weighted average shares outstanding, Class A ordinary shares	13,703,338	731,662	14,435,000
Basic and diluted net income per share, Class A ordinary shares	$—	$(0.26)	$(0.26)
Weighted average shares outstanding, Class B ordinary shares	4,325,412	(731,662)	3,593,750
Basic and diluted net loss per share, Class B ordinary shares	$(1.06)	$0.80	$(0.26)

Statement of Operation for The Period from November 10, 2020 (Inception) Through July 31, 2021
Weighted average shares outstanding, Class A ordinary shares	13,665,900	(3,226,075)	10,439,825
Basic and diluted net income per share, Class A ordinary shares	$—	$(0.29)	$(0.29)
Weighted average shares outstanding, Class B ordinary shares	4,026,464	(564,037)	3,462,427
Basic and diluted net loss per share, Class B ordinary shares	$(1.02)	$0.73	$(0.29)

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on January 22, 2021. The interim results for the three months ended July 31, 2021 and for the period from November 10, 2020 (inception) through July 31, 2021 are not necessarily indicative of the results to be expected for the period ending October 31, 2021 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of July 31, 2021.

Marketable Securities Held in Trust Account

At July 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds, which primarily invest in U.S Treasury securities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at July 31, 2021, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

At July 31, 2021, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheet is reconciled in the following table:

Gross Proceeds	$143,750,000
Less:
Class A ordinary shares issuance costs	(3,811,790)
Add:
Remeasurement of carrying value to redemption value	3,811,790
Current interest in excess of Initial Public Offering proceeds	17,321
Class A ordinary shares subject to possible redemption	$143,767,321

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Liability

The Company accounts for the Private Placement Warrants in accordance with the guidance contained in ASC 815-40, under which the Private Placement Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Private Placement Warrants as liabilities at their fair value and adjusts the Private Placement Warrants to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of July 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period.. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering, and the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,562,500 ordinary shares in the aggregate. As of July 31, 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended July 31, 2021		Nine Months Ended July 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(3,683,260)	$(916,988)	$(3,063,494)	$(1,016,025)
Denominator:
Basic and diluted weighted average shares outstanding	14,435,000	3,593,750	10,439,825	3,462,427
Basic and diluted net loss per ordinary share	$(0.26)	$(0.26)	$(0.29)	$(0.29)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheet, primarily due to their short-term nature, except for the Private Placement Warrants (see Note 10).

Recently Issued Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact of the adoption of ASU 2020-06, but does not believe it will have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 14,375,000 Units, inclusive of 1,875,000 Units sold to the underwriters on January 27, 2021 upon the underwriters’ election to fully exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the underwriters of the Initial Public Offering purchased an aggregate of 4,000,000 Private Placement Warrants, of which 3,800,000 Private Placement Warrants purchased by the Sponsor and 200,000 Private Placement Warrants purchased by the underwriters at a price of $1.00 per Private Placement Warrant (for an aggregate purchase price of $4,000,000,) from the Company in a private placement. On January 27, 2021, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 375,000 Private Placement Warrants to the Sponsor and the underwriters, of which the Sponsor purchased 356,250 Private Placement Warrants and the underwriters purchased 18,750 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $375,000. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 10). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On November 16, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 3,593,750 Class B ordinary shares (the “Founder Shares”). In December 2020, the Sponsor directly transferred 70,000 founder shares to an entity controlled by a Company’s director nominee, up to 35,000 of which are subject to repurchase by our sponsor based on the achievement of certain milestones. In December 2020, the Sponsor allocated 100,000 Founder Shares to seven of the Company’s director nominees. The total consideration paid for these shares was $695.67. The Founder Shares include an aggregate of up to 468,750 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering and excluding the Representative Shares). As a result of the underwriters’ election to fully exercise their over-allotment option on January 27, 2021, no Founder Shares are currently subject to forfeiture.

In July 2021, the Company added a new member to the sponsorship and the Sponsor allocated 45,000 Founder Shares, The total consideration paid for these shares was $313.05.

The sale or allocation of the Founders Shares to the Company’s director nominees and affiliates of its sponsor group, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 170,000 shares transferred or allocated to the Company’s director

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

nominees and affiliates of its sponsor group in December 2020 was $1,048,900 or $6.17 per share. The fair value of the 45,000 shares allocated to the Company’s director nominee in July 2021 was $323,550 or $7.19 per share. The Founders Shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. As of July 31, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until 180 days after the completion of a Business Combination.

Administrative Support Agreement

The Company entered into an agreement commencing on January 26, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, administrative and support services. For the three months ended July 31, 2021 and for the period from November 11, 2020 (inception) through July 31, 2021, the Company incurred $60,000, of which such amount is included in accrued expenses in the accompanying condensed balance sheet.

Promissory Note — Related Party

On November 16, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and was payable on the earlier of (i) December 31, 2021 or (i) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $159,914 was repaid at the closing of the Initial Public Offering on January 26, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on January 21, 2021, the holders of the Founder Shares, Representative Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and all underlying securities) will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these Class B ordinary shares are to be released from their transfer restrictions. The holders of a majority of the Representative Shares, Private Warrants and warrants issued to the Sponsor, officers, directors or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Propose Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Propose Public Offering. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $2,875,000 in the aggregate payable upon the closing of the Initial Public Offering.

Business Combination Marketing Agreement

The Company engaged the underwriters in the Initial Public Offering as advisors in connection with its Business Combination to assist in holding meetings with the Company’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination, assist in obtaining shareholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). In addition, the Company will pay the underwriters a cash fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if either introduces us to the target business with whom we complete our initial business combination; provided that the foregoing fee will not be paid prior to the date that is 60 days from the effective date of the registration statement of which this prospectus forms a part, unless the Financial Industry Regulatory Authority (“FINRA”) determines that such payment would not be deemed underwriters’ compensation in connection with this offering pursuant to FINRA Rule 5110.

NOTE 8. SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of July 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 100,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At July 31, 2021, there were 60,000 Class A ordinary shares issued and outstanding, excluding 14,375,000 Class A ordinary shares subject to possible redemption.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 8. SHAREHOLDERS’ EQUITY (cont.)

Class B Ordinary Shares — The Company is authorized to issue 10,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At July 31, 2021, there were 3,593,750 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities convertible or exercisable for Class A ordinary shares, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares then in issue) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of redemptions), excluding the Representative Shares and any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, the underwriters, or any of their respective officers, directors, or other affiliates.

Representative Shares

In January 2021, the Company issued to the designees of EarlyBirdCapital 60,000 Class A ordinary shares (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of Representative Shares to be $600,000 based upon offering price of the Units of $10.00 per Unit. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 9. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of Class A ordinary shares issuable upon exercise of the Public Warrants is not effective within 60 business days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the offer and sale of the Class A ordinary shares underlying such warrants.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 9. WARRANTS (cont.)

of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at July 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	July 31, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$143,767,321
Liabilities:
Warrant Liability – Private Placement Warrants	3	5,906,250

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying condensed balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the condensed statement of operations.

The Private Placement Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing.

The following table presents the quantitative information regarding Level 3 fair value measurements:

	January 26, 2021 (Initial Measurement)	April 30, 2021	July 31, 2021
Exercise price	$11.50	$11.50	$11.50
Stock price	$9.62	$9.74	$9.75
Volatility	15.0%	12.1%	21.6%
Term	5.00	5.00	5.00
Risk-free rate	0.48%	0.88%	0.67%
Dividend yield	0.0%	0.0%	0.00%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

Fair value as of November 10, 2020 (inception)	$—
Initial measurement on January 26, 2021 (inclusive of the over-allotment))	3,412,500
Change in fair value at April 30, 2021	(743,750)
Fair value as of April 30, 2021	$2,668,750
Change in fair value at July 31, 2021	3,237,500
Fair value as of July 31, 2021	$5,906,250

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the period from November 10, 2020 (inception) through July 31, 2021.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review and other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Business Combination Agreement

On August 10, 2021, the Company, ads-tec Energy plc, an Irish public limited company duly incorporated under the laws of Ireland and a wholly owned subsidiary of the Company (“Irish Holdco”), EUSG II Corporation, an exempted company incorporated in the Cayman Islands with limited liability under company number 379118 and a wholly subsidiary of Irish Holdco (“New SPAC”), Bosch Thermotechnik GmbH, based in Wetzlar and entered in the commercial register of the Wetzlar Local Court under HRB 13 (“Bosch”), ads-tec Holding GmbH, based in

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 11. SUBSEQUENT EVENTS (cont.)

Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 224527 (“ADSH”, together with Bosch, the “Sellers” and each individually, a “Seller”), and ads-tec Energy GmbH, based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 762810 (“ADSE”), entered into a Business Combination Agreement (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Business Combination”), pursuant to which, among other things and subject to the terms and conditions contained therein, (i) the Company will merge with and into New SPAC, with New SPAC being the surviving company in such merger (the “SPAC Merger”), (ii) following the SPAC Merger, Bosch will transfer to Irish Holdco, and Irish Holdco will acquire from Bosch certain Company Shares in exchange for the Cash Consideration (the “Bosch Acquisition”), and (iii) concurrently with the Bosch Acquisition, the Sellers will transfer as contribution to Irish Holdco, and Irish Holdco shall assume from the Sellers, certain Company Shares in exchange for the Share Consideration (the “Share-for-Share Exchange” and, together with the SPAC Merger, the Bosch Acquisition and the other transactions contemplated by the Business Combination Agreement and the Transaction Documents, the “Transactions”).

To effectuate the Bosch Acquisition, Irish Holdco and Bosch will enter into the Cash Consideration Transfer Agreement (the “Cash Consideration Transfer Agreement”), pursuant to which, and subject to the condition precedent within the meaning of §158 para. 1 of the German Civil Code, the Cash Consideration will be credited to an account or accounts designated by Bosch in accordance with the Business Combination Agreement (such payment the “Cash Consideration Closing”), Bosch will transfer and assign to Irish Holdco, and Irish Holdco will accept such transfer and assignment from Bosch the Acquired Shares and all rights attaching to them at the Cash Consideration Closing. To effectuate the Share-for-Share Exchange, Irish Holdco and the Sellers will enter into the Share Consideration and Loan Transfer Agreement (the “Share and Loan Consideration Transfer Agreement”), pursuant to which, and subject to the condition precedent within the meaning of Section 158 para. 1 of the German Civil Code, the Bosch Share Consideration has been delivered to Bosch and the ADSH Share Consideration has been delivered to ADSH, respectively in accordance with the Business Combination (such delivery of the Share Consideration the “Share Consideration Closing”), and in accordance with the Business Combination Agreement, (a) Bosch shall transfer to Irish Holdco, and Irish Holdco shall accept from Bosch the Bosch Contributed Shares (as defined in the Share and Loan Consideration Transfer Agreement) and all rights attaching to them at the Share Consideration Closing and (b) ADSH shall transfer to Irish Holdco, and Irish Holdco shall accept from ADSH the ADSH Contributed Shares (as defined in the Share and Loan Consideration Transfer Agreement) and all rights attaching to them at the Share Consideration Closing.

The Business Combination Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of the Company and the Sellers; (ii) by the Company or the Sellers upon the occurrence of any of the following: (a) if the Closing of the Business Combination Agreement has not occurred prior to February 11, 2022, the date that is six (6) months days after the date of the Business Combination Agreement (the “Outside Date”) unless extended pursuant to the Business Combination Agreement, provided however, that the Business Combination Agreement may not be terminated by or on behalf of any party that is either directly or indirectly through its affiliates in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach is the cause of the failure of a condition to the parties’ obligation to close; (b) if any Governmental Authority has enacted, issued, promulgated, enforced or entered any injunction, order decree ruling which has become final and non appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting the consummation of the Transactions; and (c) if at the final adjournment of the extraordinary general meeting of the stockholders, any of the Transaction Proposals fails to receive the requisite vote for approval; (iii) by the Company in the event any representation, warranty, covenant or agreement by the Sellers or ADSE has been breached or has become untrue such that the conditions to Closing would not be satisfied, provided however, that the Company has not waived such breach and that the Company, Irish Holdco and New SPAC are not then in material breach of their representations, warranties, covenants or agreements under the Business Combination Agreement; provided, further, that if such breach is curable by the Sellers or ADSE, the Company may not terminate for so long as the Sellers and ADSE continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach and the Outside Date or (iv) by either Seller

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JULY 31, 2021
(Unaudited)

NOTE 11. SUBSEQUENT EVENTS (cont.)

in the event any representation, warrant, covenant or agreement by the Company, Irish Holdco or New SPAC has been breached or has become untrue such that the conditions to Closing would not be satisfied, provided however, that such Seller has not waived such breach and that the Sellers and ADSE are not then in material breach of their representations, warranties, covenants or agreements under the Business Combination Agreement; provided, further, that if such breach is curable by the Company, Irish Holdco or New SPAC, the Sellers may not terminate for so long as the Company, Irish Holdco and New SPAC continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach and the Outside Date.

The Transactions will be consummated subject to the deliverables and provision as further described in the Business Combination Agreement. The Transactions were approved by the boards of directors of each of the Company and ADSE.

In advance of the entry into the Business Combination Agreement, the Company and Irish Holdco entered into the Subscription Agreements (the “Subscription Agreements”) dated August 10, 2021, with certain qualified institutional buyers and accredited investors (collectively, the “Investors”), pursuant to which, among other things, the Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Investors, 15.6 million newly issued ordinary shares of the Company (the “Private Placement”) for gross proceeds of approximately $156 million. The proceeds from the Private Placement will be used to fund a portion of the cash consideration required to effect the Business Combination. The Private Placement is expected to be consummated at least one (1) Business Day prior to the SPAC Merger Effective Time (as defined in the Business Combination Agreement), and the Business Combination is contingent upon, among other things, the closing of the Private Placement.

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, Irish Holdco within 30 calendar days following the closing of the Transaction, submit to or file with the Commission a registration statement registering the resale of such shares. Additionally, Irish Holdco will be required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the filing date thereof, (ii) the 90th calendar day following the filing date thereof if the Commission notifies Irish Holdco that it will “review” the registration statement and (iii) the 10th business day after the date Irish Holdco is notified in writing by the Commission that the registration statement will not be “reviewed” or will not be subject to further review.

On August 9, 2021 a Sponsor Support Agreement was entered into. Under this agreement each Sponsor Party agrees to vote in favor of the approval and adoption of the Business Combination Agreement. Each Sponsor agrees to waive all rights to redemption, to note sell, assign or transfer any of their Sponsor shares and to execute the Business Combination agreement with no conflict or violation of any laws, ethics, or regulations.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
CONDENSED BALANCE SHEET
APRIL 30, 2021
(Unaudited)

ASSETS
Current assets
Cash	$751,925
Prepaid expenses	327,327
Total Current Assets	1,079,252

Cash and marketable securities held in Trust Account	143,763,697
Total Assets	$144,842,949

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$102,760
Accrued offering costs	25,000
Total Current Liabilities	127,760

Warrant liability	2,668,750
Total Liabilities	2,796,510

Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 14,375,000 shares at redemption value	143,763,697

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 100,000,000 shares authorized; 60,000 issued and outstanding (excluding 14,375,000 shares subject to possible redemption)	6
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 3,593,750 issued and outstanding	359
Additional paid-in capital	—
Accumulated deficit	(1,717,623)
Total Shareholders’ Deficit	(1,717,258)
Total Liabilities and Shareholders’ Deficit	$144,842,949

The accompanying notes are an integral part of the unaudited condensed financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended April 30, 2021	For the Period from November 10, 2020 (Inception) Through April 30, 2021
Formation and operational costs	$199,420	$213,499
Loss from operations	(199,420)	(213,499)

Other income (expense):
Change in fair value of warrant liability	743,750	743,750
Transaction costs allocable to warrant liability		(23,219)
Interest earned on marketable securities held in Trust Account	13,496	13,697
Unrealized loss on marketable securities held in Trust Account	(920)	—
Other income, net	756,326	734,228

Net income	$556,906	$520,729

Basic and diluted weighted average shares outstanding, Class A ordinary shares	14,435,000	8,212,212

Basic and diluted net income per share, Class A ordinary shares	$0.03	$0.04

Basic and diluted weighted average shares outstanding, Class B ordinary shares	3,593,750	3,389,205

Basic and diluted net income per share, Class B ordinary shares	$0.03	$0.04

The accompanying notes are an integral part of the unaudited condensed financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FROM NOVEMBER 10, 2020 (INCEPTION) THROUGH APRIL 30, 2021
(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total Shareholder’s Deficit
	Shares	Amount	Shares	Amount
Balance – November 10, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	3,593,750	359	24,641	—	25,000
Remeasurement adjustment for Class A ordinary shares to redemption amount	—	—	—	—	(1,587,135)	(2,224,655)	(3,811,790)
Proceeds received in excess of fair value of Private Placement Warrants, net of warrant liability	—	—	—	—	962,500	—	962,500
Issuance of Representative Shares	60,000	6	—	—	599,994	—	600,000
Change in Remeasurement for Class A ordinary shares to redemption amount	—	—	—	—	—	(1,121)	(1,121)
Net loss	—	—	—	—	—	(36,177)	(36,177)
Balance – January 31, 2021	60,000	$6	3,593,750	$359	$—	$(2,261,953)	$(2,261,588)
Change in Remeasurement for Class A ordinary shares to redemption amount	—	—	—	—	—	(12,576)	(12,576)
Net income	—	—	—	—	—	556,906	556,906
Balance – April 30, 2021	60,000	$6	3,593,750	$359	$—	$(1,717,623)	$(1,717,258)

The accompanying notes are an integral part of the unaudited condensed financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 10, 2020 (INCEPTION) THROUGH APRIL 30, 2021
(Unaudited)

Cash Flows from Operating Activities:
Net income	$520,729
Adjustments to reconcile net income to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	5,000
Interest earned on marketable securities held in Trust Account	(13,697)
Change in fair value of warrant liability	(743,750)
Transaction costs allocable to warrant liability	23,219
Changes in operating assets and liabilities:
Prepaid expenses	(302,327)
Accrued expenses	102,760
Net cash used in operating activities	(408,066)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(143,750,000)
Net cash used in investing activities	(143,750,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	140,875,000
Proceeds from sale of Private Placement Warrants	4,375,000
Proceeds from promissory note – related party	134,914
Repayment of promissory note – related party	(159,914)
Payment of offering costs	(315,009)
Net cash provided by financing activities	144,909,991

Net Change in Cash	751,925
Cash – Beginning	—
Cash – Ending	$751,925

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$25,000
Issuance of Representative Shares	$600,000
Remeasurement adjustment of Class A ordinary shares subject to possible redemption	$143,750,000
Accretion of Class A ordinary shares subject to possible redemption	$13,697
Offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$20,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

European Sustainable Growth Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 10, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of April 30, 2021, the Company had not commenced any operations. All activity for the period from November 10, 2020 (inception) through April 30, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering became effective on January 21, 2021. On January 26, 2021, the Company consummated the Initial Public Offering of 12,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $125,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 4,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to LRT Capital1 LLC (the “Sponsor”) and the underwriters of the Initial Public Offering, generating gross proceeds of $4,000,000, which is described in Note 5.

Following the closing of the Initial Public Offering on January 26, 2021, an amount of $125,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds investing solely in U.S. Treasuries meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

On January 27, 2021, the underwriters fully exercised their over-allotment option, resulting in an additional 1,875,000 Units issued for an aggregate amount of $18,750,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 375,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total proceeds of $375,000. A total of $18,750,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $143,750,000.

Transaction costs amounted to $3,835,009, consisting of $2,875,000 of underwriting fees and $960,009 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such Business Combination and, if the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s directors and officers have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets of at least $5,000,001 either immediately prior to or upon such Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor and EarlyBirdCapital have agreed (a) to waive their redemption rights with respect to any Founder Shares, Representative Shares and Public Shares held by them in connection with the completion of a Business Combination (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Shares and Representative Shares if the Company fails to consummate a Business Combination within the Combination Period (as defined below) and (c) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Company will have until January 26, 2023 (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover for certain formation and offering costs in exchange for the issuance of the Founder Shares, the loan of up to $300,000 from the Sponsor pursuant to the Note (see Note 6). The Note was repaid on January 5, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 6).

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will need to raise additional capital through loans or additional investments from our initial stockholders, officers or directors. If the Company is unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to the company on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year and one day from the issuance of these financial statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s financial statements as of April 30, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly valued its Class A ordinary shares subject to possible redemption. The Company previously determined the Class A ordinary shares subject to possible redemption to be equal to the redemption value of $10.00 per Class A ordinary share while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Class A ordinary shares issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all Class A ordinary shares subject to possible redemption, resulting in the Class A ordinary shares subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification error related to temporary equity and permanent equity. This resulted in a restatement of the initial carrying value of the Class A ordinary shares subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A ordinary shares.

In connection with the change in presentation for the Class A ordinary shares subject to redemption, the Company also restated its income (loss) per ordinary share calculated to allocate net income (loss) pro rata to Class A and Class B ordinary shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of the Company. There is no impact to the reported amounts for total assets, total liabilities, cash flows, or net income (loss).

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The impact of the restatement on the Company’s financial statements is reflected in the following table:

	As Previously Reported	Adjustment	As Restated
Balance Sheet as of April 30, 2021 (unaudited)
Class A ordinary shares subject to possible redemption	$137,046,436	$6,717,261	$143,763,697
Class A ordinary shares	$73	$(67)	$6
Additional paid-in capital	$4,478,842	$(4,478,842)	$—
Accumulated deficit	$520,729	$(2,238,352)	$(1,717,623)
Total shareholders’ equity (deficit)	$5,000,003	$(6,717,261)	$(1,717,258)
Number of shares subject to redemption	13,703,338	671,662	14,375,000

Condensed Consolidated Statement of Changes in Shareholders’ Equity (Deficit) as of April 30, 2021 (unaudited)
Change in value of Class A ordinary shares subject to redemption	$(556,906)	$556,906	$—
Change in Remeasurement adjustment for Class A ordinary shares to redemption amount	$—	$(12,576)	$(12,576)

Statement of Cash Flows for The Period from November 10, 2020 (Inception) Through April 30, 2021
Initial classification of Class A ordinary shares subject to possible redemption	$136,497,490	$7,252,510	$143,750,000
Change in Remeasurement adjustment for Class A ordinary shares to redemption amount	$548,946	$(535,249)	$13,697

Statement of Operations for the three months ended April 30, 2021 (unaudited)
Weighted average shares outstanding, Class A ordinary shares	13,648,847	786,153	14,435,000
Basic and diluted net income per share, Class A ordinary shares	$—	$0.03	$0.03
Weighted average shares outstanding, Class B ordinary shares	4,379,903	(786,153)	3,593,750
Basic and diluted net loss per share, Class B ordinary shares	$0.12	$(0.09)	$0.03

Statement of Operation for The Period from November 10, 2020 (Inception) Through April 30, 2021
Weighted average shares outstanding, Class A ordinary shares	13,629,259	(5,417,047)	8,212,212
Basic and diluted net income per share, Class A ordinary shares	$—	$0.04	$0.04
Weighted average shares outstanding, Class B ordinary shares	3,859,778	(470,573)	3,389,205
Basic and diluted net loss per share, Class B ordinary shares	$0.13	$(0.09)	$0.04

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on January 22, 2021. The interim results for the period from November 10, 2020 (inception) through April 30, 2021 are not necessarily indicative of the results to be expected for the period ending October 31, 2021 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of April 30, 2021.

Marketable Securities Held in Trust Account

At April 30, 2021, substantially all of the assets held in the Trust Account were held in money market funds, which primarily invest in U.S Treasury securities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at April 30, 2021, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

At April 30, 2021, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheet is reconciled in the following table:

Gross Proceeds	$143,750,000
Less:
Class A ordinary shares issuance costs	(3,811,790)
Add:
Remeasurement of carrying value to redemption value	3,811,790
Current interest in excess of Initial Public Offering proceeds	13,697
Class A ordinary shares subject to possible redemption	$143,763,697

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Liability

The Company accounts for the Private Placement Warrants in accordance with the guidance contained in ASC 815-40, under which the Private Placement Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Private Placement Warrants as liabilities at their fair value and adjusts the Private Placement Warrants to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of April 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period.. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering, and the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,562,500 ordinary shares in the aggregate. As of April 30, 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended April 30, 2021		For the Period from November 10, 2020 (Inception) Through April 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$445,895	$111,011	$368,605	$152,124
Denominator:
Basic and diluted weighted average shares outstanding	14,435,000	3,593,750	8,212,212	3,389,205
Basic and diluted net loss per ordinary share	$0.03	$0.03	$0.04	$0.04

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheet, primarily due to their short-term nature, except for the Private Placement Warrants (see Note 10).

Recently Issued Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact of the adoption of ASU 2020-06, but does not believe it will have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 14,375,000 Units, inclusive of 1,875,000 Units sold to the underwriters on January 27, 2021 upon the underwriters’ election to fully exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the underwriters of the Initial Public Offering purchased an aggregate of 4,000,000 Private Placement Warrants, of which 3,800,000 Private Placement Warrants purchased by the Sponsor and 200,000 Private Placement Warrants purchased by the underwriters at a price of $1.00 per Private Placement Warrant (for an aggregate purchase price of $4,000,000,) from the Company in a private placement. On January 27, 2021, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 375,000 Private Placement Warrants to the Sponsor and the underwriters, of which the Sponsor purchased 356,250 Private Placement Warrants and the underwriters purchased 18,750 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $375,000. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On November 16, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 3,593,750 Class B ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 468,750 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering and excluding the Representative Shares). As a result of the underwriters’ election to fully exercise their over-allotment option on January 27, 2021, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until 180 days after the completion of a Business Combination.

Administrative Support Agreement

The Company entered into an agreement commencing on January 26, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, administrative and support services. For the three months ended April 30, 2021 and for the period from November 11, 2020 (inception) through April 30, 2021, the Company incurred $30,000, of which such amount is included in accrued expenses in the accompanying condensed balance sheet.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Promissory Note — Related Party

On November 16, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and was payable on the earlier of (i) December 31, 2021 or (i) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $159,914 was repaid at the closing of the Initial Public Offering on January 26, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on January 21, 2021, the holders of the Founder Shares, Representative Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and all underlying securities) will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these Class B ordinary shares are to be released from their transfer restrictions. The holders of a majority of the Representative Shares, Private Warrants and warrants issued to the Sponsor, officers, directors or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Propose Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Propose Public Offering. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $2,875,000 in the aggregate payable upon the closing of the Initial Public Offering.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 7. COMMITMENTS AND CONTINGENCIES (cont.)

Business Combination Marketing Agreement

The Company engaged the underwriters in the Initial Public Offering as advisors in connection with its Business Combination to assist in holding meetings with the Company’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination, assist in obtaining shareholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). In addition, the Company will pay the underwriters a cash fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if either introduces us to the target business with whom we complete our initial business combination; provided that the foregoing fee will not be paid prior to the date that is 60 days from the effective date of the registration statement of which this prospectus forms a part, unless the Financial Industry Regulatory Authority (“FINRA”) determines that such payment would not be deemed underwriters’ compensation in connection with this offering pursuant to FINRA Rule 5110.

NOTE 8. SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of April 30, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 100,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At April 30, 2021, there were 60,000 Class A ordinary shares issued and outstanding, excluding 14,375,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 10,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At April 30, 2021, there were 3,593,750 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities convertible or exercisable for Class A ordinary shares, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares then in issue) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of redemptions), excluding the Representative Shares and any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, the underwriters, or any of their respective officers, directors, or other affiliates.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 8. SHAREHOLDERS’ EQUITY (cont.)

Representative Shares

In January 2021, the Company issued to the designees of EarlyBirdCapital 60,000 Class A ordinary shares (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of Representative Shares to be $600,000 based upon offering price of the Units of $10.00 per Unit. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

NOTE 9. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of Class A ordinary shares issuable upon exercise of the Public Warrants is not effective within 60 business days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 9. WARRANTS (cont.)

•        if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the offer and sale of the Class A ordinary shares underlying such warrants.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at April 30, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	April 30, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$143,763,697
Liabilities:
Warrant Liability – Private Placement Warrants	3	2,668,750

The Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying condensed balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the condensed statement of operations.

The Private Placement Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing.

The following table presents the quantitative information regarding Level 3 fair value measurements:

	January 26, 2021 (Initial Measurement)	April 30, 2021
Exercise price	$11.50	$11.50
Stock price	$9.62	$9.74
Volatility	15.0%	12.1%
Term	5.00	5.00
Risk-free rate	0.48%	0.88%
Dividend yield	0.0%	0.00%

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
APRIL 30, 2021
(Unaudited)

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of Level 3 warrant liabilities:

Fair value as of November 10, 2020 (inception)	$—
Initial measurement on January 26, 2021 (inclusive of the over-allotment))	3,412,500
Change in fair value	(743,750)
Fair value as of April 30, 2021	$2,668,750

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the period from November 10, 2020 (inception) through April 30, 2021.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
European Sustainable Growth Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of European Sustainable Growth Acquisition Corp. (the “Company”) as of November 16, 2020, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from November 10, 2020 (inception) through November 16, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 16, 2020, and the results of its operations and its cash flows for the period from November 10, 2020 (inception) through November 16, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of November 16, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY
November 27, 2020

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
BALANCE SHEET
NOVEMBER 16, 2020

ASSETS
Deferred offering costs	$50,000
Total Assets	$50,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued offering costs	$30,000
Total Current Liabilities	30,000

Commitments

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 3,593,750 shares issued and outstanding(1)	359
Additional paid-in capital	24,641
Accumulated deficit	(5,000)
Total Shareholders’ Equity	20,000
Total Liabilities and Shareholders’ Equity	$50,000

____________

(1)      Includes an aggregate of up to 468,750 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM NOVEMBER 10, 2020 (INCEPTION) THROUGH NOVEMBER 16, 2020

Formation costs	$5,000
Net Loss	$(5,000)

Weighted average shares outstanding, basic and diluted(1)	3,125,000

Basic and diluted net loss per share	$(0.00)

____________

(1)      Excludes an aggregate of up to 468,750 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM NOVEMBER 10, 2020 (INCEPTION) THROUGH NOVEMBER 16, 2020

	Class B Ordinary Shares(1)		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance – November 10, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	3,593,750	359	24,641	—	25,000
Net loss	—	—	—	(5,000)	(5,000)
Balance – November 16, 2020	3,593,750	$359	$24,641	$(5,000)	$20,000

____________

(1)      Includes an aggregate of up to 468,750 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 10, 2020 (INCEPTION) THROUGH NOVEMBER 16, 2020

Cash Flows from Operating Activities
Net loss	$(5,000)
Adjustments to reconcile net loss to net cash from operating activities:
Payment of formation costs through issuance of Class B ordinary shares	5,000
Net cash from operating activities	—

Net Change in Cash	—
Cash – beginning of the period	—
Cash – end of the period	$—

Non-cash investing and financing activities:
Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$20,000
Deferred offering costs included in accrued offering costs	$30,000

The accompanying notes are an integral part of these financial statements.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

European Sustainable Growth Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 10, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of November 16, 2020, the Company had not commenced any operations. All activity for the period from November 10, 2020 (inception) through November 16, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected October 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 12,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 14,375,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 4,000,000 warrants (or 4,375,000 warrants if the underwriters’ over-allotment option is exercised on full) (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to LRT Capital1 LLC (the “Sponsor”) and the underwriters that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Public Offering, management has agreed that $10.00 per Unit sold in the Proposed Public Offering, including proceeds of the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds investing solely in U.S. Treasuries meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS (cont.)

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such Business Combination and, if the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s directors and officers have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Proposed Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets of at least $5,000,001 either immediately prior to or upon such Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor and EarlyBirdCapital have agreed (a) to waive their redemption rights with respect to any Founder Shares, Representative Shares and Public Shares held by them in connection with the completion of a Business Combination (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Representative Shares if the Company fails to consummate a Business Combination within the Combination Period (as defined below) and (c) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).

The Company will have until 24 months from the closing of the Proposed Public Offering (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS (cont.)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern Consideration

At November 16, 2020, the Company had no cash and a working capital deficit of $30,000. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of November 16, 2020.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of November 16, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has not been subject to income tax examinations by major taxing authorities since inception.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 468,750 ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5). At November 16, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — PROPOSED PUBLIC OFFERING

Pursuant to the Proposed Public Offering, the Company will offer for sale up to 12,500,000 Units (or 14,375,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

The Sponsor and the underwriters have committed to purchase an aggregate of 4,000,000 Private Placement Warrants, including 3,800,000 Private Placement Warrants to be purchased by the Sponsor and 200,000 Private Placement Warrants to be purchased by the underwriters (or 4,375,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full, including up to an additional 375,000 Private Placement Warrants of which 356,250 are to be purchased by the Sponsor and 18,750 are to be purchased by the underwriters) at a price of $1.00 per Private Placement Warrant (for an aggregate purchase price of $4,000,000, or $4,375,000 in the aggregate if the underwriters’ over-allotment option is exercised in full) from the Company in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Proposed Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On November 16, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 3,593,750 Class B ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 468,750 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering and excluding the Representative Shares).

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until 180 days after the completion of a Business Combination.

Promissory Note — Related Party

On November 16, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (i) the consummation of the Proposed Public Offering. As of November 16, 2020, there were no amounts outstanding under the Promissory Note.

Administrative Services Agreement

The Company intends to enter into an agreement, commencing on the effective date of the Proposed Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, administrative and support services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

NOTE 6 — COMMITMENTS

Registration Rights

The holders of the Founder Shares, Representative Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and all underlying securities) will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the Propose Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these Class B ordinary shares are to be released from their transfer restrictions. The holders of a majority of the Representative Shares, Private Warrants and warrants issued to the Sponsor, officers,

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS (cont.)

directors or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Propose Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Propose Public Offering. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option to purchase up to 1,875,000 additional Units to cover over-allotments at the Proposed Public Offering price, less the underwriting discounts and commissions.

The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $2,500,000 in the aggregate (or $2,875,000 if the underwriters’ over-allotment is exercised in full), payable upon the closing of the Proposed Public Offering.

Business Combination Marketing Agreement

The Company will engage the underwriters in the Proposed Public Offering as advisors in connection with its Business Combination to assist in holding meetings with the Company’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination, assist in obtaining shareholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds of the Proposed Public Offering (exclusive of any applicable finders’ fees which might become payable). In addition, the Company will pay the underwriters a cash fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if either introduces us to the target business with whom we complete our initial business combination; provided that the foregoing fee will not be paid prior to the date that is 60 days from the effective date of the registration statement of which this prospectus forms a part, unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with this offering pursuant to FINRA Rule 5110.

NOTE 7 — SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At November 16, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 100,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At November 16, 2020, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 10,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At November 16, 2020, there were 3,593,750 Class B ordinary shares issued and outstanding, of which an aggregate of up to 468,750 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ EQUITY (cont.)

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities convertible or exercisable for Class A ordinary shares, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which Founder Shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares then in issue) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon the completion of the Proposed Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of redemptions), excluding the Representative Shares and any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, the underwriters, or any of their respective officers, directors, or other affiliates.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of Class A ordinary shares issuable upon exercise of the Public Warrants is not effective within 60 business days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the offer and sale of the Class A ordinary shares underlying such warrants.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ EQUITY (cont.)

for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to November 27, 2020, the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Unaudited Condensed Interim Financial Statements

ads-tec Energy GmbH

as of
June 30, 2021

Prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB)

Condensed Statements of Profit or Loss and Other Comprehensive Income (Unaudited)

in kEUR	Notes	01.01.2021 – 30.06.2021	01.01.2020 – 30.06.2020
Continuing Operations
Revenue	4.	20.947	2.216
Cost of sales	5.	(19.433)	(10.062)
Gross result		1.514	(7.845)
Research and development expenses	5.	(1.583)	(458)
Selling and general administrative expenses	5.	(4.083)	(3.773)
Impairment losses on trade receivables and contract assets	16.	0	(5)
Other expenses	6.	(467)	(264)
Other income	6.	549	165
Operating result		(4.069)	(12.180)
Finance income	7.	0	0
Finance expenses	7.	(1.108)	(398)
Net finance costs		(1.108)	(398)
Result before tax		(5.177)	(12.578)
Income tax benefits/(expenses)	8.	0	(55)
Result from continuing operations		(5.177)	(12.633)
Result for the period		(5.177)	(12.633)
Other comprehensive income for the period, net of tax		0	0
Total comprehensive income for the period		(5.177)	(12.633)
Result attributable to:
Owners of the Company		(5.177)	(12.633)
Total comprehensive income attributable to:
Owners of the Company		(5.177)	(12.633)

Earnings per share		—	—
diluted		(0,16)	(0,39)
basic		(0,16)	(0,39)

Due to rounding, the sum of the numbers presented in the table above might not precisely equal the totals we provide.

Condensed Statements of Financial Position (Unaudited)

in kEUR	Notes	30.06.2021	31.12.2020
Assets
Intangible assets	11.	15.725	15.337
Right-Of-Use Asset	10.	2.293	2.503
Property, plant and equipment	10.	2.104	2.019
Other receivables		17	4
Other investments		140	140
Non-current assets		20.279	20.003
Inventories	12.	16.061	21.605
Trade and other receivables		2.050	2.075
Contract assets		1.241	1.627
Cash and cash equivalents	9.	0	18
Current assets		19.352	25.325
Total assets		39.630	45.328

Equity
Subscribed capital		32	32
Capital reserves		20.950	20.950
Other equity		0	0
Retained earnings		(29.571)	(19.291)
Result		(5.177)	(10.280)
Equity attributable to owners of the company		(13.766)	(8.589)
Total equity		(13.766)	(8.589)
Liabilities
Lease Liabilities	10.	1.824	2.004
Other payables		26.291	25.457
Other provisions	15.	2.006	1.543
Deferred tax liabilities	8.	1.446	1.446
Non-current liabilities		31.566	30.450
Lease Liabilities	10.	540	551
Loans and borrowings	13.	4.730	354
Trade and other payables	14.	12.496	12.455
Contract liabilities		2.034	8.142
Other provisions	15.	2.030	1.964
Current liabilities		21.830	23.467
Total liabilities		53.397	53.917
Total equity and liabilities		39.630	45.328

Due to rounding, the sum of the numbers presented in the table above might not precisely equal the totals we provide.

Condensed Statements of Changes in Equity (Unaudited)

in kEUR	Subscribed capital	Capital reserves	Other Reserves		Total other reserves	Equity attributable to shareholders	Total equity
			Retained Earnings	Other equity
Balance as of 01.01.2021	32	20.950	(29.571)	0	(29.571)	(8.589)	(8.589)
Total comprehensive income
Result for the period	0	0	(5.177)	0	(5.177)	(5.177)	(5.177)
Other comprehensive income	0	0	0	0	0	0	0
Total comprehensive income	0	0	(5.177)	0	(5.177)	(5.177)	(5.177)
Contributions and distributions
Capital increase/decrease	0	0	0	0	0	0	0
Total contributions and distributions	0	0	0	0	0	0	0
Balance as of 30.06.2021	32	20.950	(34.748)	0	(34.748)	(13.766)	(13.766)
	Subscribed capital	Capital reserves	Other Reserves		Total other reserves	Equity attributable to shareholders	Total equity
in kEUR			Retained Earnings	Other equity
Balance as of 01.01.2020	32	20.950	(19.291)	0	(19.291)	1.691	1.691
Total comprehensive income
Result for the period	0	0	(12.633)	0	(12.633)	(12.633)	(12.633)
Other comprehensive income	0	0	0	0	0	0	0
Total comprehensive income	0	0	(12.633)	0	(12.633)	(12.633)	(12.633)
Contributions and distributions
Capital increase/decrease	0	0	0	0	0	0	0
Total contributions and distributions	0	0	0	0	0	0	0
Balance as of 30.06.2020	32	20.950	(31.924)	0	(31.924)	(10.942)	(10.942)

Due to rounding, the sum of the numbers presented in the table above might not precisely equal the totals we provide.

Condensed Statements of Cash Flow (Unaudited)

in kEUR	Notes	01.01.2021 – 30.06.2021	01.01.2020 – 30.06.2020
Result for the period		(5.177)	(12.633)
Depreciation and amortization	10.,11.	1.681	338
Finance expense	7.	1.108	398
Change in trade receivables not attributable to investing or financing activities		25	760
Change in inventories	12.	5.544	2.725
Change in trade payables		(1.534)	(1.161)
Change in contract assets	4.	386	(193)
Change in contract liabilities	4.	(6.108)	5.645
Change in other assets		(13)	(102)
Change in other provisions	15.	528	71
Change in other liabilities	8.	0	55
Cash Flow from operating activities		(3.558)	(4.096)
Investments in purchase of property, plant and equipment	10.	(360)	(209)
Investments in intangible assets, including internally generated intangible asset	11.	(1.535)	(2.975)
Cash flow from investing activities		(1.895)	(3.184)
Proceeds from borrowings and shareholder contribution and loans		5.742	7.000
Payment of lease liabilities		(307)	(156)
Cash flow from financing activities		5.435	6.844
Net increase in cash and cash equivalents		(18)	(436)
Net cash and cash equivalents at the beginning of the period		18	9.325
Net cash and cash equivalents at the end of the period		0	8.888

Due to rounding, the sum of the numbers presented in the table above might not precisely equal the totals we provide.

ADS-TEC ENERGY GMBH
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

1. Information about the company

Ads-tec Energy GmbH (“ads-tec” or “the Company”) is domiciled in Heinrich-Hertz-Str. 1, 72622, Nürtingen, Germany. The Company is a limited-liability company and is registered in the commercial register at the district court Stuttgart under the number HRB 762810. Ads-tec Energy GmbH is a company of the ADS-TEC group. The parent is ads-tec Holding GmbH which holds an interest of 60,9975% in the Company. The remaining interest is held by Bosch Thermotechnik GmbH a fully owned subsidiary of Robert Bosch GmbH.

The company provides highly efficient battery storage solutions and ultra-high power rapid charging systems for electric vehicles to a broad range of customers. Its scalable systems are designed for use in private homes, public buildings, commercial enterprises, industrial and infrastructure solutions and self-sufficient energy supply systems, with capacities up to the multi-megawatt range.

2. Basis of accounting

2.1 Basis of preparation

These interim financial statements for the six months ended June 30, 2021 have been prepared in accordance with IAS 34 Interim Financial Statements, and should be read in conjunction with the Company’s last annual financial statements as at and for the years ended December 31, 2020 (“last annual financial statements”). They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company’s financial position and performance since the last annual financial statements.

The reporting period is the six-month periods from January 1, 2021 to June 30, 2021 and from January 1, 2020 to June 30, 2020. The Company’s interim financial statements have been prepared on a going concern basis (Note 2.2). The interim financial statements are presented in Euro, which is ads-tec’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated. In some cases, rounding could mean that values in this report do not add up to the exact sum given or percentages do not equal the values presented.

These interim financial statements were authorised by management on September 13, 2021. The necessity to correct an error in the financial statements was discovered on November 22, 2021. The amendment for additional related party transactions, which had not been previously identified, has been disclosed in Note 18. On November 24, 2021 the management authorised the amended financial statements.

2.2 Material uncertainty regarding the company’s ability to continue as a going concern

The interim financial statements have been prepared on a basis that assumes the Company will continue as a going concern. Please refer to the annual financial statements as at and for the year ended December 31, 2020 for further information of management’s assessment of the Company’s ability to continue as a going concern.

3. Change in accounting policies

The accounting policies applied in these interim financial statements are the same as those applied in the Company’s financial statements as at and for the year ended December 31, 2020.

Other accounting standards issued by the IASB that are not yet applied or that become effective in the future are not expected to have any material impact on the interim financial statements.

ADS-TEC ENERGY GMBH
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

4. Revenue

94% (six months ended June 30, 2020: 92%) of revenues are generated in Germany. The following tables present the revenue from contracts with customers disaggregated by major products:

In kEUR	01.01.2021 – 30.06.2021	01.01.2020 – 30.06.2020
Charging	18.276	602
Commercial & Industry	1.324	978
Residential	191	89
Service & Other	1.156	547
Total	20.947	2.216

Ads-tec Energy develops, produces, and distributes battery storage solutions for different areas of applications (“multi-use-case”). The product portfolio ranges from the field “residential” which includes small storage solutions, to the field “industrial” including power ranges up to multiple MW/MWh, as well as to the field “charging” which provides charging solutions for the expansion of the eMobility infrastructure at power-limited network points. Additionally, ads-tec Energy provides its customers with software solutions regarding intelligent controlling and monitoring of battery storage solutions. Other revenues include for example separately acquirable service contracts or maintenance services.

The following table provides information on contract assets and contract liabilities from contracts with customers.

In kEUR	30.06.2021	31.12.2020
Receivables, which are included in ‘Trade and other receivables’	1.165	926
Contract assets	1.241	1.627
Contract liabilities	2.034	8.142

5. Functional costs

Cost of goods sold

In kEUR	01.01.2021 – 30.06.2021	01.01.2020 – 30.06.2020
Cost of materials	15.374	7.777
Personnel expenses	1.247	1.158
Depreciation and amortization	1.609	355
Other expenses	1.203	772
Total	19.433	10.062

The increase in cost of goods sold is due to the settlement of a customer performance obligation that did not start until the second half of 2020 and extended into the first half of 2021.

Selling and general administrative expenses

Selling expenses amount to kEUR 674 (six months ended June 30, 2020: kEUR 599). Selling expenses consist of external storage expenses, packaging and comprise personnel expenses, marketing costs and other selling expenses.

General administrative expenses amount to kEUR 3.409 (six months ended June 30, 2020: kEUR 3.174). They consist of expenses which are not attributable to Cost of goods sold or selling expenses and comprise personnel expenses, cost allocation mainly within the ads-tec Holding GmbH and other administrative costs.

ADS-TEC ENERGY GMBH
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

5. Functional costs (cont.)

Personnel expenses

Personnel expenses are included in Cost of goods sold, Selling and general administrative expenses and research and development expenses. They comprise wages and salaries in the amount of kEUR 3.546 (six months ended June 30, 2020: kEUR 3.166) and social contributions in the amount of kEUR 609 (six months ended June 30, 2020: kEUR 517).

Research and development expenses

Research and not capitalized development expenses amounting to kEUR 1.583 (six months ended June 30, 2020: kEUR 458). They comprise wages and salaries and material and services expenses.

The Company has capitalized development cost in total of kEUR 1.497 (six months ended June 30, 2020: kEUR 2.530). Amortization of development cost amounts to kEUR 1.121 (six months ended June 30, 2020: kEUR 0).

6. Other income and other expense

Other income includes the following:

In kEUR	01.01.2021 – 30.06.2021	01.01.2020 – 30.06.2020
Income from reversal of provisions	370	0
Cost refunds	64	108
Income from reduction of credit loss	58	0
Insurance compensation	47	52
Income due to subsequent events	9	5
Other	1	0
Total	549	165

Other expense includes the following:

In kEUR	01.01.2021 – 30.06.2021	01.01.2020 – 30.06.2020
Warranties	426	0
Compensation	0	95
Other expenses	36	162
Expenses due to subsequent events	5	7
Total	467	264

7. Finance income and expenses

Finance net costs totalling kEUR 1.108 (six months ended June 30, 2020: kEUR 398) mainly comprises interest expenses for shareholder loans.

8. Income taxes

Income taxes are recorded for current and deferred taxes based on the appropriate tax rates. Income tax receivables and payables recorded comprise the status of amounts to be received, respectively to be paid in the future.

Deferred taxes recognized comprise deferred tax liabilities and deferred tax assets. Deferred tax assets and liabilities are offset according to the requirements of IAS 12.74.

ADS-TEC ENERGY GMBH
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

8. Income taxes (cont.)

Deferred tax liabilities for the half year ended 30 June 2021 amounting to kEUR 1.446 (31 December 20: kEUR 1.446).

Income tax expense for the half year ended 30 June 2021 amounting to kEUR 0 (30 June 2020: kEUR 55) was recognized.

Deferred tax assets have not been recognised for tax loss carryforwards. All tax losses carried forward have no date of expiry.

The entity’s tax rate of 29,48 % combines a corporate tax rate of 15%, a solidarity surcharge thereon of 5.5 % and a trade tax rate of 13,65%.

9. Cash and cash equivalents

The Cash and cash equivalents presented in the interim financial statements of cash flows comprise all cash reported in the interim financial statements of financial position.

10. Property, plant and equipment

In kEUR	Property, plant and equipment	Construction in progress and advance payments	Total
Cost
As of 31.12.2020	3.237	92	3.329
Additions	360	0	360
Disposals	(20)	0	(20)
Reclassification	6	(6)	0
As of 30.06.2021	3.583	86	3.669
In kEUR	Property, plant and equipment	Construction in progress and advance payments	Total
Depreciation
As of 31.12.2020	(1.310)	0	(1.310)
Depreciation	(257)	0	(257)
Disposals	3	0	3
As of 30.06.2021	(1.564)	0	(1.564)
In kEUR	Property, plant and equipment	Construction in progress and advance payments	Total
Carrying amounts
Carrying amounts on 31.12.2020	1.927	92	2.019
Carrying amounts on 30.06.2021	2.018	86	2.104

ADS-TEC ENERGY GMBH
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

10. Property, plant and equipment (cont.)

During the six months ended June 30, 2021, the Company acquired assets with a cost of kEUR 360 (six months ended June 30, 2020: kEUR 265). Additions to property, plant and equipment mainly relate to test rigs and low-value assets. Assets with a carrying amount of kEUR 17 were disposed of during the six months ended June 30, 2021 (six months ended June 30, 2020: kEUR 0). Assets with a carrying amount of kEUR 6 were reclassified (six months ended June 30, 2020: kEUR 0). Depreciation amounts to kEUR 257 (six months ended June 30, 2020: kEUR 191).

In kEUR	Property	Vehicles	Total
Right-of-use assets
Balance at 01.01.2021	2.346	158	2.503
Depreciation charge for six months	236	41	278
Additions to right-of-use assets	0	67	67
Derecognition of right-of-use assets	0	0	0
Balance at 30.06.2021	2.109	184	2.293

During the six months ended June 30, 2021, the Company entered into four new lease agreements for use of vehicles. With the new additions, the company has rights-of-use assets in the amount of kEUR 2.293 (June 30, 2020: kEUR 1.541) and lease liabilities in the amount of kEUR 2.364 as of June 30, 2021 (June 30, 2020: kEUR 1.575).

11. Intangible assets

The development of intangible assets is shown below:

In kEUR	Internally generated assets	Software	Total
Cost
As of 31.12.2020	15.896	237	16.133
Additions	1.497	38	1.535
Disposals	0	0	0
Reclassification	0	0	0
As of 30.06.2021	17.393	275	17.669
In kEUR	Internally generated assets	Software	Total
Amortization
As of 01.01.2021	(647)	(150)	(797)
Additions	(1.121)	(26)	(1.147)
Disposals	0	0	0
Reclassification	0		0
As of 30.06.2021	(1.768)	(175)	(1.943)
In kEUR	Internally generated assets	Software	Total
Carrying amounts
31.12.2020	15.249	88	15.337
30.06.2021	15.625	100	15.725

During the six months ended June 30, 2021, the Company capitalized internally generated intangible assets with a cost of kEUR 1.497 (six months ended June 30, 2020: kEUR 2.530).

The internally generated intangible assets primarily relate to the capitalized costs of the Company’s development of pioneering technologies, for which the Company intends to enable itself on the market as a provider of advanced system solutions in the fields of energy storage, battery technology and electromobility. The intangible assets are amortized according to their useful life and the amortization is presented in costs of goods sold.

ADS-TEC ENERGY GMBH
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

11. Intangible assets (cont.)

During the six months ended June 30, 2021, the Company acquired software with a cost of kEUR 38 (six months ended June 30, 2020: kEUR 103). Assets with a carrying amount of kEUR 0 were disposed of during the six months ended June 30, 2021 (six months ended June 30, 2020: kEUR 10).

Amortization of acquired intangible assets and internally generated intangible assets amounts to kEUR 1.121 (six months ended June 30, 2020: kEUR 0).

12. Inventories

In kEUR	30.06.2021	31.12.2020
Raw materials	11.714	14.906
Work in progress	3.894	3.955
Finished goods	1.815	3.830
Total	17.423	22.691
In kEUR	30.06.2021	31.12.2020
Write-downs raw materials	(1.604)	(1.081)
Write-downs work in progress	219	(12)
Write-downs finished goods	23	7
Total	(1.362)	(1.086)

13. Loans and borrowing

Loans and borrowings include short term secured bank loans amounting to kEUR 4.730 (31 December 20: kEUR 354), which must be paid upon request at any time.

14. Trade and other payables

The company legally sold certain purchased inventories to one of its shareholders based on a customer contract between the parties, for which the company received a net payment in total of kEUR 1.365 and was concurrently bound to repurchase the inventories from the shareholder. From an economic point of view this contract creates a loan between the parties, with transfer of legal ownership of the inventories as security. The received payment was booked as a trade payable as of June 30th, 2021.

Please refer to note 20 for further information after the reporting date.

15. Other Provisions

In kEUR	Warranties	Legal	Onerous contracts	Archiving costs	Miscellaneous provisions	Total
As of 01.01.2021	3.143	0	20	14	331	3.508
Added	852	0	0	0	64	916
Utilized	354	0	6	0	0	360
Reserved	0	0	0	0	29	29
As of 30.06.2021	3.641	0	14	14	366	4.036

Date of maturity
Current	2.002	0	14	14	0	2.030
Non-current	1.639	0	0	0	366	2.005
Total other provisions	3.641	0	14	14	366	4.036

There are no pension commitments or similar obligations as of June 30, 2021 and 2020, respectively.

ADS-TEC ENERGY GMBH
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

16. Financial instruments and risk management

The following table provides the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and liabilities not measured at fair value if the carrying amount is a reasonable approximation of the fair value. Further, the fair value disclosure of lease liabilities is also not required.

In kEUR		Fair Value Hierarchy	Book value 30.06.2021	Fair Value 30.06.2021	Book value 31.12.2020	Fair Value 31.12.2020
Assets
Other receivables financial (long term)	At amortized cost	3	17	17	4	4
Other investments	At amortized cost	3	0	0	0	0
Trade receivables (short term)	At amortized cost	3	1.165	1.165	926	926
Other receivables financial (short term)	At amortized cost	3	38	38	25	25
Cash and cash equivalents	At amortized cost	3	0	0	18	18
Total			1.220	1.220	973	973

Liabilites
Other payables financial (long term)	At amortized cost	3	18.396	18.396	17.637	17.637
Trade payables due to related parties (long term)	At amortized cost	3	7.769	7.769	7.709	7.709
Lease liabilities (short term)	At amortized cost	3	540		551
Loans and borrowings (short term)	At amortized cost	3	4.730	4.730	354	354
Other payables financial (short term)	At amortized cost	3	263	263	239	239
Trade payables (short term)	At amortized cost	3	8.830	8.830	8.763	8.763
Trade payables due to related parties (short term)	At amortized cost	3	2.806	2.806	1.804	1.804
Total			43.334	42.795	37.057	36.506

If reclassifications to other levels of the measurement hierarchy are necessary, they are made at the end of the fiscal year in which the event that necessitates the reclassification occurs. There were no reclassifications.

Ads-tec Energy’s managing directors have overall responsibility for the establishment and oversight of ads-tec Energy’s risk management framework. The managing directors are also responsible for developing and monitoring its risk management policies.

Ads-tec Energy’s risk management policies are established to identify and analyse the risks faced by the Company, to set appropriate risk limits and controls and to monitor risks and adherence to limits. Ads-tec Energy aims to maintain a disciplined and constructive control environment in which all employees understand their roles and obligations.

Ads-tec Energy’s main financial liabilities include trade payables, shareholder loans, an intercompany loan, lease liabilities as well as short term secured bank loans. The primary purpose of these financial liabilities is to finance ads-tec Energy’s operations and provide guarantees to support its operations. Ads-tec is mainly exposed to liquidity risk as well as credit risk. The market risk, including mainly interest rate risk and currency risk can be negligible due to the fact that the Company does not have loans with variable interest rates and almost all of the business activities are concluded in the reporting currency Euro.

ADS-TEC ENERGY GMBH
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

16. Financial instruments and risk management (cont.)

Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s receivables from customers and contract assets.

The carrying amounts of financial assets and contract assets represent ads-tec Energy’s maximum credit exposure. Ads-tec monitors its credit risk regularly.

Impairment losses on financial assets recognized in profit or loss amounted to kEUR 0 in the six months ended June 30, 2021 (six months ended June 30, 2020: kEUR 5).

Trade receivables and contract assets

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. However, management also considers the factors that may influence the credit risk of its customer base, including the default risk associated with the industry and country in which customers operate.

Due to the fact that the Company has generated 87% (six months ended June 30, 2020: 24%) of revenue in the financial half year 2021 with one customer the credit risk is mainly based on that particular customer.

The methodology for the calculation of ECLs is the same as described in the last annual financial statements.

The movement in the allowance for impairment in respect of trade receivables and contract assets during the reporting period was as follows.

In kEUR	30.06.2021	31.12.2020
Trade receivables and contract assets arising from contracts with customers	2.357	3.118
thereof trade receivables	1.117	1.491
thereof contract assets	1.241	1.627
Impairment loss on trade receivables and contract assets arising from contracts with customers	(12)	(91)
Total	2.346	3.026

The decrease in the impairment loss is mainly attributable to the total decrease in the gross carrying amounts of trade receivables and contract assets.

17. Segment Reporting

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions.

94% (six months ended June 30, 2020: 92%) of revenues are generated in Germany. Non-current assets are in Germany only.

Revenues from one customer of the Company represented approximately kEUR 18.187 for the six months ended June 30, 2021 (six months ended June 30, 2020: kEUR 538) of the Company’s total revenues.

ADS-TEC ENERGY GMBH
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

18. Related parties

The tables below provide an overview of significant account balances and transactions from related parties relationships.

In kEUR	01.01.2021 – 30.06.2021
	Sales of goods and services	Purchase of goods and services	Other income	Other expense	Interest expense
Transactions with shareholders	0	(29)	0	(456)	(891)
Transactions with affiliated companies	1	(1.344)	0	(2.581)	0
Transactions with associated companies	0	(40)	0	(28)	0
Transactions with related persons	0	0	0	0	0
Total	1	(1.413)	0	(3.065)	(891)
In kEUR	01.01.2020 – 30.06.2020
	Sales of goods and services	Purchase of goods and services	Other income	Other expense	Interest expense
Transactions with shareholders	0	0	0	(1.272)	(447)
Transactions with affiliated companies	1	(374)	0	(2.297)	0
Transactions with associated companies	0	(34)	0	(8)	0
Transactions with related persons	0	0	0	(2)	0
Total	1	(408)	0	(3.579)	(447)
In kEUR	30.06.2021		31.12.2020
	Receivables	Payables	Receivables	Payables
Transactions with shareholders	0	27.791	0	25.501
Transactions with affiliated companies	0	1.166	27	1.682
Transactions with associated companies	0	13	0	19
Transactions with related persons	0	0	0	0
Total	0	28.971	27	27.202

19. Other financial disclosures

Other financial obligations exist from master purchase agreements for materials with a commitment of kEUR 5.239 (December 31, 2020: kEUR 9.146).

There remains a financial obligation as of December 31, 2020 of kEUR 3.400 per year from contracted long-term cost allocation agreements and rents with affiliated companies.

ADS-TEC ENERGY GMBH
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

20. Events after the reporting period

The Company entered into a customer contract for the delivery and service of charge equipment in December 2020. The company received a prepayment in total of kEUR 5.152 in 2018. However, the customer has withdrawn from the contract and requested the company to repay the prepayment. The management of the company and the customer mutually agreed on a compromise in July 2021, where the Company keeps kEUR 2.537 of this prepayment as a kind of compensation and recognizes this compensation in the second half of 2021 as it assessed as a subsequent event affecting value after the balance sheet date.

The shareholders together had made additional financing guarantees in the total amount of mEUR 17,6 by granting further shareholder commitments to finance the Company. These guarantees were issued in July 2021.

On August 9, 2021, the company and one of its shareholders entered into a subordinated loan agreement where the shareholder grants additional kEUR 3.400 as part of the above stated financing guarantees to the Company. The loan has an interest rate of 6% per year and is due on January 1, 2023. Concurrently, the parties mutually agreed on the reversal of the legal selling of the purchased inventories in conjunction with the granting of a loan from an economic point of view as stated in note 14. The total amount of kEUR 1.365 was recorded as a partial proceed from the shareholder loan agreement and recognized as a trade payable as of June 30, 2021 accordingly, see note 14. This partial proceed was taken out of trade payables subsequently and the entire kEUR 3.400 loan amount was recorded as other payables in August 2021.

The company entered into a business combination agreement for the contemplated merger with a Special Purpose Acquisition Company (“SPAC”) after the reporting date and is of material importance for the company.

September 13/November 24, 2021

Management

Thomas Speidel	Robert Vogt

Annual Financial Statements

ads-tec Energy GmbH

as at and for the year ended
December 31, 2020

Prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB)

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
ads-tec Energy GmbH
Nürtingen, Germany

Opinion on the Financial Statements

We have audited the accompanying annual statements of financial position of ads-tec Energy GmbH (the “Company”) as of December 31, 2020, December 31, 2019 and January 1, 2019, and the related annual statements of profit and loss and other comprehensive income (loss), of changes in equity and of cash flows for the years ended December 31, 2020 and 2019, including the related notes (collectively referred to as the “annual financial statements”). In our opinion, the annual financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, December 31, 2019 and January 1, 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying annual financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.2.5 to the annual financial statements, the Company has incurred recurring losses and negative cash flows from operations since its inception resulting in negative equity, and expects to continue to generate operating losses that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1.2.5. The annual financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement to Correct a Disclosure Misstatement

Note 6 of the financial statements has been amended to disclose additional related party transactions, which had not been previously identified.

Basis for Opinion

These annual financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s annual financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the annual financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the annual financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the annual financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the annual financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO AG Wirtschaftsprüfungsgesellschaft

We have served as the Company’s auditor since 2021.

Frankfurt am Main, Germany

August 10, 2021, except for Note 6, as to which the date is November 24, 2021

Statements of Profit and Loss and Other Comprehensive Income

in kEUR	Notes	01.01.2020 – 31.12.2020	01.01.2019 – 31.12.2019
Continuing Operations
Revenue	4.1.1	47.370	19.087
Cost of sales	4.1.2	(45.548)	(22.219)
Gross profit (loss)		1.822	(3.132)
Research and development expenses	4.1.2	(749)	(473)
Selling and general administrative expenses	4.1.2	(7.570)	(5.924)
Impairment losses on trade receivables and contract assets	4.2.12.2	(9)	(63)
Other expenses	4.1.3	(2.224)	(1.110)
Other income	4.1.3	541	1.026
Operating Result		(8.190)	(9.676)
Finance income	4.1.4	0	1
Finance expenses	4.1.4	(2.135)	(885)
Net finance costs		(2.135)	(884)
Result before tax		(10.325)	(10.559)
Income tax benefits/(expenses)	4.1.5	45	(1.490)
Profit (loss) from continuing operations		(10.280)	(12.050)
Profit (loss) for the period		(10.280)	(12.050)
Other comprehensive income for the period, net of tax		0	0
Total comprehensive income for the period		(10.280)	(12.050)
Profit (loss) attributable to:
Owners of the Company		(10.280)	(12.050)
Total comprehensive income attributable to:
Owners of the Company		(10.280)	(12.050)

Earnings (loss) per share (in kEUR)	4.1.6	—	—
diluted		(0,32)	(0,38)
basic		(0,32)	(0,38)

Due to rounding, the sum of the numbers presented in the table above might not precisely equal the totals we provide.

Statements of Financial Position

in kEUR	Notes	31.12.2020	31.12.2019	01.01.2019
Assets
Intangible assets	4.2.3	15.337	10.456	5.707
Right-Of-Use Asset	4.2.1	2.503	1.620	1.386
Property, plant and equipment	4.2.2	2.019	1.581	1.005
Other receivables	4.2.5	4	4	0
Other investments	4.2.4	140	0	26
Non-current assets		20.003	13.660	8.124
Inventories	4.2.6	21.605	35.493	17.222
Trade and other receivables	4.2.5	2.075	3.456	3.502
Contract assets	4.1.1	1.627	1.062	0
Cash and cash equivalents	4.2.7	18	9.325	21.547
Current assets		25.325	49.335	42.271
Total assets		45.328	62.995	50.395

Equity		31.12.2020	31.12.2019	01.01.2019
Subscribed capital	4.2.8	32	32	26
Capital reserves	4.2.8	20.950	20.950	5.974
Other equity	4.2.8	0	0	14.983
Retained earnings	4.2.8	(19.291)	(7.241)	(7.241)
Profit (loss)		(10.280)	(12.050)	—
Equity attributable to owners of the company		(8.589)	1.691	13.741
Total equity		(8.589)	1.691	13.741
Liabilities
Lease Liabilities	4.2.1	2.004	1.404	1.255
Other payables	4.2.10	25.457	14.100	67
Contract liabilities	4.1.1	0	0	3.500
Other provisions	4.2.11	1.543	212	312
Deferred tax liabilities	4.1.5	1.446	1.490	0
Non-current liabilities		30.450	17.207	5.134
Lease Liabilities	4.2.1	551	236	131
Loans and borrowings	4.2.9	354	0	0
Trade and other payables	4.2.10	12.455	5.819	6.616
Contract liabilities	4.1.1	8.142	37.828	24.738
Other provisions	4.2.11	1.964	213	34
Current liabilities		23.467	44.097	31.520
Total liabilities		53.917	61.304	36.654
Total equity and liabilities		45.328	62.995	50.395

Due to rounding, the sum of the numbers presented in the table above might not precisely equal the totals we provide.

Statements of Changes in Equity

			Other reserves
in kEUR	Subscribed capital	Capital reserves	Retained Earnings	Other equity	Total other reserves	Equity attributable to shareholders	Total equity
Balance as of 01.01.2020	32	20.950	(19.291)	0	(19.291)	1.691	1.691
Total comprehensive income
Result for the period	0	0	(10.280)	0	(10.280)	(10.280)	(10.280)
Other comprehensive income	0	0	0	0	0	0	0
Total comprehensive income	0	0	(10.280)	0	(10.280)	(10.280)	(10.280)

Contributions and distributions
Capital increase/decrease	0	0	0	0	0	0	0
Total contributions and distributions	0	0	0	0	0	0	0
Balance as of 31.12.2020	32	20.950	(29.571)	0	(29.571)	(8.589)	(8.589)
			Other reserves
in kEUR	Subscribed capital	Capital reserves	Retained Earnings	Other equity	Total other reserves	Equity attributable to shareholders	Total equity
Balance as of 01.01.2019	26	5.974	(7.241)	14.983	7.741	13.741	13.741
Total comprehensive income
Result for the period	0	0	(12.050)	0	(12.050)	(12.050)	(12.050)
Other comprehensive income	0	0	0	0	0	0	0
Total comprehensive income	0	0	(12.050)	0	(12.050)	(12.050)	(12.050)

Contributions and distributions
Capital increase/decrease	6	14.976	0	(14.983)	(14.983)	0	0
Total contributions and distributions	6	14.976	0	(14.983)	(14.983)	0	0
Balance as of 31.12.2019	32	20.950	(19.291)	0	(19.291)	1.691	1.691

Statements of Cash Flow

in kEUR	Notes	2020	2019
Profit (loss) for the period		(10.280)	(12.050)
Depreciation and amortization	4.2.1-3	1.641	573
Finance income	4.1.4	0	0
Finance expense	4.1.4	2.135	884
Gain/loss on disposal of property, plant and equipment	4.2.2	70	147
Change in trade receivables not attributable to investing or financing activities	4.2.5	1.380	42
Change in inventories	4.2.6	13.887	(18.271)
Change in trade payables	4.2.10	5.936	(1.338)
Change in contract assets	4.1.1	(565)	(1.062)
Change in contract liabilities	4.1.1	(29.686)	9.590
Change in other assets	4.2.4	(140)	26
Change in other provisions	4.2.11	3.082	79
Change in other liabilities	4.1.5	(45)	1.490
Cash Flow from operating activities		(12.584)	(19.890)
Investments in purchase of property, plant and equipment	4.2.2	(1.059)	(1.323)
Investments in intangible assets, including internally generated intangible asset	4.2.3	(5.564)	(4.768)
Proceeds from sale of property, plant and equipment	4.2.2	0	241
Cash flow from investing activities		(6.623)	(5.850)
Proceeds from borrowings and shareholder contribution and loans	4.2.9	10.354	13.744
Payment of lease liabilities	4.2.1	(454)	(227)
Cash flow from financing activities		9.900	13.517
Net increase in cash and cash equivalents		(9.307)	(12.223)
Net cash and cash equivalents at the beginning of the period	4.2.7	9.325	21.547
Net cash and cash equivalents at the end of the period	4.2.7	18	9.325

We refer to note 4.1.7 for additional information regarding the cash flow statement.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

1. General information

1.1 Information about the company

Ads-tec Energy GmbH (“ads-tec Energy” or “the Company”) provides highly efficient battery storage solutions and ultra-high-power charging systems for electric vehicles to a broad range of customers. Its scalable systems are designed for use in private homes, public buildings, commercial enterprises, industrial and infrastructure solutions and self-sufficient energy supply systems, with capacities up to the multi-megawatt range.

The Company is domiciled in Heinrich-Hertz-Str. 1, 72622, Nürtingen, Germany. The Company is a limited-liability company and is registered in the commercial register at the district court Stuttgart under the number HRB 762810. Ads-tec Energy GmbH is a company of the ADS-TEC group. The parent is ads-tec Holding GmbH which holds an interest of 60,9975% in the Company. The remaining interest is held by Bosch Thermotechnik GmbH a fully owned subsidiary of Robert Bosch GmbH.

1.2 Basis of accounting

1.2.1 Basis of preparation

The annual financial statements of ads-tec Energy GmbH for the financial years 2020 and 2019 and the opening statement of financial position as of January 01, 2019 have been prepared in accordance with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The term IFRS also includes all valid International Accounting Standards (IAS) as well as the interpretations of the International Financial Reporting Interpretation Committee (IFRIC).

The reporting period corresponds to the calendar year. The Company’s annual financial statements have been prepared on a going concern basis (Note 1.2.5). The annual financial statements are presented in Euro, which is ads-tec’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated. In some cases, rounding could mean that values in this report do not add up to the exact sum given or percentages do not equal the values presented.

The Company holds all interest in TP Technology Pool Unternehmergesellschaft which does not engage in any business activity. Thus, ads-tec Energy is exempted from the preparation of consolidated financial statements in accordance with § 290 para. 5 HGB. Furthermore, the Company operates its business as a single-operating segment, which is also its reporting segment (see Note 5).

The annual financial statements were authorised by management on August 5th, 2021. The necessity to correct an error in the financial statements was discovered on November 22, 2021. The amendment for additional related party transactions, which had not been previously identified, has been disclosed in Note 6. On November 24, 2021 the management authorised the amended financial statements.

1.2.2 First-time application of financial reporting standards issued by the IASB

These are ads-tec’s Energy first financial statements in accordance with IFRS. Ads-tec Energy has applied IFRS 1, First-Time Adoption of International Financial Reporting Standards, in its adoption of IFRS with a date January 01, 2019.

Due to the first-time adoption of IFRS, the financial statements include comparative information for the reporting period 2019 as well as for the consolidated opening statements of financial position as at 1 January 2019 including the corresponding disclosures. The effects on the net assets, financial position and results of operations of the transition from German GAAP to IFRS are presented in section 9. Explanation of transition to IFRS — First time adoption of IFRS 1.

An explanation of how the transition to IFRS has affected the reported financial position, financial performance and cash flows of ads-tec Energy is provided in Note 9.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

1. General information (cont.)

1.2.3 Measurement basis

The assets included in the statement of financial position were recognised on the basis of historical costs unless otherwise indicated. A corresponding explanation is provided in the context of the respective accounting policies.

1.2.4 New and amended IFRS

A number of new and revised standards and amendments to standards have been issued by the reporting date and come into force in annual periods beginning on or after January 1, 2021. They are also available for early adoption. However, ads-tec Energy has not adopted any of the new or amended standards in preparing these financial statements.

The following table lists the recent changes to IFRS that are required to be applied for an annual period beginning after the effective dates. The amended standards and interpretations are not expected to have a significant impact on ads-tec’s Energy financial statements.

Standard (Amendments)	Title of standard or amendments	Effective date
IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 (A)	Interest Rate Benchmark Reform- Phase 2	January 1, 2021
IFRS 4	Deferral of IFRS 9	January 1, 2021
IFRS 3 (A)	Reference to Conceptual Framework	January 1, 2022
IAS 16 (A)	Property, Plant and Equipment: Proceeds before intended Use	January 1, 2022
IAS 37 (A)	Onerous Contracts — Cost of Fulfilling a Contract	January 1, 2022
Improvements to IFRS 2018 – 2020	Amendments to IFRS 1, IFRS 9, IFRS 16 and IAS 41	January 1, 2022
IAS 1 (A)	Classification of Liabilities as Current or Non-current	January 1, 2023
IAS 8	Definition of Accounting Estimates	January 1, 2023
IFRS 17	Insurance Contracts	January 1, 2023
IAS 1 and IFRS Practice Statement 2	Disclosure of Accounting Policies	January 1, 2023
IFRS 10 and IAS 28 (A)	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	Postponed
IFRS 16	IFRS 16 Amendments COVID-19 related rent concessions	June 1, 2020

1.2.5 Material uncertainty regarding the company’s ability to continue as a going concern

Management assessed the Company’s ability to continue as a going concern and evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern using all information available about the future, focusing on the twelve-month period after the issuance date of the financial statements. Historically, the Company has funded its operations primarily through capital raises and with loans from shareholders. Since the inception the Company has incurred recurring losses and negative cash flows from operations including net losses of kEUR 10.280 for the year 2020 and kEUR 12.050 for the year 2019. At the end of the reporting period as of December 31, 2020 the Company expects to continue to generate operating losses through 2021 of kEUR 11.100. The company plans to enter new markets and to continue the development of current and new products. Based on the business plan the Company depends on additional financing for the additional activities and operations. Management plans to finance these investments with the contemplated US public listing via a merger with a Special Purpose Acquisition Company (“SPAC”) expected to be completed in the second half of 2021.

The timely realization of the transaction is a crucial condition for the Company’s ability to perform its business and to continue as a going concern. In case that the planned transaction does not take place, the Company would need to seek additional funding through new investors or shareholders or other means. There can be no assurance that the Company will be successful in achieving its strategic plans, that any additional financing will be available

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

1. General information (cont.)

in a timely manner or on acceptable terms, if at all, or that the Company’s planned merger will be completed or will provide sufficient capital to support its ongoing operations. Despite the fact that the company´s management deems a successful merger with a SPAC very likely, based on its recurring losses from operations since inception, expectation of continuing operating losses through 2021 and the need to raise additional capital to finance its business plan, the Company has concluded that there is substantial doubt about its ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

2. Accounting policies

2.1 Significant accounting policies

2.1.1 Revenue

Ads-tec Energy develops, produces, and distributes battery storage and charging solutions for different areas of applications. The Company is already generating revenues from its products in the field of highly efficient battery storage solutions and ultra-high power rapid charging systems. According to IFRS 15 revenue is recognised when control over assets or services is transferred to the customer. The decision if control is transferred at a point in time or over a period of time requires discretionary decisions. Most of the recognised revenue by ads-tec Energy is made with the revenue stream “Charging” (see Note 4.1.1 for more information). The revenue stream mainly includes the production and delivery of ChargeBoxes (CBX). Revenue for the ChargeBoxes are recognised once the product is transferred to the customer. Included in the revenue for the ChargeBoxes are also development cost contributions made by the customer. These cost contributions are also recognised in accordance with the delivery of the ChargeBoxes. Additionally, the revenue stream “Charging” includes the delivery of a ChargeTrailer system in the form of a truck trailer. The revenue for the truck trailer is recognized over time. The percentage of completion is based on the incurred costs.

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. Further information on the nature and timing of the settlement of performance obligations arising from contracts with customers, including significant terms and conditions of payment, and the related revenue recognition principles are described in Note 4.1.1.

2.1.2 Intangible assets

Research and development costs

In developing highly efficient battery storage solutions and high-power-charging systems for electric vehicles the Company is incurring significant research and development costs. The costs for internally generated research and development are capitalized if:

•        the product is technically feasible;

•        adequate resources are available to successfully complete the development;

•        the benefits from the self-generated asset are demonstrated;

•        the costs attributable to the projects are reliably measured;

•        the company intends to produce and market or use the developed product or process and can demonstrate its market relevance.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

2. Accounting policies (cont.)

The Company has already carried out successful research and development projects from which a work result in the form of a tangible or intangible asset has arisen.

The management of the Company recognizes an interest for the supply of ultra-high charging stations in limited-power distribution grids. The self-developed technology for ultra-high charging has already reached market maturity and is actively marketed. Consequently, the Company has capitalized development costs with regard to the technology in its ChargeBox (CBX). The product resulting from the development performance is considerably more space-saving compared to conventional products of this type and is future-proof in the field of electromobility due to its compatibility with high-voltage areas.

In addition, the Company developed the product StoraXe® ChargeTrailer a powerful mobile ultra-high-power charging system in the form of a truck trailer. The product resulting from the development performance has a much higher charging power compared to conventional products of this type and is also future-proof due to the variable current and voltage ranges. The Company has not capitalized development costs as the product was specifically designed for one customer.

The Company continues to pursue the consistent development of products in the field of highly efficient battery storage solutions and ultra-high power rapid charging systems. The Company aims to be a pioneer in its business field through the research and development activities. The costs for the development of specific products will be capitalized when the criteria for the recognition as an intangible asset are fulfilled.

Purchased intangibles

Intangible assets acquired separately are measured on initial recognition at cost.

2.1.3 Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories is based on the weighted average cost principle. In the case of manufactured inventories, cost includes an appropriate share of production overheads based on normal operating capacity.

The subsequent valuation of cost of raw materials and supplies within ads-tec Energy GmbH is assigned using the weighted average cost method. In order to ensure an appropriate measurement of inventories, the Company performs a continuous evaluation of the lifecycle of inventories, i.e. whether inventories have not been sold or used for a long period of time and are not be expected to be sold in the future. For the determination of the net realisable value of inventories, we determine a write-off percentage based on historical and forecasted usage and sales. Based on our continuous observation of inventory trends, a write-off for obsolete inventory is applied.

2.1.4 Finance income and expense

Finance cost of ads-tec Energy includes interest expense from loans and borrowings. Interest expense is recognized in the financial statement in the period in which it is incurred.

2.2 Statements of financial position

2.2.1 Intangible assets

Expenditure on research activities is recognised in profit or loss as incurred.

Development expenditure is capitalised only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable and the Company intends to and

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

2. Accounting policies (cont.)

has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognised in profit or loss as incurred. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortisation and any accumulated impairment losses.

Other intangible assets, that are acquired by the company and have finite useful lives are measured at cost less accumulated amortisation and any accumulated impairment losses.

Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands, is recognised in profit or loss as incurred.

Amortization is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is generally recognized in profit or loss.

The estimated useful lives for current and comparative periods are as follows:

Software	3 years
Charge Box (CBX)	7 years

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

An intangible asset shall be derecognised on disposal or when no further economic benefits are expected from its use or disposal. The gain or loss arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, is recognised in the income statement when the asset is derecognised. This is recognised under other income or other expenses.

2.2.2 Property, plant and equipment

Items of property, plant and equipment are measured at cost less accumulated depreciation and any accumulated impairment losses.

If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant, and equipment.

Any gain or loss on disposal of an item of property, plant and equipment is recognised in profit or loss.

Subsequent expenditure is capitalised only if it is probable that the future economic benefits associated with the expenditure will flow to ads-tec Energy. All other expenditure for property, plant and equipment is recognised immediately as an expense.

Depreciation is calculated to write off the cost of items of property, plant and equipment less their estimated residual values using the straight-line method over their estimated useful lives and is generally recognised in profit or loss.

The estimated useful lives of property, plant and equipment for current and comparative periods are as follows:

Property (Right-of-Use Assets)	36 months – 10 years
Vehicles (Right-of-Use Assets)	13 months – 48 months
Vehicles	6 years
Other equipment, operating and office equipment	3 – 14 years
Technical equipment and machinery	20 years

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

2. Accounting policies (cont.)

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from the continued use of the asset. The gain or loss arising from the sale or retirement of a property, plant and equipment is determined as the difference between the proceeds from the sale and the carrying amount of the asset and is recognised in profit or loss under other income or other expenses.

2.2.3 Inventories

Inventories consists mainly of raw materials intended for the production.    Inventories are measured at the lower of cost and net realisable value. The cost of inventories is based on the weighted average cost principle. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred for bringing inventories to their present location and condition.

2.2.4 Contract assets and liabilities

Due to the fact that ads-tec Energy develops and produces goods for its customers it is possible that either a contract asset, a receivable or a contract liability arises, depending on whether ads-tec Energy has an obligation to provide services to a customer for which the it has already received payments or for which payment is due or vice versa. A contractual liability represents the obligation to provide development and production of goods to a customer for which ads-tec Energy has already received remuneration or for which payment is due according to the agreed payment plan. Also included in contract liabilities are separate performance obligations regarding extended warranties.

A contract asset represents the right to compensation in return for goods or development services that ads-tec Energy has transferred to a customer. In addition, this right depends on something other than the expiry of a certain period. If the right to remuneration is unconditional, a receivable is recognised. A contract asset occurs, for example, if the ads-tec Energy has already incurred an expense for development for a customer within the development and production of goods, but the customer’s payment plan has not yet covered this expense.

The contract balance may change during the contract term between contract asset and contract liability depending on whether the Company or the customer is behind with performance.

2.2.5 Financial instruments

Financial assets

Recognition and initial measurement

Trade receivables are initially recognised when they are originated. Financial assets and financial liabilities are initially recognised when ads-tec Energy becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus or minus, for an item not at Fair Value through Profit or Loss (FVTPL), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

Classification, subsequent measurement, impairment and derecognition

On initial recognition, a financial asset is classified as measured at: amortised cost (FAAC); at fair value through other comprehensive income (FVOCI — debt investment or FVOCI — equity investment); or at fair value through profit or loss (FVTPL).

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

2. Accounting policies (cont.)

Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

Financial assets at amortised cost are subsequently measured using the effective interest method. The amortised cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognised in profit or loss. Any gain or loss on derecognition is recognised in profit or loss.

Ads-tec Energy derecognises a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which ads-tec Energy neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Company recognises loss allowances for expected credit losses (ECLs) on:

•        financial assets measured at amortised cost and

•        contract assets

The Company measures loss allowances at an amount equal to lifetime ECLs (simplified approach).

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, ads-tec Energy considers reasonable and supportable information that is relevant and available without undue cost or effort, this includes both quantitative and qualitative information and analysis.

Impairment losses for financial assets measured at amortised cost are recognised in an impairment account (loss allowance). Loss allowances are deducted from the gross carrying amount of the assets. Changes in the carrying amount of the loss allowance are recognised in profit or loss.

Financial liabilities

Recognition and initial measurement

Financial liabilities not at fair value through profit or loss (FVTPL) are initially measured at fair value plus or minus transaction costs that are directly attributable to its acquisition or issue.

Classification, subsequent measurement, and derecognition

Financial liabilities are classified as measured at amortised cost (FLAC) or FVTPL. A financial liability is classified as FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognised in profit or loss. They are subsequently measured at amortised cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognised in profit or loss. Any gain or loss on derecognition is also recognised in profit or loss.

Ads-tec Energy derecognises a financial liability when its contractual obligations are discharged or cancelled or expire. Ads-tec Energy also derecognises a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognised at fair value.

Financial assets and financial liabilities are offset and the net amount presented in the statement of financial position when, and only when, ads-tec Energy currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

2. Accounting policies (cont.)

2.2.6 Income taxes

Income Taxes

Income taxes are comprised of current and deferred tax. Current and deferred taxes are recognised in profit or loss except to the extent that they directly relate to items recorded in equity or other comprehensive income.

Current tax

Current tax comprises the expected tax payables or receivables on the taxable income for the year and any adjustment to the tax payables or receivables in respect of previous years. The amount of current tax payables or receivables is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date.

Current tax assets and liabilities are offset only if certain criteria are met.

Deferred taxes

Deferred taxes are recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred taxes are not recognised for:

•        temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•        temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the entity is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

•        taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognised for unused tax losses and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be utilised. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognise a deferred tax asset in full, future taxable profits are considered, based on the business plans the entity.

Deferred tax assets are reviewed at each reporting date and are reduced if it is no longer probable that the related tax benefit will be realised. Unrecognised deferred tax assets are reassessed at each reporting date and recognised to the extent that it has become probable that future taxable profits will be available against which they can be utilised.

Deferred taxes are measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date, and reflects uncertainty related to income taxes, if any.

Deferred tax assets and liabilities are offset if certain criteria are met.

2.2.7 Foreign currency transactions

Assets and liabilities denominated in a foreign currency are translated into the functional currency of ads-tec Energy using the exchange rate at the reporting date. Transactions in foreign currencies are translated into the functional currency of ads-tec Energy at the exchange rates at the dates of the transactions. Foreign currency differences are generally recognized in profit or loss and presented within other income and other expenses.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

2. Accounting policies (cont.)

2.2.8 Leases

The Company acts as lessee — at inception of a contract, ads-tec Energy assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Ads-tec Energy recognises a right-of-use asset and a lease liability at the lease commencement date. None of the leasing contracts started before the date of transition. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus, if applicable, any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to ads-tec Energy by the end of the lease term or the cost of the right-of-use asset reflects that ads-tec Energy will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, ads-tec’s Energy incremental borrowing rate.

Ads-tec Energy determines its incremental borrowing rate by obtaining interest rates from external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Lease payments included in the measurement of the lease liability comprise the following:

•        fixed payments, including in-substance fixed payments;

•        variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•        amounts expected to be payable under a residual value guarantee; and

•        the exercise price under a purchase option that ads-tec Energy is reasonably certain to exercise, lease payments in an optional renewal period if ads-tec Energy is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless ads-tec Energy is reasonably certain not to terminate early.

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in ads-tec Energy’s estimate of the amount expected to be payable under a residual value guarantee, if ads-tec Energy changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

Ads-tec Energy has elected not to recognise right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. Ads-tec Energy recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

2. Accounting policies (cont.)

2.2.9 Provision

A provision is a liability of uncertain timing or amount. Provisions are recognised if Ads-tec Energy has a present obligation to a third party based on a past event, an outflow of resources to settle the obligation is probable and the amount of the obligation can be reliably estimated. Provisions are discounted if the effect is material.

Provisions where the outflow of resources is likely to occur within the next year are classified as current, and all other provisions as non-current.

Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance cost.

A provision for warranties is recognised when the underlying products or services are sold, based on historical warranty data and a weighting of possible outcomes against their associated probabilities.

2.2.10 Impairment of non-financial assets

At each reporting date, ads-tec Energy reviews the carrying amounts of its non-financial assets (other than inventories, contract assets and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs.

Typically, the CGUs are represented by the segments and the impairment test is performed at the level of this CGU. The Company manages its operations as a single segment entity, thus the impairment test is based on the entire entity level.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognised if the carrying amount of an asset or CGU exceeds its recoverable amount.

Impairment losses are recognised in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

Impairments and any triggering events did not occur in the reporting period.

3. Reporting and valuation methods

3.1 Assumptions and estimation uncertainties

The preparation of the financial statements requires a certain number of discretionary decisions, estimates and assumptions by the management board, which affect the application of the accounting methods and the stated amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are constantly reviewed. Revisions of estimates are reported prospectively. Discretionary decisions on the application of accounting methods primarily influence the amounts reported in the financial statements.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

3. Reporting and valuation methods (cont.)

Information about estimates and assumptions that may have a material effect on recognition and measurement of assets, liabilities, income and expenses are provided below:

Revenue recognition

Contracts where ADSE provides services to customers and which are realized over time usually require an estimate with regard to future costs to be incurred until completion of the contract. The resulting margin is thus estimated by management based on historical data and current forecasting and reviewed at least annually.

Useful lives of depreciable assets

Management reviews its estimate of the useful lives of depreciated assets at each reporting date, based on the expected utility of assets. Uncertainties in these estimates relate to technological obsolescence that may change the utility of certain software and IT equipment.

Inventories

Management estimates the net realisable values of inventories, considering the most reliable evidence available at the reporting date.

Allowances for expected credit losses (ECL) of trade receivables and contract assets

Management determines the expected credit losses (ECL) as a probability-weighted estimate of credit losses over the expected life of the trade receivables and contract assets. The most common-used calculation formula for ECL according to IFRS 9 which is applied in accordance with our accounting policy is:

ECL = EAD * PD * LGD [Expected Credit Losses = Exposure at Default (gross value) * Probability of Default * Loss Given Default]

Exposure at Default is the amount outstanding. Probability of default (PD) rates are determined by an external service provider, which is a credit insurance group.

Management estimates loss given default (LGD) rates. Ads-tec Energy uses a LGD rate of 40% as a management evaluation.

Provisions

The measurement of other provisions is based on the best possible estimate of the most probable settlement amount of the present obligation at the reporting date.

Recoverability of deferred tax assets

The calculation of deferred taxes is subject to estimation uncertainties in determining the availability of future taxable profit against which deductible temporary differences and the tax loss carryforwards can be utilized.

Uncertain tax positions

In cases for which it is probable that amounts declared as expenses in the tax returns might not be recognized (uncertain tax positions), a liability for income taxes is recognized. The amount is based on the best estimate of the expected tax payment (expected value or most likely amount). Tax refund claims from uncertain tax positions are recognized when it is probable that they can be realized. In the case of tax loss, no liability for taxes or tax claim is recognized for these uncertain tax positions. Instead, the deferred tax assets for the unused tax loss carryforwards or tax credits are to be adjusted.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

3. Reporting and valuation methods (cont.)

The contemplated transaction (see note 1.2.5) would give rise to the risk of the loss of tax loss carryforwards; however, sufficient unrealized gains are available, so that the risk of the loss of tax loss carryforwards is to be classified as low if the contemplated transaction is carried out.

3.2 Determination of fair values

‘Fair value’ is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Company has access at that date. The fair value of a liability reflects its non-performance risk.

Further information about the assumptions made in measuring fair value is included in the respective notes for the assets and liabilities concerned.

4. Disclosures on individual items of the financial statements

4.1. Statements of profit or loss and other comprehensive income

4.1.1 Revenue

Ads-tec Energy develops, produces, and distributes battery storage solutions for different areas of applications (“multi-use-case”). The product portfolio ranges from the field “residential” which includes small storage solutions, to the field “industrial” including power ranges up to multiple MW/MWh, as well as to the field “charging” which provides charging solutions for the expansion of the eMobility infrastructure at power-limited network points. Additionally, ads-tec Energy provides its customers with software solutions regarding intelligent controlling and monitoring of battery storage solutions. Other revenues include for example separately acquirable service contracts or maintenance services.

99,18% (2019: 97,01%) of revenues are generated in Germany. The following tables present the revenue from contracts with customers disaggregated by major products:

In kEUR	01.01.2020 – 31.12.2020	01.01.2019 – 31.12.2019
Charging	40.514	14.163
Commercial & Industry	5.472	2.964
Residential	153	418
Service & Other	1.231	1.542
Total	47.370	19.087

Charging revenues of kEUR 40.477 (2019: kEUR 1.671) were recognized point in time while charging revenues of kEUR 37 (2019: kEUR 12.492) were recognized over time.

The following table provides information on contract assets and contract liabilities from contracts with customers.

In kEUR	31.12.2020	31.12.2019	01.01.2019
Trade Receivables, which are included in ‘Trade and other receivables’	926	2.426	2.780
Contract assets	1.627	1.062	0
Contract liabilities	8.142	37.828	28.238

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

The contract assets primarily relate to the Company’s rights to consideration for development activities completed but not billed at the reporting date. Revenues for these development activities are realized over time. Because there are cases where there has not been an advanced consideration by the customer or the already recognized revenue in the period exceeds the advanced consideration by the customer ads-tec Energy recognizes a contract asset. The contract assets are transferred to receivables when the rights become unconditional. This usually occurs when ads-tec Energy delivers the ordered product.

Contract liabilities mainly relate to the advanced consideration received from customers in advance to the delivery of the product and may include separate performance obligations for extended warranties. Ads-tec Energy develops and produces specific solutions for its customer which causes the orders to have a certain delivery time. The contract liabilities have increased by kEUR 9.590 from 01.01.2019 to 31.12.2019 and decreased by kEUR 29.686 from 31.12.2019 to 31.12.2020. Contract liabilities will be recognised as revenue when the contract ends at the latest, which is generally expected to occur no longer than one year. Long-term contract liabilities existed only in 2019 in the amount of kEUR 3.500. However, the contract balance may change between contract asset and contract liability depending on whether ads-tec Energy or the customer is behind with performance.

The amount of kEUR 27.958 included in contract liabilities as at 31 December 2019 has been recognised as revenue in the reporting period 2020 (kEUR 3.494 included in contract liabilities as at 31 December 2018 as revenue in the reporting period 2019).

The increase in cash received excluding amounts recognised at the beginning of the period amounts to kEUR 1.690 as of December 31, 2020 and kEUR 13.093 as of December 31, 2019.

There are no incremental costs to obtain or fulfil a contract with a customer, which would have to be recognised as an asset. Furthermore, contracts with customers do not contain a significant financing component.

Performance obligations and revenue recognition policies

Revenue is measured based on the consideration specified in the contract with a customer. Ads-tec Energy generally recognises revenue when it transfers control over a good to a customer.

The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms, and the related revenue recognition policies:

Type of product	Nature and timing of satisfaction of performance obligation, including significant payment terms	Revenue recognition under IFRS 15
Charging

The production of charging products may also include the customer-specific development of the goods for the customer. Because there is a high dependency between the development and the production performance these are seen as one single performance obligation according to IFRS 15.

Invoices are issued according to contractual terms and are usually payable within 30 days.

Revenue (and associated costs) for the sale of charging products is typically recognized at a point in time. Some contracts are also recognized over time (e.g., customer-specific products with no alternative use).

For those contracts recognized over time, progress of completion is based on either delivery of goods to the customer’s premises or on the input-based cost-to-cost method.

Advances received are included in contract liabilities.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

Type of product	Nature and timing of satisfaction of performance obligation, including significant payment terms	Revenue recognition under IFRS 15
Commercial & Industry

Customers obtain control of the product when the goods are delivered to the customer’s premises. Invoices are generated and revenue is recognized at that point in time.

Invoices are usually payable within 30 days.

Revenue is typically recognized when the product has been delivered to the customer’s premises at a point in time. Some contracts are also recognized over time (e.g., customer-specific products with no alternative use).

For those contracts recognized over time, progress of completion is based on either delivery of goods to the customer’s premises or on the input-based cost-to-cost method.

Advances received are included in contract liabilities.

Residential

Customers obtain control of the small storage solution products when the goods are delivered to the customer’s premises. Invoices are generated and revenue is recognized at that point in time.

Invoices are usually payable within 30 days.

Revenue is recognized when the product has been delivered to the customer’s premises at a point in time.
Service & Other

Service and other include service obligations such as repair and maintenance and replacement parts. Invoices for these services are usually payable within 30 days.

Invoices for replacement parts are issued at the point in time of the delivery of the good and usually payable within 30 days. The invoices for software solutions are issued when the license is ordered by the customer and are usually payable within 30 days

Revenue for software solutions are recognized at a point in time ads-tec Energy gives its customer a right-of-use according to IFRS 15.B56.

One-time revenues from replacement parts are also recognized at the point in time of the provided service.

Revenue for repair and maintenance are recognized as the services are provided. The stage of completion for determining the amount of revenue to recognise is assessed based on the work performed.

4.1.2 Functional costs

Cost of goods sold

In kEUR	01.01.2020 – 31.12.2020	01.01.2019 – 31.12.2019
Cost of materials	38.100	19.138
Personnel expenses	2.819	1.632
Depreciation and amortization	1.515	470
Other expenses	3.114	979
Total	45.548	22.219

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

The increase in cost of goods sold is the result of sales growth. The increase in the depreciation and amortization within the costs of goods sold is the result of the capitalization and amortization of internally generated assets and of the Right-of-Use assets.

The increase of other expenses within the cost of goods sold mainly relates to one single warranty obligation.

Selling and general administrative expenses

Selling expenses amount to kEUR 1.449 (2019: kEUR 1.474). Selling expenses consist of external storage expenses, packaging and comprise personnel expenses, marketing costs and other selling expenses.

General administrative expenses amount to kEUR 6.121 (2019: kEUR 4.450). They consist of expenses which are not attributable to Cost of goods sold or selling expenses and comprise personnel expenses, cost allocation within the ads-Group and other administrative costs.

Personnel expenses

Personnel expenses are included in Cost of goods sold, Selling and General administrative expenses and research and development expenses. They comprise wages and salaries in the amount of kEUR 5.911 (2019: kEUR 4.255) and social contributions in the amount of kEUR 973 (2019: kEUR 771).

Research and development expenses

Research and not capitalized development expenses amounting to kEUR 749 (2019: kEUR 473). They comprise wages and salaries and material expenses.

The Company has capitalised development cost in total of kEUR 5.470 (2019: kEUR 4.744). Amortization of development cost amounts to kEUR 647 (2019: kEUR 0).

4.1.3 Other income and other expense

Other income includes the following:

In kEUR	01.01.2020 – 31.12.2020	01.01.2019 – 31.12.2019
Income from subsequent payments	44	381
Income from utilization of provisions	58	328
Income from reversal of provisions	233	0
Cost refunds	119	93
Insurance compensation	61	85
Income from reduction of credit loss	17	129
Income from sale of assets	0	8
Other	7	0
Sales to employees	1	3
Total	541	1.026

Cost refunds are related to government grants received. The company has received ten government grants as of the reporting date. As of the reporting date such received government grants amount to kEUR 4.282 (December 31, 2019: kEUR 4.176, January 01, 2019: kEUR 4.013). As of the reporting date, a total of kEUR 13 (December 31, 2019: kEUR 6, January 01, 2019: kEUR 79) of the grants had not yet been paid to the company. This amount is recognized as a receivable at the reporting date. All the grants received were awarded to cover only research expenses. The research projects to which the grants relate essentially comprise research in the fields of electromobility, batteries and energy storage systems, emission-free systems and energy supply of the future.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

Other expense includes the following:

In kEUR	01.01.2020 – 31.12.2020	01.01.2019 – 31.12.2019
Warranties	1.976	0
Compensation	105	830
Expenses from disposal of assets	70	156
Expenses due to subsequent events	27	0
Other expenses	46	124
Total	2.224	1.110

4.1.4 Finance costs

The finance costs recognized in profit or loss are as follows:

In kEUR	01.01.2020 – 31.12.2020	01.01.2019 – 31.12.2019
Interest expense from bank loans	1.621	584
Interest expense from related party loans	261	114
Interest expense from leasing	78	53
Interest from provisions	37	16
Other interest expense	137	119
Total	2.135	885

4.1.5 Income taxes

The tax benefit/(expenses) include current and deferred taxes. Current taxes and deferred taxes are reported in profit or loss, except for the extent to which they are reported directly in equity or in the other operating income.

In kEUR	01.01.2020 – 31.12.2020	01.01.2019 – 31.12.2019
Current year	0	0
Changes in estimates related to prior years	0	0
Current tax expense	0	0
Origination and reversal of temporary differences	112	(3.655)
Recognition of previously unrecognized (derecognition of previously recognized) tax losses	(67)	2.165
Recognition of previously unrecognized (derecognition of previously recognized) deductible temporary differences	0	0
Deferred tax expense	45	(1.490)
Total	45	(1.490)

Reconciliation of the effective tax rate

The entity’s tax rate of 29,48% combines a corporate tax rate of 15%, a solidarity surcharge thereon of 5.5% and a trade tax rate of 13,65%.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

In kEUR	01.01.2020 – 31.12.2020	01.01.2019 – 31.12.2019
Result before tax from continuing operations	(10.325)	(10.559)
Tax using the Company’s domestic tax rate	3.043	3.112
Tax effect of:
No-deductible expenses	(30)	(14)
Current-year losses for which no deferred tax asset is recognized	(2.968)	(4.585)
Others	0	(3)
Total	45	(1.490)

Unrecognised deferred tax assets

Deferred tax assets have not been recognised for tax loss carryforwards:

In kEUR	31.12.2020	31.12.2019	01.01.2019
Tax loss carryforwards	32.936	22.865	7.310

All tax losses carried forward have no date of expiry.

Movement in deferred taxes

Deferred tax balances developed as follows:

In kEUR	DTA	DTL	31.12.2020	DTA	DTL	31.12.2019	DTA	DTL	01.01.2019
Intangible assets	0	4.048	(4.048)	0	2.626	(2.626)	0	1.228	(1.228)
Property, plant and equipment	0	738	(738)	0	477	(477)	0	409	(409)
Inventories	0	1.408	(1.408)	0	7.192	(7.192)	0	2.850	(2.850)
Contract assets	0	480	(480)	0	313	(313)	0	0	0
Trade and other receivables	0	84	(84)	0	276	(276)	0	2	(2)
Non-current liabilities	595	0	595	417	0	417	385	0	385
Non-current other provisions	0	31	(31)	15	0	15	0	8	(8)
Trade payables	41	0	41	10	0	10	97	0	97
Contract liabilities	2.400	0	2.400	6.991	0	6.991	3.905	0	3.905
Other current liabilities	163	0	163	70	0	70	39	0	39
Current other provisions	0	24	(24)	0	343	(343)	0	0	0
Tax loss carryforwards	2.168	0	2.168	2.236	0	2.236	71	0	71
Netting	(5.366)	(5.366)	0	(9.738)	(9.738)	0	(4.497)	(4.497)	0
Total	0	1.446	(1.446)	0	1.490	(1.490)	0	0	0

Deferred tax assets and liabilities are offset according to the requirements of IAS 12.74.

The movement of all deferred tax positions is recognized in the P&L as no deferred taxes exist which are related to transaction in equity or OCI.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

4.1.6 Earnings per Share

The company is a private limited liability company, which allots interests (shares) of the Company to its shareholders.

Earnings per share (basic) and earnings per share (diluted) are calculated based on the earnings attributable to the ads-tec Energy GmbH shareholders.

Dilutive effects did not occur.

The loss attributable to the shareholders of ads-tec Energy GmbH (basic and diluted) amount to kEUR 10.280 (2019: kEUR 12.050). The weighted average number of interests in circulation (basic and diluted) amounts to 32.039 (2019: 32.039).

Profit (loss) attributable to shareholders	2020	2019
	kEUR	kEUR
Profit (loss) for the year, attributable to the owners of the Company	(10.280)	(12.050)
Dividends	0	0
Profit (loss) attributable to ordinary shareholder	(10.280)	(12.050)
Weighted-average number of ordinary shares (basic)	2020	2019
	# shares	# shares
Issued shares	32.039	32.039
Weighted-average number of shares at 31 December	32.039	32.039
Earnings (loss) per share	2020	2019
	kEUR	kEUR
Earnings attributable to shareholders	(10.280)	(12.050)
Average number of shares outstanding	32.039	32.039
Basic earnings (loss) per share	(0,32)	(0,38)

4.1.7 Cash Flow statement

The Company has elected to present cash flows from operating activities using the indirect method and has used the Profit for the period as the starting point for presenting operating cash flows.

The Company has classified cash payments for lease payments as financing activities.

The Cash and cash equivalents presented in the statement of cash flows comprise all cash reported in the statements of financial position.

The Group has elected to classify cash flows from interest paid as financing activities, cash flows from interest received and dividends received as investing activities, and cash flows from dividends paid as financing activities. However, neither interests nor dividend has been paid or received in the reporting period.

The change in trade and other payable not attributable to investing or financing activities does not include change in the total amount of shareholder loans and corresponding accrued interest expenses from the shareholder loans, as those changes are presented in the separate line items Proceeds from borrowings and shareholder contribution and loans and finance expense.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

4.2 Statements of financial position

4.2.1 Leases

Ads-tec Energy leases two warehouse property and two real property in Germany, one forklift as well as 15 vehicles. The lease maturity runs from 5 months up to 10 years. Ads-tec Energy does not have the option to purchase the assets at the end of the contract term (for the movements in right of use assets refer to note 4.2.1).

Some property leases contain an extension option. If the company intends to use the option, this was already considered in the useful Life of the lease agreement.

When measuring lease liabilities, ads-tec Energy discounted lease payments using its incremental borrowing of from 3,55% to 7,20%. For the calculation of the incremental borrowing rates, European triple A bonds were used as the basis and adjusted for a risk premium corresponding to the external borrowing rates (credit spread).

Additions of property as of December 31, 2020 include a remeasurement of a leasing contract in the amount of kEUR 52.

The development of right-of-use assets is shown in the following table:

In kEUR	Property	Vehicles	Total
Right-of-use assets
2019
Balance at 01.01.2019	1.349	37	1.386
Depreciation charge for the year	165	30	195
Additions to right-of-use assets	342	87	429
Derecognition of right-of-use assets	0	0	0
Balance at 31.12.2019	1.526	94	1.620
In kEUR	Property	Vehicles	Total
Right-of-use assets
2020
Balance at 01.01.2020	1.526	94	1.620
Depreciation charge for the year	343	65	408
Additions to right-of-use assets	1.163	128	1.291
Derecognition of right-of-use assets	0	0	0
Balance at 31.12.2020	2.346	158	2.503

For leases with short-term contracts of up to one year and low-value assets, ads-tec Energy has elected not to recognise right-of-use-assets and lease liabilities. In both periods there were no material expenses for short-term leases and low-value assets.

There are no material expenses relating to variable lease payments in the measurement of lease liabilities.

The Company did not enter into any sublease agreements.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

In 2020 a total cash outflow for leases in the amount of kEUR 454 (2019: kEUR 227) was recognised.

The amounts recognised in profit or loss are shown in the following table:

In kEUR	2020	2019
Amounts recognized in profit or loss
Interest on lease liabilities	78	53
Expenses relating to short-term leases	10	0
Expenses relating to leases of low-value assets, excluding short-term leases of low value assets	0	0

Amounts recognized in the statement of cash flows
Total cash outflow of leases	454	227

4.2.2 Property, plant and equipment

The development of fixed assets is shown below:

In kEUR	Property, plant and equipment	Construction in progress and advance payments	Total
Cost
As of 01.01.2019	1.544	3	1.547
Additions	1.323	0	1.323
Disposals	(467)	0	(467)
Reclassification	3	(3)	0
As of 31.12.2019	2.403	0	2.403

Additions	967	92	1.059
Disposals	(132)	0	(132)
Reclassification	0	0	0
As of 31.12.2020	3.237	92	3.329
In kEUR	Property, plant and equipment	Construction in progress and advance payments	Total
Depreciation
As of 01.01.2019	(542)	0	(542)
Depreciation	(358)	0	(358)
Disposals	78	0	78
As of 31.12.2019	(822)	0	(822)
Depreciation	(550)	0	(550)
Disposals	62	0	62
As of 31.12.2020	(1.310)	0	(1.310)

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

In kEUR	Property, plant and equipment	Construction in progress and advance payments	Total
Carrying amounts
Carrying amounts on 01.01.2019	1.002	3	1.005
Carrying amounts on 31.12.2019	1.581	0	1.581
Carrying amounts on 31.12.2020	1.927	92	2.019

4.2.3 Intangible assets

The development of intangible assets is shown below:

In kEUR	Internally generated assets	Software	Total
Cost
As of 01.01.2019	5.682	118	5.801
Additions	4.744	25	4.768
Disposals	0	0	0
Reclassification	0	0	0
As of 31.12.2019	10.426	143	10.569

Additions	5.470	104	5.574
Disposals	0	(10)	(10)
Reclassification	0	0	0
As of 31.12.2020	15.896	237	16.133
In kEUR	Internally generated assets	Software	Total
Amortization
As of 01.01.2019	0	(94)	(94)
Additions	0	(19)	(19)
Disposals	0	0	0
As of 31.12.2019	0	(113)	(113)
Additions	(647)	(36)	(683)
Disposals	0	0	0
As of 31.12.2020	(647)	(150)	(797)
In kEUR	Internally generated assets	Software	Total
Carrying amounts
01.01.2019	5.682	25	5.707
31.12.2019	10.426	30	10.456
31.12.2020	15.249	88	15.337

The internally generated intangible assets primarily relate to the capitalised costs of the Company’s development of pioneering technologies, for which the Company intends to enable itself on the market as a provider of advanced system solutions in the fields of energy storage, battery technology and electromobility. The intangible assets are amortised according to their useful life and the amortisation is presented in costs of goods sold.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

4.2.4 Other investments

Other investments (long term) in the amount of kEUR 140 in 2020 (December 31, 2019: kEUR 0, January 1, 2019: 26) include a deposit for a rental building amounting to kEUR 102 and a cash deposit at the Swiss tax office amounting to kEUR 37.

4.2.5 Trade and other receivables

Trade and other receivables can be broken down as follows:

In kEUR	31.12.2020	31.12.2019	01.01.2019
Trade receivables	926	2.426	2.780
Other receivables financial	28	37	109
Other receivables non-financial	1.098	928	553
Deferred expenses and accrued income	27	69	60
Total	2.079	3.460	3.502

Other receivables non-financial mainly include advanced payments made (December 31, 2020: kEUR 274; December 31, 2019: kEUR 927; January 1, 2019: kEUR 551) and a VAT claim amounting to kEUR 778 for the financial year 2020.

4.2.6 Inventories

Inventories can be broken down to the following items as follows:

In kEUR	31.12.2020	31.12.2019	01.01.2019
Raw materials	14.906	27.559	15.659
Work in progress	3.955	7.631	1.299
Finished goods	3.830	811	297
Supplies	0	0	0
Total	22.691	36.001	17.255
In kEUR	31.12.2020	31.12.2019	01.01.2019
Write-downs raw materials	(1.081)	(503)	(38)
Write-downs work in progress	(12)	5	11
Write-downs finished goods	7	(10)	(6)
Write-downs supplies	0	0	0
Total	(1.086)	(508)	(33)

4.2.7 Cash and cash equivalents

Cash and cash equivalents comprise cash at banks (2020: kEUR 17, 2019: kEUR 9.324) and cash (2020: kEUR 1, 2019: kEUR 1).

The Cash and cash equivalents presented in the statement of cash flows comprise all cash reported in the statements of financial position.

In kEUR	31.12.2020	31.12.2019	01.01.2019
Cash	1	1	1
Cash at banks	17	9.324	21.546
Time deposits with an original term of up to 3 months	0	0	0
Total	18	9.325	21.547

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

4.2.8 Equity

The changes in the various components of equity from January 01, 2019 through December 31, 2020 are shown in ads-tec Energy’s statement of changes in equity.

The subscribed capital amounts to kEUR 32 and is fully paid in.

Capital Reserves as at December 31, 2020 amount to kEUR 20.950 (December 31, 2019: kEUR 20.950, January 1, 2019: kEUR 5.974).

Other reserves consist of accumulated earnings of the companies included in the financial statements and other equity.

Equity (in kEUR)	31.12.2020	31.12.2019	01.01.2019
Subscribed capital	32	32	26
Capital reserves	20.950	20.950	5.974
Other equity	0	0	14.983
Retained earnings	(19.291)	(7.241)	(7.241)
Profit/Loss	(10.280)	(12.050)	—
Equity attributable to owners of the company	(8.589)	1.691	13.741
Total equity	(8.589)	1.691	13.741

The Company does not grant any shared based payments or warrants to its key management.

Other equity as on 1st January 2019 consists of proceeds of a capital contribution, which was fully paid in as on 1st January 2019, but not legally effective as on 1st January 2019. This contribution includes a total of kEUR 6 of subscribed capital and kEUR 14.976 of capital reserves. The capital contribution was legally effective within financial year 2019.

4.2.9 Loans and borrowing

Loans and borrowings include a secured bank loan with varying use amounting to kEUR 354 (December 31, 2019: 0, January 01, 2019: 0) which is secured over the security assignment of trade receivables and inventories with its total amount of kEUR 354. The interest rate is 4,087%. The interest rate can change according to the 3-Month-EURIBOR plus a temporary markup of 4,5 percentage points. The markup on the 3-Month-EURIBOR applies until July 31, 2021 and can then be renegotiated. Corresponding to the earliest scheduled possibility of repayment (December 31, 2023) the loan is classified as repayable between one and five years.

There are no liabilities with conversion rights as of Dec. 31, 2020.

4.2.10 Trade and other payables

In kEUR	31.12.2020	31.12.2019	01.01.2019
Trade payables	8.763	2.290	3.422
Other payables due to related parties	9.513	10.383	2.833
Accrued expenses	847	488	293
Other payables financial	17.876	6.630	50
Other payables non-financial	913	128	85
Total	37.912	19.919	6.683

Trade payables mainly consist of trade accounts payable and accruals for outstanding invoices.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

Other payables due to related parties mainly consist of a loan (subordinated) from ads-tec Holding GmbH in the amount of kEUR 7.709 (December 31, 2019: kEUR 7.448, January 1, 2019: kEUR 0). Of the total loan amount, an interest rate of 2% per year applies to a partial amount of kEUR 5.970 and an interest rate of 10% in total, thereof 2% ‘in kind’ per year applies to a partial amount of kEUR 1.400. Furthermore other payables due to related parties consist of a liability to ads-tec Administration GmbH in the amount of kEUR 846 (December 31, 2019: kEUR 658, January 1, 2019: kEUR 7) and a liability to ads-tec Dresden GmbH in the amount of kEUR 450 (December 31, 2019: kEUR 496, January 1, 2019: kEUR 46).

Regarding covenants the Company is not allowed to make payments to shareholders or with them related parties such as dividends. Additionally, the Company cannot make investments outside of the in the corporate planning included investments. Ads-tec Energy is obligated to present the lender with a detailed and regular liquidity planning.

Other payables financial mainly consist of two loans from the other shareholder. On the one hand, a loan in the amount of kEUR 10.550 (December 31, 2019: kEUR 0, January 1, 2019: kEUR 0. The interest rate for the loan is 10% per year with the possibility for the company of capitalizing 2% of this interest rate per year (‘in kind’). On the other hand, a subordinated loan in the amount of kEUR 7.087 (December 31, 2019: kEUR 6.568, January 1, 2019: kEUR 0). The interest rate for the subordinated loan is 8% per year. Both loans are payable at the end of the loan term. The covenants for the loans are equivalent to the intercompany loan’s covenants.

For information about ads-tec Energy’s exposure to liquidity risks please refer to note 4.2.12.2.

4.2.11 Other Provisions

In kEUR	Warranties	Legal	Onerous contracts	Archiving costs	Miscellaneous provisions	Total
As of 01.01.2019	231	0	0	14	101	346
Added	260	0	35	3	30	292
Utilized	246	0	0	2	0	249
Reserved	0	0	0	0	0	0
As of 31.12.2019	245	0	35	15	131	426

Date of maturity
Current	164	0	35	15	0	214
Non-current	81	0	0	0	131	212
Total	245	0	35	15	131	426
In kEUR	Warranties	Legal	Onerous contracts	Archiving costs	Miscellaneous provisions	Total
As of 31.12.2019	245	0	35	15	131	426
Added	3.183	0	20	2	257	3.462
Utilized	285	0	35	3	0	322
Reserved	0	0	0	0	57	57
As of 31.12.2020	3.143	0	20	14	331	3.508

Date of maturity
Current	1.930	0	20	14	0	1.964
Non-current	1.212	0	0	0	331	1.543
Total	3.143	0	20	14	331	3.508

There are no pension commitments or similar obligations.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

4.2.12 Financial instruments and risk management

4.2.12.1 Financial instruments

The following table provides the carrying amounts and fair values of all financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and liabilities not measured at fair value if the carrying amount is a reasonable approximation of the fair value. Further, the fair value disclosure of lease liabilities is also not required.

In kEUR		Fair Value Hierarchy	Book value 31.12.2020	Fair Value 31.12.2020	Book value 31.12.2019	Fair Value 31.12.2019	Book value 01.01.2019	Fair Value 01.01.2019
Assets
Other receivables financial (long term)	At amortized cost	3	4	4	4	4	0	0
Other investments	At amortized cost	3	0	0	0	0	26	26
Trade receivables (short term)	At amortized cost	3	926	926	2.426	2.426	2.780	2.780
Other receivables financial (short term)	At amortized cost	3	25	25	33	33	109	109
Cash and cash equivalents	At amortized cost	3	18	18	9.325	9.325	21.547	21.547
Total			973	973	11.787	11.787	24.462	24.462
Liabilities
Other payables financial (long term)	At amortized cost	3	17.637	17.637	6.568	6.568	0	0
Trade payables due to related parties (long term)	At amortized cost	3	7.709	7.709	7.448	7.448	0	0
Lease liabilities (short term)	At amortized cost	3	551		236		131
Loans and borrowings (short term)	At amortized cost	3	354	354	0	0	0	0
Other payables financial (short term)	At amortized cost	3	239	239	62	62	50	50
Trade payables (short term)	At amortized cost	3	8.763	8.763	2.290	2.290	3.422	3.422
Trade payables due to related parties (short term)	At amortized cost	3	1.804	1.804	2.934	2.934	2.833	2.833
Total			37.057	36.506	19.540	19.303	6.436	6.305

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

If reclassifications to other levels of the measurement hierarchy are necessary, they are made at the end of the fiscal year in which the event that necessitates the reclassification occurs. There were no reclassifications for all periods.

4.2.12.2 Financial risk management

The Company has exposure to the following risks arising from financial instruments:

•        Credit risk

•        Liquidity risk

•        Market risk

Ads-tec Energy’s managing directors have overall responsibility for the establishment and oversight of ads-tec Energy’s risk management framework. The managing directors are also responsible for developing and monitoring its risk management policies.

Ads-tec Energy’s risk management policies are established to identify and analyse the risks faced by the Company, to set appropriate risk limits and controls and to monitor risks and adherence to limits. Ads-tec Energy aims to maintain a disciplined and constructive control environment in which all employees understand their roles and obligations.

Ads-tec Energy’s main financial liabilities include trade payables, a shareholder loan, an intercompany loan, lease liabilities as well as a short term secured bank loan. The primary purpose of these financial liabilities is to finance ads-tec Energy’s operations and provide guarantees to support its operations. Ads-tec Energy is mainly exposed to liquidity risk as well as credit risk. The market risk, including mainly interest rate risk and currency risk can be negligible due to the fact that the Company does not have loans with variable interest rates and almost all of the business activities are concluded in the reporting currency Euro.

Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s receivables from customers and contract assets.

The carrying amounts of financial assets and contract assets represent ads-tec Energy’s maximum credit exposure. Ads-tec Energy monitors its credit risk regularly.

Impairment losses on financial assets recognized in profit or loss amounted to kEUR 9 in the financial year 2020 (2019: kEUR 63).

Trade receivables and contract assets

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. However, management also considers the factors that may influence the credit risk of its customer base, including the default risk associated with the industry and country in which customers operate.

For trade receivables and contract assets, ads-tec Energy applies the “simplified approach” and measures and accounts the loss allowance for its trade receivables at an amount equal to the lifetime expected credit losses. As there is a heterogeneous portfolio of customers separate probabilities of default rated are determined for each significant customer. The determination of probability of default is done by an external service provider that acts as an independent credit rating agency.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

A write-off of the trade receivables and contract assets of individual customers within the simplified approach is applied if one or more events take place that have an influence on the customer’s credit rating. These events include payment delays, pending insolvency or concessions by the debtor due to payment difficulties. Trade receivables and contract assets are written off when there is no reasonable expectation of recovery.

Because the Company has generated 87% (2019: 77%) of revenue in the financial year 2020 (2019) with one customer the credit risk is mainly based on that particular customer.

In kEUR	31.12.2020	31.12.2019	01.01.2019
Trade receivables and contract assets arising from contracts with customers	3.118	3.590	3.080
thereof trade receivables	1.491	2.528	3.080
thereof contract assets	1.627	1.062	0
Impairment loss on trade receivables and contract assets arising from contracts with customers	(91)	(161)	(231)
Total	3.026	3.429	2.849
In kEUR	Weighted-average loss rate	Gross carrying amount	Loss allowance	Credit-impaired
31.12.2020
Current (not past due)	0,03%	1.717	(1)	0
1-30 days past due	0,12%	1.124	(1)	0
31-60 days past due	0,25%	62	0	0
61-90 days past due	0,40%	13	0	0
More than 90 days past due	44,03%	201	(88)	0
Total		3.118	(91)	0
In kEUR	Weighted-average loss rate	Gross carrying amount	Loss allowance	Credit-impaired
31.12.2019
Current (not past due)	0,06%	3.144	(2)	0
1-30 days past due	2,94%	217	(6)	0
31-60 days past due	72,49%	1	0	0
61-90 days past due	0,25%	31	0	0
More than 90 days past due	77,19%	198	(152)	0
Total		3.590	(161)	0
In kEUR	Weighted-average loss rate	Gross carrying amount	Loss allowance	Credit-impaired
01.01.2019
Current (not past due)	0,37%	2.169	(8)	0
1-30 days past due	2,37%	327	(8)	0
31-60 days past due	48,00%	336	(161)	0
61-90 days past due	0,07%	37	0	0
More than 90 days past due	25,70%	210	(54)	0
Total		3.080	(231)	0

The anomaly in the weighted-average loss rate relates to individual receivables only.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

The Company considers the probability of default at the date of initial recognition of assets and the existence of a significant increase in the risk of default during all reporting periods. To assess whether the risk of default has increased significantly, ads-tec Energy compares the risk of default on the asset at the reporting date with the risk of default at the initial recognition. Available, appropriate, and reliable forward-looking information is considered. Indicators such as internal and external credit ratings as well as actual and expected significant changes in the debtor’s earnings situation are taken into account.

Cash and cash equivalents

Cash and cash equivalents are mainly cash at banks. The company regularly monitors the corresponding bank’s credit ratings. Due to the short investment period and the good credit rating of the banks ads-tec Energy considers that its cash and cash equivalents have low credit risk. Consequently, no impairment was recognized on cash and cash equivalents.

Liquidity Risk

Liquidity risk is the risk that ads-tec Energy will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset.

Ads-tec Energy aims to maintain the level of its cash and cash equivalents at an amount more than expected cash outflows on financial liabilities.

Exposure to liquidity risk

The following table shows the remaining contractual maturities of ads-tec Energy’s financial liabilities at the reporting date. The amounts are gross and undiscounted and include contractual interest payments:

In kEUR	Carrying amount	Less than 1 year	1-5 years	More than 5 years
Balance as of 31.12.2020
Secured bank loans	354	0	354	0
Finance lease liabilities	2.556	0	551	2.004
Trade payables	8.763	8.763	0	0
Trade payables due to related parties	9.513	1.804	0	7.709
Other payables	19.636	1.888	0	17.748
Total	40.821	12.455	905	27.461
In kEUR	Carrying amount	Less than 1 year	1-5 years	More than 5 years
As of 31.12.2019
Secured bank loans	0	0	0	0
Finance lease liabilities	1.641	0	236	1.404
Trade payables	2.290	2.290	0	0
Trade payables due to related parties	10.383	2.934	0	7.448
Other payables	7.247	595	0	6.651
Total	21.560	5.820	236	15.504

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

In kEUR	Carrying amount	Less than 1 year	1-5 years	More than 5 years
As of 01.01.2019
Secured bank loans	0	0	0	0
Finance lease liabilities	1.386	0	131	1.255
Trade payables	3.422	3.422	0	0
Trade payables due to related parties	2.833	2.833	0	0
Other payables	428	361	0	67
Total	8.069	6.616	131	1.322

As to the date of preparation this financial statements the company’s’ financing is mainly maintained through two shareholder loans and two bank credit lines from one bank.

One credit line granted by the bank may include cash or guarantees in total of max. kEUR 10.000 until 31st December 2021. The other credit line includes a guarantee in total of max. kEUR 10.000 until 30th April 2022, and after that kEUR 5.000 until 31st December 2023.

The bank has the right of termination without notice in case certain covenants are not being met and the company’s liquidity will worse significantly.

Thus, ads-tec Energy is exposed to liquidity risks, if the financial covenants for the intercompany loan, the two loans from one of the shareholders and the secured bank loan are not met. A future breach of the covenant may require ads-tec Energy to repay the loans earlier than indicated in the above table. For further information, refer to note 4.2.8 and 4.2.9.

However, management assess the bank maintaining of the credit lines as highly probable until the contemplated transaction (see note 1.2.5). As to the date of the preparation of these financial statements there is no indication that the financing will not be maintained by the bank.

Market risk

Market risk is the risk that changes in market prices — e.g. foreign exchange rates, interest rates and equity prices — will affect ads-tec Energy’s income or the value of its holdings of financial instruments. The financial instruments affected by market risk essentially comprise of financial liabilities. Market risk can be seen as a subordinated risk for ads-tec Energy.

Currency risk

Ads-tec Energy is not exposed to currency risk since 99,18% (2019: 97,01%) of revenues are generated in Germany.

Other market risks

Ads-tec Energy is not significantly exposed to other market risks.

4.2.13 Capital Management

The Company’s policy is to maintain its ability to pay and to sustain future development of the business. A capital structure that optimizes capital costs of equity and debt is being targeted, thus the Company pursues to lower its debt and monitors the liquidity ratio regularly.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

4. Disclosures on individual items of the financial statements (cont.)

The Company is mainly financed by types of subordinated shareholder loan agreements, contract liabilities, bank credit lines and bank guarantees. The main part relates to long-term subordinated loans issued by the shareholders of the Company. The long-term bank credit line is tied to compliance with financial covenants, which have always been met in the reporting periods 2019 and 2020. There are no indications that the covenants cannot be fully complied with in the foreseeable future.

5. Segment Reporting

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company’s focus is on the research, development and manufacturing of products and services in the fields of energy management, energy storage and e-mobility.

The executive board of the ads-tec Energy GmbH and the shareholders’ board of ads-tec Energy GmbH, together represents the CODM, who regularly reviews the operating results and makes decisions about the allocation of the Company’s resources. For purposes of internal management and allocation of resources, the Company has performed corporate management and control at the overall corporate level in fiscal year 2020 and in previous fiscal years, based on German-GAAP financials. Please refer to note 9 for the explanation of impacts due to transition from German-GAAP to IFRS.

99,18% (2019: 97,01%) of revenues are generated in Germany. Non-current assets are in Germany only.

Revenues from one customer of the Company represented approximately kEUR 41.041 (2019: kEUR 14.659) of the Company’s total revenues.

6. Related parties

Related parties are natural persons or companies that can be influenced by the Reporting Entity that can exert an influence on the Reporting Entity or that are under the influence of another related party of the Reporting Entity. Transactions between related parties mainly include loans, leases and management services. All business transactions, receivables and liabilities with related parties existing at the reporting date result from ordinary business activities and are conducted at arm’s length.

The subscribed capital amounts to kEUR 32 as of the reporting date. The subscribed capital corresponds to the shareholder’s agreement and the extract from the Commercial Register.

Shareholders were as of the reporting date 31.12.2020:

	Number of shares	Share in percent
Ads-tec Holding GmbH	19.543	61,0
Bosch Thermotechnik GmbH	12.496	39,0
Total	32.039	100,0

The following is a brief explanation of the Company’s relationship with the ADS-Group and the Bosch Group for overview purposes:

Ads-tec Holding GmbH acts as a shareholder of the Company and has extended loans to the Company in the past. Ads-tec Dresden GmbH mainly provides manufacturing services for the Company. Ads-tec Administration GmbH mainly provides administrative services for the company. To ads-tec Industrial IT GmbH, the Company mainly pays a liability remuneration for guarantees.

Bosch Thermotechnik GmbH acts as a shareholder of the Company and has extended loans to the Company in the past. Affiliated companies to the Bosch Thermotechnik GmbH’s parent Robert Bosch GmbH mainly provide development services for the Company.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

6. Related parties (cont.)

The table below provides an overview of significant account balances and transactions from such relationships.

In kEUR	01.01.2020 – 31.12.2020
	Sales of goods and services	Purchase of goods and services	Other income	Other expense	Interest expense
Transactions with shareholders	0	(371)	0	(2.451)	(1.368)
Transactions with affiliated companies	22	(4.197)	0	(3.195)	(48)
Transactions with associated companies	0	(75)	0	(54)	0
Transactions with related persons	0	0	0	(2)	0
Total	22	(4.643)	0	(5.702)	(1.416)
In kEUR	01.01.2019 – 31.12.2019
	Sales of goods and services	Purchase of goods and services	Other income	Other expense	Interest expense
Transactions with shareholders	0	0	0	(721)	(308)
Transactions with affiliated companies	163	(2.807)	341	(3.630)	(87)
Transactions with associated companies	0	(60)	0	(69)	0
Transactions with related persons	0	0	0	(2)	0
Total	163	(2.867)	341	(4.422)	(395)

Purchase of goods and services

Purchase of goods and service with shareholders of kEUR 371 (2019: kEUR 0) relates mainly to support services provided by the Bosch Thermotechnik GmbH.

Other income

Other income consists of income relating to other periods in the amount of kEUR 0 (2019: kEUR 341) from ads-tec Engineering GmbH.

Other expense

Other expense mainly includes the administration fees of kEUR 2.474 (2019: kEUR 2.143) paid to ads-tec Administration GmbH, engineering support of kEUR 1.093 (2019: kEUR 0) paid to ITK Engineering GmbH, kEUR 859 (2019: kEUR 65) to Bosch Thermotechnik GmbH, management fees of kEUR 450 (2019: kEUR 640) for the CEO paid to ads-tec Holding GmbH, development costs of kEUR 262 (2019: kEUR 499) paid to ads-tec Engineering GmbH and rent of kEUR 261 (2019: kEUR 261) paid to ads-tec Immobilien GmbH & Co. KG.

The CEO of ads-tec Energy GmbH has no employment contract with the Company and receives no compensation from the Company. Ads-tec Holding GmbH invoices management fees to the Company. The compensation of the CEO is included in the management fee charged by the ads-tec Holding GmbH and amounts to kEUR 450 (2019: kEUR 640).

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

6. Related parties (cont.)

Interest expense

Interest expense includes the interest expense of kEUR 261 (2019: kEUR 114) on the loan from ads-tec Holding GmbH, the interest expense of kEUR 1.070 (2019: kEUR 195) on the loan from the other shareholder, the liability remuneration of kEUR 38 (2019: kEUR 0) to ads-tec Holding GmbH and the liability remuneration of kEUR 48 (2019: kEUR 87) to ads-tec Industrial IT GmbH.

In kEUR	31.12.2020		31.12.2019		01.01.2019
Balances	Receivables	Payables	Receivables	Payables	Receivables	Payables
with shareholders	0	25.526	154	14.861	38	2.435
with affiliated companies	27	1.682	28	2.083	24	392
with associated companies	0	19	0	7	0	6
with related persons	0	0	0	0	0	0
Total	27	27.227	182	16.951	62	2.833

Liabilities to shareholders comprise the following:

Liability to ads-tec Holding GmbH, results from a subordinated loan amounting to kEUR 7.709 (December 31, 2019: kEUR 7.448, January 1, 2019: kEUR 0). Of the total loan amount, an interest rate of 2% per year applies to a partial amount of kEUR 5.970 and an interest rate of 10% in total, thereof 2% ‘in kind’ per year applies to a partial amount of kEUR 1.400. Interest rate is payable at the end of the loan term. In addition, liabilities to affiliated companies mainly comprise a liability to ads-tec Administration GmbH in the amount of kEUR 846 (December 31, 2019: kEUR 658, January 1, 2019: kEUR 7) and a liability to ads-tec Dresden GmbH in the amount of kEUR 450 (December 31, 2019: kEUR 496, January 1, 2019: kEUR 46). Liability to the other shareholder consist of two liabilities. A loan in the amount of kEUR 10.550 (December 31, 2019: kEUR 0, January 1, 2019: kEUR 0) and a subordinated loan in the amount of kEUR 7.087 (December 31, 2019: kEUR 6.568, January 1, 2019: kEUR 0). The interest rate for the loan is 10% per year with the possibility for the company of capitalizing 2% of this interest rate per year (‘in kind’). The interest rate for the subordinated loan is 8% per year. Both loans are payable at the end of the loan term.

Key management personnel compensation

Key management personnel comprise the board of directors and authorized representatives of the GmbH.

The Company was represented by the managing directors as follows:

•        Thomas Speidel, CEO (from 13 November 2017 until current)

•        Robert Vogt, CFO (from 27 May 2020 until current)

There is overall representation. Until 13 May 2020, Thomas Speidel had sole power of representation and was authorized to conclude transactions with the Company as a representative of a third party. Since then, he represented in accordance with the general representation rule of the shareholders’ agreement (commercial register entry of 27 May 2020).

Joint procuration together with a managing director or with another authorized signatory had in the reporting period:

•        Hakan Konyar

•        Dr. Thorsten Ochs

The compensation of the CEO is charged to the Company by the ads-tec Holding GmbH through management fee.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

6. Related parties (cont.)

The total remuneration of the key management personnel paid by ads-tec Energy GmbH in the reporting period 2020 amounts to kEUR 783 (2019: kEUR 192). This amount includes the compensation of the CFO and the compensation of the authorized signatories. The remuneration includes only short-term employee benefits and mainly consists of salary, company car, training and other benefits.

7. Other financial disclosures

Other financial obligations exist from master purchase agreements for materials with a commitment of kEUR 9.146 (2019: kEUR 15.180).

There is a financial obligation of kEUR 3.400 (2019: kEUR 3.200) per year from contracted long-term cost allocation agreements and rents with affiliated companies.

8. Events after the reporting period

Series damages in the financial year 2021 causes expenses amounting to kEUR 200 that are assessed as subsequent events affecting value after the balance sheet date.

The Company entered into a customer contract for the delivery and service of charge equipment in December 2020. The company received a prepayment in total of kEUR 5.152 in 2018. However, the customer has withdrawn from the contract and requested the company to repay the prepayment. The management of the company and the customer mutually agreed on a compromise in July 2021, where the Company may keep kEUR 2.537 of this prepayment as a kind of compensation and recognizes this compensation in 2021 as it assessed as a subsequent event affecting value after the balance sheet date.

In consideration of the going concern risk described in section 1.2.5. and the contemplated transaction, at the time these financial statements were prepared, the shareholders together had made additional financing guarantees in the total amount of mEUR 17,6 by granting further shareholder commitments to finance the Company. These guarantees were issued in July 2021, but are of material importance for the going concern assumption.

9. Explanation of transition to IFRS — First time adoption of IFRS 1

As stated in note 1.2.1, these are ads-tec Energy’s first financial statements prepared in accordance with IFRS.

The accounting policies set out in note 2 have been applied in preparing the financial statements for the year ended December 31, 2020 December 31, 2019 and the opening IFRS statement of financial position as of January 01, 2019 (ads-tec Energy’s date of transition).

In preparing its opening IFRS statement of financial position, ads-tec Energy has adjusted amounts reported previously in financial statements prepared in accordance with German Commercial Law (HGB). An explanation of how the transition from previous GAAP to IFRSs has affected ads-tec Energy’s financial position and financial performance is set out in the following tables and the notes that accompany the tables.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

9. Explanation of transition to IFRS — First time adoption of IFRS 1 (cont.)

9.1 Reconciliation of the statements of financial position and equity

In kEUR	HGB 01.01.19	Total IFRS Adjustments	IFRS 01.01.19	HGB 31.12.19	Total IFRS Adjustments	IFRS 31.12.19	HGB 31.12.20	Total IFRS Adjustments	IFRS 31.12.20
Assets
Intangible assets (excl. goodwill)	25	5.682	5.707	30	10.426	10.456	88	15.249	15.337
Right-Of-Use Asset	0	1.386	1.386	0	1.620	1.620	0	2.503	2.503
Property, plant and equipment	1.005	0	1.005	1.581	0	1.581	2.019	0	2.019
Trade and other receivables (long term)	0	0	0	4	0	4	4	0	4
Other investments, including derivatives (long term)	26	0	26	0	0	0	140	0	140
Non-current assets	1.056	7.068	8.124	1.615	12.046	13.660	2.250	17.752	20.003
Inventories	9.569	7.653	17.222	12.488	23.005	35.493	18.292	3.313	21.605
Trade and other receivables (short term)	2.944	558	3.502	2.519	937	3.456	1.791	284	2.075
Contract assets	0	0	0	0	1.062	1.062	0	1.627	1.627
Cash and cash equivalents	21.547	0	21.547	9.325	0	9.325	18	0	18
Current assets	34.061	8.211	42.271	24.331	25.004	49.335	20.102	5.224	25.325
Total assets	35.116	15.279	50.395	25.946	37.050	62.995	22.352	22.976	45.328
In kEUR	HGB 01.01.19	Total IFRS Adjustments	IFRS 01.01.19	HGB 31.12.19	Total IFRS Adjustments	IFRS 31.12.19	HGB 31.12.20	Total IFRS Adjustments	IFRS 31.12.20
Equity
Subscribed capital	26	0	26	32	0	32	32	0	32
Capital reserves	5.974	0	5.974	20.950	0	20.950	20.950	0	20.950
Other reserves	14.983	0	14.983	0	0	0	0	0	0
Retained earnings	(7.625)	384	(7.241)	(7.625)	384	(7.241)	(30.741)	11.450	(19.291)
Profit (loss)	—	—	—	(23.116)	11.066	(12.050)	(9.863)	(417)	(10.280)
Equity attributable to owners of the Company	13.357	384	13.741	(9.759)	11.450	1.691	(19.622)	11.033	(8.589)
Total equity	13.357	384	13.741	(9.759)	11.450	1.691	(19.622)	11.033	(8.589)

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

9. Explanation of transition to IFRS — First time adoption of IFRS 1 (cont.)

In kEUR	HGB 01.01.19	Total IFRS Adjustments	IFRS 01.01.19	HGB 31.12.19	Total IFRS Adjustments	IFRS 31.12.19	HGB 31.12.20	Total IFRS Adjustments	IFRS 31.12.20
Liabilities
Lease Liabilities (long term)	0	1.255	1.255	0	1.404	1.404	0	2.004	2.004
Trade and other payables (long term)	62	5	67	14.089	11	14.100	25.443	14	25.457
Contract liabilities (long term)	0	3.500	3.500	0	0	0	0	0	0
Other provisions (long term)	340	(27)	312	233	(21)	212	1.746	(203)	1.543
Deferred tax liabilities	0	0	0	0	1.490	1.490	0	1.446	1.446
Non-current liabilities	401	4.732	5.134	14.322	2.885	17.207	27.189	3.261	30.450
Lease Liabilities (short term)	0	131	131	0	236	236	0	551	551
Loans and borrowings (short term)	0	0	0	0	0	0	354	0	354
Trade and other payables (short term)	21.323	(14.707)	6.616	19.970	(14.150)	5.820	12.367	88	12.455
Contract liabilities	0	24.738	24.738	0	37.828	37.828	0	8.142	8.142
Other provisions (short term)	34	0	34	1.413	(1.200)	213	2.064	(100)	1.964
Current liabilities	21.357	10.162	31.520	21.383	22.715	44.098	14.785	8.682	23.467
Total liabilities	21.759	14.895	36.654	35.705	25.600	61.304	41.974	11.943	53.917
Total equity and liabilities	35.116	15.279	50.395	25.946	37.050	62.995	22.352	22.977	45.328

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

9. Explanation of transition to IFRS — First time adoption of IFRS 1 (cont.)

In kEUR	01.01.2019	31.12.2019	31.12.2020
Equity (German-GAAP, incl. Including contributions made to the subscribed and other capital that had not yet been legally registered)	13.357	(9.759)	(19.622)
Internally generated assets (IAS 38)	3.867	8.030	3.906
Revenue recognition (IFRS 15)	(3.460)	5.039	(3.766)
Revaluation of provision (IAS 37)	3	1.205	(1.215)
Revaluation of inventories (IAS 2)	(33)	(1.695)	642
Expected credit loss in trade receivable and contract assets (IFRS 9)	7	(2)	3
Deferred tax liabilities (IAS 12)	0	(1.490)	45
Leases (IFRS 16)	0	(21)	(32)
Total Adjustments	384	11.066	(417)
Retained Earnings carried forward	0	384	11.450
Equity (IFRS)	13.741	1.691	(8.589)

Leasing

According to local GAAP, expenses stemming from lease contracts are recognized in the statement of profit or loss over the term of the lease. The lease asset is not capitalized in the statement of financial position. In contrary, according to IFRS ads-tec Energy recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is subsequently depreciated using the straight-line method. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date. The lease payments are discounted over the term of the lease.

Internally generated intangible assets

According to local GAAP, development expenses can be recognised in the statement of profit or loss. The difference in intangible assets is due to the consistent capitalisation of development costs and the reclassification of development costs from work in progress (inventories) to internally generated intangible assets. Internally generated intangible assets are initially measured at cost (development cost) and subsequently amortised using the straight-line method over their estimated useful lives.

Deferred taxes

The effects result from the deferred taxes on the differences between German GAAP and IFRS which represent so-called temporary differences.

Inventories

The difference in inventories is mainly related to the measurement at the lower of cost and net realisable value, and the recognition of scrapping expenses in 2019 rather than in 2020.

Revenues

The difference in revenues is due to the fact, that according to IFRS 15 the development services and the delivery of the goods are a single performance obligation. Revenue for the performance obligation is recognized over time based on either the incurred costs (input based) or the delivery of goods (output based).

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

9. Explanation of transition to IFRS — First time adoption of IFRS 1 (cont.)

Additionally, the difference stems from the fact that according to local GAAP some project deliveries have been accounted for as inventories due to the principle of caution in HGB (missing acceptance of work). According to IFRS, control has been obtained by the customer which leads to the recognition of revenue.

Provisions and accruals

The difference in provisions results from the fact, that the discount rate for long-term provisions differ from local GAAP to IAS 37. Under local GAAP, the discount rate for provisions based on the average market interest rate corresponding to the remaining provision term. According to IAS 37, provisions shall be presented at the present value of the expected expenditure which is required to settle the obligation. The present value is therefore derived with a pre-tax discount rate that reflect current market assessments of the time value of money and the risks specific to the liability.

Under German-GAAP it existed a provision (kEUR 1.200 in 2019), which has been reversed in 2020 under German-GAAP — this provision does not meet the requirements of IAS 37, thus it is not recognized in 2019 in accordance with IFRS.

Financial instruments

The difference in financial instruments is due to the fact that according to IFRS contrary to local GAAP there is no general credit loss on trade receivables. IFRS applies the expected credit loss model which leads to minor differences in the total amount of trade and other receivables.

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

9. Explanation of transition to IFRS — First time adoption of IFRS 1 (cont.)

9.2 Reconciliation of profit or loss and other comprehensive loss

In kEUR	HGB 01.01.2019 – 31.12.2019	Total IFRS Adjustments	IFRS 01.01.2019 – 31.12.2019	HGB 01.01.2020 – 31.12.2020	Total IFRS Adjustments	IFRS 01.01.2020 – 31.12.2020
Continuing Operations
Revenue	6.174	12.913	19.087	55.855	(8.485)	47.370
Cost of sales	(18.074)	(4.145)	(22.219)	(52.554)	7.006	(45.548)
Gross profit (loss)	(11.900)	8.768	(3.132)	3.300	(1.479)	1.822
Research and development expenses	(3.327)	2.854	(473)	(3.637)	2.887	(749)
Selling and general administrative expenses	(5.803)	(121)	(5.924)	(6.993)	(576)	(7.570)
Impairment losses on trade receivables and contract assets	(61)	(2)	(63)	(11)	2	(9)
Other expenses	(2.214)	1.105	(1.110)	(2.222)	(3)	(2.224)
Other income	1.005	22	1.026	1.718	(1.178)	541
Operating Result (EBIT)	(22.301)	12.625	(9.676)	(7.845)	(346)	(8.190)
Finance income	1	0	1	0	0	0
Finance expenses	(816)	(69)	(885)	(2.019)	(116)	(2.135)
Net finance costs	(815)	(69)	(884)	(2.019)	(116)	(2.135)
Result before tax (EBT)	(23.116)	12.557	(10.559)	(9.864)	(462)	(10.325)
Income tax benefits / (expenses)	0	(1.490)	(1.490)	0	45	45
Result from continuing operations	(23.116)	11.066	(12.050)	(9.864)	(417)	(10.280)
Profit (loss) for the period	(23.116)	11.066	(12.050)	(9.864)	(417)	(10.280)
Other comprehensive income
Other comprehensive income for the period, net of tax	0	0	0	0	0	0
Total comprehensive income for the period	(23.116)	11.066	(12.050)	(9.864)	(417)	(10.280)

ADS-TEC ENERGY GMBH
NOTES TO FINANCIAL STATEMENTS

9. Explanation of transition to IFRS — First time adoption of IFRS 1 (cont.)

9.3 Reconciliation of statements of cash flows

As stated in note 9.2 ‘Reconciliation of the statements of profit or loss and other comprehensive income’ expenses for development cost have been capitalised under IFRS and hence, related payments are shown as part of the cash flow from investing activities. Under German GAAP the expenses are part of the cash flow from ongoing operating activities.

Other effects result from IFRS 16, as lease payments under German GAAP previously recognized as operating expenses; under IFRS 16, these lease payments are with no effect on operating expenses, but on finance result and depreciation — thus those lease payments included in the financing cash flow.

Aside from this disclosure difference, the adoption of IFRS 1 had no material impact on the consolidated statements of cash flows for the reporting period of 2020.

August 5/November 24, 2021

Management

Thomas Speidel	Robert Vogt

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.,

ADS-TEC ENERGY PLC,

EUSG II CORPORATION,

BOSCH THERMOTECHNIK GMBH

ADS-TEC HOLDING GMBH

and

ADS-TEC ENERGY GMBH

Dated as of August 10, 2021

Annex A-i

Annex A-ii

EXHIBIT A	Form of Plan of Merger
EXHIBIT B	Form of Cash Consideration Transfer Agreement
EXHIBIT C	Form of Share Consideration and Loan Transfer Agreement
EXHIBIT D	SPAC Board Resolution
EXHIBIT E	ADSH Resolution
EXHIBIT F	Company Resolution
EXHIBIT G-1	Form of Registration Rights
EXHIBIT G-2	Form of Lock-up Agreement
EXHIBIT H	Form of Irish Holdco Articles of Association
EXHIBIT I	Capitalization
EXHIBIT J	Directors and Officers of Irish Holdco

SCHEDULE A-1	Bosch Knowledge Persons
SCHEDULE A-2	ADSH Knowledge Persons
SCHEDULE B	Company Knowledge Persons
SCHEDULE C	SPAC Knowledge Persons

Annex A-iii

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT, dated as of August 10, 2021 (this “Agreement”), by and among European Sustainable Growth Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 367833 (“SPAC”), ADS-TEC ENERGY PLC, an Irish public limited company duly incorporated under the laws of Ireland (“Irish Holdco”), EUSG II Corporation, an exempted company incorporated in the Cayman Islands with limited liability under company number 379118 (“New SPAC”), Bosch Thermotechnik GmbH, based in Wetzlar and entered in the commercial register of the Wetzlar Local Court under HRB 13 (“Bosch”), ads-tec Holding GmbH, based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 224527 (“ADSH”, together with Bosch, the “Sellers” and each individually, a “Seller”), and ads-tec Energy GmbH, based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 762810 (the “Company”) (SPAC, Irish Holdco, New SPAC, Bosch, ADSH and the Company, collectively, the “Parties” and each a “Party”).

WHEREAS, Irish Holdco is a party to this Agreement for the purpose of amalgamating SPAC and the Company through the SPAC Merger (as defined below), the Bosch Acquisition (as defined below) and the Share-for-Share Exchange (as defined below);

WHEREAS, SPAC owns all of the issued and outstanding euro ordinary shares of Irish Holdco (25,000 shares), par value €1.00 per share (the “Irish Holdco Euro Ordinary Shares”);

WHEREAS, Irish Holdco owns all of the issued and outstanding shares of New SPAC (1 share), par value $1.00 per share;

WHEREAS, Sellers together own 100% of the Equity Interests of the Company;

WHEREAS, SPAC and New SPAC shall enter into a plan of merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) pursuant to which SPAC shall merge with and into New SPAC, with New SPAC being the surviving company in such merger (the “SPAC Merger”) in accordance with this Agreement and the Plan of Merger;

WHEREAS, immediately following the SPAC Merger, New SPAC shall be liquidated and all assets transferred to Irish Holdco;

WHEREAS, upon the terms and subject to the conditions set forth in the transfer agreement to be entered into by and between Bosch and Irish Holdco substantially in the form attached hereto as Exhibit B (the “Cash Consideration Transfer Agreement”), Bosch shall transfer to Irish Holdco, and Irish Holdco shall acquire from Bosch the Acquired Shares in exchange for the Cash Consideration following the SPAC Merger (the “Bosch Acquisition”);

WHEREAS, upon the terms and subject to the conditions set forth in the transfer agreement to be entered into by and among the Sellers and Irish Holdco, substantially in the form attached hereto as Exhibit C (the “Share Consideration and Loan Transfer Agreement”) (1) the Sellers shall transfer as contribution to Irish Holdco, and Irish Holdco shall assume from the Sellers, the Contributed Shares, in exchange for the Share Consideration, concurrently with the Bosch Acquisition (the transfer of the Contributed Shares, the “Share-for-Share Exchange”); and (2) the Sellers shall transfer to Irish Holdco the Additional Financing loans and the Purchased Loans in exchange for the Additional Financing Consideration and Purchased Loan Consideration (each as defined below);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) approved and adopted this Agreement and declared its advisability and that it is in the best interests of SPAC and approved the Transactions (including the SPAC Merger, the Share-for-Share Exchange and the Bosch Acquisition), and (b) recommended the approval of this Agreement and the SPAC Merger by the shareholders of SPAC, in each case by resolution dated August 9, 2021, 2021, a copy of which is attached hereto as Exhibit D;

WHEREAS, the shareholders of ADSH have approved and adopted the execution of this Agreement and the Transaction Documents by ADSH and declared its advisability and approved the Transactions, in each case by resolution dated July 25, 2021, a copy of which is attached hereto as Exhibit E;

Annex A-1

WHEREAS, the shareholders of the Company have approved and adopted the execution of this Agreement and the Transaction Documents by the Company and declared its advisability and approved the Transactions, in each case by resolution dated July 29, 2021, a copy of which is attached hereto as Exhibit F;

WHEREAS, in connection with the Closing, Irish Holdco and certain shareholders of Irish Holdco (after giving effect to the Transactions) shall enter into a (a) registration rights agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit G-1 and (b) lock-up agreement (the “Lock-up Agreement”) substantially in the form attached hereto as Exhibit G-2;

WHEREAS, SPAC, immediately prior to the execution and delivery of this Agreement, has entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “Investors”) pursuant to which such Investors, upon the terms and subject to the conditions set forth therein, have agreed to subscribe for SPAC Ordinary Shares at a purchase price of $10.00 per share in a private placement or placements (the “Private Placements”) with a total placement value of $156,000,000 (the “Private Placement Amount”) to be consummated at least one (1) Business Day prior to the SPAC Merger Effective Time (the “PIPE Investment”); and

WHEREAS, contemporaneously with the execution of this Agreement, the Sponsor Parties have entered into an agreement with SPAC and the Company (the “Sponsor Support Agreement”) pursuant to which the Sponsor Parties have agreed, among other things, to vote all of their SPAC Ordinary Shares in favor of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Acquired Shares” means the number of Company Shares with the consecutive numbers as set forth on the Company Closing Statement which shall represent the number of shares sold for the Cash Consideration (as appropriate and proportional).

“Acting in Concert” has the meaning given to it in Rule 2.1(a) and Rule 3.3 of Part A of the Irish Takeover Rules.

“Additional Financing” means the potential debt financing provided to the Company in the form of shareholder loans (with an interest rate of six percent (6%) per annum) from either of the Sellers or their respective Affiliates, as the case may be, after the date hereof and prior to the Closing required to continue to fund the operations of the Company as determined in good faith by the board of directors of the Company.

“ADSH Purchased Loan Consideration” means the portion of the Purchased Loan Consideration payable for the Purchased Loans granted by ADSH.

“ADSH Share Consideration” means the number of Irish Holdco Ordinary Shares (newly issued by way of a capital increase and not registered under the Securities Act) equal to the result of (a) the Consideration Value Amount multiplied by 0.6169397, and then (b) divided by $10.00.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Affiliate Contracts” means any Contract between a Seller or any of its Affiliates (except for the Company Group Member) on the one side and the Company or the Company Subsidiary on the other side for administrative services or the supply of goods and services.

“Ancillary Agreements” means the Registration Rights Agreement, Lock-up Agreement, the Subscription Agreements, Sponsor Support Agreement, the Share Consideration and Loan Transfer Agreement, the Cash

Annex A-2

Consideration Transfer Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Irish Holdco, New SPAC, Sellers or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the Criminal Justice (Corruption Offences) Act of 2018, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (v) the Cayman Islands’ Anti-Corruption Act (as revised), (vi) applicable anti-bribery and/or anti-corruption legislation implemented under German law, and (vii) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Anti-Money Laundering Laws” means the Bank Secrecy Act, as amended by the Patriot Act and the German Anti-Money Laundering Act (Geldwäschegesetz), and any other similar laws or regulations concerning or relating to terrorism financing or money laundering, as applicable.

“Antitrust Laws” shall mean all applicable Laws and regulations that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, regarding the prohibition of agreements or practices restricting competition, the abuse of a dominant market position and the control of concentrations, including (i) the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) as well as the relevant laws of other EU Member States, (ii) Articles 101 and 102 of the Treaty on the Functioning of the European Union (TFEU), (iii) Regulation (EC) no. 139/2004 (the EC-Merger Regulation), and (iv) the following laws and statutes of the United States of America: the Sherman Antitrust Act, the Clayton Act, the Federal Trade Commission Act and the Hart Scott Rodino Act and any Antitrust Law of any state or territory within the United States.

“Asset Credit Support” means all security, collateral, surety bonds, guarantees and letters of credit issued, procured or provided, directly or indirectly, by a Seller or an Affiliate of a Seller (other than a Company Group Member) for the account of the Company or any Company Subsidiary.

“Associated Company” has the meaning given to it by Rule 2.1(b)(iii) of Part A of the Irish Takeover Rules.

“Available Cash” means an amount equal to the sum of: (a) the funds contained in the Trust Account as of the Closing (net of SPAC Shareholder Redemption Amount), plus (b) the amount of Available Financing Proceeds.

“Available Financing Proceeds” shall equal the cash proceeds to SPAC resulting from the Subscription Agreements to be received by SPAC at least one (1) Business Day prior to the SPAC Merger Effective Time.

“Bosch Purchased Loan Consideration” means the portion of the Purchased Loan Consideration payable for the Purchased Loans granted by Robert Bosch.

“Bosch Share Consideration” means the number of Irish Holdco Ordinary Shares (newly issued by way of a capital increase and not registered under the Securities Act) equal to the result of (a) (i) the Consideration Value Amount multiplied by 0.3830603, minus (ii) the Cash Consideration, and then (b) divided by $10.00.

“Business Combination Transaction Fee” shall mean the amount of fees held in the Trust Account in connection with SPAC’s initial public offering, payable to the underwriters upon consummation of a business combination pursuant to the Business Combination Marketing Agreement dated January 21, 2021 by and among SPAC, EarlyBirdCapital, Inc. and ABN AMRO Securities (USA) LLC.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiary.

Annex A-3

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America, the Cayman Islands, Ireland or the state of Baden-Wuerttemberg, Germany; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiary.

“Cash Consideration” means (i) Twenty Million Euro (€20,000,000) multiplied by (ii) the Exchange Rate.

“Closing Payments” means the (i) Cash Consideration plus (ii) Purchased Loan Consideration plus (iii) Additional Financing Consideration (if any) plus (iv) Company Transaction Expenses set forth on the Company Closing Statement plus (v) SPAC Transaction Expenses set forth on the SPAC Closing Statement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Facility” means the operating overdraft credit facility between Landesbank Baden-Württemberg as lender and the Company as borrower (for the avoidance of doubt, excluding the available security credit line of the Company).

“Company Facility Amount” means (i) the amount of funds borrowed by the Company (excluding for the avoidance of doubt guarantees for deposits or prepayments by the customers of the Company or any Company Subsidiary), under the Company Facility, including any accrued and unpaid interest thereon, as of the Closing (as set forth in Euros), to the extent such amount is in excess of €20,000,000, multiplied by (ii) the Exchange Rate.

“Company Group Member” means the Company and each Company Subsidiary.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Sellers or the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there is, has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of IFRS or any Law applicable to the Company, including any COVID-19 Measures following the date hereof; (b) events or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, Suppliers, employees

Annex A-4

or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions), (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (h) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC has requested in writing or to which it has consented in writing.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Shareholders’ Agreement” means the Company Shareholders’ Agreement, dated as of October 12, 2018 (as amended on January 9, 2020), by and among the Sellers and Robert Bosch GmbH.

“Company Shares” means the shares in the Company with the consecutive numbers 1 through 32,039, of which such shares, those with the consecutive numbers (1) 1 through 6,457 and 26,001 through 32,039 are held by Bosch and (2) 6,458 through 26,000 are held by ADSH.

“Company Subsidiaries” means, collectively, the direct and indirect Subsidiaries of the Company.

“Company Transaction Expenses” means, except as otherwise set forth in this Agreement, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements, and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors, accountants and notaries, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, regulatory filing fees required due to the transactions completed by this Agreement (including any filings with the SEC and under the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen)), and other third-party fees (including fees required by Nasdaq Capital Markets), in each case, of the Company Group Members and the Sellers.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company or the Company Subsidiaries that is not already generally available to the public.

“Consideration Value Amount” means an amount calculated as follows: (i) Three Hundred Million dollars ($300,000,000), minus (ii) the Company Facility Amount, minus (iii) the Purchased Loan Consideration.

“Contract” means any legally binding arrangement, including any contract, agreement, lease, sublease, concession, purchase or sale order, license, sublicense, permit, instrument, indenture, note, bond, loan, credit agreement, instrument, commitment, conditional sales contract, or mortgage (including any amendment, extension, renewal, guarantee or other supplement with respect thereto).

“Contributed Shares” means the number of Company Shares with the consecutive numbers as set forth on the Company Closing Statement which shall represent the number of shares exchanged for the Share Consideration (as appropriate and proportional).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measures” means (i) changes or proposed changes of Laws or regulations or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, the Irish Department of Health, the German Federal Ministry of Health, the German federal state ministries of health and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic.

Annex A-5

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or Company Subsidiary or the applicable third party intentionally to protect Company IP from misuse.

“Emergency Actions” means any action (or omission) as being required on short notice for the prevention of danger to any Person or material damage to any asset or property.

“Employee Benefit Plan” means any plan that is a bonus, stock option, stock purchase, restricted stock, phantom stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension scheme or insurance, retiree medical or life insurance, death or disability benefit, health or welfare, retirement, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Laws” means any applicable Laws relating to: (i) releases or threatened releases of, or exposure of any Person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“Equity Interests” means (a) in the case of a corporation or a company, any and all shares (however designated) and shares of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (e) in any case, any right to acquire any of the foregoing.

“Exchange Rate” means for any amounts under this Agreement that need to be converted or expressed as converted from Euros into U.S. Dollars, the average of the spot exchange rate as at 5:00 pm, New York time, on the five (5) Business Days ending five (5) Business Days before the Closing Date, as published by Bloomberg (through its EURUSD CURNCY function), or any other rate as agreed to in writing between SPAC, the Company, ADSH and Bosch.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the EU Dual Use Regulation.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multinational organization, quasigovernmental body, or other similar recognized organization or body of any federal, state, tribal, county, municipal, local, or foreign government, or other similar regulatory agency or recognized organization or body exercising similar powers or authority.

“Hazardous Substance(s)” means those substances defined in or regulated under Environmental Laws as “toxic,” “hazardous” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any German Environmental Law or Environmental Laws of the European Union.

“HGB” means the German Commercial Code.

“IFRS” means international financial reporting standards, as issued by the International Accounting Standards Board.

Annex A-6

“Intercompany Debt” means Indebtedness between any Company Group Member on the one hand, and a Seller or any of its Affiliates (other than any Company Group Member) on the other hand, including the Indebtedness set forth in Section 1.01 of the Company Disclosure Schedule, excluding, for the avoidance of doubt, any payables under any Affiliate Contract.

“Intercompany Payables” means any accounts payable (or other obligations) owed by any Company Group Member to a Seller or any of its Affiliates (other than any Company Group Member).

“Indebtedness” means, with respect to any Person, all obligations and liabilities of such Person (a) for borrowed money, or evidenced by notes, bonds, debentures or similar instruments (including the outstanding principal amount thereof, plus any related interest, fees, expenses and prepayment premiums or penalties created, issued, or incurred in respect thereof), (b) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, (c) for any indebtedness evidenced by any letter of credit, performance bond, surety bond, bank guarantees or similar instrument to the extent drawn or called, (d) under capital leases, (e) with respect to net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated as of such date), (f) under existing pension programs, (g) in respect of dividend payable balances, or (h) in the nature of guarantees of or pledges and grants of security interests with respect to the obligations and liabilities described in clauses (a) through (d) above of any other Person.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (viii) all legal rights arising from items (i) through (vii) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Interest in a Security” has the meaning given to such term in section 1 of the Irish Takeover Panel Act 1997 and “Interest in Securities” shall be construed accordingly.

“Irish Holdco Board” means the board of directors of Irish Holdco, consisting of executive and non-executive directors.

“Irish Holdco Ordinary Shares” means the shares issued in Irish Holdco in the SPAC Merger and as Share Consideration to the Sellers with a par value of $0.0001 each.

“Irish Holdco Public Warrant” means one warrant to acquire one (1) Irish Holdco Ordinary Share.

“Irish Takeover Panel” means the statutory body established under the Irish Takeover Panel Act, 1997 (as amended).

“Irish Takeover Rules” means The Irish Takeover Panel Act 1997, Takeover Rules, 2013 (including any amendments thereto).

“knowledge” or “to the knowledge” of a Person shall mean in the case of Bosch, the actual knowledge (and not the constructive knowledge) of the Persons listed on Schedule A-1 after reasonable inquiry, in the case of ADSH, the actual knowledge (and not the constructive knowledge) of the Persons listed on Schedule A-2 after reasonable inquiry, in the case of the Company, the actual knowledge (and not the constructive knowledge) of the Persons listed on Schedule B after reasonable inquiry, and in the case of SPAC, the actual knowledge (and not the constructive knowledge) of the Persons listed on Schedule C after reasonable inquiry, in each case without any obligation of the respective Party to make further investigations or to seek expert advice.

Annex A-7

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or any Company Subsidiary as tenant, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any Company Subsidiary relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, charge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“non-assessable” means, in relation to Irish Holdco, that a holder of Irish Holdco Ordinary Shares will not by reason of merely being such a holder, be subject to assessment or calls by Irish Holdco or its creditors for further payment on such shares.

“Notary Public” means the notary public in Germany who will be engaged by Irish Holdco to notarize the Cash Consideration Transfer Agreement and the Share Consideration and Loan Transfer Agreement.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (iii) any Reciprocal License.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice; provided that, reasonable actions taken (or omitted) in response to a condition or conditions arising from the COVID-19 pandemic, including COVID-19 Measures, shall be deemed ordinary course of business, so long as such actions (or omissions) are consistent with such Person’s actions (or omissions) taken prior to the date hereof in response to then-existing COVID-19 conditions and are reasonable in light of the relevant facts and circumstances from an ex-ante perspective.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“pending” means the occurrence of service of an action or writ or other legal document by a Governmental Authority to the defendant of a claim or the addressee of a claim or administrative act.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not materially interfere with the present uses of such real property, (v) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (vii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

Annex A-8

“Person” means an individual, corporation, company, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (iii) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means the General Data Protection Regulation (EU) 2016/679, the EU ePrivacy Directive (2002/58/EC) as amended by Directive 2009/136/EC, each as amended or superseded from time to time, and any implementing and supplementing legislation by an EU Member State, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” means any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of any Company Group Member, or from which any Company Group Member has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Purchased Loans” means any and all loans (including all accrued and unpaid interest thereon) made to the Company or any Company Subsidiary by either Seller or its Affiliates (excluding a Company Group Member) on or before the date of this Agreement, and which are outstanding at Closing.

“Purchased Loan Consideration” means (i) the total amount owed by the Company to the Sellers (or their Affiliates) under the Purchased Loans, including any accrued and unpaid interest thereon as of the Closing (as set forth in Euros), multiplied by (ii) the Exchange Rate.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Article 8 and Article 49 of the SPAC Formation Documents.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Relevant Company” means a Relevant Company in the meaning of the Irish Takeover Panel Act, 1997.

“Robert Bosch” means Robert Bosch Gesellschaft mit beschränkter Haftung, based in Stuttgart and entered in the commercial register of the Stuttgart Local Court under HRB 14000.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanctions (for example, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means at any time any Person (i) listed on any Sanctions-related list of designated or blocked Persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine), or (iii) majority-owned or controlled by any of the foregoing.

Annex A-9

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, (v) United Kingdom sanctions extended to the Cayman Islands by Orders of Her Majesty in Council and sanctions imposed by Cayman Islands authorities, under Cayman Islands legislation or (vi) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Ordinary Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“Share Consideration” means the ADSH Share Consideration and the Bosch Share Consideration.

“SPAC Disclosure Schedule” means SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Formation Documents” means the Amended and Restated Memorandum and Articles of Association of SPAC adopted by special resolution dated January 21, 2021 and effective on January 21, 2021.

“SPAC Founders Warrants” means whole redeemable warrants to purchase SPAC Class A Ordinary Shares issued pursuant to 1) that certain Private Placement Warrants Purchase Agreement, dated as of January 26, 2021, by and between SPAC and Sponsor, 2) that certain Private Placement Warrants Purchase Agreement dated as of January 26, 2021 by and between SPAC and EarlyBirdCapital, Inc., and 3) that certain Private Placement Warrants Purchase Agreement dated as of January 26, 2021 by and between SPAC and ABN AMRO Securities (USA) LLC.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by SPAC, Irish Holdco or New SPAC of their respective obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of GAAP or any Law applicable to SPAC, including any COVID-19 Measures following the date hereof; (b) events or conditions generally affecting the industries in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions), (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a SPAC Material Adverse Effect or (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Sellers or the Company has requested in writing or to which any such party has consented in writing or which actions are contemplated by this Agreement.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

Annex A-10

“SPAC Organizational Documents” means the incorporation and constitutional documents of SPAC (including the SPAC Formation Documents and Trust Agreement), Irish Holdco and New SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Public Warrants” means whole redeemable warrants to purchase SPAC Class A Ordinary Shares issued as a component of the units issued in SPAC’s initial public offering, with each unit issued therein including one-half of such a warrant.

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Rights.

“SPAC Transaction Expenses” means all fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors accountants and notaries, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, and other third-party fees and any Business Combination Transaction Fee, in each case of SPAC, New SPAC, Irish Holdco or any of their respective Subsidiaries, and the costs of the SPAC Tail Policy pursuant to Section 7.06(c).

“SPAC Units” means one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated January 26, 2021 by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Founders Warrants, each being whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“Sponsor” means LRT Capital 1 LLC, a Delaware limited partnership.

“Sponsor Parties” means Sponsor and LHT Invest AB, a Swedish limited company.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any Affiliate in which such Person, directly or indirectly, through one or more intermediaries owns or controls more than fifty percent (50%) of such Affiliate’s capital stock measured by voting power.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company Group Members.

“Tax” or “Taxes” means any and all taxes, levies, duties, withholdings, assessments, fees or other charges, in each case in the nature of taxes, imposed, administered or collected by any Governmental Authority, including wage taxes, income taxes, corporate taxes, capital gains taxes, franchise taxes, sales taxes, use taxes, payroll taxes, employment taxes, withholding taxes, value added taxes, gross receipts taxes, turnover taxes, environmental taxes, car taxes, energy taxes, customs and other import or export duties, escheat or unclaimed property obligations, excise duties, transfer taxes or duties, property taxes, capital taxes, or duties, social security or other similar contributions, together with all related interest, fines, penalties, costs, charges and surcharges, whether disputed or not. Deferred taxes (latente Steuern) are not Taxes within the meaning of this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the SPAC Disclosure Schedules, the Sellers Disclosure Schedules, the Company Disclosure Schedules, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Irish Holdco, New SPAC, Sellers or Company in connection with the Transaction and specifically contemplated by this Agreement.

Annex A-11

“Transactions” means the SPAC Merger, Share-for-Share Exchange, the Bosch Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Sellers, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 3.05
Additional Financing Consideration	§ 2.02(f)
Additional Funding	§ 6.04(a)
ADSH	Preamble
ADSH Additional Financing Consideration	§ 2.02(f)
ADSH PIPE Agreement	§ 2.09
ADSH PIPE Shares	§ 2.09
Agreement	Preamble
Alternative Transaction	§ 7.04
Audited Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 3.04(b)
Bosch	Preamble
Bosch Additional Financing Consideration	§ 2.02(f)
Cash Consideration Transfer Agreement	Recitals
Cayman Islands Companies Act	§ 2.01(a)
Change in Recommendation	§ 7.02
Chosen Courts	§ 10.06
Claims	§ 6.03
Closing	§ 2.03(a)
Closing Date	§ 2.03(a)
Company	Preamble
Company Closing Statement	§2.02(c)
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06(b)
Confidentiality Agreement	§ 7.03(b)
Continuing Employees	§ 7.05(a)
Contracting Parties	§ 10.11
COVID-19 Relief	§ 4.24
D&O Insurance	§ 7.06(b)
Data Security Requirements	§ 4.13(k)
Enesto	§ 4.03(b)
Enesto Interests	§ 4.03(b)
Environmental Permits	§ 4.15
Exchange Act	§ 3.04(b)
Extraordinary Bonuses	§ 2.07(a)
Government Official	§ 4.18(a)
Insurance Policies	§ 4.17(a)
Investors	Recitals
Irish Holdco	Preamble
Irish Holdco Founders Warrant	§ 2.01(b)(iii)
Irish Holdco Ordinary Shares	Recitals

Annex A-12

Defined Term	Location of Definition
Joint Account	§ 7.15(c)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Lock-up Agreement	Recitals
Material Contracts	§ 4.16(a)
Maximum Annual Premium	§ 7.06(b)
New SPAC	Preamble
Nonparty Affiliates	§ 10.11
Ordinary Resolution Proposals	§ 7.02
Outside Date	§ 9.01(b)
Parties	Preamble
PIPE Investment	Recitals
Plan of Merger	Recitals
Plans	§ 4.10(a)
Private Placement Amount	Recitals
Private Placements	Recitals
Registrar	§ 2.01(a)
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	§ 7.01(a)
Remedies Exceptions	§ 3.02
Representatives	§ 7.03(a)
SEC	§ 5.07(a)
Securities Act	§ 3.04(b)
Security Incident	§ 4.13(m)
Sellers	Preamble
Sellers Disclosure Schedule	Article III
Share-for-Share Exchange	Recitals
Share Consideration and Loan Transfer Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	§ 7.02
SPAC Closing Statement	§ 2.02(c)
SPAC Merger	Recitals
SPAC Merger Effective Time	§ 2.01(a)
SPAC Preferred Stock	§ 5.03(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Shareholder Approval	§ 5.10(b)
SPAC Shareholders’ Meeting	§ 7.02
SPAC Tail Policy	§ 7.06(c)
Special Resolution Proposal	§ 7.02
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Terminating Company Breach	§ 9.01(c)
Terminating SPAC Breach	§ 9.01(d)
Transaction Proposals	§ 7.02
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13

Annex A-13

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP for matters with respect to SPAC or New SPAC and IFRS or HGB for matters with respect to the Company.

(e) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided or furnished (i) in the Virtual Data Room set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form, in each case no later than one (1) day prior to the date hereof.

Article II.
SPAC MERGER, BOSCH ACQUISITION AND SHARE-FOR-SHARE EXCHANGE

Section 2.01 SPAC Merger.

(a) SPAC Merger Effective Time. The SPAC Merger shall become effective at the time the Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands (the “Registrar”) or at such other later date and time as is agreed between the Parties and specified in the Plan of Merger (such date and time is hereinafter referred as the “SPAC Merger Effective Time”). At the SPAC Merger Effective Time, the separate existence of SPAC shall cease and New SPAC shall continue its existence under the Cayman Islands Companies Act (as revised) (the “Cayman Islands Companies Act”) as the surviving company. The SPAC Merger shall have the effects set forth in the Cayman Islands Companies Act, this Agreement and the Plan of Merger.

(b) Conversion of SPAC Securities. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and the Cayman Islands Companies Act and without any action on the part of any Party or the holder of any of their securities, the (i) SPAC Class A Ordinary Shares, (ii) SPAC Class B Ordinary Shares, (iii) SPAC Public Warrants and (iv) SPAC Founders Warrants, in each case, issued and outstanding immediately prior to the SPAC Merger Effective Time (including those issued to the Investors pursuant to the Subscription Agreement), shall be automatically converted or adjusted (as applicable) into the following:

(i) Each SPAC Class A Ordinary Share shall be automatically cancelled in exchange for one (1) validly issued, fully paid and non-assessable Irish Holdco Ordinary Share.

Annex A-14

(ii) Each SPAC Class B Ordinary Share shall be (A) automatically converted into one (1) SPAC Class A Ordinary Share pursuant to and in accordance with the conversion mechanics set forth in Article 17.2 of the SPAC Formation Documentation (without giving effect to the adjustments set forth in Article 17.3 thereof) and following such conversion (B) automatically cancelled in exchange for one (1) validly issued, fully paid and non-assessable Irish Holdco Ordinary Share.

(iii) Each SPAC Public Warrant shall remain outstanding but shall be automatically adjusted to become one (1) Irish Holdco Public Warrant. Each such Irish Holdco Public Warrant will continue to have, and be subject to, the same terms and conditions set forth in the SPAC Warrant Agreement immediately prior to the SPAC Merger Effective Time, except that each Irish Holdco Public Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Irish Holdco Ordinary Shares equal to the number of SPAC Ordinary Shares that were issuable upon exercise of such SPAC Public Warrant that was outstanding immediately prior to the SPAC Merger Effective Time. Each SPAC Founders Warrant shall remain outstanding but shall be automatically adjusted to become one (1) Irish Holdco Public Warrant (each, an “Irish Holdco Founders Warrant”). Each such Irish Holdco Founders Warrant will continue to have, and be subject to the same terms and conditions set forth in the SPAC Warrant Agreement immediately prior to the SPAC Merger Effective Time, except that each Irish Holdco Founders Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Irish Holdco Ordinary Shares equal to the number of SPAC Ordinary Shares that were issuable upon exercise of the such SPAC Founders Warrant that was outstanding immediately prior to the SPAC Merger Effective Time.

(c) Surrender of Irish Holdco Euro Ordinary Shares. With effect from the SPAC Merger Effective Time, the Irish Holdco Euro Ordinary Shares held by SPAC shall be converted and re-designated into the deferred shares and surrendered by SPAC to Irish Holdco for nil consideration and such Irish Holdco Euro Ordinary Shares shall thereafter be held as treasury shares by Irish Holdco.

Section 2.02 Bosch Acquisition, Share-for-Share Exchange and Closing Statements.

(a) Upon the terms and subject to the conditions set forth in the Cash Consideration Transfer Agreement, following the SPAC Merger Effective Time, Bosch shall sell to Irish Holdco the Acquired Shares and Irish Holdco shall accept the sale of the Acquired Shares from Bosch, in exchange for the Cash Consideration and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Acquired Shares after the Closing).

(b) Upon the terms and subject to the conditions set forth in the Share Consideration and Loan Transfer Agreement, following the SPAC Merger Effective Time and in advance of Irish Holdco becoming a Relevant Company, Sellers shall contribute to Irish Holdco the Contributed Shares in exchange for the issue by Irish Holdco of the Share Consideration to the Sellers and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Contributed Shares after the Closing).

(c) The Acquired Shares, the Contributed Shares, the Purchased Loans and the Additional Financing loans are not transferred by virtue of this Agreement but will be transferred to Irish Holdco with effect “in rem” subject to the payment of the Cash Consideration, the Share Consideration, the Purchased Loan Consideration and the Additional Financing Consideration, as the case may be, by means of separate notarial share and loan transfer agreements (the Cash Consideration Transfer Agreement and the Share Consideration and Loan Transfer Agreement, respectively) to be entered into pursuant to Section 2.03(b).

(d) Subject to the payment of the Cash Consideration and the Share Consideration, Bosch herewith assigns to Irish Holdco all rights under or in connection with the share purchase and investment agreement dated 12 October 2018 (roll of deeds no. 935/2018 of the notary public Dr. Peter Sigel, Stuttgart, Germany).

(e) Subject to the condition subsequent of the termination of this Agreement (in which case the waiver contemplated by this clause (e) shall be deemed not to have been made), the Sellers herewith irrevocably waive any and all rights under or in connection with the Company Shareholders’ Agreement and/or the Company’s articles of association which will be triggered as a consequence of the execution of this Agreement or the consummation of the Transactions, including, without limitation, rights of first refusal and pre-emption rights. Such waiver (as limited above) shall be repeated in the Cash Consideration Transfer Agreement and the Share Consideration and Loan Transfer Agreement, respectively.

Annex A-15

(f) Upon the terms and subject to the conditions set forth in the Share Consideration and Loan Transfer Agreement, Irish Holdco shall acquire from (1) ADSH the Purchased Loans ADSH has made to the Company and which on the Closing Date remain outstanding, for an amount in cash equal to the ADSH Purchased Loan Consideration (subject to the adjustments set forth in Section 2.09) and (2) Robert Bosch the Purchased Loans Robert Bosch has made to the Company and which on the Closing Date remain outstanding, for an amount in cash equal to the Bosch Purchased Loan Consideration. In addition, Irish Holdco shall acquire from (i) ADSH and its Affiliates any loans constituting Additional Financing that ADSH or its Affiliates has made to the Company after the date hereof and remain outstanding on the Closing Date, for an amount in cash equal to the (w) total amount owed by the Company to ADSH or its Affiliates under such Additional Financing, including any accrued and unpaid interest thereon as of the Closing Date (as set forth in Euros) multiplied by (x) the Exchange Rate (the “ADSH Additional Financing Consideration”) and (ii) Bosch and its Affiliates any loans constituting Additional Financing that Bosch or its Affiliates has made to the Company after the date hereof and remain outstanding on the Closing Date, for an amount in cash equal to the (y) total amount owed by the Company to Bosch or its Affiliates under such Additional Financing, including any accrued and unpaid interest thereon as of the Closing Date (as set forth in Euros) multiplied by (z) the Exchange Rate (the “Bosch Additional Financing Consideration”, together with the ADSH Additional Financing Consideration, the “Additional Financing Consideration”).

(g) Not fewer than three (3) days prior to the anticipated Closing Date, the Company shall deliver to SPAC a certificate executed by an executive officer of the Company (the “Company Closing Statement”) setting forth the Company’s calculation of the Company Facility Amount, the ADSH Purchased Loan Consideration, the Bosch Purchased Loan Consideration, the ADSH Additional Financing Consideration, the Bosch Additional Financing Consideration, Cash Consideration, any item requiring an adjustment to Consideration Value Amount under Section 2.07 (or if there is no such adjustment required, a statement that no adjustment to the Consideration Value Amount is required under Section 2.07), the Company Transaction Expenses, to the extent such amount is to be paid or reimbursed by the Company, any Company Subsidiary or Irish Holdco, including reasonable supporting materials for such items and itemization of such unpaid or unreimbursed Company Transaction Expenses (with name of vendor, reasonable description of services of vendor and the cost and expenses for each vendor), a statement certifying that cash from Additional Funding was not used to pay outstanding balances of the Purchased Loans, the Acquired Shares (including the numbers for such shares) and the Contributed Shares (including the numbers for such shares). Prior to the Closing, SPAC shall have an opportunity to review the Company Closing Statement and discuss such statement with the persons responsible for its preparation, and the Company shall reasonably cooperate with SPAC in good faith to timely respond to any questions and consider in good faith any comments regarding the Company Closing Statement. The Company shall revise such Company Closing Statement to incorporate any changes that are necessary or appropriate given such comments. If, after the delivery of the Company Closing Statement and prior to the Closing Date, the Company becomes aware of any changes in the Company Facility Amount, the ADSH Purchased Loan Consideration, the Bosch Purchased Loan Consideration, the ADSH Additional Financing Consideration, the Bosch Additional Financing Consideration, the Company Transaction Expenses (to the extent such amount is to be paid or reimbursed by the Company, any Company Subsidiary or Irish Holdco), any item requiring an adjustment to Consideration Value Amount under Section 2.07, the Acquired Shares (including the numbers for such shares) or the Contributed Shares (including the numbers for such shares), the Company shall provide an updated Company Closing Statement with such updated numbers and such updated Company Closing Statement shall be subject to the terms and conditions of this Section 2.02(g).

(h) Not fewer than three (3) days prior to the anticipated Closing Date, SPAC shall deliver to the Company a certificate executed by an executive officer of SPAC (the “SPAC Closing Statement”) setting forth SPAC’s calculation of the unpaid SPAC Transaction Expenses, and reasonable supporting materials for such items and itemization of such unpaid SPAC Transaction Expenses (with name of vendor, reasonable description of services of vendor and the cost and expenses for each vendor). Prior to the Closing, the Company shall have an opportunity to review the SPAC Closing Statement and discuss such statement with the persons responsible for its preparation, and SPAC shall reasonably cooperate with the Company in good faith to timely respond to any questions and consider in good faith any comments regarding the SPAC Closing Statement. The SPAC shall revise such SPAC Closing Statement to incorporate any changes that are necessary or appropriate given such comments. If, after the delivery of the SPAC Closing Statement and prior to the Closing Date, SPAC becomes aware of any changes in the amount of the SPAC Transaction Expenses, SPAC shall provide an updated SPAC Closing Statement with such updated numbers and such updated SPAC Closing Statement shall be subject to the terms and conditions of this Section 2.02(h).
Annex A-16

Section 2.03 Closing.

(a) Closing. Upon the terms and subject to the conditions of this Agreement and to the extent permitted by Law and except as set forth otherwise herein, the closing of the Transactions (other than the PIPE Investment, which shall close at least one (1) Business Day prior to the SPAC Merger Effective Time) (the “Closing”) shall take place remotely by the exchange of closing deliverables and the taking of the closing actions contemplated by Section 2.03(b) (except in the case of the payments contemplated by Section 2.03(b), which shall be made as promptly as practicable after such time), which shall occur on the third (3rd) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver, of such conditions at the Closing) unless another date or place is agreed to in writing by the Parties (such date on which the Closing occurs, the “Closing Date”).

(b) Closing Order. At the Closing, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(i) SPAC shall make or cause to be paid any payments required to be made by SPAC in connection with the exercise of the Redemption Rights;

(ii) SPAC, as the sole shareholder of Irish Holdco, shall adopt resolutions, in a form reasonably acceptable to the Parties, regarding the amendments to the articles of association of Irish Holdco in the form of Exhibit H, including the capital increase for the issuance of new shares in Irish Holdco to ADSH as ADSH Share Consideration and to Bosch as Bosch Share Consideration and such other corporate governance matters of Irish Holdco as the Parties may mutually agree (including authorizations to the Irish Holdco Board to issue or grant rights to subscribe for Irish Holdco Ordinary Shares and to exclude pre-emptive rights relating thereto for the five (5)-year period after the SPAC Merger);

(iii) the Plan of Merger and all other ancillary documents required in connection with the SPAC Merger, shall be prepared and executed in accordance with the relevant provisions of the Cayman Islands Companies Act and filed with the Registrar of Companies of the Cayman Islands;

(iv) Bosch shall transfer to Irish Holdco, and Irish Holdco shall accept from Bosch the Acquired Shares by means of signing the Cash Consideration Transfer Agreement in front of the Notary Public, a certified copy and scanned copy of which shall be delivered to each of Irish Holdco and Bosch, in exchange for the Cash Consideration;

(v) Sellers shall transfer to Irish Holdco, and Irish Holdco shall accept from Sellers the Contributed Shares by means of signing the Share Consideration and Loan Transfer Agreement in front of the Notary Public, a certified copy and scanned copy of which shall be delivered to each of Irish Holdco and Sellers and Irish Holdco shall deliver to Bosch the Bosch Share Consideration and to ADSH the ADSH Share Consideration; and

(vi) Each Seller shall, and shall procure that its Affiliates (as the case may be) shall, transfer to Irish Holdco, and Irish Holdco shall accept from each Seller (and its Affiliates) the Purchased Loans and any other loans constituting Additional Financing in exchange for the Purchased Loan Consideration and the Additional Financing Consideration, respectively, to which such Seller (or its Affiliates) is entitled hereunder.

(c) Closing Deliverables. At the Closing:

(i) Sellers shall deliver (or cause to be delivered) to SPAC and Irish Holdco:

(A) proof of termination of the Company Shareholders’ Agreement (effective as of Closing);

(B) a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by Sellers, the Company or any of their respective Affiliates, duly executed by Sellers, the Company or their respective Affiliates, as applicable; and

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(C) A duly executed power of attorney on behalf of each of Sellers and the Company with respect to the transfer of the Contributed Shares and the Acquired Shares and such other documentation as required in order to execute the relevant notarial deeds at the Closing.

(ii) Following the payment of the Cash Consideration to an account or accounts designated by Bosch, Bosch shall deliver to the Notary Public a written confirmation of Bosch’s receipt thereof and shall instruct the Notary Public to submit to the competent commercial register a new list of shareholders of the Company reflecting the transfer of the Acquired Shares;

(iii) Following the Share Consideration having been delivered to the Sellers, Bosch and ADSH shall each deliver to the Notary Public written confirmation of such Seller’s receipt thereof and shall instruct the Notary Public to submit to the competent commercial register a new list of shareholders of the Company reflecting the transfer of the Contributed Shares;

(iv) SPAC shall deliver (or cause to be delivered) to Sellers:

(A) a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by SPAC, Irish Holdco or New SPAC, duly executed by SPAC, Irish Holdco or New SPAC, as applicable;

(B) proof of payment of the Purchased Loan Consideration and the Additional Financing Consideration to an account or accounts designated by Bosch and by ADSH;

(C) Duly executed powers of attorney on behalf of Irish Holdco and/or New SPAC and such other documentation as required in order to execute the relevant notarial deeds at the Closing, as applicable.

(d) Capitalization. Exhibit I sets forth an illustrative calculation of the capitalization of Irish Holdco immediately following the consummation of the Transactions.

Section 2.04 Tax Treatment of SPAC Merger. It is intended that for U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment) that the SPAC Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code; provided, however, notwithstanding any other provision of this Agreement, neither the Company nor either Seller (nor any other Person on behalf of the Company or either Seller) has made or makes, any representation or warranty, whether express or implied, with respect to the intended Tax treatment of the SPAC Merger as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and any such representations or warranties are expressly disclaimed, and neither the Company nor the Sellers (nor any other Person on behalf of the Company or the Sellers) shall be responsible if the intended Tax treatment is not achieved. The Parties shall not knowingly take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent such tax treatment and references to knowledge for the purposes of this Section 2.04 shall refer only to the actual knowledge of each of Seller (and no Seller shall be imputed to have the knowledge of any other person) and further provided that taking or causing to be taken any action, or failing to take or causing to be taken any action, in compliance with its obligations under this Agreement (including, without limitation, any reimbursement obligation pursuant to Section 9.03) shall not result in any breach by any Seller or the Company of this Section 2.04. By executing this Agreement, Irish Holdco, SPAC and New SPAC hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the SPAC Merger.

Section 2.05 Tax Treatment of Company Share Contribution to Irish Holdco The Parties are aware and acknowledge that (i) the business previously conducted by ADSH and contributed to the Company was contributed in exchange for the issuance of new shares by way of a contribution agreement with tax effect of December 31, 2017 with a continuation of the contributed assets for German tax purposes at tax book values (buchwertneutrale Einbringung gemäß § 20 UmwStG); and (ii) ADSH intends by this Agreement to contribute the Company Shares held by ADSH to Irish Holdco in a tax free, tax-neutral capital contribution transaction for German tax purposes in exchange for new shares of Irish Holdco (qualifizierter Anteilstausch gemäß § 21 UmwStG). Against that background, the Parties agree to cooperate and support each other in such a way that the aforementioned transfers can be treated as of the date of this Agreement as tax free and tax neutral for German tax purposes. Irish Holdco agrees to provide the Sellers upon request and without undue delay with all information and evidence necessary or reasonably helpful to establish the tax free, tax neutral aforementioned transfers within the meaning of § 22 (3) UmwStG (it being understood that Irish Holdco

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shall not be responsible for expenses attributable to providing such information and evidence in excess of €10,000). Further, notwithstanding any other provision of this Agreement, neither Irish Holdco, SPAC nor New SPAC (nor any other Person on behalf of Irish Holdco, SPAC or New SPAC) has made or makes, any representation or warranty, whether express or implied, with respect to the intended Tax treatment of the Share-for-Share Exchange for German tax purposes, and any such representations or warranties are expressly disclaimed, and neither Irish Holdco nor SPAC (nor any other Person on behalf of Irish Holdco or SPAC) shall be responsible if the intended Tax treatment is not achieved; provided however that Irish Holdco, SPAC and New SPAC shall not knowingly take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent such tax treatment of the share transfers to Irish Holdco (and references to knowledge for the purposes of this Section 2.05 shall refer only to the actual knowledge of SPAC and Irish Holdco and neither SPAC nor Irish Holdco shall be imputed to have the knowledge of any other person) and further provided that taking or causing to be taken any action, or failing to take or causing to be taken any action, in compliance with its obligations under this Agreement (including, without limitation, any reimbursement obligation pursuant to Section 9.03) shall not result in any breach by SPAC or Irish Holdco of this Section 2.05.

Section 2.06 Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC, Irish Holdco and New SPAC shall be entitled to deduct and withhold from any consideration payable to any Person pursuant to this Agreement any amount required to be deducted or withheld under applicable Tax Law; provided, however, that the Parties agree to reasonably cooperate to eliminate or mitigate any such deductions or withholding Taxes. To the extent that any such amounts are deducted or withheld by SPAC, Irish Holdco or New SPAC, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, and to the extent any such amounts are deducted or withheld from any consideration payable to any Seller, SPAC, New SPAC and Irish Holdco shall provide any such Seller with proof of payment of such deduction or withholding Taxes to the relevant Governmental Authority without undue delay.

Section 2.07 Consideration Value Amount Adjustments. Notwithstanding anything in this Agreement to the contrary, the Consideration Value Amount shall be reduced by the aggregate amount of: (a)

(a) all bonuses or other similar awards or payments, issued or paid (or that have been approved or planned to be issued or paid), to directors, officers, managers or employees of the Company or Company Subsidiaries, on the date hereof until the Closing, except for bonuses or similar awards or payments (i) issued or paid in the Ordinary Course or (ii) set forth in Section 4.11(a) no. 4 of the Company Disclosure Schedule (such bonuses, awards or payments, the “Extraordinary Bonuses”); and

(b) any individual claim (or related claims) made by a single customer arising outside the Ordinary Course after the date of this Agreement for a refund, rebate or similar credit against the Company, in an amount in excess of €5,000,000, that remains outstanding as of the Closing.

Section 2.08 Directors and Officers. The Parties shall cause the Irish Holdco Board and the officers of Irish Holdco, as of immediately following the SPAC Merger Effective Time, to be comprised of the individuals set forth on Exhibit J.

Section 2.09 ADSH PIPE Matters. Pursuant to that certain Subscription Agreement by and between ADSH and SPAC dated August 9, 2021, (the “ADSH PIPE Agreement”) ADSH has committed, subject to the terms and conditions thereof, to purchase 1,000,000 SPAC Class A Ordinary Shares (the “ADSH PIPE Shares”) for $10,000,000. The Parties agree that, subject to and effective as of the PIPE Closing, ADSH shall pay $3,000,000 in cash and assign the right to receive $7,000,000 of the ADSH Purchased Loan Consideration to SPAC in consideration for the ADSH PIPE Shares. Subject to and effective as of the PIPE Closing Date, ADSH hereby assigns the right to receive $7,000,000 of the ADSH Purchased Loan Consideration, and SPAC hereby accepts such assignment and confirms, without any further action required of any person, fulfilment of the payment obligation of ADSH for the ADSH PIPE Shares under the ADSH PIPE Agreement, upon the assumption of the right to receive $7,000,000 of the ADSH Purchased Loan Consideration by SPAC and payment of $3,000,000 in cash by ADSH.

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Article III.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in Sellers’ disclosure schedule delivered by Sellers in connection with this Agreement (the “Sellers Disclosure Schedule”), each Seller (on behalf of itself and not the other Seller) hereby represents and warrants to SPAC, Irish Holdco and New SPAC as follows:

Section 3.01 Organization and Qualification. Such Seller is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, formation or incorporation, as applicable.

Section 3.02 Authority Relative to this Agreement. Such Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery, and performance of this Agreement and the Transaction Documents by such Seller and the consummation by each Seller of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Seller is necessary to authorize enter into or performance of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other Seller, the Company, SPAC, Irish Holdco and New SPAC, constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

Section 3.03 Capitalization. Bosch is the legal and beneficial owner of 12,496 Company Shares and ADSH is the legal and beneficial owner of 19,543 Company Shares, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company’s organizational documents, including its articles of association and the Company Shareholders’ Agreement. Upon delivery to Irish Holdco at the Closing of the Acquired Shares and Contributed Shares, good and valid title to the Acquired Shares and Contributed Shares will pass to Irish Holdco, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company’s organizational documents, subject to Irish Holdco having legal capacity and authority to accept such delivery. ADSH is the sole legal, beneficial and equitable owner of the Purchased Loans granted by ADSH to the Company and, subject to the limitation provided by German insolvency law, has good and marketable title thereto, and has the right to assign, sell and transfer such Purchased Loans to Irish Holdco free and clear of any Lien, and ADSH has not sold, assigned or otherwise transferred any right or interest in or to such Purchased Loans. Robert Bosch is the sole legal, beneficial and equitable owner of the Purchased Loans granted by Robert Bosch to the Company and, subject to the limitation provided by German insolvency law, has good and marketable title thereto, and has the right to assign, sell and transfer such Purchased Loans to Irish Holdco free and clear of any Lien, and Robert Bosch has not sold, assigned or otherwise transferred any right or interest in or to such Purchased Loans. At the Closing, any Seller or its Affiliate that has granted any Additional Financing loan, is the sole legal, beneficial and equitable owner of such loan and, subject to the limitations provided by German insolvency law, has good and marketable title thereto, and has the right to assign, sell and transfer such loan to Irish Holdco free and clear of any Lien, and such Seller or its Affiliate has not sold, assigned or otherwise transferred any right or interest in or to such loan.

Section 3.04 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.04(a) of the Sellers Disclosure Schedule, the execution and delivery by such Seller of this Agreement and the Transaction Documents to which it is a party does not and will not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.04(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 3.04(a) of the Sellers Disclosure Schedule, the performance of this Agreement and the consummation of the Transactions by such Seller, and compliance with the provisions hereof and thereof will not (i) conflict with or violate any provision of the certificate of incorporation or articles or any equivalent organizational documents of such Seller, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.04(b) have been obtained and all filings and obligations described in Section 3.04(b) have been made, conflict with or violate any Law applicable to Sellers or by which any property or asset of Sellers is bound or affected,

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or (iii) result in any violation or breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of or result in termination, amendment, acceleration or cancellation of any obligation, or to the loss of a benefit under any Contract or right to which such Seller is a party or would result in the creation of any Lien (other than any Permitted Lien) on any property or asset or Equity Interest of such Seller pursuant to, any Contract to which such Seller is a party or by which any asset or property of such Seller is bound, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien, however, with respect to clauses (a)(ii) and (a)(iii) only if this, individually or in the aggregate, would prevent such Seller from performing its material obligations under this Agreement.

(b) The execution and delivery by such Seller of this Agreement and the Transaction Documents to which it is a Party does not, and the performance of this Agreement by Sellers will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), any applicable Anti-Corruption Laws and state takeover and foreign investment control laws, and filing and recordation of appropriate merger documents as required by the Cayman Islands Companies Act or any other applicable Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on such Seller or prevent such Seller from performing their obligations under this Agreement.

Section 3.05 Absence of Litigation. There is no litigation, suit, claim, charge, grievance, action, proceeding, audit, order, writ, judgment, injunction or investigation by or before any Governmental Authority (each an “Action”) pending or, to the knowledge of such Seller, threatened against such Seller, or any property or assets of such Seller, which would reasonably be expected to adversely and materially affect or materially restrict the ability of such Seller to enter into and perform such Seller’s obligations under this Agreement.

Section 3.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of each Seller or its Affiliates (other than the Company).

Article IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC, Irish Holdco and New SPAC as follows:

Section 4.01 Organization and Qualification. The Company and each Company Subsidiary is a legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the respective jurisdiction of its organization, formation or incorporation, as applicable, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

Section 4.02 Organizational Documents. The Company has prior to the date of this Agreement made available to SPAC in the Virtual Data Room a complete and correct copy of the certificate of incorporation, bylaws, articles of association or equivalent organizational documents (being articles of association in the case of the Company), each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws, articles of association or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws, articles of association or equivalent organizational documents.

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Section 4.03 Capitalization.

(a) Bosch owns 12,496 Company Shares and ADSH owns 19,543 Company Shares. There are no Equity Interests issued or outstanding in the Company other than the Company Shares which are held by the Sellers. A true and complete list of all the Equity Interests issued or outstanding in the Company is set forth in Section 4.03(a) of the Company Disclosure Schedule. All of the outstanding Equity Interests (i) are duly authorized, validly issued, fully paid and nonassessable and no repayment or refunds, neither openly nor concealed, have been made, and (ii) have been issued and granted in compliance in all material respects with the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, “GmbHG”), all preemptive rights and other requirements set forth in applicable Contracts to which the Company is a party and the organizational documents of the Company. The Company Shares validly exist, are, subject to the termination of the Company Shareholders’ Agreement and except as disclosed in the articles of association, between the Sellers, free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities laws and its organizational documents. Upon transfer to Irish Holdco at the Closing of the Acquired Shares and the Contributed Shares, good and valid title to the Acquired Shares and the Contributed Shares will pass to Irish Holdco, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and the Company’s organizational documents, subject to Irish Holdco having legal capacity and authority to accept such delivery.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests (for any German incorporated Company Subsidiary, the most recently published list of shareholders) of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. The Company is the legal and beneficial owner of the shares with the numbers 101 through 150 with a nominal value of each EUR 100 (the “Enesto Interests”) in enesto GmbH (“Enesto”), which constitutes twenty percent (20%) of the Equity Interests of Enesto, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Enesto’s organizational documents. Except as set forth in Section 4.03(b) of the Company Disclosure Schedule and except for the Enesto Interests, none of the Company or the Company Subsidiaries directly or indirectly own, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity. All of the outstanding Equity Interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) have been issued and granted in compliance in all material respects with the GmbHG and other applicable Laws and all preemptive rights and other requirements set forth in applicable Contracts to which any Company Subsidiary is a party and the organizational documents of the Company Subsidiaries. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary and are free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities laws and their respective organizational documents.

(c) Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, the Company Shareholders’ Agreement and the Company’s articles of association, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 4.03(c) of the Company Disclosure Schedule and the Company’s articles of association, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary. Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or among any holder of Equity Interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of any of the Equity Interests or other securities of the Company or any Company Subsidiary. Except as set forth in Section 4.03(c) of the Company Disclosure Schedule and except for the Enesto Interests, the Company owns no Equity Interests in any Person.

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(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company, any Company Subsidiary, Enesto or any other Person, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary. Except as set forth in Section 4.03(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary relating to the Enesto Interests or Enesto.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Irish Holdco, New SPAC and the Sellers, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the Remedies Exceptions.

Section 4.05 No Conflict; Required Filings and Consents; Board and Shareholder Approvals.

(a) Except as set forth in Section 4.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices as set forth in Section 4.05(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation, articles or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any asset or property of the Company or any Company Subsidiary is bound, except, with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by the Cayman Islands Companies Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(c) The shareholders of the Company have approved by shareholders’ resolution dated July 29, 2021 the adoption and implementation of this Agreement and the Transaction Documents as well as the other Transactions contemplated by this Agreement and the Transaction Documents.

Section 4.06 Compliance with Laws; Company Permits.

(a) Except as set forth in Section 4.06(a) of the Company Disclosure Schedules, the Company and the Company Subsidiaries are, and since January 1, 2019 have been, in compliance, in all respects, with all applicable Law, except where such non-compliance would not be material to the Company and the Company Subsidiaries, as a whole. Neither Company nor any of the Company Subsidiaries has received any notice or other communication from any Governmental Authority regarding any actual or alleged violation of, or failure to comply, with any applicable Law.

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(b) Except as set forth in Section 4.06(b)(i) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease, occupy and operate its properties and assets or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not be material to the Company and the Company Subsidiaries, as a whole. All such Company Permits are identified on Section 4.06(b)(ii) of the Company Disclosure Schedule, including their respective dates of issuance and expiration, and true, complete and accurate copies thereof have been provided or made available to SPAC in the Virtual Data Room. All such Company Permits are valid and in full force and effect and, immediately following the Closing, will be valid and in full force and effect on terms identical to those under which, immediately before the Closing, the Company and/or Company Subsidiary held such Company Permit except to the extent would not be material to the Company and the Company Subsidiaries, as a whole. Neither Company nor any of the Company Subsidiaries has received any written notification or other written communication from any Governmental Authority or any other Person (i) that may affect the validity of such Company Permits applicable to it and/or the renewal of such Company Permits, (ii) stating that the Company or any Company Subsidiary is not in compliance in any material respect with any such Company Permit or any claims of any violations of any material terms of the Company Permit that have not been complied with or of any actual or possible revocation, withdrawal, or restriction. Neither the Company, any Company Subsidiary nor any products or services of the Company and the Company Subsidiaries is, or has been since January 1, 2019, in conflict with, or in default, breach or violation of, (x) any material Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (y) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07 Financial Statements.

(a) The Company has made available to SPAC in the Virtual Data Room true and complete copies of the audited balance sheet of the Company as of December 31, 2019 and December 31, 2020, and the related audited statements of operations and cash flows of the Company for each of the years then ended, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit opinion thereon from the auditor (collectively, the “Audited Financial Statements”), which are set forth as Section 4.07(a) of the Company Disclosure Schedule and subject to the disclosures made therein. The audit opinion referred to in the preceding sentence and delivered on or before the date of the execution of this Agreement reflect an audit conducted in accordance with U.S. Generally Accepted Auditing Standards and, upon filing of the Registration Statement on Form F-4 contemplated herein, the auditor will release its audit opinion (a form of which has been made available to SPAC) reflecting an audit conducted in accordance with the auditing standards of the PCAOB. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with the accounting principles set forth in the IFRS, applied on a consistent basis throughout the periods indicated, (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein, and (iii) were made based on reasonable assumptions and in good faith by management. No financial statements of any Person other than the Company are required by IFRS to be included in the Audited Financial Statements.

(b) Except as and to the extent set forth in the Audited Financial Statements, neither Company nor any Company Subsidiary has any liability or obligation of any nature whatsoever (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for: (i) liabilities that were incurred in the Ordinary Course since December 31, 2020 (and in any event do not relate to breach of contract, tort or noncompliance with Law), (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party (and in any event do not relate to breach of contract, tort or noncompliance with Law) or (iii) such other liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(c) Since January 1, 2019, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, or accountant of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies

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or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of the Company or any committee thereof, in each case (i) and (ii), individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(e) No current or former independent auditor for the Company or Company Subsidiaries has initiated an alert procedure, has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with the Company or Company Subsidiaries on a matter of accounting practices.

(f) The Company maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has delivered to SPAC a true and complete copy of any disclosure by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would materially adversely affect the ability of the Company to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company. Since March 31, 2021, there have been no material changes in the Company’s internal control over financial reporting.

(g) The 2021 Interim Financials, when delivered by the Company, shall (i) be true and complete, (ii) be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(h) The Company does not participate in any cash pooling system with either of the Sellers or any third party regarding excess cash of the Company, other than the current account of the Company with its current bank Volksbank Esslingen eG.

(i) Section 4.07(i) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Intercompany Debt and Intercompany Payables.

(j) Except as set forth in Section 4.07(j) of the Company Disclosure Schedule, there are no Purchased Loans.

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Section 4.08 Absence of Certain Changes or Events. Since December 31, 2020 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course. There has not been:

(a) Any event, change, circumstance, state of facts, condition, action or effect, alone or in combination, that has had, or would be reasonably likely to have, individually or in the aggregate a Company Material Adverse Effect;

(b) Any event, change, circumstance, state of facts, condition, action or effect that, if such event, change, circumstance, state of facts, condition, action or effect had occurred, existed or been taken during the period from the date of this Agreement through the Closing Date, would constitute or result in a breach of any of the covenants set forth in Section 6.01; and

(c) A sale, assignment, transfer, lapse, abandonment or disposal of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than in the Ordinary Course.

Section 4.09 Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, there is no (and has not been since January 1, 2019) Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary in each case with a value exceeding €250,000. Neither the Company nor any Company Subsidiary, nor any property or asset of the Company or any Company Subsidiary, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority except for any such Actions that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise), whether of an individual or collective labor law nature and including commitments based on works custom (betriebliche Übung), regarding employee benefits of any kind, except for the pension plans, such as anniversary, holiday or jubilee payments, bonuses, profit participation, stock options, stock appreciation rights or similar rights, deferred compensation, early retirement, severance pay, employee health or welfare benefit plan, or any other fixed or variable remuneration elements (collectively, whether or not material, the “Plans”). The Company has separately identified in Section 4.10(a) of the Company Disclosure Schedules (i) each Plan that contains a change in control provision and (ii) each Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company or any Company Subsidiary.

(b) With respect to each Plan, the Company has made available to SPAC in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto, (ii) all documents pursuant to which the Plan is maintained, funded and administered, (iii) the most recent actuarial valuation of benefit obligations and (iv) copies of the most recent summary plan description and any summaries of material modifications. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law.

(c) Each Plan is and has been in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. The Company has performed, in all material respects, all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

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(d) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries. All Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, in accordance with statutory requirements and based upon reasonable actuarial assumptions, except as would not result in material liability to the Company and the Company Subsidiaries. No social security authority is now asserting any deficiency or claim for additional social security contributions (or interest thereon or penalties in connection therewith) except as would not result in material liability to the Company and the Company Subsidiaries. To the knowledge of the Company, there are no material facts or circumstances existing or having arisen which have or may lead to a reassessment by any social security authority of social security contributions to be made by the Company and the Company Subsidiaries.

(e) Except as set forth on Section 4.10(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event) (i) would reasonably be expected to accelerate the time of any payment or trigger any funding of any compensation or benefit due to any service providers of the Company or any of the Company Subsidiaries, or trigger any other obligation under the Plans or (ii) would reasonably be expected to result in any payment or benefit that may not be deductible.

(f) Other than statutory pension rights (gesetzliche Rentenversicherung), no pension or retirement schemes or any other similar commitments or arrangements with any employee of the Company or any Company Subsidiary was made or promised by the Company or any Company Subsidiary.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and each Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (1) anonymized; (2) title or position (including whether full or part time); (3) weekly working hours, (4) hire date; (5) annual vacation; (6) current annual base compensation; (7) commission, bonus or other incentive based monetary compensation; and (8) notice period for termination but only if there is a deviation of the statutory period of termination and statutory special protection against dismissal, if any.

(b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, as of the date hereof and during all times since January 1, 2019, there has not been any material default in payment of all compensation, including wages, commissions and bonuses, due to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof (or proper accruals have been made).

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule there are not in existence:

(i) any collective bargaining agreements binding on the Company;

(ii) any Contracts to which the Company or the Company Subsidiaries is a party involving share options for any existing or former employees or corporate officers or any of their dependents;

(iii) any Contracts or arrangements between the Company or Company Subsidiaries and existing or former corporate officers or employees of the Company or the Company Subsidiaries including Contracts or arrangements for any indemnity for the benefit of any existing or former corporate officers or employees or any of their dependents; or

(iv) any arrangements by which any person has the use of any credit or charge card or account in the name of the Company or the Company Subsidiaries.

(d) As of the date of this Agreement and since January 1, 2019, there are or were no strikes, lockouts or work stoppages existing or, to the knowledge of the Company, threatened, with respect to any employees of the Company or any Company Subsidiary or any other individuals who have provided services with respect to the Company

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or any Company Subsidiary. There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, except for any such Actions that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(e) As of the date of this Agreement and during the one (1) year period immediately prior to this Agreement, there is or was no collective redundancy plan implemented within the Company or the Company Subsidiaries.

(f) The Company has at all times complied in all material respects with all employment laws, orders, decrees, judgments or authorities decisions/reminders and in particular, but without limitation, those concerning the appointment, meetings and functions of employees representatives and or trade union organizations (notably their statutory obligations to inform and consult appropriate representatives and to negotiate with union representatives as required by Law), those relating to health and safety at work, those relating to remuneration, including minimum wage legislation, working time regulations (including overtime and work on Sundays), fixed-term (including recourse to), part-time or temporary Contracts, training programs, benefits, gender equality agreement and short-time and unemployment.

(g) The Company and the Company Subsidiaries are not party to any (i) material shop agreements (Betriebsvereinbarungen), (ii) general commitments (Gesamtzusagen), (iii) reconciliation of interest agreements (Sozialpläne), (iv) collective bargaining agreements (Tarifverträge), as well as (v) any other agreements or commitments restricting the Company’s or a Company Subsidiary’s discretion to dismiss employees or amend their terms of employment except as set out in individual employment agreements listed in Section 4.11(a) of the Company Disclosure Schedule.

(h) Save as required by Law and set out in Section 4.10(a) and Section 4.11(a) of the Company Disclosure Schedule, the Company and Company Subsidiaries are not under any material liability or obligation or party to any material ex-gratia arrangements or promise to pay pensions, gratuities, retirement benefits, medical benefits post retirement or the like to any of their employees or former employees nor are they under any material liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

(i) The Company and the Company Subsidiaries have paid all contributions (meaning any mandatory or voluntary social security charges, contributions, unemployment insurance, health insurance and retirement contribution schemes under applicable law) payable and due for any salary, remuneration in kind, bonus, or under any retirement and benefit plans, and have complied with Law in this regard in all material respects.

(j) As of the date of this Agreement, no employee or corporate officer of the Company or the Company Subsidiaries has given notice to terminate, or is under notice of termination of, and to the Company’s knowledge, there are no grounds on which any such employee or corporate officer may give, or may be given, notice to terminate his employment with the Company or the Company Subsidiaries, except as set out in Section 4.11(j) of the Company Disclosure Schedule.

(k) Except as set out in Section 4.11(k) of the Company Disclosure Schedule, the Company has not employed any leased employees at any point in time within the last three (3) years prior to the date of this Agreement.

Section 4.12 Real Property; Title to Assets.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each material lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC in the Virtual Data Room. There are no leases, subleases, sublicenses, concessions or other Contracts granting to any Person other than the Company or the Company Subsidiaries the right to use or occupy the portion of

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the real property which the Company or any of the Company Subsidiaries has a right to use under any Lease, and, to the Company’s knowledge, all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except other than those that would not reasonably be expected have a Company Material Adverse Effect.

(c) Immediately following completion of the Transactions, the Company and the Company Subsidiaries shall continue to have valid leasehold interests in all of the Leased Real Property (assuming performance by each other party to the applicable Lease and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting the enforcement of creditors’ rights generally and general principles of equity). The Company has not received from any landlord under any Lease any written notification for breach of terms and conditions of such Lease. To the Company’s knowledge, there are no grounds for termination of any Lease at the initiative of the landlord. The Company and the Company Subsidiaries are current on the payment of their rent under each applicable Lease.

(d) Except as set out in Section 4.12(d) of the Company Disclosure Schedule, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except other than those that would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, except other than those that would not have a Company Material Adverse Effect.

(e) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its tangible and intangible properties and assets, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) The assets owned or leased by the Company and the Company Subsidiaries are substantially all of the assets used by the Company and the Company Subsidiaries with respect to the business of the Company and the Company Subsidiaries as conducted in the Ordinary Course, and such assets comprise substantially all of the assets and rights necessary for the ownership and operation of the assets of the Company and the Company Subsidiaries and to carry out the business of the Company and the Company Subsidiaries substantially in the same manner as of the date of this Agreement.

(g) All of the Asset Credit Support that has been provided by, on behalf of, or for the benefit of, the Company or any Company Subsidiary is set forth on Section 4.12(g) of the Company Disclosure Schedule. True, correct and complete copies of such Asset Credit Support have been made available to SPAC.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all Contracts to use the Company-Licensed IP, including for the Software or Business Systems of any other Person (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees and (B) commercially available service agreements to Business Systems that have an individual service or subscription fee and (C) any Intellectual Property (including Software or Business Systems) embedded in third party components supplied to and used by the Company); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted or as expressly contemplated by the Company to be conducted as of the date hereof. The Company IP constitutes substantially all Intellectual Property rights used in, or necessary for, the usual operation of the business of the Company and the Company Subsidiaries substantially as conducted as of the date of this Agreement and is sufficient for the conduct of such business substantially as conducted as of the date of this Agreement.

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(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) one of the Company or the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Registered Intellectual Property owned by the Company and (ii) has the right to use pursuant to a valid and enforceable Contract, all material Company-Licensed IP. All Registered Intellectual Property owned by the Company is subsisting and, to the knowledge of the Company, valid and, as far as legally possible, enforceable. No loss or expiration of any of the Registered Intellectual Property owned by the Company is threatened in writing, or, to the Company’s knowledge, pending, except for a renewal of such Company-Owned IP after expiration and except as set forth in Section 4.13(b) of the Company Disclosure Schedule.

(c) The Company and each applicable Company Subsidiary has taken and takes reasonable actions to maintain, protect and enforce Company-Owned IP, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. To the knowledge of the Company, neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that materially relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiary to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information, except as would not have a Company Material Adverse Effect.

(d) Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, (i) as of the date of this Agreement, there have been no claims filed and served or threatened in writing, against the Company or any Company Subsidiary, by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any material infringement or misappropriation of, or other material violation of, any Intellectual Property rights of other Persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other Person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons; (iii) to the Company’s knowledge, no other Person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing, except, in each case of (i) through (iv), for any such claims, infringements, misappropriations, violations and notices, which are not, individually or in the aggregate, expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(e) All Persons who have contributed, developed or conceived any Company-Owned IP have, as far as applicable Laws permit, executed valid and enforceable written agreements (except for cases in which applicable Law renders the execution of such agreements obsolete) with the Company or the Company Subsidiaries, substantially in the form made available to SPAC, and pursuant to which such Persons assigned to the Company or the Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property being Company-Owned IP created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property being Company-Owned IP, except, in each case, as specified in Section 4.13(e) of the Company Disclosure Schedule.

(f) To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in material breach or in material default of any agreement specified in Section 4.13(a) of the Company Disclosure Schedule.

(g) Section 4.13(g) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software the version number of the applicable license.

(h) The Company and the Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other Person any rights to or immunities under any of the Company-Owned IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Business Systems or Product components at no or minimal charge, in each case of (i) and (ii), except as would not have an impact on the Company-Owned IP or a Company Material Adverse Effect.

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(i) To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products currently under development which are not of the type that are capable of being remediated in the Ordinary Course without substantially delaying the Company’s business plan as currently planned.

(j) The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. All of such plans and procedures have been proven reasonably effective upon testing in all material respects since January 1, 2019. To the Company’s knowledge, since January 1, 2019, there has not been any material failure with respect to any of the material Business Systems that has not been remedied or replaced in all material respects. To the knowledge of the Company, the Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted.

(k) Except as would not be expected to result in a Company Material Adverse Effect, the Company and each of the Company Subsidiaries currently and previously have complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (iv) all Contracts that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems constituting Company-Owned IP and any Business Data, including where applicable, implementing reasonable industry-standard procedures preventing unauthorized access and the introduction of Disabling Devices, and the taking and storing of back-up copies of critical data. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any material data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) to the Company’s knowledge, been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(l) Except as would not be expected to result in a Company Material Adverse Effect, the Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. Except for the restrictions under mandatory Laws, in particular applicable Privacy/Data Security Laws, the Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit SPAC, Irish Holdco or New SPAC from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

(m) The Company and the Company Subsidiaries have implemented and maintained, and required all vendors, processors, or other third parties that process any Personal Information for or on behalf of the Company and the Company Subsidiaries to implement and maintain, commercially reasonable and, at a minimum, industry standard, security measures, plans, procedures, controls, and programs, including written information security programs, to (A) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (B) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its software, systems, applications, and websites involved in the processing of Personal Information; and (C) provide notification in compliance with applicable Privacy/Data Security Laws in the case of any data breach or other security incident that

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has resulted in/presents risk of unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, compromise, or loss of such Personal Information or that has caused or would reasonably be expected to cause a disruption to the conduct of the Company and Company Subsidiaries’ businesses (a “Security Incident”).

(n) No Personal Information in the possession or control of either the Company or any Company Subsidiary, or held or processed by any vendor, processor, or other third party for or on behalf of the Company or Company Subsidiary has been subject to any Security Incident. No Company or Company Subsidiary has failed to notify and, to the Company’s knowledge, there have been no facts or circumstances that would require the Company or Company Subsidiary to notify, any Governmental Authority or other Person of any Security Incident.

(o) All past and current employees and independent contractors of the Company and the Company Subsidiaries who are involved in the development of Products are, as far as applicable Law permits, under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment.

Section 4.14 Taxes.

(a) All material Tax Returns required to be filed by the Company or each of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes required to be paid by the Company or each of the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full to the appropriate Governmental Authority.

(c) The Company and the Company Subsidiaries have provided adequate reserves in accordance with IFRS, as applicable, in the Audited Financial Statements for any Taxes of the Company or any Company Subsidiary as of the date of the Audited Financial Statements that have not been paid.

(d) No outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes has been asserted or threatened in writing by any Governmental Authority.

(e) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing by any Governmental Authority with respect to the Company or any Company Subsidiary;

(f) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.

(g) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h) There are no Liens or encumbrances for Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(i) The Company and each of the Company Subsidiaries has collected or withheld and timely paid to the appropriate Governmental Authority all material Taxes required to have been collected or withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party, and Company and each of the Company Subsidiaries has in all material respects properly received and maintained any and all certificates, forms or other documents required by applicable Tax Law for any exemption from withholding and remitting any Taxes.

(j) Neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract or arrangement, other than any Contract or arrangement entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes.

(k) Neither the Company nor the Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of an affiliated, aggregate,

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combined, consolidated, or unitary group, fiscal unity or unified group, as a transferee or successor, by Contract (other than any Contract entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes) or otherwise.

(l) All payments by, to or among the Company and the Company Subsidiaries comply with all applicable transfer pricing Tax Laws and requirements, and the Company has made available to SPAC true, correct and complete copies of all transfer pricing documentation prepared by or with respect to the Company and any Company Subsidiary since January 1, 2019.

(m) Neither the Company nor any Company Subsidiary is a party to any Tax ruling or similar Tax agreement or arrangement with a Governmental Authority and neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Governmental Authority, on the other hand.

(n) The Company has made available to SPAC true, correct and complete copies of (i) all material Tax Returns filed by the Company or any Company Subsidiary for Tax periods ending on or after December 31, 2018, and (ii) all audit or examination reports, notices of proposed adjustments, statements of deficiencies or similar correspondence received by or with respect to the Company or any Company Subsidiary since January 1, 2019.

(o) Where the Company or any Company Subsidiary is claiming a German tax deduction in respect of any interest expense (paid or accrued), whether under the general rules on tax deductibility or by reference to a specific relief or regime provided for in German Tax Law, each of the relevant conditions to qualify for such a deduction have been satisfied on an ongoing basis and no events have occurred which would materially adversely impact the ability to claim this deduction or give rise to a clawback of an interest deduction previously claimed.

(p) Neither the Company nor any Company Subsidiary is a resident for income Tax purposes or has a permanent establishment (within the meaning of the applicable Tax treaty or convention) in a country other than the country in which it is organized.

Section 4.15 Environmental Matters. Except as set forth in Section 4.15 of the Company Disclosure Schedule, (a) neither the Company nor any of the Company Subsidiaries has violated since January 1, 2019, nor is it in violation of, applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company nor the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company and each Company Subsidiary has all material permits, licenses and other authorizations required under applicable Environmental Law (“Environmental Permits”); (e) the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, except, in each case of (a) through (f), individually or in the aggregate, as would not have a Company Material Adverse Effect.

Section 4.16 Material Contracts.

(a) Except as set forth on Section 4.16(a) of the Company Disclosure Schedule lists (being the “Material Contracts”), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contracts, or is a party to any letter of intent, memorandum of understanding or similar writing or instrument, other than this Agreement. Section 4.16(a) of the Company Disclosure Schedule lists any and all Contracts to which the Company or any Company Subsidiary is a party that:

(i) individually or together with related Contracts, involves or would reasonably be expected to involve aggregate consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than €500,000, in the aggregate, over any 12-month period;

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(ii) individually or together with related Contracts, provides for any acquisition, disposition, lease, license or use after the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of €500,000;

(iii) is with the Company’s top ten customers, merchants and Suppliers based on the aggregate amounts paid by or to the Company or the Company Subsidiaries in the 12-month period ending on the date hereof;

(iv) (A) has any of the Affiliates or shareholders (or Affiliates of such shareholders) of the Company as a party, or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or any Company Subsidiary;

(v) evidences Indebtedness (including Intercompany Debt but excluding Intercompany Payables from Affiliate Contracts), and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any Person;

(vi) is a partnership, joint venture, strategic alliance or similar agreement with respect to any business or assets of the Company and its Subsidiaries, taken as a whole;

(vii) is with any Governmental Authority, other than the Company Permits;

(viii) that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(ix) provide for material post-employment or post-consulting liabilities or obligations, including severance pay other than obligations covered by (viii) above;

(x) involve the material use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xi) involve the license or grant of rights to Company-Owned IP by the Company;

(xii) has been entered into since January 1, 2019 and includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of €500,000;

(xiii) would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions or Irish Holdco’s or the Company’s ability to own and/or to conduct the businesses after the Closing.

(xiv) require the Company to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis; and

(xv) is for the development of Company-Owned IP for the benefit of the Company.

(b) Except as set forth on Section 4.16(b) of the Company Disclosure Schedule:

(i) subject to the Remedies Exception, each Material Contract is a legal, valid and binding obligation, enforceable against the Company or the Company Subsidiaries in accordance with its respective terms, and, to the knowledge of the Company, the other parties thereto;

(ii) neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party;

(iii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract;

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(iv) neither the Company nor the Company Subsidiaries have received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect, individually or in the aggregate; and

(v) no party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (i) any potential exercise of termination rights with respect to any Material Contract or (ii) any non-renewal or modification of any Material Contract.

(c) Except as disclosed on Section 4.16(c) of the Company Disclosure Schedule, (i) each of the Material Contracts has been concluded on arm’s length terms and conditions and (ii) the execution or consummation of this Agreement or the Transactions does not trigger any rights of any party to a Material Contract other than the Company, including, without limitation, rights to terminate or modify such Material Contract.

(d) The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including amendments thereto.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy (including insurance policies providing for coverage for all risks which mandatory applicable Law requires to be insured) under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period and scope and (iv) the premium most recently charged.

(b) With respect to each such Insurance Policy, except as would not be expected to result in a Company Material Adverse Effect individually or in the aggregate: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect, and all premiums through the Closing Date have been paid; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Certain Business Practices.

(a) Except as set forth in Section 4.18 of the Company Disclosure Schedule, the Company and the Company Subsidiaries, and their respective officers and directors, and, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, and have, since January 1, 2019 been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, or have been since January 1, 2019: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) operating, conducting business, or participating in any transaction in any Sanctioned Country, to the extent such activities violate applicable Sanctions or Ex-Im Laws; or (iv) to the knowledge of the Company, engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions or Ex-Im Laws.

(b) (i) The Company and the Company Subsidiaries, and their respective officers, directors, employees and, to the knowledge of the Company, any agents or other third-party representatives to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and have since January 1, 2019 been, in compliance in all material respects with all applicable Anti-Corruption Laws, (ii) neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, or employees nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, has, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything

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of value to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations) or foreign political party, or to any Person acting on behalf of such government, department, agency, instrumentality, public international organization, or foreign political party (“Government Official”), or to any political official or candidate for political office, in order to influence decisions of such Government Official or political official or candidate, or to induce such Government Official or political official or candidate to take or omit to take any action, to secure any improper business advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws), or to any other Person for a prohibited purpose (within the meaning of applicable Anti-Corruption Laws), and (iii) the Company, the Company’s Subsidiaries and their respective officers, directors and employees have conducted their business in material compliance with applicable Anti-Money Laundering Laws.

(c) The Company and any Company Subsidiary as well as their officers and employees have since January 1, 2019 fully complied with applicable Antitrust Laws in all jurisdictions in which they operate or have operated during such period or in which any operations might have taken economic effects.

Section 4.19 Interested Party Transactions. Except as set forth on Section 4.19 of the Companies Disclosure Schedule (including the Affiliate Contracts listed therein) and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course, no director, officer or other Affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; (d) any material contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation); (e) held any direct or indirect material interest in any asset used by the Company or Company Subsidiary or their businesses; (f) is competing, directly or indirectly, with the Company or any Company Subsidiary; or (g) is a member, manager, director, officer or employee of or a consultant for, or owns, directly or indirectly, any interest in any vendor, Supplier or customer of the Company or Company Subsidiary (except in his or her official capacity with the Company or Company Subsidiary). The Company and the Company Subsidiaries have not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. To the Company’s knowledge, since January 1, 2019 there has not been, and there is not currently, pending or threatened in writing any Action against any current or former director, officer or other Affiliate of the Company or any Company Subsidiary with respect to which the Company or the Company Subsidiaries has an indemnification obligation.

Section 4.20 Exchange Act; Anti-Takeover Laws. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act. Assuming the accuracy of the representations and warranties of Irish Holdco set forth herein, no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover enacted under the Laws of Germany apply to this Agreement or any of the Transactions.

Section 4.21 Brokers. Except as set forth on Section 4.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 4.22 Products Liability.

(a) Except as set forth on Section 4.22(a) of the Company Disclosure Schedule, since January 1, 2019, (i) there have been no recalls, seizures or withdrawals from any market of products developed, sold, licensed or delivered by the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary has any material liability arising as a result of or relating to, or has received any written notice of any threatened legal claim (and, to the knowledge of the Company, there is no reasonable basis for) any action, suit, charge, proceeding, audit or investigation, or any threat of the foregoing, relating to (x) material bodily injury, death or other disability arising as a result of the ownership, possession or use of any product developed or sold by the Company or any Company Subsidiary, or any services rendered by, the Company or any Company Subsidiary or (y) false advertising or deceptive trade practices, except in each case of clause (i) and (ii) other than those that would not have a Company Material Adverse Effect.

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(b) Except for those warranties that are (i) expressly set forth in any Material Contract or (ii) required by applicable Law, neither the Company nor any Company Subsidiary has since January 1, 2019 made any express or implied warranties covering products manufactured or sold or services rendered by the Company and the Company Subsidiaries that have not expired. Except as set forth on Section 4.22(b) of the Company Disclosure Schedule, since January 1, 2019, all products sold by the Company and the Company Subsidiaries and all services rendered by the Company and the Company Subsidiaries have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any Company Subsidiary has any existing material liability (and there is no reasonable basis for any present or future action, suit, charge, proceeding, audit or investigation against it giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included in the Audited Financial Statements.

Section 4.23 Subsidies. Section 4.23 of the Company Disclosure Schedule sets forth all public grants, allowances, aids and other subsidies in whatever form (the “Public Subsidies”) received by the Company since January 1, 2019, and the Company Disclosure Schedule indicates the nature of the Public Subsidy and the amounts received. No proceedings regarding a revocation or withdrawal of a Public Subsidy have been initiated or threatened, and, to the Company’s knowledge, there are no circumstances, which would justify the initiation of such proceedings. The Company is in compliance with its material obligations under or in connection with the Public Subsidies, including the obligations under any ancillary provisions in the respective orders or agreements thereto. The Company is not obliged under the Public Subsidies to maintain a certain level of employees or to make any investments. No Public Subsidy will have to be repaid in whole or in part due to the execution or consummation of this Agreement or the Transactions.

Section 4.24 COVID-19 Relief. Section 4.24 of the Company Disclosure Schedule sets forth all loans, subsidies, deferrals or other relief with respect to COVID-19 outstanding at the Company or any Company Subsidiary (“COVID-19 Relief”). At the time it submitted all documentation with respect to and availed itself of the benefits of each COVID-19 Relief, the Company or applicable Company Subsidiary satisfied all applicable material eligibility requirements related to the receipt of such COVID-19 Relief, and all information submitted with respect thereto was complete and accurate in all material respects. The Company and each Company Subsidiary have continued to comply with the applicable requirements of all COVID-19 Relief, and used any proceeds therefrom for permissible purposes as required by such COVID-19 Relief, in each case in all material respects. To the Company’s knowledge no facts or circumstances exist that would materially impair the ability of either the Company or the applicable Company Subsidiary to obtain forgiveness of the applicable COVID-19 Relief.

Section 4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in Article III and Article IV (as modified by the Sellers Disclosure Schedule and the Company Disclosure Schedule), the Sellers and the Company hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Sellers, the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, the Sellers or the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Sellers Disclosure Schedule and the Company Disclosure Schedule) or in any certificate delivered by the Sellers or the Company pursuant to this Agreement, neither the Sellers, the Company nor any other Person on behalf of the Sellers or the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed. The representations and warranties by the Sellers and the Company solely serve risk allocation purposes in accordance with the rights and remedies of SPAC, New SPAC and Irish Holdco pursuant to this Agreement. The representations and warranties by the Sellers and the Company, in particular, do not constitute any statement or assurance within the meaning of the decisions of the German Federal Supreme Court on statutory disclosure obligations.

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Section 4.26 The Sellers’ and the Company’s Investigation. Each of the Sellers and the Company is a sophisticated party and has made its own independent investigation, review and analysis regarding SPAC, Irish Holdco, New SPAC and the Transactions, which investigation, review and analysis were conducted by the Sellers and the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Sellers, the Company and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of SPAC, Irish Holdco and New SPAC and other information that they have requested in connection with their investigation of SPAC, Irish Holdco, New SPAC and the Transactions. None of the Sellers or the Company is relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, Irish Holdco, New SPAC or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by SPAC, Irish Holdco or New SPAC pursuant to this Agreement. Neither SPAC, Irish Holdco, New SPAC, nor any of their respective Affiliates or Representatives shall have any liability to the Sellers, the Company or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Sellers or the Company or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. The Sellers and the Company acknowledge that neither SPAC, Irish Holdco, New SPAC nor any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC, Irish Holdco, New SPAC.

Article V.
REPRESENTATIONS AND WARRANTIES OF SPAC, IRISH HOLDCO AND NEW SPAC

Except as set forth in the SPAC Disclosure Schedule, SPAC, Irish Holdco and New SPAC hereby jointly and severally represent and warrant to each Seller and the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of SPAC and New SPAC is an exempted company, corporation or limited liability company, as applicable, and Irish Holdco is a public limited company, in each case, duly incorporated or organized, validly existing and, to the extent such concept exists under the Laws applicable to it, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable.

(b) Irish Holdco and New SPAC are the only Subsidiaries of SPAC. Except for Irish Holdco and New SPAC, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

Section 5.02 Organizational Documents. SPAC has heretofore furnished to the Sellers complete and correct copies of the SPAC Organizational Documents of Irish Holdco and New SPAC. The SPAC Organizational Documents are in full force and effect. None of SPAC, Irish Holdco or New SPAC is in material violation of any of the provisions of its respective SPAC Organizational Document.

Section 5.03 Capitalization.

(a) The authorized share capital of SPAC consists of (i) 100,000,000 SPAC Class A Ordinary Shares, (ii) 10,000,000 SPAC Class B Ordinary Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (i) 14,435,000 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 3,593,750 SPAC Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares are held in the treasury of SPAC, (iv) 11,562,500 SPAC Warrants (consisting of 7,187,500 Public Warrants and 4,375,000 Founders Sponsor Warrants) are issued and outstanding, and (v) 11,562,500 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The SPAC Class B Ordinary Shares will convert into SPAC Class A Ordinary Shares at the Closing pursuant to the terms of the SPAC Formation Documents.

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(b) As of the date of this Agreement, SPAC owns 100% of the Equity Interests in Irish Holdco free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and Irish Holdco’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable Contracts to which Irish Holdco is a party and the organizational documents of Irish Holdco.

(c) As of the date of this Agreement, Irish Holdco owns 100% of the Equity Interests in New SPAC free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and New SPAC’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable Contracts to which New SPAC is a party and the organizational documents of New SPAC.

(d) All outstanding SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(e) The Bosch Share Consideration and the ADSH Share Consideration being delivered by Irish Holdco hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational documents of Irish Holdco. The Bosch Share Consideration and the ADSH Share Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto.

(f) Except for this Agreement, the SPAC Warrants and the SPAC Class B Ordinary Shares, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of SPAC or obligating SPAC to issue or sell any share capital of, or other Equity Interests in, SPAC. All SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares subject to issuance as aforesaid, upon issuance in accordance with the terms and subject to the conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any Subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any Subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement and any other agreement set forth in the SPAC SEC Reports, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares or any of the Equity Interests or other securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(g) As of the date of this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or shares of Irish Holdco or New SPAC or obligating Irish Holdco or New SPAC to issue or sell any shares of capital stock or shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock or shares, or other equity or other voting interests in, Irish Holdco or New SPAC. As of the date of this Agreement, neither Irish Holdco or New SPAC is a party to, or otherwise bound by, and neither Irish Holdco or New SPAC has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or shares of, or other securities or ownership interests in, Irish Holdco or New SPAC. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which Irish Holdco or New SPAC is a party, or to SPAC’s knowledge, among any holder of Equity Interests to which Irish Holdco or New SPAC is not a party, with respect to the voting or transfer of such Equity Interests.

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Section 5.04 Authority Relative to This Agreement. Each of SPAC, Irish Holdco and New SPAC has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and, subject to the receipt of SPAC Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC, Irish Holdco and New SPAC and the consummation by each of SPAC, Irish Holdco and New SPAC of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of SPAC, Irish Holdco or New SPAC are necessary to authorize this Agreement or to consummate the Transactions (other than the receipt of the SPAC Shareholder Approval). This Agreement has been duly and validly executed and delivered by SPAC, Irish Holdco and New SPAC and, assuming due authorization, execution and delivery by the Sellers and the Company, constitutes a legal, valid and binding obligation of SPAC, Irish Holdco or New SPAC, enforceable against SPAC, Irish Holdco or New SPAC in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of SPAC, Irish Holdco and New SPAC does not, and the performance of this Agreement by each of SPAC, Irish Holdco and New SPAC will not, subject to receipt of the SPAC Shareholder Approval, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC, Irish Holdco or New SPAC or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC, Irish Holdco or New SPAC pursuant to, any Contract to which each of SPAC, Irish Holdco or New SPAC is a party or by which each of SPAC, Irish Holdco or New SPAC or any of their property or assets is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of SPAC, Irish Holdco and New SPAC do not, and the performance of this Agreement by each of SPAC, Irish Holdco and New SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by Cayman Islands Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent SPAC, Irish Holdco or New SPAC from performing its material obligations under this Agreement.

Section 5.06 Compliance. None of SPAC, Irish Holdco or New SPAC is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC, Irish Holdco or New SPAC or by which any property or asset of SPAC, Irish Holdco or New SPAC is bound or affected, or (b) any material Contract to which SPAC, Irish Holdco or New SPAC is a party or by which SPAC, Irish Holdco or New SPAC or any property or asset of SPAC, Irish Holdco or New SPAC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 26, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Sellers true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. Except as set forth on Section 5.07(a) of the SPAC Disclosure Schedule, as of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary

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in order to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not been, and would not reasonably be expected to be, individually or in the aggregate, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, none of SPAC, Irish Holdco or New SPAC has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (A) liabilities incurred in the Ordinary Course subsequent to March 31, 2021, and (B) liabilities for fees and expenses incurred in connection with the Transactions.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Sellers a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since March 31, 2021, there have been no material changes in SPAC’s internal control over financial reporting.

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Section 5.08 Absence of Certain Changes or Events. Since March 31, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course.

Section 5.09 Absence of Litigation. Except as would not be expected to result in a SPAC Material Adverse Effect, (a) there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority and (b) neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and its shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and the SPAC Merger, and directed that this Agreement and the SPAC Merger be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b) The only vote of the holders of any class of share capital of SPAC necessary to approve the Transactions is the affirmative vote (in person or by proxy) of (x) such persons required to pass the Ordinary Resolution Proposals under Cayman Islands Law and the SPAC Formation Documents, being the holders of a simple majority of the issued and outstanding SPAC Ordinary Shares who attend and are entitled to vote at the SPAC Shareholders’ Meeting and vote in favor of the Ordinary Resolution Proposals and (y) such persons required to pass a Special Resolution under Cayman Islands Law and the SPAC Formation Documents, being the holders of at least two-thirds (2/3) of the issued and outstanding SPAC Ordinary Shares who attend and are entitled to vote at the SPAC Shareholders’ Meeting and vote at such SPAC Shareholders’ Meeting in favor of the Special Resolution Proposal (such affirmative votes, together, the “SPAC Shareholder Approval”).

(c) The board of directors of New SPAC, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of New SPAC and its sole shareholder, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the sole shareholder of New SPAC approve this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by Irish Holdco as the sole shareholder of New SPAC.

(d) The approval of Irish Holdco, as the sole shareholder of New SPAC, is the only required shareholder approval necessary for New SPAC to enter into this Agreement and the Transactions, such approval to be by way of written special resolution.

(e) The management board of Irish Holdco has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and its business, taking into account the interests of its sole shareholder and its other stakeholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the general meeting of Irish Holdco approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by general meeting of Irish Holdco. The general meeting of Irish Holdco, consisting of SPAC as the sole shareholder of Irish Holdco, approved this Agreement and the Transactions.

Section 5.11 No Prior Operations. Irish Holdco was formed on July 26, 2021 and New SPAC was formed on July 30, 2021. Since their inception, neither Irish Holdco nor New SPAC has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions. Neither Irish Holdco nor New SPAC has operations, has generated any revenues or has any liabilities other than those incurred in connection with the foregoing or in association with the Transactions. None of the direct or indirect subsidiaries of the SPAC (not including Irish Holdco or New SPAC) has operations, has generated any revenues or has any liabilities other than those incurred in connection with their organization.

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Section 5.12 Brokers. Except as set forth on Section 5.12 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Irish Holdco or New SPAC.

Section 5.13 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $143,750,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $4,375,000 for the Business Combination Transaction Fee, being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of January 26, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by SPAC. There are no separate Contracts (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than shareholders of SPAC who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owned by SPAC as a result of assets of SPAC or interest or other income earned on the assets of SPAC; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to shareholders of SPAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions.

Section 5.14 Employees. Other than any officers as described in the SPAC SEC Reports, SPAC has no employees, and has not retained any contractors, other than consultants and advisors in the Ordinary Course. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC has never and does not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by SPAC, Irish Holdco or New SPAC have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes required to be paid by SPAC, Irish Holdco or New SPAC (whether or not shown on any Tax Return) have been timely paid in full to the appropriate Governmental Authority.

(c) SPAC has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of SPAC for any material Taxes of SPAC, Irish Holdco and New SPAC as of the date of such financial statements that have not been paid.

(d) No outstanding claim, assessment or deficiency against SPAC, Irish Holdco or New SPAC for any material Taxes has been asserted or threatened in writing by any Governmental Authority.

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(e) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to SPAC, Irish Holdco or New SPAC;

(f) None of SPAC, Irish Holdco or New SPAC has received written notice of any claim from a Governmental Authority in a jurisdiction in which SPAC, Irish Holdco or New SPAC does not file Tax Returns stating that SPAC, Irish Holdco or New SPAC is or may be subject to Tax in such jurisdiction.

(g) None of SPAC, Irish Holdco or New SPAC has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h) There are no Liens or encumbrances for material Taxes upon any of the assets of SPAC, Irish Holdco or New SPAC except for Permitted Liens.

(i) Each of SPAC, Irish Holdco and New SPAC have collected or withheld and timely paid to the appropriate Governmental Authority all material Taxes required to have been collected or withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party, and each of SPAC, Irish Holdco, and New SPAC has in all material respects properly received and maintained any and all certificates, forms or other documents required by applicable Tax Law for any exemption from withholding and remitting any Taxes.

(j) None of SPAC, Irish Holdco or New SPAC is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract or arrangement, in each case, other than any Contract or arrangement entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes.

(k) None of SPAC, Irish Holdco or New SPAC has any material liability for the Taxes of any Person (other than SPAC, Irish Holdco or New SPAC) as a result of being a member of an affiliated, aggregate, combined, consolidated or unitary group, fiscal unity or unified group, as a transferee or successor, by Contract (other than any Contract entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes) or otherwise.

(l) None of SPAC, Irish Holdco or New SPAC is a party to any material Tax ruling or similar Tax agreement or arrangement with a Governmental Authority, and none of SPAC, Irish Holdco or New SPAC has any request for a material ruling in respect of Taxes pending between SPAC, Irish Holdco or New SPAC, on the one hand, and any Governmental Authority, on the other hand.

(m) None of SPAC, Irish Holdco or New SPAC is a resident for income tax purposes or has a permanent establishment (within the meaning of any applicable Tax treaty or convention) in a country other than the country in which it is organized or incorporated.

(n) Each of SPAC and Irish Holdco is, and has been since the date of its formation, classified as a corporation for U.S. federal income tax purposes. New SPAC is, and has been since the date of its formation, disregarded as an entity separate from Irish Holdco for U.S. federal income tax purposes. None of SPAC, Irish Holdco and New SPAC has, since the date of its respective formation, entered into a transaction which could result in an inversion subject to Section 7874 of the Code.

Section 5.16 Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “EUSGU.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “EUSG.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “EUSGW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. Other than the Transactions, none of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants under the Exchange Act.

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Section 5.17 Compliance with Laws. SPAC, its officers, directors, and employees and, to the knowledge of SPAC, any agents or other third-party representatives to the extent they act on behalf of SPAC, are currently, and have since its incorporation been, in compliance in all material respects with all applicable anti-corruption laws and neither SPAC, nor any of its officers, directors, or employees nor, to the knowledge of SPAC, any agents or other third-party representatives acting on behalf of SPAC, has, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations) or foreign political party, or to any Government Official, or to any political official or candidate for political office, in order to influence decisions of such Government Official or political official or candidate, or to induce such Government Official or political official or candidate to take or omit to take any action, to secure any improper business advantage, or for any other prohibited purpose (within the meaning of applicable anti-corruption laws), or to any other Person for a prohibited purpose (within the meaning of applicable anti-corruption laws), and SPAC and its officers, directors and employees have conducted their business in compliance with applicable Anti-Money Laundering Laws.

Section 5.18 Private Placement. SPAC shall have delivered to the Company a true, correct and complete copy of each of the fully executed Subscription Agreements as in effect as of the date hereof, pursuant to which the Investors have collectively committed, on the terms and subject to the conditions therein, to purchase an aggregate of 15,600,000 SPAC Ordinary Shares for $10.00 per share for the Private Placement Amount. Each of the Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each Investor, that each such Subscription Agreement has been duly authorized, executed and delivered by each applicable Investor), and as of the date hereof, none of the Subscription Agreements has been withdrawn, rescinded or terminated or otherwise amended or modified in any material respect, and, to SPAC’s knowledge, no such amendment or modification is contemplated as of the date hereof. SPAC is not in material breach of any of the representations or warranties of SPAC, or terms or conditions set forth in any of the Subscription Agreements. No event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material breach or default or failure to satisfy any condition precedent set forth therein (assuming the accuracy of the Investors set forth in each Subscription Agreement). SPAC does not have (i) any knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under any of the Subscription Agreements, (ii) any knowledge of any fact, event or other occurrence that makes any of the representations or warranties of SPAC in any of the Subscription Agreements inaccurate in any material respect and (iii) any knowledge that any of the conditions to the consummation of the transactions contemplated by the Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the Subscription Agreements will not be made available when required thereunder. As of the date of this Agreement, no Investor has notified SPAC in writing of its intention to terminate all or any portion of the Private Placement Amount or not to provide the financing contemplated thereunder. Other than as set forth in the Subscription Agreements delivered to the Company, (i) there are no conditions precedent or contingencies to the obligations of the parties under the Subscription Agreements to make the full Private Placement Amount to SPAC on the terms therein, and (ii) to the knowledge of SPAC, there are no side letters or other Contracts (written, oral or otherwise) related to the Subscription Agreements or the Private Placement, other than those entered into with the placement agents of the Private Placement.

Section 5.19 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the SPAC Disclosure Schedule and the SPAC SEC Report), SPAC, Irish Holdco and New SPAC hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, Irish Holdco, New SPAC and their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Sellers, the Company and their respective Affiliates or any of their respective Representatives by, or on behalf of, SPAC, Irish Holdco or New SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule and the SPAC SEC Report) or in any certificate delivered by SPAC, Irish Holdco or New SPAC pursuant to this Agreement, neither SPAC, Irish Holdco, New SPAC nor any other Person on behalf of SPAC, Irish Holdco or New SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Sellers, the Company, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC, Irish Holdco or New

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SPAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Sellers, the Company, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed. The representations and warranties by SPAC, Irish Holdco and New SPAC solely serve risk allocation purposes in accordance with the rights and remedies of the Sellers and the Company pursuant to this Agreement. The representations and warranties by SPAC, Irish Holdco and New SPAC, in particular, do not constitute any statement or assurance within the meaning of the decisions of the German Federal Supreme Court on statutory disclosure obligations.

Section 5.20 SPAC’s Investigation and Reliance. Each of SPAC, Irish Holdco and New SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by SPAC, Irish Holdco and New SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Irish Holdco, New SPAC and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. None of SPAC, Irish Holdco or New SPAC is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary, any Seller or any of their respective Representatives, except as expressly set forth in Article III or Article IV (as modified by the Sellers Disclosure Schedule and Company Disclosure Schedule, respectively) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company, the Sellers nor any of their respective Affiliates or Representatives shall have any liability to SPAC, Irish Holdco or New SPAC or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, Irish Holdco or New SPAC or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. SPAC, Irish Holdco and New SPAC acknowledge that neither the Company, the Sellers nor any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

Article VI.
CONDUCT OF BUSINESS

Section 6.01 Conduct of Business by the Company.

(a) Each Seller hereby instructs the Company to, and the Company agrees that it shall, and shall cause each Company Subsidiary to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except (1) as may be expressly contemplated by any other provision of this Agreement (including the Additional Financing, which shall be at the sole option of either Seller) or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable) prior to taking such actions), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) conduct their business in the Ordinary Course consistent with past practice; and

(ii) use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees, service partners and consultants of the Company and the Company Subsidiaries and the Sellers, to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other Persons with which the Company or any Company Subsidiary has business relations, and to maintain in effect all Company Permits, Environmental Permits and Insurance Policies (in such amounts and with such deductibles as are currently maintained).

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(b) By way of amplification and not limitation, except (1) as may expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), and (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable), prior to taking such actions), the Company shall not, and the Company shall cause each Company Subsidiary not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change any organizational documents of the Company or any Company Subsidiary;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including any phantom interest), of the Company or any Company Subsidiary; or (B) any material assets of the Company or any Company Subsidiary;

(iii) form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv) declare, set aside, make or pay, or propose to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares, property or otherwise or any combination thereof, with respect to any of its Equity Interests;

(v) adjust, reclassify, combine, split, subdivide, redeem, purchase or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi) acquire or sell (including by merger, amalgamation, consolidation, combination or acquisition of stock or shares or substantially all of the assets or any other business combination) (i) any assets outside the Ordinary Course or (ii) any corporation, partnership, other business organization or any division thereof;

(vii) incur any Indebtedness or enter into any arrangements for a debt or equity offering (other than as contemplated by Section 6.04 or the Company Facilities);

(viii) make payments on the Purchased Loans;

(ix) amend the Affiliate Contracts to the effect increasing the Company’s and the Company Subsidiary’s financial obligations under these agreements unless such amendment is made in the Ordinary Course or in the reasonable opinion of the Company’s management required to fulfill obligations of the Company towards third parties incurred in the Ordinary Course;

(x) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets (other than in connection with the Additional Funding);

(xi) authorize, recommend, propose or announce an intention to adopt a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the liquidation of TP Technology Pool UG);

(xii) other than in the Ordinary Course, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant (including any bonuses or similar awards in connection with the consummation of the Transactions), (B) enter into any new (except as permitted under clause (xi)), or materially amend any existing, employment, retention, pension, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or

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consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) establish or become obligated under any collective bargaining agreement or other Contract with a labor union, trade union, works council, or other representative of employees; (E) hire any new employees holding an executive position (i.e., ‘C-level’ employees); or (F) terminate the employment or service of any employee other than any such termination for cause;

(xiii) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, or is necessary in order to consummate the Transactions, or health and welfare plan renewals in the Ordinary Course;

(xiv) materially amend accounting policies or procedures, other than as required by HGB or IFRS;

(xv) (A) amend any material Tax Return, (B) prepare any material Tax Return in a manner which is not consistent with the past practice of the Company and the Company Subsidiaries with respect to the treatment of items on such Tax Returns, (C) change any material method of Tax accounting, (D) make, change or rescind any material election relating to Taxes, (E) settle or compromise any Tax audit, assessment, claim, controversy or proceeding relating to a material amount of Taxes, (F) agree or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes with any Governmental Authority, or (G) surrender any right to claim a material refund of Taxes;

(xvi) (A) amend or modify or consent to the termination (excluding any expiration in accordance with its terms) of any such Material Contract, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, or (B) enter into any Contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement; provided, however, in the case of (A) and (B) except for Contracts with customers or Suppliers in the Ordinary Course (provided that, the Company shall provide the SPAC with written notice within a reasonable time of any amendment, waiver, modification or consent or the entering into of any such Contract with customers and Suppliers) and except for Contracts in the Ordinary Course that involves consideration paid or payable to or by the Company or any Company Subsidiary of less than €50,000;

(xvii) other than in the Ordinary Course, enter into any Contract or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xviii) intentionally permit any material item of Company-Owned IP or permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xix) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed €250,000 individually or €500,000 in the aggregate;

(xx) enter any new line of business outside of its existing business as of the date hereof; or

(xxi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law (including any fiduciary duties), and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, in accordance with the terms and subject to the conditions hereof, complete control and supervision of its respective operations, as required by Law. In addition to the Additional Funding (including any Additional Financing) or the use of the existing and possible expansion of the Company Facility, the Company may obtain financing from third parties between the date hereof the and Closing if it obtains the prior written consent of each of the Seller and SPAC.

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Section 6.02 Conduct of Business by SPAC, Irish Holdco and New SPAC. Between the date of this Agreement and the Closing or the earlier termination of this Agreement: (a)

(a) except as may otherwise be required by applicable Law or permitted by this Agreement or the Transaction Documents, each of SPAC, Irish Holdco, and New SPAC agree that it shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to materially and adversely affect or materially delay the ability of SPAC, Irish Holdco, and New SPAC from consummating the Transactions, or performing its covenants or agreements contemplated herein in all material respects.

(b) Each of Irish Holdco and SPAC shall use reasonable best efforts to maintain each Subscription Agreement in full force and effect upon the terms and subject to the conditions set forth therein (and Irish Holdco and SPAC shall not take any action to cause any Subscription Agreement not to be in full force and effect upon the terms and subject to the conditions set forth therein and shall not refrain from taking any commercially reasonable action necessary to maintain each Subscription Agreement in full force and effect upon the terms and subject to the conditions set forth therein), provided that each of ADSH, Bosch and the Company acknowledge that Irish Holdco is a party to each Subscription Agreement solely for the limited purpose of section 4 of each Subscription Agreement.

(c) except as may otherwise be required by applicable Law, this Agreement or the Transaction Documents, each of Irish Holdco and SPAC will not (x) permit any of their respective direct or indirect subsidiaries from engaging in any business activities, including entering into any contracts, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed) and (y) dispose any of their interests in any of their direct or indirect subsidiaries.

Section 6.03 Claims Against Trust Account. Each of the Sellers and the Company agrees that, notwithstanding any other provision contained in this Agreement, neither the Company nor the Sellers now has, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Sellers or the Company or their Affiliates on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Sellers and the Company hereby irrevocably waives any Claim it and its Affiliates may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company or the Sellers from pursuing a claim against SPAC, Irish Holdco or New SPAC or any other person (a) for legal relief against monies or other assets of SPAC, Irish Holdco or New SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC, Irish Holdco, New SPAC or any of their respective successor entities in the event this Agreement is terminated for any reason and SPAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. In the event that the Sellers, the Company or any of their respective Affiliates commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Sellers and the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Section 6.04 Additional Funding.

(a) Subject to the limitations of Section 6.04(b), Section 6.04(c) and Section 6.04(d) below, prior to the Closing Date, each Seller agrees to provide additional financial support to the Company , as requested from time to time by the Company in writing, in a manner consistent with such Seller’s obligations as set forth under the provisions of the letter referred to in Section 6.04(a) of the Company Disclosure Schedule (such financial support, the “Additional Funding”). The Company agrees to request Additional Funding from the Sellers described in Section 6.04(a) of the Company Disclosure Schedule, as determined in good faith by the Company’s board of directors. Prior to the Company’s incurrence of any Additional Funding, the Company shall provide written notice to SPAC. Such notice shall include the amount of debt to be incurred by the Company under such Additional Funding, the intended usage for such funds and all related documentation with respect to the Additional Funding. The Sellers and the Company shall in good faith timely respond to any questions SPAC may have with respect to any Additional Funding.

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(b) The Company and the Sellers agree that the terms of the Additional Financing shall be reasonable and substantially similar to previous shareholder loans by and among the Company and the Sellers. For the avoidance of doubt, under no circumstances shall (i) the interest rate for the Additional Financing be more than six percent (6%) per annum, and (ii) the debt under the Additional Financing be convertible into or exchangeable for any Equity Interest in the Company or any Company Subsidiary.

(c) The Additional Funding (including any Additional Financing) made available to the Company under this Section 6.04 shall not exceed the total amount of €18,000,000 and as allocated between the Sellers pursuant to Section 6.04(a) of the Company Disclosure Schedule. Any amount in excess of such amount shall require the consent of SPAC (not to be unreasonably withheld, conditioned or delayed and which consent determination will take into account the ability of the Company to continue to operate in the Ordinary Course).

(d) No Additional Financing amounts may be provided to the Company after the Company Closing Statement has been delivered to SPAC.

Article VII.
ADDITIONAL AGREEMENTS

Section 7.01 Registration Statement.

(a) As promptly as reasonably practicable after the date hereof, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Sellers), and SPAC shall cause Irish Holdco to file with the SEC, a registration statement on Form F-4 in connection with the registration under the Securities Act of Irish Holdco Ordinary Shares, Irish Holdco Public Warrants and the Irish Holdco Founders Warrants to be issued to the security holders of SPAC (excluding the Investors participating in the PIPE Investment with respect to such Investors’ SPAC Ordinary Shares acquired pursuant to and in accordance with the Subscription Agreements) or, as applicable, automatically adjusted pursuant to this Agreement for the benefit of the shareholders of SPAC (as amended from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus with respect to Irish Holdco and which will be used as a proxy statement with respect to the SPAC Shareholders’ Meeting to adopt and approve the Transaction Proposals (as defined below) and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the Nasdaq Capital Market). The Parties agree that SPAC may in its sole discretion decide to file the Registration Statement / Proxy Statement with the SEC on a confidential basis. Each of SPAC, the Company and the Sellers shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, and without limitation, by using its reasonable best efforts to deliver true and complete copies of the audited balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each prepared in accordance with IFRS and audited in accordance with the auditing standards of the PCAOB and the associated audit opinions and consents of the Company’s independent registered public accounting firm); (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC, the Company and the Sellers shall promptly furnish the other all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.01; provided, however, that neither SPAC, the Company nor the Sellers shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law. SPAC shall cause Irish Holdco to promptly advise the Sellers of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Irish Holdco Ordinary Shares for offering or sale in any jurisdiction, and each of SPAC and the Sellers shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

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(b) SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time that the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Closing. If, at any time prior to the Closing, any event or circumstance relating to SPAC, Irish Holdco or New SPAC, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Sellers. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c) Each Seller with respect to the information supplied by such Seller relating to such Seller (and not with respect to the information provided by or relating to the other Seller or the Company) and the Company with respect to the information supplied by the Company relating to the Company represents that such information supplied by such Seller or the Company, as the case may be, expressly for inclusion in the Registration Statement / Proxy Statement, shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time that the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Closing. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company or the Sellers which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company or the Sellers, as applicable, shall promptly inform SPAC. After the Closing, all documents that Irish Holdco is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 7.02 SPAC Shareholders’ Meeting. SPAC shall: (i) take all action necessary under applicable Law and the SPAC Organizational Documents to call, give notice of, convene and hold a meeting of its shareholders (the “SPAC Shareholders’ Meeting”) to seek (A) adoption and approval of this Agreement by the holders of SPAC Ordinary Shares in accordance with applicable Law and exchange rules and regulations, (B) approval of the provisions of the organizational documents of Irish Holdco as such approval may be required under applicable Law, (C) approval of the SPAC Merger, and (D) approval of any other proposals reasonably agreed by SPAC and the Sellers to be necessary or appropriate in connection with the Transactions (such proposals in clauses (A) through (D), together, the “Transaction Proposals”, such proposals in clauses (A), (B), and (D), together, the “Ordinary Resolution Proposals” and such proposal in clause (C), the “Special Resolution Proposal”), which SPAC Shareholders’ Meeting shall be held as promptly as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the SPAC Shareholders’ Meeting. SPAC shall, through the SPAC Board, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board recommends that SPAC’s shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Sellers, the SPAC Board Recommendation (a “Change in Recommendation”); provided, however, that the SPAC Board may make a Change in Recommendation in response to any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction and (B) (x) first occurring after the date hereof or (y) first actually known (and not constructively known) by the SPAC Board following the date hereof, if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law; provided, however, that the SPAC Board may not make a Change in Recommendation unless SPAC notifies the Sellers in writing at least three (3) Business Days before taking that action of its intention to do so, and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to, negotiate with the Sellers in good faith during such three (3) Business Day period (to the extent the Sellers seek to negotiate) regarding any revisions to the terms of the Transactions proposed by the Sellers and,

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following such good faith negotiations, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would continue to be reasonably expected to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, SPAC may adjourn the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to SPAC’s shareholders or, if as of the time for which the SPAC Shareholders’ Meeting is scheduled there are insufficient SPAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, (2) in order to solicit additional proxies from shareholders of SPAC in favor of the adoption of each of the Transaction Proposals or (3) if the SPAC Shareholder Redemption Amount is such that the condition to closing in Section 8.01(e) or Section 8.03(f) would not be satisfied.

Section 7.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing, the Company and SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 7.03 shall be kept confidential in accordance with the Confidentiality Agreement dated March 8, 2021 by and between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.04 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Article IX, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions (including the Additional Financing) shall not be deemed a violation of this Section 7.04. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to the Sellers and the Company, (x) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding Equity Interest in the Company, (y) the sale or transfer of the assets of the Company and its Subsidiaries to any Person, excluding any inventory or immaterial assets sold or transferred in the Ordinary Course, or (z) any merger or business combination between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand and (B) with respect to SPAC, Irish Holdco and New SPAC, any direct or indirect acquisition of assets of business of any person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, such as the “initial business combination” under SPAC’s initial IPO prospectus with any third party. Each Party shall, and shall cause its Subsidiaries and its and their respective

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Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.04 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.04 by such Party. Notwithstanding anything to the contrary herein, if the 2021 Interim Financials have not been delivered to SPAC by the Company on or before November 15, 2021, the obligations of SPAC under this Section 7.04 shall be suspended and of no further force and effect until such time as the 2021 Interim Financials are delivered; provided, however, that SPAC shall notify the Company in writing upon entering into any confidentiality agreement regarding a potential Alternative Transaction and shall not execute a letter of intent or binding agreement with any party with respect to an Alternative Transaction prior to the date that its obligations under this Section 7.04 would have otherwise terminated.

Section 7.05 Employee Matters.

(a) Irish Holdco shall, or shall cause its applicable Subsidiary to, provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Closing (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by Irish Holdco or any of its Subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Closing with the Company or the Company Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Irish Holdco shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by Irish Holdco or any of its Subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Irish Holdco shall honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b) The Parties shall in good faith mutually agree on an equity based incentive plan for Irish Holdco that contains customary terms and covers a customary number of shares for a US publicly traded company, taking into consideration the size and industry of Irish Holdco as well as the applicable legal framework which shall be effective as of the Closing.

(c) The provisions of this Section 7.05 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan of the Company or shall require the Company, SPAC, New SPAC or any of their respective Subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

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Section 7.06 Directors’ and Officers’ Indemnification.

(a) Following the Closing, the articles of association of the Company, SPAC, New SPAC, and Irish Holdco shall not be amended, repealed or otherwise modified with respect to indemnification, advancement or expense reimbursement for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company, SPAC, New SPAC or Irish Holdco (as applicable), unless such modification shall be required by applicable Law. Irish Holdco further agrees that with respect to the provisions of the articles or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, Irish Holdco agrees that it shall indemnify and hold harmless each present and former director and officer of the Company, SPAC, New SPAC and Irish Holdco against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, SPAC, New SPAC or Irish Holdco (as applicable) would have been permitted under applicable Law and the organizational documents of the Company, SPAC, New SPAC or Irish Holdco (as applicable) in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) For a period of six (6) years from the Closing, Irish Holdco shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Company’s directors’ and officers’ primary liability insurance policy (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Irish Holdco be required to pay a premium for such insurance in excess of 200% of the aggregate annual premium attributable to the Company for coverage of the Company under such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”). If the premium of such insurance coverage exceeds the Maximum Annual Premium, then Irish Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier.

(c) Prior to or in connection with the Closing, SPAC shall purchase (which shall be deemed a SPAC Transaction Expense) a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s D&O Insurance policies. Irish Holdco will maintain such SPAC Tail Policy in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder.

(d) Prior to or in connection with the Closing, Irish Holdco shall purchase “go-forward” D&O Insurance to cover the post-Closing directors and officers of Irish Holdco as set forth on Exhibit J. From and after the date of this Agreement, Irish Holdco, SPAC, the Sellers and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 7.06(d), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance. For the avoidance of doubt, after the Closing, the existing directors and officers of the Company shall have continuing coverage for the period prior to the Closing pursuant to and subject to either (i) a go-forward policy purchased by Irish Holdco or (ii) a “tail” insurance policy purchased by the Company, as determined by Irish Holdco after reasonable consultation with the Company.

(e) In the event that Irish Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the surviving company or Irish Holdco, as the case may be, shall succeed to the obligations set forth in this Section 7.06.

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Section 7.07 Notification of Certain Matters. The Sellers shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Sellers, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement and the Transaction Documents, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and Company Subsidiaries, in each case as set forth on Section 7.08 of the Company Disclosure Schedule necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. If after the date hereof, any consents, authorization or approvals under any Material Contracts or Company Permits that were not made available as of the date hereof are identified by a Party, the Parties shall consider in good faith whether such Company Permits or Material Contracts should be included on Section 7.08 of the Company Disclosure Schedule. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall consult with one another as to such action. In accordance with the terms and subject to the conditions of this Agreement and the Transaction Documents, the Parties agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and cause the conditions to the Closing set forth in Article VIII to be satisfied.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Prior to the Closing, Parties shall use reasonable best efforts to cause Irish Holdco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing and immediately after the Closing.

(d) SPAC shall use reasonable best efforts (which shall include seeking specific performance of the Subscription Agreements if required) to (i) consummate at least one (1) Business Day prior to the SPAC Merger Effective Time the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements; (ii) satisfy in all material respects all conditions and covenants applicable to them in the Subscription Agreements and otherwise comply in all material respects with their obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at least one (1) Business Day prior to the SPAC Merger Effective Time; (iv) confer with the Company regarding timing of the PIPE Closing Date (as defined in the Subscription Agreements); (v) deliver notices to the Investors at least five

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(5) Business Days prior to the Closing to cause them to fund their obligations at least three (3) Business Days prior to the date that the Closing is scheduled to occur pursuant to Section 3.1 of the Subscription Agreement and (vi) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable Investors to pay the amounts owed as set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, SPAC shall give the Company and the Sellers prompt written notice: (A) of any request from an Investor for any amendment to its Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any Investor under its Subscription Agreement, to the extent known by such Party; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any Investor under its Subscription Agreement or any related agreement. The Parties shall deliver all notices they are required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment at least one (1) Business Day prior to the SPAC Merger Effective Time.

(e) SPAC shall not amend, modify or waive any provisions of any Subscription Agreement without the prior written consent of the Company and the Sellers; provided, that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent, so long as SPAC has provided to the Company and the Sellers no less than two (2) Business Days after such amendment, modification or waiver has become effective written notice of such amendment, modification or waiver, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces the Private Placement Amount or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions in any material respect to the receipt of the Private Placement.

(f) Prior to the Closing Date, ADSH and the Company shall not amend, modify or terminate the Affiliate Contracts set forth in Section 4.19 of the Companies Disclosure Schedule relating to the performance of administrative and back-office functions of the Company, and ADSH shall continue to perform such services as requested by the Company in accordance with such Affiliate Contracts. ADSH will continue to provide the services contemplated by each such Affiliate Contracts for the duration of any such Affiliate Contract, unless requested by the Company to terminate any such services prior to the termination of an Affiliate Contract in accordance with its terms. The fees payable by the Company under such Affiliate Contracts will be adjusted as of the Closing Date to market standard compensation to be mutually agreed in good faith by the parties to such Affiliate Contracts. Furthermore, ADSH, the Company and Irish Holdco will cooperate with each other to enable the Company (or vendors retained by the Company) to perform such administrative and back-office functions for the Company prior to the termination of the applicable Affiliate Contract.

(g) Each of SPAC, Irish Holdco, ADSH and the Company will use its reasonable best efforts to agree on suitable management service agreements with Mr. Thomas Speidel and Mr. Robert Vogt as officers of Irish Holdco following Closing.

(h) Irish Holdco shall use its best efforts to solicit from the Irish Takeover Panel a rebuttal of the presumption in Rule 3.3(b)(ii) of the Irish Takeover Rules that each of the directors of Irish Holdco is Acting in Concert with each Associated Company at least sixty (60) days prior to any such director of Irish Holdco acquiring an Interest in Securities of Irish Holdco, provided that this Section 7.08(h) will not apply for any directors of Irish Holdco who have a material relationship with an Associated Company but only as regards the Associated Company with which the director has a material relationship.

(i) Irish Holdco shall procure that the terms of appointment of any person appointed to the Irish Holdco Board shall include (i) an obligation for the director, for as long as the presumption in Rule 3.3(b)(ii) of Part A of the Irish Takeover Rules applies to such director vis a vis any Associated Company and has not been rebutted to the satisfaction of the Irish Takeover Panel, to secure the consent in writing of Irish Holdco prior to acquiring any Interest in Securities of Irish Holdco and (ii) a commitment from the director that they will fully co-operate with Irish Holdco and take all action reasonably necessary or appropriate for the purposes of soliciting from the Irish Takeover Panel a rebuttal of the presumption in Rule 3.3(b)(ii) of the Irish Takeover Rules as described in section 7.08(h) of this Agreement.

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Section 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Sellers. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each Party shall use its reasonable best efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties. Furthermore, nothing contained in this Section 7.09 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 7.09.

Section 7.10 Stock Exchange Listing. From the date of this Agreement through the SPAC Merger Effective Time, the Parties shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for SPAC Ordinary Shares to be tradable over, the Nasdaq Capital Market. From the date of this Agreement through the Closing, the Parties shall use reasonable best efforts to have Irish Holdco listed on the Nasdaq Capital Market as of the Closing. SPAC and Irish Holdco shall take all necessary and required action so that Irish Holdco is only deemed a Relevant Company and listed on the Nasdaq Capital Market following both (a) the issuance of the Irish Holdco Ordinary Shares pursuant to the SPAC Merger and (b) the issuance of the Share Consideration pursuant to the Share-for-Share Exchange.

Section 7.11 2021 Interim Financials. The Company shall use its reasonable best efforts to deliver to SPAC, on or before November 15, 2021, true and complete copies of the unaudited balance sheet of the Company as of June 30, 2021, and the related unaudited statements of income and cash flows of the Company for the six month period then ended, prepared in accordance with IFRS and Regulation S-X (the “2021 Interim Financials”).

Section 7.12 Trust Account. At least forty-eight (48) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.13 Release of Seller Security. SPAC and Irish Holdco shall procure that, immediately following Closing, the Sellers and Seller’s Affiliates (excluding the Company Group Members) are released from any comfort letters issued by the Sellers or the Seller’s Affiliate (excluding the Company Group Members) for the benefit of the Company and any Company Subsidiary and any other security or similar credit support granted by the Sellers or the Seller’s Affiliate (excluding the Company Group Members).

Section 7.14 Cash funding of the Company. Irish Holdco shall, as soon as reasonably practicable following Closing, deliver to the Company a cash funding from the Available Cash in an amount of no less than €50,000,000; provided, however, that if the condition to closing set forth in Section 8.03(f) has been waived by the parties entitled to make such waiver, the amount of cash delivered to the Company shall be the result of the following formula: (i) Available Cash minus (ii) Closing Payments minus (iii) $5,000,001.

Section 7.15 Changes to structure; Presence in European Union.

(a) From and after the Closing until January 1, 2025, if Irish Holdco determines, in its sole and absolute discretion, to take any action or steps that could trigger, create or result in any Tax owing under Article 20 to 23 of the German Transformation Tax Act or any gift tax specifically regarding the carve-out restructuring as of 2017/2018 from ADSH to the new founded Company as its subsidiary, subject to Section 7.15(b) then the Sellers and their shareholders shall be entitled to reimbursement by Irish Holdco for all documented taxes that may be owed by the Sellers or their shareholders as a result of the foregoing activities. Irish Holdco shall have no reimbursement obligation under this Section 7.15 for any of the foregoing activities that first occur after January 1, 2025.

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(b) Within thirty (30) Business Days after the Closing, Irish Holdco shall deposit €10,000,000 into an account jointly controlled by Irish Holdco and the Sellers (the “Joint Account”). Irish Holdco shall fund and maintain the balance of the Joint Account pursuant to the terms and subject to the conditions of a mutually-acceptable deposit account control agreement. Notwithstanding Section 7.15(a), but subject to Section 7.15(d), Irish Holdco’s reimbursement obligations under this Section 7.15 shall not exceed €10,000,000.

(c) The Parties further agree that the right to advance profit distribution agreed within § 3 no. 1 of the spin-off agreement between ADSH and the Company dated July 11, 2018 in relation to any tax amortization benefits of the Company that are economically borne by ADSH will remain with ADSH (i.e. the Company shall be obliged to transfer any relevant amounts in accordance with such provision to ADSH). For the avoidance of doubt, the Company shall have no transfer obligations pursuant to this Section 7.15(c) to the extent such amounts have been paid pursuant to Section 7.15(a) and Section 7.15(b).

(d) Any and all amounts payable to Sellers under this Section 7.15 shall be paid net of any and all Taxes (including gift taxes). If any such Taxes, including gift taxes, are payable by a Seller, then Irish Holdco agrees to pay such Seller such additional amount as is necessary to ensure that such Seller will receive the full amount of the relevant payment as if such Tax (and gift tax) had not been payable.

Section 7.16 Intercompany Debt and Payables. From the date hereof until the Closing, the Company and the Company Subsidiaries shall not incur any Intercompany Debt other than the Purchased Loans and the Additional Funding (if applicable). Except as set forth on Section 6.01 of the Company Disclosure Schedule, any Intercompany Payables becoming payable by the Company or any Company Subsidiary after the date hereof through the Closing Date will be on terms consistent with the Ordinary Course. Notwithstanding anything to the contrary in this Section 7.16, ADSH may agree to defer the Company’s repayment of Intercompany Payables for a specified period of time in an amount up to €1,000,000.

Section 7.17 Cash Contributions. Each of ADSH, Bosch and the Company acknowledges and agrees that due to previous cash contributions made only by ADSH to the Company, the Company Shares held by ADSH entitle it to receive preferred dividends or a liquidation preference up to an amount of €4,000,000 and, accordingly, ADSH’s and Bosch’s legal entitlements with respect to the Company’s Shares is acknowledged to be 61.69397% and 38.30603% respectively.

Section 7.18 Insurance. Prior to the Closing, the Company shall cause all Insurance Policies to remain in full force and effect for a period of six (6) months following the Closing; provided, however, to the extent an Insurance Policy cannot be continued for a period of six (6) months following the Closing, the Company shall, prior to the Closing, secure a replacement insurance policy on terms not less favorable than the terms of such current Insurance Policy, however, taking into account that the Company will have to purchase such Insurance Policy on a stand-alone basis and not – as currently – as an insured under an umbrella Insurance Policy held by ADSH. Prior to Closing, the Company shall purchase a cyber-insurance policy for the Company and the Company Subsidiaries that is adequate and suitable for the nature and volume of Personal Information processed by or on behalf of the Company and the Company Subsidiaries and is sufficient for compliance with all applicable Law and contracts to which the Company and the Company Subsidiaries are a party or by which they are bound.

Section 7.19 IRS Filing. After the date hereof, and within 75 days of the date of New SPAC’s formation date, SPAC, Irish Holdco and New SPAC shall cause to be timely filed with respect to New SPAC IRS Form 8832 (Entity Classification Election) electing it to be disregarded as an entity separate from Irish Holdco for US Federal income tax purposes effective as of New SPAC’s date of formation.

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Article VIII.
CONDITIONS TO THE TRANSACTIONS

Section 8.01 Conditions to the Obligations of Each Party. The obligations of Sellers, the Company, SPAC, Irish Holdco and New SPAC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) SPAC Shareholders’ Approval. The Transaction Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Registration Statement / Proxy Statement, applicable Law, the SPAC Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, illegal or otherwise prohibiting consummation of the Transactions.

(c) Stock Exchange Listing. The Irish Holdco Ordinary Shares, the Irish Holdco Public Warrants and the Irish Holdco Founders Warrants shall have been accepted for listing on the Nasdaq Capital Market (subject to the Closing occurring), or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

(d) SPAC Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets after giving effect to the Private Placements (which shall be consummated at least one (1) Business Day before the SPAC Merger Effective Time) and following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents.

(e) Closing Payments Available Cash. The amount of Available Cash shall not be less than an amount equal to the Closing Payments plus $5,000,001.

(f) Composition Agreement/SEAS. Irish Holdco has entered into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the Irish Holdco Ordinary Shares and Irish Holdco Public Warrants, both of which are in full force and effect and are enforceable in accordance with their terms.

(g) Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened in writing by the SEC.

(h) Foreign Private Issuer Status. Each of SPAC and the Sellers shall have received evidence reasonably satisfactory to such Party that Irish Holdco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing and Irish Holdco has not received any written objection to such determination.

Section 8.02 Conditions to the Obligations of SPAC, Irish Holdco and New SPAC. The obligations of SPAC, Irish Holdco and New SPAC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of each Seller in (x) Section 3.03 shall be true and correct in all respects as of the date hereof and the Closing as though made on and as of such date and (y) the other provisions of Article III shall each be true and correct in all material respects (except for those representations and warranties that are qualified by “materiality” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date).

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(ii) The representations and warranties of the Company in (x) Section 4.01, Section 4.02, Section 4.04, Section 4.05(a) and Section 4.21 shall each be true and correct in all material respects (except for those representations and warranties that are qualified by “materiality” or “Company Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 4.03 shall be true and correct in all respects as of the date hereof and the Closing as though made on and as of such date and (z) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. Each Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificates. Each Seller shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of such Seller, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d) with respect to such Seller.

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) Registration Rights Agreement and Lock-Up Agreement. All parties to the Registration Rights Agreement and Lock-Up Agreement (other than Irish Holdco and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto) shall have delivered, or cause to be delivered, to SPAC a copy of the Registration Rights Agreement and the Lock-Up Agreement, each duly executed by all such parties.

Section 8.03 Conditions to the Obligations of Sellers and the Company. The obligations of each Seller and the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC, Irish Holdco and New SPAC contained in (i) Section 5.01, Section 5.02, Section 5.04, Section 5.05(a)(i) and Section 5.12 shall each be true and correct in all material respects (except for those representations and warranties that are qualified by “materiality” or “SPAC Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.03 shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, SPAC, Irish Holdco, New SPAC or their Affiliates and (iii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

Annex A-60

(b) Agreements and Covenants. SPAC, Irish Holdco and New SPAC shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. SPAC shall have delivered to the Sellers a certificate, dated the date of the Closing, signed by the President of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), and Section 8.03(b).

(d) Resignations. The officers of SPAC and the members of the SPAC Board shall have executed written resignations effective as of the SPAC Merger Effective Time.

(e) Registration Rights Agreement and Lock-Up Agreement. Irish Holdco and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto shall have delivered to Sellers a copy of the Registration Rights Agreement and Lock-Up Agreement, each duly executed by such parties.

(f) Available Cash. The amount of Available Cash shall not be less than One Hundred and Fifty Million Dollars ($150,000,000).

Section 8.04 Frustration of Closing Conditions. None of the Sellers, the Company, SPAC, Irish Holdco, or New SPAC may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the SPAC Merger on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of this Agreement.

Article IX.
TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of SPAC, as follows:

(a) by mutual written consent of SPAC and the Sellers;

(b) by either SPAC or the Sellers:

(i) if the Closing shall not have occurred prior to the date that is six (6) months from the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(ii) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; and

(iii) any of the Transaction Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting;

(c) by SPAC if the Sellers or the Company shall have breached or failed to perform any of its representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Sellers or the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC, Irish Holdco and New SPAC are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Sellers or the Company, SPAC may not terminate this Agreement under this Section 9.01(c) for so long as the Sellers and the Company continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the Sellers and the Outside Date.

Annex A-61

(d) by either Seller: upon a breach of any representation, warranty, covenant or agreement on the part of SPAC, Irish Holdco and New SPAC set forth in this Agreement, or if any representation or warranty of SPAC, Irish Holdco and New SPAC shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that such Seller has not waived such Terminating SPAC Breach and the Sellers and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, Irish Holdco and New SPAC, the Sellers may not terminate this Agreement under this Section 9.01(d) for so long as SPAC, Irish Holdco and New SPAC continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by the Sellers to SPAC and the Outside Date.

Section 9.02 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful and material breach of this Agreement by a Party or in the case of fraud.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or as otherwise set forth in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided, the Company shall be solely responsible for all (i) SEC and other regulatory filing or approval fees incurred in connection with the Transactions, including filings fees related to the Registration Statement and Proxy Statement, (ii) filing fees and other approval fees or costs from the Nasdaq Capital Markets in connection with the Transactions and (iii) filing fees and other approval fees or costs in connection with the filings and approvals under the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) in connection with the Transactions; provided, further that if the Closing shall occur, Irish Holdco shall pay or cause to be paid the SPAC Transaction Expenses and procure that the Company shall pay or cause to be paid the Company Transaction Expenses. At the election of either Seller, any Company Transaction Expenses incurred by such Seller prior to the Closing shall be paid or reimbursed by the Company or Irish Holdco to the extent set forth on the Company Closing Statement, at the Closing or promptly following the Closing. The Parties agree and intend to have certain costs caused by and in the context of this Transaction to be directly or indirectly financed by funds raised in the course and as a result of this Transaction. However, to the extent any costs of ADSH are concerned, any such direct or indirect cost reimbursement shall be limited and no claim of ADSH for any such direct or indirect cost reimbursement shall exist if and to the extent any such cost reimbursement would be regarded as other consideration (sonstige Gegenleistung) in the meaning of Section 21 para. 1 sentence 2 no. 2 or Section 22 para. 1 sentence 6 no. 2 German Reorganization Tax Act (UmwStG) that would be harmful for the tax / book value neutrality of (i) the contribution of the business previously conducted by ADSH into the Company by way of contribution agreement with tax effect of December 31, 2017 (buchwertneutrale Einbringung gemäß § 20 UmwStG) and / or (ii) the contribution of the Company Shares held by ADSH to Irish Holdco (qualifizierter Anteilstausch gemäß § 21 UmwStG). Any direct or indirect cost reimbursement actually received by ADSH despite the aforementioned limitation shall be regarded as unjust enrichment of ADSH (ungerechtfertigte Bereicherung) and ADSH shall be obliged to repay any such amount that was received unjustified and without legal basis.

Section 9.04 Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 9.05 Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Sellers or the Company, (ii) waive any inaccuracy in the representations and warranties of the Sellers or the Company contained herein or in any document delivered by the Sellers or the Company pursuant hereto and (iii) waive compliance with any agreement of the Sellers or the Company or any condition to its own obligations contained herein and (b) the Sellers and the Company acting jointly may (i) extend the time for the performance of any obligation or other act of SPAC, Irish Holdco or New SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC, Irish Holdco or New SPAC contained herein or in any document delivered by SPAC, Irish Holdco or New SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC, Irish Holdco or New SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, it being understood that a waiver or extension signed by only one Seller or the Company does not suffice for such waiver or extension being valid. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and

Annex A-62

shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

Article X.
GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC or New SPAC:

c/o European Sustainable Growth Acquisition Corp.
Maples Corporate Services Limited
P.O. Box 309
Ugland House
Grand Cayman KY1-1104
Attention: Pieter Taselaar
Email: ptaselaar@lucernecap.com

with copies to:

Reed Smith LLP
599 Lexington Ave
New York, NY 10022
United States
Attention: Ari Edelman
Email: AEdelman@reedsmith.com

and

Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
United States
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

if to Irish Holdco: ADS-TEC ENERGY PLC 10 Earlsfort Terrace Dublin 2 D02 T380 Ireland Attention: Pieter Taselaar Email: ptaselaar@lucernecap.com with copies to:

Reed Smith LLP
599 Lexington Ave
New York, NY 10022
United States
Attention: Ari Edelman
Email: AEdelman@reedsmith.com

and

Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
United States
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

and

Arthur Cox LLP
10 Earlsfort Terrace
Dublin 2
D02 T380
Ireland
Attention: Connor Manning
Email: connor.manning@arthurcox.com

Annex A-63

if to the Company:

ads-tec Energy GmbH
Heinrich-Hertz-Str. 1
72622 Nürtingen
Germany
Attention: Thomas Speidel
Email: t.speidel@ads-tec.de

and

ads-tec Energy GmbH
Heinrich-Hertz-Str. 1
72622 Nürtingen
Germany
Attention: Steffen Greiner
Email: s.greiner@ads-tec.de

with copies to:

CMS Hasche Sigle Partnerschaft von
Rechtsanwaelten und Steuerberatern mbB
Schoettlestraße 8
70597 Stuttgart
Germany
Attention: Bjoern Demuth
Email: bjoern.demuth@cms-hs.com

and

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
United States
Attention: Edward Tanenbaum
Email: edward.tanenbaum@alston.com

and

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
United States
Attention: Stuart Rogers
Email: stuart.rogers@alston.com

if to ADSH:

ads-tec Holding GmbH
Heinrich-Hertz-Str. 1
72622 Nürtingen
Germany
Attention: Thomas Speidel
Email: t.speidel@ads-tec.de

and

ads-tec Holding GmbH
Heinrich-Hertz-Str. 1
72622 Nürtingen
Germany
Attention: Steffen Greiner
Email: s.greiner@ads-tec.de

with copies to:

CMS Hasche Sigle Partnerschaft von
Rechtsanwaelten und Steuerberatern mbB
Schoettlestraße 8
70597 Stuttgart
Germany
Attention: Bjoern Demuth
Email: bjoern.demuth@cms-hs.com

and

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
United States
Attention: Edward Tanenbaum
Email: edward.tanenbaum@alston.com

and

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
United States
Attention: Stuart Rogers
Email: stuart.rogers@alston.com

Annex A-64

if to Bosch: Bosch Thermotechnik GmbH Sophienstraße 30-32 35576 Wetzlar Germany Attention: Marco Liepe Email: Marco.Liepe@de.bosch.com with a copies to:

Ashurst LLP
Ludwigpalais
Ludwigstraße 8
80539 Munich
Germany
Attention: Volker Germann
Email: Volker.Germann@ashurst.com

and

K&L Gates LLP
70 West Madison Street, Suite 3100
Chicago, Illinois 60602
USA
Attention: Brent Williams
Email: brent.williams@klgates.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing (including Section 2.05, Section 7.08(h), Section 7.13 and Section 7.15) and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. Neither Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons) and Section 7.15 to the extent contemplated therein.

Annex A-65

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State with the exception of (and to the extent mandatorily required) any provisions relating to the shares issuances and governance and administration of Irish Holdco, which shall be governed as to their validity, interpretation and performance by the laws of Ireland and provisions relating to the transfer of the Acquired Shares and the Contributed Shares and governance and administration of either Seller or the Company that are required to be governed by German Law, or any provisions relating to the SPAC Merger or the governance of SPAC or New SPAC that are required to be governed by Cayman law. Each of the Parties hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”). Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Court as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement, were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date shall be automatically extended by: (A) the amount of time during which such Action is pending plus twenty (20) Business Days; or (B) such other time period established by the court presiding over such Action.

Annex A-66

Section 10.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law.

[Signature Page Follows.]

Annex A-67

IN WITNESS WHEREOF, SPAC, Irish Holdco, New SPAC, the Sellers and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EUROPEAN SUSTAINABLE GROWTH ACQUISITION CORP.

By:	/s/ Pieter Taselaar
Name:	Pieter Taselaar
Title:	Co-Chief Executive Officer
ADS-TEC ENERGY PLC

By:	/s/ Pieter Taselaar
Name:	Pieter Taselaar
Title:	Director
EUSG II CORPORATION

By:	/s/ Pieter Taselaar
Name:	Pieter Taselaar
Title:	Director

[SPAC, Irish Holdco and New SPAC Signature Page to Business Combination Agreement]

Annex A-68

BOSCH THERMOTECHNIK GMBH

By:	/s/ Marcia Medendorp
Name:	Marcia Medendorp
Title:	Authorized Signatory
BOSCH THERMOTECHNIK GMBH

By:	/s/ Alexander Breuning
Name:	Alexander Breuning
Title:	Authorized Signatory

[Bosch Signature Page to Business Combination Agreement]

Annex A-69

ADS-TEC HOLDING GMBH

By:	/s/ Thomas Speidel
Name:	Thomas Speidel
Title:	CEO
ADS-TEC ENERGY GMBH

By:	/s/ Thomas Speidel
Name:	Thomas Speidel
Title:	CEO

[ADSH and Company Signature Page to Business Combination Agreement]

Annex A-70

EXHIBIT A

Form of Plan of Merger

[Intentionally omitted.]

Annex A-71

EXHIBIT B

Form of Cash Consideration Transfer Agreement

[Intentionally omitted.]

Annex A-72

EXHIBIT C

Form of Share Consideration and Loan Transfer Agreement

[Intentionally omitted.]

Annex A-73

EXHIBIT D

SPAC Board Resolution

[Intentionally omitted.]

Annex A-74

EXHIBIT E

ADSH Resolution

[Intentionally omitted.]

Annex A-75

EXHIBIT F

Company Resolution

[Intentionally omitted.]

Annex A-76

EXHIBIT G-1

Form of Registration Rights Agreement

[Intentionally omitted.]

Annex A-77

EXHIBIT G-2

Form of Lock-up Agreement

[Intentionally omitted.]

Annex A-78

EXHIBIT H

Form of Irish Holdco Articles of Association

[Intentionally omitted.]

Annex A-79

EXHIBIT I

Capitalization

[Intentionally omitted.]

Annex A-80

EXHIBIT J

Directors and Officers of Irish Holdco

[Intentionally omitted.]

Annex A-81

SCHEDULE A-1

Bosch Knowledge Persons

[Intentionally omitted.]

Annex A-82

SCHEDULE A-2

ADSH Knowledge Persons

[Intentionally omitted.]

Annex A-83

SCHEDULE B

Company Knowledge Persons

[Intentionally omitted.]

Annex A-84

SCHEDULE C

SPAC Knowledge Persons

[Intentionally omitted.]

Annex A-85

Annex B

FORM OF PLAN OF MERGER

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [•] 2021 between EUSG II Corporation (the “Surviving Company”) and European Sustainable Growth Acquisition Corp. (the “Merging Company”).

WHEREAS the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

WHEREAS the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

WHEREAS the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the business combination agreement dated August 10, 2021 and made between, amongst others, the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

NOW THEREFORE, this Plan of Merger provides as follows:

1       The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2       The surviving company (as defined in the Statute) is the Surviving Company.

3       The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4       Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each and the Surviving Company will have one ordinary shares in issue.

5       Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$11,100 divided into 100,000,000 Class A ordinary shares of a par value of US$0.0001 each, 10,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Merging Company will have 14,435,000 Class A ordinary shares and 3,593,750 Class B ordinary shares and in issue.

6       The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7       The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company’s direct parent are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

8       The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9       The Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger.

Annex B-1

10     There are no amounts or benefits which are or shall be paid or payable to any director of either the Merging Company or the Surviving Company consequent upon the Merger.

11     The names and addresses of each director of the Surviving Company are:

11.1  Wilco Gustaaf Jiskoot of Jacob Obrechtstraat 67S 1071 KJ Amsterdam, Netherlands;

11.2  Pieter Taselaar of 158 Dunbar Rd., Palm Beach, FL 33480, United States of America;

11.3  Elaine Grunewald of 73 Arch St, 3rd Floor, Greenwich, CT, 06830, United States of America;

11.4  Lars Thunell of 73 Arch St, 3rd Floor, Greenwich, CT, 06830, United States of America; and

11.5  Karan Trehan of 73 Arch St, 3rd Floor, Greenwich, CT, 06830, United States of America.

12     This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

13     This Plan of Merger has been authorised by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Statute. This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

14     At any time prior to the Effective Date, this Plan of Merger may be:

14.1  terminated by the board of directors of either the Surviving Company or the Merging Company;

14.2  amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)     change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)    effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

15     This Plan of Merger may be executed in counterparts.

16     This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director[1]
EUSG II Corporation	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director[2]
European Sustainable Growth Acquisition Corp.	)

____________

1        Must be signed by a Director.

2        Must be signed by a Director.

Annex B-2

Annexure 1

Business Combination Agreement

Annex B-3

Annexure 2

Memorandum and Articles of Association of the Surviving Company

Annex B-4

Annex C

Companies Act 2014

PUBLIC LIMITED COMPANY

CONSTITUTION

OF

ADS-TEC ENERGY PUBLIC LIMITED COMPANY

MEMORANDUM OF ASSOCIATION

1.            The name of the Company is ADS-TEC ENERGY PUBLIC LIMITED COMPANY.

2.            The Company is a public limited company, registered under Part 17 of the Companies Act 2014.

3.            The objects for which the Company is established are:

3.1          To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

3.2          To carry on the businesses of manufacturer, distributor, wholesaler, retailer, service provider, investor, designer, trader and any other business (except the issuing of policies of insurance) which may seem to the Company’s board of directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

3.3          To carry on all or any of the businesses as aforesaid either as a separate business or as the principal business of the Company.

3.4          To invest and deal with the property of the Company in such manner as may from time to time be determined by the Company’s board of directors and to dispose of or vary such investments and dealings.

3.5          To borrow or raise money or capital in any manner and on such terms and subject to such conditions and for such purposes as the Company’s board of directors shall think fit or expedient, whether alone or jointly and/or severally with any other person or company, including, without prejudice to the generality of the foregoing, whether by the issue of debentures or debenture stock (perpetual or otherwise) or otherwise, and to secure, with or without consideration, the payment or repayment of any money borrowed, raised or owing or any debt, obligation or liability of the Company or of any other person or company whatsoever in such manner and on such terms and conditions as the Company’s board of directors shall think fit or expedient and, in particular by mortgage, charge, lien, pledge or debenture or any other security of whatsoever nature or howsoever described, perpetual or otherwise, charged upon all or any of the Company’s property, both present and future, and to purchase, redeem or pay off any such securities or borrowings and also to accept capital contributions from any person or company in any manner and on such terms and conditions and for such purposes as the Company’s board of directors shall think fit or expedient.

Annex C-1

3.6          To lend and advance money or other property or give credit or financial accommodation to any company or person in any manner either with or without security and whether with or without the payment of interest and upon such terms and conditions as the Company’s board of directors shall think fit or expedient.

3.7          To guarantee, indemnify, grant indemnities in respect of, enter into any suretyship or joint obligation, or otherwise support or secure, whether by personal covenant, indemnity or undertaking or by mortgaging, charging, pledging or granting a lien or other security over all or any part of the Company’s property (both present and future) or by any one or more of such methods or any other method and whether in support of such guarantee or indemnity or suretyship or joint obligation or otherwise, on such terms and conditions as the Company’s board of directors shall think fit, the payment of any debts or the performance or discharge of any contract, obligation or liability of any person or company (including, without prejudice to the generality of the foregoing, the payment of any capital, principal, dividends or interest on any stocks, shares, debentures, debenture stock, notes, bonds or other securities of any person, authority or company) including, without prejudice to the generality of the foregoing, any company which is for the time being the Company’s holding company or another subsidiary (as defined by the Act) of the Company’s holding company or a subsidiary of the Company or otherwise associated with the Company (including any arrangements of the Company or any of its subsidiaries), in each case notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect, from entering into any such guarantee or indemnity or suretyship or joint obligation or other arrangement or transaction contemplated herein.

3.8          To grant, convey, assign, transfer, exchange or otherwise alienate or dispose of any property of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof or for shares, debentures or securities and whether by way of gift or otherwise as the Company’s board of directors shall deem fit or expedient and where the property consists of real property to grant any fee farm grant or lease or to enter into any agreement for letting or hire of any such property for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Company’s board of directors shall deem appropriate.

3.9          To purchase, take on, lease, exchange, rent, hire or otherwise acquire any property and to acquire and undertake the whole or any part of the business and property of any company or person.

3.10        To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting out and improving buildings and conveniences and by planting, paving, draining, farming, cultivating, letting and by entering into building leases or building agreements and by advancing money to and entering into contracts and arrangements of all kinds with builders, contractors, architects, surveyors, purchasers, vendors, tenants and any other person.

3.11        To construct, improve, maintain, develop, work, manage, carry out or control any property which may seem calculated directly or indirectly to advance the Company’s interest and to contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

3.12        To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.13        To engage in currency exchange, interest rate and commodity transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange, interest rate or commodity hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency, interest rate or commodity exposure or any other exposure or for any other purpose.

Annex C-2

3.14        As a pursuit in itself or otherwise and whether for the purpose of making a profit or avoiding a loss or managing a currency, interest rate or commodity exposure or any other exposure or for any other purpose whatsoever, to engage in any currency exchange transactions, interest rate transactions and commodity transactions, derivative and/or treasury transactions and any other financial or other transactions, including (without prejudice to the generality of the foregoing) securitisation, treasury and/or structured finance transactions, of whatever nature in any manner and on any terms and for any purposes whatsoever, including, without prejudice to the generality of the foregoing, any transaction entered into in connection with or for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense, or liability arising, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk or factor affecting the Company’s business, including but not limited to dealings whether involving purchases, sales or otherwise in foreign currency, spot and/or forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and/or any such other currency or interest rate or commodity or other hedging, treasury or structured finance arrangements and such other instruments as are similar to, or derived from any of the foregoing.

3.15        To apply for, establish, create, purchase or otherwise acquire, sell or otherwise dispose of and hold any patents, trademarks, copyrights, brevets d’invention, registered designs, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information and any invention and to use, exercise, develop or grant licences in respect of or otherwise turn to account or exploit the property, rights or information so held.

3.16        To enter into any arrangements with any governments or authorities, national, local or otherwise and to obtain from any such government or authority any rights, privileges and concessions and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

3.17        To establish, form, register, incorporate or promote any company or companies or person, whether inside or outside of Ireland.

3.18        To procure that the Company be registered or recognised whether as a branch or otherwise in any country or place.

3.19        To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction and to engage in any transaction in connection with the foregoing.

3.20        To acquire or amalgamate with any other company or person.

3.21        To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.22        To promote freedom of contract, and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company’s or any other trade or business or providing or safeguarding against the same, or resisting or opposing any strike, movement or organisation which may be thought detrimental to the interests of the Company or its employees and to subscribe to any association or fund for any such purposes.

Annex C-3

3.23        To make gifts to any person or company including, without prejudice to the generality of the foregoing, capital contributions and to grant bonuses to the directors or any other persons or companies who are or have been in the employment of the Company including substitute directors and any other officer or employee.

3.24        To establish and support or aid in the establishment and support of associations, institutions, funds, trusts and conveniences calculated to benefit directors, ex-directors, employees or ex-employees of the Company or any subsidiary of the Company or the dependants or connections of such persons, and to grant pensions and allowances upon such terms and in such manner as the Company’s board of directors think fit, and to make payments towards insurance and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object, or any other object whatsoever which the Company’s board of directors may think advisable.

3.25        To establish and contribute to any scheme for the purchase of shares or subscription for shares in the Company, its holding company or any of its or their respective subsidiaries, to be held for the benefit of the employees or former employees of the Company or any subsidiary of the Company including any person who is or was a director holding a salaried employment or office in the Company or any subsidiary of the Company and to lend or otherwise provide money to the trustees of such schemes or the employees or former employees of the Company or any subsidiary of the Company to enable them to purchase shares of the Company, its holding company or any of its or their respective subsidiaries and to formulate and carry into effect any scheme for sharing the profits of the Company, its holding company or any of its or their respective subsidiaries with its employees and/or the employees of any of its subsidiaries.

3.26        To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business.

3.27        To obtain any Act of the Oireachtas or provisional order for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

3.28        To adopt such means of making known the products of the Company as may seem expedient and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards and donations.

3.29        To undertake and execute the office of trustee and nominee for the purpose of holding and dealing with any property of any kind for or on behalf of any person or company; to act as trustee, nominee, agent, executor, administrator, registrar, secretary, committee or attorney generally for any purpose and either solely or with others for any person or company; to vest any property in any person or company with or without any declared trust in favour of the Company.

3.30        To pay all costs, charges, fees and expenses incurred or sustained in or about the promotion, establishment, formation and registration of the Company.

3.31        To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with any person or company.

3.32        To distribute the property of the Company in specie among the members or, if there is only one, to the sole member of the Company.

3.33        To do all such other things as the Company’s board of directors may think incidental or conducive to the attainment of the above objects or any of them.

Annex C-4

NOTE: it is hereby declared that in this memorandum of association:

a)    the word “company”, except where used in reference to this Company, shall be deemed to include a body corporate, whether a company (wherever formed, registered or incorporated), a corporation aggregate, a corporation sole and a national or local government or other legal entity; and

b)    the word “person”, shall be deemed to include any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns; and

c)    the word “property”, shall be deemed to include, where the context permits, real property, personal property including choses or things in action and all other intangible property and money and all estates, rights, titles and interests therein and includes the Company’s uncalled capital and future calls and all and every other undertaking and asset; and

d)    a word or expression used in this memorandum of association which is not otherwise defined and which is also used in the Companies Act 2014 shall have the same meaning here, as it has in the Companies Act 2014; and

e)    any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms, whether or not followed by the phrases “but not limited to”, “without prejudice to the generality of the foregoing” or any similar expression; and

f)    words denoting the singular number only shall include the plural number and vice versa and references to one gender includes all genders; and

g)    it is intended that the objects specified in each paragraph in this clause shall, except where otherwise expressed in such paragraph, be separate and distinct objects of the Company and shall not be in any way limited or restricted by reference to or inference from the terms of any other paragraph or the order in which the paragraphs of this clause occur or the name of the Company.

4.            The liability of the members is limited.

5.            The authorised share capital of the Company is US$60,000 divided into 500,000,000 Ordinary Shares with a nominal value of US$0.0001 each and 100,000,000 Preferred Shares with a nominal value of US$0.0001 each and €25,000 divided into 25,000 Deferred Ordinary Shares with a nominal value of €1.00 each.

6.            The shares forming the capital, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

Annex C-5

ADS-TEC ENERGY

ARTICLES OF ASSOCIATION

(as amended by Special Resolution dated • October 2021)

Interpretation and general

1.            Sections 83, 84 and 117(9) of the Act shall apply to the Company but, subject to that, the provisions set out in these Articles shall constitute the whole of the regulations applicable to the Company and no other “optional provisions” as defined by section 1007(2) of the Act shall apply to the Company.

2.            In these Articles:

2.1          “Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;

2.2          “Acting in Concert” has the meaning given to it in Rule 2.1(a) and Rule 3.3 of Part A of the Takeover Rules;

2.3          “Adoption Date” means the effective date of adoption of these Articles;

2.4          “Adjourned Meeting” has the meaning given in Article 115.1;

2.5          “Agent” has the meaning given in Article 12.3;

2.6          “Approved Nominee” means a person appointed under contractual arrangements with the Company to hold shares or rights or interests in shares of the Company on a nominee basis;

2.7          “Article” means an article of these Articles;

2.8          “Articles” means these articles of association as from time to time and for the time being in force;

2.9          “Auditors” means the auditors for the time being of the Company;

2.10        “Board” means the board of Directors of the Company;

2.11        “Chairperson” means the person occupying the position of Chairperson of the Board from time to time;

2.12        “Chief Executive Officer” shall include any equivalent office;

2.13        “Clear Days” means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and excluding the day for which notice is being given or on which an action or event for which notice is being given is to occur or take effect;

2.14        “committee” has the meaning given in Article 187;

2.15        “Company” means the company whose name appears in the heading to these Articles;

2.16        “Company Secretary” means the person or persons appointed as company secretary or joint company secretary of the Company from time to time and shall include any assistant or deputy secretary;

2.17        “Concert Party” means, in relation to any person, a party who is deemed or presumed to be Acting in Concert with that person for the purposes of the Takeover Rules;

Annex C-6

2.18        “contested election” has the meaning given in Article 159;

2.19        “Deferred Shares” means the Deferred Ordinary Shares with a nominal value of €1.00 each in the capital of the Company;

2.20        “Directors” means the directors for the time being of the Company or any of them acting as the Board;

2.21        “Director’s Certified Email Address” has the meaning given in Article 190.3;

2.22        “disponee” has the meaning given in Article 46.1;

2.23        “elected by a plurality” has the meaning given in Article 159;

2.24        “electronic communication” has the meaning given to that word in the Electronic Commerce Act 2000 and in addition includes in the case of notices or documents issued on behalf of the Company, such documents being made available or displayed on a website of the Company (or a website designated by the Board);

2.25        “Exchange” means any securities exchange or other system on which the shares of the Company may be listed or otherwise authorised for trading from time to time in circumstances where the Company has approved such listing or trading;

2.26        “Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended;

2.27        “Group” means the Company and its subsidiaries from time to time and for the time being;

2.28        “Independent Directors” has the meaning given in Article 238.4;

2.29        “Institutional Investor” has the meaning given in Article 238.5

2.30        “Interest in a Security” has the meaning given to such term in section 1 of the Irish Takeover Panel Act 1997 and “Interest in Securities” shall be construed accordingly;

2.31        “Interested Person” has the meaning given in Article 238.6;

2.32        “member” means in relation to any share, the member whose name is entered in the Register as the holder of the share or, where the context permits, the members whose names are entered in the Register as the joint holders of shares and shall include a member’s personal representatives in consequence of his or her death or bankruptcy;

2.33        “Memorandum” means the memorandum of association of the Company;

2.34        “Office” means the registered office for the time being of the Company;

2.35        “Ordinary Shares” means the Ordinary Shares with a nominal value of US$0.0001 each in the capital of the Company;

2.36        “Preferred Shares” means the Preferred Shares with a nominal value of US$0.0001 each in the capital of the Company;

2.37        “Proceedings” has the meaning given in Article 253;

2.38        “Redeemable Shares” means redeemable shares as defined by section 64 of the Act;

Annex C-7

2.39        “Re-designation Event” means;

(a)          the transfer of Restricted Voting Ordinary Shares from a Restricted Shareholder to a shareholder or other person who is not a Restricted Shareholder;

(b)          an event whereby a Restricted Shareholder ceases to be restricted from holding an Interest in Securities, by virtue of Rule 9 of the Takeover Rules, except in these circumstances the number of Restricted Voting Ordinary Shares which shall be re-designated as Ordinary Shares shall be the maximum number of Ordinary Shares that can be re-designated without the former Restricted Shareholder becoming a Restricted Shareholder on the Re-designation Event; or

(c)          a Restricted Shareholder of the Company undertaking a Takeover Rules Event and the Takeover Panel consenting to some or all of the Restricted Voting Ordinary Shares being re-designated, in which case only those Restricted Voting Ordinary Shares the re-designation of which has been consented to by the Takeover Panel shall be re-designated as Ordinary Shares;

2.40        “Register” means the register of members of the Company to be kept as required by the Act;

2.41        “Restricted Shareholder” means a member of the Company or other person who is restricted from holding an Interest in Securities without a Takeover Rules Event occurring by virtue of Rule 9 of the Takeover Rules or a member or person who would be so restricted but for the limitations on voting rights set out under Article 7, provided that where two or more persons are deemed or presumed (and such presumption has not been rebutted) to be Acting in Concert for the purpose of Rule 9 of the Takeover Rules, only the person who acquired the Interest in Securities which, but for the application of Article 7, would trigger the Takeover Rules Event shall be deemed to be a Restricted Shareholder in respect only of such number of the person’s Interest in Securities which, but for the application of Article 7, would trigger the Takeover Rules Event.

2.42        “Restricted Voting Ordinary Shares” means

(a)          an Interest in Securities acquired by a Restricted Shareholder where the Restricted Shareholder has not elected for a Takeover Rules Event to occur; or

(a)          Ordinary Shares notified by a Shareholder by at least 10 Business Days’ notice in writing to the Company that it wishes for some or all of its Ordinary Shares to be designated as Restricted Voting Ordinary Shares;

2.43        “Rights” has the meaning given in Article 242;

2.44        “Rights Plan” has the meaning given in Article 241;

2.45        “SEC” means the U.S. Securities and Exchange Commission;

2.46        “Shareholder” means a holder of shares in the capital of the Company;

2.47        “Takeover Panel” means the Irish Takeover Panel established under the Irish Takeover Panel Act 1997;

2.48        “Takeover Rules” means the Takeover Panel Act 1997 Takeover Rules 2013; and

2.49        “Takeover Rules Event” means either of the following events:

(a)          a Restricted Shareholder and/or its Concert Parties (if any) extending an offer to the holders of each class of shares of the Company in accordance with Rule 9 of the Takeover Rules; or

Annex C-8

(b)          the Company obtaining approval of the Takeover Panel for a waiver of Rule 9 of the Takeover Rules in respect of a Restricted Shareholder or any of its Concert Parties (as applicable).

NOTE: it is hereby declared that in these Articles:

a)    the word “company”, except where used in reference to this Company, shall be deemed to include a body corporate, whether a company (wherever formed, registered or incorporated), a corporation aggregate, a corporation sole and a national or local government or other legal entity; and

b)    the word “person”, shall be deemed to include any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns; and

c)    the word “property”, shall be deemed to include, where the context permits, real property, personal property including choses or things in action and all other intangible property and money and all estates, rights, titles and interests therein and includes the Company’s uncalled capital and future calls and all and every other undertaking and asset; and

d)    a word or expression used in the Articles which is not otherwise defined and which is also used in the Act shall have the same meaning here, as it has in the Act; and

e)    any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms, whether or not followed by the phrases “but not limited to”, “without prejudice to the generality of the foregoing” or any similar expression; and

f)    words denoting the singular number only shall include the plural number and vice versa and references to one gender includes all genders.

AUTHORISED SHARE CAPITAL

3.            The authorised share capital of the Company is US$60,000 divided into 500,000,000 Ordinary Shares with a nominal value of US$0.0001 each and 100,000,000 Preferred shares with a nominal value of US$0.0001 each and €25,000 divided into 25,000 Deferred Ordinary Shares with a nominal value of €1.00 each.

RIGHTS ATTACHING TO THE ORDINARY SHARES

4.            The Ordinary Shares shall rank pari passu in all respects and shall:

4.1          subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting and the authority of the Board and chairperson of the meeting to maintain order and security, include the right to attend any general meeting of the Company and to exercise one vote per Ordinary Share held at any general meeting of the Company;

4.2          include the right to participate pro rata in all dividends declared by the Company; and

4.3          include the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

5.            The rights attaching to the Ordinary Shares may be subject to the terms of issue of any series or class of Preferred Shares allotted by the Directors from time to time in accordance with Article 9.

Annex C-9

RESTRICTED VOTING ORDINARY SHARES

6.            If a Restricted Shareholder acquires an Interest in Securities, unless the Restricted Shareholder elects to acquire such Interest in Securities with a Takeover Rules Event occurring, the share certificates to be issued in respect of the Ordinary Shares shall bear a legend making reference to the shares as Restricted Voting Ordinary Shares. A Shareholder may also, by at least 10 Clear Days’ notice in writing to the Company, request that the Company redesignate some or all of its Ordinary Shares as Restricted Voting Ordinary Shares.

7.            The following restrictions shall attach to Restricted Voting Ordinary Shares:

7.1          from the time of issue until a Re-designation Event occurs, the Restricted Voting Ordinary Shares in issue will be designated as Restricted Voting Ordinary Shares and the rights attaching to such shares shall be restricted as set out in this Article 7;

7.2          the Restricted Voting Ordinary Shares shall carry no rights to receive notice of or to attend or vote at any general meeting of the Company;

7.3          save as provided herein, the Restricted Voting Ordinary Shares shall rank pari passu at all times and in all respects with all other Ordinary Shares;

7.4          forthwith upon a Re-designation Event, each holder of Restricted Voting Ordinary Shares that are to be re-designated shall send to the Company the certificates in respect of the Restricted Voting Ordinary Shares held by him or it immediately prior to the Re-designation Event and thereupon, but subject to receipt of such certificates, the Company shall issue to such holders respectively replacement certificates for the Ordinary Shares without a legend making reference to the shares as Restricted Voting Ordinary Shares; and

7.5          re-designation of the Restricted Voting Ordinary Shares shall be effected by way of a deemed automatic re-designation of such shares immediately upon and subject to a Re-designation Event, without the requirement of any approval by the Board or any shareholders of the Company.

8.            Any Restricted Voting Ordinary Shares in issue shall comprise a single class with any other Ordinary Shares in issue.

RIGHTS ATTACHING TO PREFERRED SHARES

9.            The Board is empowered to cause the Preferred Shares to be issued from time to time as shares of one or more series of Preferred Shares, and in the resolution or resolutions providing for the issue of Preferred Shares of each particular series, before issuance, the Board is expressly authorised to fix:

9.1          the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the Board in creating such series) or decreased (but not below the number of shares thereof then in issue) from time to time by resolution of the Board;

9.2          the rate of dividends payable on shares of such series, if any, whether or not and upon what conditions dividends on shares of such series shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate and the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of share capital;

9.3          the terms, if any, on which shares of such series may be redeemed, including without limitation, the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

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9.4          the terms and amount of any sinking fund provided for the purchase or redemption of shares of such series;

9.5          the amount or amounts which shall be paid to the holders of shares of such series in case of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;

9.6          the terms, if any, upon which the holders of shares of such series may convert shares thereof into shares of any other class or classes or of any one or more series of the same class or of another class or classes;

9.7          the voting rights, full or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional Directors in case of dividend arrears or other specified events, or upon other matters;

9.8          whether or not the holders of shares of such series, as such, shall have any pre-emptive or preferential rights to subscribe for or purchase shares of any class or series of shares of the Company, now or hereafter authorised, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe for, shares of any class or series of the Company, now or hereafter authorised;

9.9          the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends, or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, any other class or classes of shares ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding up;

9.10        the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issuance of any additional shares (including additional shares of such series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets upon liquidation; and

9.11        such other rights, preferences and limitations as may be permitted to be fixed by the Board of the Company under the laws of Ireland as in effect at the time of the creation of such series.

10.          The Board is authorised to change the designations, rights, preferences and limitations of any series of Preferred Shares theretofore established, no shares of which have been issued.

11.          The rights conferred upon the member of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of Preferred Shares in accordance with these Articles.

RIGHTS ATTACHING TO DEFERRED SHARES

12.          The Deferred Shares shall have the rights and privileges and be subject to the restrictions set out in this Article 12:

12.1        the Deferred Shares are non-voting shares and do not convey upon the holder the right to be paid a dividend or to receive notice of or to attend, vote or speak at a general meeting;

12.2        the Deferred Shares confer the right on a return of capital, on a winding-up or otherwise, only to the repayment of the nominal value paid up on the Deferred Shares after repayment of the nominal value of the Ordinary Shares; and

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12.3        any Director (the “Agent”) is appointed the attorney of the holder of a Deferred Share, with an irrevocable instruction to the Agent to execute all or any forms of transfer and/or renunciation and/or other documents in the Agent’s discretion in relation to the Deferred Shares in favour of the Company or as it may direct and to deliver such forms of transfer and/or renunciation and/or other documents together with any certificate(s) and/or other documents for registration and to do all such other acts and things as may in the reasonable opinion of the Agent be necessary or expedient for the purpose of, or in connection with, the purchase by the Company of the Deferred Shares for nil consideration or such other consideration as the Board may determine and to vest the said Deferred Shares in the Company.

13.          Without prejudice to any special rights conferred on the members of any existing shares or class of shares and subject to the provisions of the Act, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine.

ALLOTMENT AND ACQUISITION OF SHARES

14.          The following provisions shall apply:

14.1        Subject to the provisions of these Articles relating to new shares, the shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Act) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no share shall be issued at a discount and so that, in the case of shares offered to the public for subscription, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

14.2        Without prejudice to the generality of the powers conferred on the Directors by other paragraphs of these Articles, and subject to any requirement to obtain the approval of the members under any laws, regulations or the rules of any Exchange, the Directors may grant from time to time options to subscribe for the unallotted shares in the capital of the Company to Directors and other persons in the service or employment of the Company or any subsidiary or associate company of the Company on such terms and subject to such conditions as may be approved from time to time by the Directors or by any committee thereof appointed by the Directors for the purpose of such approval and on the terms and conditions required to obtain the approval of any statutory authority in any jurisdiction.

14.3        Subject to the provisions of these Articles including but not limited to Article 6, the Directors are hereby generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities within the meaning of section 1021 of the Act. The maximum amount of relevant securities which may be allotted under the authority hereby conferred shall be the amount of the authorised but unissued share capital of the Company at the Adoption Date. The authority hereby conferred shall expire on the date which is five (5) years after the Adoption Date unless and to the extent that such authority is renewed, revoked or extended prior to such date. The Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such offer or agreement, notwithstanding that the authority hereby conferred has expired.

14.4        The Directors are hereby empowered pursuant to sections 1022 and 1023 of the Act to allot equity securities (within the meaning of the said section 1023) for cash pursuant to the authority conferred by Article 14.3 as if section 1022(1) of the Act did not apply to any such allotment. The authority conferred by this Article 14.4 shall expire on the date which is five (5) years after the Adoption Date, unless previously renewed, varied or revoked; provided that the Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this Article 14.4 had not expired.

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14.5        The Company may issue permissible letters of allotment (as defined by section 1019 of the Act) to the extent permitted by the Act.

14.6        Unless otherwise determined by the Directors or the rights attaching to or by the terms of issue of any particular shares, or to the extent required by the Act, any Exchange, depository or any operator of any clearance or settlement system, no person whose name is entered as a member in the Register shall be entitled to receive a share certificate for any shares of any class held by him or her in the capital of the Company (nor on transferring part of a holding, to a certificate for the balance).

14.7        Any share certificate, if issued, shall specify the number of shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as shall be determined by the Directors. Such certificates may be under seal. All certificates for shares in the capital of the Company shall be consecutively numbered or otherwise identified and shall specify the shares in the capital of the Company to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the Register. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares in the capital of the Company shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process. In respect of a share or shares in the capital of the Company held jointly by several persons, the Company shall not be bound to issue a certificate or certificates to each such person, and the issue and delivery of a certificate or certificates to one of several joint holders shall be sufficient delivery to all such holders. If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating such evidence, as the Directors may prescribe, and, in the case of defacement or wearing out, upon delivery of the old certificate.

15.          The Company:

15.1        may give financial assistance for the purpose of an acquisition of its shares or, where the Company is a subsidiary, its holding company where permitted by sections 82 and 1043 of the Act, and

15.2        is authorised, for the purposes of section 105(4)(a) of the Act, but subject to section 1073 of the Act, to acquire its own shares.

16.          The Directors (and any committee established under Article 186 and so authorised by the Directors and any person so authorised by the Directors or such committee) may without prejudice to Article 168:

16.1        allot, issue, grant options over and otherwise dispose of shares in the Company; and

16.2        exercise the Company’s powers under Article 14,

on such terms and subject to such conditions as they think fit, subject only to the provisions of the Act and these Articles.

17.          Unless the Board determines otherwise, any share in the capital of the Company shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any person (who may or may not be a member) pursuant to which the Company acquires or will acquire a share in the capital of the Company, or an interest in shares in the capital of the Company, from the relevant person, save for an acquisition for nil consideration pursuant to section 102(1)(a) of the Act. In these circumstances, the acquisition of such shares by the Company, save where acquired for nil consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with Chapter 6 of Part 3 of the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any share in the capital of the Company a Redeemable Share.

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VARIATION OF CLASS RIGHTS

18.          Without prejudice to the authority conferred on the Directors pursuant to Article 9 to issue Preferred Shares in the capital of the Company, where the shares in the Company are divided into different classes, the rights attaching to a class of shares may only be varied or abrogated if (a) the holders of 75% in nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation. The quorum at any such separate general meeting, other than an Adjourned Meeting, shall be two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class in question and the quorum at an Adjourned Meeting shall be one person holding or representing by proxy shares of the class in question or that person’s proxy. The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by a purchase or redemption by the Company of its own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

19.          The redemption or purchase of Preferred Shares or any class or series of Preferred Shares shall not constitute a variation of rights of the holders of Preferred Shares.

20.          The issue, redemption or purchase of any of the Preferred Shares shall not constitute a variation of the rights of the holders of Ordinary Shares.

21.          The issue of Preferred Shares or any class or series of Preferred Shares which rank pari passu with, or junior to, any existing Preferred Shares or class of Preferred Shares shall not constitute a variation of the existing Preferred Shares or class of Preferred Shares.

22.          The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

TRUSTS NOT RECOGNISED

23.          Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the member. This shall not preclude (i) the Company from requiring the members or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company, or (ii) the Directors, where they consider it appropriate, providing the information given to the members of shares to the holders of depositary instruments in such shares.

CALLS ON SHARES

24.          The Directors may from time to time make calls upon the members in respect of any consideration unpaid on their shares in the Company (whether on account of the nominal value of the shares or by way of premium), provided that in the case where the conditions of allotment or issuance of shares provide for the payment of consideration in respect of such shares at fixed times, the Directors shall only make calls in accordance with such conditions.

25.          Each member shall (subject to receiving at least thirty days’ notice specifying the time or times and place of payment, or such lesser or greater period of notice provided in the conditions of allotment or issuance of the shares) pay to the Company, at the time or times and place so specified, the amount called on the shares.

26.          A call may be revoked or postponed, as the Directors may determine.

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27.          Subject to the conditions of allotment or issuance of the shares, a call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by instalments if specified in the call.

28.          The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

29.          If the consideration called in respect of a share or in respect of a particular instalment is not paid in full before or on the day appointed for payment of it, the person from whom the sum is due shall pay interest in cash on the unpaid value from the day appointed for payment of it to the time of actual payment of such rate, not exceeding five per cent per annum or such other rate as may be specified by an order under section 2(7) of the Act, as the Directors may determine, but the Directors may waive payment of such interest wholly or in part.

30.          Any consideration which, by the terms of issue of a share, becomes payable on allotment or issuance or at any fixed date (whether on account of the nominal value of the share or by way of premium) shall, for the purposes of these Articles, be deemed to be a call duly made and payable on the date on which, by the terms of issue, that consideration becomes payable, and in the case of non-payment of such a consideration, all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise, shall apply as if such consideration had become payable by virtue of a call duly made and notified.

31.          The Directors may, on the issue of shares, differentiate between the holders of different classes as to the amount of calls to be paid and the times of payment.

32.          The Directors may, if they think fit:

(a)        receive from any member willing to advance such consideration, all or any part of the consideration uncalled and unpaid upon any shares held by him or her; and/or

(b)        pay, upon all or any of the consideration so advanced (until the amount concerned would, but for such advance, become payable) interest at such rate (not exceeding, unless the Company in a general meeting otherwise directs, five per cent per annum or such other rate as may be specified by an order under section 2(7) of the Act) as may be agreed upon between the Directors and the member paying such consideration in advance.

33.          The Company may:

(a)        acting by its Directors, make arrangements on the issue of shares for a difference between the members in the amounts and times of payment of calls on their shares;

(b)        acting by its Directors, accept from any member the whole or a part of the amount remaining unpaid on any shares held by him or her, although no part of that amount has been called up;

(c)        acting by its Directors and subject to the Act, pay a dividend in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(d)        by special resolution determine that any portion of its share capital which has not been already called up shall not be capable of being called up except in the event and for the purposes of the Company being wound up; upon the Company doing so, that portion of its share capital shall not be capable of being called up except in that event and for those purposes.

LIEN

34.          The Company shall have a first and paramount lien on every share (not being a fully paid share) for all consideration (whether immediately payable or not) called, or payable at a fixed time, in respect of that share.

35.          The Directors may at any time declare any share in the Company to be wholly or in part exempt from Article 34.

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36.          The Company’s lien on a share shall extend to all dividends payable on it.

37.          The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless (i) a sum in respect of which the lien exists is immediately payable; and (ii) the following conditions are satisfied:

37.1        a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is immediately payable, has been given to the registered holder of the share for the time being, or the person entitled thereto by reason of his or her death or bankruptcy; and

37.2        a period of 14 days after the date of giving of that notice has expired.

38.          The following provisions apply in relation to a sale referred to in Article 37:

38.1        to give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser of them;

38.2        the purchaser shall be registered as the holder of the shares comprised in any such transfer;

38.3        the purchaser shall not be bound to see to the application of the purchase consideration, nor shall his or her title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale; and

38.4        the proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is immediately payable, and the residue, if any, shall (subject to a like lien for sums not immediately payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

FORFEITURE

39.          If a member of the Company fails to pay any call or instalment of a call on the day appointed for payment of it, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

40.          The notice referred to in Article 39 shall:

40.1        specify a further day (not earlier than the expiration of 14 days after the date of service of the notice) on or before which the payment required by the notice is to be made; and

40.2        state that, if the amount concerned is not paid by the day so specified, the shares in respect of which the call was made will be liable to be forfeited.

41.          If the requirements of the notice referred to in Article 40 are not complied with, any share in respect of which the notice has been served may at any time after the day so specified (but before, should it occur, the payment required by the notice has been made) be forfeited by a resolution of the Directors to that effect.

42.          On the trial or hearing of any action for the recovery of any money due for any call, it shall be sufficient to prove that the name of the member sued is entered in the Register as the holder, or one of the holders, of the shares in the capital of the Company in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

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43.          A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

44.          A person whose shares have been forfeited shall cease to be a member of the Company in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all consideration which, at the date of forfeiture, were payable by him or her to the Company in respect of the shares, but his or her liability shall cease if and when the Company shall have received payment in full of all such consideration in respect of the shares.

45.          A statement in writing that the maker of the statement is a Director or the Company Secretary, and that a share in the Company has been duly forfeited on a date stated in the statement, shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share.

46.          The following provisions apply in relation to a sale or other disposition of a share referred to in Article 43:

46.1        the Company may receive the consideration, if any, given for the share on the sale or other disposition of it and may execute a transfer of the share in favour of the person to whom the share is sold or otherwise disposed of (the “disponee”);

46.2        upon such execution, the disponee shall be registered as the holder of the share; and

46.3        the disponee shall not be bound to see to the application of the purchase consideration, if any, nor shall his or her title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

47.          The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share in the capital of the Company, becomes payable at a fixed time, whether on account of the nominal value of the share in the capital of the Company or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

48.          The Directors may accept the surrender of any share in the capital of the Company which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share in the capital of the Company shall be treated as if it has been forfeited.

VARIATION OF COMPANY CAPITAL

49.          Subject to the provisions of these Articles, the Company may, by ordinary resolution and in accordance with section 83 of the Act, do any one or more of the following, from time to time:

49.1        consolidate and divide all or any of its classes of shares into shares of a larger nominal value than its existing shares;

49.2        subdivide its classes of shares, or any of them, into shares of a smaller nominal value, so however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

49.3        increase the nominal value of any of its shares by the addition to them of any undenominated capital;

49.4        reduce the nominal value of any of its shares by the deduction from them of any part of that value, subject to the crediting of the amount of the deduction to undenominated capital, other than the share premium account;

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49.5        without prejudice or limitation to Articles 89 to 94 and the powers conferred on the Directors thereby, convert any undenominated capital into shares for allotment as bonus shares to holders of existing shares;

49.6        increase its share capital by new shares of such amount as it thinks expedient; or

49.7        cancel shares of its share capital which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

50.          Subject to the provisions of these Articles, the Company may:

50.1        by special resolution, and subject to the provisions of the Act governing the variation of rights attached to classes of shares and the amendment of these Articles, convert any of its shares into Redeemable Shares; or

50.2        by special resolution, and subject to the provisions of the Act (or as otherwise required or permitted by applicable law) alter or add to the Memorandum with respect to any objects, powers or other matters specified therein or alter or add to these Articles.

REDUCTION OF COMPANY CAPITAL

51.          The Company may, in accordance with the provisions of sections 84 to 87 of the Act, reduce its company capital in any way it thinks expedient and, without prejudice to the generality of the foregoing, may thereby:

51.1        extinguish or reduce the liability on any of its shares in respect of share capital not paid up;

51.2        either with or without extinguishing or reducing liability on any of its shares, cancel any paid up company capital which is lost or unrepresented by available assets; or

51.3        either with or without extinguishing or reducing liability on any of its shares, pay off any paid up company capital which is in excess of the wants of the Company.

Unless the special resolution provides otherwise, a reserve arising from the reduction of company capital is to be treated for all purposes as a realised profit in accordance with section 117(9) of the Act. Nothing in this Article 51 shall, however, prejudice or limit the Company’s ability to perform or engage in any of the actions described in section 83(1) of the Act by way of ordinary resolution only.

TRANSFER OF SHARES

52.          Subject to the Act and to the provisions of these Articles as may be applicable, any member may transfer all or any of his shares (of any class) by an instrument of transfer in the usual common form or in any other form which the Board may from time to time approve. The instrument of transfer may be endorsed on the certificate.

53.          The instrument of transfer of a share shall be signed by or on behalf of the transferor and, if the share is not fully paid, by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect of it. All instruments of transfer may be retained by the Company.

54.          The instrument of transfer of any share may be executed for and on behalf of the transferor by the Company Secretary or any other party designated by the Board for such purpose, and the Company Secretary or any other party designated by the Board for such purpose shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares

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and the price per share, shall, once executed by the transferor or the Company Secretary or any other party designated by the Board for such purpose as agent for the transferor, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the member holding the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

55.          The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) to the extent permitted by section 1042 of the Act, claim a first and paramount lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

56.          The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

57.          The Board may, in its absolute discretion and without assigning any reason for its decision, decline to register any transfer of any share which is not a fully-paid share. The Board may also decline to register any transfer if:

57.1        the instrument of transfer is not duly stamped, if required, and lodged at the Office or any other place as the Board may from time to time specify for the purpose, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

57.2        the instrument of transfer is in respect of more than one class of share;

57.3        the instrument of transfer is in favour of more than four persons jointly;

57.4        it is not satisfied that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; or

57.5        it is not satisfied that the transfer would not violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party or subject.

58.          Subject to any directions of the Board from time to time in force, the Company Secretary or any other party designated by the Board for such purpose may exercise the powers and discretions of the Board under Article 57, Article 81, Article 88 and Article 90.

59.          If the Board declines to register a transfer it shall, within one month after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

60.          No fee shall be charged by the Company for registering any transfer or for making any entry in the Register concerning any other document relating to or affecting the title to any share (except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed on it in connection with such transfer or entry).

Annex C-19

TRANSMISSION OF SHARES

61.          In the case of the death of a member, the survivor or survivors, where the deceased was a joint holder, and the personal representatives of the deceased where he or she was a sole holder, shall be the only persons recognised by the Company as having any title to his or her interest in the shares.

62.          Nothing in Article 61 shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him or her with other persons.

63.          Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject to Article 64, elect either: (a) to be registered himself or herself as holder of the share; or (b) to have some person nominated by him or her (being a person who consents to being so registered) registered as the transferee thereof.

64.          The Directors shall, in either of those cases, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his or her death or bankruptcy, as the case may be.

65.          If the person becoming entitled as mentioned in Article 63: (a) elects to be registered himself or herself, the person shall furnish to the Company a notice in writing signed by him or her stating that he or she so elects; or (b) elects to have another person registered, the person shall testify his or her election by executing to that other person a transfer of the share.

66.          All the limitations, restrictions and provisions of Articles 61 to 65 shall be applicable to a notice or transfer referred to in Article 65 as if the death or bankruptcy of the member concerned had not occurred and the notice or transfer were a transfer signed by that member.

67.          Subject to Article 68 and Article 69, a person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he or she would be entitled if he or she were the registered holder of the share.

68.          A person referred to in Article 67 shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

69.          The Directors may at any time serve a notice on any such person requiring the person to make the election provided for by Article 63 and, if the person does not make that election (and proceed to do, consequent on that election, whichever of the things mentioned in Article 65 is appropriate) within ninety days after the date of service of the notice, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

70.          The Company may charge a fee not exceeding €10 on the registration of every probate, letters of administration, certificate of death, power of attorney, notice as to stock or other instrument or order.

71.          The Directors may determine such procedures as they shall think fit regarding the transmission of shares in the Company held by a body corporate that are transmitted by operation of law in consequence of a merger or division.

CLOSING REGISTER OR FIXING RECORD DATE

72.          For the purpose of determining members entitled to notice of or to vote at any meeting of members or any adjournment thereof, or members entitled to receive payment of any dividend, or in order to make a determination of members for any other proper purpose, the Board may provide, subject to the requirements of section 174 of the Act, that the Register shall be closed for transfers at such times and for such periods, not exceeding in the whole thirty days in each year. If the Register shall be so closed for the purpose of determining members entitled to notice of, or to vote at, a meeting of members, such Register shall, subject to applicable law and Exchange rules, be so closed for at least five days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

Annex C-20

73.          In lieu of, or apart from, closing the Register, the Board may fix in advance a date as the record date (a) for any such determination of members entitled to notice of or to vote at a meeting of the members, which record date shall not, subject to applicable law and Exchange rules, be more than sixty days before the date of such meeting, and (b) for the purpose of determining the members entitled to receive payment of any dividend or other distribution, or in order to make a determination of members for any other proper purpose, which record date shall not, subject to applicable law and Exchange rules, be more than sixty days prior to the date of payment of such dividend or other distribution or the taking of any action to which such determination of members is relevant.

74.          If the Register is not so closed and no record date is fixed for the determination of members entitled to notice of or to vote at a meeting of members, the date immediately preceding the date on which notice of the meeting is deemed given under these Articles shall be the record date for such determination of members. Where a determination of members entitled to vote at any meeting of members has been made as provided in these Articles, such determination shall apply to any adjournment thereof; provided, however, that the Directors may fix a new record date of the Adjourned Meeting, if they think fit.

DIVIDENDS

75.          The Company in a general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors. Any general meeting declaring a dividend and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or interim dividend wholly or partly by the distribution of specific assets including paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution.

76.          The Directors may from time to time:

76.1        pay to the members such dividends (whether as either interim dividends or final dividends) as appear to the Directors to be justified by the profits of the Company, subject to section 117 and Chapter 6 of Part 17 of the Act;

76.2        before declaring any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion either be employed in the business of the Company or be held as cash or cash equivalents or invested in such investments as the Directors may lawfully determine; and

76.3        without placing the profits of the Company to reserve, carry forward any profits which they may think prudent not to distribute.

77.          Unless otherwise specified by the Directors at the time of declaring a dividend, the dividend shall be a final dividend.

78.          Where the Directors specify that a dividend is an interim dividend at the time it is declared, such interim dividend shall not constitute a debt recoverable against the Company and the declaration may be revoked by the Directors at any time prior to its payment provided that the holders of the same class of share are treated equally on any revocation.

79.          Subject to the rights of persons, if any, entitled to shares with special rights as to dividend (and to the rights of the Company under Articles 34 to 38 and Article 81) all dividends shall be declared and paid such that shares of the same class shall rank equally irrespective of the premium credited as paid up on such shares.

80.          If any share is issued on terms providing that it shall rank for a dividend as from a particular date, such share shall rank for dividend accordingly.

81.          The Directors may deduct from any dividend payable to any member, all sums of money (if any) immediately payable by him or her to the Company on account of calls or otherwise in relation to the shares of the Company.
Annex C-21

82.          The Directors when declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and, in particular, paid up shares, debentures or debenture stock of any other company or in any one or more of such ways.

83.          Where any difficulty arises in regard to a distribution, the Directors may settle the matter as they think expedient and, in particular, may:

83.1        issue fractional certificates (subject always to the restriction on the issue of fractional shares) and fix the value for distribution of such specific assets or any part of them;

83.2        determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties; and

83.3        vest any such specific assets in trustees as may seem expedient to the Directors.

84.          Any dividend, interest or other moneys payable in cash in respect of any shares may be paid:

84.1        by cheque or negotiable instrument sent by post directed to or otherwise delivered to the registered address of the holder, or where there are joint holders, to the registered address of that one of the joint holders who is first named on the register or to such person and to such address as the holder or the joint holders may in writing direct; or

84.2        by transfer to a bank account nominated by the payee or where such an account has not been so nominated, to the account of a trustee nominated by the Company to hold such moneys,

provided that the debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

85.          Any such cheque or negotiable instrument referred to in Article 84 shall be made payable to the order of the person to whom it is sent.

86.          Any one of two or more joint holders may give valid receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders, whether paid by cheque or negotiable instrument or direct transfer.

87.          No dividend shall bear interest against the Company.

88.          If the Directors so resolve, any dividend or distribution which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend, distribution or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

BONUS ISSUE OF SHARES

89.          Any capitalisation provided for in Articles 90 to 94 inclusive will not require approval or ratification by the members.

90.          The Directors may resolve to capitalise any part of a relevant sum (within the meaning of Article 91) by applying such sum in paying up in full unissued shares of a nominal value or nominal value and premium, equal to the sum capitalised, to be allotted and issued as fully paid bonus shares, to those members of the Company who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions).

91.          For the purposes of Article 90, “relevant sum” means: (a) any sum for the time being standing to the credit of the Company’s undenominated capital; (b) any of the Company’s profits available for distribution; (c) any sum representing unrealised revaluation reserves; or (d) a merger reserve or any other capital reserve of the Company.

Annex C-22

92.          The Directors may in giving effect to any resolution under Article 90 make: (a) all appropriations and applications of the undivided profits resolved to be capitalised by the resolution; and (b) all allotments and issues of fully paid shares, if any, and generally shall do all acts and things required to give effect to the resolution.

93.          Without limiting Article 92, the Directors may:

93.1        make such provision as they think fit for the case of shares becoming distributable in fractions (and, again, without limiting the foregoing, may sell the shares represented by such fractions and distribute the net proceeds of such sale amongst the members otherwise entitled to such fractions in due proportions);

93.2        authorise any person to enter, on behalf of all the members concerned, into an agreement with the Company providing for the allotment to them, respectively credited as fully paid up, of any further shares to which they may become entitled on the capitalisation concerned or, as the case may require, for the payment by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all the members concerned.

94.          Where the Directors have resolved to approve a bona fide revaluation of all the fixed assets of the Company, the net capital surplus in excess of the previous book value of the assets arising from such revaluation may be: (a) credited by the Directors to undenominated capital, other than the share premium account; or (b) used in paying up unissued shares of the Company to be issued to members as fully paid bonus shares.

GENERAL MEETINGS – GENERAL

95.          Subject to Article 96, the Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it; and not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next.

96.          The Company will hold its first annual general meeting within eighteen months of its incorporation.

97.          The annual general meeting shall be held in such place and at such time as the Directors shall determine.

98.          All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

99.          The Directors may, whenever they think fit, convene an extraordinary general meeting. An extraordinary general meeting shall also be convened by the Directors on the requisition of members, or if the Directors fail to so convene an extraordinary general meeting, such extraordinary general meeting may be convened by the requisitioning members, in each case in accordance with section 178(3) to (7) of the Act.

100.        If at any time the number of Directors is less than two, any Director or any member that satisfies the criteria thereunder, may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

101.        An annual general meeting or extraordinary general meeting of the Company may be held outside of Ireland. The Company shall make, at its expense, all necessary arrangements to ensure that members can by technological means participate in any such meeting without leaving Ireland.

102.        A general meeting of the Company may be held in two or more venues (whether inside or outside of Ireland) at the same time using any technology that provides members, as a whole, with a reasonable opportunity to participate, and such participation shall be deemed to constitute presence in person at the meeting.

Annex C-23

NOTICE OF GENERAL MEETINGS

103.        The only persons entitled to notice of general meetings of the Company are:

103.1      the members;

103.2      the personal representatives of a deceased member, which member would but for his death be entitled to vote;

103.3      the assignee in bankruptcy of a bankrupt member of the Company (being a bankrupt member who is entitled to vote at the meeting);

103.4      the Directors and Company Secretary; and

103.5      unless the Company is entitled to and has availed itself of the audit exemption under the Act, the Auditors (who shall also be entitled to receive other communications relating to any general meeting which a member is entitled to receive).

104.        Subject to the provisions of the Act allowing a general meeting to be called by shorter notice, an annual general meeting and an extraordinary general meeting called for the passing of a special resolution shall be called by at least twenty-one days’ notice. Any other extraordinary general meeting shall also be called by at least twenty-one days’ notice, except that it may be called by fourteen days’ notice where:

104.1      all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means at the meeting; and

104.2      a special resolution reducing the period of notice to fourteen days has been passed at the immediately preceding annual general meeting, or at a general meeting held since that meeting.

105.        Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend, speak, ask questions and vote is entitled to appoint a proxy to attend, speak, ask questions and vote in his place and that a proxy need not be a member of the Company. Every notice shall specify such other details as are required by applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange. Subject to any restrictions imposed on any shares, the notice shall be given to all the members and to the Directors and Auditors.

106.        The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

107.        In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive such notice shall not invalidate any resolution passed or any proceeding at any such meeting. A member present, either in person or by proxy, at any general meeting of the Company or of the holders of any class of shares in the Company will be deemed, subject to Article 110, to have received notice of that meeting and, where required, of the purpose for which it was called.

108.        Where, by any provision contained in the Act, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than twenty-eight days (or such shorter period as the Act permits) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Act.

109.        In determining the correct period of notice for a general meeting, only Clear Days shall be counted.

Annex C-24

110.        Whenever any notice is required to be given by law or by these Articles to any person or persons, a waiver thereof in writing, signed by the person or persons entitled to the notice whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

WRITTEN RESOLUTIONS OF THE MEMBERS

111.        For so long as the Company has more than one shareholder, unanimous consent of the holders of the Ordinary Shares shall be required before the shareholders may act by way of written resolution in lieu of holding a meeting.

112.        112.1      Except in the case of the removal of statutory auditors or Directors and subject to the Act and the provisions of Article 111, anything which may be done by resolution in general meeting of all or any class or resolution in writing, signed by all of the holders or any class thereof or their proxies (or in the case of a holder that is a corporation (whether or not a company within the meaning of the Acts) on behalf of such holder) being all of the holders of the Company or any class thereof, who at the date of the resolution in writing would be entitled to attend a meeting and vote on the resolution shall be valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company or any class thereof duly convened and held, and if described as a Special Resolution shall be deemed to be a Special Resolution within the meaning of the Acts. Any such resolution in writing may be signed in as many counterparts as may be necessary.

112.2      For the purposes of any written resolution under Article 112, the date of the resolution in writing is the date when the resolution is signed by, or on behalf of, the last holder to sign and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this section, a reference to such date.

112.3      A resolution in writing made in accordance with Article 112 is valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of holders of the Company, as the case may be. A resolution in writing made in accordance with this section shall constitute minutes for the purposes of the Act and these Articles.

113.        At any time that the Company is a single-member company, its sole member may pass any resolution as a written decision in accordance with section 196 of the Act.

QUORUM FOR GENERAL MEETINGS

114.        Two members present in person or by proxy and having the right to attend and vote at the meeting and together holding shares representing more than 50% of the votes that may be cast by all members at the relevant time shall be a quorum at a general meeting; provided, however, that at any time when the Company is a single-member company, one member of the Company present in person or by proxy at a general meeting of it shall be a quorum.

115.        If within 15 minutes (or such greater time determined by the chairperson) after the time appointed for a general meeting a quorum is not present, then:

115.1      the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine (the “Adjourned Meeting”); and

115.2      if at the Adjourned Meeting a quorum is not present within half an hour (or such greater time determined by the chairperson) after the time appointed for the meeting, the members present shall be a quorum.

Annex C-25

PROXIES

116.        Every member entitled to attend, speak, ask questions and vote at a general meeting may appoint a proxy or proxies to attend, speak, ask questions relating to items on the agenda and vote on his behalf and may appoint more than one proxy to attend, speak, ask questions and vote at the same general meeting provided that, where a member appoints more than one proxy in relation to a general meeting, each proxy must be appointed to exercise the rights attached to different shares held by that member.

117.        The appointment of a proxy shall be in writing in any usual form or in any other form which the Directors may approve and shall be signed by or on behalf of the appointor. The signature on such appointment need not be witnessed. A body corporate may sign a form of proxy under its common seal or under the hand of a duly authorised officer thereof or in such other manner as the Directors may approve. A proxy need not be a member of the Company. A member shall be entitled to appoint a proxy by electronic means, to an address specified by the Company. The proxy form must make provision for three-way voting (i.e., to allow votes to be cast for or against a resolution or to be withheld) on all resolutions intended to be proposed, other than resolutions which are merely procedural. An instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative (other than a standing proxy or representative) together with such evidence as to its due execution as the Board may from time to time require, may be returned to the address or addresses stated in the notice of meeting or Adjourned Meeting or any other information or communication by such time or times as may be specified in the notice of meeting or Adjourned Meeting or in any other such information or communication (which times may differ when more than one place is so specified) or, if no such time is specified, at any time prior to the holding of the relevant meeting or Adjourned Meeting at which the appointee proposes to vote, and, subject to the Act, if not so delivered the appointment shall not be treated as valid.

BODIES CORPORATE ACTING BY REPRESENTATIVES AT MEETINGS

118.        Any body corporate which is a member, or a proxy for a member, of the Company may by resolution of its directors or other governing body authorise such person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or of any class of members of the Company and, subject to evidence being furnished to the Company of such authority as the Directors may reasonably require, any person(s) so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company or, where more than one such representative is so authorized, all or any of the rights attached to the shares in respect of which he is so authorised. Where a body corporate appoints more than one representative in relation to a general meeting, each representative must be appointed to exercise the rights attached to different shares held by that body corporate.

RECEIPT OF PROXY APPOINTMENTS

119.        Where the appointment of a proxy and any authority under which it is signed or a copy certified notarially or in some other way approved by the Directors is to be received by the Company:

119.1      in physical form, it shall be deposited at the Office or (at the option of the member) at such other place or places (if any) as may be specified for that purpose in or by way of note to the notice convening the meeting;

119.2      in electronic form, it may be so received where an address has been specified by the Company for the purpose of receiving electronic communications:

(a)          in the notice convening the meeting; or

(b)          in any appointment of proxy sent out by the Company in relation to the meeting; or

(c)          in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

Annex C-26

provided that it is so received by the Company no later than 3 hours, or such other time as may be communicated to the members, before the time for holding the meeting or Adjourned Meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or Adjourned Meeting) for the taking of the poll at which it is to be used, at which the person named in the proxy proposes to vote and in default shall not be treated as valid or, in the case of a meeting which is adjourned to, or a poll which is to be taken on, a date not later than the record date applicable to the meeting which was adjourned or the poll, it shall be sufficient if the appointment of a proxy and any such authority and certification thereof as aforesaid is so received by the Company at the commencement of the Adjourned Meeting or the taking of the poll. An appointment of a proxy relating to more than one meeting (including any adjournment thereof) having once been so received for the purposes of any meeting shall not be required to be delivered, deposited or received again for the purposes of any subsequent meeting to which it relates.

EFFECT OF PROXY APPOINTMENTS

120.        Effect of proxy appointments:

120.1      Receipt by the Company of an appointment of a proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. However, if that member votes at the meeting or at any adjournment thereof, then as regards to the resolution(s) any proxy notice delivered to the Company by or on behalf of that same member shall on a poll, be invalid to the extent that such member votes in respect of the shares to which the proxy notice relates.

120.2      An appointment of a proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates and shall be deemed to confer authority to speak at a general meeting and to demand or join in demanding a poll.

121.        A proxy shall have the right to exercise all or any of the rights of his appointor, or (where more than one proxy is appointed) all or any of the rights attached to the shares in respect of which he is appointed as the proxy to attend, and to speak and vote, at a general meeting of the Company. Unless his appointment provides otherwise, a proxy may vote or abstain at his discretion on any resolution put to the vote.

EFFECT OF REVOCATION OF PROXY OR OF AUTHORISATION

122.        A vote given or poll demanded in accordance with the terms of an appointment of a proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the previous death, insanity or winding up of the principal, or the revocation of the appointment of a proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or the transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no notice in writing (whether in electronic form or otherwise) of such death, insanity, winding up, revocation or transfer is received by the Company at the Office before the commencement of the meeting.

123.        The Directors may send to the members, at the expense of the Company, by post, electronic mail or otherwise, forms for the appointment of a proxy (with or without reply paid envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative. If, for the purpose of any meeting, invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote thereat by proxy, but the accidental omission to issue such invitations to, or the non-receipt of such invitations by, any member shall not invalidate the proceedings at any such meeting.

THE BUSINESS OF GENERAL MEETINGS

124.        All business shall be deemed to be special business that is transacted at an extraordinary general meeting or that is transacted at an annual general meeting other than, in the case of an annual general meeting, the business specified in Article 128 which shall be ordinary business.

Annex C-27

125.        At any meeting of the members, only such business shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual general meeting, business must be:

125.1      specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board;

125.2      otherwise properly brought before the meeting by or at the direction of the Board; or

125.3      otherwise properly brought before the meeting by a member.

126.        Without prejudice to any procedure which may be permitted under the Act, for business to be properly brought before an annual general meeting by a member, the member must have given timely notice thereof in writing to the Company Secretary. To be timely, a member’s notice must be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, notice by the member to be timely must be so received not earlier than the 90th day prior to such annual general meeting and not later than the close of business on the later of (i) the 60th day prior to such annual general meeting or (ii) the tenth day following the date on which notice of the date of the annual general meeting was mailed or public disclosure thereof was made by the Company, whichever event in this clause (ii) first occurs. For the avoidance of doubt, in no event shall the adjournment or postponement of any general meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a member’s notice to the Company Secretary pursuant to this Article 126. Each such notice shall set forth as to each matter the member proposes to bring before the annual general meeting:

126.1      a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the meeting;

126.2      the name and address, as they appear on the Register, of the member proposing such business;

126.3      the class, series and number of shares of the Company which are beneficially owned by the member;

126.4      whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of the member with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of the member, and if so, a summary of the material terms thereof; and

126.5      any material interest of the member in such business.

To be properly brought before an extraordinary general meeting, other than pursuant to Article 125, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or by the Company Secretary pursuant to the applicable provisions of these Articles or (ii) otherwise properly brought before the meeting by or at the direction of the Board.

127.        The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of these Articles, and if he or she should so determine, any such business not properly brought before the meeting shall not be transacted. Nothing herein shall be deemed to affect any rights of members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Annex C-28

128.        The business of the annual general meeting shall include:

128.1      the consideration of the Company’s statutory financial statements and the report of the Directors and the report of the Auditors on those statements and that report;

128.2      the review by the members of the Company’s affairs;

128.3      the authorisation of the Directors to approve the remuneration of the Auditors (if any); and

128.4      the appointment or re-appointment of Auditors.

PROCEEDINGS AT GENERAL MEETINGS

129.        The Chairperson, if any, shall preside as chairperson at every general meeting of the Company, or if there is no such Chairperson, or if he or she is not present at the time appointed for the holding of the meeting or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

130.        If at any meeting no Director is willing to act as chairperson or if no Director is present at the time appointed for holding the meeting, the members present shall choose one of their number to be chairperson of the meeting.

131.        At each meeting of members, the chairperson of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the members will vote at the meeting and shall determine the order of business and all other matters of procedure.

132.        The Directors may adopt such rules, regulations and procedures for the conduct of any meeting of the members as they deem appropriate. Except to the extent inconsistent with any applicable rules, regulations and procedures adopted by the Board, the chairperson of any meeting may adopt such rules, regulations and procedures for the meeting, which need not be in writing, and take such actions with respect to the conduct of the meeting, as the chairperson of the meeting deems appropriate, to maintain order and safety and for the conduct of the meeting.

133.        The chairperson of the meeting may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place.

134.        No business shall be transacted at any Adjourned Meeting other than the business left unfinished at the meeting from which the adjournment took place.

135.        When a meeting is adjourned for thirty days or more, notice of the Adjourned Meeting shall be given as in the case of an original meeting but, subject to that, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an Adjourned Meeting.

136.        Each Director and the Auditors shall be entitled to attend and speak at any general meeting of the Company.

137.        For business to be properly requested by a member to be brought before a general meeting, the member must comply with the requirements of the Act or:

137.1      be a member at the time of the giving of the notice for such general meeting;

137.2      be entitled to vote at such meeting; and

137.3      have given timely and proper notice in writing to the Company Secretary in accordance with Article 126.

138.        Except where a greater majority is required by the Act or these Articles, any question proposed for a decision of the members at any general meeting of the Company or a decision of any class of members at a separate meeting of any class of shares shall be decided by an ordinary resolution.

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VOTING

139.        At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll.

140.        Save as provided in Article 141 of these Articles, a poll shall be taken in such manner as the chairperson of the meeting directs and he or she may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

141.        A poll demanded on the election of a chairperson of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time and place as the chairperson of the meeting may direct. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded.

142.        No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven Clear Days’ notice shall be given specifying the time and place at which the poll is to be taken.

143.        If authorised by the Directors, any vote taken by written ballot may be satisfied by a ballot submitted by electronic and/or telephonic transmission, provided that any such electronic or telephonic submission must either set forth or be submitted with information from which it can be determined that the electronic or telephonic submission has been authorised by the member or proxy.

VOTES OF MEMBERS

144.        Subject to the provisions of these Articles and any rights or restrictions for the time being attached to any class or classes of shares in the capital of the Company, every member of record present in person or by proxy shall have one vote for each share registered in his or her name in the Register.

145.        Where there are joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holder or holders; and for this purpose, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

146.        A member who has made an enduring power of attorney, or a member in respect of whom an order has been made by any court having jurisdiction in cases of unsound mind, may vote by his or her committee, donee of an enduring power of attorney, receiver, guardian or other person appointed by the foregoing court, and any such committee, donee of an enduring power of attorney, receiver, guardian or other persons appointed by the foregoing court may speak or vote by proxy.

147.        No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairperson of the general meeting whose decision shall be final and conclusive.

148.        A person shall be entered on the Register by the record date specified in respect of a general meeting in order to exercise the right of a member to participate and vote at the general meeting and any change to an entry on the Register after the record date shall be disregarded in determining the right of any person to attend and vote at the meeting.

149.        Votes may be given either personally (including by a duly authorised representative of a corporate member) or by proxy. On a poll taken at a meeting of the members of the Company or a meeting of any class of members of the Company, a member, whether present in person or by proxy, entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

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150.        Subject to such requirements and restrictions as the Directors may specify, the Company may permit members to vote by correspondence in advance of a general meeting in respect of one or more of the resolutions proposed at a meeting. Where the Company permits members to vote by correspondence, it shall only count votes cast in advance by correspondence, where such votes are received at the address and before the date and time specified by the Company, provided the date and time is no more than 24 hours before the time at which the vote is to be concluded.

151.        Subject to such requirements and restrictions as the Directors may specify, the Company may permit members who are not physically present at a meeting to vote by electronic means at the general meeting in respect of one or more of the resolutions proposed at a meeting.

152.        Where there is an equality of votes, the chairperson of the meeting shall not have a second or casting vote.

153.        No member shall be entitled to vote at any general meeting of the Company unless all calls or other sums immediately payable by him or her in respect of shares in the Company have been paid.

CLASS MEETINGS

154.        The provisions of these Articles relating to general meetings shall, as far as applicable, apply in relation to any meeting of any class of member of the Company.

APPOINTMENT OF DIRECTORS

155.        The number of Directors from time to time shall be not less than two nor more than thirteen, with the exact number of Directors determined from time to time solely by a resolution passed with the approval of a majority of the Directors then in office and in accordance with and subject to the provisions of these Articles.

156.        The Board, upon recommendations of the nomination and governance committee (or equivalent committee established by the Board) shall propose nominees for election to the office of Director at each annual general meeting.

157.        The Directors may be appointed by the members in general meeting, provided that no person other than a Director retiring at the meeting shall, save where recommended by the Board, be eligible for election to the office of Director at any general meeting unless the requirements of Article 164 as to his or her eligibility for that purpose have been complied with.

158.        The Directors shall be divided into three classes, designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the Directors in office and each class need not be of equal size or number.

158.1      The term of the initial Class I directors shall terminate at the conclusion of the Company’s 2022 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of the Company’s 2023 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of the Company’s 2024 annual general meeting.

158.2      At each annual general meeting of the Company beginning with the Company’s 2022 annual general meeting, all of the Directors of the class of directors whose term expires on the conclusion of that annual general meeting shall retire from office, unless re-elected, and successors to that class of directors shall be elected for a three-year term.

158.3      The resolution appointing any Director must designate the Director as a Class I, Class II or Class III Director.

158.4      Every Director of the class retiring shall be eligible to stand for re-election at an annual general meeting.

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158.5      If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible or as the Chairperson may otherwise direct. In no case will a decrease in the number of Directors shorten the term of any incumbent Director.

158.6      A Director shall hold office until the conclusion of the annual general meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject however, to prior death, resignation, retirement, disqualification or removal from office.

158.7      Any vacancy on the Board, including a vacancy that results from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy shall only be filled by the decision of a majority of the Board then in office, provided that a quorum is present and provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these articles as the maximum number of Directors.

158.8      Any Director of such class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

159.        Each Director shall be elected by an ordinary resolution at such meeting, provided that if, as of, or at any time prior to, fourteen days before the filing of the Company’s definitive proxy statement with the SEC relating to such general meeting, the number of Director nominees exceeds the number of Directors to be elected (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of Directors.

For the purposes of this Article, “elected by a plurality” means the election of those director nominees, equalling in number to the number of positions to be filled at the relevant general meeting, that received the highest number of votes.

160.        Any nominee for election to the Board who is then serving as a Director and, in an uncontested election (where the number of Director nominees does not exceed the number of Directors to be elected), receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The nomination and governance committee of the Board shall then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken; provided that any Director whose resignation is under consideration shall not participate in the nomination and governance committee’s recommendation regarding whether to accept, reject or take other action with respect to his/her resignation. The Board shall take action on the nomination and governance committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

161.        The Directors are not entitled to appoint alternate directors.

162.        The Company may from time to time, by ordinary resolution, increase or reduce the number of Directors provided that any resolution to appoint a director approved by the members that would result in the maximum number of Directors being exceeded shall be deemed to constitute an ordinary resolution increasing the maximum number of Directors to the number that would be in office following such a resolution of appointment.

163.        The Company may by ordinary resolution, appoint another person in place of a Director removed from office under section 146 of the Act and, without prejudice to the powers of the Directors under Article 158.7, the Company in a general meeting may appoint any person to be a Director either to fill a casual vacancy or as an additional Director.

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DIRECTORS - MEMBER NOMINATIONS

164.        The following are the requirements mentioned in Article 157 for the eligibility of a person (the “person concerned”) for election as a Director at a general meeting, namely, any member entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at an annual general meeting only pursuant to the Company’s notice of such meeting or if written notice of such member’s intent to make such nomination or nominations has been received by the Company Secretary at the Company’s Office not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, notice by the member to be timely must be so received not earlier than the 90th day prior to such annual general meeting and not later than the close of business on the later of (i) the 60th day prior to such annual general meeting and (ii) the 10th day following the day on which notice of the date of the annual general meeting was mailed or public disclosure thereof was made by the Company, whichever event in this clause (ii) first occurs. Each such member’s notice shall set forth:

164.1      the name and address of the member who intends to make the nomination and of the person or persons to be nominated;

164.2      a representation that the member is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

164.3      a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations;

164.4      the class and number of shares of the Company which are beneficially owned by such member and by any other members known by such member to be supporting such nominees as of the date of such member’s notice;

164.5      whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of the member with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of the member, and if so, a summary of the material terms thereof;

164.6      such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC;

164.7      the consent of each nominee to serve as a Director if so elected; and

164.8      for each nominee who is not an incumbent Director:

(a)          their name, age, business address and residential address;

(b)          their principal occupation or employment;

(c)          the class, series and number of securities of the Company that are owned of record or beneficially by such person;

(d)          the date or dates the securities were acquired and the investment intent of each acquisition;

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(e)          any other information relating to such person that is required to be disclosed in proxies for the election of Directors under any applicable securities legislation; and

(f)          any information the Company may require any proposed director nominee to furnish such as it may reasonably require to comply with applicable law and to determine the eligibility of such proposed nominee to serve as a Director and whether such proposed nominee would be considered independent as a Director or as a member of the audit or any other committee of the Board under the various rules and standards applicable to the Company.

VACATION OF OFFICE BY DIRECTORS

165.        Subject to the provisions of these Articles and in addition to the circumstances described in sections 146, 148(1) and 196(2) of the Act, the office of Director shall be vacated ipso facto, if that Director:

165.1      is restricted or disqualified to act as a Director under the Act; or

165.2      resigns his or her office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

165.3      is requested to resign in writing by not less than three quarters of the other Directors.

DIRECTORS’ REMUNERATION AND EXPENSES

166.        The remuneration of the Directors shall be such as is determined, from time to time, by the Board and such remuneration shall be deemed to accrue from day to day. The Board may from time to time determine that, subject to the requirements of the Act, all or part of any fees or other remuneration payable to any Director shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities, on such terms as the Board may decide.

167.        The Directors may also be paid all travelling, hotel and other expenses properly incurred by them: (a) in attending and returning from: (i) meetings of the Directors or any committee; or (ii) general meetings of the Company, or (b) otherwise in connection with the business of the Company.

GENERAL POWER OF MANAGEMENT AND DELEGATION

168.        The business of the Company shall be managed by its Directors who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act or by the Memorandum of these Articles, required to be exercised by the Company in a general meeting, but subject to:

168.1      any regulations contained in these Articles;

168.2      the provisions of the Act; and

168.3      such directions, not being inconsistent with the foregoing regulations or provisions, as the Company in a general meeting may (by special resolution) give.

169.        No direction given by the Company in a general meeting under Article 168.3 shall invalidate any prior act of the Directors which would have been valid if that direction had not been given.

170.        Without prejudice to the generality of Article 168, Article 168 operates to enable, subject to a limitation (if any) arising under any of paragraphs 168.1 to 168.3 of it, the Directors exercise all powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof.

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171.        Without prejudice to section 40 of the Act, the Directors may delegate any of their powers (including any power referred to in these Articles) to such person or persons as they think fit, including committees; any such person or committee shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

172.        Any reference to a power of the Company required to be exercised by the Company in a general meeting includes a reference to a power of the Company that, but for the power of the members to pass a written resolution to effect the first-mentioned power’s exercise, would be required to be exercised by the Company in a general meeting.

173.        The acts of the Board or of any committee established by the Board or any delegee of the Board or any such committee shall be valid notwithstanding any defect which may afterwards be discovered in the appointment or qualification of any Director, committee member or delegee.

174.        The Directors may appoint a sole or joint company secretary, an assistant company secretary and a deputy company secretary for such term, at such remuneration and upon such conditions as they may think fit; and any such person so appointed may be removed by them.

OFFICERS AND EXECUTIVES

175.        The Directors may from time to time appoint one or more of themselves to the office of Chief Executive Officer (by whatever name called including managing director) or such other office or position with the Company and for such period and on such terms as to remuneration, if any (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment.

176.        Without prejudice to any claim the person so appointed under Article 175 may have for damages for breach of any contract of service between the person and the Company, the person’s appointment shall cease upon his or her ceasing, from any cause, to be a Director.

177.        The Board may appoint any person whether or not he or she is a Director, to hold such executive or official position (except that of Auditor) as the Board may from time to time determine. The same person may hold more than one office of executive or official position.

178.        The Board shall determine from time to time, the powers and duties of any such office holder or official appointed under Articles 175 and/or Article 177, and subject to the provisions of the Act and these Articles, the Directors may confer upon an office holder or official any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and in conferring any such powers, the Directors may specify that the conferral is to operate either: (a) so that the powers concerned may be exercised concurrently by them and the relevant office holder; or (b) to the exclusion of their own such powers.

179.        The Directors may (a) revoke any conferral of powers under Article 178 or (b) amend any such conferral (whether as to the powers conferred or the terms, conditions or restrictions subject to which the conferral is made). The use or inclusion of the word “officer” (or similar words) in the title of any executive or other position shall not be deemed to imply that the person holding such executive or other position is an “officer” of the Company within the meaning of the Act.

MEETINGS OF DIRECTORS AND COMMITTEES

180.        180.1      The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit.

180.2      The Directors may establish attendance and procedural guidelines from time to time about how their meetings are to be conducted consistent with good corporate governance and applicable tax requirements.

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180.3      Such meetings shall take place at such time and place as the Directors may determine.

180.4      Questions arising at any such meeting shall be decided by a majority of votes and where there is an equality of votes, the chairperson of the meeting shall not have a second or casting vote.

180.5      A Director may, and the Company Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

181.        All Directors shall be entitled to reasonable notice of any meeting of the Directors.

182.        Nothing in Article 181 or any other provision of the Act enables a person, other than a Director, to object to the notice given for any meeting of the Directors.

183.        The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors in office at the time when the meeting is convened.

184.        The continuing Directors may act notwithstanding any vacancy in their number, provided that if the number of the Directors is reduced below the prescribed minimum the remaining Director or Directors shall appoint forthwith an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment and apportion the Directors among the classes so as to maintain the number of Directors in each class as equal as possible.

CHAIRPERSON

185.        The Directors may elect a Chairperson and determine the period for which he or she is to hold office, but if no such Chairperson is elected, or, if at any meeting the Chairperson is not present after the time appointed for holding it, the Directors present may choose one of their members to be chairperson of a Board meeting. The Chairperson shall vacate office if he or she vacates his or her office as a Director (otherwise than by the expiration of his or her term of office at a general meeting of the Company at which he or she is re-appointed).

COMMITTEES

186.        The Directors may establish one or more committees consisting in whole or in part of members of the Board. The composition, function, power and obligations of any such committee will be determined by the Board from time to time.

187.        A committee established under Article 186 (a “committee”) may elect a chairperson of its meetings; if no such chairperson is elected, or if at any meeting the chairperson is not present after the time appointed for holding it, the members of the committee present may choose one of their number to be chairperson of the meeting.

188.        A committee may meet and adjourn as it thinks proper. Committee meetings shall take place at such time and place as the relevant committee may determine. Questions arising at any meeting of a committee shall be determined (subject to Article 186) by a majority of votes of the members of the committee present, and where there is an equality of votes, the chairperson of the committee shall not have a second or casting vote.

189.        Where any committee is established by the Directors :

189.1      the meetings and proceedings of such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations imposed upon such committee by the Directors; and

189.2      the Directors may authorise, or may authorise such committee to authorise, any person who is not a Director to attend all or any meetings of any such committee on such terms as the Directors or the committee think fit, provided that any such person shall not be entitled to vote at meetings of the committee.

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WRITTEN RESOLUTIONS AND TELEPHONIC MEETINGS OF THE DIRECTORS

190.        The following provision shall apply:

190.1      A resolution in writing signed by all the Directors, or by all the Directors being members of a committee referred to in Article 186, and who are for the time being entitled to receive notice of a meeting of the Directors or, as the case may be, of such a committee, shall be as valid as if it had been passed at a meeting of the Directors or such a committee duly convened and held.

190.2      A resolution in writing shall be deemed to have been signed by a Director where the Chairperson, Company Secretary or other person designated by the Board has received an email from that Director’s Certified Email Address which identifies the resolution and states, unconditionally, “I hereby sign the resolution”.

190.3      A Director’s Certified Email Address is such email address as the Director has, from time to time, notified to such person and in such manner as may from time to time be prescribed by the Board.

190.4      The Company shall cause a copy of every email referred to in Article 190.2 to be entered in the books kept pursuant to section 166 of the Act.

191.        Subject to Article 192, where one or more of the Directors (other than a majority of them) would not, by reason of:

191.1      the Act or any other enactment;

191.2      these Articles; or

191.3      an applicable rule of law or an Exchange,

be permitted to vote on a resolution such as is referred to in Article 190, if it were sought to pass the resolution at a meeting of the Directors duly convened and held, then such a resolution, notwithstanding anything in Article 190.1, shall be valid for the purposes of that subsection if the resolution is signed by those of the Directors who would have been permitted to vote on it had it been sought to pass it at such a meeting.

192.        In a case falling within Article 191, the resolution shall state the name of each Director who did not sign it and the basis on which he or she did not sign it.

193.        For the avoidance of doubt, nothing in Articles 190 to 192 dealing with a resolution that is signed by other than all of the Directors shall be read as making available, in the case of an equality of votes, a second or casting vote to the one of their number who would, or might have been, if a meeting had been held to transact the business concerned, chairperson of that meeting.

194.        The resolution referred to in Article 190 may consist of several documents in like form each signed by one or more Directors and for all purposes shall take effect from the time that it is signed by the last Director.

195.        A meeting of the Directors or of a committee referred to in Article 186 may consist of a conference between some or all of the Directors or, as the case may be, members of the committee who are not all in one place, but each of whom is able (directly or by means of telephonic, video or other electronic communication) to speak to each of the others and to be heard by each of the others and:

195.1      a Director or as the case may be a member of the committee taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote (subject to Article 191) and be counted in a quorum accordingly; and

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195.2      such a meeting shall be deemed to take place:

(a)          where the largest group of those Directors participating in the conference is assembled;

(b)          if there is no such group, where the chairperson of the meeting then is; or

(c)          if neither subparagraph (a) or (b) applies, in such location as the meeting itself decides.

DIRECTORS’ DUTIES, CONFLICTS OF INTEREST, ETC.

196.        A Director may have regard to the interests of any other companies in a group of which the Company is a member to the full extent permitted by the Act.

197.        A Director is expressly permitted (for the purposes of section 228(1)(d) of the Act) to use vehicles, telephones, computers, aircraft, accommodation and any other Company property where such use is approved by the Board or by a person so authorised by the Board or where such use is in accordance with a Director’s terms of employment, letter of appointment or other contract or in the course of the discharge of the Director’s duties or responsibilities or in the course of the discharge of a Director’s employment.

198.        Nothing in section 228(1)(e) of the Act shall restrict a Director from entering into any commitment which has been approved by the Board or has been approved pursuant to such authority as may be delegated by the Board in accordance with these Articles. It shall be the duty of each Director to obtain the prior approval of the Board, before entering into any commitment permitted by sections 228(1)(e)(ii) and 228(2) of the Act.

199.        It shall be the duty of a Director who is in any way, whether directly or indirectly, interested (within the meaning of section 231 of the Act) in a contract or proposed contract with the Company, to declare the nature of his or her interest at a meeting of the Directors.

200.        Subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange, a Director may vote in respect of any contract, appointment or arrangement in which he or she is interested and shall be counted in the quorum present at the meeting and is hereby released from his or her duty set out in section 228(1)(f) of the Act and a Director may vote on his or her own appointment or arrangement and the terms of it.

201.        The Directors may exercise the voting powers conferred by the shares of any other company held or owned by the Company in such manner in all respects as they think fit and, in particular, they may exercise the voting powers in favour of any resolution: (a) appointing the Directors or any of them as directors or officers of such other company; or (b) providing for the payment of remuneration or pensions to the directors or officers of such other company.

202.        Subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange, any Director may vote in favour of the exercise of such voting rights notwithstanding that he or she may be or may be about to become a Director or officer of the other company referred to in Article 201 and as such or in any other way is or may be interested in the exercise of such voting rights in the foregoing manner.

203.        A Director may hold any other office or place of profit under the Company (other than Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

204.        Without prejudice to the provisions of section 228 of the Act, a Director may be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as member or otherwise.

205.        A Director may act by himself or herself, or his or her firm, in a professional capacity for the Company; and any Director, in such a case, or his or her firm, shall be entitled to remuneration for professional services as if he or she were not a Director, but nothing in this Article authorises a Director, or his or her firm, to act as Auditor.

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206.        No Director or nominee for Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise.

207.        In particular, neither shall:

207.1      any contract with respect to any of the matters referred to in Article 200 nor any contract or arrangement entered into by or on behalf of the Company in which a Director is in any way interested, be liable to be avoided; nor

207.2      a Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement,

by reason of such Director holding that office or of the fiduciary relation thereby established.

208.        A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting at which:

208.1      that Director or any other Director is appointed to hold any such office or place of profit under the Company as is mentioned in Article 203; or

208.2      the terms of any such appointment are arranged,

and he or she may vote on any such appointment or arrangement, subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange.

THE COMMON SEAL, OFFICIAL SEAL AND SECURITIES SEAL

209.        Any seal of the Company shall be used only by the authority of the Directors, a committee authorised by the Directors to exercise such authority or by any one or more persons severally or jointly so authorised by the Directors or such a committee, and the use of the seal shall be deemed to be authorised for these purposes where the matter or transaction pursuant to which the seal is to be used has been so authorised.

210.        Any instrument to which a Company’s seal shall be affixed shall be signed by any one of the following:

210.1      a Director;

210.2      the Company Secretary; or

210.3      any other person authorised to sign by (i) the Directors or (ii) a committee,

and the countersignature of a second such person shall not be required.

211.        The Company may have one or more duplicate common seals or official seals for use in different locations including for use abroad.

SERVICE OF NOTICES ON MEMBERS

212.        A notice required or authorised to be served on or given to a member of the Company pursuant to a provision of the Act or these Articles shall, save where the means of serving or giving it specified in Article 212.4 is used, be in writing and may be served on or given to the member in one of the following ways:

212.1      by delivering it to the member;

212.2      by leaving it at the registered address of the member;

212.3      by sending it by post in a prepaid letter to the registered address of the member; or

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212.4      subject to Article 217, by electronic mail or other means of electronic communication approved by the Directors to the contact details notified to the Company by any such member for such purpose (or if not so notified, then to the contact details of the member last known to the Company). A notice or document may be sent by electronic means to the fullest extent permitted by the Act.

213.        Without prejudice or limitation to the foregoing provisions of Article 212.1 to 212.4, for the purposes of these Articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

214.        Any notice served or given in accordance with Article 212 shall be deemed, in the absence of any agreement to the contrary between the Company (or, as the case may be, the officer of it) and the member, to have been served or given:

214.1      in the case of its being delivered, at the time of delivery (or, if delivery is refused, when tendered);

214.2      in the case of its being left, at the time that it is left;

214.3      in the case of its being posted on any day other than a Friday, Saturday or Sunday, 24 hours after despatch and in the case of its being posted:

(a)          on a Friday — 72 hours after despatch; or

(b)          on a Saturday or Sunday — 48 hours after despatch;

214.4      in the case of electronic means being used in relation to it, twelve hours after despatch,

but this Article is without prejudice to section 181(3) of the Act.

215.        Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to Article 212.4, if sent to the address notified to the Company by the member for such purpose notwithstanding that the Company may have notice of the death, his or her being of unsound mind, bankruptcy, liquidation or disability of such member.

216.        Notwithstanding anything contained in these Articles to the contrary, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction.

217.        Any requirement in these Articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s annual report, statutory financial statements and the Directors’ and Auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him or her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such member. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, she/he may revoke such consent at any time by requesting the Company to communicate with him or her in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company. Notwithstanding anything to the contrary in this Article 217, no such consent shall be necessary, and to the extent it is necessary, such consent shall be deemed to have been given, if electronic communications are permitted to be used under the rules and regulations of any Exchange on which the shares in the capital of the Company or other securities of the Company are listed or under the rules of the SEC.

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218.        If at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement (as defined below) and such notice shall be deemed to have been duly served on all members entitled thereto at noon (Ireland time) on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

219.        Notice shall be given by the Company to the joint holders of a share in the capital of the Company by giving the notice to both such holders whose names stand in the Register in respect of the share.

220.        220.1      Every person who becomes entitled to a share in the capital of the Company shall, before his or her name is entered in the Register in respect of the share, be bound by any notice in respect of that share which has been duly given to a person from whom he or she derives his or her title.

220.2      A notice may be given by the Company to the persons entitled to a share in the capital of the Company in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

221.        The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

SERVICE OF NOTICES ON THE COMPANY

222.        In addition to the means of service of documents set out in section 51 of the Act, a notice or other document may be served on the Company by an officer of the Company by email provided, however, that the Directors have designated an email address for that purpose and notified that email address to its officers for the express purpose of serving notices on the Company.

SENDING STATUTORY FINANCIAL STATEMENTS TO MEMBERS

223.        The Company may send by post, electronic mail or any other means of electronic communication:

223.1      the Company’s statutory financial statements;

223.2      the directors’ report; and

223.3      the statutory auditors’ report,

and copies of those documents shall also be treated, for the purposes of the Act, as sent to a person where:

(a)          the Company and that person have agreed to his or her having access to the documents on a website (instead of their being sent to him or her);

(b)          the documents are documents to which that agreement applies; and

(c)          that person is notified, in a manner for the time being agreed for the purpose between him or her and the Company, of:

(i)          the publication of the documents on a website;

(ii)          the address of that website; and

(iii)        the place on that website where the documents may be accessed, and how they may be accessed.

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223.4      Documents treated in accordance with Article 223 as sent to any person are to be treated as sent to him or her not less than 21 days before the date of a meeting if, and only if:

(a)          the documents are published on the website throughout a period beginning at least 21 days before the date of the meeting and ending with the conclusion of the meeting; and

(b)          the notification given for the purposes of Article 223.3(c) is given not less than 21 days before the date of the meeting.

224.        Any obligation by virtue of section 339(1) or (2) of the Act to furnish a person with a document may, unless these Articles provide otherwise, be complied with by using electronic communications for sending that document to such address as may for the time being be notified to the Company by that person for that purpose.

ACCOUNTING RECORDS

225.        The Directors shall, in accordance with Chapter 2 of Part 6 of the Act, cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:

225.1      correctly record and explain the transactions of the Company;

225.2      will at any time enable the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

225.3      will enable the Directors to ensure that any financial statements of the Company, required to be prepared under sections 290 or 293 of the Act, comply with the requirements of the Act; and

225.4      will enable those financial statements of the Company to be readily and properly audited.

226.        The accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of Chapter 2 of Part 6 of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.

227.        The accounting records shall be kept at the Office or, subject to the provisions of the Act, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

228.        The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounting records of the Company shall be open to the inspection of members, not being Directors. No member (not being a Director) shall have any right of inspecting any financial statement or accounting record of the Company except as conferred by the Act or authorised by the Directors or by the Company in a general meeting.

229.        In accordance with the provisions of the Act, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements of the Company and reports as are required by the Act to be prepared and laid before such meeting.

230.        A copy of every statutory financial statement of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report, or summary financial statements prepared in accordance with section 1119 of the Act, shall be sent, by post, electronic mail or any other means of electronic communications, not less than twenty-one Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Act to receive them; provided that where the Directors elect

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to send summary financial statements to the members, any member may request that he be sent a copy of the statutory financial statements of the Company. The Company may, in addition to sending one or more copies of its statutory financial statements, summary financial statements or other communications to its members, send one or more copies to any Approved Nominee. For the purposes of this Article, sending by electronic communications includes the making available or displaying on the Company’s website (or a website designated by the Board) or the website of the SEC, and each member is deemed to have irrevocably consented to receipt of every statutory financial statement of the Company (including every document required by law to be annexed thereto) and every copy of the Directors’ report and the Auditors’ report and every copy of any summary financial statements prepared in accordance with section 1119 of the Act, by any such document being made so available or displayed.

231.        Auditors shall be appointed and their duties regulated in accordance with the Act.

WINDING UP

232.        Subject to the provisions of the Act as to preferential payments, the property of the Company on its winding up shall be distributed among the members according to their rights and interests in the Company.

233.        Unless the conditions of issue of the shares in question provide otherwise, dividends declared by the Company more than six years preceding the commencement date of a winding up of the Company, being dividends which have not been claimed within that period of six years, shall not be a claim admissible to proof against the Company for the purposes of the winding up.

234.        If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares in the capital of the Company held by them respectively. If in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively; provided that this Article shall be subject to any specific rights attaching to any class of share capital.

234.1      In case of a sale by the liquidator under section 601 of the Act, the liquidator may by the contract of sale agree so as to bind all the members, for the allotment to the members directly, of the proceeds of sale in proportion to their respective interests in the Company and may further, by the contract, limit a time at the expiration of which obligations or shares in the capital of the Company not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.

234.2      The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

235.        If the Company is wound up, the liquidator, with the sanction of a special resolution and any other sanction required by the Act, may divide amongst the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he or she determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

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BUSINESS TRANSACTIONS

236.        In addition to any affirmative vote or consent required by law or these Articles, and except as otherwise expressly provided in Article 237, a Business Transaction (as defined in Article 238.3) with, or proposed by or on behalf of, any Interested Person (as defined in Article 238.6) or any Affiliate (as defined in Article 238.1) of any Interested Person or any person who thereafter would be an Affiliate of such Interested Person shall require approval by the affirmative vote of members of the Company holding not less than two-thirds (2/3) of the paid up ordinary share capital of the Company, excluding the voting rights attached to any shares beneficially owned by such Interested Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any Exchange or otherwise.

237.        The provisions of Article 236 shall not be applicable to any particular Business Transaction, and such Business Transaction shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles, or any agreement with any Exchange, if either (i) the Business Transaction shall have been approved by a majority of the Board prior to such Interested Person first becoming an Interested Person or (ii) prior to such Interested Person first becoming an Interested Person, a majority of the Board shall have approved such Interested Person becoming an Interested Person and, subsequently, a majority of the Independent Directors (as hereinafter defined) shall have approved the Business Transaction.

238.        The following definitions shall apply with respect to Articles 236 to 240:

238.1      The term “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

238.2      A person shall be a “beneficial owner” of any shares of the Company (a) which such person or any of its Affiliates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time or the occurrence of one or more events), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of any security if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent solicitation made pursuant to and in accordance with the Act; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of the Company (except to the extent permitted by the proviso of clause (b)(ii) above). For the purposes of determining whether a person is an Interested Person pursuant to Article 238.6, the number of shares of the Company deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Article 238.2, but shall not include any other shares of the Company that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

238.3      The term “Business Transaction” shall mean any of the following transactions when entered into by the Company or a subsidiary of the Company with, or upon a proposal by or on behalf of, any Interested Person or any Affiliate of any Interested Person:

(a)          any merger or consolidation of the Company or any subsidiary with (i) any Interested Person, or (ii) any other body corporate which is, or after such merger or consolidation would be, an Affiliate of an Interested Person;

(b)          any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a member of the Company, to or with the Interested Person of assets of the Company (other than shares of the Company or of any subsidiary of the Company which assets have an aggregate market value equal to ten percent (10%) or more of the aggregate market value of all the issued share capital of the Company);

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(c)          any transaction that results in the issuance of shares or the transfer of treasury shares by the Company or by any subsidiary of the Company of any shares of the Company or any shares of such subsidiary to the Interested Person, except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Person became such, (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of the Company subsequent to the time the Interested Person became such, (iii) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares, (iv) any issuance of shares or transfer of treasury shares of the Company by the Company, provided, however, that in the case of each of the clauses (ii) through (iv) above there shall be no increase of more than one percent (1%) in the Interested Person’s proportionate share in the shares of the Company of any class or series or (v) pursuant to a public offering or private placement by the Company to an Institutional Investor;

(d)          any reclassification of securities, recapitalization or other transaction involving the Company or any subsidiary of the Company which has the effect, directly or indirectly, of (i) increasing the proportionate amount of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such subsidiary which is owned by the Interested Person, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Person or (ii) increasing the voting power, whether or not then exercisable, of an Interested Person in any class or series of shares of the Company or any subsidiary of the Company;

(e)          the adoption of any plan or proposal by or on behalf of an Interested Person for the liquidation, dissolution or winding-up of the Company; or

(f)          any receipt by the Interested Person of the benefit, directly or indirectly (except proportionately as a member of the Company), of any loans, advances, guarantees, pledges, tax benefits or other financial benefits (other than those expressly permitted in subparagraphs (a) through (e) above) provided by or through the Company or any subsidiary thereof.

238.4      The term “Independent Directors” shall mean the members of the Board who are not Affiliates or representatives of, or associated with, an Interested Person and who were either Directors prior to any person becoming an Interested Person or were recommended for election or elected to succeed such directors by a vote which includes the affirmative vote of a majority of the Independent Directors.

238.5      The term “Institutional Investor” shall mean a person that (a) has acquired, or will acquire, all of its shares in the Company in the ordinary course of its business and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to rule 13d-3(b) under the Exchange Act, and (b) is a registered broker dealer; a bank as defined in section 3(a)(6) of the Exchange Act; an insurance company as defined in, or an investment company registered under, the Investment Company Act of 1940 of the United States; an investment advisor registered under the Investment Advisors Act of 1940 of the United States; an employee benefit plan or pension fund subject to the Employee Retirement Income Security Act of 1974 of the United States or an endowment fund; a parent holding company, provided that the aggregate amount held directly by the parent and directly and indirectly by its subsidiaries which are not persons specified in the foregoing subclauses of this clause (b) does not exceed one percent (1%) of the securities of the subject class; or a group, provided that all the members are persons specified in the foregoing subclauses of this clause (b).

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238.6      The term “Interested Person” shall mean any person (other than the Company, any subsidiary, any profit-sharing, employee share ownership or other employee benefit plan of the Company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of shares of the Company representing ten percent (10%) or more of the votes entitled to be cast by the holders of all the paid up share capital of the Company; (b) has stated in a filing with any governmental agency or press release or otherwise publicly disclosed a plan or intention to become or consider becoming the beneficial owner of shares of the Company representing ten percent (10%) or more of the votes entitled to be cast by the holders of all paid up share capital of the Company and has not expressly abandoned such plan, intention or consideration more than two years prior to the date in question; or (c) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of shares representing ten percent (10%) or more of the votes entitled to be cast by holders of all the paid up share capital of the Company.

238.7      The term “person” shall mean any individual, body corporate, partnership, unincorporated association, trust or other entity.

238.8      The term “subsidiary” is as defined in section 7 of the Act.

239.        A majority of the Independent Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, for the purposes of (i) Articles 236 and 237, all questions arising under Articles 236 and 237 including, without limitation (a) whether a person is an Interested Person, (b) the number of shares of the Company or other securities beneficially owned by any person; and (c) whether a person is an Affiliate of another; and (ii) these Articles, the question of whether a person is an Interested Person. Any such determination made in good faith shall be binding and conclusive on all parties.

240.        Nothing contained in Articles 236 to 239 shall be construed to relieve any Interested Person from any fiduciary obligation imposed by law.

SHAREHOLDER RIGHTS PLAN

241.        Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights plan (a “Rights Plan”), upon such terms and conditions as the Directors deem expedient and in the best interests of the Company, including, without limitation, where the Directors are of the opinion that a Rights Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein.

242.        The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares or preferred shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights Plan.

243.        For the purposes of effecting an exchange of Rights for ordinary shares or preferred shares in the share capital of the Company (an “Exchange”), the Directors may:

243.1      resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve, any undenominated capital and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the ordinary shares or preferred shares which are to be exchanged for the Rights; and

243.2      apply that sum in paying up in full ordinary shares or preferred shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange effected pursuant to the terms of a Rights Plan.

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244.        The duties of the Directors to the Company under applicable law, including, but not limited to, the Acts and common law, are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the best interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

UNTRACED MEMBERS

245.        The Company shall be entitled to sell at the best price reasonably obtainable any share of a member or any share to which a person is entitled by transmission if and provided that:

245.1      for a period of twelve years no cheque or warrant sent by the Company through the post in a pre-paid letter addressed to the member or to the person entitled by transmission to the share at his address on the Register or at the last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission (provided that during such twelve year period at least three dividends shall have become payable in respect of such share);

245.2      at the expiration of the said period of twelve years by advertisement in a national daily newspaper published in Ireland and in a newspaper circulating in the area in which the address referred to in Article 245.1 is located the Company has given notice of its intention to sell such share;

245.3      during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale the Company has not received any communication from the member or person entitled by transmission; and

245.4      the Company has first given notice in writing to the appropriate sections of the Exchanges of its intention to sell such shares.

246.        Where a share, which is to be sold as provided in Article 245, is held in uncertificated form, the Directors may authorise any person to do all that is necessary to change such share into certificated form prior to its sale.

247.        To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share and such instrument of transfer shall be as effective as if it had been executed by the member or the person entitled by the transmission to such share. The transferee shall be entered in the Register as the member of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

248.        The Company shall account to the member or other person entitled to such share for the net proceeds of such sale by carrying all moneys in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Moneys carried to such separate account may be either employed in the business of the Company or held as cash or cash equivalents, or invested in such investments as the Directors may think fit, from time to time.

DESTRUCTION OF RECORDS

249.        The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof, all notifications of change of name or change of address however received at any time after the expiration of two years from the date of recording thereof and all share certificates and dividend mandates which have been cancelled or ceased to have effect at any time after the expiration of one year from the date of such cancellation or cessation. It shall be presumed conclusively in favour of the Company that every entry in the Register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made and every instrument duly and properly registered and every share certificate so destroyed was a valid and effective

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document duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that:

249.1      the provision aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

249.2      nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

249.3      references herein to the destruction of any document include references to the disposal thereof in any manner.

INDEMNIFICATION

250.        250.1      Subject to the provisions of and so far as may be permitted by the Act, each person who is or was a Director, officer or employee of the Company, and each person who is or was serving at the request of the Company as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company (including the heirs, executors, administrators and estate of such person) shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Company or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

250.2      In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify, to the fullest extent permitted by the Act, each person indicated in Article 250.1 against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company unless and only to the extent that the courts of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper.

250.3      As far as permissible under the Act, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in this Article shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a written affirmation by or on behalf of the Director, officer, employee or other indemnitee of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking to repay such amount if it shall ultimately be determined that such Director, officer or employee or other indemnitee is not entitled to be indemnified by the Company as authorised by these Articles.

250.4      It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive of: (a) any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum, these Articles, any agreement, any insurance purchased by the Company, any vote of members or disinterested Directors, or pursuant to the

Annex C-48

direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) any amendments or replacements of the Act which permit for greater indemnification of the persons specified in this Article and any such amendment or replacement of the Act shall hereby be incorporated into these Articles. As used in this Article 250.4, references to the “Company” include all constituent companies in a consolidation or merger in which the Company or any predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a Director, officer or employee and shall inure to the benefit of the heirs, executors, and administrators of such Directors, officers, employees or other indemnitees.

250.5      The Directors shall have power to purchase and maintain for any Director, the Company Secretary or other officers or employees of the Company insurance against any such liability as referred to in section 235 of the Act.

250.6      The Company may additionally indemnify any agent of the Company or any director, officer, employee or agent of any of its subsidiaries to the fullest extent provided by law, and purchase and maintain insurance for any such person as appropriate.

251.        No person shall be personally liable to the Company or its members for monetary damages for breach of fiduciary duty as a Director, provided, however, that the foregoing shall not eliminate or limit the liability of a Director:

251.1      for any breach of the Director’s duty of loyalty or duty of care to the Company or its members;

251.2      for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

251.3      for any transaction from which the Director derived an improper personal benefit.

If any applicable law or the relevant code, rules and regulations applicable to the listing of the Company’s shares on any Exchange is amended hereafter to authorise corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the relevant law, as so amended. Any amendment, repeal or modification of this Article 251 shall not adversely affect any right or protection of a Director existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

GOVERNING LAW AND JURISDICTION

252.        This constitution and any dispute or claim arising out of or in connection with it or its subject matter, formation, existence, negotiation, validity, termination or enforceability (including non-contractual obligations, disputes or claims) will be governed by and construed in accordance with the laws of Ireland.

253.        Subject to Article 254, the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this constitution and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Constitution (the “Proceedings”) will therefore be brought in the courts of Ireland. Each shareholder irrevocably waives any objection to Proceedings in the courts referred to in this Article on the grounds of venue or on the grounds of forum non conveniens.

254.        Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act of 1933 of the United States. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this provision.

Annex C-49

Annex D

List of Relevant Territories:

1.      The Republic of Albania

2.      The Republic of Armenia

3.      Australia

4.      The Republic of Austria

5.      The Kingdom of Bahrain

6.      The Republic of Belarus

7.      Belgium

8.      Bosnia and Herzegovina

9.      The Republic of Botswana

10.    The Republic of Bulgaria

11.    Canada

12.    The Republic of Chile

13.    The People’s Republic of China

14.    The Republic of Croatia

15.    Cyprus

16.    Czech Republic

17.    The Kingdom of Denmark

18.    The Arab Republic of Egypt

19.    The Republic of Estonia

20.    The Federal Democratic Republic of Ethiopia

21.    Finland

22.    France

23.    Georgia

24.    The Federal Republic of Germany

25.    The Republic of Ghana

26.    The Hellenic Republic (Greece)

27.    Hong Kong

28.    The Republic of Hungary

29.    The Republic of Iceland

30.    The Republic of India

31.    The State of Israel

Annex D-1

32.    Italy

33.    Japan

34.    The Republic of Kazakhstan

35.    The Republic of Korea

36.    The State of Kuwait

37.    The Republic of Latvia

38.    The Republic of Lithuania

39.    The Grand Duchy of Luxembourg

40.    The Republic of Macedonia (now the Republic of North Macedonia)

41.    Malaysia

42.    Malta

43.    The United Mexican States (Mexico)

44.    The Republic of Moldova

45.    Montenegro

46.    The Kingdom of Morocco

47.    The Kingdom of the Netherlands

48.    New Zealand

49.    The Kingdom of Norway

50.    The Islamic Republic of Pakistan

51.    The Republic of Panama

52.    The Republic of Poland

53.    Portuguese Republic

54.    State of Qatar

55.    Romania

56.    Russian Federation

57.    Kingdom of Saudi Arabia

58.    The Republic of Serbia

59.    The Republic of Singapore

60.    Slovak Republic

61.    The Republic of Slovenia

62.    The Republic of South Africa

Annex D-2

63.    Kingdom of Spain

64.    Sweden

65.    Switzerland

66.    Kingdom of Thailand

67.    The Republic of Turkey

68.    United Kingdom

69.    Ukraine

70.    United Arab Emirates

71.    The Republic of Uzbekistan

72.    United States of America

73.    The Socialist Republic of Vietnam

74.    The Republic of Zambia

Annex D-3

PROSPECTUS FOR UP TO 14,375,000 CLASS A ORDINARY SHARES

AND 7,187,500 WARRANTS

OF

ADS-TEC ENERGY PUBLIC LIMITED COMPANY
DEALER PROSPECTUS DELIVERY OBLIGATION

Until [•], 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s M&A may provide for indemnification of officers and directors, except to the extent any such provision may be held by a Cayman Islands court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. EUSG’s M&A provides that, subject to certain limitations, EUSG shall indemnify (insofar as is permitted under Irish law) its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

Under the form of indemnification agreement filed as Exhibit 10.4 to this registration statement, Parent will agree to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling EUSG pursuant to the foregoing provisions, EUSG has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1*	Business Combination Agreement (included as Annex A to the proxy statement/prospectus).
2.2*	Form of Plan of Merger (included as Annex B to the proxy statement/prospectus)
3.1*	Form of Memorandum and of Association of Parent (included as Annex C to the proxy statement/prospectus).
3.2*	Memorandum and Articles of Association of EUSG.
4.1*	Specimen Ordinary Share Certificate of Parent.
4.2*	Specimen Warrant Certificate of Parent.
4.3*	Specimen Unit Certificate of EUSG.
4.4*	Specimen Class A Ordinary Share Certificate of EUSG.
4.5*	Specimen Warrant Certificate of EUSG.
4.6*	Warrant Agreement between Continental Stock Transfer & Trust Company and EUSG.
4.7*	Form of Amended and Restated Warrant Agreement among EUSG, Parent, and Continental Stock Transfer & Trust Company.
5.1*	Opinion of Arthur Cox.
5.2*	Opinion of Reed Smith LLP.
8.1*	Opinion of Reed Smith LLP regarding certain U.S. federal income tax matters.
8.2*	Opinion of Arthur Cox regarding certain Irish tax matters (included in Exhibit 5.1).
10.1*	Form of Cash Consideration Transfer Agreement, by and between Bosch Thermotechnik GmbH and ADS-TEC ENERGY PLC.
10.2*	Form of Share Consideration and Loan Transfer Agreement, by and among Bosch Thermotechnik GmbH, Robert Bosch Gesellschaft mit beschränkter Haftung, ads-tec Holding GmbH and ADS-TEC ENERGY PLC.
10.3*	Sponsor Support Agreement, dated August 10, 2021, by and among European Sustainable Growth Acquisition Corp., ads-tec Energy GmbH, LRT Capital1 LLC and LHT Invest AB.
10.4*	Form of Indemnification Agreement with Parent’s directors and executive officers.
10.5*	Registration Rights Agreement between EUSG and the EUSG initial shareholders.
10.6*	Form of Registration Rights Agreement among EUSG, Parent, the EUSG initial shareholders, Early BirdCapital, Inc., AB AMRO Securities (USA) LLC, and the ADSE Shareholders.
10.7*	Form of Lock-Up Agreement among Parent, LRT Capital1 LLC, EarlyBirdCapital, Inc., AB AMRO Securities (USA) LLC, LHT Invest AB, Ads-Tec Holding GMBH, and Bosch Thermotechnik GMBH.
10.8.1*	Subscription Agreement for Private Warrants between EUSG and the LRT Capital1 LLC.

Exhibit No.	Description
10.8.2*	Subscription Agreement for Private Warrants between EUSG and EarlyBirdCapital, Inc.
10.8.3*	Subscription Agreement for Private Warrants between EUSG and ABN AMRO Securities (USA) LLC
10.9*	Form of Subscription Agreement by and between European Sustainable Growth Acquisition Corp., ADS-TEC ENERGY PLC and the subscribers named therein.
10.10*+	Form of ADS-TEC ENERGY PLC 2021 Omnibus Incentive Plan (included as Annex E to the proxy statement/prospectus)
10.11*+	Form of Non-Qualified Stock Option Agreement pursuant to the ADS-TEC ENERGY PLC 2021 Omnibus Incentive Plan
10.12*+	Form of Incentive Stock Option Agreement pursuant to the ADS-TEC ENERGY PLC 2021 Omnibus Incentive Plan
10.13*+	Form of Restricted Stock Agreement pursuant to the ADS-TEC ENERGY PLC 2021 Omnibus Incentive Plan
10.14*+	Form of Restricted Stock Unit Agreement pursuant to the ADS-TEC ENERGY PLC 2021 Omnibus Incentive Plan
10.15*+	Form of Stock Appreciation Rights Agreement pursuant to the ADS-TEC ENERGY PLC 2021 Omnibus Incentive Plan
10.16*	Form of Non-Executive Director Appointment Letter of Parent.
10.17	Form of Special Eligibility Agreement for Securities between Parent and The Depository Trust Company.
10.18*

Operating Equipment Framework Credit Contract, dated May 2, 2021, between Landesbank Baden-Württemberg and ads-tec Energy GmbH, and Guarantee Credit Framework Contract, dated September 7, 2020, between Landesbank Baden-Württemberg and ads-tec Energy GmbH.

10.19	Employment Agreement, dated November 16, 2021, between ADS-TEC ENERGY PLC and Thomas Speidel.
23.1	Consent of BDO AG Wirtschaftsprüfungsgesellschaft (ADSE).
23.2	Consent of Marcum LLP (EUSG).
23.3*	Consent of Arthur Cox (included in Exhibit 5.1).
23.4*	Consent of Reed Smith LLP (included in Exhibit 5.2).
23.5*	Consent of Reed Smith LLP (included in Exhibit 8.1).
24.1*	Power of Attorney.
99.1	Form of EUSG Proxy Card.
99.2	Consent of Joseph Brancato
99.3	Consent of Bazmi Husain
99.4	Consent of Kurt Lauk
99.5	Consent of Salina Love
99.6	Consent of Thomas Speidel

____________

*        Previously filed

+        Indicates management contract or compensatory plan

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 26th day of November, 2021.

ADS-TEC ENERGY PLC
By:	/s/ Pieter Taselaar
Name:	Pieter Taselaar
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date
By:	*	Director	November 26, 2021
Lars Thunell
By:	/s/ Pieter Taselaar	Director	November 26, 2021
Pieter Taselaar
By:	*	Director	November 26, 2021
Karan Trehan
By:	*	Director	November 26, 2021
Elaine Grunewald
By:	*	Director	November 26, 2021
Wilco Jiskoot
*By:	/s/ Pieter Taselaar
Pieter Taselaar
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ADS-TEC ENERGY PLC has signed this registration statement or amendment thereto in New York, New York, on the 26th day of November, 2021.

By:	/s/ Pieter Taselaar
	Name:	Pieter Taselaar
	Title:	Authorized Representative